Filed Pursuant to Rule 424(b)(3)
File No. 333-157528

SPECIAL MEETINGS OF STOCKHOLDERS
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Bookham, Inc. and Avanex Corporation have each unanimously approved a merger combining Bookham and Avanex.

If the merger is consummated, holders of Avanex common stock will be entitled to receive 5.426 shares of Bookham common stock for each share of Avanex common stock they own (the exchange ratio does not give effect to the proposed reverse stock split discussed in the section of this joint proxy statement/prospectus entitled “Bookham Proposal No. 3 — Amendments to Bookham’s Restated Certificate of Incorporation to Effect a Reverse Stock Split and to Reduce the Number of Authorized Shares of Bookham Common Stock and Preferred Stock”). The exchange ratio will not be adjusted for changes in the stock price of either company before the merger is consummated. Bookham common stock is listed on the NASDAQ Global Market under the symbol “BKHM.” On March 24, 2009, the last trading day before the date of this joint proxy statement/prospectus, the closing price of Bookham common stock was $0.31 per share. Avanex common stock is listed on the NASDAQ Global Market under the symbol “AVNX.”

Bookham is soliciting proxies for use at a special meeting of its stockholders to consider and vote upon (i) a proposal to approve the issuance of Bookham common stock to the stockholders of Avanex in the merger, (ii) a proposal to approve an amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham common stock to 450,000,000 shares (on a pre-reverse stock split basis), (iii) a proposal to approve amendments to Bookham’s restated certificate of incorporation that would effect a reverse stock split of the issued and outstanding shares of Bookham common stock and a corresponding proportionate reduction in the total number of authorized shares of Bookham common stock and preferred stock, and (iv) an adjournment of the Bookham special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of these proposals.

Avanex is soliciting proxies for use at a special meeting of its stockholders to consider and vote upon (i) a proposal to adopt the merger agreement with Bookham, and (ii) an adjournment of the Avanex special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of this proposal.

The dates, times and places of the special meetings are as follows:

For Bookham stockholders: April 27, 2009 11:00 a.m., local time Bookham, Inc. 2584 Junction Avenue San Jose, California 95134	For Avanex stockholders: April 27, 2009 11:00 a.m., local time Avanex Corporation 40919 Encyclopedia Circle Fremont, California 94538

This joint proxy statement/prospectus refers to important business and financial information about Bookham and Avanex that is not included in or delivered with this joint proxy statement/prospectus. Such information is available without charge to stockholders of Bookham and Avanex upon written or oral request at the following addresses: For information concerning Bookham, Bookham, Inc., Attn: Investor Relations, 2584 Junction Avenue, San Jose, CA 95134 or by telephone at (408) 383-1400 and for information concerning Avanex, Avanex Corporation, Attn: Investor Relations, 40919 Encyclopedia Circle, Fremont, CA 94538 or by telephone at (510) 897-4188. To obtain timely delivery, Bookham stockholders must request the information no later than five business days before the date of the Bookham special meeting, or no later than April 20, 2009, and Avanex stockholders must request the information no later than five business days before the date of the Avanex special meeting, or no later than April 20, 2009.

Alain Couder	Giovanni Barbarossa, Ph.D.
Chief Executive Officer and President	Chief Executive Officer
Bookham, Inc.	Avanex Corporation

FOR A DISCUSSION OF SIGNIFICANT MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING AT THE SPECIAL MEETINGS, SEE “RISK FACTORS” BEGINNING ON PAGE 26.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE BOOKHAM COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This joint proxy statement/prospectus is dated March 25, 2009, and is first being mailed to stockholders of Bookham and Avanex on or about March 27, 2009.

THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

BOOKHAM, INC.
2584 Junction Avenue
San Jose, California 95134
(408) 383-1400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 27, 2009

To the Stockholders of Bookham, Inc.:

On behalf of the board of directors of Bookham, Inc., a Delaware corporation, we are pleased to deliver this joint proxy statement/prospectus for the proposed merger combining Bookham and Avanex Corporation, a Delaware corporation. A special meeting of stockholders of Bookham will be held on Monday, April 27, 2009 at 11:00 a.m., local time, at the principal executive offices of Bookham located at 2584 Junction Avenue, San Jose, California 95134, for the following purposes:

1. To consider and vote upon the issuance of shares of Bookham common stock in the merger contemplated by the Agreement and Plan of Merger and Reorganization, dated as of January 27, 2009, by and among Bookham, Inc., Ultraviolet Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Bookham, and Avanex Corporation, a Delaware corporation.

2. To approve an amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham common stock to 450,000,000 (on a pre-reverse stock split basis).

3. To approve amendments to Bookham’s restated certificate of incorporation that would effect a reverse stock split, pursuant to which any whole number of issued and outstanding shares of Bookham common stock between and including five and thirty would be combined and reclassified into one share of Bookham common stock, and pursuant to which the total number of authorized shares of Bookham common stock and preferred stock would be proportionately reduced, and to authorize the Bookham board of directors to select and file one such amendment that would effect the reverse stock split within such range and that would proportionately reduce the total number of authorized shares of Bookham common stock and preferred stock.

4. To consider and vote upon an adjournment of the Bookham special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Bookham Proposal Nos. 1, 2 or 3.

5. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of Bookham has fixed March 18, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Bookham special meeting and any adjournment or postponement thereof. Only holders of record of shares of Bookham common stock at the close of business on the record date are entitled to notice of, and to vote at, the Bookham special meeting. At the close of business on the record date, Bookham had outstanding and entitled to vote 100,959,545 shares of common stock.

Your vote is important. The affirmative vote of the holders of a majority of the voting power of the shares voting in person or by proxy at the Bookham special meeting is required for approval of each of Bookham Proposal Nos. 1 and 4, and the affirmative vote of the holders of a majority of the voting power of Bookham common stock outstanding on the record date for the Bookham special meeting is required for approval of Bookham Proposal Nos. 2 and 3. Even if you plan to attend the Bookham special meeting in person, we request that you sign and return the enclosed proxy card or vote by telephone or by using the Internet as instructed on the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of each of Bookham Proposal Nos. 1, 2, 3 and 4. If you fail to return your proxy card or vote by telephone or by using the Internet, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you do attend the Bookham special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Alain Couder
Chief Executive Officer and President

San Jose, California
March 25, 2009

BOOKHAM’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT EACH OF THE BOOKHAM PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, BOOKHAM AND ITS STOCKHOLDERS, AND HAS APPROVED EACH SUCH PROPOSAL. THE BOOKHAM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BOOKHAM STOCKHOLDERS VOTE “FOR” EACH PROPOSAL.

AVANEX CORPORATION
40919 Encyclopedia Circle
Fremont, California 94538
(510) 897-4188
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 27, 2009
To the Stockholders of Avanex Corporation:
On behalf of the board of directors of Avanex Corporation, a Delaware corporation, we are pleased to deliver this joint proxy statement/prospectus for the proposed merger combining Bookham, Inc., a Delaware corporation, and Avanex. A special meeting of stockholders of Avanex will be held on Monday, April 27, 2009 at 11:00 a.m., local time, at the principal executive offices of Avanex located at 40919 Encyclopedia Circle, Fremont, California 94538, for the following purposes:
1. To consider and vote upon the adoption of the Agreement and Plan of Merger and Reorganization, dated as of January 27, 2009, by and among Bookham, Inc., a Delaware corporation, Ultraviolet Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Bookham, and Avanex Corporation.
2. To consider and vote upon an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Avanex Proposal No. 1.
3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.
The board of directors of Avanex has fixed March 18, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Avanex common stock at the close of business on the record date are entitled to notice of, and to vote at, the Avanex special meeting. At the close of business on the record date, Avanex had outstanding and entitled to vote 15,623,421 shares of common stock.
Your vote is important. The affirmative vote of the holders of a majority of the voting power of the shares of Avanex common stock outstanding on the record date for the Avanex special meeting is required for approval of Avanex Proposal No. 1 regarding the adoption of the merger agreement. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Avanex special meeting is required to approve Avanex Proposal No. 2 regarding an adjournment of the Avanex special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Avanex Proposal No. 1. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy card or vote by telephone or by using the Internet as instructed on the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the adoption of the merger agreement and in favor of an adjournment of the Avanex special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Avanex Proposal No. 1. If you fail to return your proxy card or vote by telephone or by using the Internet, the effect will be a vote against the adoption of the merger agreement and your shares will not be counted for purposes of determining whether a quorum is present at the Avanex special meeting. If you do attend the Avanex special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Please do not send any certificates representing your Avanex common stock at this time.
By Order of the Board of Directors,
Giovanni Barbarossa, Ph.D.
Chief Executive Officer
Fremont, California
March 25, 2009

AVANEX’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, AVANEX AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT AVANEX STOCKHOLDERS VOTE “FOR” AVANEX PROPOSAL NO. 1 AND “FOR” AVANEX PROPOSAL NO. 2.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission by Bookham (File No. 333-157528), constitutes a prospectus of Bookham under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of Bookham common stock to be issued in the merger contemplated by the merger agreement.

This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, (i) with respect to the Bookham’s special meeting, at which Bookham stockholders will be asked to consider and vote upon certain proposals, including a proposal to approve the issuance of shares of Bookham common stock in the merger contemplated by the merger agreement, and (ii) with respect to the Avanex special meeting, at which Avanex stockholders will be asked to consider and vote upon certain proposals, including a proposal to adopt the merger agreement.

As used in this joint proxy statement/prospectus, references to “Bookham” refer collectively to Bookham, Inc. and all of its subsidiaries unless the context requires otherwise, references to “Avanex” refer to Avanex Corporation and all of its subsidiaries unless the context requires otherwise, and references to the “combined company” refer to Bookham following the consummation of the proposed merger described in this joint proxy statement/prospectus.

Page

Interests of Bookham’s Directors in the Merger	104
Interests of Avanex’s Executive Officers and Directors in the Merger	105
Material U.S. Federal Income Tax Consequences of the Merger	107
Anticipated Accounting Treatment	109
Appraisal Rights	109
Regulatory Approvals	109
Restrictions on Resales	110
Legal Proceedings Related to the Merger	110
Vote Required; Recommendation of Bookham Board of Directors and Avanex Board of Directors	110
THE MERGER AGREEMENT	111
The Merger	111
Effective Time of the Merger	111
Manner and Basis of Converting Shares	111
Avanex Stock Options	113
Avanex Restricted Stock Units	113
Avanex Warrants	113
Representations and Warranties	114
Covenants; Conduct of Business Prior to the Merger	115
Avanex Employee Stock Purchase Plan and Avanex Officer and Director Share Purchase Plan	120
Employee Benefits Matters	121
Indemnification and Insurance	121
Obligations of the Bookham Board of Directors and Avanex Board of Directors with Respect to Their Recommendations and Holding Meetings of Stockholders	122
Limitation on the Solicitation, Negotiation and Discussion by Avanex and Bookham of Other Acquisition Proposals	123
Material Adverse Effect	125
Conditions to the Merger	126
Termination of the Merger Agreement	129
Expenses and Termination Fees	131
The Board of Directors of Bookham Following the Merger	132
VOTING AGREEMENTS	133
Voting Agreements Relating to Avanex Shares	133
Voting Agreements Relating to Bookham Shares	134
BOOKHAM PROPOSAL NO. 2 — AMENDMENT TO BOOKHAM’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF BOOKHAM COMMON STOCK	135
Overview	135
Reasons for the Increase in Authorized Shares	135
Effects of the Increase in Authorized Shares	136
Vote Required; Recommendation of Bookham Board of Directors	136
BOOKHAM PROPOSAL NO. 3 — AMENDMENTS TO BOOKHAM’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF BOOKHAM COMMON STOCK AND PREFERRED STOCK	137

Page

Bookham Equity Compensation Plan Information	264
Director Compensation	264
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF THE COMBINED COMPANY	269
Policies and Procedures for Related Person Transactions of the Combined Company	269
Transactions with Bookham Related Persons	270
Transactions with Avanex Related Persons	270
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF BOOKHAM	271
LEGAL MATTERS	271
EXPERTS	271
HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS	272
WHERE YOU CAN FIND MORE INFORMATION	272
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1
ANNEXES
Annex A: Agreement and Plan of Merger and Reorganization	Annex A-1
Annex B: Voting Agreement between Bookham and certain Avanex Stockholders	Annex B-1
Annex C: Voting Agreement between Avanex and certain Bookham Stockholders	Annex C-1
Annex D: Opinion of Citigroup Global Markets Inc.	Annex D-1
Annex E: Opinion of Banc of America Securities LLC	Annex E-1
Annex F: Form of Certificate of Amendment to the Restated Certificate of Incorporation of Bookham to Increase the Authorized Shares of Bookham Common Stock	Annex F-1
Annex G: Form of Certificate of Amendment to the Restated Certificate of Incorporation of Bookham to Effect a Reverse Stock Split and to Reduce the Number of Authorized Shares of Bookham Common Stock and Preferred Stock.
Annex G-1

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE STOCKHOLDER MEETINGS

The following section provides answers to frequently asked questions about the merger and the effect of the merger on holders of Bookham common stock and security holders of Avanex, the Bookham special meeting and the Avanex special meeting. This section, however, only provides summary information. Bookham and Avanex urge you to read carefully the remainder of this joint proxy statement/prospectus, including the annexes to this joint proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you regarding the merger and the other matters being considered at the Bookham special meeting and the Avanex special meeting.

Unless specifically stated otherwise, the following information and all other information contained in this joint proxy statement/prospectus, including that regarding the exchange ratio pursuant to the merger agreement, does not give effect to the proposed reverse stock split discussed in the section entitled “Bookham Proposal No. 3 — Amendments to Bookham’s Restated Certificate of Incorporation to Effect a Reverse Stock Split and to Reduce the Number of Authorized Shares of Bookham Common Stock and Preferred Stock.”

Q:	What is the merger?

A:	Bookham and Avanex have entered into an Agreement and Plan of Merger and Reorganization, dated January 27, 2009, which is referred to in this joint proxy statement/prospectus as the merger agreement, that contains the terms and conditions of the proposed business combination of Bookham and Avanex. Under the merger agreement, Ultraviolet Acquisition Sub, Inc., a wholly owned subsidiary of Bookham, will merge with and into Avanex, with Avanex surviving as a wholly owned subsidiary of Bookham, which transaction is referred to as the merger. The shares of Bookham common stock issued to Avanex stockholders in connection with the merger are expected to represent approximately 46.75% of the outstanding shares of Bookham common stock immediately following the consummation of the merger, based on the number of shares of Bookham common stock and Avanex common stock that were outstanding on January 27, 2009, assuming that no Avanex or Bookham stock options or warrants are exercised after January 27, 2009 and prior to the effective time of the merger, and without giving effect to the vesting of any outstanding Avanex or Bookham restricted stock units prior to the effective time of the merger. For a more complete description of the merger, please see the section entitled “Bookham Proposal No. 1 and Avanex Proposal No. 1 — The Merger” on page 71 of this joint proxy statement/prospectus.

Q:	Why are the two companies proposing to merge?

A:	Both Bookham and Avanex believe that the combination will create significant cost saving synergies and will form a leader in the metro and long-haul optical markets that will be better positioned to compete in the market. The companies also believe that the integration of their product lines, technologies and research teams will allow the combined company to benefit from synergies and cost saving opportunities and maximize research and development resources. For a discussion of the reasons for the merger, we urge you to read the information in the section entitled “Bookham Proposal No. 1 and Avanex Proposal No. 1 — The Merger — Reasons for the Merger” on page 84 of this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	You are receiving this joint proxy statement/prospectus because you have been identified as a stockholder of either Bookham or Avanex, and thus you are entitled to vote at such company’s special meeting. This document serves as both a joint proxy statement of Bookham and Avanex, used to solicit proxies for each of the company’s special meetings, and as a prospectus of Bookham, used to offer shares of Bookham common stock in exchange for shares of Avanex common stock pursuant to the terms of the merger agreement. This document contains important information about the merger and the special meetings of Bookham and Avanex, and you should read it carefully.

Q:	When and where will the Avanex special meeting take place?

A:	The Avanex special meeting will be held on April 27, 2009 at 11:00 a.m., Pacific Time, at 40919 Encyclopedia Circle, Fremont, CA 94538.

Q:	When and where will the Bookham special meeting take place?

A:	The Bookham special meeting will be held on April 27, 2009 at 11:00 a.m., Pacific Time, at 2584 Junction Avenue, San Jose, CA 95134.

Q:	Who can attend and vote at the stockholders meetings?

A:	Avanex: All Avanex stockholders of record as of the close of business on March 18, 2009, the record date for the Avanex special meeting, are entitled to receive notice of and to vote at the Avanex special meeting.

Bookham: All Bookham stockholders of record as of the close of business on March 18, 2009, the record date for the Bookham special meeting, are entitled to receive notice of and to vote at the Bookham special meeting.

Q:	What is required to consummate the merger?

A:	To consummate the merger, Bookham stockholders must approve: (a) the issuance of shares of Bookham common stock in the merger, which approval requires the affirmative vote of the holders of a majority of the voting power of the shares of Bookham voting in person or by proxy on such matter; and (b) an amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham common stock, which approval requires the affirmative vote of the holders of a majority of the voting power of the shares of Bookham common stock outstanding on the record date for the Bookham special meeting. In addition, Avanex stockholders must adopt the merger agreement, which adoption requires the affirmative vote of the holders of a majority of the voting power of the shares of Avanex common stock outstanding on the record date for the Avanex special meeting. In addition to the receipt of stockholder approval, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. For a more complete description of the closing conditions under the merger agreement, we urge you to read the section entitled “The Merger Agreement — Conditions to the Merger” on page 126 of this joint proxy statement/prospectus and the merger agreement attached to this joint proxy statement/prospectus as Annex A.

Q:	Why is Bookham asking to amend its restated certificate of incorporation to increase the number of authorized shares of its common stock?

A:	Approval of an amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham common stock (which is the subject of Bookham Proposal No. 2) is one of the conditions to the consummation of the merger. Without an increase in the number of authorized shares of Bookham common stock, Bookham would not have a sufficient number of authorized shares to effect the merger and to issue the Bookham common stock to the Avanex stockholders in the merger pursuant to the merger agreement.

Q:	What is the reverse stock split of Bookham and why are Bookham’s stockholders being asked to approve it?

A:	Bookham’s board of directors has unanimously approved proposed amendments to Bookham’s restated certificate of incorporation that would effect a reverse stock split of all outstanding shares of Bookham common stock at a reverse stock split ratio ranging from one-for-five to one-for-thirty, in connection with which the total number of shares of Bookham common stock and preferred stock that Bookham is authorized to issue would be proportionately reduced. Upon receiving stockholder approval, the Bookham board of directors will, for a period of one year from the date of the Bookham special meeting, have the sole discretion to effect a reverse stock split within the range described above and the corresponding proportionate reduction in the authorized shares of Bookham common stock and preferred stock as it determines to be in the best interests of Bookham and its stockholders and regardless of whether the proposed merger is consummated. Bookham common stock is currently, and will be following the completion of the merger, listed on the NASDAQ Global Market. According to applicable NASDAQ rules, in order for Bookham common stock to continue to be listed on the NASDAQ Global Market, Bookham must satisfy certain listing maintenance standards established by the NASDAQ Global Market. Among other things, if the closing bid price of Bookham common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 180 calendar days following notification by NASDAQ, NASDAQ may take action to delist Bookham common stock from trading on the NASDAQ Global Market. NASDAQ has currently suspended enforcement of the closing bid price requirement, but according to NASDAQ, the closing bid requirement will be reinstated on July 20, 2009. As of March 24, 2009, the closing bid price of Bookham common stock was $0.31, lower than the minimum bid requirement. Therefore, a reverse stock split may be necessary in order for Bookham common stock to continue to be listed on the NASDAQ Global Market.

Q:	What will Avanex stockholders receive in the merger?

A:	As a result of the merger, Avanex stockholders will receive 5.426 shares of Bookham common stock for each share of Avanex common stock they own, which we refer to as the exchange ratio. For example, if you own 1,000 shares of Avanex common stock, you will receive 5,426 shares of Bookham common stock (which amount does not give effect to the proposed reverse stock split discussed in the section entitled “Bookham Proposal No. 3 — Amendments to Bookham’s Restated Certificate of Incorporation to Effect a Reverse Stock Split and to Reduce the Number of Authorized Shares of Bookham Common Stock and Preferred Stock”) in exchange for your Avanex shares. The number of shares of Bookham common stock to be issued for each share of Avanex common stock is fixed and will not be adjusted based upon changes in the value of Avanex common stock or Bookham common stock before the merger is consummated (however, the exchange ratio is subject to adjustments for changes in the number of outstanding shares of Bookham or Avanex by reason of future stock splits, reverse stock splits, division of shares, stock dividends or other similar transactions). As a result, the value of the Bookham shares Avanex stockholders will receive in the merger will not be known before the merger, and will go up or down as the market price of Bookham common stock goes up or down. We encourage you to obtain current market quotations of Avanex common stock and Bookham common stock. No fractional shares of Bookham common stock will be issued in the merger. Instead, each Avanex stockholder otherwise entitled to a fraction of a share of Bookham common stock will be entitled to receive in cash the dollar amount determined by multiplying such fraction by the average closing price of Bookham common stock over a ten day period as specified in the merger agreement. For a more complete description of what Avanex stockholders will receive in the merger, please see the section entitled “The Merger Agreement — Manner and Basis of Converting Shares” on page 111 of this joint proxy statement/prospectus.

Q:	What will Avanex option holders receive in the merger?

A:	At the effective time of the merger, each Avanex stock option that is outstanding and unexercised immediately prior to the effective time will be converted into an option to purchase Bookham common stock (adjusted to give effect to the exchange ratio) and Bookham will assume such stock option in accordance with the terms of the applicable Avanex stock option plan and terms of the stock option agreement relating to such Avanex stock option, subject to certain adjustments to the number of shares subject to such option and the exercise price applicable to such option. For more information, please see “The Merger Agreement — Avanex Stock Options” on page 113.

Q:	What will the holders of Avanex restricted stock units receive in the merger?

A:	At the effective time of the merger, each Avanex restricted stock unit that is outstanding and unvested immediately prior to the effective time will be converted into a restricted stock unit reflecting Bookham common stock (adjusted to give effect to the exchange ratio), subject to adjustments to the number of shares subject to the restricted stock unit, and will remain subject to the same conditions of the applicable Avanex restricted stock unit (including the vesting schedule). For more information, please see “The Merger Agreement — Avanex Restricted Stock Units” on page 113.

Q:	What will the holders of Avanex warrants receive in the merger?

A:	At the effective time of the merger, each warrant to purchase shares of Avanex common stock that is outstanding and unexercised immediately prior to the effective time will be converted into and become a warrant to purchase Bookham common stock (adjusted to give effect to the exchange ratio) and Bookham will replace such warrant by issuing a reasonably equivalent replacement warrant in accordance with the terms of the applicable warrant agreement by which such warrant is evidenced, subject to certain adjustments to the number of shares subject to such warrant and the exercise price applicable to such warrant. For more information, please see “The Merger Agreement — Avanex Warrants” on page 113.

Q:	Will there be any changes to the Bookham board of directors if the merger becomes effective?

A:	The merger agreement provides that the Bookham board of directors following the effective time of the merger will be comprised of three members designated by Avanex (currently expected to be Giovanni Barbarossa, Greg Dougherty and Joel A. Smith, III) and four members to be designated by Bookham (currently expected to be Alain Couder, Bernard Couillaud, Lori Holland and Edward Collins). For more information, please see the sections entitled “The Merger Agreement — The Board of Directors of Bookham Following the Merger” on page 132 and “Management and Other Information of the Combined Company” on page 178.

Q:	Who will be the executive officers of Bookham immediately following the merger?

A:	It is currently expected that the executive officers of Bookham following the merger will be substantially similar to the current executive officers of Bookham. In addition, following the effective time of the merger, Bookham contemplates that certain employees of Avanex will join Bookham as officers of Bookham and thus may become executive officers of Bookham. In the event that new personnel become executive officers of Bookham, certain persons who currently serve as executive officers of Bookham may no longer serve in such capacity. As of the date of this joint proxy statement/prospectus it is not known which Avanex employees, if any, will become executive officers of Bookham and no determinations by Bookham have been made in this regard. Similarly, it is not known which of Bookham’s current executive officers, if any, will cease to serve in such capacity. The current executive officers of Bookham are: Alain Couder (President and Chief Executive Officer), Jerry Turin (Chief Financial Officer), James Haynes (Chief Operating Officer), Adrian Meldrum (Executive Vice President, Telecom Division) and Kate Rundle (Executive Vice President, General Counsel and Corporate Secretary).

Q:	How will Bookham stockholders be affected by the merger and issuance of shares of Bookham common stock?

A:	After the merger each Bookham stockholder will have the same number of shares of Bookham common stock that the stockholder held immediately prior to the effective time of the merger. However, because Bookham will be issuing new shares of Bookham common stock to Avanex stockholders in the merger, each share of Bookham common stock outstanding immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of Bookham common stock outstanding after the merger. As a result of the merger, each Bookham stockholder will own a smaller percentage of the shares of common stock of a larger company with more outstanding shares and more assets. Based on the number of shares of Bookham and Avanex that were outstanding on January 27, 2009, Bookham stockholders would own in the aggregate approximately 53.25% of Bookham following the merger, assuming that no Avanex or Bookham stock options or warrants are exercised after January 27, 2009 and prior to the effective time of the merger, and without giving effect to the vesting of any outstanding Avanex or Bookham restricted stock units prior to the effective time of the merger.

Q:	What are the material federal income tax consequences of the merger to me?

A:	The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and it is a closing condition to the merger that Bookham and Avanex receive opinions of their respective outside counsel regarding such qualification. As a result of the merger’s anticipated qualification as a reorganization, Avanex stockholders will generally not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of Avanex common stock for shares of Bookham common stock, except with respect to cash received in lieu of fractional shares of Bookham common stock.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For more information, please see the section entitled “Bookham Proposal No. 1 and Avanex Proposal No. 1 — The Merger — Material U.S. Federal Income Tax Consequences of the Merger” on page 107 of this joint proxy statement/prospectus.

Q:	How does Bookham’s board of directors recommend that Bookham stockholders vote?

A:	After careful consideration, Bookham’s board of directors unanimously recommends that Bookham stockholders vote “FOR” Bookham Proposal No. 1 to approve the issuance of shares of Bookham common stock in the merger; “FOR” Bookham Proposal No. 2 to approve an amendment to Bookham’s restated certificate of incorporation to increase its authorized shares of common stock; “FOR” Bookham Proposal No. 3 to approve amendments to Bookham’s restated certificate of incorporation in order to effect a reverse stock split and to reduce the number of authorized shares of Bookham common stock and preferred stock; and “FOR” Bookham Proposal No. 4 to adjourn the Bookham special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Bookham Proposal Nos. 1, 2 or 3. For a description of the reasons underlying the recommendations of Bookham’s board, see the sections entitled “Bookham Proposal No. 1 and Avanex Proposal No. 1 — The Merger — Reasons for the Merger” on page 84; “Bookham Proposal No. 2 — Amendment to Bookham’s Restated Certificate of Incorporation to Increase the Authorized Shares of Common Stock” on page 135; “Bookham Proposal No. 3 — Amendments to Bookham’s Restated Certificate of Incorporation to Effect a Reverse Stock Split and to Reduce the Number of Authorized Shares of Bookham Common Stock and Preferred Stock” on page 137; and the section entitled “Bookham Proposal No. 4 — Possible Adjournment of the Bookham Special Meeting” on page 147.

Q:	How does the Avanex board of directors recommend that Avanex stockholders vote?

A:	After careful consideration, Avanex’s board of directors unanimously recommends that the Avanex stockholders vote “FOR” Avanex Proposal No. 1 to adopt the merger agreement and “FOR” Avanex Proposal No. 2 to adjourn the Avanex special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Avanex Proposal No. 1. For a description of the reasons underlying the recommendations of Avanex’s board, see the section entitled “Bookham Proposal No. 1 and Avanex Proposal No. 1 — The Merger — Reasons for the Merger” on page 84, and the section entitled “Avanex Proposal No. 2 — Possible Adjournment of the Avanex Special Meeting” on page 148.

Q:	What risks should I consider in deciding whether to vote in favor of the share issuance or the adoption of the merger agreement?

A:	You should carefully review the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 26, which presents risks and uncertainties related to the merger and risks and uncertainties related to the operation of each of Bookham and Avanex.

Q:	When do you expect the merger to be consummated?

A:	Bookham and Avanex are working to complete the merger as quickly as practicable and currently anticipate that the consummation of the merger will occur by mid-calendar year 2009, but we cannot predict the exact timing. For more information, please see the section entitled “The Merger Agreement — Conditions to the Merger” on page 126.

Q:	What do I need to do now?

A:	We urge you to read this joint proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you.

If you are a Bookham stockholder, you may provide your proxy instructions in three different ways. First, you may vote by completing and signing the Bookham proxy card that accompanies this joint proxy statement/prospectus and promptly mailing it in the enclosed postage-prepaid envelope. Alternatively, you may submit your proxy to vote your shares by telephone by following the instructions set forth on the enclosed Bookham proxy card. Finally, you may submit your proxy to vote your shares over the Internet from any location in the world by following the instructions set forth on the enclosed Bookham proxy card. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the special meeting of Bookham stockholders.

If you are an Avanex stockholder, you may provide your proxy instructions in three different ways. First, you can mail your signed Avanex proxy card in the enclosed return envelope. Alternatively, you can provide your proxy instructions via the toll-free call center set up for this purpose indicated on the enclosed Avanex proxy card and following the instructions provided. Please have your Avanex proxy card available when you call. Finally, you can provide your proxy instructions via the Internet by accessing the website indicated on the enclosed proxy card and following the instructions provided. Please have your Avanex proxy card available when you access the web page. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the special meeting of Avanex stockholders.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:	If you are a Bookham stockholder, the failure to return your proxy card or otherwise provide proxy instructions could be a factor in establishing a quorum for the special meeting of Bookham stockholders, which is required to transact business at the meeting. If you are a Bookham stockholder and you do not submit a proxy card or vote at the Bookham special meeting, your shares will not be counted as present for the purpose of determining the presence of a quorum and will have no effect on the approval of Bookham Proposal Nos. 1 and 4, but would have the same effect as voting against Bookham Proposal Nos. 2 and 3. Broker non-votes will similarly have no effect on the approval of Bookham Proposal Nos. 1 and 4, but would have the same effect as voting against Bookham Proposal Nos. 2 and 3. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the special meeting of Bookham stockholders, but will not be voted at the meeting. As a result, your abstention will have no effect on the approval of Bookham Proposal Nos. 1 and 4, but would have the same effect as voting against Bookham Proposal Nos. 2 and 3.

If you are an Avanex stockholder, the failure to return your proxy card or otherwise provide proxy instructions will have the same effect as voting against the adoption of the merger agreement and could be a factor in establishing a quorum for the special meeting of Avanex stockholders, which is required to transact business at the meeting. The failure to submit a proxy card or vote at the Avanex special meeting, or an abstention, vote withheld or “broker non-votes” will have no effect on the outcome of Avanex Proposal No. 2.

Q:	May I vote in person?

A:	If your shares of Bookham common stock or Avanex common stock are registered directly in your name with Bookham’s or Avanex’s transfer agent, respectively, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by Bookham or Avanex, respectively. If you are a Bookham stockholder of record, you may attend the special meeting of Bookham stockholders to be held on April 27, 2009 and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions. If you are an Avanex stockholder of record, you may attend the special meeting of Avanex stockholders to be held on April 27, 2009 and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions.

If your shares of Bookham common stock or Avanex common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting of Bookham stockholders or the special meeting of Avanex stockholders, respectively. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the applicable special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Q:	May I change my vote after I have provided proxy instructions?

A:	Yes. You may change your vote at any time before your proxy is voted at the Bookham special meeting or Avanex special meeting, as applicable. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, you can attend the Bookham special meeting or Avanex special meeting, as applicable, and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	Should Avanex stockholders send in their stock certificates now?

A:	No. If you are an Avanex stockholder, after the merger is consummated, you will receive written instructions from an exchange agent explaining how to exchange your stock certificates representing shares of Avanex common stock for certificates representing shares of Bookham common stock. You will also receive a cash payment in lieu of any fractional share of Bookham common stock. Bookham stockholders will not exchange their stock certificates in connection with the merger.

Q:	When is the Bookham reverse stock split expected to be effected and should Bookham stockholders send in their stock certificates now?

A:	If Bookham Proposal No. 3 — “Amendments to Bookham’s Restated Certificate of Incorporation to Effect a Reverse Stock Split and to Reduce the Number of Authorized Shares of Bookham Common Stock and Preferred Stock” is approved, the Bookham board of directors will, for a period of one year from the date of the Bookham special meeting, have the sole discretion to effect a reverse stock split within the range described herein (with the corresponding proportionate reduction in the authorized shares of Bookham common stock and preferred stock) as it determines to be in the best interests of Bookham and its stockholders and regardless of whether any of the other Bookham Proposals are approved or whether the proposed merger is consummated. If the Bookham board of directors determines to effect a reverse stock split, the Bookham stockholders at the time of such determination will receive written instructions from an exchange agent explaining how to exchange their stock certificates, so Bookham stockholders should not send in their stock certificates now.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	No. Under Delaware law, holders of Avanex common stock are not entitled to appraisal rights in connection with the merger because both Bookham common stock and Avanex common stock are listed on the NASDAQ Global Market. Under Delaware law, Bookham stockholders are not entitled to appraisal rights in connection with the merger.

Q:	Are Bookham stockholders entitled to appraisal rights in connection with the reverse stock split, if effected?

A:	No. Under Delaware law, Bookham stockholders are not entitled to dissenter’s appraisal rights with respect to the proposed amendments to the Bookham restated certificate of incorporation to effect a reverse stock split and a corresponding proportionate reduction in the number of authorized shares of Bookham common stock and preferred stock.

Q:	Who is paying for this proxy solicitation?

A:	Bookham and Avanex are conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. Bookham has engaged the services of Okapi Partners LLC to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Bookham stockholders. Avanex has retained Morrow & Co., LLC to aid in Avanex’s proxy solicitation process. Bookham estimates that its proxy solicitor fees will be approximately $15,000 and Avanex estimates that its proxy solicitor fees will be approximately $8,000. Bookham and Avanex may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners.

Q:	Who can help answer my questions?

A:	If you are a Bookham stockholder, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Bookham, Inc.
Attn: Investor Relations
2584 Junction Avenue
San Jose, California 95134
Telephone: (888) 528-0788
Email: ir@bookham.com

OR

Okapi Partners LLC
780 Third Avenue, 30th Floor
New York, NY 10017
Telephone: (212) 297- 0720
Toll Free: (877) 285-5990
Email: info@okapipartners.com

If you are an Avanex stockholder, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Avanex Corporation
Attn: Investor Relations
40919 Encyclopedia Circle
Fremont, California 94538
Telephone: (510) 897-4188
E-mail: ir@avanex.com

OR

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Telephone: (203) 658-9400
Toll Free: (800) 279-6413
Email: avanex.info@morrowco.com

SUMMARY

This summary highlights selected information from this document. To understand the merger fully, you should read carefully this entire document and the documents to which we refer, including the annexes attached hereto. See “Where You Can Find More Information” on page 272. The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger. We have included page references in parentheses to direct you to a more detailed description of the topics presented in this summary.

Unless specifically stated otherwise, the following information and all other information contained in this joint proxy statement/prospectus, including that regarding the exchange ratio pursuant to the merger agreement, does not give effect to the proposed reverse stock split discussed in the section entitled “Bookham Proposal No. 3 — Amendments to Bookham’s Restated Certificate of Incorporation to Effect a Reverse Stock Split and to Reduce the Number of Authorized Shares of Bookham Common Stock and Preferred Stock.”

Comparative Per Share Market Price Information

Bookham common stock and Avanex common stock are listed on the NASDAQ Global Market under the symbols “BKHM” and “AVNX,” respectively. On January 27, 2009, the last full trading day prior to the public announcement of the proposed merger, Bookham common stock closed at $0.40 and Avanex common stock closed at $1.30. On March 24, 2009, Bookham common stock closed at $0.31 and Avanex common stock closed at $1.52.

The Companies (Page 62)

Bookham, Inc.
2584 Junction Avenue
San Jose, California 95134
(408) 383-1400

Bookham designs, manufactures and markets optical components, modules and subsystems that generate, detect, amplify, combine and separate light signals principally for use in high-performance fiber optics communications networks. Bookham’s primary operating segment, which it refers to as its telecom segment, addresses the optical communications market. Bookham’s remaining product lines, which comprise its non-telecom segment, leverage its optical component technologies and expertise in manufacturing optical subsystems to address opportunities in other markets, including industrial, research, semiconductor capital equipment, military and biotechnology.

Ultraviolet Acquisition Sub, Inc. is a wholly owned subsidiary of Bookham that was incorporated in Delaware in January 2009. Ultraviolet Acquisition Sub does not engage in any operations and exists solely to facilitate the merger.

Avanex Corporation
40919 Encyclopedia Circle
Fremont, California 94538
(510) 897-4188

Avanex is a global provider of high-performance, intelligent, photonic products including optical components, modules and subsystems. Its products enable optical communication networks to regenerate, transmit and manage voice, video and data optical signals efficiently. Telecommunication system integrators and their network carrier customers use Avanex products to enhance system performance and increase network speed and capacity.

Recent Developments

On February 3, 2009, a purported class action complaint was filed against Avanex and its directors, Bookham, Inc., and Ultraviolet Acquisition Sub, Inc. in the Superior Court of California, Alameda County by

two individuals who purport to be shareholders of Avanex. Plaintiffs purport to bring this action on behalf of all shareholders of Avanex. On March 3, 2009, these individuals filed an amended complaint. The amended complaint alleges that the defendants breached their fiduciary duties by failing to maximize shareholder value in connection with the contemplated merger of Avanex and Bookham, and that the joint proxy statement/prospectus fails to provide stockholders with material information or contains materially misleading information thereby rendering the stockholders unable to cast an informed vote on the proposed merger. The complaint also alleges that Avanex, Bookham, and Ultraviolet Acquisition Sub aided and abetted the individual defendants’ alleged breach of fiduciary duties. Plaintiffs seek to permanently enjoin the merger with Bookham, monetary damages in an unspecified amount attributable to the alleged breach of duties, and legal fees and expenses. Avanex, Bookham, Ultraviolet Acquisition Sub, Inc. and the individual defendants intend to defend against the complaint vigorously.

On February 13, 2009, a lawsuit was filed against Avanex, its chief executive and chief financial officers, and one of its secretaries in the Superior Court of California, Los Angeles County, by an individual claiming to be a former stockholder of Avanex. Plaintiff claims that defendants made false statements to him about the reasons for the departure of the prior chief executive officer of Avanex and about Avanex’s business and prospects, which allegedly caused him to purchase and hold Avanex stock. Plaintiff asserts claims for intentional misrepresentation, negligent misrepresentation, deceit (concealment), and breach of fiduciary duty. Plaintiff seeks compensatory damages of $5 million, punitive damages, interest, and costs of suit. Avanex and the individual defendants intend to defend themselves vigorously.

The Special Meetings

The Bookham Special Meeting (Page 63)

Time, Date and Place.  A special meeting of the stockholders of Bookham will be held on Monday, April 27, 2009, at the principal executive offices of Bookham located at 2584 Junction Avenue, San Jose, California 95134 at 11:00 a.m., local time, to vote on: Bookham Proposal No. 1 to approve the issuance of shares of Bookham common stock in the merger; Bookham Proposal No. 2 to approve an amendment to Bookham’s restated certificate of incorporation to increase the authorized shares of its common stock; Bookham Proposal No. 3 to approve amendments to Bookham’s restated certificate of incorporation to effect a reverse stock split and to reduce the number of authorized shares of Bookham common stock and preferred stock; and Bookham Proposal No. 4 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Bookham Proposal Nos. 1, 2 or 3.

Record Date and Voting Power for Bookham.  You are entitled to vote at the Bookham special meeting if you owned shares of Bookham common stock at the close of business on March 18, 2009, the record date for the Bookham special meeting. You will have one vote at the Bookham special meeting for each share of Bookham common stock you owned at the close of business on the record date. There are 100,959,545 shares of Bookham common stock entitled to be voted at the Bookham special meeting.

Bookham Required Vote.  The affirmative vote of the holders of a majority of the voting power of the shares voting in person or by proxy at the Bookham special meeting is required for approval of each of Bookham Proposal No. 1 to approve the issuance of shares of Bookham common stock in the merger and Bookham Proposal No. 4 to adjourn the Bookham special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Bookham Proposal Nos. 1, 2 or 3. The affirmative vote of the holders of a majority of the voting power of Bookham common stock outstanding on the record date for the Bookham special meeting is required for approval of Bookham Proposal No. 2 to approve an amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham common stock and Bookham Proposal No. 3 to approve amendments to Bookham’s restated certificate of incorporation to effect a reverse stock split and to reduce the number of authorized shares of Bookham common stock and preferred stock.

Share Ownership of Management.  As of March 18, 2009, the directors and executive officers of Bookham beneficially owned approximately 1.63% of the shares entitled to vote at the Bookham special meeting. The directors and certain officers of Bookham have agreed to vote their shares of Bookham common stock in favor of the issuance of shares of Bookham common stock in the merger.

The Avanex Special Meeting (Page 67)

Time, Date and Place.  A special meeting of the stockholders of Avanex will be held on Monday, April 27, 2009, at the principal executive offices of Avanex located at 40919 Encyclopedia Circle, Fremont, California 94538, at 11:00 a.m., local time, to vote on Avanex Proposal No. 1 to adopt the merger agreement and Avanex Proposal No. 2 to adjourn the Avanex special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Avanex Proposal No. 1.

Record Date and Voting Power for Avanex.  You are entitled to vote at the Avanex special meeting if you owned shares of Avanex common stock at the close of business on March 18, 2009, the record date for the Avanex special meeting. You will have one vote at the Avanex special meeting for each share of Avanex common stock you owned at the close of business on the record date. There are 15,623,421 shares of Avanex common stock entitled to be voted at the Avanex special meeting.

Avanex Required Vote.  The affirmative vote of the holders of a majority of the voting power of the shares of Avanex common stock outstanding on the record date for the Avanex special meeting is required to approve Avanex Proposal No. 1 to adopt the merger agreement. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Avanex special meeting is required to approve Avanex Proposal No. 2 to adjourn the Avanex special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Avanex Proposal No. 1.

Share Ownership of Management As of March 18, 2009, the current directors and executive officers of Avanex beneficially owned approximately 1.75% of the shares entitled to vote at the Avanex special meeting. The directors and certain executive officers of Avanex have agreed to vote their shares of Avanex common stock in favor of the adoption of the merger agreement.

Recommendations to Stockholders

To Bookham Stockholders (Page 63).  The Bookham board of directors has unanimously determined and believes that each of: (a) the issuance of shares of Bookham common stock in the merger; (b) the amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham common stock; (c) amendments to Bookham’s restated certificate of incorporation to effect a reverse stock split and to reduce the number of authorized shares of Bookham common stock and preferred stock; and (d) to adjourn the special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve any of Bookham Proposal Nos. 1, 2 or 3, is advisable to, and in the best interests of, Bookham and its stockholders. The Bookham board of directors unanimously recommends that the holders of Bookham common stock vote “FOR” Bookham Proposal No. 1 to approve the issuance of shares of Bookham common stock in the merger, “FOR” Bookham Proposal No. 2 to approve an amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham common stock, “FOR” Bookham Proposal No. 3 to approve amendments to Bookham’s restated certificate of incorporation to effect a reverse stock split and to reduce the number of authorized shares of Bookham common stock and preferred stock, and “FOR” Bookham Proposal No. 4 to adjourn the Bookham special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of the Bookham Proposals Nos. 1, 2 or 3.

To Avanex Stockholders (Page 67).  The Avanex board of directors has unanimously determined and believes that the merger is advisable and fair to, and in the best interests of, Avanex and its stockholders. The Avanex board of directors unanimously recommends that the holders of Avanex common stock vote “FOR” Avanex Proposal No. 1 to adopt the merger agreement and “FOR” Proposal No. 2 to adjourn the Avanex special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Avanex Proposal No. 1.

The Merger (Page 111)

In the merger, Ultraviolet Acquisition Sub, Inc., a wholly owned subsidiary of Bookham, will merge with and into Avanex, and Avanex will become a wholly owned subsidiary of Bookham. Holders of Avanex common stock, options, restricted stock units and warrants will become holders of Bookham common stock, stock options, restricted stock units and warrants, respectively, following the merger. The shares of Bookham common stock issued to Avanex stockholders in connection with the merger are expected to represent approximately 46.75% of the outstanding shares of Bookham common stock immediately following the consummation of the merger, based on the number of shares of Bookham common stock and Avanex common stock that were outstanding on January 27, 2009, assuming that no Avanex or Bookham stock options or warrants are exercised after January 27, 2009 and prior to the effective time of the merger, and without giving effect to the vesting of any outstanding Avanex or Bookham restricted stock units prior to the effective time of the merger.

Manner and Basis of Converting Shares (Page 111)

If you are an Avanex stockholder, you will receive 5.426 shares of Bookham common stock in exchange for each share of Avanex common stock you own. The exchange ratio is fixed meaning that regardless of fluctuations in the market price of Bookham common stock or Avanex common stock, the exchange ratio will not change between now and the date the merger is consummated. The exchange ratio is, however, subject to adjustments for changes in the number of outstanding shares of Bookham or Avanex by reason of future stock splits, reverse stock splits, division of shares, stock dividends or other similar transactions.

Fractional Shares (Page 111)

No fractional shares of Bookham common stock will be issued in the merger. Instead, each Avanex stockholder otherwise entitled to a fraction of a share of Bookham common stock will be entitled to receive in cash the dollar amount determined by multiplying such fraction by the average closing price of Bookham common stock over a ten day period as specified in the merger agreement. For a more complete description of what Avanex stockholders will receive in the merger, please see the section entitled “The Merger Agreement — Manner and Basis of Converting Shares” on page 111 of this joint proxy statement/prospectus.

Treatment of Avanex Stock Options (Page 113)

The merger agreement provides that at the effective time of the merger each Avanex stock option that is outstanding and unexercised immediately prior to the effective time will be converted into an option (adjusted to give effect to the exchange ratio) to purchase Bookham common stock and Bookham will assume such stock option in accordance with the terms of the applicable Avanex stock option plan and terms of the stock option agreement relating to such Avanex stock option (subject to certain adjustments to the number of shares subject to that option and the exercise price applicable to such option).

Treatment of Avanex Restricted Stock Units (Page 113)

The merger agreement provides that at the effective time of the merger, each restricted stock unit of Avanex common stock that is outstanding immediately prior to the effective time will be converted into a restricted stock unit of Bookham common stock (adjusted to give effect to the exchange ratio) and will remain subject to the same conditions as the Avanex restricted stock unit (subject to certain adjustment to the number of shares subject to the restricted stock unit).

Treatment of Avanex Warrants (Page 113)

The merger agreement provides that at the effective time of the merger, each warrant to purchase common stock of Avanex that is outstanding and unexercised immediately prior to the effective time of the merger will be converted into and become a warrant to purchase common stock of Bookham (adjusted to give effect to the exchange ratio and subject to certain adjustment to the number of shares subject to such warrant and the exercise price applicable to such warrant). Bookham will replace each such Avanex warrant by issuing a reasonably equivalent replacement warrant in accordance with the terms of such warrant.

Risks Relating to the Merger (Page 26)

In evaluating the merger agreement or the issuance of shares of Bookham common stock in the merger, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors — Risks Relating to the Merger” on page 26.

Reasons for the Merger

Mutual Reasons (Page 84).  Bookham and Avanex believe that the combination of the companies’ product lines, supply chains, sales teams, administrative functions and technologies will create significant cost savings synergies and form a leader in the metro and long-haul optical markets. It is expected that the two companies together will be able to meet more of their customers’ needs by integrating their product lines and technologies. Both companies believe that the industry is in a period of consolidation and that the combined company will have the scale to better compete in this environment. In addition, there is little overlap between the businesses of Bookham and Avanex and the companies’ products and offerings complement each other. Both companies also believe that combining the creative and operational capacities of the two companies will allow them to focus their research and development efforts and to accelerate innovations. From a manufacturing standpoint, both companies believe that the combination of their different manufacturing methods will create an efficient mix of manufacturing operations. From a geographic standpoint the combination is expected to enhance the strength of the geographic footprint of the combined company.

Bookham’s Reasons (Page 85).  In addition to the reasons above, the Bookham board of directors considered in evaluating the merger a number of other factors. See the section entitled “The Merger Agreement — Reasons for the Merger — Bookham’s Reasons for the Merger” on page 85.

Avanex’s Reasons (Page 87).  In addition to the reasons above, the Avanex board of directors considered in evaluating the merger a number of other factors. See the section entitled “The Merger Agreement — Reasons for the Merger — Avanex’s Reasons for the Merger” on page 87.

Opinions of Financial Advisors

Opinion of Bookham’s Financial Advisor (Page 90).  Citigroup Global Markets Inc., also referred to as Citi, delivered its opinion to Bookham’s board of directors that, as of January 27, 2009, and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the exchange ratio of 5.426 shares of Bookham common stock to be issued in exchange for each share of Avanex common stock pursuant to the merger agreement was fair to Bookham from a financial point of view.

The full text of the written opinion of Citigroup Global Markets Inc., dated January 27, 2009, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Citigroup Global Markets Inc. provided its opinion for the information of Bookham’s board of directors in connection with its evaluation of the merger. The Citigroup Global Markets Inc. opinion is not intended to be and does not constitute a recommendation as to how any holder of Bookham common stock should vote with respect to the issuance of shares of Bookham common stock in the merger. Bookham urges you to read the entire opinion carefully.

Opinion of Avanex’s Financial Advisor (Page 96).  In connection with the merger, Avanex’s financial advisor, Banc of America Securities LLC, referred to as Banc of America Securities, delivered to Avanex’s board of directors a written opinion, dated January 27, 2009, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Avanex common stock of the exchange ratio provided for in the merger agreement of 5.426 shares of Bookham common stock for each outstanding share of Avanex common stock. The full text of the written opinion, dated January 27, 2009, of Banc of America Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus in its entirety. Banc of America Securities delivered its opinion to Avanex’s board of directors for the benefit and use of Avanex’s board of directors in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger. Avanex encourages holders of Avanex common stock to read the opinion carefully in its entirety.

Interests of Bookham’s Directors in the Merger (Page 104)

When considering the recommendations by the Bookham board of directors, you should be aware that a number of Bookham’s directors have interests in the merger that are different from those of other Bookham stockholders.

Interests of Avanex’s Executive Officers and Directors in the Merger (Page 105)

When considering the recommendations by the Avanex board of directors, you should be aware that a number of Avanex’s executive officers and directors have interests in the merger that are different from those of other Avanex stockholders.

Restrictions on Resales (Page 110)

All shares of Bookham common stock received by Avanex stockholders in the merger will be freely tradable, except that shares of Bookham common stock received by persons who become affiliates of Bookham for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Limitation on the Solicitation, Negotiation and Discussion by Avanex and Bookham of Other Acquisition Proposals (Page 123)

Each of Avanex and Bookham has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than Avanex and Bookham, and to certain related matters.

Change of Board Recommendation (Page 122)

Subject to limited conditions, the board of directors of Avanex or Bookham may withdraw or modify its recommendation in the case of Avanex in support of the adoption of the merger agreement and in the case of Bookham in support of the issuance of shares of Bookham common stock in the merger and the amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham common stock. In the event that the board of directors of either company withdraws or modifies its recommendation in a manner adverse to the other company, the company whose board of directors withdrew or modified its recommendation may be required to pay a termination fee of $1.64 million to the other company.

Conditions to the Merger (Page 126)

The respective obligations of Bookham and Avanex to consummate the merger are subject to the satisfaction of certain conditions.

Termination of the Merger Agreement (Page 129)

Either Bookham or Avanex can terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated.

Expenses and Termination Fees (Page 131)

Subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses; provided, however, that Bookham and Avanex will share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (a) the filing, printing and mailing of the registration statement on Form S-4 and this joint proxy statement/prospectus; and (b) the filing by the parties of any notice or other document under any applicable antitrust or competition legal requirement.

A termination fee of $1.64 million may be payable by either Bookham or Avanex to the other party upon the termination of the merger agreement under several circumstances. Further, in certain circumstances, either Bookham or Avanex may be required to pay to the other party after termination of the merger agreement the other party’s expenses in connection with the merger in the amount of $1.0 million, which fee will be credited against the termination fee described above.

Tax Matters (Page 107)

Cooley Godward Kronish LLP, outside counsel to Bookham, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, outside counsel to Avanex, are expected to each issue a tax opinion to the effect that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. In a reorganization, an Avanex stockholder generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of its shares of Avanex common stock for shares of Bookham common stock. However, any cash received for any fractional share will result in the recognition of gain or loss as if such stockholder sold its fractional share. An Avanex stockholder’s tax basis in the shares of Bookham common stock that it receives in the merger will equal its current tax basis in its Avanex common stock (reduced by the basis allocable to any fractional share interest for which it receives cash).

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Regulatory Approvals (Page 109)

In the United States, Bookham must comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Global Market in connection with the issuance of shares of Bookham common stock in the merger and the filing of this joint proxy statement/prospectus with the U.S. Securities and Exchange Commission, or the SEC. Although the merger is not subject to reporting obligations under the Hart-Scott-Rodino Act, certain governmental entities may take such actions under the antitrust laws as such entity deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of assets of Bookham or Avanex.

Anticipated Accounting Treatment (Page 109)

The merger is expected to be accounted for using the purchase method of accounting pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations, or SFAS No. 141, with Bookham as the acquiror. Under the purchase method of accounting, the total estimated purchase price is allocated to the assets of Avanex acquired and liabilities of Avanex assumed in connection with the merger, based on their estimated fair values. These allocations will be based upon a valuation that has not yet been finalized. If the merger is consummated after June 27, 2009, the merger will be accounted for pursuant to SFAS No. 141 (revised 2007), or SFAS No. 141R. Under SFAS No. 141R there are significant differences as compared to SFAS No. 141 in determining the purchase price of an acquired entity, including the requirement to expense transaction costs and to reflect the fair value of contingent purchase price adjustments at the date of acquisition.

Appraisal Rights (Page 109)

Under Delaware law, holders of Avanex common stock are not entitled to appraisal rights in connection with the merger because both Bookham common stock and Avanex common stock are listed on the NASDAQ Global Market. Under Delaware law, holders of Bookham common stock are not entitled to appraisal rights in connection with the merger.

The Board of Directors and Executive Officers of the Combined Company (Page 178)

The board of directors of Bookham following the effective time of the merger will be composed of three members of Avanex’s current board of directors (currently expected to be Giovanni Barbarossa, Greg Dougherty and Joel A. Smith, III) and four members to be determined by the Bookham board of directors (currently expected to be Alain Couder, Bernard Couillaud, Lori Holland and Edward Collins). It is currently expected that the executive officers of Bookham following the merger will be substantially similar to the current executive officers of Bookham. In addition, following the effective time of the merger, Bookham contemplates that certain employees of Avanex will join Bookham as officers of Bookham and thus may become executive officers of Bookham. In the event that new personnel become executive officers of Bookham, certain persons who currently serve as executive officers of Bookham may no longer serve in such capacity. As of the date of this joint proxy statement/prospectus it is not known which Avanex employees, if any, will become executive officers of Bookham and no determinations by Bookham have been made in this regard. Similarly, it is not known which of Bookham’s current executive officers, if any, will cease to serve in such capacity. The current executive officers of Bookham are: Alain Couder (President and Chief Executive Officer), Jerry Turin (Chief Financial Officer), James Haynes (Chief Operating Officer), Adrian Meldrum (Executive Vice President, Telecom Division) and Kate Rundle (Executive Vice President, General Counsel and Corporate Secretary).

Listing of Bookham Common Stock and Delisting and Deregistration of Avanex Common Stock

Application will be made to have the shares of Bookham common stock issued in the merger approved for listing on the NASDAQ Global Market. If the merger is completed, Avanex common stock will no longer be listed on the NASDAQ Global Market and will be deregistered under the Exchange Act, and Avanex will no longer file periodic reports with the SEC.

Comparison of Rights of Bookham Stockholders and Avanex Stockholders (Page 232)

Avanex stockholders, whose rights are currently governed by the Avanex amended and restated certificate of incorporation, the Avanex bylaws, as amended, and Delaware law, will, upon completion of the merger, become stockholders of Bookham and their rights will be governed by the Bookham restated certificate of incorporation, the Bookham bylaws, as amended, and Delaware law.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BOOKHAM

The selected historical consolidated financial data set forth below is only a summary and should be read in conjunction with Bookham’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bookham” appearing elsewhere in this joint proxy statement/prospectus. Prior to June 2004, Bookham Technology plc reported on a December 31 fiscal year end basis. In June 2004, Bookham Technology plc approved a change in its fiscal year end from December 31 to the Saturday closest to June 30. Pursuant to a scheme of arrangement under the laws of the United Kingdom, Bookham, Inc. assumed the financial reporting history of Bookham Technology plc effective September 10, 2004. In addition, in connection with the scheme of arrangement, Bookham changed its corporate domicile from the United Kingdom to the United States and changed its reporting currency from the U.K. pound sterling to the U.S. dollar effective September 10, 2004. Subsequent to the scheme of arrangement, Bookham’s common stock is traded only on the NASDAQ Global Market whereas, previously, its ordinary shares had been traded on the London Stock Exchange and its American Depositary Shares had been traded on the NASDAQ National Market, which is the former name of the NASDAQ Global Market.

The selected historical consolidated financial data set forth below at December 27, 2008 and for the six months ended December 27, 2008 and December 29, 2007, are derived from Bookham’s unaudited condensed consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The selected financial data set forth below at June 28, 2008 and June 30, 2007, and for the years ended June 28, 2008, June 30, 2007 and July 1, 2006, are derived from Bookham’s audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The selected historical consolidated financial data as of July 1, 2006 and as of and for the period ended July 2, 2005 are derived from audited consolidated financial statements not included in this joint proxy statement/prospectus. The selected financial data as of and for the period ended July 3, 2004 are derived from unaudited condensed consolidated financial statements not included in this joint proxy statement/prospectus.

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

							Twelve Months
	Six Months Ended		Year Ended				Ended
	December 27,	December 29,	June 28,	June 30,	July 1,	July 2,	July 3,
	2008	2007	2008	2007	2006	2005	2004
	(In thousands, except per share data)

Revenues	$116,735	$113,238	$235,491	$202,814	$231,649	$200,256	$158,198
Cost of revenues	$91,401	$87,467	$182,518	$173,493	$190,085	$193,647	$159,508
Gross margin	$25,334	$25,771	$52,973	$29,321	$41,564	$6,609	$(1,310)
Total operating expenses	$45,378	$44,638	$83,240	$109,178	$118,928	$250,596	$125,887
Operating loss	$(20,044)	$(18,867)	$(30,267)	$(79,857)	$(77,364)	$(243,987)	$(127,197)
Net loss	$(4,268)	$(16,141)	$(23,440)	$(82,175)	$(87,497)	$(247,972)	$(125,078)
Net loss per share (basic and diluted)	$(0.04)	$(0.19)	$(0.25)	$(1.17)	$(1.87)	$(7.43)	$(5.17)
Weighted average shares of common stock used in computing net loss per share (basic and diluted)	100,209	86,775	93,099	70,336	46,679	33,379	24,243

CONSOLIDATED BALANCE SHEET DATA:

	As of
	December 27,	June 28,	June 30,	July 1,	July 2,	July 3,
	2008	2008	2007	2006	2005	2004
	(In thousands)

Cash and cash equivalents	$35,296	$32,863	$36,631	$37,750	$24,934	$109,682
Short-term investments	$8,894	$17,845	$—	$—	$—	$6,985
Total assets	$180,086	$212,090	$204,526	$236,797	$238,578	$468,025
Long-term obligations	$1,821	$1,336	$1,908	$5,337	$76,925	$64,507
Total liabilities	$52,487	$63,028	$83,559	$101,656	$147,510	$137,435
Total stockholders’ equity	$127,599	$149,062	$120,967	$135,141	$91,068	$330,590

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AVANEX

The selected historical consolidated financial data set forth below is only a summary and should be read in conjunction with Avanex’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Avanex” appearing elsewhere in this joint proxy statement/prospectus.

The selected historical consolidated financial data set forth below at December 31, 2008 and for the six months ended December 31, 2008 and 2007, are derived from Avanex’s unaudited condensed consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The selected historical consolidated financial data set forth below at June 30, 2008 and 2007, and for the years ended June 30, 2008, 2007 and 2006, are derived from Avanex’s audited consolidated financial statements included elsewhere in this joint proxy statement/ prospectus. The selected historical consolidated financial data as of June 30, 2006 and for the years ended June 30, 2005 and 2004 are derived from audited consolidated financial statements not included in this joint proxy statement/prospectus.

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

	Six Months Ended		Year Ended
	Dec. 31,	Dec. 31,	June 30,	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007	2006	2005	2004
	(In thousands, except per share data)

Revenues	$83,275	$106,716	$208,094	$212,755	$162,944	$160,695	$106,932
Cost of revenue	$69,660	$75,405	$144,509	$174,550	$154,484	$165,258	$133,259
Gross profit	$13,615	$31,311	$63,585	$38,205	$8,460	$(4,563)	$(26,327)
Total operating expenses	$40,464	$32,277	$61,886	$70,673	$55,655	$100,830	$94,985
Operating income (loss)	$(26,849)	$(966)	$1,699	$(32,468)	$(47,195)	$(105,393)	$(121,312)
Net income (loss)	$(26,455)	$131	$4,720	$(30,605)	$(54,692)	$(108,371)	$(124,067)
Net income (loss) per common share:
Basic	$(1.71)	$0.01	$0.31	$(2.16)	$(5.03)	$(11.27)	$(14.25)
Diluted	$(1.71)	$0.01	$0.31	$(2.16)	$(5.03)	$(11.27)	$(14.25)
Weighted-average shares used in computing net income (loss) per common share:
Basic:	15,460	15,176	15,242	14,196	10,882	9,616	8,704
Diluted:	15,460	15,424	15,370	14,196	10,882	9,616	8,704

CONSOLIDATED BALANCE SHEET DATA:

	As of
	Dec. 31,	June 30,	June 30,	June 30,	June 30,	June 30,
	2008	2008	2007	2006	2005	2004
	(In thousands)

Cash and cash equivalents	$13,897	$14,839	$14,837	$28,963	$26,811	$21,637
Short-term investments	$19,550	$40,590	$28,942	$38,696	$38,929	$46,787
Total assets	$106,119	$141,067	$135,000	$165,558	$199,656	$275,196
Convertible notes	$—	$—	$—	$4,569	$29,408	$—
Other long-term obligations	$4,977	$6,563	$9,619	$24,618	$23,511	$26,556
Total liabilities	$43,474	$55,672	$62,918	$92,220	$145,908	$117,732
Total stockholders’ equity	$62,645	$85,395	$72,082	$73,338	$53,748	$157,464

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
(in thousands, except per share data)

The following table presents information about the unaudited pro forma condensed combined financial data after giving effect to the merger. The selected financial data set forth below at December 27, 2008, for the six months ended December 27, 2008 and for the year ended June 28, 2008 should be read together with the historical consolidated financial statements of Bookham and Avanex, including the related notes, appearing elsewhere in this joint proxy statement/prospectus, and the other consolidated historical financial data of Bookham and Avanex and unaudited pro forma combined financial statements, including the related notes, appearing elsewhere in this joint proxy statement/prospectus. See also “Risk Factors” beginning on page 26 and “Cautionary Statement Regarding Forward-Looking Information” on page 25 of this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements have been prepared by Bookham’s management for illustrative purposes only and are not necessarily indicative of the condensed combined financial position or results of operations in future periods or the results that actually would have been realized had Bookham and Avanex been a combined company during the specified periods. The pro forma adjustments are based on the information available at the time of the preparation of this joint proxy statement/prospectus.

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

	Six Months
	Ended	Year Ended
	December 27,	June 28,
	2008	2008

Revenues	$198,295	$439,405
Cost of revenues	$159,630	$323,444
Gross margin	$38,665	$115,961
Total operating expenses	$74,781	$141,963
Operating loss	$(36,116)	$(26,002)
Net loss	$(19,962)	$(16,186)
Net loss per share (basic and diluted)	$(0.11)	$(0.09)
Weighted average shares of common stock used in computing net loss per share (basic and diluted)	185,828	178,718

CONSOLIDATED BALANCE SHEET DATA:

December 27,
2008

Cash and cash equivalents	$42,783
Short-term investments	$28,444
Total assets	$268,709
Long-term obligations	$6,798
Total liabilities	$95,744
Total stockholders’ equity	$172,965

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following information does not give effect to the proposed reverse stock split discussed in the section entitled “Bookham Proposal No. 3 — Amendments to Bookham’s Restated Certificate of Incorporation to Effect a Reverse Stock Split and to Reduce the Number of Authorized Shares of Bookham Common Stock and Preferred Stock.”

The following information reflects the historical net loss and book value per share of Bookham common stock and the historical net income (loss) and book value per share of Avanex common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger of Bookham with Avanex on a pro forma combined basis. The unaudited pro forma combined per common share data are provided for informational purposes only and are not necessarily indications of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. We have derived the unaudited pro forma combined per common share data from the unaudited pro forma condensed combined financial statements presented elsewhere in this joint proxy statement/prospectus.

Because of different fiscal period ends, the unaudited pro forma condensed combined statements of operations data for the six months ended December 27, 2008 combines Bookham’s historical consolidated statement of operations for the six months then ended with Avanex’s historical consolidated statement of operations for the six months ended December 31, 2008. The unaudited pro forma condensed combined statements of operations data for the fiscal year ended June 28, 2008 combines Bookham’s historical consolidated statement of operations for the fiscal year then ended with Avanex’s results of operations for the fiscal year ended June 30, 2008.

You should read the tables below in conjunction with the respective audited and unaudited consolidated financial statements and related notes of Bookham and Avanex included elsewhere in this joint proxy statement/prospectus, and the unaudited pro forma condensed combined financial statements and notes related to such unaudited pro forma condensed combined financial statements included elsewhere in this joint proxy statement/prospectus.

Bookham

	Six Months Ended	Fiscal Year Ended
	December 27,	June 28,
	2008	2008

Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.04)	$(0.25)
Book value per share as of the period end(1)	$1.27	$1.48

Avanex

	Six Months Ended	Fiscal Year Ended
	December 31,	June 30,
	2008	2008

Historical Per Common Share Data:
Basic and diluted net income (loss) per share	$(1.71)	$0.31
Book value per share as of the period end(1)	$4.01	$5.57

Pro Forma Combined Company

	Six Months Ended	Fiscal Year Ended
	December 27,	June 28,
	2008	2008

Unaudited Pro Forma Combined Per Common Share Data:
Basic and diluted net loss per share	$(0.11)	$(0.09)
Book value per share as of the period end(1)	$0.93	N/A

(1)	The historical book value per Bookham share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at December 27, 2008 and June 28, 2008. The historical book value per Avanex share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at December 30, 2008 and June 30, 2008. The unaudited pro forma combined book value per share as of December 27, 2008 is computed by dividing the unaudited pro forma combined stockholders’ equity by the unaudited pro forma combined number of shares of Bookham common stock outstanding at December 27, 2008 assuming the merger had occurred as of that date.

MARKET PRICE AND DIVIDEND INFORMATION

The following information does not give effect to the proposed reverse stock split discussed in the section entitled “Bookham Proposal No. 3 — Amendments to Bookham’s Restated Certificate of Incorporation to Effect a Reverse Stock Split and to Reduce the Number of Authorized Shares of Bookham Common Stock and Preferred Stock.”

Bookham common stock and Avanex common stock are listed on the NASDAQ Global Market under the symbols “BKHM” and “AVNX,” respectively. The following tables present, for the periods indicated, the range of high and low per share closing sales prices for Bookham common stock and Avanex common stock as reported on the NASDAQ Global Market. Neither Bookham nor Avanex has ever declared or paid any cash dividend on shares of its common stock.

Bookham’s fiscal years end on the Saturday closest to June 30th, and Avanex’s fiscal years end on June 30th.

Bookham Common Stock

	High	Low

Fiscal Year 2007
First quarter	$3.97	$2.42
Second quarter	4.30	3.08
Third quarter	4.15	2.19
Fourth quarter	2.54	1.98
Fiscal Year 2008
First quarter	$2.97	$2.25
Second quarter	3.32	2.25
Third quarter	2.58	1.21
Fourth quarter	2.24	1.31
Fiscal Year 2009
First quarter	$2.02	$1.12
Second quarter	1.24	0.30
Third quarter (through March 24, 2009)	0.56	0.21

Avanex Common Stock

	High	Low

Fiscal Year 2007
First quarter	$28.80	$18.75
Second quarter	31.65	22.35
Third quarter	34.20	26.40
Fourth quarter	27.45	22.35
Fiscal Year 2008
First quarter	$30.75	$22.50
Second quarter	28.35	14.55
Third quarter	15.45	8.70
Fourth quarter	18.00	9.60
Fiscal Year 2009
First quarter(1)	$16.20	$4.30
Second quarter	4.78	0.75
Third quarter (through March 24, 2009)	1.90	1.01

(1)	Effective as of August 13, 2008, Avanex effected a one-for-fifteen reverse stock split of its common stock.

The following table presents the closing per share price of Bookham common stock and Avanex common stock, as reported on the NASDAQ Global Market, and the estimated equivalent per share price (as explained below) of Avanex common stock on January 27, 2009, the last full trading day before the public announcement of the proposed merger, and on March 24, 2009:

	Bookham	Avanex	Estimated Equivalent
	Common Stock	Common Stock	Avanex Per Share Price

January 27, 2009	$0.40	$1.30	$2.17
March 24, 2009	$0.31	$1.52	$1.68

The estimated equivalent per share price of a share of Avanex common stock equals the exchange ratio of 5.426 multiplied by the price of a share of Bookham common stock. You may use this calculation to estimate what your shares of Avanex common stock will be worth if the merger is consummated. If the merger had occurred on March 24, 2009, you would have received a number of shares of Bookham common stock worth $1.68 for each share of Avanex common stock you owned. The actual equivalent per share price of a share of Avanex common stock that you will receive if the merger is consummated may be different from this price because the per share price of Bookham common stock on the NASDAQ Global Market fluctuates continuously.

Following the consummation of the merger, Bookham common stock will continue to be listed on the NASDAQ Global Market, and there will be no further market for Avanex common stock. Pursuant to the merger agreement, Bookham and Avanex will take all actions necessary to ensure that the name of the combined company following the merger will be the name mutually agreed to by Bookham and Avanex. The name change has not yet been determined between the parties; however, when (and if) a name change is effected, a change in Bookham’s trading symbol may be effected as well.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This joint proxy statement/prospectus includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believes,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predicts,” “project,” “should,” “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this joint proxy statement/prospectus include, without limitation, statements regarding forecasts of market growth, future revenue, benefits of the proposed merger, potential synergies, cost savings and costs as a result of the proposed merger, future expectations concerning available cash and cash equivalents, assumptions underlying or relating to any of the foregoing, and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed in or implied by this joint proxy statement/prospectus. Such risk factors include, among others: difficulties we may encounter in integrating the merged businesses; uncertainties as to the consummation of the merger, and the satisfaction of closing conditions to the merger (including the receipt of required stockholder approvals); whether certain markets will grow as anticipated; the competitive environment in the optical components industry and competitive responses to the proposed merger; whether the companies can successfully develop new products on a timely basis and the degree to which these gain market acceptance; risks associated with general business and economic conditions; the performance of financial markets; the impact of the filing for bankruptcy by Nortel Networks Corporation, or Nortel Networks or Nortel, on its ability to pay for existing products and its demand for products in the future; the lack of availability of credit; changes in inventory and product mix; degradation in the exchange rate of the Unites States dollar relative to the currencies of the U.K., China, the European Union and Thailand; the continued ability of Bookham to maintain requisite financial resources; the failure to realize synergies and cost savings from the transaction or delay in realization thereof; the businesses or employees of Bookham and Avanex not being combined and integrated successfully, or such combination taking longer, being more difficult, more time consuming or more costly to accomplish than expected; operating costs and business disruption following the merger, including adverse effects on employee retention, design wins and on the business relationship with third parties; and the effect of litigation challenging the merger. Additional risk factors that can cause the actual results, levels of activity, performance or achievements to differ materially from results expressed in or implied by this joint proxy statement/prospectus are described in the section “Risk Factors” on page 26.

Actual results may differ materially from those contained in the forward-looking statements in this joint proxy statement/prospectus. Additional information concerning these and other risk factors is contained elsewhere in this joint proxy statement/prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. All forward-looking statements are qualified in their entirety by this cautionary statement. We assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RISK FACTORS

You should consider the following factors in evaluating whether to approve the issuance of shares of Bookham common stock in the merger or whether to adopt the merger agreement, as the case may be. These factors should be considered in conjunction with the other information included by Bookham and Avanex in this joint proxy statement/prospectus.

Risks Relating to the Merger

The combined company may not achieve strategic objectives, anticipated synergies and cost savings and other potential benefits of the merger.

Both companies expect to realize strategic and other financial and operating benefits as a result of the merger, including, among other things, significant cost savings synergies. However, neither company can predict with certainty the extent to which these benefits will actually be achieved or the timing of any such benefits. The following factors, among others, may prevent the combined company from realizing these benefits:

•	the inability of the combined company to increase product sales;

•	unfavorable customer reaction to the combined company’s products;

•	competitive factors, including technological advances attained by competitors and patents granted to or contested by competitors, which would enhance their ability to compete against the combined company;

•	the failure of key markets for the combined company’s products to develop to the extent or as rapidly as currently expected;

•	the impact of the current economic and financial downturn and the extent to which the current adverse economic conditions and disruptions in the credit and financial markets improve or ameliorate, if at all;

•	changes in technology that increase the number of competitors that the combined company faces after the merger or require the combined company to make significant capital expenditures to develop competitive products;

•	unfavorable reaction to the merger by the combined company’s third party manufacturers;

•	employment law or regulations or other limitations in foreign jurisdictions that could have an impact on timing, amounts or costs of achieving synergies; and

•	the failure to retain key employees.

Failure to achieve the strategic objectives of the merger could have a material adverse effect on the revenues, expenses and the operating results and cash resources of the combined company and could result in the combined company not achieving the anticipated potential benefits of the merger. In addition, Bookham and Avanex cannot assure you that the growth rate of the combined company will equal the historical growth rate experienced by either Bookham or Avanex.

Bookham and Avanex may not successfully integrate their businesses and may not realize the anticipated benefits of the merger.

Achieving the potential benefits of the merger will depend in substantial part on the successful integration of the two companies’ technologies, operations and personnel. Bookham and Avanex will face significant challenges in integrating their organizations and operations in a timely and efficient manner. Some of the challenges involved in this integration include:

•	demonstrating to the customers of Bookham and Avanex that the merger will not result in adverse changes in client service standards or business focus and helping customers conduct business easily with the combined company;

•	consolidating and rationalizing corporate information technology, engineering and administrative infrastructures;

•	integrating product offerings;

•	coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company;

•	coordinating and integrating the supply chains;

•	coordinating and integrating the manufacturing activities of the two companies, including with respect to third party manufacturers;

•	coordinating the international activities of the two companies;

•	coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost; and

•	preserving important relationships of both Bookham and Avanex and resolving potential conflicts that may arise.

The integration of Bookham and Avanex will be a complex, time consuming and expensive process. It is not certain that Bookham and Avanex can be successfully integrated in a timely manner or at all or that any of the anticipated benefits will be realized. Failure to do so could have a material adverse effect on the revenues, expenses and the operating results and cash resources of the combined company and could result in the combined company not achieving the anticipated potential benefits of the merger.

Integrating the companies may divert management’s attention away from our operations.

Successful integration of Bookham’s and Avanex’s operations, products and personnel may place a significant burden on Bookham’s management and its internal resources, following the completion of the merger. The diversion of management attention and any difficulties encountered in the transition and integration process could harm Bookham’s business, financial condition, operating results and evaluating strategic actions.

Bookham expects to incur significant costs integrating the companies into a single business, and if such integration is not successful Bookham may not realize the expected benefits of the merger.

Bookham expects to incur significant costs integrating Avanex’s operations, products and personnel. These costs may include costs for:

•	employee redeployment, relocation or severance;

•	conversion of information systems;

•	combining research and development teams and processes;

•	reorganization or closures of redundant or excess facilities; and

•	relocation or disposition of excess equipment.

In addition, Bookham expects to incur significant costs in connection with the merger. Bookham does not know whether it will be successful in these integration efforts or in consummating the merger and cannot assure you that it will realize the expected benefits of the merger. In addition, Bookham may incur restructuring costs in connection with the merger that exceed the current expectations. Finally, the board of directors and employees of the combined entity will consist of individuals from both Bookham and Avanex, and the new members of the board of directors and employees of the combined entity, which have had limited exposure to each other, may not be able to work together effectively, which also could have an adverse effect on the business of the combined entity.

If Bookham fails to retain key employees, the benefits of the merger could be diminished.

The successful combination of Bookham and Avanex will depend in part on the retention of key personnel. There can be no assurance that Bookham will be able to retain its or Avanex’s key management, technical, sales and customer support personnel. If Bookham fails to retain such key employees, it may not realize the anticipated benefits of the merger.

The sales of Bookham and/or Avanex could decline if customer relationships are disrupted by the merger.

Bookham’s and Avanex’s customers may not continue their current buying patterns during the pendency of, and following, the merger. Any loss of design wins or significant delay or reduction in orders for Bookham’s or Avanex’s products could harm the combined company’s business, financial condition and results of operations. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of Bookham’s and Avanex’s products and the combined company’s future product strategy, or consider purchasing products of our competitors. Customers may also seek to modify or terminate existing agreements, or prospective customers may delay entering into new agreements or purchasing our products. In addition, by increasing the breadth of Bookham’s and Avanex’s business, the merger may make it more difficult for the combined company to enter into relationships, including customer relationships, with strategic partners, some of whom may view the combined company as a more direct competitor than either Bookham or Avanex as an independent company.

Because Avanex stockholders will receive a fixed number of shares of Bookham common stock in the merger, rather than a fixed value, if the market price of Bookham common stock declines, Avanex stockholders will receive consideration in the merger of lesser value.

Upon the consummation of the merger, each Avanex share will be converted into the right to receive 5.426 shares of Bookham common stock. Since the exchange ratio is fixed, the number of shares that Avanex stockholders will receive in the merger will not change, even if the market price of Bookham or Avanex common stock changes. In recent years, the stock market, in general, and the securities of technology companies, in particular, have experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of Bookham common stock. The market price of Bookham common stock upon and after the consummation of the merger could be lower than the market price on the date of the merger agreement or the current market price. Avanex stockholders should obtain recent market quotations of Bookham common stock before they vote on the merger.

The ownership and voting interests of Bookham stockholders will be diluted as a result of the issuance of shares of Bookham common stock to the security holders of Avanex in the merger

After the merger, stockholders of Avanex who receive Bookham common stock in the merger will represent approximately 46.75% of Bookham common stock as of the date of the merger, based on the number of shares of Bookham common stock and Avanex common stock that were outstanding on January 27, 2009, assuming that no Avanex or Bookham stock options or warrants are exercised after January 27, 2009 and prior to the effective time of the merger, and without giving effect to the vesting of any outstanding Avanex or Bookham restricted stock units after January 27, 2009 and prior to the effective time of the merger. After the merger, Bookham stockholders will have the same number of shares of Bookham common stock held immediately prior to the merger and will therefore hold a smaller percentage, approximately 53.25% of the aggregate number of shares of Bookham common stock outstanding after the merger, based on the same assumptions as included in the previous sentence.

As a result of the merger, the combined company will be a larger and more geographically diverse organization, and if the combined company’s management is unable to manage the combined organization efficiently, its operating results will suffer.

Following the merger, the combined company will have approximately 2,783 employees in a total of 13 facilities around the world. As a result, the combined company will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to manage successfully the geographically more diverse (including from a cultural perspective) and substantially larger combined organization could have a material adverse effect on the operating results of the combined company after the merger and, as a result, on the market price of Bookham common stock.

Certain governmental authorities may seek to set material restrictions or conditions in order to consummate the merger, as they deem necessary or desirable in the public interest.

Although the merger is not subject to reporting obligations under the Hart-Scott-Rodino Act, each of the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission could take actions under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Bookham or Avanex. In addition, any state of the U.S. could take such actions under the antitrust laws as it deems necessary and desirable. Such actions can include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Bookham or Avanex.

The proposed merger may not be consummated.

Neither Bookham nor Avanex can provide any assurances that the proposed merger will be consummated. If the companies are unable to complete the proposed merger, each will have incurred substantial expenses and diverted significant management time and resources from their ongoing business without the intended benefit.

Bookham’s directors have interests that differ from other Bookham stockholders’ interests and may influence them to support and approve the merger.

The members of the board of directors of Bookham that will not continue to serve as directors of Bookham following the effective time of the merger (collectively referred to as the Bookham departing directors) have certain interests in the merger that differ from the interests of other Bookham stockholders. The Bookham departing directors are currently expected to be Peter F. Bordui, David Simpson, Joe Cook and W. Arthur Porter; however, a final determination as to who the Bookham departing directors will be has not been made and the persons who will be Bookham departing directors may change. Effective as of the effective time of the merger, the exercise period of Bookham stock options held by the Bookham departing directors will be extended and such stock options will be exercisable for a period of one year following the effective time of the merger. In addition, the vesting of the Bookham equity awards granted to the Bookham departing directors will accelerate in full. Further, each Bookham departing director will also be entitled to coverage under the current directors’ and officers’ liability insurance for a period similar to the period during which Avanex’s directors will be entitled to insurance coverage (six years following the effective time of the merger) for actions and omissions occurring prior to the effective time of the merger. Bookham stockholders should review the section titled “Bookham Proposal No. 1 and Avanex Proposal No. 1 — The Merger — Interests of Bookham’s Directors in the Merger” beginning on page 104 for a more complete description of these arrangements.

Avanex’s directors and executive officers have interests that differ from other Avanex stockholders’ interests and may influence them to support and approve the merger.

Avanex’s directors and executive officers have certain interests in the merger that differ from the interests of other Avanex stockholders. First, as of the effective time of the merger, each non-employee director of Avanex will be entitled to accelerated vesting of all of their outstanding options and restricted stock units issued under Avanex’s 1999 Director Option Plan. Second, pursuant to the terms of the outstanding option awards of those directors of Avanex who will resign and will not become a director of Bookham in connection with the merger, the post-termination exercise period for such options is two years. Third, certain executive officers of Avanex have entered into change in control agreements with Avanex providing each of them certain acceleration of vesting of their equity awards and certain severance payments under certain circumstances in connection with the merger. In addition, each Avanex director and officer will also be entitled to continuing indemnification from Avanex for a period of six years following the merger. As a result, Avanex directors and officers could be more likely to vote for the proposal to approve and adopt the merger agreement and approve the merger than if they did not have these interests. Avanex stockholders should review the section titled “Bookham Proposal No. 1 and Avanex Proposal No. 1 — The Merger — Interests of Avanex’s Executive Officers and Directors in the Merger” beginning on page 105 for a more complete description of these arrangements.

A purported class action lawsuit has been filed against Avanex, its directors, Bookham and Ultraviolet Acquisition Sub challenging the merger, and an unfavorable judgment or ruling in this lawsuit could prevent or delay the consummation of the merger, result in substantial costs or both.

On February 3, 2009, a purported class action complaint was filed against Avanex and its directors, Bookham, Inc., and Ultraviolet Acquisition Sub, Inc. in the Superior Court of California, Alameda County by two individuals who purport to be shareholders of Avanex. Plaintiffs purport to bring this action on behalf of all shareholders of Avanex. On March 3, 2009, these individuals filed an amended complaint. The amended complaint alleges that the defendants breached their fiduciary duties by failing to maximize shareholder value in connection with the contemplated merger of Avanex and Bookham, and that the joint proxy statement/prospectus fails to provide stockholders with material information or contains materially misleading information thereby rendering the stockholders unable to cast an informed vote on the proposed merger. The complaint also alleges that Avanex, Bookham, and Ultraviolet Acquisition Sub aided and abetted the individual defendants’ alleged breach of fiduciary duties. Plaintiffs seek to permanently enjoin the merger with Bookham, monetary damages in an unspecified amount attributable to the alleged breach of duties, and legal fees and expenses. Avanex, Bookham, Ultraviolet Acquisition Sub, Inc. and the individual defendants intend to defend against the complaint vigorously. However, there can be no assurance that the defendants will be successful in their defense. An unfavorable outcome in this lawsuit could prevent or delay the consummation of the merger, result in substantial costs to Avanex, Bookham or both.

If the merger is completed after June 27, 2009, it will be accounted for under new accounting standards.

In December 2007, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“SFAS No. 141R”). SFAS No. 141R establishes the principles and requirements for how an acquiror (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R makes significant changes to existing accounting practices for acquisitions, including the requirement to expense transaction costs and to reflect the fair value of contingent purchase price adjustments at the date of acquisition. SFAS No. 141R is to be applied prospectively to business combinations consummated on or after the beginning of the first annual reporting period on or after December 15, 2008. If the merger closes after June 27, 2009, it will be accounted for under SFAS No. 141R.

Risks Relating to Bookham

Risks Related to Our Business

We have a history of large operating losses and we may not be able to achieve profitability in the future.

We have historically incurred losses and negative cash flows from operations since our inception. As of December 27, 2008, we had an accumulated deficit of $1,063.8 million. We do not expect to be profitable in the quarter ending March 29, 2009, even if the merger with Avanex is consummated prior to that time.

Our net loss for the six months ended December 27, 2008 was $4.3 million. Our net loss for the year ended June 28, 2008 was $23.4 million. Our net loss for the year ended June 30, 2007 was $82.2 million. We may not be able to achieve profitability in any future period, and if we are unable to do so, we may need additional financing to execute on our current or future business strategies, which may not be available to us on commercially acceptable terms or at all.

We may not be able to maintain current levels of gross margins.

We may not be able to maintain a positive gross margin to the extent that current economic uncertainty affects our overall revenue, and we are unable to adjust expenses as necessary. We must, in any event, continue to reduce our costs and improve our product mix to offset price erosion on certain product categories. In particular, over the last twelve to eighteen months we have introduced a family of tunable products that account for an increasing percentage of our overall product revenues. In the quarter ended September 27, 2008, we were capacity constrained in our delivery of these products due to component supply and production limitations, and we are only beginning to achieve margins on these products approaching our long-term target margins as we introduce them into large-scale production. Although we have plans in place both to address production constraints, and to maintain and further improve margins in our tunable products, any failure to do so will adversely affect our financial results, including our goal to achieve sustainable cash flow positive operations. Our gross margins in the three months ended December 27, 2008 were also adversely impacted by the deferral of revenue for $5.4 million in products shipped to two customers that were not reasonably assured of collectability in accordance with our revenue recognition policy.

Our business and results of operations may be negatively impacted by general economic and financial market conditions and such conditions may increase the other risks that affect our business.

The world’s financial markets are currently experiencing significant turmoil, resulting in reductions in available credit, dramatically increased costs of credit, extreme volatility in security prices, potential changes to existing credit terms, rating downgrades of investments and reduced valuations of securities generally. In light of these economic conditions, certain of our telecom customers have reduced their spending plans, leading them to draw down their existing inventory and reducing anticipated orders for optical components. Furthermore, it is possible that these customers, or others, will continue to significantly reduce capital expenditures in the near term, draw down their inventories, reduce production levels of existing products, defer introduction of new products or place orders and accept delivery for products for which they do not pay us due to their economic difficulties or other reasons. These actions have, and we expect that they will continue to have an adverse impact on our own revenues, which we anticipate will in any event be reduced in the third quarter of fiscal 2009 as compared to the preceding quarter. In addition, the financial downturn has affected the financial strength of certain of our customers, and could adversely affect others. In particular, Nortel Networks filed for bankruptcy relief on January 14, 2009, and, as a consequence, we have deferred $4.1 million in revenues that might otherwise have been recognized. There can be no assurance that Nortel Networks will continue to purchase our products at previously or currently anticipated levels while it is in insolvency proceedings for reasons including, but not limited to, Nortel’s distractions from its core business execution and the reaction of its own customers.

In addition, our suppliers may also be adversely affected by economic conditions that may impact their ability to provide important components used in our manufacturing processes on a timely basis, or at all.

These conditions could also result in reduced capital resources because of reduced credit availability, higher costs of credit and the stretching of payables by creditors seeking to preserve their own cash resources. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the U.S. and other countries, but the longer the duration the greater risks we face in operating our business.

Our success will depend on our ability to anticipate and respond to evolving technologies and customer requirements.

The market for telecommunications equipment is characterized by substantial capital investment and diverse and evolving technologies. For example, the market for optical components is currently characterized by a trend toward the adoption of pluggable components and tunable transmitters that do not require the customized interconnections of traditional fixed wavelength gold box devices and the increased integration of components on subsystems. Our ability to anticipate and respond to these and other changes in technology, industry standards, customer requirements and product offerings and to develop and introduce new and enhanced products will be significant factors in our ability to succeed. We expect that new technologies will continue to emerge as competition in the telecommunications industry increases and the need for higher and more cost efficient bandwidth expands. The introduction of new products embodying new technologies or the emergence of new industry standards could render our existing products or products in development uncompetitive from a pricing standpoint, obsolete or unmarketable.

The market for optical components continues to be characterized by excess capacity and intense price competition which has had, and will continue to have, a material adverse effect on our results of operations.

There continues to be excess capacity for many optical components companies, intense price competition among optical component manufacturers and continued consolidation in the industry. As a result of this excess capacity and other industry factors, pricing pressure remains intense. The continued uncertainties in the telecommunications industry and the global economy make it difficult for us to anticipate revenue levels and therefore to make appropriate estimates and plans relating to cost management. Continued uncertain demand for optical components has had, and will continue to have, a material adverse effect on our results of operations.

We depend on a limited number of customers for a significant percentage of our revenues.

Historically, we have generated most of our revenues from a limited number of customers. For example, in the six months ended December 27, 2008, our three largest customers accounted for 36 percent of our revenues. In the fiscal year ended June 28, 2008 and the fiscal year ended June 30, 2007, our three largest customers accounted for 33 percent and 41 percent of our revenues, respectively. Revenues from any of our major customers may decline or fluctuate significantly in the future, which could have an adverse impact on our business and results of operations. For example, we expect that the revenues that we receive from the sale of products to Nortel Networks, which accounted for $5.4 million, or 11 percent, of our total revenues for the three months ended December 27, 2008, may decline in the future as a result of its bankruptcy filing on January 14, 2009. We may not be able to offset any decline in revenues from our existing major customers with revenues from new customers or other existing customers.

We and our telecom customers depend upon a limited number of major telecommunications carriers.

Our dependence on a limited number of customers is due to the fact that the optical telecommunications systems industry is dominated by a small number of large companies. These customers in turn depend primarily on a limited number of major telecommunications carrier customers to purchase their products that incorporate our optical components. Many major telecommunication systems companies and telecommunication carriers are reducing inventories and experiencing losses from operations in light of the current economic conditions. The further consolidation of the industry, coupled with declining revenues from our major customers, may have a material adverse impact on our business.

We typically do not enter into long-term contracts with our customers and our customers may decrease, cancel or delay their buying levels at any time with little or no advance notice to us.

Our customers typically purchase our products pursuant to individual purchase orders. While our customers generally provide us with their expected forecasts for our products several months in advance, in most cases they are not contractually committed to buy any quantity of products beyond those in purchase orders previously submitted to us. Our customers may decrease, cancel or delay purchase orders already in place. If any of our major customers decrease, stop or delay purchasing our products for any reason, our business and results of operations would be harmed. Cancellation or delays of such orders may cause us to fail to achieve our short-term and long-term financial and operating goals and result in excess and obsolete inventory.

Our products may infringe the intellectual property rights of others which could result in expensive litigation or require us to obtain a license to use the technology from third parties, or we may be prohibited from selling certain products in the future.

Companies in the industry in which we operate frequently receive claims of patent infringement or infringement of other intellectual property rights. We have, from time to time, received such claims, including from competitors and from companies that have substantially more resources than us.

For example, on March 4, 2008, we filed a declaratory judgment complaint captioned Bookham, Inc. v. JDS Uniphase Corp. and Agility Communications, Inc., Civil Action No. 5:08-CV-01275-RMW, in the United States District Court for the Northern District of California, San Jose Division. Our complaint seeks declaratory judgments that our tunable laser products do not infringe any valid, enforceable claim of U.S. Patent Nos. 6,658,035, 6,654,400 and 6,687,278, and that all claims of the aforementioned patents are invalid and unenforceable. Our complaint also contains affirmative claims for relief against JDS Uniphase Corp. and Agility Communications, Inc. for statutory unfair competition, and for intentional interference with economic advantage.

On July 21, 2008, JDS Uniphase Corp. and Agility Communications, Inc. answered our complaint and asserted counterclaims against Bookham for infringement of U.S. Patent Nos. 6,658,035, 6,654,400 and 6,687,278, which JDS Uniphase Corp. acquired from Agility Communications, Inc. On October 6, 2008, JDS Uniphase Corp. indicated that its infringement claims are directed at Bookham’s LamdaFlextm TL500 VCJ; TL5000VLJ; TL3000; TL7000; TL8000 and TL9000 products. JDS Uniphase Corp. seeks unspecified compensatory damages, treble damages and attorneys’ fees from Bookham, and an order enjoining Bookham from future infringement of the patents-in-suit. This litigation has been stayed due to JDS Uniphase Corp.’s commencement of a U.S. International Trade Commission Investigation, which is described below.

On November 7, 2008, JDS Uniphase Corp. petitioned the U.S. International Trade Commission to commence an investigation into alleged violations by Bookham of Section 337 of the Tariff Act of 1930. On December 8, 2008, the U.S. International Trade Commission commenced investigation No. 337-TA-662 into Bookham’s alleged importation into the United States, sale for importation, and sale within the United States after importation of tunable laser chips, assemblies, and products containing the same that infringe U.S. Patent Nos. 6,658,035 and 6,687,278. JDS Uniphase Corp. seeks a general exclusion order prohibiting the importation of any Bookham tunable laser chip, assembly, or product containing the same that infringes any claim of the aforementioned patents, as well as an order prohibiting sales after importation into the United States of any allegedly infringing products. The U.S. International Trade Commission has adopted a target completion date of March 19, 2010 for the investigation, and indicated that a final initial determination should be filed by November 19, 2009. Any adverse ruling by the U.S. International Trade Commission, including an exclusion order that could prohibit us from importing into the United States tunable laser chips, assemblies, or products containing the same, or prolonged litigation may have an adverse effect on our business and any resolution may not be in our favor.

Third parties may in the future assert claims against us concerning our existing products or with respect to future products under development. We have entered into and may in the future enter into indemnification obligations in favor of some customers that could be triggered upon an allegation or finding that we are infringing other parties’ proprietary rights. If we do infringe a third party’s rights, we may need to negotiate with holders of those rights relevant to our business. We have from time to time received notices from third parties alleging infringement of their intellectual property and where appropriate have entered into license agreements with those third parties with respect to that intellectual property. We may not in all cases be able to resolve allegations of infringement through licensing arrangements, settlement, alternative designs or otherwise. We may take legal action to determine the validity and scope of the third-party rights or to defend against any allegations of infringement. In times of economic turmoil, such as we are currently experiencing, holders of intellectual property rights have been more aggressive in alleging infringement of those intellectual property rights and we may be the subject to such claims asserted by a third party. In the course of pursuing any of these means or defending against any lawsuits filed against us, we could incur significant costs and diversion of our resources. Due to the competitive nature of our industry, it is unlikely that we could increase our prices to cover such costs. In addition, such claims could result in significant penalties or injunctions that could prevent us from selling some of our products in certain markets or result in settlements that require payment of significant royalties that could adversely affect our ability to price our products profitably.

We are also subject to additional litigation as described in the section entitled “— Risks Related to Regulatory Compliance and Litigation — Litigation regarding Bookham Technology plc’s and New Focus’ initial and follow-on public offerings and Bookham’s proposed merger with Avanex, and any other litigation in which we become involved, including as a result of past or future acquisitions or the arrangements we have with suppliers and customers, may substantially increase our costs and harm our business.”

As a result of our global operations, our business is subject to currency fluctuations that have adversely affected our results of operations in recent quarters and may continue to do so in the future.

Our financial results have been materially impacted by foreign currency fluctuations and our future financial results may also be materially impacted by foreign currency fluctuations. At certain times in our history, declines in the value of the U.S. dollar versus the U.K. pound sterling have had a major negative effect on our profit margins and our cash flow. Despite our change in domicile from the United Kingdom to the United States in 2004 and the transfer of our assembly and test operations from Paignton, U.K. to Shenzhen, China, a significant portion of our expenses are still denominated in U.K. pounds sterling and substantially all of our revenues are denominated in U.S. dollars. Fluctuations in the exchange rate between these two currencies and, to a lesser extent, other currencies in which we collect revenues and or pay expenses will continue to have a material effect on our operating results. For example, from the end of our fiscal quarter ended December 29, 2007 to the end of our fiscal quarter ended December 27, 2008, the U.S. dollar has appreciated 25.9 percent relative to the U.K. pound sterling, which has favorably impacted our results. If the U.S. dollar stays the same or depreciates relative to the U.K. pound sterling in the future, our future financial results may also be materially impacted. Additional exposure could also result should the exchange rate between the U.S. dollar and the Chinese yuan or Swiss franc vary more significantly than they have to date.

We engage in currency hedging transactions in an effort to cover some of our exposure to U.S. dollar to U.K. pound sterling currency fluctuations, and we may be required to convert currencies to meet our obligations. Under certain circumstances, these transactions could have an adverse effect on our financial condition.

We have significant manufacturing operations in China, which exposes us to risks inherent in doing business in China.

We are taking advantage of the comparatively low costs of operating in China. We have recently transferred substantially all of our assembly and test operations, chip-on-carrier operations and manufacturing and supply chain management operations to our facility in Shenzhen, China, and have also transferred certain iterative research and development related activities from the U.K. to Shenzhen, China. We are also transferring certain non-telecom manufacturing operations from our San Jose, California facility to our Shenzhen facility, which is almost complete. The substantial portions of our assembly and test and related manufacturing operations are now concentrated in our single facility in China. To be successful in China we will need to:

•	qualify our manufacturing lines and the products we produce in Shenzhen, as required by our customers;

•	attract qualified personnel to operate our Shenzhen facility; and

•	retain employees at our Shenzhen facility.

There can be no assurance we will be able to do any of these.

Employee turnover in China is high due to the intensely competitive and fluid market for skilled labor. To operate the facility, and to the extent we are unable to retain our existing workforce, we will need to continue to hire direct manufacturing personnel, administrative personnel and technical personnel; obtain and retain required legal authorization to hire such personnel and incur the time and expense to hire and train such personnel.

Operations in China are subject to greater political, legal and economic risks than our operations in other countries. In particular, the political, legal and economic climate in China, both nationally and regionally, is fluid and unpredictable. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations such as those related to taxation, import and export tariffs, environmental regulations, land use rights, intellectual property and other matters. In addition, we may not obtain or retain the requisite legal permits to continue to operate in China and costs or operational limitations may be imposed in connection with obtaining and complying with such permits.

We have, in the past, been advised that power may be rationed in the location of our Shenzhen facility, and were power rationing to be implemented, it could have an adverse impact on our ability to complete manufacturing commitments on a timely basis or, alternatively, could require significant investment in generating capacity to sustain uninterrupted operations at the facility, which we may not be able to do successfully.

We intend to continue to export the majority of the products manufactured at our Shenzhen facility. Under current regulations, upon application and approval by the relevant governmental authorities, we will not be subject to certain Chinese taxes and will be exempt from certain duties on imported materials that are used in the manufacturing process and subsequently exported from China as finished products. However, Chinese trade regulations are in a state of flux, and we may become subject to other forms of taxation and duties in China or may be required to pay export fees in the future. In the event that we become subject to new forms of taxation or export fees in China, our business and results of operations could be materially adversely affected. We may also be required to expend greater amounts than we currently anticipate in connection with increasing production at the Shenzhen facility. Any one of the factors cited above, or a combination of them, could result in unanticipated costs, which could materially and adversely affect our business.

Fluctuations in operating results could adversely affect the market price of our common stock.

Our revenues and operating results are likely to fluctuate significantly in the future. The timing of order placement, size of orders and satisfaction of contractual customer acceptance criteria, as well as order or shipment delays or deferrals, with respect to our products, may cause material fluctuations in revenues. Our lengthy sales cycle, which may extend to more than one year for our telecom products, may cause our revenues and operating results to vary from period to period and it may be difficult to predict the timing and amount of any variation. Delays or deferrals in purchasing decisions by our customers may increase as we develop new or enhanced products for new markets, including data communications, industrial, research, semiconductor capital equipment, military and biotechnology markets. Our current and anticipated future dependence on a small number of customers increases the revenue impact of each such customer’s decision to delay or defer purchases from us. Our expense levels in the future will be based, in large part, on our expectations regarding future revenue sources and, as a result, operating results for any quarterly period in which material orders fail to occur, or are delayed or deferred could vary significantly.

Because of these and other factors, quarter-to-quarter comparisons of our results of operations may not be an indication of future performance. In future periods, results of operations may differ from the estimates of public market analysts and investors. Such a discrepancy could cause the market price of our common stock to decline.

The investment of our cash balance and our investments in marketable debt securities are subject to risks which may cause losses and affect the liquidity of these investments.

At December 27, 2008, we had $35.8 million in cash and cash equivalents (including restricted cash of $0.5 million) and $8.9 million in investments in marketable debt securities. We have historically invested these amounts in U.S. treasury securities and U.S. government agency securities, corporate debt, money market funds, commercial paper and municipal bonds. Certain of these investments are subject to general credit, liquidity, market and interest rate risks. While we do not hold any investments whose value is directly correlated to sub-prime debt, the risks associated with holding certain investments, including some of the investments we hold, have been and may further be exacerbated by U.S. sub-prime mortgage defaults, which have affected various sectors of the financial markets and caused credit and liquidity issues.

In September 2008, Lehman Brothers Holdings Inc., or Lehman, filed a petition under Chapter 11 of the U.S. Bankruptcy Code. At December 27, 2008, we held a Lehman security with par value of $0.8 million. As of January 30, 2009, we do not have an estimate of the recovery value of this security, but we have reduced the carrying value of this security to $0.1 million. For the three and six months ended December 27, 2008, we have recorded impairment charges for the Lehman security of $0.1 million and $0.7 million, respectively, which are included in other expense in our accompanying condensed consolidated statement of operations for such periods.

There may be further declines in the value of our short-term investments, which we may determine to be other-than-temporary. These market risks associated with our investment portfolio may have a negative adverse effect on our results of operations, liquidity and financial condition.

We have recorded a significant impairment charge and we may record additional impairment charges which would adversely impact our results of operations.

We review our goodwill, intangible assets and long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable, and also review goodwill annually in accordance with SFAS No. 142, Goodwill and Other Intangibles. During the three month period ended December 27, 2008, we observed indicators of potential impairment of our goodwill, including the impact of the current general economic downturn on our future prospects and the continued decline of our current market capitalization, which caused us to conduct a preliminary interim goodwill impairment analysis. Our management has determined, in our preliminary goodwill impairment analysis, that our goodwill was in fact impaired, and as a result we have recorded a preliminary estimate of $7.9 million for the impairment loss in our statements of operations for the three and six months ended December 27, 2008. The goodwill was derived from our previous acquisitions. This $7.9 million is only a preliminary estimate. We are continuing to evaluate the impairment of our goodwill, and the amount of the actual impairment charge may vary materially from this initial estimate. We expect that we will complete the full evaluation of the impairment analysis during the quarter ending March 28, 2009.

During the year ended June 30, 2007, we designated the assets underlying our Paignton, U.K. manufacturing site as held for sale and subsequently sold the site to a third party for proceeds of £4.8 million (approximately $9.4 million based on an exchange rate of $1.96 to £1.00 in effect on the date of sale), net of selling costs. In connection with this designation we recorded an impairment charge of $1.9 million during the three month period ended September 30, 2006. During the fiscal year ended July 1, 2006, in connection with a review of our long-lived assets for impairment, we recorded $433,000 of impairment charges.

In the event that we determine in a future period that impairment of our intangible assets or long-lived assets exists for any reason, we would record an impairment charge in the period such determination is made, which would adversely impact our financial position and results of operations.

We may incur additional significant restructuring charges that will adversely affect our results of operations.

Over the past eight years, we have enacted a series of restructuring plans and cost reduction plans designed to reduce our manufacturing overhead and our operating expenses. In 2001, we reduced manufacturing overhead and our operating expenses in response to the initial decline in demand in the optical components industry. In connection with our acquisitions of the optical components business of Nortel Networks in November 2002 and New Focus in March 2004, we enacted restructuring plans related to the consolidation of our operations, which we expanded in September 2004 to include the transfer of our main corporate functions, including consolidated accounting, financial reporting, tax and treasury, from Abingdon, U.K. to our U.S. headquarters in San Jose, California.

In May, September and December 2004, we announced restructuring plans, including the transfer of our assembly and test operations from Paignton, U.K. to Shenzhen, China, along with reductions in research and development and selling, general and administrative expenses. These cost reduction efforts were expanded in November 2005 to include the transfer of our chip-on-carrier assembly from Paignton to Shenzhen. The transfer of these operations was completed in the quarter ended March 31, 2007. In May 2006, we announced further cost reduction plans, which included transitioning all remaining manufacturing support and supply chain management, along with pilot line production and production planning, from Paignton to Shenzhen. This was substantially completed in the quarter ended June 30, 2007. We have spent an aggregate of $32.8 million on these restructuring programs.

On January 31, 2007, we adopted an overhead cost reduction plan which included workforce reductions, facility and site consolidation of our Caswell, U.K. semiconductor operations within our existing U.K. facilities and the transfer of certain research and development activities to our Shenzhen facility. We have incurred expenses of $7.7 million with respect to this cost reduction plan, the substantial portion being personnel severance and retention related expenses.

We plan on taking further advantage of the relatively lower operating costs in our Shenzhen facility by completing the transfer of most of the manufacturing operations from our San Jose, California non-telecom facility to Shenzhen over the next quarter. The substantial portion of the restructuring charges incurred were for personnel related severance and retention costs.

We may incur charges in excess of amounts currently estimated for these restructuring and cost reduction plans. We may incur additional charges in the future in connection with future restructurings and cost reduction plans.

Additionally, if the merger with Avanex is completed, we expect that we will incur an aggregate of approximately $7.0 million in restructuring expenses. These charges, along with any other charges, have adversely affected, and will continue to adversely affect, our results of operations for the periods in which such charges have been, or will be, incurred.

Our results of operations may suffer if we do not effectively manage our inventory, and we may incur inventory-related charges.

We need to manage our inventory of component parts and finished goods effectively to meet changing customer requirements. Accurately forecasting customers’ product needs is difficult. Some of our products and supplies have in the past, and may in the future, become obsolete while in inventory due to rapidly changing customer specifications or a decrease in customer demand. If we are not able to manage our inventory effectively, we may need to write down the value of some of our existing inventory or write off non-saleable or obsolete inventory, which would adversely affect our results of operations. We have from time to time incurred significant inventory-related charges. Any such charges we incur in future periods could significantly adversely affect our results of operations.

Bookham Technology plc may not be able to utilize tax losses and other tax attributes against the receivables that arise as a result of its transaction with Deutsche Bank.

On August 10, 2005, Bookham Technology plc purchased all of the issued share capital of City Leasing (Creekside) Limited, a subsidiary of Deutsche Bank. Creekside was entitled to receivables of £73.8 million (approximately $135.8 million, based on an exchange rate of $1.84 to £1.00 on September 2, 2005) from Deutsche Bank in connection with certain aircraft subleases and these payments have been applied over a two-year term to obligations of £73.1 million (approximately $134.5 million on September 3, 2005) owed to Deutsche Bank. As a result of the completion of these transactions, Bookham Technology plc has had available through Creekside cash of approximately £6.63 million (approximately $12.2 million on September 3, 2005). We expect Bookham Technology plc to utilize certain expected tax losses and other tax attributes to reduce the taxes that might otherwise be due by Creekside as the receivables are paid. In the event that Bookham Technology plc is not able to utilize these tax losses and other tax attributes when U.K. tax returns are filed for the relevant periods (or these tax losses and other tax attributes do not arise), Creekside may have to pay taxes, reducing the cash available from Creekside. In the event there is a future change in applicable U.K. tax law, Creekside and in turn Bookham Technology plc, would be responsible for any resulting tax liabilities, which amounts could be material to our financial condition or operating results.

Our products are complex and may take longer to develop than anticipated and we may not recognize revenues from new products until after long field testing and customer acceptance periods.

Many of our new products must be tailored to customer specifications. As a result, we are developing new products and using new technologies in those products. For example, while we currently manufacture and sell discrete gold box technology, we expect that many of our sales of gold box technology will soon be replaced by pluggable modules. New products or modifications to existing products often take many quarters to develop because of their complexity and because customer specifications sometimes change during the development cycle. We often incur substantial costs associated with the research and development and sales and marketing activities in connection with products that may be purchased long after we have incurred the costs associated with designing, creating and selling such products. In addition, due to the rapid technological changes in our market, a customer may cancel or modify a design project before we begin large-scale manufacture of the product and receive revenue from the customer. It is unlikely that we would be able to recover the expenses for cancelled or unutilized design projects. It is difficult to predict with any certainty, particularly in the present economic climate, the frequency with which customers will cancel or modify their projects, or the effect that any cancellation or modification would have on our results of operations.

If our customers do not qualify our manufacturing lines or the manufacturing lines of our subcontractors for volume shipments, our operating results could suffer.

Most of our customers do not purchase products, other than limited numbers of evaluation units, prior to qualification of the manufacturing line for volume production. Our existing manufacturing lines, as well as each new manufacturing line, must pass through varying levels of qualification with our customers. Our manufacturing lines have passed our qualification standards, as well as our technical standards. However, our customers also require that we pass their specific qualification standards and that we, and any subcontractors that we may use, be registered under international quality standards. In addition, we have in the past, and may in the future, encounter quality control issues as a result of relocating our manufacturing lines or introducing new products to fill production. We may be unable to obtain customer qualification of our manufacturing lines or we may experience delays in obtaining customer qualification of our manufacturing lines. Such delays or failure to obtain qualifications would harm our operating results and customer relationships.

Delays, disruptions or quality control problems in manufacturing could result in delays in product shipments to customers and could adversely affect our business.

We may experience delays, disruptions or quality control problems in our manufacturing operations or the manufacturing operations of our subcontractors. As a result, we could incur additional costs that would adversely affect gross margins, and product shipments to our customers could be delayed beyond the shipment schedules requested by our customers, which would negatively affect our revenues, competitive position and reputation. Furthermore, even if we are able to deliver products to our customers on a timely basis, we may be unable to recognize revenues at the time of delivery based on our revenue recognition policies. For example, at December 27, 2008, we have deferred an aggregate of $5.4 million in revenue for products delivered to two of our customers due our uncertainty about the collectability of these amounts.

We may experience low manufacturing yields.

Manufacturing yields depend on a number of factors, including the volume of production due to customer demand and the nature and extent of changes in specifications required by customers for which we perform design-in work. Higher volumes due to demand for a fixed, rather than continually changing, design generally results in higher manufacturing yields, whereas lower volume production generally results in lower yields. In addition, lower yields may result, and have in the past resulted, from commercial shipments of products prior to full manufacturing qualification to the applicable specifications. Changes in manufacturing processes required as a result of changes in product specifications, changing customer needs and the introduction of new product lines have historically caused, and may in the future cause, significantly reduced manufacturing yields, resulting in low or negative margins on those products. Moreover, an increase in the rejection rate of products during the quality control process, before, during or after manufacture, results in lower yields and margins. Finally, manufacturing yields and margins can also be lower if we receive or inadvertently use defective or contaminated materials from our suppliers.

We depend on a limited number of suppliers who could disrupt our business if they stopped, decreased or delayed shipments.

We depend on a limited number of suppliers of raw materials and equipment used to manufacture our products. Some of these suppliers are sole sources. We typically have not entered into long-term agreements with our suppliers and, therefore, these suppliers generally may stop supplying us materials and equipment at any time. Our reliance on a sole supplier or limited number of suppliers could result in delivery problems, reduced control over product pricing and quality, and an inability to identify and qualify another supplier in a timely manner. In addition, given the current macroeconomic downturn, some of our suppliers that may be small or undercapitalized may experience financial difficulties that could prevent them from supplying us materials and equipment. Any supply deficiencies relating to the quality or quantities of materials or equipment we use to manufacture our products could adversely affect our ability to fulfill customer orders and our results of operations.

Our intellectual property rights may not be adequately protected.

Our future success will depend, in large part, upon our intellectual property rights, including patents, copyrights, design rights, trade secrets, trademarks, know-how and continuing technological innovation. We maintain an active program of identifying technology appropriate for patent protection. Our practice is to require employees and consultants to execute non-disclosure and proprietary rights agreements upon commencement of employment or consulting arrangements. These agreements acknowledge our exclusive ownership of all intellectual property developed by the individuals during their work for us and require that all proprietary information disclosed will remain confidential. Although such agreements may be binding, they may not be enforceable in full or in part in all jurisdictions and any breach of a confidentiality obligation could have a very serious effect on our business and the remedy for such breach may be limited.

Our intellectual property portfolio is an important corporate asset. The steps we have taken and may take in the future to protect our intellectual property may not adequately prevent misappropriation or ensure that others will not develop competitive technologies or products. We cannot assure investors that our competitors will not successfully challenge the validity of our patents or design products that avoid infringement of our proprietary rights with respect to our technology. There can be no assurance that other companies are not investigating or developing other similar technologies, that any patents will be issued from any application pending or filed by us or that, if patents are issued, the claims allowed will be sufficiently broad to deter or prohibit others from marketing similar products. In addition, we cannot assure investors that any patents issued to us will not be challenged, invalidated or circumvented, or that the rights under those patents will provide a competitive advantage to us. Further, the laws of certain regions in which our products are or may be developed, manufactured or sold, including Asia-Pacific, Southeast Asia and Latin America, may not protect our products and intellectual property rights to the same extent as the laws of the United States, the U.K. and continental European countries. This is especially relevant now that we have transferred certain non-telecom manufacturing activities from our San Jose, California facility and transferred all of our assembly and test operations and chip-on-carrier operations, including certain engineering related functions, from our facilities in the U.K. to Shenzhen, China and as our competitors establish manufacturing operations in China to take advantage of comparatively low manufacturing costs.

If we fail to obtain the right to use the intellectual property rights of others necessary to operate our business, our ability to succeed will be adversely affected.

Certain companies in the telecommunications and optical components markets in which we sell our products have experienced frequent litigation regarding patent and other intellectual property rights. Numerous patents in these industries are held by others, including academic institutions and our competitors. Optical component suppliers may seek to gain a competitive advantage or other third parties, inside or outside our market, may seek an economic return on their intellectual property portfolios by making infringement claims against us. In the future, we may need to obtain license rights to patents or other intellectual property held by others to the extent necessary for our business. Unless we are able to obtain such licenses on commercially reasonable terms, patents or other intellectual property held by others could be used to inhibit or prohibit our production and sale of existing products and our development of new products for our markets. Licenses granting us the right to use third-party technology may not be available on commercially reasonable terms, if at all. Generally, a license, if granted, would include payments of up-front fees, ongoing royalties or both. These payments or other terms could have a significant adverse impact on our operating results. In addition, in the event we are granted such a license it is likely such license would be non-exclusive and other parties, including competitors, may be able to utilize such technology. Our larger competitors may be able to obtain licenses or cross-license their technology on better terms than we can, which could put us at a competitive disadvantage.

The markets in which we operate are highly competitive, which could result in lost sales and lower revenues.

The market for fiber optic components and modules is highly competitive and such competition could result in our existing customers moving their orders to competitors. We are aware of a number of companies that have developed or are developing optical component products, including tunable lasers, pluggables and thin film filter products, among others, that compete directly with our current and proposed product offerings. Certain of our competitors may be able to more quickly and effectively:

•	respond to new technologies or technical standards;

•	react to changing customer requirements and expectations;

•	devote needed resources to the development, production, promotion and sale of products; and

•	deliver competitive products at lower prices.

Many of our current competitors, as well as a number of our potential competitors, have longer operating histories, greater name recognition, broader customer relationships and industry alliances and substantially greater financial, technical and marketing resources than we do. In addition, market leaders in industries such as semiconductor and data communications, who may also have significantly more resources than we do, may in the future enter our market with competing products. All of these risks may be increased if the market were to further consolidate through mergers or other business combinations between competitors.

We may not be able to compete successfully with our competitors and aggressive competition in the market may result in lower prices for our products or decreased gross margins. Any such development would have a material adverse effect on our business, financial condition and results of operations.

We generate a significant portion of our revenues internationally and therefore are subject to additional risks associated with the extent of our international operations.

For the six months ended December 27, 2008 and for the years ended June 28, 2008 and June 30, 2007, 27 percent, 25 percent and 23 percent of our revenues, respectively, were derived in the United States and 73 percent, 75 percent and 77 percent of our revenues, respectively, were derived outside the United States. We are subject to additional risks related to operating in foreign countries, including:

•	currency fluctuations, which could result in increased operating expenses and reduced revenues;

•	greater difficulty in accounts receivable collection and longer collection periods;

•	difficulty in enforcing or adequately protecting our intellectual property;

•	foreign taxes;

•	political, legal and economic instability in foreign markets; and

•	foreign regulations.

Any of these risks, or any other risks related to our foreign operations, could materially adversely affect our business, financial condition and results of operations.

We may be faced with product liability claims.

Despite quality assurance measures, defects may occur in our products. The occurrence of any defects in our products could give rise to liability for damages caused by such defects, including consequential damages. Such defects could, moreover, impair the market’s acceptance of our products. Both could have a material adverse effect on our business and financial condition. In addition, we may assume product warranty liabilities related to companies we acquire, which could have a material adverse effect on our business and financial condition. In order to mitigate the risk of liability for damages, we carry product liability insurance with a $26 million aggregate annual limit and errors and omissions insurance with a $5 million annual limit. We cannot assure investors that this insurance would adequately cover any or a portion of our costs arising from any defects in our products or otherwise.

If we fail to attract and retain key personnel, our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel. Competition for highly skilled technical people is extremely intense and we continue to face difficulty identifying and hiring qualified engineers in many areas of our business. We may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure. Our future success also depends on the continued contributions of our executive management team and other key management and technical personnel, each of whom would be difficult to replace. The loss of services of these or other executive officers or key personnel or the inability to continue to attract qualified personnel could have a material adverse effect on our business.

Similar to other technology companies, we rely upon stock options and other forms of equity-based compensation as key components of our executive and employee compensation structure. Historically, these components have been critical to our ability to retain important personnel and offer competitive compensation packages. Without these components, we would be required to significantly increase cash compensation levels (or develop alternative compensation structures) in order to retain our key employees. Accounting rules relating to the expensing of equity compensation may cause us to substantially reduce, modify, or even eliminate, all or portions of our equity compensation programs which may, in turn, prevent us from retaining or hiring qualified employees and declines in our stock price could reduce or eliminate the retentive effects of our equity compensation programs.

We may not be able to raise capital when desired on favorable terms, or at all, or without dilution to our stockholders.

The rapidly changing industry in which we operate, the length of time between developing and introducing a product to market and frequent changing customer specifications for products, among other things, makes our prospects difficult to evaluate. It is possible that we may not generate sufficient cash flow from operations or otherwise have sufficient capital resources to meet our future capital needs. If this occurs, we may need additional financing to execute on our current or future business strategies.

In the past, we have sold shares of our common stock in public offerings, private placements or otherwise in order to fund our operations. On November 13, 2007, we completed a public offering of 16,000,000 shares of common stock that generated $40.8 million of cash, net of underwriting commissions and expenses. On

March 22, 2007, pursuant to a private placement, we issued 13,640,224 shares of common stock and warrants to purchase up to 4,092,066 shares of common stock. In September 2006, pursuant to a private placement, we issued an aggregate of 11,594,667 shares of common stock and warrants to purchase an aggregate of 2,898,667 shares of common stock.

If we raise funds through the issuance of equity or convertible debt securities, our stockholders may be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of securities held by existing stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, if and when needed, our ability to fund our operations, develop or enhance our products, or otherwise respond to competitive pressures could be significantly limited.

Risks Related to Regulatory Compliance and Litigation

Our business involves the use of hazardous materials, and we are subject to environmental and import/export laws and regulations that may expose us to liability and increase our costs.

We historically handled small amounts of hazardous materials as part of our manufacturing activities and now handle more and different hazardous materials as a result of the manufacturing processes related to the New Focus division of our non-telecom segment, the optical components business acquired from Nortel Networks and the product lines we acquired from Marconi. Consequently, our operations are subject to environmental laws and regulations governing, among other things, the use and handling of hazardous substances and waste disposal. We may incur costs to comply with current or future environmental laws. As with other companies engaged in manufacturing activities that involve hazardous materials, a risk of environmental liability is inherent in our manufacturing activities, as is the risk that our facilities will be shut down in the event of a release of hazardous waste, or that we would be subject to extensive monetary liability. The costs associated with environmental compliance or remediation efforts or other environmental liabilities could adversely affect our business. Under applicable EU regulations, we, along with other electronics component manufacturers, are prohibited from using lead and certain other hazardous materials in our products. We have incurred unanticipated expenses in connection with the related reconfiguration of our products, and could lose business or face product returns if we failed to implement these requirements properly or on a timely basis.

In addition, the sale and manufacture of certain of our products require on-going compliance with governmental security and import/export regulations. Our New Focus division has, in the past, been notified of potential violations of certain export regulations which on one occasion resulted in the payment of a fine to the U.S. federal government. We may, in the future, be subject to investigation which may result in fines for violations of security and import/export regulations. Furthermore, any disruptions of our product shipments in the future, including disruptions as a result of efforts to comply with governmental regulations, could adversely affect our revenues, gross margins and results of operations.

Litigation regarding Bookham Technology plc’s and New Focus’ initial and follow-on public offerings and Bookham’s proposed merger with Avanex, and any other litigation in which we become involved, including as a result of past or future acquisitions or the arrangements we have with suppliers and customers, may substantially increase our costs and harm our business.

On June 26, 2001, a putative securities class action captioned Lanter v. New Focus, Inc. et al., Civil Action No. 01-CV-5822 was filed against New Focus and several of its officers and directors, or the Individual Defendants, in the United States District Court for the Southern District of New York. Also named as defendants were Credit Suisse First Boston Corporation, Chase Securities, Inc., U.S. Bancorp Piper Jaffray, Inc. and CIBC World Markets Corp., or the Underwriter Defendants, the underwriters in New Focus’s initial public offering. Three subsequent lawsuits were filed containing substantially similar allegations. These complaints have been consolidated.

On November 7, 2001, a Class Action Complaint was filed against Bookham Technology plc and others in the United States District Court for the Southern District of New York. On April 19, 2002, plaintiffs filed an Amended Class Action Complaint, described below. The Amended Class Action Complaint names as defendants Bookham Technology plc, Goldman Sachs & Co. and FleetBoston Robertson Stephens, Inc., two of the underwriters of Bookham Technology plc’s initial public offering in April 2000, and Andrew G. Rickman, Stephen J. Cockrell and David Simpson, each of whom was an officer and/or director at the time of Bookham Technology plc’s initial public offering.

Various plaintiffs have filed similar actions asserting virtually identical allegations against more than 300 other public companies, their underwriters, and their officers and directors arising out of each company’s initial public offering. These actions, including the action against New Focus and the action against Bookham Technology plc, have been coordinated for pretrial purposes and captioned In re Initial Public Offering Securities Litigation, 21 MC 92.

On April 19, 2002, plaintiffs filed a Consolidated Amended Class Action Complaint in the New Focus action and an Amended Class Action Complaint in the Bookham Technology plc action (together, the “Amended Class Action Complaints”). The Amended Class Action Complaints assert claims under certain provisions of the securities laws of the United States. They allege, among other things, that the prospectuses for Bookham Technology plc’s and New Focus’s initial public offerings were materially false and misleading in describing the compensation to be earned by the underwriters in connection with the offerings, and in not disclosing certain alleged arrangements among the underwriters and initial purchasers of ordinary shares, in the case of Bookham Technology plc, or common stock, in the case of New Focus, from the underwriters. The Amended Class Action Complaints seek unspecified damages (or, in the alternative, rescission for those class members who no longer hold our or New Focus common stock), costs, attorneys’ fees, experts’ fees, interest and other expenses. In October 2002, the Individual Defendants were dismissed, without prejudice, from the action subject to their execution of tolling agreements. In July 2002, all defendants filed Motions to Dismiss the Amended Class Action Complaints. The motions were denied as to Bookham Technology plc and New Focus in February 2003. Special committees of the board of directors authorized the companies to negotiate a settlement of pending claims substantially consistent with a memorandum of understanding negotiated among class plaintiffs, all issuer defendants and their insurers.

The plaintiffs and most of the issuer defendants and their insurers entered into a stipulation of settlement for the claims against the issuer defendants, including Bookham Technology plc and New Focus. This stipulation of settlement was subject to, among other things, certification of the underlying class of plaintiffs. Under the stipulation of settlement, the plaintiffs would dismiss and release all claims against participating defendants in exchange for a payment guaranty by the insurance companies collectively responsible for insuring the issuers in the related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. On February 15, 2005, the District Court issued an Opinion and Order preliminarily approving the settlement provided that the defendants and plaintiffs agree to a modification narrowing the scope of the bar order set forth in the original settlement agreement. The parties agreed to the modification narrowing the scope of the bar order, and on August 31, 2005, the District Court issued an order preliminarily approving the settlement.

On December 5, 2006, following an appeal from the underwriter defendants the United States Court of Appeals for the Second Circuit overturned the District Court’s certification of the class of plaintiffs who are pursuing the claims that would be settled in the settlement against the underwriter defendants. Plaintiffs filed a Petition for Rehearing and Rehearing En Banc with the Second Circuit on January 5, 2007 in response to the Second Circuit’s decision and have informed the District Court that they would like to be heard as to whether the settlement may still be approved even if the decision of the Court of Appeals is not reversed. The District Court indicated that it would defer consideration of final approval of the settlement pending plaintiffs’ request for further appellate review.

On April 6, 2007, the Second Circuit denied plaintiffs’ petition for rehearing, but clarified that the plaintiffs may seek to certify a more limited class in the District Court. In light of the overturned class certification on June 25, 2007, the District Court signed an Order terminating the settlement. The actions against Bookham Technology plc and New Focus remain stayed while litigation proceeds in six test cases against other companies which involve claims virtually identical to those that have been asserted against

Bookham Technology plc and New Focus. On November 13, 2007, the issuer defendants in certain designated “focus cases” filed a motion to dismiss the second consolidated amended class action complaints that were filed in those cases. On March 26, 2008, the District Court issued an Opinion and Order denying, in large part, the motions to dismiss the amended complaints in the “focus cases.”

It is uncertain if the litigations will settle. If settlement of the litigations do not occur and litigation against Bookham Technology plc and New Focus continues, we believe that both Bookham Technology plc and New Focus have meritorious defenses to the claims made in the Amended Class Action Complaints and therefore believes that such claims will not have a material effect on its financial position, results of operations or cash flows.

As described more fully under “Risks Related to the Merger — A purported class action lawsuit has been filed against Avanex and its directors and Bookham and Ultraviolet Acquisition Sub, Inc. challenging the merger, and an unfavorable judgment or ruling in this lawsuit could prevent or delay the consummation of the merger, result in substantial costs or both,” Bookham and Ultraviolet Acquisition Sub, Inc. are named as defendants in a purported class action complaint filed in Alameda County Superior Court. The complaint seeks to have the action certified as a class action and it also seeks an accounting from the individual defendants, to enjoin the proposed transaction, to rescind the transaction if it is consummated, and attorneys’ fees. An unfavorable outcome in this lawsuit could prevent or delay the consummation of the proposed merger, result in substantial costs to us, or both. It is also possible that other, similar stockholder lawsuits may be filed.

Litigation is subject to inherent uncertainties, and an adverse result in these or other matters that may arise from time to time could have a material adverse effect on our business, results of operations and financial condition. Any litigation to which we are subject may be costly and, further, could require significant involvement of our senior management and may divert management’s attention from our business and operations.

Some anti-takeover provisions contained in our charter, by-laws and under Delaware law could hinder business combinations with third parties.

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware prohibiting, under some circumstances, publicly-held Delaware corporations from engaging in business combinations with some stockholders for a specified period of time without the approval of the holders of substantially all of our outstanding voting stock. Our restated certificate of incorporation and bylaws contain provisions relating to the limitations of liability and indemnification of our directors and officers, dividing our board of directors into three classes of directors serving staggered three year terms and providing that our stockholders can take action only at a duly called annual or special meeting of stockholders. In addition, our restated certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time-to-time by our board of directors. All of these provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, even if such events could be beneficial, in the short-term, to the interests of the stockholders. In addition, such provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock.

These provisions also may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Risks Related to Our Common Stock

A variety of factors could cause the trading price of our common stock to be volatile or decline.

The trading price of our common stock has been, and is likely to continue to be, highly volatile. Many factors could cause the market price of our common stock to rise and fall. In addition to the matters discussed in other risk factors included herein, some of the reasons for the fluctuations in our stock price are:

•	fluctuations in our results of operations;

•	market reaction and other developments relating to the proposed merger with Avanex, including any developments related to the business of Avanex during the pendency of the merger;

•	changes in our business, operations or prospects;

•	hiring or departure of key personnel;

•	new contractual relationships with key suppliers or customers by us or our competitors;

•	proposed acquisitions by us or our competitors;

•	financial results that fail to meet public market analysts’ expectations and changes in stock market analysts’ recommendations regarding us, other optical technology companies or the telecommunication industry in general;

•	future sales of common stock, or securities convertible into or exercisable for common stock;

•	adverse judgments or settlements obligating us to pay damages;

•	acts of war, terrorism, or natural disasters;

•	industry, domestic and international market and economic conditions, including the global macroeconomic downturn we are currently experiencing;

•	low trading volume in our stock;

•	developments relating to patents or property rights; and

•	government regulatory changes.

Since Bookham Technology plc’s initial public offering in April 2000, Bookham Technology plc’s American Depository Shares, or ADSs, and ordinary shares, our shares of common stock and the shares of our customers and competitors have experienced substantial price and volume fluctuations, in many cases without any direct relationship to the affected company’s operating performance. An outgrowth of this market volatility is the significant vulnerability of our stock price and the stock prices of our customers and competitors to any actual or perceived fluctuation in the strength of the markets we serve, regardless of the actual consequence of such fluctuations. As a result, the market prices for these companies are highly volatile. These broad market and industry factors caused the market price of Bookham Technology plc’s ADSs, ordinary shares, and our common stock to fluctuate, and may in the future cause the market price of our common stock to fluctuate, regardless of our actual operating performance or the operating performance of our customers.

If we do not meet the NASDAQ Global Market continued listing requirements, our common stock may be delisted.

As of March 24, 2009, the closing bid price of our common stock on the NASDAQ Global Market was $0.31, which is below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 4450(a)(5), or the Rule. In accordance with the Rule, if our closing bid price were to remain below $1.00 for a period of 30 consecutive business days, NASDAQ would provide written notification that our securities may be delisted unless the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days within 180 calendar days from such notification.

Given the current extraordinary market conditions, NASDAQ has determined to suspend the bid price and market value of publicly held shares requirements through July 19, 2009. In that regard, on October 16, 2008, NASDAQ filed an immediately effective rule change with the Securities and Exchange Commission, which was subsequently extended by NASDAQ on December 18, 2008 and March 18, 2009, such that companies will not be cited for any new concerns related to bid price or market value of publicly held shares deficiencies. According to NASDAQ, the bid price and market value of publicly held shares requirements will be reinstated on July 20, 2009.

Although we are seeking stockholder approval for a series of amendments to our restated certificate of incorporation that would effect a reverse stock split of our common stock, even if the amendments are approved and our board of directors elects to effect a reverse stock split following such stockholder approval, there can be no assurance that the bid price of our common stock will be in excess of $1.00 per share when the Rule is reinstated on July 20, 2009 or that the bid price of our common stock will remain in excess of $1.00 per share thereafter. In addition, there can be no assurance that our common stock will not be delisted due to a failure to meet other continued listing requirements even if the bid price of our common stock after the reverse stock split remains in excess of $1.00 per share. Failure to maintain the listing of our common stock on the NASDAQ Global Market would have an adverse effect on a stockholder’s ability to sell its shares of our common stock, which could result in the complete loss of the investment.

We may incur significant costs from class action litigation due to our expected stock volatility.

Our stock price may fluctuate for many reasons, including as a result of public announcements regarding the progress of our product development efforts, the addition or departure of key personnel, variations in our quarterly operating results and changes in market valuations of companies in our industry. Recently, when the market price of a stock has been volatile, as our stock price may be, holders of that stock have occasionally brought securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit were without merit, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management. In addition, if the suit were resolved in a manner adverse to us, the damages we could be required to pay may be substantial and would have an adverse impact on our ability to operate our business.

Because we do not intend to pay dividends, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any dividends on our common stock. We anticipate that we will retain any future earnings to support operations and to finance the development of our business and do not expect to pay cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend entirely upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

We can issue shares of preferred stock that may adversely affect your rights as a stockholder of our common stock.

Our restated certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time-to-time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of holders of our common stock. For example, an issuance of shares of preferred stock could:

•	adversely affect the voting power of the holders of our common stock;

•	make it more difficult for a third party to gain control of us;

•	discourage bids for our common stock at a premium;

•	limit or eliminate any payments that the holders of our common stock could expect to receive upon our liquidation; or

•	otherwise adversely affect the market price of our common stock.

We may in the future issue additional shares of authorized preferred stock at any time.

Risks Relating to Avanex

I.	Financial and Revenue Risks.

We have had a history of negative cash flows and losses, which could continue if we do not to increase our revenue and/or further reduce our costs.

Prior to fiscal 2008, we experienced operating losses in each quarterly and annual period since our inception in 1997. As of December 31, 2008, we had an accumulated deficit of $726.8 million. For the six months ended December 31, 2008 and for each of our prior fiscal years except for fiscal 2008, we had negative operating cash flow, and we expect to incur negative operating cash flow in future periods. For the six months ended December 31, 2008, our net loss was $26.5 million which included an impairment charge of $9.6 million for goodwill and intangible assets. There can be no assurance that our business will be profitable in the future or that additional losses and negative cash flows from operations will not be incurred, which could have a material adverse affect on our financial condition. These factors may impair our ability to continue as a going concern.

Due to insufficient cash generated from operations in the past, we funded our operations primarily through the sale of equity securities, debt securities, bank borrowings, equipment lease financings, acquisitions and other capital raising transactions. Although we implemented cost reduction programs during the past several years, we continue to have significant fixed expenses, and we expect to continue to incur considerable manufacturing, sales and marketing, product development and administrative expenses. If we fail to generate higher revenues and increase our gross margins while containing our costs and operating expenses, our financial position will be harmed significantly. Our revenues may not grow in the future, and we may never generate sufficient revenues to achieve profitability again. This may impair our ability to continue as a going concern.

Our future profitability depends on our ability to maintain or improve gross margin and control operating expenses. If we do not maintain or improve gross margin and control operating expenses, our financial condition and results of operations will be adversely impacted.

During the six months ended December 31, 2008, our gross margin percentage was 16%. During the fiscal years ended June 30, 2008 and 2007, our gross margin percentage was 31% and 18%, respectively. Despite our continued efforts to improve our gross margin, there can be no assurance that our gross margin will improve or be maintained in the future.

We wrote off excess and obsolete inventory and recorded losses from purchase commitments of $3.9 million during the six months ended December 31, 2008 due to lower demand for certain products and lower expected usage of previously purchased inventory. During the fiscal years ended June 30, 2008 and 2007, we wrote off $4.7 million and $12.9 million. Despite our continued efforts to manage our inventory, there can be no assurance that the write-offs of excess and obsolete inventory will decline in the future.

We have reduced fixed costs through the extensive reliance on third party contract manufacturing and the relocation of most of our manufacturing operations into a central facility in Bangkok, Thailand. We may further reduce fixed costs by relocating certain transactional activities to lower cost regions. We have faced and may face execution issues working with our contract manufacturers, including difficulties managing our supply chain and deliveries to our customers. From a financial viewpoint, should these difficulties occur, we could see negative impacts to revenue, gross margin and inventory levels.

In addition, over our limited operating history, the average selling prices of our existing products have decreased and this trend may continue. However, our overall product mix has shifted toward products with higher levels of integration, typically selling at higher unit prices. Future price decreases may be due to a number of factors, including competitive pricing pressures, rapid technological change and sales discounts. Therefore, to maintain or improve our gross margin, we must develop and introduce new products and product enhancements on a timely basis and reduce our costs of production. Moreover, as our average selling prices decline, we must increase our unit sales volume, or introduce new products, to maintain or increase our total revenues. If our average selling prices decline more rapidly than our costs of production, our gross margin will decline. This would adversely impact our business, financial condition and results of operations. If we are unable to continue to generate positive gross margin, our cash flows from operations would be negatively impacted, and we would be unable to maintain profitability.

Our future revenues and operating results are inherently unpredictable, and as a result, we may fail to meet the expectations of securities analysts or investors, which could cause our stock price to decline.

Our revenues and operating results have fluctuated significantly from quarter-to-quarter in the past, and may continue to fluctuate significantly in the future. Factors that are likely to cause these fluctuations, some of which are outside of our control, include without limitation, the factors described elsewhere in this section and the following:

•	the current recessionary macro economic environment, as well as the current economic environment and other developments in the telecommunications industry, including severe business setbacks, such as bankruptcy, of customers or potential customers;

•	the average margin of the mix of products we sell;

•	fluctuations in demand for and sales of our products, which will depend upon factors such as the speed and magnitude of the transition to an all-optical network, the acceptance of our products in the marketplace, and the general level of spending on infrastructure projects in the telecommunications industry;

•	cancellations of orders and shipment rescheduling;

•	changes in product specifications required by customers for existing and future products;

•	satisfaction of contractual customer acceptance criteria and related revenue recognition issues;

•	our ability to maintain appropriate manufacturing capacity through our contract manufacturers and materials suppliers, from whom we have no long-term commitments;

•	the ability of our outsourced manufacturers to timely produce and deliver subcomponents, and possibly complete products in the quantity and of the quality we require;

•	the current practice of our customers in the telecommunications industry of sporadically placing large orders with short lead times;

•	our ability to comply with new rules and regulations;

•	competitive factors, including the introduction of new products and product enhancements by competitors and potential competitors, pricing pressures, and the competitive environment in the markets into which we sell our photonic processing solutions and products, including competitors with substantially greater resources than we have;

•	our ability to effectively develop, introduce, manufacture, and ship new and enhanced products in a timely manner without defects;

•	the availability and cost of components for our products;

•	new product introductions that may result in increased research and development expenses and sales and marketing expenses that are incurred in one quarter, with revenues, if any, that are not recognized until a subsequent quarter;

•	the loss of, or significant reduction in, purchases by our customers, including as a result of industry consolidation, mergers or divestitures involving our customers;

•	the unpredictability of customer demand and difficulties in meeting such demand;

•	revisions to our estimated reserves and allowances, as well as other accounting provisions or charges;

•	costs associated with, and the outcome of, any litigation to which we are, or may become, a party; and

•	customer perception of our financial condition and resulting effects on our orders and revenue.

A high percentage of our expenses, including those related to manufacturing, engineering, sales and marketing, research and development, and general and administrative functions, are fixed in the short term. As a result, if we experience delays in generating and recognizing revenue, our quarterly operating results are likely to be harmed.

Due to these and other factors, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful. Our results for one quarter should not be relied upon as any indication of our future performance. It is possible that in future quarters our operating results may be below the expectations of public market analysts or investors. If this occurs, the price of our common stock would likely decrease.

We may not continue to realize the anticipated benefits from our restructuring efforts.

As part of our cost reduction efforts, over the past several years we have implemented various restructuring programs to realign our resources in response to changes in the industry and customer demand. These efforts have included transferring most of our manufacturing operations to lower-cost contract manufacturers and selling our semiconductor fabs and related product lines in France. In September 2008, we implemented a workforce reduction of 47 employees and announced the closure of our Melbourne, Florida facility and the transfer of the respective product lines, inventory, and fixed assets to other offices. Our past restructuring programs may have a material effect on our financial position in the future as we pay rent for excess facilities. We may initiate future restructuring actions, which are likely to result in additional expenses that could affect our results of operations or financial position. There can be no assurance that we will realize the benefits we anticipate from our current or future restructuring programs or that such programs will reduce our operating expenses and improve our cost structure.

A lack of effective internal control over financial reporting could result in an inability to report our financial results accurately, which could lead to a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed. We have in the past discovered, and may in the future discover, deficiencies, including those considered to be material weaknesses, in our internal controls. For example, as more fully described in Item 9A of our Annual Report on Form 10-K filed with the SEC on September 5, 2008, our management concluded that as of June 30, 2008, we did not maintain effective internal controls over the following:

Controls over the review of journal entries for inventory and taxes related to certain foreign subsidiaries were inadequately designed to prevent or detect a material misstatement of the consolidated financial statements.

Our management determined that these control deficiencies were considered a material weakness that could result in a material misstatement to annual or interim financial statements that would not be prevented or detected. As a result, our management concluded that our internal control over financial reporting was not effective as of June 30, 2008 using the criteria set forth in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). We expect the remediation of this material weakness to occur during fiscal 2009.

A failure to implement and maintain effective internal control over financial reporting, including a failure to implement corrective actions to address the control deficiencies identified above, could result in a material misstatement of our financial statements or otherwise cause us to fail to meet our financial reporting obligations. This, in turn, could result in a loss of investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our business, financial condition, operating results and our stock price, and we could be subject to stockholder litigation.

We incur increased costs as a result of being a public company.

As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as future accounting rules and regulations subsequently implemented by the Securities and Exchange Commission and NASDAQ, have required changes in corporate governance practices of public companies. These rules and regulations have increased our legal and financial compliance costs and have made some activities more time consuming and costly. In addition, we incur additional costs associated with our public company reporting requirements.

Our stock price is highly volatile.

The trading price of our common stock has fluctuated significantly since our initial public offering in February 2000, and is likely to remain volatile in the future. For example, since the beginning of fiscal 2007 through January 30, 2009, our common stock has closed as low as $0.75 and as high as $34.20 per share. The trading price of our common stock could be subject to wide fluctuations in response to many events or factors, including the following:

•	quarterly variations in our operating results;

•	significant developments in the businesses of telecommunications companies;

•	changes in financial estimates by securities analysts;

•	changes in market valuations or financial results of telecommunications-related companies;

•	announcements by us or our competitors of technology innovations, new products, or significant acquisitions, strategic partnerships or joint ventures;

•	any deviation from projected growth rates in revenues;

•	any loss of a major customer or a major customer order;

•	additions or departures of key management or engineering personnel;

•	any deviations in our net revenue or in losses from levels expected by securities analysts;

•	activities of short sellers and risk arbitrageurs;

•	future sales of our common stock or the availability of additional financing;

•	volume fluctuations, which are particularly common among highly volatile securities of telecommunications-related companies; and

•	material weaknesses in internal controls.

In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies, which often has been unrelated or disproportionate to the operating performance of these companies. Market volatility has been particularly acute in fiscal 2008 and 2009. These broad market fluctuations have in the past and may in the future adversely affect the market price of our common stock. There is substantial risk that our quarterly results will fluctuate.

Sales of securities by our stockholders or warrant holders could affect the market price of our common stock or have a dilutive effect upon our stockholders.

On October 29, 2007, the Pirelli Group acquired all the shares of our common stock previously held by Alcatel-Lucent. As of January 30, 2009, the Pirelli Group owned shares of our common stock representing approximately 12% of the outstanding shares of our common stock. If the Pirelli Group or our other large stockholders sell substantial amounts of our common stock in the public market, it could cause the market price of our common stock to fall, and could make it more difficult for us to raise capital through public offerings or other sales of our capital stock.

In addition, we have issued warrants to purchase initially up to an aggregate of 665,417 shares of common stock to certain institutional investors that are exercisable through 2011 at exercise prices ranging from $32.18 to $110.85 per share, subject to broad-based anti-dilution provisions, including weighted-average price-based anti-dilution provisions. If these institutional investors exercise the warrants, we will issue shares of our common stock and such issuances may be dilutive to our stockholders. Because the exercise price of the warrants may be adjusted from time to time in accordance with the provisions of the warrants, the number of shares that could actually be issued may be greater than the amount described above. For example, in connection with our March 1, 2007 financing, the holders of the warrants we issued on March 9, 2006 received an antidilution adjustment pursuant to the terms of such warrants resulting in up to 7,815 additional shares being issued upon the exercise of such warrants and the reduction of the exercise price of the warrants from $40.95 per share to $40.30 per share.

We may have difficulty obtaining additional capital.

Our balance of unrestricted cash, cash equivalents, and short-term investments decreased from $55.4 million at June 30, 2008 to $33.4 million at December 31, 2008. We expect that these balances will decline further in future quarters. Except for fiscal 2008, we have not been profitable, and there can be no assurance that our business will be profitable in the future. A failure to be profitable would have an adverse affect on our financial condition. If we do not consummate the proposed merger with Bookham, Inc. announced on January 27, 2009 or a transaction with another third party, we may need to secure additional funding, and it may be difficult for us to raise additional capital. If adequate capital is not available to us as required, or is not available on favorable terms, our business, operating results and financial condition would be adversely affected.

II.	Market and Competitive Risks.

Market conditions in the telecommunications industry may significantly harm our financial position.

Worldwide economic conditions generally, and market conditions in the telecommunications industry specifically, may significantly harm our financial position. We sell our products primarily to a few large customers in the telecommunications industry. Two customers accounted for an aggregate of 33% and 12% of our net revenue, respectively, for the three months ended December 31, 2008. Two customers accounted for an aggregate of 25% and 21% of our net revenue, respectively, for the fiscal year ended June 30, 2008. We expect that the majority of our revenues will continue to depend on sales of our products to a small number of customers. If current customers do not continue to place significant orders, or if they cancel or delay current orders, we may not be able to replace those orders. In addition, industry consolidation, mergers or divestitures involving our existing customers, bankruptcies involving existing customers, as well as any negative developments in the business of existing customers could result in significantly decreased sales to these customers, which could seriously harm our business, operating results and financial condition. We have experienced, and in the future we may experience, losses as a result of the inability to collect accounts receivable, as well as the loss of ongoing business from customers experiencing financial difficulties. For example, one of our customers, Nortel, filed for bankruptcy protection on January 14, 2009. If our customers fail to meet their payment obligations, we could experience reduced cash flows and losses in excess of amounts reserved. Because of our reliance on a limited number of customers, any decrease in revenues from, or loss of, one or more of these customers without a corresponding increase in revenues from other customers would harm our business, operating results and financial condition.

Our customers may cancel or delay purchases with little or no advance notice to us.

Our customers typically purchase our products pursuant to individual purchase orders, and only a small portion of our orders is non-cancelable. Accordingly, our customers may cancel, defer or decrease purchases without significant consequence to them and with little or no advance notice. Further, certain of our customers have a tendency to purchase our products near the end of a fiscal quarter. Cancellation or delays of such orders may cause us to fail to achieve that quarter’s financial and operating goals. Decreases in purchases, cancellations of purchase orders, or deferrals of purchases may significantly harm our business, operating results and financial condition, particularly if we are not able to anticipate these events.

We experience intense competition with respect to our products.

We believe that our principal competitors in the optical systems and components industry include Bookham, Inc., EMCORE Corporation, Finisar Corporation, JDS Uniphase Corporation, Oplink Communications, Inc., and Opnext Inc. We may also face competition from companies that expand into our industry in the future.

A few of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. As a result, some of these competitors are able to devote greater resources to the development, promotion, sale, and support of their products. In addition, our competitors that have larger market capitalization or cash reserves are better positioned than we are to acquire other companies in order to gain new technologies or products that may displace our product lines. Consolidation in the optical systems and components industry could intensify the competitive pressures that we face because these consolidated competitors may have longer operating histories and significantly greater financial, technical, marketing and other resources than we have.

Some existing customers and potential customers, as well as, suppliers and potential suppliers, are also our competitors. These customers and suppliers may develop or acquire additional competitive products or technologies in the future, which may cause them to reduce or cease their purchases from us or their supply to us, as the case may be. Further, these customers may reduce or discontinue purchasing our products if they perceive us as a serious competitive threat with regard to sales of products to their customers. Additionally, suppliers may reduce or discontinue selling materials to us if they perceive us as a serious competitive threat with regard to sales of products to their customers. As a result of these factors, we expect that competitive pressures will intensify and may result in price reductions, reduced margins, and loss of market share.

Competition in the optical systems and components industry has contributed to substantial price-driven competition. As a result, sales prices for specific products have decreased over time at varying rates, in some instances significantly. Pricing pressure is exacerbated by the rapid emergence of new technologies and the evolution of technical standards, which can greatly diminish the value of products relying on older technologies and standards. In addition, the current economic and industry environment in the telecommunications sector has resulted in pressure to reduce prices for our products, and we expect pricing pressure to continue for the foreseeable future, which may adversely affect our operating results. Reduced spending by our customers has caused and may continue to cause increased price competition, resulting in a decline in the prices we charge for our products. If our customers and potential customers continue to constrain their spending, or if the prices we charge continue to decline, our revenues and margins may be adversely affected.

We will lose market share and may not be successful if our customers do not qualify our products to be designed into their products and systems or if our customers significantly delay purchasing our products.

In the telecommunications industry, service providers and optical systems manufacturers often undertake extensive qualification processes prior to placing orders for large quantities of products such as ours, because these products must function as part of a larger system or network. Once they decide to use a particular supplier’s product or component, these potential customers design the product into their system, which is known as a “design-in” win. Suppliers whose products or components are not designed in are unlikely to make sales to that company until the adoption of a future redesigned system at the earliest, which could occur several years after the last design-in win. If we fail to achieve design-in wins in potential customers’ qualification processes, we may lose the opportunity for significant sales to such customers for a significant period of time.

The long sales cycles for sales of our products to customers may cause operating results to vary from quarter to quarter, which could continue to cause volatility in our stock price, and may prevent us from being profitable.

The period of time between our initial contact with certain of our customers and the receipt of an actual purchase order from such customers often spans a time period of six to nine months, or longer. During this time, customers may perform, or require us to perform, extensive and lengthy evaluation and testing of our products and our manufacturing processes before purchasing our products. While our customers are evaluating our products before they place an order with us, we may incur substantial sales and marketing and research and development expenses, expend significant management efforts, increase manufacturing capacity and order long-lead-time supplies. If we increase capacity and order supplies in anticipation of an order that does not materialize, our gross margin will decline, and we will have to carry and write off excess inventory. Even if we receive an order, if we are required to add additional internal manufacturing capacity in order to service the customer’s requirements, such manufacturing capacity may be underutilized in subsequent periods, especially if orders are delayed or cancelled. Either situation could cause our business, results of operations, and financial condition to be below the expectations of public market analysts or investors, which could, in turn, cause the price of our common stock to decline.

If the communications industry does not continue to evolve and grow steadily, our business may not succeed.

Future demand for our products is uncertain and unpredictable, and will depend to a great degree on the speed of the widespread adoption of optical networks. If the transition occurs too slowly or ceases altogether, the market for our products and the growth of our business will be significantly limited.

Our future success depends on the continued growth and success of the telecommunications industry, including the continued growth of the Internet as a widely used medium for commerce and communication and the continuing demand for increased bandwidth over communications networks. If the Internet does not continue to expand as a widespread communication medium and commercial marketplace, the need for significantly increased bandwidth across networks and the market for optical transmission products may not develop. As a result, it would be unlikely that our products would achieve commercial success.

The rate at which telecommunications service providers and other optical network users have built new optical networks or installed new systems in their existing optical networks has fluctuated in the past, and these fluctuations may continue in the future. Sales of our components depend on sales of fiber optic telecommunications systems by our systems-level customers, which are shipped in quantity when telecommunications service providers add capacity. Systems manufacturers compete for sales in each capacity deployment. If systems manufacturers that use our products in their systems do not win a contract, their demand for our products will decline, reducing our future revenues. Similarly, a telecommunications service provider’s delay in selecting systems manufacturers for a deployment could delay our shipments and revenues.

III.  Acquisition and Divestiture Risks.

Acquisitions, divestitures and other significant transactions may adversely affect our business.

We regularly review acquisition, divestiture and other strategic opportunities that would further our business objectives, complement our existing product offerings, augment our market coverage, secure supplies of critical materials or enhance our technological capabilities. The anticipated benefits of our acquisitions, divestitures and other strategic transactions may not be realized or may be realized more slowly than we expected. Acquisitions, divestitures and other strategic opportunities have resulted in, and in the future could result in, a number of financial consequences, including without limitation:

•	potentially dilutive issuances of equity securities;

•	reduced cash balances and related interest income;

•	higher fixed expenses, which require a higher level of revenues to maintain gross margin;

•	the incurrence of debt and contingent liabilities, including indemnification obligations;

•	restructuring actions, which could result in charges that have a material effect on our results of operations and our financial position;

•	loss of customers, suppliers, distributors, licensors or employees of the acquired company;

•	legal, accounting and advisory fees;

•	amortization expenses related to intangible assets; and

•	one-time write-offs of large amounts.

For example, in connection with our acquisition of the optical components businesses of Alcatel and Corning, we issued shares of our common stock to Alcatel and to Corning representing 28% and 17%, respectively, of the outstanding shares of our common stock on a post-transaction basis. In connection with such acquisitions, we recorded restructuring liabilities at July 31, 2003 with a fair value of $64.1 million relating to workforce reductions, which were included in the purchase price of such acquisitions. Following these acquisitions, we recorded additional significant restructuring liabilities that involved the acquired businesses and resulted in, among other things, a significant reduction in the size of our workforce, consolidation of our facilities and increased reliance on outsourced, third-party manufacturing.

In fiscal 2007, we sold ninety percent (90%) of the shares of Avanex France, the operator of our semiconductor fabs and associated product lines located in Nozay, France. We agreed to indemnify the buyers of Avanex France generally for a period of up to two years in an amount generally not exceeding €5 million for breaches of certain representations, warranties and covenants relating to the condition of the business prior to and at the time of sale. Should any such liabilities or expenses be of a material amount, our finances could be materially and adversely affected. We may experience a shortfall in revenue, lose existing or potential customers or otherwise experience material adverse effects upon our business, results of operation and financial condition.

Additionally, if any potential acquisitions are not completed, we are required to expense the frequently significant legal, accounting, consulting and other costs of pursuing these transactions in the period in which the activity ceases, which could adversely affect our operating results and may not be anticipated. For example, in fiscal 2007, we expensed approximately $2.1 million in diligence and professional fees related to a potential acquisition that we decided not to pursue.

Furthermore, our past acquisition and disposition activity has involved, and our future acquisition, disposition and other significant transactions may involve, numerous operational risks, including:

•	difficulties integrating or divesting operations, personnel, technologies, products and the information systems of the acquired or divested companies;

•	diversion of management’s attention from other business concerns;

•	diversion of resources from our existing businesses, products or technologies;

•	risks of entering geographic and business markets in which we have no or limited prior experience; and

•	potential loss of key employees of acquired organizations.

IV.	Operations and Research and Development Risks.

We face various risks related to our manufacturing operations that may adversely affect our business.

We may experience delays, disruptions or quality control problems in our manufacturing operations or the manufacturing operations of our third party manufacturers, and, as a result, product shipments to our customers could be delayed beyond the shipment schedules requested by our customers, which would negatively affect our business, results of operations, and financial condition. In the past, we have experienced disruptions in the manufacture of some of our products due to changes in our manufacturing processes, which resulted in reduced manufacturing yields, delays in the shipment of our products and deferral of revenue recognition. Any disruptions in the future could adversely affect our revenues, gross margin, and results of operations. Changes in our manufacturing processes or those of our third party manufacturers, or the inadvertent use of defective materials by our third party manufacturers or us, could significantly reduce our manufacturing yields and product reliability. Lower than expected manufacturing yields could delay product shipments and further impair our gross margin. These operational issues have included capacity constraints at our contract manufacturers, raw materials shortages, logistics issues, and manufacturing yield issues for some of our new products.

We may need to develop new manufacturing processes and techniques that will involve higher levels of automation, or may need to further relocate certain manufacturing operations to lower cost regions to improve our gross margin and achieve the targeted cost levels of our customers. If we fail to manage this process effectively, or if we experience delays, disruptions or quality control problems in our manufacturing operations, our shipments of products to our customers could be delayed.

We face risks related to our concentration of research and development efforts on a limited number of key industry standards and technologies, and our future success depends on our ability to develop and introduce new and enhanced products successfully that meet the needs of our customers in a timely manner.

In the past, we have concentrated our research and development efforts on a limited number of technologies that we believed had the best growth prospects. If we are unable to develop commercially viable products using these technologies, or these technologies do not become generally accepted, our business will likely suffer.

The markets for our products are characterized by rapid technological change, frequent new product introduction, changes in customer requirements, and evolving industry standards. Our future performance will depend upon the successful development, introduction and market acceptance of new and enhanced products that address these changes. We may not be able to develop the underlying core technologies necessary to create new or enhanced products, or to license or otherwise acquire these technologies from third parties. Product development delays may result from numerous factors, including:

•	changing product specifications and customer requirements;

•	difficulties in hiring and retaining necessary technical personnel;

•	difficulties in reallocating engineering resources and overcoming resource limitations;

•	changing market or competitive product requirements;

•	unanticipated engineering complexities, and

•	failure to compete with new product releases by our competitors.

Our industry has increased its focus on products that transmit voice, video and data traffic over shorter distances and that are offered at lower cost than the products that we offer to our telecommunications customers for transmission of information over longer distances. If we are unable to develop products that meet the requirements of potential customers of these products, our business, results of operations, and financial condition could suffer.

The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. We cannot assure that we will be able to identify, develop, manufacture, market or support new or enhanced products successfully, or on a timely basis. In addition, the introduction of new and enhanced products may cause our customers to defer or cancel orders for existing products. To the extent customers defer or cancel orders for existing products due to the expectation of a new product release, or if there is any delay in the development or introduction of our new products or the enhancements of our products, our business, results of operations, and financial condition would suffer. Further, we cannot assure that our new products will gain market acceptance or that we will be able to respond effectively to competitive products, technological changes or emerging industry standards. Any failure to respond effectively to competitive products, technological change or emerging industry standards would significantly harm our business, results of operations and financial condition.

If we are unable to forecast component and material requirements accurately or if we are unable to commit to deliver sufficient quantities of our products to satisfy customers’ needs, our results of operations will be adversely affected.

Our customers typically require us to commit to delivering certain quantities of our products to them (in guaranteed safety stock, guaranteed capacity or otherwise) without committing themselves to purchase such products, or any quantity of such products. Therefore, wide variations between estimates of our customers’ needs and their actual purchases may result in:

•	a surplus and potential obsolescence of inventory, materials and capacity, if estimates of our customers’ requirements are greater than our customers’ actual need; or

•	a lack of sufficient products to satisfy our customers’ needs, if estimates of our customers’ requirements are less than our customers’ actual needs.

We use a rolling twelve-month demand forecast based on anticipated and historical product orders to determine our component and material requirements. It is very important that we accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials. It is very difficult to develop accurate forecasts of product demand, especially given the current uncertain conditions in the telecommunications industry. Order cancellations and lower order volumes by our customers have in the past created excess inventories. For example, inventory write-offs are primarily the result of our inability to anticipate decreases in demand for certain of our products and variations in product mix ordered by our customers. For the three months ended December 31, 2008 and 2007, the combined cost of write-offs was $2.3 million and $1.8 million, respectively, for excess and obsolete inventory and losses from purchases commitments. For the fiscal years ended June 30, 2008 and June 30, 2007, we recorded write-offs of $4.7 million and $12.9 million, respectively, for excess and obsolete inventory. If we fail to accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials in the future, we could incur additional excess and obsolete inventory write-downs. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would negatively affect our business, results of operations, and financial condition.

Network carriers and telecommunication system integrators historically have required that suppliers commit to provide specified quantities of products over a given period of time. If we are unable to commit to deliver sufficient quantities of our products to satisfy a customer’s anticipated needs, we may lose the opportunity to make significant sales to that customer over a lengthy period of time. In addition, we may be unable to pursue large orders if we do not have sufficient manufacturing capacity to enable us to provide customers with specified quantities of products. We rely heavily upon the capacity and willingness of third party contract manufacturers and materials suppliers to enable us to fulfill our commitments to our customers, but we generally do not have the benefit of long term or other supply or services contracts with our third party contract manufacturers and materials suppliers, who are generally not obligated to adhere to our production schedule. If we cannot deliver sufficient quantities of our products, we may lose business, which could adversely impact our business, results of operations and financial condition.

If our customers do not qualify our manufacturing processes, they may not purchase our products and our operating results could suffer.

Certain of our customers will not purchase our products prior to qualification of our manufacturing processes and approval of our quality assurance system. The qualification process determines whether the manufacturing line meets the quality, performance, and reliability standards of our customers. These customers may also require that we, and any manufacturer that we may use, be registered under international quality standards, such as ISO 9001. Our United States, Europe and Asia sites are currently TL-9000 certified. Delays in obtaining customer qualification of our manufacturing processes or approval of our quality assurance system may cause a product to be removed from a long-term supply program and result in significant lost revenue opportunity over the term of that program.

We depend upon a limited number of contract manufacturers and materials suppliers to manufacture and provide a majority of our products, and our dependence on these manufacturers and suppliers may result in product delivery delays, may harm our operations or have an adverse effect upon our business.

We rely on a limited number of outsourced manufacturers and suppliers to manufacture and provide a substantial majority of our components, subassemblies, and finished products. In particular, one contract manufacturer, Fabrinet, currently manufactures products for sale, which constitutes a significant majority of our net revenue. We intend to develop further our relationships with Fabrinet and with other manufacturers so that they will eventually manufacture many of our high volume key components and subassemblies in the future. The qualification of these independent manufacturers and materials suppliers under quality assurance standards is an expensive and time-consuming process. Our independent manufacturers have a limited history of manufacturing optical subcomponents. Any interruption in the operations of these manufacturers, or any deficiency in the quality or quantity of the subcomponents or products built for us by these manufacturers, could impede our ability to meet our scheduled product deliveries to our customers. Operational issues could result, such as capacity constraints at our contract manufacturers, raw materials shortages, logistics issues, and manufacturing yield issues for some of our new products. As a result, we may lose existing or potential customers.

We have limited experience in working with outsourced manufacturers and suppliers. As a result, we may not be able to manage our relationships with them effectively. If we cannot manage our manufacturing and supplier relationships effectively, or if these manufacturers and suppliers fail to deliver components in a timely manner, we could experience significant delays in product deliveries, which may have an adverse effect on our business and results of operations. Increased reliance on outsourced manufacturing and suppliers, and the ultimate disposition of our manufacturing capacity in the future, may result in impairment expense relating to our long-lived assets in future periods, which would have an adverse impact on our business, financial condition, and results of operations.

Our products may have defects that might not be detected until full deployment of a customer’s network, which could result in a loss of customers and revenue and in damage to our reputation.

Our products are designed to be deployed in large and complex optical networks and must be compatible with existing and future components of such networks. Our products can only be fully tested for reliability when deployed in networks for long periods of time. Our products may not operate as expected, and our customers may discover errors, defects, or incompatibilities in our products only after they have been fully deployed and are operating under peak stress conditions. If we are unable to fix errors or other problems, we could experience:

•	loss of customers or customer orders;

•	loss of or delay in revenues;

•	loss of market share;

•	loss or damage to our brand and reputation;

•	inability to attract new customers or achieve market acceptance;

•	diversion of development resources;

•	increased service and warranty costs;

•	legal actions by our customers; and

•	increased insurance costs.

We may be required to indemnify our customers against certain liabilities arising from defects in our products, which liabilities may also include the following costs and

•	costs and expenses incurred by our customers or their customers to fix the problems; and

•	costs and expenses incurred by our customers or their customers to replace our products, or their products which incorporate our products, with other product solutions.

While we carry insurance policies covering this type of liability, these policies may not provide sufficient protection should a claim be asserted. To date, product defects have not had a material negative effect on our business, results of operations, or financial condition; however, we cannot assure that they will not have a material negative effect on us in the future.

We depend on key personnel to manage our business effectively, and if we are unable to hire, retain, or motivate qualified personnel, our ability to sell our products could be harmed.

Our future success depends, in part, on certain key employees and on our ability to attract and retain highly skilled personnel. In addition, there have been changes in our executive management team, and there can be no assurance that these changes will be successful. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel, or delays in hiring required personnel, particularly engineering, sales or marketing personnel, may seriously harm our business, results of operations, and financial condition. For example, Dr. Jo Major, our former President and Chief Executive Officer, Marla Sanchez, our former Chief Financial Officer, and Pat Edsell, our former General Manager, recently left the Company. None of our officers or key employees has an employment agreement for a specific term, and these employees may terminate their employment at any time. We do not have key person life insurance policies covering any of our employees. Our ability to continue to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful in the future. Competition for highly skilled personnel is frequently intense, especially in the San Francisco Bay area. We may not be successful in attracting, assimilating or retaining qualified personnel to fulfill our current or future needs.

In addition, we have implemented restructuring programs designed to attempt to improve our financial performance. Among other things, we have moved substantially all of our manufacturing operations to lower cost locations. As a result, our headcount in North America and Europe has been substantially reduced and may be reduced further in the future. To date, such actions have not resulted in substantial work stoppages. Decreases in labor productivity, however, whether formalized by a work stoppage or a strike, or by decreased productivity due to morale issues could have an adverse effect on our business and operating results.

We face various risks that could prevent us from successfully manufacturing, marketing and distributing our products internationally.

We have expanded our international operations in Thailand and China, including the expansion of overseas product manufacturing, and we may continue to expand internationally in the future. Further, we have increased international sales and intend to further increase our international sales and the number of our international customers. We have also initiated significant restructuring programs overseas, and may initiate additional restructuring programs overseas in the future. Our international operations have required and will continue to require significant management attention and financial resources. For instance, we have incurred, and may continue to incur, startup costs to open our operations center in Thailand and our research and development office in Shanghai, and may incur costs in transferring operations to Thailand. We currently have limited experience in manufacturing, marketing and distributing our products internationally, particularly from our new operations center in Thailand. In addition, international operations are subject to inherent risks, including, without limitation, the following:

•	greater difficulty in accounts receivable collection and longer collection periods;

•	difficulties inherent in managing operations and employees in remote foreign operations;

•	import or export licensing and product certification requirements;

•	tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

•	potential adverse tax consequences;

•	seasonal reductions in business activity in some parts of the world;

•	burdens of complying with a wide variety of foreign laws and regulations, particularly with respect to taxes, intellectual property, license requirements, employment matters and environmental requirements;

•	the impact of recessions in economies outside of the United States;

•	unexpected changes in regulatory or certification requirements for optical systems or networks; and

•	political and economic instability, terrorism and war.

Some of our suppliers and contract manufacturers, including Fabrinet, also have international operations and are subject to the risks described above. Even if we are able to manage the risks of international operations successfully, our business may be materially adversely affected if our suppliers or contract manufacturers are not able to manage these risks successfully.

A portion of our international revenues and expenses are now denominated in foreign currencies. It has not been our recent practice to engage in the hedging of foreign currency transactions to mitigate foreign currency risk. Therefore, fluctuations in the value of foreign currencies could have a negative impact on the profitability of our global operations, which would seriously harm our business, results of operations, and financial condition.

V.	Intellectual Property and Litigation Risks.

Current and future litigation against us could be costly and time consuming to defend.

We are subject to legal proceedings and claims that arise in the ordinary course of business. Litigation may result in substantial costs and may divert management’s attention and resources, which may seriously harm our business, results of operations, financial condition and liquidity.

We may be unable to protect our proprietary technology, which could significantly impair our ability to compete.

We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality agreements and other contractual restrictions on disclosure to protect our intellectual property rights. We also rely on confidentiality agreements with our employees, consultants and corporate partners, and controlled access to and distribution of our technology, documentation and other confidential information. We have numerous patents issued or applied for in the United States and abroad, of which some may be jointly filed or owned with other parties. Further, we license certain intellectual property from third parties, including Alcatel-Lucent and Corning, that is critical to our business, and we also license intellectual property to other parties. We cannot assure that any patent applications or issued patents will protect our proprietary technology effectively, or that any patent applications or patents issued will not be challenged by third parties. Further, we cannot assure that parties from whom we license intellectual property will not violate their agreements with us; that they will not license their intellectual property to third parties; that their patent applications, patents and other intellectual property will protect our technology, products and business; or that their patent applications, patents, and other intellectual property will not be challenged by third parties. For example, Alcatel-Lucent has cross licenses with various third parties, which, when combined with their own intellectual property, may permit these third parties to compete with us. Our intellectual property also consists of trade secrets, requiring more monitoring and control mechanisms to protect. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we take will prevent misappropriation or unauthorized use of our technology. Further, other parties may independently develop similar or competing technology or design around any patents that may be issued or licensed to us.

We use various methods to attempt to protect our intellectual property rights. However, we cannot be certain that these methods will prevent the misappropriation of our intellectual property. In particular, the laws in foreign countries may not protect our proprietary rights as fully as the laws in the United States.

We face risks with regard to third-party intellectual property licenses.

From time to time we may be required to license technology or intellectual property from third parties for our product offerings or to develop new products or product enhancements. We cannot assure that third-party licenses will be available to us on commercially reasonable terms, if at all. The inability to obtain a necessary third-party license required for our product offerings or to develop new products and product enhancements could require us to substitute technology of lower quality or performance standards or of greater cost, either of which could prevent us from operating our business. If we are unable to obtain licenses from third parties if and as necessary, then we may also be subject to litigation to defend against infringement claims from these third parties.

We may become subject to litigation or claims from or against third parties regarding intellectual property rights, which could divert resources, cause us to incur significant costs, and restrict our ability to utilize certain technology.

We may become a party to litigation in the future to protect our intellectual property or we may be subject to litigation to defend against infringement claims of others. These claims and any resulting lawsuits, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management’s time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

•	stop selling, incorporating, or using our products that use the challenged intellectual property;

•	obtain a license to sell or use the relevant technology from the owner of the infringed intellectual property right, which license may not be available on reasonable terms, or at all;

•	redesign the products that use the technology; or

•	indemnify certain customers and others against intellectual property claims asserted against them.

If we are forced to take any of these actions, our business may be seriously harmed.

We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights in order to determine the scope and validity of our proprietary rights or the proprietary rights of competitors, or we may be required to grant certain third parties permission to enforce our intellectual property on our behalf. These claims could result in us being joined as a party to a lawsuit, counterclaims against us or our customers, invalidation or narrow interpretations of our proprietary rights, costly litigation, and the diversion of our technical and management personnel’s time and attention. Although we carry general liability insurance, our insurance may not cover potential claims of the above types or may not be adequate to indemnify us for all liability that may be imposed.

VI.	Other Risks.

Our business and future operating results may be adversely affected by events that are outside of our control.

Our business and operating results are vulnerable to interruption by events outside of our control, such as earthquakes, fire, power loss, telecommunications failures and uncertainties arising out of terrorist attacks throughout the world, including the continuation or potential worsening of the current global economic environment, the economic consequences of military action and the associated political instability, and the effect of heightened security concerns on domestic and international travel and commerce. We cannot assure that the insurance we maintain against fires, floods and general business interruptions will be adequate to cover our losses for such events in any particular case.

In addition, we handle hazardous materials as part of our manufacturing activities and are subject to a variety of governmental laws and regulations related to the use, storage, recycling, labeling, reporting, treatment, transportation, handling, discharge and disposal of such hazardous materials. Although we believe that our operations conform to presently applicable environmental laws and regulations, we may incur costs in order to comply with current or future environmental laws and regulations, including costs associated with permitting, investigation and remediation of hazardous materials, and installation of capital equipment relating to pollution abatement, production modification and/or hazardous materials management. In addition, we currently sell products that incorporate firmware and electronic components. The additional level of complexity created by combining firmware and electronic components with our optical components requires that we comply with additional regulations, both domestically and abroad, related to power consumption, electrical emissions and homologation. Any failure to obtain the necessary permits or comply with the necessary laws and regulations successfully could have a material adverse effect on our operations.

THE COMPANIES

Bookham

Bookham designs, manufactures and markets optical components, modules and subsystems that generate, detect, amplify, combine and separate light signals principally for use in high-performance fiber optics communications networks. Due to its advantages of higher capacity and transmission speed, optical transmission has become the predominant technology for large-scale communications networks. Bookham’s primary operating segment, which it refers to as the telecom segment, addresses the optical communications market. Bookham’s remaining product lines, which comprise the non-telecom segment, leverage its optical component technologies and expertise in manufacturing optical subsystems to address opportunities in other markets, including industrial, research, semiconductor capital equipment, military and biotechnology.

Bookham, Inc., a Delaware corporation, was incorporated on June 29, 2004. On September 10, 2004, pursuant to a scheme of arrangement under the laws of the United Kingdom, Bookham, Inc. became the publicly traded parent company of the Bookham Technology plc group of companies, including Bookham Technology plc, a public limited company incorporated under the laws of England and Wales. Bookham common stock is traded on the NASDAQ Global Market under the symbol “BKHM.” Pursuant to the merger agreement, Bookham and Avanex will take all actions necessary to ensure that the name of the combined company following the merger will be the name mutually agreed to by Bookham and Avanex. The name change has not yet been determined between the parties; however, when (and if) a name change is effected, a change in Bookham’s trading symbol may be effected as well.

Merger Sub

Ultraviolet Acquisition Sub, Inc., or Ultraviolet Acquisition Sub or merger sub, is a wholly owned subsidiary of Bookham that was incorporated in Delaware in January 2009. Merger sub does not engage in any operations and exists solely to facilitate the merger.

Avanex

Avanex is a global provider of high-performance, intelligent, photonic products including optical components, modules and subsystems. Its products enable optical communication networks to regenerate, transmit and manage voice, video and data optical signals efficiently. Telecommunication system integrators and their network carrier customers use Avanex products to enhance system performance and increase network speed and capacity. Avanex was incorporated in October 1997 in California and reincorporated in Delaware in January 2000. Avanex began making volume shipments of its products during the quarter ended September 30, 1999. Avanex common stock is traded on the NASDAQ Global Market under the symbol “AVNX.”

THE BOOKHAM SPECIAL MEETING

Date, Time and Place

The special meeting of Bookham stockholders will be held on Monday, April 27, 2009, at the principal executive offices of Bookham located at 2584 Junction Avenue, San Jose, California 95134 commencing at 11:00 a.m. local time. We are sending this joint proxy statement/prospectus to Bookham stockholders in connection with the solicitation of proxies by the Bookham board of directors for use at the Bookham special meeting and any adjournments or postponements of the special meeting.

Purposes of the Bookham Special Meeting

The purposes of the Bookham special meeting are:

•	to consider and vote on Bookham Proposal No. 1 to approve the issuance of shares of Bookham common stock in the merger;

•	to consider and vote on Bookham Proposal No. 2 to approve an amendment to Bookham’s restated certificate of incorporation to increase the authorized shares of Bookham common stock to 450,000,000;

•	to consider and vote on Bookham Proposal No. 3 to approve amendments to Bookham’s restated certificate of incorporation that would effect a reverse stock split, pursuant to which any whole number of issued and outstanding shares of Bookham common stock between and including five and thirty would be combined and reclassified into one share of Bookham common stock, and pursuant to which the total number of authorized shares of Bookham common stock and preferred stock would be proportionately reduced, and to authorize the Bookham board of directors to select and file one such amendment that would effect the reverse stock split within such range and that would proportionately reduce the total number of authorized shares of Bookham common stock and preferred stock;

•	to consider and vote on Bookham Proposal No. 4 to adjourn the Bookham special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Bookham Proposal Nos. 1, 2 or 3; and

•	to transact such other business as may properly come before the Bookham special meeting or any adjournments or postponements of the special meeting.

Recommendation of Bookham’s Board of Directors

BOOKHAM’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE ISSUANCE OF SHARES OF BOOKHAM COMMON STOCK IN THE MERGER IS ADVISABLE TO, AND IN THE BEST INTERESTS OF BOOKHAM AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED SUCH ISSUANCE. BOOKHAM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BOOKHAM STOCKHOLDERS VOTE “FOR” BOOKHAM PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF BOOKHAM COMMON STOCK IN THE MERGER.

BOOKHAM’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE ITS AUTHORIZED SHARES OF COMMON STOCK TO 450,000,000 SHARES IS ADVISABLE TO, AND IN THE BEST INTERESTS OF BOOKHAM AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED SUCH AMENDMENT. BOOKHAM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BOOKHAM STOCKHOLDERS VOTE “FOR” BOOKHAM PROPOSAL NO. 2 TO APPROVE THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION FOR THIS PURPOSE.

BOOKHAM’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A

REVERSE STOCK SPLIT, PURSUANT TO WHICH ANY WHOLE NUMBER OF OUTSTANDING SHARES OF BOOKHAM COMMON STOCK BETWEEN AND INCLUDING FIVE AND THIRTY WOULD BE COMBINED AND RECLASSIFIED INTO ONE SHARE OF BOOKHAM COMMON STOCK, AND PURSUANT TO WHICH THE TOTAL NUMBER OF AUTHORIZED SHARES OF BOOKHAM COMMON STOCK AND PREFERRED STOCK WOULD BE PROPORTIONATELY REDUCED, AND THE RELATED AUTHORIZATION OF THE BOOKHAM BOARD OF DIRECTORS TO SELECT AND FILE ONE SUCH AMENDMENT THAT WOULD EFFECT THE REVERSE STOCK SPLIT WITHIN SUCH RANGE AND THAT WOULD PROPORTIONATELY REDUCE THE TOTAL NUMBER OF AUTHORIZED SHARES OF BOOKHAM COMMON STOCK AND PREFERRED STOCK, IS ADVISABLE TO, AND IN THE BEST INTERESTS OF BOOKHAM AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED SUCH AMENDMENTS. BOOKHAM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BOOKHAM STOCKHOLDERS VOTE “FOR” BOOKHAM PROPOSAL NO. 3 TO APPROVE AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION FOR THESE PURPOSES.

BOOKHAM’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE PROPOSAL TO ADJOURN THE BOOKHAM SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF ANY OF BOOKHAM PROPOSAL NOS. 1, 2 OR 3 IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, BOOKHAM AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED AND ADOPTED THE PROPOSAL. ACCORDINGLY, BOOKHAM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL BOOKHAM STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4 TO ADJOURN THE BOOKHAM SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF ANY OF BOOKHAM PROPOSAL NOS. 1, 2 OR 3.

Record Date and Voting Power

Only holders of record of Bookham common stock at the close of business on the record date, March 18, 2009, are entitled to notice of, and to vote at, the Bookham special meeting. There were approximately 10,523 holders of record of Bookham common stock at the close of business on the record date. Because many of such shares are held by brokers and other institutions on behalf of stockholders, Bookham is unable to estimate the total number of stockholders represented by these record holders. There were 100,959,545 shares of Bookham common stock issued and outstanding at the close of business on the record date. Each share of Bookham common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See “Security Ownership of Certain Beneficial Owners and Management — Beneficial Ownership of Bookham Shares” for information regarding persons known to the management of Bookham to be the beneficial owners of more than 5% of the outstanding shares of Bookham common stock.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of Bookham for use at the Bookham special meeting.

If you are a stockholder of record of Bookham as of the record date referred to above, you may vote in person at the Bookham special meeting or vote by proxy over the Internet, by telephone or using the enclosed proxy card. Whether or not you plan to attend the Bookham special meeting, Bookham urges you to vote by proxy to ensure your vote is counted. You may still attend the Bookham special meeting and vote in person if you have already voted by proxy.

If your shares are registered directly in your name, you may deliver your proxy to vote your shares in one of the following ways or you may vote in person at the Bookham special meeting.

•	You may submit your proxy to vote by mail. You may vote by completing and signing the proxy card that accompanies this joint proxy statement/prospectus and promptly mailing it in the enclosed postage-

prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you submit.

•	You may submit your proxy to vote over the Internet. If you have Internet access, you may submit your proxy to vote your shares over the Internet from any location in the world by following the instructions set forth on the enclosed proxy card.

•	You may submit your proxy to vote by telephone. You may submit your proxy to vote your shares by telephone by following the instructions set forth on the enclosed proxy card.

If your shares are held in “street name” for your account by a bank broker or other nominee, you may vote:

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	Over the Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote over the Internet or by telephone.

•	In Person at the Meeting. Contact the bank, broker or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this joint proxy statement/prospectus. You will not be able to vote shares you hold in “street name” at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

All properly executed proxies that are not revoked will be voted at the Bookham special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a holder of Bookham common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” each of Bookham Proposal Nos. 1, 2, 3 and 4 in accordance with the recommendation of the Bookham board of directors.

A Bookham stockholder who has submitted a proxy may revoke it at any time before it is voted at the Bookham special meeting by executing and returning a proxy bearing a later date, providing proxy instructions via the telephone or the Internet (your latest telephone or Internet proxy is counted), filing written notice of revocation with the Corporate Secretary of Bookham stating that the proxy is revoked or attending the special meeting and voting in person.

Required Vote

The presence, in person or by proxy, at the Bookham special meeting of the holders of a majority of the shares of Bookham common stock outstanding and entitled to vote at the Bookham special meeting is necessary to constitute a quorum at the meeting. If Bookham stockholders do not vote by proxy or in person at the Bookham special meeting, the shares of common stock of such stockholders will not be counted as present for the purpose of determining a quorum. Abstentions and broker non-votes will be counted towards a quorum. The affirmative vote of the holders of a majority of the voting power of the shares voting in person or by proxy at the Bookham special meeting is required for approval of each of Bookham Proposal Nos. 1 and 4, and the affirmative vote of the holders of a majority of the voting power of Bookham common stock outstanding on the record date for the Bookham special meeting is required for approval of Bookham Proposal Nos. 2 and 3.

For Bookham Proposal Nos. 1 and 4, a failure to submit a proxy card or vote at the Bookham special meeting, or an abstention, vote withheld or “broker non-votes” will have no effect on the outcome of such proposals. For Bookham Proposal Nos. 2 and 3, a failure to submit a proxy card or vote at the Bookham special meeting, or an abstention, vote withheld or “broker non-vote” for such proposal, will have the same effect as a vote against the approval of Bookham Proposal Nos. 2 and 3.

As of the record date for the Bookham special meeting, the directors and executive officers of Bookham owned approximately 0.70% of the outstanding shares of Bookham common stock entitled to vote at the

Bookham special meeting. David Simpson, Jerry Turin, Lori Holland, Alain Couder, Kate Rundle, Edward Collins, James Haynes, Yves LeMaitre, Kenneth Ibbs, Kathleen Zwickert, Bernard Couillaud, Peter Bordui, Joseph Cook, Adrian Meldrum and W. Arthur Porter, each either an officer and/or a director of Bookham have each entered into a voting agreement with Avanex, dated January 27, 2009. They have agreed in the voting agreements to vote all shares of Bookham common stock owned by them as of the record date in favor of the issuance of shares of Bookham common stock in the merger. They also granted Avanex irrevocable proxies to vote their shares of Bookham common stock in favor of the issuance of shares of Bookham common stock in the merger. Approximately 792,788 shares of Bookham common stock, which represent approximately 0.79% of the outstanding shares of Bookham common stock as of the record date, are subject to the voting agreements and irrevocable proxies. For more information regarding the voting agreements, see the section entitled “Voting Agreements” on page 133 of this joint proxy statement/prospectus.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Bookham may solicit proxies from Bookham’s stockholders by personal interview, telephone, telegram or otherwise. Bookham will bear the cost of the solicitation of proxies, except that Bookham and Avanex will each pay one-half of the costs of filing, printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Bookham common stock for the forwarding of solicitation materials to the beneficial owners of Bookham common stock. Bookham will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Bookham has engaged the services of Okapi Partners LLC to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Bookham stockholders for a fee of approximately $15,000 plus reasonable out-of-pocket expenses.

Other Matters

As of the date of this joint proxy statement/prospectus, the Bookham board of directors does not know of any business to be presented at the Bookham special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Stockholder Proposals for Bookham’s 2009 Annual Meeting

If a stockholder intends to submit a proposal for inclusion in the proxy statement and proxy card for our 2009 annual meeting, the stockholder must follow the procedures outlined in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. We must receive any proposals intended for inclusion in the proxy statement at our principal executive offices, Bookham, Inc., 2584 Junction Avenue, San Jose, California 95134, Attention: Corporate Secretary, no later than June 1, 2009.

If a stockholder wishes to present a proposal at the 2009 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, the stockholder must also give written notice to us at the address noted above. Our bylaws specify the information that must be included in any such notice, including a brief description of the proposal and the name of the stockholder proposing such business. We must receive this notice at least 90 days, but not more than 120 days, prior to October 22, 2009. However, if the 2009 annual meeting is scheduled to be held prior to October 2, 2009 or after December 21, 2009, the notice must be received no earlier than the 120th day prior to the 2009 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2009 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. If the stockholder fails to provide timely notice of a proposal to be presented at the 2009 annual meeting, the chairman of the meeting may exclude the proposal from being brought before the meeting and the proxies designated by our board of directors will have discretionary authority to vote on such proposal should it be allowed to come before the meeting.

THE AVANEX SPECIAL MEETING

Date, Time and Place

The special meeting of Avanex stockholders will be held on Monday, April 27, 2009, at the principal executive offices of Avanex located at 40919 Encyclopedia Circle, Fremont, California 94538, commencing at 11:00 a.m. local time. We are sending this joint proxy statement/prospectus to Avanex stockholders in connection with the solicitation of proxies by the Avanex board of directors for use at the Avanex special meeting and any adjournments or postponements of the Avanex special meeting.

Purposes of the Avanex Special Meeting

The purposes of the Avanex special meeting are:

•	to consider and vote upon Avanex Proposal No. 1 to adopt the merger agreement;

•	to consider and vote on Avanex Proposal No. 2 to adjourn the Avanex special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Avanex Proposal No. 1; and

•	to transact such other business as may properly come before the special meeting or any adjournments or postponements of the Avanex special meeting.

Recommendations of Avanex’s Board of Directors

AVANEX’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, AVANEX AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT. AVANEX’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AVANEX STOCKHOLDERS VOTE “FOR” AVANEX PROPOSAL NO. 1 TO ADOPT THE MERGER AGREEMENT.

AVANEX’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE PROPOSAL TO ADJOURN THE AVANEX SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1 IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, AVANEX AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED AND ADOPTED THE PROPOSAL. ACCORDINGLY, AVANEX’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AVANEX STOCKHOLDERS VOTE “FOR” AVANEX PROPOSAL NO. 2 TO ADJOURN THE AVANEX SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF AVANEX PROPOSAL NO. 1.

Record Date and Voting Power

Only holders of record of Avanex common stock at the close of business on the record date, March 18, 2009, are entitled to notice of, and to vote at, the Avanex special meeting. There were approximately 476 holders of record of Avanex common stock at the close of business on the record date. There were 15,623,421 shares of Avanex common stock issued and outstanding at the close of business on the record date. Because many of such shares are held by brokers and other institutions on behalf of stockholders, Avanex is unable to estimate the total number of stockholders represented by these record holders. Each share of Avanex common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See “Security Ownership of Certain Beneficial Owners and Management — Beneficial Ownership of Avanex Shares” for information regarding persons known to the management of Avanex to be the beneficial owners of more than 5% of the outstanding shares of Avanex common stock.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of Avanex for use at the Avanex special meeting.

If you are a stockholder of record of Avanex as of the record date referred to above, you may vote in person at the Avanex special meeting or vote by proxy over the Internet, by telephone or using the enclosed proxy card. Whether or not you plan to attend the Avanex special meeting, Avanex urges you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

Voting by Proxy Card.  All shares entitled to vote and represented by properly executed proxy cards received prior to the Avanex special meeting, and not revoked, will be voted at the Avanex special meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the board of directors. If any other matters are properly presented for consideration at the Avanex special meeting, , the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment.

Voting by Telephone or the Internet.  If you are a registered stockholder, you may vote your shares by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. If your shares are registered in the name of a bank or brokerage firm, you may be able to vote your shares electronically over the Internet or by telephone; if so, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed postage paid envelope provided. When a stockholder votes via the Internet or by telephone, his or her vote is recorded immediately. Avanex encourages its stockholders to vote using these methods whenever possible.

Voting by Attending the Meeting.  A stockholder may vote his or her shares in person at the Avanex special meeting. A stockholder planning to attend the Avanex special meeting should bring proof of identification for entrance to the Avanex special meeting. If a stockholder attends the Avanex special meeting, he or she may submit his or her vote in person, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Avanex special meeting.

Changing Vote; Revocability of Proxies.  If a stockholder has voted by telephone, over the Internet or by returning a proxy card, such stockholder may change his or her vote before the Avanex special meeting.

A stockholder who has voted by telephone or over the Internet may later change his or her vote by making a timely and valid telephone or Internet vote, as the case may be, or by following the procedures in the following paragraph.

A stockholder may revoke any proxy given pursuant to this solicitation at any time before it is voted by: (1) filing with the Secretary of Avanex, at or before the taking of the vote at the Avanex special meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) attending the Avanex special meeting and voting in person (although attendance at the Avanex special meeting will not by itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of Avanex prior to the taking of the vote at the Avanex special meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of Avanex or should be sent to Avanex Corporation, 40919 Encyclopedia Circle, Fremont, California 94538, Attention: Corporate Secretary.

Required Vote

The presence, in person or by proxy, at the Avanex special meeting of the holders of a majority of the shares of Avanex common stock outstanding and entitled to vote at the Avanex special meeting is necessary to constitute a quorum at the Avanex special meeting. Approval of Avanex Proposal No. 1 requires the affirmative vote of the holders of a majority of the voting power of the shares of Avanex common stock outstanding on the record date for the Avanex special meeting. Approval of Avanex Proposal No. 2 requires the affirmative vote of holders of a majority of the votes cast in person or by proxy at the Avanex special meeting. Abstentions will be counted towards a quorum and will have the same effect as negative votes on Avanex Proposal No. 1, but will not be counted for any purpose in determining whether Avanex Proposal No. 2 is approved. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether either proposal is approved.

Each of the current executive officers and directors of Avanex has entered into a voting agreement with Bookham dated January 27, 2009. They have agreed in the voting agreements to vote all shares of Avanex common stock owned by them as of the record date in favor of the adoption of the merger agreement. They also granted Bookham irrevocable proxies to vote their shares of Avanex common stock in favor of the adoption of the merger agreement. Approximately 98,664 shares of Avanex common stock, which represent approximately 0.63% of the outstanding shares of Avanex common stock as of the record date, are subject to the voting agreements and irrevocable proxies. For more information regarding the voting agreements, see the section entitled “Voting Agreements” on page 133 of this joint proxy statement/prospectus.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Avanex may solicit proxies from Avanex stockholders by personal interview, telephone, telegram or otherwise. Avanex will bear the costs of the solicitation of proxies from its stockholders, except that Bookham and Avanex will each pay one-half of the cost of filing, printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Avanex common stock for the forwarding of solicitation materials to the beneficial owners of Avanex common stock. Avanex will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. In connection with this joint proxy statement/prospectus, Avanex has retained a proxy solicitation firm, Morrow & Co., LLC, to aid in the solicitation process and will pay it a fee of approximately $8,000 for its services, plus any reasonable expenses incurred in connection with the solicitation.

Other Matters

As of the date of this joint proxy statement/prospectus, the Avanex board of directors does not know of any business to be presented at the Avanex special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Procedure for Submitting Stockholder Proposals

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of Avanex stockholders. However, if the merger is not completed or if we are otherwise required to do so under applicable law, we will hold a 2009 annual meeting of our stockholders.

Requirements for Stockholder Proposals to be Considered for Inclusion in Avanex’s Proxy Materials. Stockholders may present proper proposals for inclusion in Avanex’s proxy statement and for consideration at the annual meeting of its stockholders by submitting their proposals in writing to the Secretary of Avanex in a timely manner. In order to be included in Avanex’s proxy materials for the 2009 annual meeting of stockholders, stockholder proposals must be received by the Secretary of Avanex no later than the Notice Deadline (as defined below), and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  In addition, Avanex’s amended and restated bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the board of directors, (2) the corporate governance and nominating committee or (3) any stockholder entitled to vote who has delivered written notice to the Secretary of Avanex no later than the Notice Deadline, which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. If a stockholder wishes only to recommend a candidate for consideration by the corporate governance and nominating committee as a potential nominee for Avanex’s board of directors, such recommendations must be received by June 30 of the year in which the recommended candidate will be considered for nomination. Stockholder recommendations for candidates to the board of directors must be directed in writing to Avanex Corporation, 40919 Encyclopedia Circle, Fremont, California 94538, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Avanex within the last three years and evidence of the nominating person’s ownership of Avanex common stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on the board of directors, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve.

Avanex’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the board of directors, (2) properly brought before the meeting by or at the direction of the board of directors, or (3) properly brought before the meeting by a stockholder who has delivered written notice to the Secretary of Avanex no later than the Notice Deadline, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Deadline” is defined as that date which is 120 days prior to the one-year anniversary of the date on which Avanex first mailed its proxy materials for the previous year’s annual meeting of stockholders. As a result, the Notice Deadline for the 2009 annual stockholder meeting is June 15, 2009.

If a stockholder who has notified Avanex of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, or does not send a representative who is qualified under Delaware law to present the proposal on his or her behalf, Avanex need not present the proposal for vote at such meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Avanex. All notices of proposals by stockholders, whether or not included in Avanex’s proxy materials, should be sent to Avanex Corporation, 40919 Encyclopedia Circle, Fremont, California 94538, Attention: Corporate Secretary.

BOOKHAM PROPOSAL NO. 1 AND AVANEX PROPOSAL NO. 1 — THE MERGER

Unless specifically stated otherwise, the following information and all other information contained in this joint proxy statement/prospectus does not give effect to the proposed reverse stock split discussed in the section entitled “Bookham Proposal No. 3 — Amendments to Bookham’s Restated Certificate of Incorporation to Effect a Reverse Stock Split and to Reduce the Number of Authorized Shares of Bookham Common Stock and Preferred Stock.”

General Description of the Merger

At the effective time of the merger, Ultraviolet Acquisition Sub, Inc., or merger sub, will be merged with and into Avanex. Avanex will be the surviving corporation and will continue as a wholly owned subsidiary of Bookham. In the merger, each share of Avanex common stock outstanding at the effective time will automatically be converted into the right to receive 5.426 shares of Bookham common stock. Each Avanex stockholder who would otherwise be entitled to receive a fraction of a share of Bookham common stock (after aggregating all fractional shares to be received by such stockholder) will instead of such fraction be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average closing price of a share of Bookham common stock on the NASDAQ Global Market for the ten most recent days that Bookham common stock has traded ending on the trading day one day prior to the date the merger becomes effective.

Based on the number of shares of Bookham common stock and Avanex common stock that were outstanding as of the record date, up to 85,783,567 shares of Bookham common stock will be issuable pursuant to the merger agreement, representing approximately 45.94% of the total Bookham common stock to be outstanding after such issuance. This assumes that no Avanex or Bookham stock options, restricted stock units or warrants are exercised or vest after the record date and prior to the effective time of the merger.

Background

From time to time, Avanex and Bookham each has analyzed various potential business alternatives and strategic transactions. For example, starting in March 2006 through early January 2007, Avanex and Bookham engaged in discussions from time to time regarding a potential business combination, conducted due diligence and engaged in negotiations of a merger agreement. In January 2007, the parties ceased discussions regarding a potential transaction. Thereafter, during the first half of 2007, Avanex and Bookham engaged in discussions from time to time regarding the fiber optics communications industry generally and Avanex’s interest in possibly acquiring part of Bookham’s business. Bookham decided not to pursue such a transaction.

In August 2007, Alain Couder joined Bookham as its Chief Executive Officer. In approximately early September 2007, Jo Major, Ph.D., who was then the Chief Executive Officer of Avanex, contacted Alain Couder to introduce himself and suggested that the two meet. In early September 2007, Dr. Major and Mr. Couder met for lunch and discussed the fiber optics communications industry generally. In the course of this discussion, Dr. Major and Mr. Couder discussed the possibility of a combination of Bookham and Avanex and shared their views about such a combination. Mr. Couder, having just recently joined Bookham at the time, informed Dr. Major that he needed to spend additional time learning about Bookham before he would consider whether to pursue a business combination. Thereafter, Peter Bordui, a member of Bookham’s board of directors, had occasional discussions with Dr. Major and Greg Dougherty, a member of Avanex’s board of directors, regarding the fiber optics communications industry generally and a potential business combination of Bookham and Avanex.

On April 21-22, 2008, at a meeting of the board of directors of Bookham, which was also attended by members of Bookham’s senior management, the Bookham board discussed the consolidation that was occurring in the fiber optics communications industry and the strategic alternatives available to Bookham, including the possibility of Bookham entering into a business combination or making one or more strategic acquisitions. At the conclusion of this meeting, the Bookham board indicated to management that its primary focus should be on the financial performance of Bookham; however, the Bookham board also authorized management to request that a private equity firm with relationships with representatives of both Bookham and

Avanex contact Avanex’s board to determine whether Avanex would be interested in exploring a possible combination with Bookham.

In addition to formal meetings of the board of directors of Bookham, during the entire period from early 2008 through the signing of the merger agreement with Avanex in January 2009, Mr. Couder provided the Bookham board with numerous updates on the status of his interactions with, and obtained guidance from members of the Bookham board with respect to interactions with, Avanex.

On July 22, 2008, as part of a series of presentations to the board of directors of Bookham (and not in the context of any specific transaction), a representative of Cooley Godward Kronish, outside M&A counsel to Bookham, discussed with the board the fiduciary duties of the board, and other legal rights, privileges and obligations, in connection with the consideration by the board of various strategic alternatives, including buy-side M&A transactions.

On July 31, 2008, Giovanni Barbarossa, Ph.D., who was then Interim Chief Executive Officer of Avanex, and Mr. Couder spoke by telephone to become better acquainted and to discuss the fiber optics communications industry. On August 5, 2008, Dr. Barbarossa and Mr. Couder followed up on their earlier call and arranged to meet in person after Avanex’s first fiscal quarter 2009 earnings call. Also in August 2008, Mr. Dougherty communicated with Mr. Bordui, Chairman of the Board of Bookham, regarding the industry and their respective companies, and they arranged for Mr. Bordui to meet with Dr. Barbarossa.

On August 28, 2008, at a meeting of the board of directors of Bookham, attended by members of Bookham’s senior management, Bookham’s outside securities counsel and representatives of an investment bank that was not ultimately engaged by Bookham, representatives of the investment bank reviewed with the Bookham board various potential strategic alternatives available to Bookham, including a possible merger with Avanex. The Bookham board also discussed the merits of raising acquisition capital, including through an investment from a private equity firm.

On September 4, 2008, at a regular Avanex board meeting at which members of management and representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Avanex’s outside legal counsel, were present, the board discussed the consolidation that was occurring in the fiber optics communications industry, as well as Avanex’s strategic planning and the possibility of exploring potential strategic alternatives available to Avanex, including continuing as a stand-alone company or engaging in a potential business combination transaction. Both during and after the September 4, 2008 meeting, Dr. Barbarossa provided Avanex’s board of directors with management’s views regarding opportunities for Avanex to participate in the industry consolidation and the potential synergies that could be realized with a successful business combination. Avanex’s board of directors has regularly discussed and reviewed Avanex’s strategic goals, performance and prospects as part of the ongoing evaluation of its business and strategic planning. In this connection, management evaluated and reviewed with the board the strategic fit of a range of potential business combination partners, including Bookham.

In early September 2008, the acquisition committee of the Avanex board of directors, which was formed in 2006 and has assisted the Avanex board in the review of strategic transactions, together with Avanex management, met with representatives of Banc of America Securities and representatives of another investment bank. At these meetings, various potential strategic alternatives for Avanex were discussed, including potential combination transactions, stand-alone scenarios, and the possibility of acquiring other businesses complementary to Avanex. Avanex subsequently engaged Banc of America Securities as its financial advisor to assist Avanex in exploring potential strategic alternatives and transactions.

On September 10, 2008, Dr. Barbarossa and Mr. Couder met, and Mr. Couder raised the possibility of a potential business combination transaction involving the two companies.

On September 12, 2008, Mr. Couder delivered a letter to Dr. Barbarossa expressing, in a non-binding manner, that Bookham was interested in possibly acquiring all outstanding shares of the common stock of Avanex at a premium of 30% above Avanex’s then current stock price, using a form of consideration to be mutually agreed upon, subject to due diligence and negotiation of definitive agreements. Over the next several weeks, Mr. Couder and Dr. Barbarossa spoke occasionally by telephone or in person regarding a potential strategic transaction.

On September 13, 2008, the Avanex board of directors held a meeting at which members of management and representatives of Wilson Sonsini Goodrich & Rosati were present. At the meeting, the board discussed the letter received from Bookham, as well as the potential for strategic interest in Avanex from other parties. The board further discussed potential strategic alternatives for Avanex, including, among others, remaining an independent entity as well as business combination alternatives. The board also discussed the need for refinement and analysis of Avanex’s operating plan and opportunities for organic growth and growth through acquisition. Both during and after the September 13, 2008 meeting, Dr. Barbarossa provided Avanex’s board with management’s views regarding the characteristics of a potentially successful business combination in the consolidating fiber optics communications industry.

On September 19, 2008, the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal and financial advisors were present. At the meeting, Avanex’s financial advisor discussed with the board the competitive and market position of Avanex and potential strategic alternatives for Avanex, including potential combination transactions, stand-alone scenarios, and the possibility of acquiring other businesses complementary to Avanex.

On September 23, 2008, Dr. Barbarossa met with Mr. Bordui and discussed the fiber optics communications industry and the potential for a business combination transaction between Avanex and Bookham. Later that day, Dr. Barbarossa met again with Mr. Couder to discuss further a potential business combination transaction. Also in September 2008, Mr. Dougherty and Mr. Bordui had discussions regarding a possible Bookham and Avanex transaction.

On October 5, 2008, the Avanex board of directors held a meeting at which members of management and representatives of Wilson Sonsini Goodrich & Rosati were present. Dr. Barbarossa updated the board on various aspects of Avanex’s consideration of potential strategic alternatives, including discussions held to date with Bookham.

On October 7, 2008, Avanex and Bookham entered into a mutual confidentiality agreement, which was in addition to an existing mutual confidentiality agreement previously executed by the parties.

On October 10, 2008, Dr. Barbarossa and Messrs. Couder, Turin and Weinswig met at Mr. Couder’s home to discuss a potential financial model for a combined company, potential synergies, the relative ownership of a combined company by the two companies’ respective stockholders and the possible management structure, locations, functions, products and activities of a combined company. Commencing on this date and continuing until the date on which the merger agreement was entered into by the parties, Dr. Barbarossa and Messrs. Couder, Turin and Weinswig contacted each other periodically by telephone and via email, and met with each other from time to time (including meetings at Mr. Couder’s home on October 30 and 31, 2008 and at the offices of Citigroup Global Markets, Inc., Bookham’s financial advisor, on November 7, 2008), to discuss a possible combination of Bookham and Avanex and related matters.

On October 21-22, 2008, the board of directors of Bookham met in person. At these meetings, which were also attended by members of Bookham’s senior management and, with respect to part of the meeting on October 21, Bookham’s outside securities counsel, the Bookham board discussed various potential strategic alternatives available to Bookham. Mr. Couder updated the board on discussions between Bookham and Avanex. The Bookham board authorized management to continue discussions with Avanex.

On October 24, 2008, the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal and financial advisors were present. At the meeting, Avanex’s financial advisor discussed with the board Avanex’s financial and competitive position, financial projections prepared by Avanex’s management, and potential strategic alternatives for Avanex, including both stand-alone and combination scenarios. At the conclusion of the meeting, the board authorized and directed management, with the assistance of Avanex’s advisors, to continue to pursue discussions with Bookham and to approach other potentially interested parties regarding a possible combination transaction.

In late October 2008, Dr. Barbarossa and senior executives of a public company which we refer to in this section as Company A spoke several times by telephone and in person regarding the possibility of a business combination involving the two companies.

On October 31, 2008, the acquisition committee of the Avanex board of directors held a meeting at which the acquisition committee was updated by Avanex’s management regarding their recent interactions with Bookham and Company A. At the conclusion of the meeting, the acquisition committee authorized Dr. Barbarossa to continue working with management and Avanex’s financial advisor to explore potential strategic opportunities.

In November 2008, at the direction of Avanex’s board of directors, Avanex’s financial advisor approached Company A and two other public companies which we refer to in this section as Company B and Company C, each of which expressed preliminary interest in pursuing discussions regarding a potential combination transaction with Avanex and signed confidentiality agreements with Avanex to enable further due diligence and discussions between the parties.

On November 7 and November 9, 2008, the acquisition committee of the Avanex board of directors held meetings at which members of management and representatives of Avanex’s legal and financial advisors were present. At the meetings, the acquisition committee was updated regarding recent interactions with Bookham and certain other parties regarding potential alternative business combinations.

On November 10, 2008, Mr. Couder and Dr. Barbarossa met to discuss a possible non-binding indication of interest for a business combination between Bookham and Avanex, and Messrs. Turin and Weinswig spoke by telephone regarding the pro forma financial model of the combined company.

On November 11, 2008, in anticipation of an Avanex board meeting that was scheduled for November 13, 2008 at the direction of Bookham management, a representative of Bookham’s financial advisor called a representative of Avanex’s financial advisor to discuss proposed terms of a potential offer for a business combination of Bookham and Avanex (which when received would be subject to customary conditions, including completion of due diligence). The terms discussed reflected a proposed exchange ratio of 4.300x shares of Bookham common stock for each outstanding share of Avanex common stock, which corresponded to an estimated implied ownership for Avanex stockholders of approximately 40% of the combined company. The terms discussed also proposed a board consisting of four representatives of Bookham (including its Chief Executive Officer who would be the Chief Executive Officer of the combined company) and three representatives of Avanex.

On November 12, 2008, following up on prior discussions between Mr. Couder and Dr. Barbarossa, Mr. Turin provided to Mr. Weinswig a list of topics and questions to be addressed in a possible offsite meeting between management representatives of Bookham and management representatives of Avanex.

On November 13, 2008, the acquisition committee of the Avanex board of directors held a meeting at which several other directors, members of management, and representatives of Avanex’s legal and financial advisors were present. The acquisition committee was further updated regarding recent interactions with Bookham and other parties regarding potential alternative business combinations, as well as the forward timeline for additional discussions with such parties.

Later that day, the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal advisor were present. At the meeting, the board discussed potential business combinations. In addition, at this meeting, Dr. Barbarossa was appointed President and Chief Executive Officer and a member of the board of directors.

On November 18, 2008, Bookham sent Avanex a preliminary, non-binding indication of interest proposing a stock-for-stock transaction in which Avanex stockholders would own approximately 40% of the combined company. The indication of interest, which was subject to customary conditions (including completion of due diligence), also contemplated a board consisting of four representatives of Bookham (including its Chief Executive Officer who would be the Chief Executive Officer of the combined company) and three representatives of Avanex.

Also on November 18, 2008, Dr. Barbarossa and Mr. Weinswig, together with representatives of Avanex’s financial advisor, met with senior executives of Company C to exchange information and to discuss the possibility of a business combination involving the two companies.

On November 18, 2008, at the direction of Avanex’s board, a representative of Avanex’s financial advisor provided initial feedback to a representative of Bookham’s financial advisor with respect to the indication of interest, noting in particular that the Avanex board was contemplating a transaction in which the Avanex stockholders would own approximately 50% of the combined company.

On November 21, 2008, the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal and financial advisors were present. At the meeting, the board was updated regarding discussions with Bookham and other parties regarding potential combination transactions, including the receipt of the non-binding indication of interest from Bookham. Also at this meeting, Avanex’s financial advisor discussed financial aspects of Bookham’s indication of interest. The board also discussed various potential strategic alternatives available to Avanex, including stand-alone scenarios, and authorized management, with the assistance of Avanex’s advisors, to respond to Bookham that the terms of the indication of interest would need to improve in order for Avanex to continue discussions with Bookham.

Later on November 21, 2008, Dr. Barbarossa and Mr. Weinswig, together with representatives of Avanex’s financial advisor, met with senior executives of Company A to exchange information and to further discuss the possibility of a business combination involving the two companies. Dr. Barbarossa and Mr. Weinswig spoke further by telephone with senior executives at Company A in late November to explore the potential combination of the two companies.

On November 23, 2008, in response to Bookham’s indication of interest and at the direction of the Avanex board of directors, representatives of Avanex’s financial advisor provided to representatives of Bookham’s financial advisor a proposal from Avanex reflecting, among other things, a greater ownership percentage in the combined company for Avanex stockholders than reflected in Bookham’s proposal (49% rather than 40%) and a combined company board comprised of eight directors, including three independent members from each of the boards of Avanex and Bookham and the then current Chief Executive Officers of both companies.

Also on November 24, 2008, Dr. Barbarossa and a senior executive of Company B spoke by telephone regarding the possibility of a business combination involving the two companies. Avanex sent Company B information about Avanex’s business, but Company B did not reply.

On November 25, 2008 and December 1, 2008, the acquisition committee of the Avanex board of directors held meetings at which members of management and representatives of Avanex’s legal and financial advisors were present. During these meetings, the acquisition committee was updated on the recent interactions with Bookham and certain other potential parties regarding potential combination transactions. At the conclusion of each of these meetings, the acquisition committee authorized and directed management, with the assistance of Avanex’s advisors, to continue to pursue discussions with Bookham and other potentially interested parties regarding a possible combination.

On November 26, 2008, Mr. Weinswig met with senior executives of a public company which we refer to in this section as Company D. During the meeting, the Company D executives discussed the possibility of a business combination involving the two companies. The parties determined to meet again when Dr. Barbarossa could also be present.

Throughout November 2008, Mr. Couder discussed with the senior members of Avanex’s management Mr. Couder’s view of the rationale for the combination. Mr. Couder also obtained input from such persons regarding their potential roles in the combined company if the transaction were to be completed.

On November 30 and December 1, 2008, Mr. Dougherty and Mr. Bordui discussed the status of a potential transaction between Avanex and Bookham and the meetings held between the respective management teams and financial advisors of the two companies.

On December 1, 2008, Mr. Weinswig, together with representatives of Avanex’s financial advisor, met with senior executives of Company C to exchange information and to discuss the possibility of a business combination involving the two companies.

On December 3, 2008, Mr. Couder contacted Dr. Barbarossa and asked whether Dr. Barbarossa had been able to discuss further with the Avanex board the terms of a possible combination of Bookham and Avanex, and suggested that Mr. Couder and Dr. Barbarossa meet on December 5, 2008 to determine whether to proceed with a transaction.

On December 5, 2008, Company A sent Avanex a preliminary, non-binding indication of interest proposing a stock-for-stock combination of the two companies and indicating other terms and conditions of a proposed transaction.

Also on December 5, 2008, Dr. Barbarossa and Mr. Weinswig met with senior executives of Company D regarding the possibility of a business combination involving the two companies.

Also on December 5, 2008, Dr. Barbarossa and Mr. Couder spoke regarding the potential combination transaction, including the potential respective ownership of Bookham and Avanex stockholders in the combined company. Following this discussion, the parties agreed that, subject to approval of each company’s board, they would be prepared to continue discussions regarding a potential combination transaction based on a Bookham stockholder to Avanex stockholder ownership ratio of approximately 55% to 45%. Mr. Couder and Dr. Barbarossa acknowledged that the transaction remained subject to satisfactory completion of mutual due diligence and negotiation of a mutually acceptable definitive agreement.

On December 6, 2008, the acquisition committee of the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal and financial advisors were present. The acquisition committee was updated on the status of ongoing discussions with Bookham and other parties regarding potential combination transactions, including the updated oral indication of interest from Bookham and the new indication of interest from Company A received the previous day. At the conclusion of the meeting, the acquisition committee authorized and directed management, with the assistance of Avanex’s advisors, to pursue further discussions with these and other interested parties as discussed at the meeting.

On December 8, 2008, as a follow-up to the oral indication of interest communicated on December 5, 2008, Bookham sent Avanex a revised preliminary, non-binding indication of interest proposing a stock-for-stock transaction in which Avanex stockholders would own approximately 45% of the combined company and indicating other terms and conditions of a proposed transaction. The revised indication of interest also proposed a board of the combined company consisting of four representatives of Bookham (including its Chief Executive Officer) and three representatives of Avanex (including its Chief Executive Officer).

During December 2008, Dr. Barbarossa and Messrs. Weinswig, Couder and Turin had several discussions regarding a potential transaction, including with respect to potential synergies that may be realized and additional information to be exchanged regarding each company.

On December 10, 2008, Mr. Couder sent to Dr. Barbarossa an email setting forth a proposed agenda for a possible offsite meeting scheduled for December 17 or December 18 between management representatives of Bookham and Avanex, respectively. The agenda contemplated a discussion of the operations of both companies (including a separate discussion of the companies’ telecom and non-telecom operations), the technology and products of both companies and various functional organizations, including sales and marketing, finance, information services, human resources and legal.

Also on December 10, 2008, a senior executive of Company C indicated that, due to internal priorities, Company C would not be submitting a proposal regarding a potential transaction with Avanex.

On December 11, 2008, Messrs. Turin and Weinswig met to discuss the process of moving forward jointly with a potential business combination, and on December 12, 2008 they exchanged emails regarding mutual due diligence.

On December 12, 2008, the acquisition committee of the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal and financial advisors were present. The acquisition committee was updated on the status of ongoing discussions with Bookham and other parties regarding potential strategic transactions. At the conclusion of the meeting, the acquisition committee authorized and directed management, with the assistance of Avanex’s advisors, to pursue further discussions with such parties as discussed at the meeting.

On December 15, 2008, the acquisition committee of the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s financial advisor were present. Senior executives of Company A also were present for a portion of the meeting and discussed Company A’s preliminary indication of interest for a potential combination transaction between the two companies with the acquisition committee. At the conclusion of the meeting, the acquisition committee authorized and directed management, with the assistance of Avanex’s advisors, to pursue further discussions with Company A.

On December 16, 2008, Dr. Barbarossa and Mr. Weinswig, together with representatives of Avanex’s financial advisor, met with senior executives of Company D to further discuss the possibility of a business combination involving the two companies.

On December 17, 2008, the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal and financial advisors were present. Mr. Couder from Bookham also was present for a portion of the meeting and discussed the merits and potential synergies of a business combination transaction between Avanex and Bookham. After Mr. Couder departed from the meeting, the board discussed the current status of discussions with Bookham, Company A and other potential parties to alternative combination transactions. Following such discussion, the board authorized management to continue discussions with Bookham, to communicate to Company A’s financial advisor that Avanex was not prepared to move forward with Company A based on its initial proposal, but that it would continue discussion if Company A indicated it would consider improving its proposal, and to continue discussions with certain other parties to an alternative combination transaction.

Later on December 17 and continuing on December 18, 2008, Dr. Barbarossa, Mr. Weinswig and other members of Avanex management, together with representatives of Avanex’s financial advisor, met with Mr. Couder, Mr. Turin and other members of Bookham management and representatives of Bookham’s financial advisor. These meetings included further evaluation of the operational and other potential synergies of a combination transaction between the two companies as well as continuing due diligence. Thereafter and through the execution of the merger agreement on January 27, 2009, members of Bookham and Avanex management, with the assistance of Bookham’s and Avanex’s respective advisors, continued to evaluate the potential business combination, perform due diligence and held numerous telephonic and in person meetings to discuss the potential transaction.

After the December 17, 2008 meeting of the Avanex board of directors, Company A was informed that Avanex was not prepared to move forward with Company A based on its initial proposal, but that Avanex would continue discussions if Company A indicated it would consider improving its proposal. Dr. Barbarossa subsequently spoke by telephone with senior executives at Company A in late December 2008.

On December 18, 2008, Company D sent Avanex a preliminary, non-binding indication of interest proposing a stock-for-stock transaction and indicating other terms and conditions of a proposed combination transaction.

On December 19, 2008, the acquisition committee of the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal and financial advisors were present. The acquisition committee was updated on the status of ongoing discussions with Bookham and other parties regarding potential alternative combination transactions, including the recent management meetings with Bookham and the recent indication of interest from Company D. At the conclusion of the meeting, the acquisition committee authorized and directed management, with the assistance of Avanex’s advisors, to pursue further discussions with Bookham and certain other parties as discussed at the meeting.

Also on December 19, 2008, at the direction of the acquisition committee, Mr. Weinswig and representatives of Avanex’s financial advisor spoke with a senior executive of Company D and indicated that Avanex was open to a further strategic dialogue.

On December 22, 2008, Dr. Barbarossa and a senior executive at a public company which we refer to in this section as Company E met to discuss the fiber optics communications industry generally as well as the possibility of a business combination involving the two companies. In late December 2008, Mr. Dougherty also spoke with a senior executive at Company E regarding the possibility of a business combination involving the two companies.

Also on December 22, 2008, Mr. Couder and Paul Smith, Chairman of the Board of Avanex, met and reviewed the status of discussions, due diligence and negotiations regarding a potential transaction. Mr. Couder and Mr. Smith also discussed the potential composition of the board of directors of the combined company should a transaction between Bookham and Avanex be consummated.

Beginning on December 22, 2008, representatives of Bookham’s legal advisor, Cooley Godward Kronish, and representatives of Avanex’s legal advisor exchanged drafts of a proposed merger agreement and voting agreements with respect to a combination transaction, and the management teams of Bookham and Avanex began preparing the disclosure schedules contemplated by the merger agreement. Thereafter and through the execution of the merger agreement and the voting agreements on January 27, 2009, members of Bookham and Avanex managements, with the assistance of Bookham’s and Avanex’s respective advisors, continued to negotiate the terms and conditions of the merger agreement and the voting agreements and to discuss the disclosure schedules.

On December 23, 2008, the board of directors of Bookham met via teleconference to receive an update from management of Bookham regarding the proposed business combination of Bookham and Avanex. This meeting was also attended by members of Bookham’s senior management, representatives of Bookham’s financial advisor and a representative of Cooley Godward Kronish. A representative of Cooley Godward Kronish reminded the Bookham board of its fiduciary duties in connection with a possible merger transaction. The Bookham board authorized management to continue its discussions with Avanex.

On December 26, 2008, the acquisition committee of the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal and financial advisors were present. The acquisition committee was updated on the status of ongoing discussions with Bookham and certain other parties regarding alternative potential combination transactions, including the receipt of a draft merger agreement from Bookham. The acquisition committee also discussed recent interactions with Company A, including that Company A had indicated a willingness to improve its initial indication of interest, and interactions with Company E. At the conclusion of the meeting, the acquisition committee authorized and directed management, with the assistance of Avanex’s advisors, to pursue further discussions with Bookham and the other parties as discussed at the meeting.

On December 29, 2008, Avanex and Company E entered into a confidentiality agreement to enable further due diligence and discussions between the parties.

On December 30, 2008, the acquisition committee of the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal and financial advisors were present. The acquisition committee discussed the potential timing of a transaction with Bookham and received an update on the status of discussions with Bookham and certain other interested parties to alternative business combinations. The representatives of Wilson Sonsini Goodrich & Rosati discussed certain material terms of the draft definitive agreement received from Bookham. At the conclusion of the meeting, the acquisition committee authorized and directed management, with the assistance of Avanex’s advisors, to pursue further negotiations with Bookham and certain other parties as discussed at the meeting.

In late December 2008, after separate discussions between Mr. Couder and each of Mr. Smith and W. Arthur Porter (the chair of the nominating and corporate governance committee of the Bookham board of directors) in which Mr. Couder asked each such person to consider the possible composition of the board of directors of the combined company, Messrs. Smith and Porter communicated several times regarding the composition of the board of directors of the combined company should a transaction between Bookham and Avanex be consummated. In addition, Mr. Porter communicated with other members of the Bookham board about the composition of the board of directors of the combined company should a transaction between Bookham and Avanex be consummated.

On December 31, 2008, and continuing until the date on which the merger agreement was entered into by the parties, representatives of Bookham and Avanex, respectively, communicated frequently with each other regarding due diligence, the terms of the merger agreement and other matters pertinent to the proposed business combination of Bookham and Avanex.

On January 4, 2009, the acquisition committee of the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal and financial advisors were present. The acquisition committee received an update on the status of discussions with Bookham and certain other parties to alternative potential business combinations. The acquisition committee also received an update from representatives of Wilson Sonsini Goodrich & Rosati on the status of the ongoing negotiations with respect to the draft merger agreement with Bookham. Management discussed with the acquisition committee the joint efforts of Avanex and Bookham with respect to the operating and integration models for the potential combination with Bookham. At the conclusion of the meeting, the acquisition committee authorized and directed management, with the assistance of Avanex’s advisors, to pursue further negotiations with Bookham and the certain other parties as discussed at the meeting.

On January 5, 2009, Dr. Barbarossa and Mr. Weinswig, together with representatives of Avanex’s financial advisor, met with senior executives of Company A to further discuss the possibility of a business combination involving the two companies.

On January 6, 2009, the acquisition committee of the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal and financial advisors were present. Dr. Barbarossa provided an overview of Avanex’s due diligence investigation of Bookham to date. The acquisition committee also received an update from the representatives of Wilson Sonsini Goodrich & Rosati on the status of the ongoing negotiations and material terms of the draft merger agreement with Bookham. The acquisition committee was further updated on the status of discussions with other interested parties to a potential business combination. At the conclusion of the meeting, the acquisition committee authorized and directed management, with the assistance of Avanex’s advisors, to pursue further discussions with Bookham and certain other parties as discussed at the meeting.

On January 6, 2009, Avanex and Company D entered into a confidentiality agreement to enable further due diligence and discussions between the parties.

On January 7, 2009, Dr. Barbarossa and Mr. Weinswig, together with representatives of Avanex’s financial advisor, met with senior executives of Company E to exchange information and discuss the possibility of a business combination involving the two companies. Also in early January 2009, Mr. Dougherty spoke again with a senior executive at Company E regarding the possibility of a business combination involving the two companies and the potential terms of such a combination.

On January 9, 2009, the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal and financial advisors were present. The Board discussed the status of discussions, due diligence and negotiations regarding the potential strategic transaction with Bookham. Mr. Couder and Mr. Turin then joined the meeting and discussed with the board the proposed strategic transaction with Bookham, including, among other things, potential business and operational synergies, strategic rationale, potential combined company financial model, strategic fit of the combined company by product line, operations, customer base, and intellectual property portfolio, and proposed management team. After Mr. Couder and Mr. Turin left the meeting, the board further discussed the potential combination with Bookham. The representatives of Wilson Sonsini Goodrich & Rosati discussed material terms that had been agreed to and those that were outstanding in the draft merger agreement with Bookham. At the conclusion of the meeting, the board authorized and directed management, with the assistance of Avanex’s advisors, to pursue further discussions with Bookham and certain other parties as discussed at the meeting.

On January 12, 2009, Dr. Barbarossa and Mr. Weinswig, together with representatives of Avanex’s financial advisor, met separately with senior executives of Company D and Company E to exchange information and to further discuss the possibility of a business combination.

Also on January 12, 2009, Dr. Barbarossa and a senior executive of Company A spoke by telephone to further discuss the possibility of a business combination involving the two companies.

On January 13, 2009, Company E sent Avanex a preliminary, non-binding indication of interest proposing a combination transaction in which Avanex stockholders would receive a mix of cash and shares of Company E common stock and indicating other terms and conditions of a proposed transaction. Also on January 13, 2009, Company A and Company D separately sent Avanex revised non-binding indications of interest with respect to alternative combination transactions.

Also on January 13, 2009, the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal and financial advisors, including Avanex’s outside intellectual property counsel, were present. The representatives of Wilson Sonsini Goodrich & Rosati discussed the director’s fiduciary duties in connection with business combination transactions. The board discussed with management and Avanex’s legal and financial advisors material aspects of, and other factors regarding, the proposed combination transaction with Bookham and the other indications of interest received. Members of Avanex management and representatives of Avanex’s legal advisor also provided due diligence reports regarding the proposed transaction with Bookham. The representatives of Wilson Sonsini Goodrich & Rosati provided a detailed review of the principal terms of the merger agreement and voting agreements with Bookham and discussed a number of material open items in the draft merger agreement. The board then discussed the potential of contacting Company B to determine its interest in pursuing a strategic transaction since it had not responded to Avanex’s prior contact in November 2008. At the conclusion of the meeting, the board authorized and directed management, with the assistance of Avanex’s advisors, to pursue further negotiations and discussions with Bookham and the other parties as discussed at the meeting.

Also on January 13, 2009, a telephonic meeting of the board of directors of Bookham was held, which was also attended by members of Bookham’s senior management, representatives of Bookham’s financial advisor, a representative of Cooley Godward Kronish and a representative of Bookham’s outside securities counsel. The board discussed a number of topics relating to the possible transaction with Avanex, including the status and results of due diligence and the material outstanding issues under the draft merger agreement. In addition, representatives of Bookham’s financial advisor made a preliminary presentation regarding the fairness of the proposed exchange ratio to Bookham. Management also discussed with the Bookham board the strategic rationale for the transaction and the status of discussions with Avanex and reviewed financial aspects of the proposed transaction. The Bookham board authorized management to continue its discussions with Avanex.

On January 14, 2009, Nortel, a large customer of Bookham and Avanex, announced that it would file for bankruptcy protection in the United States of America, Canada and Europe. Later that day, the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal and financial advisors were present. The board discussed the potential impact of the Nortel bankruptcy announcement on each of Avanex, Bookham and the combined company and directed that further due diligence be conducted with respect to the potential impact of the Nortel bankruptcy on the combined company. Dr. Barbarossa also provided an update regarding recent discussions with Bookham and other potential parties to alternative business combinations. At the conclusion of the meeting, the board authorized pursuing further discussions and due diligence investigation with Bookham and continuing negotiations and discussions with the other parties as discussed at the meeting.

Later on January 14, 2009 and continuing through January 26, 2009, Avanex and Bookham continued to perform due diligence on one another, with additional focus on the potential effect of the Nortel bankruptcy on the combined company.

Also on January 14, 2009, Dr. Barbarossa and Mr. Weinswig, together with representatives of Avanex’s financial advisor, and a senior executive of Company B spoke by telephone regarding the possibility of a business combination involving the two companies.

On January 15, 2009, at the direction of the Avanex board, representatives of Avanex’s financial advisor contacted a senior executive of Company D and indicated that, unless Company D could improve its revised non-binding indication of interest, Avanex would not be able to continue discussions with Company D and contacted the respective management teams at Company A and Company E to encourage them to improve their current non-binding indications of interest with respect to a combination transaction with Avanex. Company D did not subsequently provide Avanex with a revised indication of interest.

Also on January 15, 2009, the board of directors of Bookham met via teleconference to discuss further the topics that had been discussed at its meeting on January 13. Members of Bookham’s senior management, together with representatives of Bookham’s financial advisor and a representative of Cooley Godward Kronish, participated in this meeting. The Bookham board authorized management to continue its discussions with Avanex.

On January 19, 2009, Dr. Barbarossa and Mr. Weinswig, together with representatives of Avanex’s financial advisor, met with senior executives of Company B to exchange information and to further discuss the possibility of a business combination involving the two companies.

On January 20, 2009, the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal and financial advisors were present. Management discussed the company’s due diligence investigation related to the Nortel bankruptcy announcement and reviewed financial information under several alternative scenarios for Avanex and Bookham, both as stand-alone entities and as a combined company, with respect to forward operating performance and cash requirements in light of the Nortel bankruptcy. Also at this meeting, Avanex’s financial advisor reviewed with the board certain financial aspects of the proposed transaction with Bookham, including certain sensitivities, based on information provided by the managements of Avanex and Bookham, regarding potential effects of the Nortel bankruptcy on Avanex and Bookham. The board also was updated on discussions with certain other parties to potential alternative combination transactions. At the conclusion of the meeting, the board authorized and directed management, with the assistance of Avanex’s advisors, to pursue further negotiations, discussions and due diligence investigation with Bookham, in particular to pursue revised transaction terms with Bookham to reflect the impact of the Nortel bankruptcy, and to continue negotiations and discussions with certain other parties as discussed at the meeting.

On January 20 and 21, 2009, Dr. Barbarossa, Mr. Weinswig and other Avanex executives, together with representatives of Avanex’s financial advisor, spoke by telephone and met in person with senior executives of Company A to further discuss the possibility of a business combination involving the two companies. At the meetings, Company A executives updated Avanex management on Company A’s liquidity situation and its need to raise additional financing.

On January 21, 2009, Dr. Barbarossa informed Mr. Couder that due to the Nortel bankruptcy, Avanex believed it was necessary to increase the proposed exchange ratio. Later that same day, a meeting of the board of directors of Bookham was held via teleconference, which was also attended by members of Bookham’s senior management, representatives of Bookham’s financial advisor and a representative of Cooley Godward Kronish. The board discussed, among other matters, the financial aspects of the proposed transaction, including the impact (and expected impact) of the Nortel bankruptcy on Bookham and Avanex. The Bookham board authorized management to continue its discussions with Avanex and to increase the proposed exchange ratio within certain parameters.

Also on January 21, 2009, Mr. Couder and Kate Rundle, Bookham’s Executive Vice President and General Counsel, met with Dr. Barbarossa and Mr. Smith. The parties discussed valuation and possible exchange ratios for the proposed business combination transaction, as well as certain other outstanding material terms. Following discussion, the parties agreed that, subject to reaching agreement on the other material terms of the merger agreement and satisfactory completion of due diligence, they would be prepared to recommend to their respective boards of directors a transaction pursuant to which Avanex’s stockholders would receive 5.426 shares of Bookham common stock for each outstanding share of Avanex common stock (which corresponded to an approximate ownership for Avanex’s stockholders of 46.75% of the combined company). Thereafter and through the execution of the merger agreement and the voting agreements on

January 27, 2009, Bookham and Avanex continued to perform due diligence, negotiate the terms and conditions of the merger agreement and finalize the disclosure schedules.

Also on January 21, 2009, Dr. Barbarossa spoke by telephone with a senior executive of Company B, who made a verbal non-binding indication of interest proposing a stock-for-stock transaction, subject to further due diligence. Dr. Barbarossa asked that the offer be provided in writing and indicated that due diligence would need to be completed quickly. Although Company B conducted further due diligence on Avanex in the following days, and discussions continued between the management team of Company B and the management team of Avanex and representatives of Avanex’s financial advisor, Company B did not subsequently provide a written indication of interest.

On January 22, 2009, at a telephonic meeting of the board of directors of Bookham, which was also attended by members of Bookham’s senior management, representatives of Bookham’s financial advisor and a representative of Cooley Godward Kronish, the Bookham board discussed further the topics that had been discussed at its meeting on January 21. In addition, representatives of Bookham’s financial advisor discussed with the board additional financial analysis related to the combination based on the revised exchange ratio. The Bookham board authorized management to seek to finalize its negotiations with Avanex.

On January 23, 2009, the acquisition committee of the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal and financial advisors were present. The acquisition committee was updated on recent discussions with Bookham and other interested parties to potential alternative combination transactions, including the company’s due diligence review of the Nortel bankruptcy and its potential impact on each of Avanex, Bookham and the combined company, and the current status and material terms of the non-binding indications of interest received from certain other parties. The representatives of Wilson Sonsini Goodrich & Rosati discussed material open items under negotiation in the draft merger agreement with Bookham and negotiations regarding the exchange ratio. The acquisition committee discussed the potential transaction with Bookham and several alternative combination transactions. Following such discussion, the acquisition committee directed that discussions with Company A be halted because of the updated information received concerning its liquidity situation and need for additional financing. At the conclusion of the meeting, the acquisition committee authorized and directed management, with the assistance of Avanex’s advisors, to pursue further discussions and due diligence investigation with Bookham and continue discussions with certain other parties to alternative combination transactions as discussed at the meeting. Subsequently on January 23, 2009, Company A was informed that Avanex would not be continuing discussions with Company A until it had improved its liquidity position.

On January 25, 2009, the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal and financial advisors were present to discuss the status of negotiations with Bookham, as well as additional due diligence conducted in connection with the Nortel bankruptcy. Representatives of Wilson Sonsini Goodrich & Rosati discussed material terms of the draft merger agreement with Bookham, including a number of open items that remained under negotiation. The board also was updated on the current status and material terms of the non-binding indications of interest received from the other parties interested in pursuing a combination transaction. The board discussed the advantages and disadvantages of the Bookham proposal as well as these other indications of interest. After discussion, the board authorized and directed management, with the assistance of Avanex’s advisors, to continue discussions and due diligence with Bookham and certain other parties as discussed at the meeting.

On January 26, 2009, representatives of Avanex and Bookham held a telephone due diligence call to discuss the potential financial impact of the Nortel bankruptcy announcement on each party and the combined companies.

In late January 2009, discussions between the management team of Company E and the management team of Avanex and representatives of Avanex’s financial advisor continued, but Company E did not subsequently provide a revised indication of interest.

At various times in January 2009, Mr. Couder and Mr. Smith discussed communications that had occurred between the management teams and financial representatives of Bookham and Avanex with respect to a possible combination of Bookham and Avanex.

On January 27, 2009, the Avanex board of directors held a meeting at which members of management and representatives of Avanex’s legal and financial advisors were present. Management discussed the company’s due diligence investigation, particularly regarding the potential effect of the Nortel bankruptcy on Bookham, Avanex and the combined company. The board was updated on the current status of negotiations and discussions with the other parties interested in pursuing alternative combination transactions with Avanex, as well as the material terms of the non-binding indications of interest received from such parties. It was noted that Avanex had ceased discussions with Company A because of Company A’s liquidity situation, that Company D had not provided a revised indication of interest after being informed that its January 13, 2009 indication of interest would need to be improved, that Company E had engaged in additional discussions with and conducted due diligence on Avanex but had not provided a revised indication of interest after being informed that its January 13, 2009 indication of interest would need to be improved, and that Company B’s verbal, non-binding indication of interest had not been subsequently confirmed by Company B in writing. The board discussed the proposed transaction with Bookham as compared to the alternative indications of interest received based on a number of factors, including, without limitation, the implied equity value per share of the various offers, the implied premium of the various offers, potential synergies that may be realized by the combined companies, the strategic fit of the various parties, the status of negotiations and discussions and perceived interest of the various parties, the due diligence conducted by the various parties to date, the strategic rationale and risks of the various transactions, the histories of the various parties with Avanex, timing considerations and the relative regulatory risks of the potential business combinations. Following such discussion, representatives of Wilson Sonsini Goodrich & Rosati discussed the material terms of the merger agreement and voting agreements with Bookham. Also at this meeting, Avanex’s financial advisor reviewed with Avanex’s board its financial analysis of the exchange ratio provided for in the merger agreement of 5.426 shares of Bookham common stock for each outstanding share of Avanex common stock and delivered to Avanex’s board an oral opinion, which was confirmed by delivery of a written opinion dated January 27, 2009, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to the holders of Avanex common stock. Following these discussions, and after careful consideration, the board determined that it was advisable, fair to and in the best interests of Avanex and its stockholders for the board to approve the merger and enter into the merger agreement with Bookham. The board then, among other things, unanimously approved the merger agreement with Bookham, the merger and the related transactions, and unanimously resolved to recommend that the stockholders vote in favor of the adoption of the merger agreement.

Also on January 27, 2009, the board of directors of Bookham held a special telephonic meeting, which was also attended by members of Bookham senior management, representatives of Bookham’s financial advisor and a representative of Cooley Godward Kronish. Management reported to the board on its further business due diligence findings. A representative of Cooley Godward Kronish discussed with the board certain changes to the terms of the merger agreement and voting agreements. Representatives of Bookham’s financial advisor presented the board with its financial analysis of the proposed transaction and rendered its oral opinion, subsequently confirmed in writing, to the Bookham board that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the exchange ratio, pursuant to the merger agreement, was fair from a financial point of view, to Bookham. The Bookham board, after considering the due diligence findings, and the merits, risks and benefits of the proposed transaction with Avanex, concluded that the transaction was fair to and in the best interests of Bookham’s stockholders, and voted to approve the merger agreement and the merger.

Shortly thereafter, Avanex, Bookham and their representatives finalized the merger agreement and the disclosure schedules to the merger agreement, and the parties executed the merger agreement on January 27, 2009. Also, the directors and executive officers of Bookham and Avanex entered into their respective voting agreements, each dated as of January 27, 2009.

After the stock market closed on January 27, 2009, Avanex and Bookham issued a joint press release announcing the execution of the merger agreement and the merger.

Reasons for the Merger

Mutual Reasons for the Merger

The boards of directors of Bookham and Avanex identified and considered many factors in evaluating the merger, including the following:

•	Creating Synergies and Cost Saving Opportunities. The integration of the product lines, supply chains, administrative functions and sales teams of the combined companies is expected to result in cost savings synergies and continuing increases in gross margins, both of which are expected to improve Bookham’s operating results. Both companies believe that the combination of the two companies will create synergies that are expected to improve financial performance faster than either of the two companies could accomplish on a stand-alone basis. It is expected that the combination will result in increased earnings before interest, taxes, depreciation and amortization, or EBITDA, accretive in the first full quarter after the consummation of the merger and will generate approximately $7 million of quarterly cost savings by the end of the fourth full quarter after the consummation of the merger. Moreover, the combined company is expected to have a better cash position after 12 months following the merger than the combination of the cash position of the two companies on a stand-alone basis at that time.

•	Integration of Product Lines Resulting in Scale to Better Compete. Both companies believe that the combination of the two companies with their technologies and capabilities will result in a stronger company with a more complete and broader product offering than either company would have on a stand-alone basis. A broader product line is expected to allow the combined company to better serve a broader customer base.

•	Leader in the metro and long-haul markets. Both companies believe that the combination of the two companies will create a leader in the metro and long-haul markets of the optical industry. As a result of the merger, the combined company will have a comprehensive portfolio of terminal and line product technologies that are critical for the metro and long-haul markets. Individually, each company has at times lacked scale, but together the combined company is expected to represent a key supplier within the metro and long-haul sector of the optical industry.

•	Utilizing and Integrating Complementary Businesses. There is little overlap between the businesses of Bookham and Avanex. Both companies believe that each company’s strong offerings are complementary to the other company’s products in areas where the other company is not as strong. Avanex primarily brings leadership in modules such as controlled amplifiers and integrated subsystems and Bookham primarily brings leadership in chips and component excellence and tunable products. Moreover, both companies believe that integration of more functionality within a single form factor (be it chip, package, module or system card) will be a key to driving down production costs while improving product performance.

•	Integration of Technologies and IP. Both companies possess strong intellectual property portfolios and together the combined portfolio is even stronger. The companies expect that the combined company’s technological capabilities will support more rapid development of next generation products, which could improve the combined company’s competitive position in its target markets.

•	Expansion of Sales Opportunities. Since there is very little overlap between the businesses of the companies and since the companies have complementary customer bases and relationships, both companies believe that the combination will allow them to quickly expand and improve sales opportunities and service to their customers.

•	Maximizing Research and Development Resources. The combination will allow the combined company to streamline research and development resources as opposed to pursuing the same research and development projects as stand-alone companies. Both companies believe that combining the creative and operational capacities of the two companies will allow Bookham and Avanex to better serve customers by accelerating innovations. Both companies believe that the combined company will have significant opportunity to grow in both new and existing markets.

•	Utilizing a Combination of Manufacturing Methods. Both companies believe that the combination will allow them to leverage both in-house and outsourced manufacturing capacity to maximize flexibility, responsiveness to customers and gross margin opportunities. Avanex’s manufacturing activity is primarily based on outsourcing. Bookham’s manufacturing activities are vertically integrated and are primarily handled by Bookham. The combination of these two methods is expected to result in an efficient combination of outsourcing and vertically integrated manufacturing.

•	Enhanced Geographical Footprint. From a geographic standpoint, the combination is expected to enhance the strength of the geographic footprint of the combined company. For example, Avanex has established sales teams in Japan and Italy, whereas Bookham has established sales teams in the United Kingdom and China. Each company will be able to enjoy the benefits of an established team in countries where the other company has strong established team.

•	Experienced Management Team. It is expected that the combined company will be led by a combination of experienced senior management from both Bookham and Avanex, which will provide management continuity to support the integration of the two companies.

•	Combined Board Representation. The board of directors of the combined company will also enjoy the experience and skills of certain members of the board of each of Bookham and Avanex.

Bookham’s Reasons for the Merger

In addition to considering the strategic factors outlined above, the Bookham board of directors consulted with senior management, outside legal counsel and its financial advisor, reviewed a significant amount of information, and considered the following factors in reaching its conclusion to approve the merger and to recommend that the Bookham stockholders approve the issuance of shares of Bookham common stock in the merger and the amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham common stock, all of which it viewed as generally supporting its decision to approve the business combination with Avanex:

•	the complementary nature of Bookham’s and Avanex’s product lines;

•	the potential opportunity for the two companies to integrate their products to meet a wider set of customer needs and to combine their technological resources to develop new products with increased functionality and bring them to market faster;

•	the board’s and management’s assessment that the merger and Avanex’s operating strategy are consistent with Bookham’s long-term strategic objectives to grow into new markets;

•	the competitive and market environments in which Bookham and Avanex operate, and the potential for the merger to enhance Bookham’s ability to compete effectively in those environments, particularly given current adverse economic conditions;

•	historical and current information about each of the combining companies and their businesses, prospects, financial performance and condition, operations, technology, management and competitive position, before and after giving effect to the merger and the merger’s potential effect on stockholder value, including public reports filed with the SEC, analyst estimates, market data and management’s knowledge of the industry;

•	the opinion of Bookham’s financial advisor that, as of January 27, 2009 and based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinion, the exchange ratio of 5.426 shares of Bookham common stock to be issued in exchange for each share of Avanex common stock pursuant to the merger agreement was fair to Bookham from a financial point of view, and the related financial analyses and presentations;

•	the potential improvement in the share price of Bookham common stock as a result of the cost savings synergies and improved operating results, thus enhancing stockholders value;

•	the results of discussions and negotiations with other parties regarding potential alternative combination transactions and the potential value of such alternatives to the stockholders of Bookham and the risk of successfully consummating such a transaction;

•	the results of the due diligence review of Avanex’s business and operations by Bookham’s management, legal advisors and financial advisors;

•	the terms and conditions of the merger agreement, including the following related factors:

•	the determination that an exchange ratio that is fixed and not subject to adjustment is appropriate to reflect the strategic purpose of the merger and consistent with market practice for a merger of this type and that a fixed exchange ratio fairly captures the respective ownership interests of the Bookham and Avanex stockholders in the combined company based on valuations of Bookham and Avanex at the time of the board’s approval of the merger agreement and avoids fluctuations caused by near-term market volatility;

•	the reciprocal requirement that the merger agreement be submitted to a vote of the stockholders of Avanex and that the issuance of shares of Bookham common stock in the merger and the amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham common stock be submitted to a vote of the stockholders of Bookham;

•	the fact that the merger agreement is not subject to termination solely as a result of any change in the trading price of either Bookham’s or Avanex’s stock between signing of the merger agreement and consummation of the merger;

•	the nature of the conditions to Avanex’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions;

•	the no-solicitation provisions governing Avanex’s ability to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an alternative acquisition proposal;

•	the limited ability of the parties to terminate the merger agreement; and

•	the possible effects of the provisions regarding termination fees and expenses;

•	the likelihood that the merger will be consummated on a timely basis; and

•	the likelihood of retaining key Bookham and Avanex employees to help manage the combined entity.

The Bookham board of directors also considered the potential risks of the merger, including the following:

•	the risks, challenges and costs inherent in combining the operations of two major companies and the substantial expenses to be incurred in connection with the merger, including the possibility that delays or difficulties in completing the integration could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger;

•	the possible volatility, at least in the short term, of the trading price of Bookham’s common stock resulting from the merger announcement;

•	the possible loss of key management, technical or other personnel of either of the combining companies as a result of the management and other changes that will be implemented in integrating the businesses;

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•	the negative impact of any delays in purchase commitments after the announcement of the merger;

•	the potential loss of one or more large customers or partners of either company as a result of any such customer’s or partner’s unwillingness to do business with the combined company;

•	the possibility that the reactions of existing and potential competitors to the combination of the two businesses could adversely impact the competitive environment in which the companies operate;

•	the risk that the merger might not be consummated in a timely manner, or at all;

•	the risk to Bookham’s business, sales, operations and financial results in the event that the merger is not consummated;

•	the risk that the anticipated benefits of product integration and interoperability and cost savings will not be realized;

•	the potential incompatibility of business cultures; and

•	various other applicable risks associated with the combined company and the merger, including those described in the section of this joint proxy statement/prospectus entitled “Risk Factors.”

The foregoing information and factors considered by the Bookham board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Bookham board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Bookham board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Bookham board of directors may have given different weight to different factors. The Bookham board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Bookham’s management and Bookham’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Avanex’s Reasons for the Merger

The Avanex board of directors consulted with senior management, outside legal counsel and Avanex’s financial advisor in evaluating the merger. In addition to considering the strategic factors outlined above, the Avanex board considered a number of factors in reaching its conclusion to approve the merger and to recommend that the Avanex stockholders adopt the merger agreement, including, but not limited to:

•	the strategic rationale for the merger and the potential benefits of the contemplated transaction;

•	the possible alternatives to the merger, including the possibility of continuing to operate as an independent entity and the perceived risks thereof, and the potential for an alternative combination transaction to the merger based upon the discussions held by Avanex and senior management, with the assistance of Avanex’s financial advisor, with a number of potential strategic partners over a period of several months;

•	management’s assessment of the potential competitive advantages and operational and other synergies that potentially could be realized from a number of alternative strategic combinations;

•	the current and historical market prices of Avanex’s and Bookham’s common stock, and the current and historical market prices of Avanex’s and Bookham’s common stock relative to those of other industry participants and general market indices, including the fact that the 5.426 shares of Bookham common stock for each share of Avanex common stock (which, based on the closing price of Bookham on January 26, 2009, would be equivalent to $35.4 million in the aggregate or $2.17 per share) to be paid as the consideration in the merger represented an implied premium over the implied current and historical exchange ratios over the 30-day, 60-day, and 90-day trading periods ended January 26, 2009 (the last trading day prior to the public announcement of the merger);

•	management’s dealings with other parties regarding potential alternative combination transactions and the potential value of such alternatives to the stockholders of Avanex and the risk of successfully consummating such a transaction;

•	the current and prospective environment in which Avanex operates, including the global macroeconomic recessionary economy, the competitive environment, reductions in expenditures by Avanex’s customers, the trend toward consolidation in the optical components industry and the corresponding effect on Avanex’s revenues, the importance of scale in the increasingly competitive market environments in which Avanex operates, and the potential for the merger to enhance Avanex’s ability to compete effectively in those environments, and the likely effect of these factors on Avanex’s potential growth, development, productivity, profitability and strategic options;

•	current and historical information concerning Avanex’s and Bookham’s respective businesses, operations, management, financial performance and conditions, technology, operations, prospects and competitive position, before and after giving effect to the merger and the merger’s potential effect on stockholder value;

•	the potential business, operational and financial synergies that may be realized over time by the combined company following the merger;

•	the results of the due diligence review of Bookham’s business and operations;

•	the likelihood that the merger will be completed, including the lack of antitrust review of the merger;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Avanex’s and Bookham’s common stock;

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•	the consideration to be received by Avanex’s stockholders in the merger, including the form of such consideration, which enables Avanex’s stockholders to continue to have a substantial equity interest in the combined company following the merger, as well as the fact that the shares of Bookham common stock to be received by Avanex’s stockholders will be received in a tax-free exchange and would be registered on Form S-4 and will be freely tradable for Avanex stockholders who are not affiliates of Bookham.

The Avanex board of directors also identified and considered a number of positive factors in its deliberations concerning whether to approve the merger and enter into the merger agreement, including, but not limited to:

•	discussions with Avanex’s management team regarding Avanex’s and Bookham’s respective businesses, financial performance and condition, technology, operations, competitive position, business strategy, strategic objectives and options and prospects, as well as risks involved in achieving these objectives; the nature of Avanex’s and Bookham’s respective businesses and the industry in which Avanex and Bookham compete; and current industry, economic and global market conditions, both on a historical and on a prospective basis, all of which led the board of directors to conclude that the merger presented an opportunity for the stockholders of Avanex to realize greater value than the value likely to be realized by stockholders in the event Avanex remained independent;

•	a review of the possible alternatives to a sale of Avanex, including remaining independent and growing the business organically, pursuing a strategy of growth through acquisitions or pursuing corporate alliances; the value to the stockholders of Avanex of such alternatives; and the timing and likelihood of actually achieving additional value from these alternatives;

•	specifically in connection with the potential combination transaction alternatives with other potential parties that were considered by Avanex, that such transactions did not clearly offer greater value to the stockholders of Avanex and would involve more risk for a successful negotiation and consummation of the transaction;

•	the risks associated with remaining an independent company, including increased competition, industry consolidation trends, difficulties of achieving scale, the significant and increasing cost of complying with obligations as a publicly traded company, anticipated operating performance and a review of ongoing product development initiatives;

•	the belief by management that the merger would allow for enhanced products and opportunities for Avanex’s partners, clients and customers, and management’s view that the relatively limited overlap between Avanex and Bookham would minimize the impact of the merger on the customers and employees of Avanex;

•	the value of the consideration to be paid in connection with the merger as analyzed through various valuation methodologies, including among others implied exchange ratio analysis, selected publicly traded companies analysis, selected precedent transactions analysis, and contribution analysis, including, in certain cases, taking into account certain sensitivities implied by the bankruptcy of Nortel Networks Corporation;

•	the assessment, based on management’s negotiations and discussions with other parties to alternative potential combination transactions during the course of negotiations with Bookham, of the relative value of such potential combination transactions and the synergies that may be realized by the business combinations;

•	the opinion of Avanex’s financial advisor, dated January 27, 2009, to Avanex’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger agreement of 5.426 shares of Bookham common stock for each outstanding share of Avanex common stock, as more fully described below in the section “— Opinion of Avanex’s Financial Advisor” on page 96;

•	the fact that the merger would be subject to the approval of the stockholders of Avanex and that if an alternative offer affording greater value to Avanex’s stockholders were to be made to the stockholders prior to the completion of the merger, the stockholders could elect not to adopt the merger agreement, and that the board of directors could change its recommendation regarding the merger in certain circumstances; and

•	the belief that the terms and conditions of the merger agreement, including the parties’ mutual representations, warranties and covenants, deal support provisions, and closing conditions, are reasonable for a transaction of this nature, and

•	the prospects for successful consummation of the transaction are high.

The Avanex board of directors also identified and considered a variety of risks and other countervailing factors in its deliberations concerning whether to approve the merger and enter into the merger agreement, including, but not limited to:

•	the inability of Avanex’s stockholders to realize the long-term value of the successful execution of Avanex’s current strategy as an independent company;

•	the possibility that the merger might not be completed and the potential effects of the public announcement and pendency of the merger on management attention, Avanex’s ability to retain employees, Avanex’s relationship with certain customers, suppliers and strategic partners, and Avanex’s sales, operating results and stock price and Avanex’s ability to attract and retain key management and sales, marketing and technical personnel;

•	the risks of integrating the businesses of the combined companies and management and employee disruption associated with the merger, including the risks that the integration of the two companies’ management and cultures might not be accomplished quickly or smoothly and that despite the efforts of the combined company, key personnel might not remain employed by the combined company;

•	the fact that because of the fixed exchange ratio of 5.426 shares of Bookham common stock for each share of Avanex common stock (which, based on the closing price of Bookham on January 26, 2009,

would be equivalent to $35.4 million in the aggregate or $2.17 per share), if Bookham’s share price declines prior to the consummation of the merger, the consideration to be received by the stockholders of Avanex would also decline;

•	the recent trading values of Avanex’s common stock in the current recessionary environment relative to trading values of Avanex’s common stock in prior periods;

•	the restrictions the merger agreement imposes on soliciting competing bids and the fact that Avanex may be obligated to pay to Bookham the $1.64 million termination fee under specified circumstances, or reimburse expenses of Bookham up to a maximum of $1.0 million in the event that the stockholders of Avanex do not adopt the merger agreement and the possibility that this termination fee could discourage a competing proposal to acquire Avanex or reduce the price in an alternative transaction;

•	the restrictions the merger agreement imposes on the operations of Avanex during the period between the signing of the merger agreement and the completion of the merger and the fact that, should the merger not occur, such restrictions could have had an adverse effect on the operations of Avanex during such time;

•	the fact that the merger agreement precludes Avanex from actively soliciting alternative proposals;

•	the fact that certain of the directors and executive officers of Avanex may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of the other stockholders of Avanex;

•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed, even if the merger agreement is adopted by the stockholders of Avanex; and

•	various other applicable risks associated with the combined company and the merger.

The foregoing information and factors considered by the Avanex board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Avanex board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Avanex board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Avanex board of directors may have given different weight to different factors. The Avanex board of directors conducted an overall review of the factors described above, including discussions with Avanex’s management and legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of Bookham’s Financial Advisor

Citigroup Global Markets Inc., or Citi, was retained to act as financial adviser to Bookham in connection with the merger. Pursuant to Bookham’s engagement letter agreement with Citi, dated October 1, 2008, Citi rendered an opinion to the Bookham board of directors on January 27, 2009 to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth in the opinion, Citi’s work described below and other factors Citi deemed relevant, the exchange ratio was fair, from a financial point of view, to Bookham.

The full text of Citi’s opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex D to this document. The summary of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Bookham common stock are urged to read the Citi opinion carefully and in its entirety.

Citi’s opinion was limited solely to the fairness of the exchange ratio from a financial point of view as of the date of the opinion. Neither Citi’s opinion nor the related analyses constituted a recommendation of the proposed merger to the Bookham board of directors or any holder of Bookham common stock. Citi makes no recommendation to any holder of Bookham common stock regarding how such holder should vote with respect to the merger.

In arriving at its opinion, Citi reviewed the merger agreement and held discussions with certain senior officers, directors and other representatives and advisers of Bookham and certain senior officers and other representatives and advisers of Avanex concerning the businesses, operations and prospects of Bookham and Avanex. Citi examined certain publicly available business and financial information relating to Bookham and Avanex as well as certain financial forecasts and other information and data relating to Bookham and Avanex that were provided to, or otherwise reviewed by or discussed with, Citi by the managements of Bookham and Avanex. Citi reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of Bookham common stock and Avanex common stock; the historical and projected earnings and other operating data of Bookham and Avanex; and the capitalization and financial condition of Bookham and Avanex. Citi considered, to the extent publicly available, the financial terms of certain other transactions that Citi considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Bookham and Avanex. Citi also evaluated certain potential pro forma financial effects of the merger. In addition to the foregoing, Citi conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion. The issuance of Citi’s opinion has been authorized by Citi’s fairness opinion committee.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and upon the assurances of the respective managements of Bookham and Avanex that they were not aware of any information relevant to Citi’s analysis that had been omitted or remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to Bookham and Avanex provided to or otherwise reviewed by or discussed with it, Citi was advised by the respective managements of Bookham and Avanex that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Bookham and Avanex as to the future financial performance of Bookham and Avanex. Citi was informed by the respective managements of Bookham and Avanex that financial projections did not exist for any period after March 31, 2010 and, therefore, with the consent of the management of Bookham, Citi did not perform discounted cash flow analyses with respect to Bookham or Avanex.

Citi assumed, with the consent of the Bookham board of directors, that the merger will be consummated in accordance with the terms of the merger agreement reviewed by Citi, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Bookham, Avanex or the merger. Citi also assumed, with the consent of the Bookham board of directors, that the merger will be treated as a tax-free reorganization for federal income tax purposes. Citi’s opinion is related to the relative values of Bookham and Avanex. Citi did not express any opinion as to what the value of the Bookham common stock actually will be when issued pursuant to the merger or the price at which the Bookham common stock will trade at any time.

Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Bookham or Avanex, nor did Citi make any physical inspection of the properties or assets of Bookham or Avanex. Citi was not requested to, and did not, solicit third-party indications of interest in the possible acquisition of all or a part of Bookham. Citi expresses no view as to, and Citi’s opinion does not address, the underlying business decision of Bookham to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Bookham or the effect of any other transaction in which Bookham might engage. Citi also expresses no view as to, and its opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio. Citi’s opinion does not address the terms of any agreement entered into in connection with the merger other than the merger agreement to the extent described herein. Citi’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

The following is a summary of the material financial analyses presented to the Bookham board of directors in connection with Citi’s opinion on January 27, 2009. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citi, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to January 27, 2009, and is not necessarily indicative of current or future market conditions.

Historical Exchange Ratio Analysis

Citi derived implied historical exchange ratios by dividing the closing price per share of Avanex common stock by the closing price per share of Bookham common stock for each trading day in the period from January 26, 2006 through January 26, 2009, the three years prior to announcement of the transaction. Citi noted the average implied exchange ratios over the following periods:

		Average Implied
	Time Period	Exchange Ratio

1 Year Average Implied Exchange Ratio	January 25, 2008 — January 26, 2009	5.832	x
2 Year Average Implied Exchange Ratio	January 26, 2007 — January 26, 2009	7.941	x
3 Year Average Implied Exchange Ratio	January 26, 2006 — January 26, 2009	7.513	x

Citi derived a reference range based on the lowest and highest implied exchange ratio over the last twelve months prior to announcement of the transaction, 1.955x to 10.030x.

Relative Contribution Analysis

Citi performed analyses of the relative revenue and cash contributions of Bookham and Avanex. The purpose of the relative contribution analyses was to derive implied exchange ratios by determining the relative implied contributions of Bookham and Avanex to the revenue and cash balance of the pro forma combined entity based on each company’s revenue and cash balance. Citi utilized publicly available information and forecasts prepared by the managements of Bookham and Avanex for the revenue and cash metrics.

Citi performed analyses of the relative revenue contributions of Bookham and Avanex to the pro forma combined company with respect to the following periods:

•	projected revenue for the fiscal quarter ended December 31, 2008[1];

•	projected revenue for the last twelve months as of December 31, 2008[1];

•	projected revenue for the fiscal quarter ending March 31, 2009; and

•	projected revenue for calendar year ending December 31, 2009.

Management of Bookham and of Avanex prepared two sets of financial projections for calendar year 2009, utilizing different assumptions regarding future market conditions. These sets of assumptions are referred to as “Case 1” and “Case 2.”

1 Actual revenue numbers for the fiscal quarter ended December 31, 2008 were not yet available.

The following table sets forth the results of Citi’s analyses of the relative contributions of Bookham and Avanex to the combined pro forma entity:

	Implied	Implied
	Contribution of	Contribution of
Financial Metric	Bookham	Avanex

Projected Revenue for the Fiscal Quarter ended December 31, 2008	57.1%	42.9%
Projected Revenue for the Last Twelve Months as of December 31, 2008	56.5%	43.5%
Projected Revenue for the Fiscal Quarter Ending March 31, 2009	61.3%	38.7%
Projected Revenue for the Calendar Year ending December 31, 2009 (Case 1)	60.3%	39.7%
Projected Revenue for the Calendar Year Ending December 31, 2009 (Case 2)	61.1%	38.9%

Based on this analysis, Citi derived a reference range for the implied exchange ratio of 3.963x to 4.860x.

Citi also performed analyses of the relative cash contributions of Bookham and Avanex to the cash balance of the pro forma combined company. For this analysis, Citi utilized the preliminary cash balances for December 31, 2008 and projected cash balances as of March 31, 2009, as provided by the managements of Bookham and Avanex.

The following table sets forth the results of Citi’s analyses of the relative cash contributions of Bookham and Avanex to the combined pro forma entity:

	Implied	Implied
	Contribution of	Contribution of
Financial Metric	Bookham	Avanex

December 31, 2008 Preliminary Cash Balance	54.5%	45.5%
Projected March 31, 2009 Cash Balance	55.1%	44.9%

Based on this analysis, Citi derived a reference range for the implied exchange ratio of 4.860x to 5.719x.

Comparable Companies Valuation

Citi compared stock market and historical and projected operating and financial data for selected publicly traded companies that Citi deemed appropriate with similar information for each of Bookham and Avanex. The selected comparable companies considered by Citi were:

•	JDS Uniphase Corporation;

•	Finisar Corporation;

•	Opnext, Inc.; and

•	Oplink Communications, Inc.

The forecasted financial information used by Citi in the course of this analysis with respect to Bookham and Avanex was based on forecasts prepared by the managements of the respective companies and Reuters consensus estimates. The forecasted financial information used by Citi in the course of this analysis for each of the comparable companies was based on information published by Factset and Reuters consensus estimates. The historical financial information used by Citi in the course of this analysis was based on publicly available historical information. Calculations were made based on the closing price per share of each company’s stock as of January 26, 2009.

For each of the selected comparable companies, Bookham and Avanex, Citi derived and compared, among other things, equity value as a multiple of each of:

•	revenue for the last quarter annualized;

•	projected revenue for the 2009 calendar year; and

•	cash.

Equity value was calculated as the sum of all shares of common stock, assuming the exercise of all in-the-money options and the conversion of in-the-money convertible securities, times the closing share price as of January 26, 2009, less the proceeds from the exercise of such in-the-money options.

Citi performed this analysis with respect to Avanex based on both the market value of Avanex common stock and the price of Avanex common stock price derived using the exchange ratio in the merger.

The results of this analysis were as follows:

	Equity Value / Revenue				Equity Value /
	LQA		CY 2009E		Cash

Comparable Companies Median	0.5	x	0.4	x	1.0	x
Comparable Companies Mean	0.6	x	0.6	x	1.6	x
Bookham	0.2	x	0.2	x	0.9	x
Avanex (valued at market)	0.1	x	0.1	x	0.4	x
Avanex (value based on exchange ratio)	0.2	x	0.2	x	0.7	x

Citi applied the results of this analysis to historical and projected revenue for Bookham and Avanex to determine implied equity value and implied value per share for both Bookham and Avanex. Based on this analysis, Citi derived a reference range for the implied exchange ratio of 2.521x to 7.437x.

Precedent Transactions Analysis

Citi reviewed publicly available information for merger and acquisition transactions in the optical component industry in two groups: optical components transactions consummated during the prior economic downturn of 2002-2003 and recent optical components transactions.

The selected precedent transactions considered were:

Transaction (Announcement Date: Acquiror / Target)

Optical Components Transactions from 2002-2003 Economic Downturn

•	05/12/03: Avanex / Alcatel and Corning’s Optical Divisions

•	01/22/03: Emcore Corporation / Agere Systems Inc. (Ortel Division)

•	10/22/02: TriQuint Semiconductor / Agere Systems Inc. (Optoelectronics Division)

•	10/07/02: Bookham / Nortel Networks Inc. (HPOCs Division)

Recent Optical Components Transactions

•	07/09/08: Opnext, Inc. / StrataLight Communications Inc.

•	05/16/08: Finisar Corporation / Optium Corporation

•	01/07/08: JDS Uniphase Corporation / Westover Scientific (Fiber Division)

•	12/18/07: Emcore Corporation / Intel Optical Platform (Telecom Business)

•	05/14/07: Emerson Electric Co. / Stratos International

•	04/23/07: Oplink Communications. Inc. / Optical Communications Products

•	03/26/07: Finisar Corporation / Kodeos Communications

•	03/26/07: Finisar Corporation / AZNA

•	02/27/07: JDS Uniphase Corporation / Picolight, Inc.

•	01/26/07: MRV Communications, Inc. / Fiberxon, Inc.

With respect to the financial information for the companies involved in the selected precedent transactions, Citi relied on information available in public filings, company press releases and publicly available information from Mergermarket. For the selected transactions noted above Citi derived and compared, among other things, the ratio of the firm value paid in the transaction to both the revenue for the last twelve months prior to announcement of the transaction and to the forecasted revenue for the twelve months following announcement of the transaction. The results of these analyses were as follows:

	Firm Value / LTM Rev	Firm Value / NTM Rev

	Optical Components Transactions from 2002-2003 Economic Downturn
High	0.8x	Not Available
Mean	0.4x	Not Available
Median	0.4x	Not Available
Low	0.2x	Not Available
	Recent Optical Components Transactions
High	3.3x	1.3	x
Mean	1.8x	0.9	x
Median	1.4x	0.8	x
Low	0.8x	0.6	x

Citi applied the results of this analysis to historical and projected revenue for Avanex to determine: the ranges of implied firm value, the ranges of implied equity value, and the ranges of implied value per share for Avanex. The projected revenue for Avanex used in these analyses was based on forecasts prepared by management and Reuters consensus estimates.

Based on these analyses, Citi derived a reference range of implied exchange ratios of 4.664x to 10.714x.

Citi’s advisory services and opinion were provided for the information of the Bookham board of directors in its evaluation of the merger and did not constitute a recommendation of the merger to Bookham or a recommendation to any holder of Bookham common stock as to how that holder should vote on any matters relating to the merger.

The preceding discussion is a summary of the material financial analyses furnished by Citi to the Bookham board of directors, but it does not purport to be a complete description of the analyses performed by Citi or of its presentation to the Bookham board of directors. The preparation of financial analyses and fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citi made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citi believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citi, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citi and its opinion. With regard to the comparable companies and precedent transaction analyses summarized above, Citi selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the line of business of the relevant entities and the general economic climate in which the precedent transaction was consummated; however, no company utilized in this analysis is identical to Bookham or Avanex and no precedent transaction is identical to the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or the public trading value of the subject companies to which Bookham or Avanex is being compared.

In its analyses, Citi made numerous assumptions with respect to Bookham, Avanex, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bookham and Avanex. Any estimates contained in Citi’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Bookham, Avanex, the Bookham board of directors, the Avanex board of directors, Citi or any other person assumes responsibility if future results or actual values differ materially from the estimates.

Citi’s analyses were prepared solely as part of Citi’s analysis of the fairness of the exchange ratio and were provided to the Bookham board of directors in that connection. The opinion of Citi was only one of the factors taken into consideration by the Bookham board of directors in making its determination to approve the merger agreement and the merger. See “Bookham Proposal No. 1 and Avanex Proposal No. 1 — The Merger — Reasons for the Merger.”

Citi is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Bookham selected Citi to act as its financial adviser to Bookham in connection with the proposed merger on the basis of Citi’s international reputation.

Pursuant to its engagement letter with Citi, Bookham agreed to pay $250,000 earned by Citi upon delivery of its opinion. The engagement letter also provides for a fee contingent upon the consummation of the merger equal to $1,750,000 (less any amounts paid or payable, including amounts earned upon delivery of an opinion) and, in the sole discretion of Bookham, a potential additional $250,000 incentive fee. Citi also is entitled to 10% of any termination, break-up, topping or similar fee or payment received by Bookham in connection with the termination of transactions contemplated under the merger agreement. Any fees paid in respect of any termination, topping or similar fee will not exceed $2 million, less any fees previously paid. Bookham has also agreed to reimburse Citi for reasonable travel and other expenses incurred by Citi in performing its services, provided such expenses do not exceed $100,000, and to indemnify Citi against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws. Citi and its affiliates in the past have provided services to Bookham unrelated to the merger, for which services Citi and/or its affiliates have received compensation, including, without limitation, serving as sole bookrunner in November 2007 for a secondary offering of sixteen million shares of common stock of Bookham, for an aggregate public offering of $44 million. In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities of Bookham and Avanex for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Bookham, Avanex and their respective affiliates.

The exchange ratio was determined by arms-length negotiations between Bookham and Avanex, in consultation with their respective financial advisors and other representatives, and was not established by such financial advisors.

Opinion of Avanex’s Financial Advisor

Avanex has retained Banc of America Securities to act as Avanex’s financial advisor in connection with the merger. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. Avanex selected Banc of America Securities to act as Avanex’s financial advisor in connection with the merger on the basis of Banc of America Securities’ experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Avanex and its business.

On January 27, 2009, at a meeting of Avanex’s board of directors held to evaluate the merger, Banc of America Securities delivered to Avanex’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated January 27, 2009, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger agreement of 5.426 shares of Bookham common stock for each outstanding share of Avanex common stock was fair, from a financial point of view, to the holders of Avanex common stock.

The full text of Banc of America Securities’ written opinion to Avanex’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities delivered its opinion to Avanex’s board of directors for the benefit and use of Avanex’s board of directors in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger.

In connection with rendering its opinion, Banc of America Securities:

•	reviewed certain publicly available business and financial information relating to Avanex and Bookham;

•	reviewed certain internal financial and operating information with respect to Avanex’s business, operations and prospects furnished to or discussed with Banc of America Securities by Avanex’s management, including certain financial forecasts relating to Avanex prepared by Avanex’s management through the period ending March 31, 2010, which forecasts are referred to in this joint proxy statement/prospectus as the Avanex forecasts, and an alternative version of the Avanex forecasts prepared by Avanex’s management reflecting lower growth assumptions, which adjusted forecasts are referred to in this joint proxy statement/prospectus as the adjusted Avanex forecasts, and discussed with Avanex’s management its assessments as to the relative likelihood of achieving the future financial results reflected in the Avanex forecasts and the adjusted Avanex forecasts;

•	reviewed certain internal financial and operating information with respect to Bookham’s business, operations and prospects furnished to or discussed with Banc of America Securities by Bookham’s management, including certain financial forecasts relating to Bookham prepared by Bookham’s management through the period ending March 31, 2010, which forecasts are referred to in this joint proxy statement/prospectus as the Bookham forecasts, and an alternative version of the Bookham forecasts prepared by Bookham’s management reflecting lower growth assumptions, which adjusted forecasts are referred to in this joint proxy statement/prospectus as the adjusted Bookham forecasts, and discussed with Bookham’s management its assessments as to the relative likelihood of achieving the future financial results reflected in the Bookham forecasts and the adjusted Bookham forecasts;

•	discussed with members of senior managements of, and representatives of legal, bankruptcy and accounting advisors to, Avanex and Bookham certain matters pertaining to the bankruptcy filing of Nortel, including, without limitation, their assessments as to the potential impact of Nortel’s bankruptcy on Avanex, Bookham and the combined company;

•	reviewed certain sensitivities to the Avanex forecasts prepared by Avanex’s management and certain sensitivities to the Bookham forecasts prepared by the managements of Bookham and Avanex, in each case excluding, in light of Nortel’s bankruptcy, revenues, accounts receivables and certain other items attributable to Nortel, which forecasts are referred to in this joint proxy statement/prospectus as the Nortel sensitivities;

•	reviewed certain estimates as to the amount and timing of cost savings, which are referred to in this joint proxy statement/prospectus as cost savings, anticipated by the managements of Avanex and Bookham to result from the merger;

•	discussed the past and current business, operations, financial condition and prospects of Avanex and Bookham with members of senior managements of Avanex and Bookham;

•	discussed with members of senior managements of Avanex and Bookham their assessments as to (a) existing and future relationships, agreements and arrangements with, and the combined company’s ability to retain, key employees, suppliers and customers of Avanex and Bookham, including, without limitation, Nortel, and (b) the products and technology of Avanex and Bookham, including, without limitation, the validity of, risks associated with, and integration by the combined company of, such products and technology;

•	reviewed the trading histories for Avanex common stock and Bookham common stock and a comparison of such trading histories with each other and with the trading histories of other companies Banc of America Securities deemed relevant;

•	compared certain financial and stock market information of Avanex and Bookham with similar information of other companies Banc of America Securities deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions Banc of America Securities deemed relevant;

•	reviewed the relative financial contributions of Avanex and Bookham to the future financial performance of the combined company on a pro forma basis;

•	reviewed certain financial data of Avanex on a standalone basis relative to that of the combined company after giving effect to potential cost savings based on the pro forma equity ownership of Avanex’s stockholders upon consummation of the merger;

•	reviewed various public filings and announcements of Bookham with respect to, and discussed with Bookham’s senior management its assessments regarding, outstanding patent infringement litigation pertaining to certain of Bookham’s products, including the status and possible consequences of such litigation;

•	considered the results of Banc of America Securities’ efforts to solicit, at Avanex’s direction, indications of interest from third parties with respect to a possible transaction with Avanex;

•	reviewed the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as Banc of America Securities deemed appropriate.

In arriving at its opinion, Banc of America Securities assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Banc of America Securities and relied on the assurances of the managements of Avanex and Bookham that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. Although Banc of America Securities requested financial forecasts with respect to Avanex and Bookham, Banc of America Securities was advised by the managements of Avanex and Bookham that such managements had not prepared, and were unable to prepare, current and reliable financial forecasts beyond March 31, 2010 and that there were no publicly available financial forecasts with respect to Avanex or Bookham beyond June 30, 2010. Accordingly, upon the advice of Avanex and Bookham, Banc of America Securities did not perform a financial analysis of the future cash flows of either Avanex or Bookham in connection with its opinion. With respect to the Avanex forecasts and the adjusted Avanex forecasts, Banc of America Securities was advised by Avanex, and assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Avanex’s management as to Avanex’s future financial performance under the alternative growth scenarios reflected in such forecasts and, based on the assessments of Avanex’s management as to the relative likelihood of achieving the future financial results reflected in the Avanex forecasts and the adjusted Avanex forecasts, Banc of America Securities relied, at Avanex’s direction, on the Avanex forecasts for purposes of its opinion. With respect to the Bookham forecasts and the adjusted Bookham forecasts, Banc of America Securities was advised by Bookham, and assumed, with Avanex’s consent, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Bookham’s management as to Bookham’s future financial performance under the alternative growth scenarios reflected in such forecasts and, based on the assessments of Bookham’s management as to the relative likelihood of achieving the future financial results reflected in the Bookham forecasts and the adjusted Bookham forecasts, Banc of America Securities relied, at Bookham’s direction and with Avanex’s consent, on the Bookham forecasts for purposes of its opinion. With respect to the Nortel sensitivities and cost savings, Banc of America Securities was advised by Avanex and Bookham, and assumed, with Avanex’s consent, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Avanex and Bookham as to such Nortel sensitivities and cost savings and that the cost savings would be realized in the amounts and at the times projected.

Banc of America Securities relied, at Avanex’s direction, on the assessments of senior managements of Avanex and Bookham as to existing and future relationships, agreements and arrangements with, and the combined company’s ability to retain, key employees, suppliers and customers of Avanex and Bookham, including, without limitation, Nortel, and assumed, at Avanex’s direction, that such relationships, agreements or arrangements with such employees, suppliers and customers would not be adversely impacted by the merger. Banc of America Securities also relied, at Avanex’s direction, on the assessments of senior managements of Avanex and Bookham as to the products and technology of Avanex and Bookham, including, without limitation, the validity of, risks associated with, and integration by the combined company of, such products and technology. Banc of America Securities further relied, at Avanex’s direction, on the assessments of senior managements of, and legal, bankruptcy and accounting advisors to, Avanex and Bookham as to the potential impact of Nortel’s bankruptcy on Avanex, Bookham and the combined company and assumed, at Avanex’s direction, that Nortel’s bankruptcy would not adversely impact Banc of America Securities’ opinion. With respect to outstanding patent infringement litigation pertaining to certain of Bookham’s products, Banc of America Securities assumed, with Avanex’s consent and without independent verification, that such litigation would not adversely affect Bookham or the combined company. Banc of America Securities did not make, and was not provided with, any independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Avanex or Bookham, nor did Banc of America Securities make any physical inspection of the properties or assets of Avanex or Bookham. Banc of America Securities did not evaluate the solvency of Avanex or Bookham under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Banc of America Securities assumed, at Avanex’s direction, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Avanex, Bookham or the contemplated benefits of the merger. Banc of America Securities also assumed, at Avanex’s direction, that the merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code.

Banc of America Securities expressed no view or opinion as to any terms or other aspects of the merger (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. Banc of America Securities’ opinion was limited to the fairness, from a financial point of view, of the exchange ratio to the holders of Avanex common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of Avanex. In addition, no opinion or view was expressed with respect to the fairness of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Avanex or in which Avanex might engage or as to the underlying business decision of Avanex to proceed with or effect the merger. Banc of America Securities expressed no opinion as to what the value of Bookham common stock actually would be when issued or the prices at which Bookham common stock or Avanex common stock would trade at any time. In addition, Banc of America Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger.

Banc of America Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and Banc of America Securities does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Banc of America Securities’ opinion was approved by Banc of America Securities’ fairness opinion review committee. Except as described above, Avanex imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

The following represents a brief summary of the material financial analyses presented by Banc of America Securities to Avanex’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

Financial Analyses

Implied Exchange Ratio Analysis.  Banc of America Securities calculated implied exchange ratios based on a selected publicly traded companies analysis and selected precedent transactions analysis of Avanex and a selected publicly traded companies analysis of Bookham as described below. For purposes of the selected publicly traded companies analysis and selected precedent transactions analysis described below, financial data of Avanex were based on the Avanex forecasts, the adjusted Avanex forecasts and the Avanex forecasts taking into account the Nortel sensitivities with respect to Avanex (which excluded 100% of revenues, accounts receivables and certain other items attributable to Nortel in calendar year 2009). For purposes of the selected publicly traded companies analysis described below, financial data of Bookham were based on the Bookham forecasts, the adjusted Bookham forecasts and the Bookham forecasts taking into account the Nortel sensitivities with respect to Bookham (which excluded 100% of revenues, accounts receivables and certain other items attributable to Nortel in calendar year 2009). As directed by the managements of Avanex and Bookham, Banc of America Securities assumed, for purposes of such analyses, that each company’s cash on its balance sheet was required for operations and, therefore, such cash amount was not considered excess cash and was not deducted in calculating the enterprise values of Avanex and Bookham, respectively.

Selected Publicly Traded Companies Analysis.  Banc of America Securities performed separate selected publicly traded companies analyses of Avanex and Bookham in which Banc of America Securities reviewed publicly available financial and stock market information for Avanex, Bookham and the following five selected publicly traded companies in the fiber optic communications industry, which is the industry in which Avanex and Bookham operate:

•	EMCORE Corporation

•	Finisar Corporation

•	JDS Uniphase Corporation

•	Oplink Communications, Inc.

•	Opnext, Inc.

Avanex.  In performing a selected publicly traded companies analysis of Avanex, Banc of America Securities reviewed financial and stock market information of the selected publicly traded companies referred to above and Bookham, referred to as the Avanex selected companies. Banc of America Securities reviewed, among other things, enterprise values of the Avanex selected companies, calculated as equity values based on closing stock prices on January 26, 2009, plus total debt, minority interests and preferred stock, less cash and cash equivalents, as a multiple of calendar years 2008 and 2009 estimated revenue.

Bookham.  In performing a selected publicly traded companies analysis of Bookham, Banc of America Securities reviewed financial and stock market information of the selected publicly traded companies referred to above and Avanex, referred to as the Bookham selected companies. Banc of America Securities reviewed, among other things, enterprise values of the Bookham selected companies, calculated as equity values based on closing stock prices on January 26, 2009, plus total debt, minority interests and preferred stock, less cash and cash equivalents, as a multiple of calendar years 2008 and 2009 estimated revenue.

Estimated financial data of the selected publicly traded companies, Avanex (for purposes of the Bookham selected publicly traded companies analysis) and Bookham (for purposes of the Avanex selected publicly traded companies analysis) were based on publicly available research analysts’ estimates. Based on implied per share equity reference ranges for Avanex and Bookham calculated by applying a range of selected multiples of calendar years 2008 and 2009 estimated revenue derived from the Avanex selected companies and the Bookham selected companies to corresponding data of Avanex and Bookham, respectively, these analyses indicated the following implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger agreement:

Implied Exchange Ratio Reference Ranges Based on
Calendar Year 2008E Revenue			Calendar Year 2009E Revenue						Merger
Utilizing Avanex’s and Bookham’s			Utilizing Avanex’s and Bookham’s						Exchange
Forecasts	Adjusted Forecasts		Forecasts		Adjusted Forecasts		Nortel Sensitivities		Ratio

2.396x — 9.585x	2.396x — 9.585	x	2.045x — 8.182	x	1.982x — 7.930	x	2.195x — 10.570	x	5.426x

No company used in these analyses is identical to Avanex or Bookham. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Avanex and Bookham were compared.

Selected Precedent Transactions Analysis.  Banc of America Securities performed, among other things, a selected precedent transactions analysis of Avanex in which Banc of America Securities reviewed, to the extent publicly available, financial information relating to the following 13 selected transactions involving companies in the fiber optic communications industry, which is the industry in which Avanex operates:

Announcement
Date	Acquiror	Target

• 7/9/08	• StrataLight Communications, Inc.	• Opnext, Inc.
• 5/15/08	• Finisar Corporation	• Optium Corporation
• 4/23/07	• Oplink Communications, Inc.	• Optical Communication Products, Inc.
• 3/23/07	• Finisar Corporation	• AZNA, LLC
• 2/27/07	• JDS Uniphase Corporation	• Picolight, Inc.
• 1/26/07	• MRV Communications, Inc.	• Fiberxon, Inc.
• 7/13/06	• Optical Communication Products, Inc.	• GigaComm Corporation
• 9/8/05	• JDS Uniphase Corporation	• Agility Communications Inc.
• 2/25/05	• NeoPhotonics Corporation	• Photon Technology Co. Ltd.
• 1/26/05	• Finisar Corporation	• Infineon Technologies AG (fiber optics business)
• 5/17/04	• JDS Uniphase Corporation	• E2O Communications Incorporated
• 5/12/03	• Avanex	• Alcatel Optronics France SA
• 10/7/02	• Bookham	• Nortel (optical components business)

Banc of America Securities reviewed, among other things, transaction values, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, as a multiple of latest 12 months revenue and next 12 months estimated revenue to the extent such financial data were publicly available at the time of announcement of the relevant transaction. Based on implied per share equity reference ranges for Avanex calculated by applying a range of selected multiples of latest 12 months revenue and next 12 months estimated revenue derived from the selected transactions to the calendar years 2008 and 2009 estimated revenue of Avanex and implied per share equity reference ranges for Bookham calculated as described under the selected publicly traded companies analysis above, this analysis indicated the following implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger agreement:

Implied Exchange Ratio Reference Ranges Based on
Calendar Year 2008E Revenue			Calendar Year 2009E Revenue						Merger
Utilizing Avanex’s and Bookham’s			Utilizing Avanex’s and Bookham’s						Exchange
Forecasts	Adjusted Forecasts		Forecasts		Adjusted Forecasts		Nortel Sensitivities		Ratio

4.792x — 21.566x	4.792x — 21.566	x	3.068x — 16.363	x	2.974x — 15.860	x	3.418x — 21.713	x	5.426x

No company, business or transaction used in this analysis is identical to Avanex, Bookham or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Avanex, Bookham and the merger were compared.

Contribution Analysis.  Banc of America Securities reviewed the relative financial contributions of Avanex and Bookham to the future financial performance of the combined company on a pro forma basis without giving effect to potential costs savings anticipated by the managements of Avanex and Bookham to result from the merger. As directed by the managements of Avanex and Bookham, Banc of America Securities assumed that each company’s cash on its balance sheet was required for operations and was not considered excess cash. Banc of America Securities reviewed the last quarter annualized (as of December 31, 2008) and calendar years 2008 and 2009 estimated revenue and gross profit based on the Avanex forecasts, the Bookham forecasts, the adjusted Avanex forecasts and the adjusted Bookham forecasts. Based on the aggregate equity ownership percentages for Avanex’s and Bookham’s respective stockholders in the combined company implied from these relative contributions, Banc of America Securities calculated the following implied overall exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger agreement:

Implied Exchange Ratio Reference Ranges Based on			Merger
Revenue	Gross Profit		Exchange Ratio

3.965x — 4.792x	2.615x — 5.430	x	5.426x

Banc of America Securities also reviewed the last quarter annualized (as of March 31, 2010) and latest 12 months (as of March 31, 2010) estimated revenue and gross profit based on the Avanex forecasts and the Bookham forecasts, in each case taking into account the Nortel sensitivities assuming both 100% and 50% of revenues, accounts receivables and certain other items attributable to Nortel were excluded. In addition, Banc of America Securities reviewed the last quarter annualized (as of March 31, 2010) estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, based on the Avanex forecasts and the Bookham forecasts, in each case taking into account the Nortel sensitivities assuming that 100%, 50% and 0% of revenues, accounts receivables and certain other items attributable to Nortel were excluded. Based on the aggregate equity ownership percentages for Avanex’s and Bookham’s respective stockholders in the combined company implied from these relative contributions, Banc of America Securities calculated the following implied overall exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger agreement:

Implied Exchange Ratio Reference Ranges Based on					Merger
Revenue	Gross Profit		EBITDA		Exchange Ratio

4.067x — 4.328x	3.437x — 4.222	x	2.299x — 7.934	x	5.426x

Has/Gets Analysis.  Banc of America Securities reviewed, among other things, the calendar year 2009 estimated revenue, gross profit, EBITDA and cash position of Avanex on a standalone basis relative to that of the combined company after giving effect to potential cost savings anticipated by the managements of Avanex and Bookham to result from the merger based on the pro forma equity ownership of Avanex’s stockholders upon consummation of the merger (calculated by multiplying such financial data of the combined company by the pro forma equity ownership percentage of Avanex’s stockholders in the combined company). Financial data of Avanex and Bookham were based on the Avanex forecasts and the Bookham forecasts, in each case after taking into account the Nortel sensitivities assuming both 100% and 0% of revenues, accounts receivables and certain other items attributable to Nortel were excluded, and after giving effect to potential cost savings assuming such cost savings were both realized over time and fully realized immediately following consummation of the merger, referred to as run-rate cost savings. This comparison indicated that, based on the exchange ratio provided for in the merger agreement, the proportionate share of Avanex’s stockholders in such financial data of the combined company on a pro forma basis could increase or (decrease) or that such change was not meaningful, referred to as NM, as compared to Avanex on a standalone basis as follows:

	Calendar Year 2009E Percentage
	Change for Avanex Stockholders Assuming
	Cost Savings Over Time		Run-Rate Cost Savings
	Utilizing Avanex’s and Bookham’s		Utilizing Avanex’s and Bookham’s
		Nortel		Nortel
Calendar Year 2009	Forecasts	Sensitivities	Forecasts	Sensitivities

Revenue	17.8%	13.4%	17.8%	13.4%
Gross Profit	29.6%	18.6%	37.2%	26.5%
EBITDA	NM	NM	NM	NM
Cash	(19.6)%	(48.3)%	(5.2)%	(31.1%)

Illustrative Discounted Cash Flow Analysis of Cost Savings.  Banc of America Securities performed an illustrative discounted cash flow analysis of the potential cost savings anticipated by the managements of Avanex and Bookham to result from the merger. Banc of America Securities calculated the estimated present value of the unlevered, after-tax free cash flows that the combined company could generate as a result of such cost savings during the fourth quarter of the fiscal year ending June 30, 2009 through the full fiscal year ending June 30, 2011. Banc of America Securities calculated terminal values for the cost savings by applying a perpetuity growth rate of 0% and such cash flows and terminal values were then discounted to present value as of March 31, 2009 using discount rates ranging from 17.0% to 21.0%. This analysis indicated an implied present value for such potential cost savings of approximately $65.5 million to $83.7 million or, based on the exchange ratio provided for in the merger agreement and the number of shares of Avanex common stock outstanding as of January 26, 2009, approximately $1.87 to $2.40 per share of Avanex common stock.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by Banc of America Securities to Avanex’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses summarized above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Avanex and Bookham. The estimates of the future performance of Avanex and Bookham in or underlying Banc of America Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the fairness, from a financial point of view, of the exchange ratio and were provided to Avanex’s board of directors in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities’ view of the actual value of Avanex or Bookham.

The type and amount of consideration payable in the merger was determined through negotiations between Avanex and Bookham, rather than by any financial advisor, and was approved by Avanex’s board of directors. The decision to enter into the merger agreement was solely that of Avanex’s board of directors. As described above, Banc of America Securities’ opinion and analyses were only one of many factors considered by Avanex’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Avanex’s board of directors or management with respect to the merger or the exchange ratio provided for in the merger agreement.

Avanex has agreed to pay Banc of America Securities for its services in connection with the merger an aggregate fee currently estimated to be approximately $2.25 million, a portion of which was payable upon the rendering of Banc of America Securities’ opinion and a significant portion of which is contingent upon the completion of the merger. Avanex also has agreed to reimburse Banc of America Securities for reasonable expenses, including reasonable fees and disbursements of Banc of America Securities’ counsel, incurred in connection with Banc of America Securities’ engagement, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

Banc of America Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities trading and brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of corporations and individuals. In the ordinary course of its businesses, Banc of America Securities and its affiliates may actively trade the debt, equity or other securities or financial instruments (including bank loans or other obligations) of Avanex, Bookham and certain of their respective affiliates for its own account or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in such securities or financial instruments.

Banc of America Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Avanex and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain credit facilities of Avanex, (ii) having acted as agent and book runner in connection with certain equity offerings of Avanex, (iii) having provided or providing certain foreign exchange derivative trading services to Avanex and (iv) having provided or providing certain treasury management services to Avanex.

Interests of Bookham’s Directors in the Merger

In considering the recommendation of the Bookham board of directors with respect to approving the issuance of shares of Bookham common stock, Bookham stockholders should be aware that certain members of the board of directors of Bookham have interests in the merger that are different from, or are in addition to, their interests as Bookham stockholders. These interests may create an appearance of a conflict of interest. The Bookham board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger, the merger agreement, the issuance of shares of Bookham common stock pursuant to the merger agreement, the amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham and the related transactions.

Indemnification and Insurance.  Pursuant to a resolution of the Bookham board of directors as of January 13, 2009, the members of the board of directors of Bookham who will not continue to serve in their position as directors of Bookham following the effective time of the merger (such directors are referred to as the Bookham departing directors) would be entitled to coverage under the current directors and officers liability insurance for a period similar to the period during which Avanex’s directors will be entitled to insurance coverage (six years following the effective time) for actions and omissions occurring prior to the effective time of the merger. The Bookham departing directors are currently expected to be Peter F. Bordui, David Simpson, Joe Cook and W. Arthur Porter; however, a final determination as to who the Bookham departing directors will be has not been made and the persons who will be Bookham departing directors may change. See “Management and Other Information of the Combined Company — Executive Officers and Directors of Bookham Following the Merger.”

Extension of Exercise Period of Bookham Departing Directors’ Stock Options.  Pursuant to a resolution of the Bookham board of directors as of January 13, 2009, effective as of the effective time of the merger, the exercise period of Bookham stock options held by the Bookham departing directors will be extended and they will be exercisable for a period of one year following the effective time of the merger; provided, however, that in no event may any such Bookham stock option be exercised after the date which is ten years from the date it was granted by Bookham.

Accelerated Vesting of Bookham Departing Directors’ Equity Awards.  Pursuant to a resolution of the Bookham board of directors as of January 13, 2009, effective as of the effective time of the merger, the vesting of each of the outstanding Bookham stock options, restricted stock units of Bookham common stock and restricted stock awards granted to the Bookham departing directors will accelerate in full and each such stock option, restricted stock unit or restricted stock award will become exercisable in full. With respect to the persons currently expected to be Bookham departing directors, as of January 27, 2009, Peter F. Bordui held unvested options to purchase 76,150 shares of Bookham common stock with a weighted average exercise price of $2.72 per share and restricted stock units for 5,000 shares of Bookham common stock; David Simpson held unvested options to purchase 88,231 shares of Bookham common stock with a weighted average exercise price of $7.77 per share and restricted stock units for 5,000 shares of Bookham common stock; Joe Cook held unvested options to purchase 77,783 shares of Bookham common stock with a weighted average exercise price of $2.99 per share and restricted stock units for 5,000 shares of Bookham common stock; and W. Arthur Porter held unvested options to purchase 85,420 shares of Bookham common stock with a weighted average exercise price of $6.39 per share and restricted stock units for 5,000 shares of Bookham common stock.

Interests of Avanex’s Executive Officers and Directors in the Merger

In considering the recommendation of the Avanex board of directors with respect to adopting the merger agreement, Avanex stockholders should be aware that certain members of the board of directors and executive officers of Avanex have interests in the merger that are different from, or are in addition to, their interests as Avanex stockholders. These interests may create an appearance of a conflict of interest. The Avanex board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger, the merger agreement and the related transactions.

Combined Company Board of Directors.  The merger agreement provides that Bookham will cause Giovanni Barbarossa, Greg Dougherty and Joel Smith to be elected or appointed to the board of directors of Bookham as of the effective time of the merger, and they will be eligible to receive compensation from Bookham as non-employee directors.

Indemnification and Insurance.  The merger agreement provides that for a period of six years after the merger, Bookham will cause Avanex, as the surviving corporation in the merger, to indemnify each current or former director and officer of Avanex from liability to the extent that applicable legal requirements permit a company to indemnify its own officers and directors. The merger agreement further provides that for a period of six years after the merger, Bookham and Avanex will maintain in place the existing policy of directors and officers liability insurance (or obtain a comparable replacement policy) in favor of Avanex directors and officers covered as of the effective time of the merger under the current policy. Such policy will cover acts or omissions occurring on or before the closing of the merger and provide coverage and amounts no less favorable than in effect on January 27, 2009, except that Bookham will not be required to incur annual premium expense in excess of $526,500. If the annual premium payable exceeds $526,500, Bookham and Avanex are obligated to obtain a policy providing the greatest coverage available at a cost not exceeding $526,500.

Accelerated Vesting of Non-Employee Directors’ Equity Awards.  Pursuant to the terms of the Avanex 1999 Director Option Plan, upon the consummation of the merger, each non-employee director of Avanex will be entitled to accelerated vesting of all of their unvested options and restricted stock units issued and outstanding under the plan. Vinton Cerf, Greg Dougherty, Joel A. Smith, III, Paul G. Smith, Susan Wang and Dennis P. Wolf are members of the Avanex board of directors who are not employees of Avanex. As of January 27, 2009, Dr. Cerf held unvested options to purchase 1,333 shares of Avanex common stock with a weighted average exercise price of $1.61 per share and restricted stock units for 666 shares of Avanex common stock; Mr. Dougherty held unvested options to purchase 1,999 shares of Avanex common stock with a weighted average exercise price of $7.47 per share and restricted stock units for 666 shares of Avanex common stock; Mr. J. Smith held unvested options to purchase 1,333 shares of Avanex common stock with a weighted average exercise price of $1.61 per share and restricted stock units for 666 shares of Avanex common stock; Mr. P. Smith held unvested options to purchase 5,332 shares of Avanex common stock with a weighted average exercise price of $18.07 per share and restricted stock units for 666 shares of Avanex common stock; Ms. Wang held unvested options to purchase 1,333 shares of Avanex common stock with a weighted average exercise price of $1.61 per share and restricted stock units for 666 shares of Avanex common stock; and Mr. Wolf held unvested options to purchase 6,666 shares of Avanex common stock with a weighted average exercise price of $8.12 per share and restricted stock units for 666 shares of Avanex common stock. Pursuant to the terms of the outstanding option awards of those directors of Avanex who will resign and will not become a director of Bookham in connection with the merger (currently anticipated to be Dr. Cerf, Mr. P. Smith and Ms. Wang), the post-termination exercise period for such options is 24 months, provided, however, that in no event may any option be exercised later than the expiration date or term of option set forth in the agreement evidencing such option.

Change in Control Agreements.  Avanex entered into change in control agreements with each of Giovanni Barbarossa, Brad Kolb, Scott Parker and Mark Weinswig providing the following benefits:

•	Upon a change in control (which would include consummation of the merger) 50% of each executive’s then outstanding and unvested equity awards will, if not already vested, fully vest and will otherwise remain subject to the terms and conditions of the applicable equity award agreements;

•	If, within 12 months following a change in control, either (i) the executive is terminated without cause (as such term is defined in the agreement) or (ii) the executive voluntarily resigns for good reason (as such term is defined in the agreement), then, provided the executive timely executes and does not revoke a release of claims, the executive will receive: (a) a single cash lump sum severance payment equal to 12 months of the executive’s salary (for each of Dr. Barbarossa and Messrs. Kolb and Parker) or six months of the executive’s salary (for Mr. Weinswig); (b) a lump sum cash payment equal to the then current year’s target annual incentive (if a bonus incentive plan has been established), pro-rated to the date of the executive’s separation; (c) the vesting of 100% of the executive’s then outstanding and unvested equity awards; and (d) payment of premiums for continued health coverage and benefits pursuant to COBRA continuation coverage for a period of 12 months (for each of Dr. Barbarossa and Messrs. Kolb and Parker) or 6 months (for Mr. Weinswig).

The following table identifies, for each of Dr. Barbarossa and Messrs. Kolb, Parker and Weinswig the estimated values of the (i) cash severance payments, (ii) number of options (which have strike prices ranging from $0.79 to $43.20) and restricted stock units, or RSUs, that would vest, and (iii) the value of continued benefit coverage to which the executives would be entitled pursuant the change in control agreements, assuming that the executive is terminated for reasons other than cause or resigns for good reason as of the effective date of the merger.

		Estimated Option			Estimated Value of
	Estimated Cash	Acceleration	Weighted Average	Estimated RSU	Continued Benefit
Name	Severance	(shares)	Exercise Price	Acceleration (Units)	Coverage

Dr. Barbarossa	$360,000	64,320	$2.35	44,932	$18,000
Mr. Kolb	$250,000	52,104	$11.18	32,540	$18,000
Mr. Parker	$250,000	47,042	$5.66	33,500	$18,000
Mr. Weinswig	$132,500	26,667	$7.52	6,667	$9,000

Giovanni Barbarossa Consulting Agreement.  In connection with the merger, Avanex and Bookham have entered into a consulting agreement with Giovanni Barbarossa, which becomes effective upon consummation of the merger. At the effective time of the merger, Dr. Barbarossa will cease to be employed by Avanex and will be entitled to severance and equity acceleration as provided in his change in control agreement. Under the consulting agreement, Dr. Barbarossa will provide consulting services to Bookham for a term of one year following the merger for the purpose of assisting in the integration of Avanex’s operations into those of Bookham. Under the consulting agreement, Dr. Barbarossa is entitled to consulting fees payable at a rate of $30,000 per month. In the event the consulting agreement is terminated prior to the end of the term by Bookham other than for cause (as such term is defined in the agreement), Dr. Barbarossa would be entitled to a lump sum payment equal to the remaining consulting fees that would otherwise have been payable through the end of the term.

Agreements with other members of Avanex’s current management team.  It is possible that other members of Avanex’s current management team will enter into agreements with Bookham or its affiliates after the date of this joint proxy statement/prospectus. Any such agreements would not become effective until the merger is completed.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax considerations of the merger of merger sub into Avanex that are expected to apply generally to U.S. Holders (as defined below) of Avanex common stock upon an exchange of their Avanex stock for Bookham common stock in the merger. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to Avanex or the stockholders of Avanex as described in this summary. In addition, this summary assumes the truth and satisfaction of the statements and conditions described below as the basis for the tax opinions of Cooley Godward Kronish LLP, outside counsel to Bookham, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, outside counsel to Avanex. No attempt has been made to comment on all U.S. federal income tax consequences of the merger that may be relevant to particular U.S. Holders, including holders:

•	who are subject to special tax rules such as dealers, brokers and traders in securities, foreign persons, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities;

•	who are subject to the alternative minimum tax provisions of the Code;

•	who acquired their shares in connection with stock option, warrant or stock purchase plans or in other compensatory transactions;

•	who hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy;

•	who are partnerships or other pass-through entities or investors in such pass-through entities;

•	who do not hold their shares as capital assets;

•	whose shares constitute qualified small business stock with the meaning of Section 1202 of the Code; or

•	who have a functional currency other than the U.S. dollar.

In addition, the following discussion does not address the tax consequences of the merger under state, local and foreign tax laws. Furthermore, the following discussion does not address any of the following:

•	the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger; or

•	the tax consequences of the receipt of Bookham shares other than in exchange for Company shares.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Avanex common stock who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (other than a grantor trust) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person.

HOLDERS OF AVANEX COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE MERGER UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

It is a condition to the consummation of the merger that each of Cooley Godward Kronish LLP, outside counsel to Bookham, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, outside counsel to Avanex, render a tax opinion to their respective clients to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The tax opinion of Cooley Godward Kronish LLP, and the tax opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, discussed in this section are each conditioned upon certain assumptions stated in their respective tax opinions and certain customary representations being delivered by Bookham, Avanex and merger sub.

No ruling from the IRS has been or will be requested in connection with the merger. In addition, stockholders of Avanex should be aware that the tax opinions discussed in this section are not binding on the IRS, the IRS could adopt a contrary position and a contrary position could be sustained by a court. In addition, if any of the representations or assumptions upon which the closing tax opinions of Cooley Godward Kronish LLP, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected.

Bookham and Avanex intend that the merger will be treated as a reorganization pursuant to Section 368(a) of the Code. The discussion below assumes that the merger qualifies as a reorganization.

Exchange of Avanex Stock for Bookham Common Stock.  Except as discussed below under “Cash in Lieu of Fractional Shares of Bookham Common Stock”, Avanex stockholders generally will not recognize any gain or loss upon receipt of solely Bookham common stock in exchange for their Avanex common stock.

Tax Basis and Holding Period.  The tax basis of Bookham common stock received by an Avanex stockholder in the merger will be equal to such stockholder’s tax basis in the Avanex stock surrendered therefor. The holding period of Bookham common stock received by an Avanex stockholder in the merger will be equal to such stockholder’s holding period in the Avanex stock exchanged therefor. If an Avanex stockholder owns multiple blocks of Avanex stock, such stockholder should consult its tax advisor with respect to the proper allocation of the tax basis and holding periods of its Avanex stock among the Bookham common stock received in the merger.

Cash in Lieu of Fractional Shares of Bookham Common Stock.  If an Avanex stockholder receives cash instead of a fractional share of Bookham common stock, it will recognize a taxable gain or loss based upon the difference between the amount of cash that stockholder receives with respect to such fractional share and its tax basis in the shares of Avanex stock that is allocated to such fractional share. Any gain or loss that an Avanex stockholder recognizes generally will be treated as capital gain or loss. If such stockholder’s holding period in a block of its Avanex stock is greater than one year as of the consummation of the merger, then such stockholder’s capital gain or loss with respect to that block will constitute long-term capital gain or loss. The use of capital losses to offset ordinary income from other sources is subject to limitations.

Treatment of Bookham and Avanex.  No gain or loss will be recognized by Bookham or Avanex solely as a result of the merger.

Certain Avanex stockholders may be required to attach a statement to their tax returns for the year in which the merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b), if applicable. Avanex stockholders are urged to consult their own tax advisors with respect to the applicable reporting requirements.

Backup Withholding.  Any cash payments for fractional shares made to Avanex stockholders in connection with the merger may be subject to backup withholding on a holder’s receipt of cash, unless such holder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding or such stockholder is otherwise exempt from backup withholding. Any amount withheld under the backup withholding rules will generally be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE MERGER’S POTENTIAL TAX EFFECTS. AVANEX STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS.

Anticipated Accounting Treatment

The merger is expected to be accounted for using the purchase method of accounting pursuant to SFAS No. 141 with Bookham as the acquiror. Under the purchase method of accounting, the total estimated purchase price is allocated to the assets of Avanex acquired and the liabilities of Avanex assumed in connection with the merger, based on their estimated fair values. These allocations will be based upon a valuation that has not yet been finalized. If the merger is consummated after June 27, 2009 the merger will be accounted for pursuant to SFAS No. 141R. Under SFAS No. 141R there are significant differences as compared to SFAS No. 141 in determining the purchase price of an acquired entity, including the requirement to expense transaction costs and to reflect the fair value of contingent purchase price adjustments at the date of acquisition.

Appraisal Rights

Under Delaware law, holders of Avanex common stock are not entitled to appraisal rights in connection with the merger because both Bookham common stock and Avanex common stock are listed on the NASDAQ Global Market. Under Delaware law, holders of Bookham common stock are not entitled to appraisal rights in connection with the merger.

Regulatory Approvals

In the United States, Bookham must comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Global Market in connection with the issuance of shares of Bookham common stock in the merger and the filing of this joint proxy statement/prospectus with the SEC.

The merger is not subject to reporting obligations under the Hart-Scott-Rodino Act. However, at any time before or after the completion of the merger, the Antitrust Division of the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of assets of Bookham or Avanex. In addition, at any time before or after the consummation of the merger, any state of the U.S. could take such actions under antitrust laws as it deems necessary or desirable in the public interest. Such actions can include seeking to enjoin the merger or seeking divestiture of assets of Bookham or Avanex. Private parties may also seek to take legal actions under the antitrust laws in certain circumstances. Neither Bookham nor Avanex is aware of any foreign approvals that are required to complete the merger.

Restrictions on Resales

All shares of Bookham common stock received by Avanex stockholders in the merger will be freely tradable, except that shares of Bookham common stock received by persons who become affiliates of Bookham for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Bookham generally include individuals or entities that control, are controlled by or are under common control with, Bookham and may include the officers and directors as well as its principal stockholders.

Legal Proceedings Related to the Merger

On February 3, 2009, a purported class action complaint was filed against Avanex and its directors, Bookham, Inc., and Ultraviolet Acquisition Sub, Inc. in the Superior Court of California, Alameda County by two individuals who purport to be stockholders of Avanex. Plaintiffs purport to bring this action on behalf of all stockholders of Avanex. On March 3, 2009, these individuals filed an amended complaint. The amended complaint alleges that the defendants breached their fiduciary duties by failing to maximize stockholder value in connection with the contemplated merger of Avanex and Bookham, and that the joint proxy statement/prospectus fails to provide stockholders with material information or contains materially misleading information thereby rendering the stockholders unable to cast an informed vote on the proposed merger. The complaint also alleges that Avanex, Bookham, and Ultraviolet Acquisition Sub aided and abetted the individual defendants’ alleged breach of fiduciary duties. Plaintiffs seek to permanently enjoin the merger with Bookham, monetary damages in an unspecified amount attributable to the alleged breach of duties, and legal fees and expenses. Avanex, Bookham and the individual defendants intend to defend against the complaint vigorously.

Vote Required; Recommendation of Bookham Board of Directors and Avanex Board of Directors

The affirmative vote of the holders of a majority of the voting power of the shares voting in person or by proxy at the Bookham special meeting is required for approval of Bookham Proposal No. 1. The failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-votes” will have no effect on the outcome of Bookham Proposal No. 1.

The affirmative vote of the holders of a majority of the voting power of the shares of Avanex common stock outstanding on the record date for the Avanex special meeting is required for approval of Avanex Proposal No. 1. Abstentions will be counted towards a quorum and will have the same effect as negative votes on Avanex Proposal No. 1 and “broker non-votes” will be counted towards a quorum, but will not be counted for any purpose in determining whether Avanex Proposal No. 1 is approved.

THE BOOKHAM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BOOKHAM’S STOCKHOLDERS VOTE “FOR” BOOKHAM PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF BOOKHAM COMMON STOCK IN THE MERGER.

THE AVANEX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AVANEX’S STOCKHOLDERS VOTE “FOR” AVANEX PROPOSAL NO. 1 TO ADOPT THE MERGER AGREEMENT.

THE MERGER AGREEMENT

The following describes the material terms of the merger agreement. This description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement which is attached as Annex A to this joint proxy statement/prospectus and which is incorporated herein by reference. The merger agreement has been included to provide you with information regarding its terms. We encourage you to read the entire merger agreement. The merger agreement is not intended to provide any other factual information about us. Such information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings that each of Bookham and Avanex makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Unless specifically stated otherwise, the following information and all other information contained in this joint proxy statement/prospectus does not give effect to the proposed reverse stock split discussed in the section entitled “Bookham Proposal No. 3 — Amendments to Bookham’s Restated Certificate of Incorporation to Effect a Reverse Stock Split and to Reduce the Number of Authorized Shares of Bookham Common Stock and Preferred Stock.”

The Merger

The merger agreement provides that at the effective time, Ultraviolet Acquisition Sub, Inc., or merger sub, a wholly owned subsidiary of Bookham, will be merged with and into Avanex. Upon the consummation of the merger, Avanex will continue as the surviving corporation and will be a wholly owned subsidiary of Bookham.

Effective Time of the Merger

The merger agreement requires the parties to consummate the merger on a date designated by Bookham and Avanex within two business days after all the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including the approval by stockholders of Bookham of the issuance of shares of Bookham common stock in the merger and of the amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham common stock and the adoption of the merger agreement by the stockholders of Avanex. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Bookham and Avanex and specified in the certificate of merger. Because the consummation of the merger is subject to the satisfaction of other conditions, we cannot predict the exact timing of the consummation of the merger.

Manner and Basis of Converting Shares

At the effective time, each share of Avanex common stock will automatically be converted into the right to receive 5.426 shares of Bookham common stock. This number is referred to in this joint proxy/prospectus as the exchange ratio and is subject to future adjustment for stock splits, reverse stock splits, recapitalizations, reclassifications or other similar changes occurring prior to the consummation of the merger.

No fractional shares of Bookham common stock will be issued in the merger. Instead, each Avanex stockholder otherwise entitled to a fraction of a share of Bookham common stock (after aggregating all fractional shares of Bookham common stock issuable to such stockholder) will be entitled to receive in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average closing price of a share of Bookham common stock on the NASDAQ Global Market for the 10 most recent trading days that Bookham common stock has traded ending on the trading day one day prior to the date the merger becomes effective.

The merger agreement provides that, prior to the effective time of the merger, Bookham will select a bank or trust company to act as the exchange agent under the merger agreement. The merger agreement provides that promptly after the effective time of the merger, Bookham will deposit with the exchange agent stock certificates representing the shares of Bookham common stock issuable in exchange for shares of Avanex common stock and a sufficient amount of cash to make payments in lieu of fractional shares.

The merger agreement contemplates that, as promptly as practicable following the effective time of the merger, the exchange agent for the merger will mail to each record holder of Avanex common stock immediately prior to the effective time of the merger a letter of transmittal and instructions for surrendering and exchanging the stockholder’s shares of Avanex common stock represented by stock certificates or by book entry method (shares of Avanex common stock represented by the book entry method will be referred as Avanex book entry shares). The merger agreement provides that, upon surrender of an Avanex common stock certificate or Avanex book entry shares for exchange to the exchange agent, together with a duly signed letter of transmittal, and such other documents as the exchange agent or Bookham may reasonably require, the holder of the Avanex stock certificate or Avanex book entry shares will be entitled to receive the following:

•	a certificate representing Bookham common stock;

•	cash in lieu of any fractional share of Bookham common stock; and

•	any dividends or other distributions declared or made with respect to Bookham common stock with a record date after the effective time of the merger and a payment date prior to the date the Avanex stock certificate or Avanex book entry shares was surrendered.

The stock certificate and book entry shares so surrendered will be cancelled.

After the effective time of the merger, all holders of shares of Avanex common stock represented by stock certificates or by book entry shares that were outstanding immediately prior to the effective time of the merger will cease to have any rights as stockholders of Avanex. In addition, no transfer of Avanex common stock after the effective time of the merger will be registered on the stock transfer books of Avanex.

If any Avanex stock certificate has been lost, stolen or destroyed, Bookham may in its reasonable discretion, and as a condition to the issuance of any certificate representing Bookham common stock in exchange therefor, require the owner of such certificate to deliver an affidavit certifying such certificate has been lost, stolen or destroyed and post a bond in such amount as Bookham may reasonably direct as indemnity against any claim that may be made with respect to that certificate against Bookham, the surviving corporation or the exchange agent.

From and after the effective time of the merger, until it is surrendered and exchanged, each certificate that previously evidenced Avanex common stock and each Avanex book entry share will be deemed to represent only the right to receive shares of Bookham common stock and cash in lieu of any fractional share of Bookham common stock. Bookham will not pay dividends or other distributions on any shares of Bookham common stock to be issued in exchange for any unsurrendered Avanex common stock certificate or Avanex book entry share until the Avanex common stock certificate or Avanex book entry share is surrendered as provided in the merger agreement.

Stock certificates and book entry shares should not be surrendered for exchange by Avanex stockholders before the effective time of the merger and should be sent only pursuant to instructions set forth in the letters of transmittal which the merger agreement provides will be mailed to Avanex stockholders promptly following the effective time of the merger. In all cases, the certificates representing shares of Bookham common stock and cash in lieu of fractional shares will be delivered only in accordance with the procedures set forth in the letter of transmittal.

The merger agreement contemplates that, upon demand by Bookham, the exchange agent will deliver to Bookham any certificates representing Bookham common stock and any funds which have not been disbursed to holders of Avanex stock certificates or Avanex book entry shares as of the first year anniversary of the effective time of the merger. Any holders of Avanex stock certificates or Avanex book entry shares who have not surrendered such certificates or book entry shares in compliance with the above-described procedures may thereafter look only to Bookham for, and be entitled to receive from Bookham, certificates representing shares of Bookham common stock, cash in lieu of fractional shares and any dividends or distributions with respect to such Bookham common stock.

Avanex Stock Options

The merger agreement provides that, at the effective time of the merger, each Avanex stock option that is outstanding and unexercised immediately prior to the effective time of the merger, whether or not vested, will be converted into an option to purchase Bookham common stock and Bookham will assume such stock option in accordance with the terms of the applicable Avanex stock option plan and terms of the stock option agreement evidencing that Avanex stock option. The number of shares of Bookham common stock subject to each assumed Avanex stock option will be determined by multiplying the number of shares of Avanex common stock subject to the stock option immediately prior to the effective time of the merger by the exchange ratio (5.426) and rounding down to the nearest whole number of shares of Bookham common stock. The per share exercise price for shares of Bookham common stock under each assumed Avanex stock option will be determined by dividing the exercise price for the Avanex common stock subject to the stock option immediately prior to the effective time of the merger by the exchange ratio (5.426) and rounding up to the nearest whole cent. After adjusting the assumed stock options to reflect the application of the exchange ratio, all other terms of the assumed stock options, including the term, exercisability and vesting schedule, will remain unchanged, except that the Bookham board of directors or a committee thereof will succeed to the authority and responsibility of the Avanex board of directors or a committee thereof with respect to such stock options. Certain holders of stock options to purchase Avanex common stock will be entitled to acceleration of vesting of their outstanding Avanex stock options upon the consummation of the merger. For more information as it relates to Avanex’s directors and executive officers, please see “Bookham Proposal No. 1 and Avanex Proposal No. 1 — The Merger — Interests of Avanex’s Executive Officers and Directors in the Merger.”

Avanex Restricted Stock Units

The merger agreement provides that, at the effective time of the merger, each restricted stock unit representing Avanex common stock that remains unvested or unissued as of the effective time will convert automatically into a restricted stock unit reflecting Bookham common stock and will remain subject to the vesting conditions in effect as of the effective time. The number of shares of Bookham common stock subject to each converted Avanex restricted stock unit will be determined by multiplying the number of shares of Avanex common stock subject to such converted Avanex restricted stock unit by the exchange ratio and rounding the resulting number down to the nearest whole number of shares of Bookham common stock. Certain holders of Avanex RSUs will be entitled to acceleration of vesting of their outstanding Avanex RSUs upon the consummation of the merger. For more information as it relates to Avanex’s directors and executive officers, please see “Bookham Proposal No. 1 and Avanex Proposal No. 1 — The Merger — Interests of Avanex’s Executive Officers and Directors in the Merger.”

The merger agreement provides that Bookham will file a registration statement on Form S-8 (if available for use by Bookham) within 15 days after the effective time of the merger for the shares of Bookham common stock issuable upon exercise of the assumed stock options and the converted restricted stock units.

Avanex Warrants

The merger agreement provides that at the effective time, each warrant to purchase shares of Avanex common stock that is outstanding and unexercised immediately prior to the effective time of the merger agreement (whether or not vested):

•	will be converted into and become a warrant to purchase Bookham common stock;

•	will be replaced by Bookham by issuing a reasonably equivalent replacement stock warrant in accordance with the terms of the warrant agreement by which each such warrant is evidenced;

•	will be exercisable for that number of shares of Bookham common stock determined by multiplying the number of shares of Avanex common stock that were subject to such warrant immediately prior to the effective time of the merger by the exchange ratio (5.426) and rounding the resulting number down to the nearest whole number of shares of Bookham common stock; and

•	will have a per share exercise price for Bookham common stock determined by dividing the per share exercise price of Avanex common stock subject to such warrant (as in effect immediately prior to the effective time of the merger) by the exchange ratio (5.426), and rounding the resulting exercise price up to the nearest whole cent.

The merger agreement further provides that any restriction on the exercise of any such warrant replaced by Bookham will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such replaced warrant will otherwise remain unchanged as a result of the replacement of such warrant.

Representations and Warranties

The merger agreement contains customary representations and warranties that Bookham and Avanex have made to, and solely for the benefit of, each other. The representations and warranties in the merger agreement expire at the effective time of the merger. The assertions embodied in the representations and warranties are qualified by information in disclosure schedules that Bookham and Avanex have exchanged in connection with signing the merger agreement. While Bookham and Avanex do not believe that these disclosure schedules contain information that securities laws require the parties to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied upon as characterizations of the actual state of facts, since such representations and warranties are qualified in important respects by the disclosure schedules and since facts may have changed or may change in the future. The disclosure schedules exchanged by Bookham and Avanex contain information that has been included in the companies’ general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures. In addition, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between Bookham and Avanex rather than establishing matters as facts. The customary representations and warranties of each of Avanex and Bookham in the merger agreement relate to following subject matters, among other things:

•	corporate organization, qualifications to do business, corporate standing and corporate power;

•	ownership of subsidiaries’ capital stock and the absence of certain obligations with respect to the capital stock of any subsidiary;

•	capitalization;

•	documents filed with the SEC;

•	disclosure controls and procedures and internal controls over financial reporting;

•	financial statements and off-balance sheet arrangements;

•	compliance with the rules and regulations of NASDAQ and certain Sarbanes-Oxley requirements with respect to auditors;

•	absence of certain changes and events since September 30, 2008;

•	title to assets and leasehold interests;

•	loans made to employees and other service providers and customers;

•	real and personal property;

•	intellectual property;

•	material contracts;

•	the effect on material contracts of entering into and completing the transactions contemplated by the merger agreement and other matters relating to material contracts;

•	absence of certain liabilities;

•	compliance with applicable laws;

•	possession of and compliance with material permits and other governmental authorizations required for the operation of the business;

•	taxes;

•	employee benefit plans and labor matters;

•	environmental matters;

•	insurance;

•	transactions with affiliates;

•	litigation;

•	corporate authorization to enter into and complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement;

•	the applicability of any stockholder rights plan or business combination statues (made only by Avanex);

•	stockholder vote needed to approve the transactions contemplated by the merger agreement;

•	absence of any violation of any applicable legal requirements or the charter documents, or certain other effects, as a result of entering into and completing the transactions contemplated by the merger agreement;

•	brokerage, finder’s or other fees or commissions payable to brokers, finders or financial advisors in connection with the merger;

•	arrangements with a financial advisor and receipt of an opinion from a financial advisor;

•	merger sub (made only by Bookham)

•	the valid issuance of Bookham common stock to be issued in the merger (made only by Bookham); and

•	the accuracy of the information provided in connection with this joint proxy statement/prospectus.

Covenants; Conduct of Business Prior to the Merger

Affirmative Covenants of Avanex.  Avanex has agreed that before the effective time of the merger, it will, and it will cause its subsidiaries to, among other things:

•	provide Bookham and its representatives with reasonable access during normal business hours to its personnel, tax and accounting advisers, assets, books, records, tax returns, work papers and other documents, in each case as reasonably requested by Bookham;

•	provide Bookham and its representatives with copies of existing books, records, tax returns, work papers and other documents and information relating to Avanex and its subsidiaries as reasonably requested by Bookham;

•	permit Bookham’s senior officers to meet, upon reasonable notice and during normal business hours, with officers of Avanex responsible for Avanex’s financial statements and internal controls in order to discuss certain matters;

•	provide Bookham with copies of any notice, report or other document filed with or sent to any governmental body on behalf of Avanex or any of its subsidiaries in connection with the merger or the other transactions contemplated by the merger agreement;

•	conduct its business and operations in the ordinary course and in accordance in all material respects with past practices, use its commercially reasonable efforts to attempt to preserve intact the material components of its current business organization, keep available the services of its current officers and key employees and maintain its relations and goodwill with all material suppliers, material customers, material licensors and governmental bodies;

•	promptly notify Bookham of any claim or legal proceeding against, relating to, involving or otherwise affecting Avanex or its subsidiaries that relates to the transactions contemplated by the merger agreement commenced or, to Avanex’s knowledge, overtly threatened by a governmental body or threatened in writing by any other person;

•	promptly notify Bookham of:

•	any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of the conditions to Bookham’s obligation to close the merger impossible or unlikely or that has had or would reasonably be expected to have or result in a material adverse effect on Avanex and its subsidiaries; and

•	any material claim or other legal proceedings threatened, commenced or asserted against, or with respect to, Avanex or any of its subsidiaries;

•	use commercially reasonable efforts to obtain and deliver to Bookham at or prior to the effective time of the merger the resignation of each corporate officer and director of Avanex and each of its subsidiaries;

•	at the request of Bookham, take such action so as to cause the termination of Avanex 401(k) plans no less than one day prior to the effective time of the merger; and

•	promptly notify Bookham of any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Avanex’s internal control over financial reporting identified by Avanex or its auditors and use its commercially reasonable efforts to rectify such material weakness or series of control deficiencies.

Negative Covenants of Avanex.  Avanex has agreed that before the effective time of the merger, except as otherwise consented to in writing by Bookham, which consent may not be unreasonably withheld, or as previously disclosed to Bookham pursuant to the merger agreement, it will not, will not agree to, and will not permit any of its subsidiaries to, among other things:

•	subject to limited exceptions, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (other than pursuant to Avanex’s right to repurchase restricted shares held by an employee upon termination of such employee’s employment);

•	subject to limited exceptions, sell, issue, grant or authorize the sale, issuance or grant of any capital stock or other security or any option, call, warrant or right to acquire any capital stock or other security or any security convertible into any capital stock or other security;

•	amend or waive any of its rights under, or accelerate the vesting under, any provision of Avanex’s stock option plans, any agreement evidencing any outstanding stock option or any restricted stock purchase agreement or otherwise modify the terms of any outstanding stock option, restricted stock unit agreement, warrant or other security or related contract;

•	amend, terminate or grant any waiver under Avanex’s stockholder rights agreement, as amended;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws (or other charter or organizational documents);

•	acquire an equity interest or other interest in any other entity or form any subsidiary, in each case except in the ordinary course of business and consistent with past practices, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•	make any capital expenditures other than (a) those that are provided for in Avanex’s capital expense budget; and (b) if not provided for in Avanex’s capital expense budget, those that, when added together with all other capital expenditures made since the date of the merger agreement that are not provided for in Avanex’s capital expense budget, do not exceed $500,000 in the aggregate;

•	other than in the ordinary course of business and consistent with past practices, enter into or become bound by any material contract or amend, terminate or waive any material right or remedy under any material contract;

•	acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person other than assets that are acquired, leased, licensed or disposed of in the ordinary course of business consistent with past practices or assets that are immaterial to the business of Avanex and its subsidiaries;

•	make any pledge of any material asset or permit any material asset to become subject to any encumbrances other than encumbrances that do not materially impair the operations of Avanex and its subsidiaries;

•	subject to limited exceptions, lend any money to any person, or incur or guarantee any indebtedness;

•	subject to limited exceptions, establish, adopt, enter into or amend any employee plan or employee agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or any of its officers or other employees;

•	hire any employee at the level of vice president or above or with an annual base salary in excess of $200,000, or promote any employee to vice president or above, except in order to fill a position vacated after January 27, 2009;

•	subject to limited exceptions, change any of its methods of accounting or accounting practices in any respect;

•	make any material tax election;

•	subject to limited exceptions, commence any legal proceeding or settle any legal proceeding;

•	subject to limited exceptions, enter into any contracts or make any payments that can be characterized as “parachute payments” under the Code; or

•	subject to limited exceptions, take any action that would be reasonably expected to cause the merger to fail to qualify as a “reorganization” for federal income tax purposes under the Code.

Affirmative Covenants of Bookham.  Bookham has agreed that before the effective time of the merger, it will, among other things:

•	use reasonable best efforts to cause the shares of Bookham common stock to be issued in the merger to be approved for listing (subject to notice of issuance) on the NASDAQ Global Market at or prior to the effective time of the merger;

•	provide Avanex and its representatives with reasonable access during normal business hours to its personnel, tax and accounting advisers, assets, books, records, tax returns, work papers and other documents, in each case as reasonably requested by Avanex;

•	provide Avanex and its representatives with copies of existing books, records, tax returns, work papers and other documents and information relating to Bookham and its subsidiaries as reasonably requested by Avanex;

•	provide Avanex with copies of any notice, report or other document filed with or sent to any governmental body on behalf of Bookham or any of its subsidiaries in connection with the merger or the other transactions contemplated by the merger agreement;

•	conduct its business and operations in the ordinary course and in accordance in all material respects with past practices, use its commercially reasonable efforts to attempt to preserve intact the material components of its current business organization, keep available the services of its current officers and key employees and maintain its relations and goodwill with all material suppliers, material customers, material licensors and governmental bodies;

•	promptly notify Avanex of any claim or legal proceeding against, relating to, involving or otherwise effecting Bookham or its subsidiaries that relates to the transactions contemplated by the merger agreement commenced or, to Bookham’s knowledge, overtly threatened by a governmental body or threatened in writing by any other person;

•	promptly notify Avanex of:

•	any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of the conditions to Avanex’s obligation to close the merger impossible or unlikely or that has had or would reasonably be expected to have or result in a material adverse effect on Bookham and its subsidiaries; and

•	any material claim or other legal proceedings threatened, commenced or asserted against or with respect to Bookham or any of its subsidiaries;

•	promptly notify Avanex of any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Bookham’s internal control over financial reporting identified by Bookham or its auditors and use its commercially reasonable efforts to rectify such material weakness or series of control deficiencies;

•	use commercially reasonable efforts to obtain and deliver to Avanex at or prior to the effective time the resignation of each director of Bookham, other than those directors continuing in officer (see description under the section “The Merger Agreement — The Board of Directors of Bookham Following the Merger” on page 132; and

•	cause merger sub to perform its obligations under the merger agreement.

Negative Covenants of Bookham.  Bookham has agreed that before the effective time of the merger, except as otherwise consented to in writing by Avanex, which consent may not be unreasonably withheld or delayed, or as previously disclosed to Avanex pursuant to the merger agreement, it will not, will not agree to, and will not permit any of its subsidiaries to, among other things:

•	subject to limited exceptions, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to Bookham’s right to repurchase restricted shares held by an employee upon termination of such employee’s employment;

•	subject to limited exceptions, sell, issue, grant or authorize the sale, issuance or grant of any capital stock or other security or any option, call, warrant or right to acquire any capital stock or other security or any security convertible into any capital stock or other security;

•	amend or waive any of its rights under, or accelerate the vesting under, any provision of Bookham’s stock option plans, any agreement evidencing any outstanding stock option or any restricted stock purchase agreement or otherwise modify the terms of any outstanding stock option, restricted stock unit agreement, warrant or other security or related contract;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws (or other charter or organizational documents);

•	acquire an equity interest or other interest in any other entity or form any subsidiary, in each case except in the ordinary course of business and consistent with past practices, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•	make any capital expenditures other than (a) those that are provided for in Bookham’s capital expense budget; and (b) if not provided for in Bookham’s capital expense budget, those that, when added together with all other capital expenditures made since the date of the merger agreement that are not provided for in Bookham’s capital expense budget, do not exceed $2,500,000 in the aggregate;

•	other than in the ordinary course of business and consistent with past practices, enter into or become bound by any material contract or amend, terminate or waive any material right or remedy under any material contract;

•	acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person other than assets that are acquired, leased, licensed or disposed of in the ordinary course of business consistent with past practices or assets that are immaterial to the business of Bookham and its subsidiaries;

•	make any pledge of any material asset or permit any material asset to become subject to any encumbrances other than encumbrances that do not materially impair the operations of Bookham and its subsidiaries;

•	subject to limited exceptions, lend any money to any person, or incur or guarantee any indebtedness;

•	subject to limited exceptions, establish, adopt, enter into or amend any employee plan or employee agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or any of its officers or other employees;

•	hire any employee at the level of vice president or above or with an annual base salary in excess of $200,000, or promote any employee to vice president or above, except in order to fill a position vacated after January 27, 2009;

•	subject to limited exceptions, change any of its methods of accounting or accounting practices in any respect;

•	make any material tax election;

•	subject to limited exceptions, commence any legal proceeding or settle any legal proceeding;

•	subject to limited exceptions, enter into any contracts or make any payments that can be characterized as “parachute payments” under the Code; or

•	subject to limited exceptions, take any action that would be reasonably expected to cause the merger to fail to qualify as a “reorganization” for federal income tax purposes under the Code.

Affirmative Covenants of Bookham and Avanex.  Both Bookham and Avanex have agreed that, among other things:

•	as promptly as practicable after the date of the merger agreement, both Bookham and Avanex will prepare and cause to be filed with the SEC a joint proxy statement/prospectus and Bookham will prepare and cause to be filed with the SEC a registration statement on Form S-4, of which this joint proxy statement/prospectus is a part and will use reasonable best efforts:

•	to cause the registration statement and the join proxy statement/prospectus to comply with all applicable rules and regulations promulgated by the SEC;

•	to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff;

•	to have the registration statement declared effective as promptly as practicable after it is filed with the SEC; and

•	to keep such registration statement effective through the consummation of the merger in order to permit the consummation of the merger;

•	each party will use reasonable best efforts to file, as soon as practicable after January 27, 2009, all notices, reports and other documents required to be filed with any governmental body, including all notifications and responses to requests for additional information required under applicable antitrust laws or regulations in connection with the merger and the other transactions contemplated by the merger agreement;

•	each party will use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the merger and the other transactions contemplated by the merger agreement;

•	each party will make all filings and give all required notices required to made or given by such party in connection with the merger and the other transactions contemplated by the merger agreement;

•	each party will use reasonable best efforts to obtain each consent required to be obtained by such party in connection with the merger or the other transactions contemplated by the merger agreement;

•	each party will use its commercially reasonable efforts to lift any restraint, injunction or other legal bar to the merger;

•	each party will take all actions necessary to ensure that, effective as promptly as practicable following the effective time of the merger, the name of the combined company shall be the name mutually agreed to by Bookham and Avanex; and

•	each party will take all actions necessary to ensure that, effective immediately following the effective time of the merger, Bookham’s board of directors is composed as described in the merger agreement (unless otherwise agreed to by the parties in writing).

Provided, however, that neither Bookham nor Avanex shall have any obligation to do any of the following with respect to itself or any of its subsidiaries:

•	to divest or agree to divest any of its respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation or restriction on any of its respective businesses, product lines or assets;

•	to license or otherwise make available to any person, any technology, software or other intellectual property or intellectual property right; or

•	to contest any lawsuit by any governmental body relating to the merger or any of the other transactions contemplated by the merger agreement.

Avanex Employee Stock Purchase Plan and Avanex Officer and Director Share Purchase Plan

The merger agreement provides that Avanex will terminate its 1999 Employee Stock Purchase Plan and its Officer and Director Share Purchase Plan immediately prior to and effective as of the effective time of the merger. The merger agreement provides that prior to the effective time of the merger, Avanex will take all actions necessary with respect to the 1999 Employee Stock Purchase Plan and the Avanex Officer and Director Share Purchase Plan to:

•	cause any outstanding offering periods to be terminated as of the last business day before the effective date of the merger;

•	make any pro-rata adjustments that may be necessary to reflect the shortened offering period (but the shortened offering period will otherwise be treated as a fully effective and completed offering period for all purposes of such plans);

•	cause the exercise as of the last business day before the effective date of the merger of each purchase right under these plans; and

•	provide that no further offering period or purchase period will commence under either plan.

The merger agreement further provides that, on the last business day before the effective date of the merger, Avanex will apply the funds credited as of such date under the 1999 Employee Stock Purchase Plan and the Officer and Director Share Purchase Plan within each participant’s payroll withholding account to the purchase of whole shares of Avanex common stock in accordance with the terms of the respective plans.

Employee Benefits Matters

The merger agreement provides that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or legal requirements:

•	employees of Avanex (or its subsidiaries) who continue employment with Bookham (or its subsidiaries) after the effective time of the merger, who are sometimes referred to as continuing Avanex employees, will be eligible to participate in Bookham’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Bookham; and

•	for purposes of determining a continuing Avanex employee’s eligibility to participate in these Bookham plans (but not for purposes of accrual), the continuing Avanex employee will receive credit under these Bookham plans for his or her years of continuous service with Avanex or its subsidiaries prior to the effective time of the merger.

The merger agreement further provides that Bookham will recognize all service of the continuing Avanex employees with Avanex or its subsidiaries, for purposes of eligibility, vesting and participation (but not for purposes of benefit accrual) in certain employee benefit plans of Bookham. In addition, Bookham will:

•	waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements (that do not require the consent of any insurance carrier) applicable to the continuing Avanex employees under certain Bookham welfare benefit plans in which such continuing Avanex employees may be eligible to participate after the effective time of the merger (other than preexisting condition limitations, exclusions or waiting periods that are in effect with respect to such continuing Avanex employee prior to the effective time); and

•	provide each continuing Avanex employee with credit for co-payments and deductibles or out of pocket requirements under any benefit plan that is a welfare plan in which such continuing Avanex employee may be eligible to participate after the effective time of the merger (to the extent possible without the consent of any insurance carrier).

Nothing provided for in the merger agreement creates or shall be construed to create a right in any Avanex employee to employment with Bookham, the surviving corporation or any other subsidiary of Bookham. In addition, no Avanex employee or employee who continues employment with Bookham will be deemed to be a third party beneficiary of the merger agreement, except for officers and directors of Avanex to the extent of their respective rights with respect to the maintenance of indemnification rights and directors’ and officers’ liability insurance coverage. Please see “The Merger Agreement — Indemnification and Insurance.”

Indemnification and Insurance

The merger agreement provides that, for a period of six years after the merger, Bookham will cause the surviving corporation and its subsidiaries to indemnify their respective current or former directors and officers and any person who becomes a director or officer of Avanex (or any of its subsidiaries) prior to the effective time of the merger (such officers and directors are referred to collectively as the Avanex indemnified D&O) to the fullest extent that applicable legal requirements permit a company to indemnify its own officers and directors.

In addition, the merger agreement provides that for a period of six years after the merger, Bookham or the surviving corporation will maintain in effect the existing policy of Avanex’s directors’ and officers’ liability insurance (or a comparable replacement policy):

•	covering claims arising from facts or events that occurred at or prior to the effective time of the merger (to the extent that such claims are of the type covered by such policy);

•	covering each Avanex indemnified D&O who is covered as of the effective time by the current insurance policy; and

•	including terms with respect to coverage and amounts that are no less favorable in the aggregate than those terms in effect on January 27, 2009.

If the annual premiums payable for such insurance coverage exceed $526,500 (which reflects 150% of the annual premium currently paid by Avanex for its existing policy), Bookham and the surviving corporation may reduce the amount of coverage to the greatest amount of coverage available for a cost equal to that amount.

Obligations of the Bookham Board of Directors and Avanex Board of Directors with Respect to Their Recommendations and Holding Meetings of Stockholders

Each of Avanex and Bookham has agreed to take all actions necessary to call, give notice of and, as promptly as practicable after the registration statement on Form S-4 (of which this joint proxy statement/prospectus is a part) is deemed effective under the Securities Act, hold meetings of their respective stockholders, in the case of Avanex, for the adoption of the merger agreement, and, in the case of Bookham, for the approval of the issuance of shares of Bookham common stock in the merger (and certain other proposals at the option of Bookham).

Both Avanex and Bookham have agreed to include a statement in this joint proxy statement/prospectus to the effect that, in the case of Avanex, the board of directors of Avanex recommends that Avanex’s stockholders adopt the merger agreement at the Avanex special meeting, and, in the case of Bookham, the board of directors of Bookham recommends that Bookham’s stockholders approve the issuance of shares of Bookham common stock in the merger and the amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham common stock at the Bookham special meeting. The merger agreement provides that neither the board of directors of Avanex nor the board of directors of Bookham may withdraw its recommendation or modify its recommendation in a manner adverse to the other company except in certain circumstances.

The merger agreement provides that each of the boards of directors of Avanex and Bookham is entitled to withdraw or modify its recommendation that its stockholders vote in favor of the transaction (in the case of Avanex, to adopt the merger agreement at the Avanex special meeting, and, in the case of Bookham, to approve the issuance of shares of Bookham common stock in the merger and the amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham common stock at the Bookham special meeting) in connection with an unsolicited written offer to purchase all of the outstanding shares of such company if certain requirements, including the following, are met:

•	such company has not breached certain obligations under the merger agreement regarding non-solicitation of alternative transactions (see a description of such obligations under the section entitled “The Merger Agreement — Limitation on the Solicitation, Negotiation and Discussion by Avanex and Bookham of Other Acquisition Proposals” on page 123);

•	an unsolicited bona fide written offer to purchase all of the outstanding shares of such company is made after January 27, 2009 and the board of directors of such company determines in its good faith judgment (after having consulted with an independent financial advisor and outside legal counsel) that this offer is more favorable from a financial point of view to such company’s stockholders than the merger (to be determined on the basis of long term value);

•	for a period of five business days after receipt of the new offer such company engages in good faith negotiations with the other party to amend the merger agreement in such manner that the new offer that was determined to be favorable is no longer more favorable than the merger agreement; and

•	such company’s board of directors determines in good faith (after having consulted with its outside legal counsel) that in light of such new offer, the withdrawal or change in its recommendation is required in order for such board of directors to comply with its fiduciary obligations to the stockholders of such company under applicable law.

In addition, the merger agreement provides that each of the boards of directors of Avanex and Bookham is entitled to withdraw or modify its recommendation that its stockholders vote in favor of the transaction (in the case of Avanex, to adopt the merger agreement at the Avanex special meeting, and, in the case of Bookham, to approve the issuance of shares of Bookham common stock in the merger and the amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham common stock at the Bookham special meeting) in other circumstances (unrelated to a competing offer to purchase the shares of such company) if certain requirements, including the following, are met:

•	a material development or change in circumstances occurs after January 27, 2009 that was neither known to such company, its subsidiaries and their representatives nor reasonably foreseeable by such company and its subsidiaries;

•	such company satisfies certain notice requirements with respect to the other party;

•	for a period of five business days such company engages in good faith negotiations with the other party to amend the merger agreement in such a manner that obviates the need to withdraw or change the recommendation of such company’s board of directors; and

•	such company’s board of directors determines in good faith (after having consulted with its outside legal counsel) that in light of such material development or change in circumstances, the withdrawal or change in its recommendation is required in order for such board of directors to comply with its fiduciary obligations to the stockholders of such company under applicable law.

The merger agreement provides that, if either company withdraws or modifies the recommendation of its board of directors, such company may be required to pay a fee of $1.64 million to the other company under certain circumstances. See the section entitled “The Merger Agreement — Expenses and Termination Fees.”

Both Avanex and Bookham have agreed to submit the adoption of the merger agreement, in the case of Avanex, and the issuance of shares of Bookham common stock in the merger and the amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham common stock, in the case of Bookham, to their stockholders, regardless of any withdrawal or modification of the respective recommendation by the board of directors of Avanex or Bookham.

Limitation on the Solicitation, Negotiation and Discussion by Avanex and Bookham of Other Acquisition Proposals

The merger agreement contains detailed provisions prohibiting Avanex and Bookham from seeking or entering into an alternative transaction to the merger. Under these “no solicitation” and related provisions, subject to specific exceptions described in the merger agreement, each of Avanex and Bookham has agreed that, prior to the earlier of consummation of the merger or the termination of the merger agreement, it will not, directly or indirectly (and that it will (a) cause its subsidiaries and the respective officers, directors, financial advisers, attorneys and accountants of such company and its subsidiaries not to; and (b) use its reasonable best efforts to ensure that the other representatives of such company and its subsidiaries do not, directly or indirectly):

•	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any acquisition proposal or acquisition inquiry with respect to such company;

•	furnish any information regarding such company or any of its subsidiaries to any person in connection with or in response to an acquisition proposal or acquisition inquiry with respect to such company;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry with respect to such company;

•	approve, endorse or recommend any acquisition proposal or acquisition inquiry with respect to such company; and

•	enter into any letter of intent or contract relating to any acquisition transaction with respect to such company.

Under the merger agreement, an “acquisition inquiry” is defined as an inquiry, indication of interest or request for nonpublic information (other than those made or submitted by Bookham or Avanex, as the case may be) that would reasonably be expected to lead to an acquisition proposal, and an “acquisition proposal” is defined as any offer or proposal with respect to Avanex (other than those made or submitted by Bookham) or Bookham (other than those submitted by Avanex) relating to any acquisition transaction.

Under the merger agreement, subject to limited exceptions, an “acquisition transaction” with respect to Avanex or Bookham, as the case may be, is defined as any transaction or series of related transactions (other than the one contemplated by the merger agreement or with respect to Bookham as previously disclosed to Avanex pursuant to the merger agreement) involving:

•	any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or similar transaction involving such company or one of its material subsidiaries, in which a third party or group acquires more than a 15% interest in the total outstanding voting securities of such company or one of its material subsidiaries, or in which such company or one of its material subsidiaries issues more than 15% of the outstanding voting securities of such company or that significant subsidiary (as described below);

•	any sale, lease, exchange, transfer, license, acquisition or disposition of assets representing 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of such company and its subsidiaries; or

•	any liquidation or dissolution of such company or one of its material subsidiaries.

Under the merger agreement, a “significant subsidiary” of Avanex or Bookham, as the case may be, is defined as any subsidiary that accounts for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such company and its subsidiaries taken as a whole.

Under the merger agreement, Avanex and Bookham agreed to cease any existing discussions with any third party that relate to any acquisition proposal or acquisition inquiry with respect to such company (subject to certain exceptions).

Each of Avanex and Bookham has agreed to advise the other party, within 48 hours after receipt of any acquisition proposal or acquisition inquiry with respect to such company, of the identity of the person making the acquisition proposal or acquisition inquiry and the terms thereof. The merger agreement provides that each party receiving an acquisition proposal or an acquisition inquiry must keep the other party reasonably informed of the status of the acquisition proposal or acquisition inquiry and the status and terms of any material modifications or material proposed modifications thereto.

Each of Avanex and Bookham has also agreed not to release or waive any provision of any confidentiality, non-solicitation, no-hire, standstill or similar contract under which such company or any of its subsidiaries has any rights and to use commercially reasonable efforts to enforce such contracts at the request of the other party.

Exception to the Limitation on the Negotiation and Discussion by Avanex or Bookham of Other Acquisition Proposals

The merger agreement provides that, if, prior to, in the case of Avanex, the adoption of the merger agreement by the Avanex stockholders, and in the case of Bookham, the approval if the issuance of shares of Bookham common stock in the merger by the Bookham stockholders, Avanex or Bookham, as the case may be, receives from any person an acquisition proposal that constitutes, or could reasonably be expected to result in the submission by such person of, a superior offer (as described below) with respect to such company, then such company may furnish nonpublic information to, and engage in discussions and negotiations with, the person making the acquisition proposal, as long as:

•	the acquisition proposal is not a result of any breach of the “no solicitation” obligations of such company (see the description of these obligations under the heading “— Limitation on the Solicitation, Negotiation and Discussion by Avanex and Bookham of Other Acquisition Proposals” above);

•	such company’s board of directors concludes in good faith (after having consulted with its outside legal counsel) that such action is required in order for such company’s board of directors to comply with its fiduciary obligations to such company’s stockholders under applicable law;

•	such company has given the other party at least four business days’ prior notice of its intention to take such action and the identity of the person who made the acquisition proposal;

•	such company receives an executed confidentiality agreement from the person who made the acquisition proposal with terms at least as favorable to such company as the confidentiality agreement between Avanex and Bookham (except that no such confidentiality agreement need include a “standstill” provision); and

•	such company provides the other party with any nonpublic information to be furnished to the person who made the acquisition proposal (that has not previously been delivered to the other party) at least two business days prior to furnishing such person with such nonpublic information.

For purposes of the merger agreement, the term “superior offer,” with respect to either Bookham or Avanex, as the case may be, is defined as an unsolicited bona fide written offer by a third party to acquire all of the outstanding shares of such company that is determined by the board of directors of such company, in its good faith judgment (after consulting with an independent financial advisor and outside legal counsel and after taking into account the likelihood and anticipated timing of the consummation of the transaction contemplated by such offer) to be more favorable from a financial point of view to such company’s stockholders than the merger determined on a basis of long term value, without consideration of short-term changes in stock price or volume in and of itself.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions of Bookham and Avanex in the merger agreement use the phrase “material adverse effect.” The merger agreement provides that “material adverse effect” means, with respect to either Bookham or Avanex, as the case may be, any effect, change, claim, event or circumstance that, considered together with other effects, changes, claims, events and circumstances, has (or would reasonably be expected to have) a material adverse effect on:

•	the business, financial condition, operations or results of operations of the subject company and its subsidiaries taken as a whole; however, for purposes of this provision, no effect, change, claim, event or circumstance resulting from the following will be deemed to constitute, or be taken into account in determining whether there has occurred, a material adverse effect on the particular subject company:

•	conditions generally affecting the industries in which the subject company participates or the U.S. or global economy, to the extent that such conditions do not have a disproportionate impact on the subject company and its subsidiaries taken as a whole;

•	general conditions in the financial markets and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the subject company and its subsidiaries taken as a whole;

•	changes in the trading price or trading volume of the subject company’s common stock in and of themselves;

•	changes in GAAP applicable to the subject company and its subsidiaries;

•	the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself;

•	any stockholder litigation directly resulting from the execution of the merger agreement or the consummation of the merger;

•	loss of employees, suppliers or customers resulting directly from the announcement or pendency of the merger agreement or the transactions contemplated by the merger agreement;

•	the taking of any action expressly required to be taken pursuant to the merger agreement;

•	certain other specified items identified by the subject company to the other party:

•	with respect to Bookham relating to certain legal proceedings and controversies and specified effects of the bankruptcy of Nortel Networks Corporation or any of its subsidiaries or other affiliates; and

•	With respect to Avanex relating to certain legal proceedings; or

•	the ability of the subject company to consummate the merger or to perform any of its covenants or obligations under the merger agreement.

Conditions to the Merger

Conditions to the Obligations of Bookham.  The merger agreement provides that the obligations of Bookham and merger sub to consummate the merger are subject to the satisfaction of each of the following conditions:

•	subject to the Avanex disclosure schedule, the accuracy in all material respects of a limited number of representations and warranties made by Avanex in the merger agreement (disregarding all materiality qualifications limiting the scope of such representations and warranties), including those relating to capitalization, authorization to enter into the merger agreement, the stockholder vote requirement and Avanex’s stockholder rights agreement;

•	subject to the Avanex disclosure schedule, the accuracy of the remaining representations and warranties made by Avanex in the merger agreement in all respects (disregarding all materiality qualifications limiting the scope of such representations and warranties), provided that inaccuracies in such representations and warranties will be disregarded so long as the circumstances giving rise to all such inaccuracies, considered collectively, do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on Avanex;

•	subject to the Avanex disclosure schedule, the performance in all material respects by Avanex of its obligations and covenants set forth in the merger agreement that are required to be performed at or prior to the consummation of the merger;

•	the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or pending or threatened proceedings seeking such a stop order;

•	Avanex’s stockholders shall have adopted the merger agreement by the required vote and Bookham’s stockholders shall have approved the issuance of shares of Bookham common stock in the merger and the amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares by the required vote;

•	Bookham shall have received a legal opinion, dated as of the date of consummation of the merger, to the effect that the merger will constitute a “reorganization” for federal income tax purposes;

•	Avanex’s chief executive officer and chief financial officer shall have delivered to Bookham a certificate confirming that certain conditions have been duly satisfied;

•	there shall not have occurred and be continuing any event that has a material adverse effect on Avanex which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a material adverse effect on Avanex;

•	all applicable waiting periods under applicable antitrust laws shall have expired or been terminated;

•	any governmental approvals or other consents required under any applicable antitrust laws or other legal requirements shall have been obtained (except for governmental authorization or other consent that the failure to obtain would not reasonably be expected to have a material adverse effect on Avanex or Bookham) and such approvals or consents shall not be subject to any conditions that would reasonably be expected to result in a material adverse effect on Avanex or Bookham;

•	the shares of Bookham common stock to be issued in the merger shall have been approved for listing on the NASDAQ Global Market;

•	there shall be no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger and no legal requirement making the consummation of the merger illegal;

•	there shall not be pending, any suit, action or judicial proceedings brought by, or overtly threatened by, a governmental body:

•	challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	seeking to prohibit or limit in any material respect Bookham’s ability to vote or otherwise exercise ownership rights with respect to the stock of the surviving corporation;

•	relating to the merger or the other transactions contemplated by the merger agreement that would reasonably be expected to materially and adversely affect the right or ability of Bookham, Avanex or any of its subsidiaries to own any material assets or materially limit the operation of the business of Avanex or its subsidiaries;

•	seeking to compel Bookham, Avanex or any of their respective subsidiaries to dispose of or hold separate any material assets or business as a result of the merger; or

•	seeking to impose (or that would reasonably be expected to result in the imposition of) criminal sanctions or liability on Bookham, Avanex or any of its subsidiaries; and

•	Avanex shall have filed all statements, reports, schedules, forms and other documents required to be filed with the SEC since January 27, 2009.

Conditions to the Obligations of Avanex.  The merger agreement provides that the obligation of Avanex to consummate the merger is subject to the satisfaction of each of the following conditions:

•	subject to the Bookham disclosure schedule, the accuracy in all material respects of a limited number of representations and warranties made by Bookham in the merger agreement (disregarding all materiality qualifications limiting the scope of such representations and warranties), including those relating to capitalization, authorization to enter into the merger agreement and the stockholder vote requirement;

•	subject to the Bookham disclosure schedule, the accuracy of the remaining representations and warranties made by Bookham in the merger agreement in all respects (disregarding all materiality qualifications limiting the scope of such representations and warranties), provided that inaccuracies in such representations and warranties will be disregarded so long as the circumstances giving rise to all such inaccuracies, considered collectively, do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on Bookham;

•	subject to the Bookham disclosure schedule, the performance in all material respects by Bookham of its obligations and covenants set forth in the merger agreement that are required to be performed at or prior to the consummation of the merger;

•	the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or pending or threatened proceedings seeking such a stop order;

•	Avanex’s stockholders shall have adopted the merger agreement by the required vote and Bookham’s stockholders shall have approved the issuance of shares of Bookham common stock in the merger and the amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham by the required vote;

•	Avanex shall have received a legal opinion, dated as of the date of consummation of the merger, to the effect that the merger will constitute a “reorganization” for federal income tax purposes;

•	an executive officer of Bookham shall have delivered to Avanex a certificate confirming that certain conditions have been duly satisfied;

•	there shall not have occurred and be continuing any event that has a material adverse effect on Bookham which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a material adverse effect on Bookham;

•	the shares of Bookham common stock to be issued in the merger shall have been approved for listing on the NASDAQ Global Market;

•	all applicable waiting periods under applicable antitrust law shall have expired or been terminated;

•	any governmental approvals or consents required under any applicable antitrust laws or other legal requirements shall have been obtained (except for governmental authorization or other consent that the failure to obtain would not reasonably be expected to have a material adverse effect on Avanex or Bookham) and such approvals or consents shall not be subject to any conditions that would reasonably be expected to result in a material adverse effect on Avanex or Bookham;

•	there shall be no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger and no legal requirement making the consummation of the merger illegal;

•	there shall not be pending, any suit, action or judicial proceedings brought by, or overtly threatened by, a governmental body:

•	challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	seeking to prohibit or limit in any material respect Bookham’s ability to vote or otherwise exercise ownership rights with respect to the stock of the surviving corporation;

•	relating to the merger or the other transactions contemplated by the merger agreement that would reasonably be expected to materially and adversely affect the right or ability of Bookham, Avanex or any of its subsidiaries to own any material assets or materially limit the operation of the business of Avanex or its subsidiaries;

•	seeking to compel Bookham, Avanex or any of their respective subsidiaries to dispose of or hold separate any material assets or business as a result of the merger; or

•	seeking to impose (or that would reasonably be expected to result in the imposition of) criminal sanctions or liability on Bookham, Avanex or any of its subsidiaries; and

•	Bookham shall have filed all statements, reports, schedules, forms and other documents required to be filed with the SEC since January 27, 2009.

Termination of the Merger Agreement

The merger agreement provides that, at any time prior to the consummation of the merger, either before or after the requisite approvals of the stockholders of Bookham or Avanex have been obtained, Bookham and Avanex can terminate the merger agreement:

•	by mutual written consent;

•	by either Avanex or Bookham if the merger shall not have been consummated by July 26, 2009; provided, however, that neither party will be permitted to terminate the merger agreement under this provision of the merger agreement if the failure to consummate the merger by July 26, 2009 is caused by a breach of an obligation to be performed prior to the effective time of the merger by the party seeking to terminate the merger agreement;

•	by either Bookham or Avanex if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order or taken other final and nonappealable action permanently prohibiting the consummation of the merger;

•	by either Bookham or Avanex if the Avanex special meeting (including any postponements and adjournments thereof) has been held, a final vote on the adoption of the merger agreement has been taken and Avanex’s stockholders do not approve the adoption of the merger agreement by the required vote;

•	by either Bookham or Avanex if the Bookham special meeting (including any postponements and adjournments thereof) has been held, a final vote on the issuance of shares of Bookham common stock in the merger and on the amendment to Bookham’s certificate of incorporation to effect an increase in the number of authorized shares of Bookham has been taken, and Bookham’s stockholders do not approve either the issuance of shares of Bookham common stock in the merger or the amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares by the required vote;

•	by Avanex if, at any time prior to the adoption of the merger agreement by the Avanex stockholders, any of the following events shall have occurred (which are referred to as Avanex triggering events):

•	the board of directors of Avanex shall have failed to recommend that Avanex’s stockholders vote to adopt the merger agreement, or shall have withdrawn or modified its recommendation in a manner adverse to Bookham;

•	Avanex shall have failed to include in this joint proxy statement/prospectus its board of directors’ recommendation in favor of the adoption of the merger agreement or a statement to the effect that the board of directors of Avanex has determined and believes that the merger is advisable to, and in the best interests of, Avanex’s stockholders;

•	the board of directors of Avanex fails to reaffirm its recommendation in favor of the adoption of the merger agreement or fails to reaffirm its determination that the merger is in the best interests of Avanex’s stockholders, within 10 days after Bookham requests a reaffirmation in writing;

•	the board of directors of Avanex shall have approved, endorsed or recommended any acquisition proposal with respect to Avanex;

•	Avanex shall have entered into any letter of intent or contract relating to any acquisition proposal with respect to Avanex;

•	a tender or exchange offer relating to securities of Avanex shall have been commenced and Avanex shall not have sent to its security holders, within 10 business days, a statement disclosing that Avanex recommends rejection of the tender or exchange offer;

•	Avanex fails to issue a press release announcing its opposition to an acquisition proposal with respect to Avanex within 10 business days after such an acquisition proposal is publicly announced; or

•	Avanex shall have breached in any material respect certain material provisions relating to its obligations of non-solicitation, to hold the Avanex special meeting and not to change the recommendation of Avanex’s board of directors to Avanex’s stockholders to vote in favor of adoption of the merger;

•	by Bookham if, at any time prior to the approval of the issuance of shares of Bookham common stock in the merger and the approval of the amendment to Bookham’s certificate of incorporation to effect an increase in the number of authorized shares of Bookham, any of the following events shall have occurred (which are referred to as Bookham triggering events):

•	the board of directors of Bookham shall have failed to recommend that Bookham’s stockholders vote to approve the issuance of shares of Bookham common stock in the merger and the amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham, or shall have withdrawn or modified its recommendation in a manner adverse to Avanex;

•	Bookham shall have failed to include in this joint proxy statement/prospectus its board of directors’ recommendation in favor of the approval of the issuance of shares of Bookham common stock in the merger and the amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham or a statement to the effect that the board of directors of Bookham has determined and believes that the merger and such amendment to Bookham’s restated certificate of incorporation is advisable to, and in the best interests of, Bookham’s stockholders;

•	the board of directors of Bookham fails to reaffirm its recommendation in favor of the approval of the issuance of shares of Bookham common stock in the merger and the amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham or fails to reaffirm its determination that the merger and such amendment to Bookham’s restated certificate of incorporation is in the best interests of Bookham’s stockholders, within 10 days after Avanex requests a reaffirmation in writing;

•	the board of directors of Bookham shall have approved, endorsed or recommended any acquisition proposal with respect to Bookham;

•	Bookham shall have entered into any letter of intent or contract relating to any acquisition proposal with respect to Bookham;

•	a tender or exchange offer relating to securities of Bookham shall have been commenced and Bookham shall not have sent to its security holders, within 10 business days, a statement disclosing that Bookham recommends rejection of the tender or exchange offer; or

•	Bookham fails to issue a press release announcing its opposition to an acquisition proposal with respect to Bookham within 10 business days after such an acquisition proposal is publicly announced; or

•	Bookham shall have breached in any material respect certain material provisions relating to its obligations of non-solicitation, to hold the Bookham special meeting and not to change the recommendation of Bookham’s board of directors to Bookham’s stockholders to vote in favor of the approval of the issuance of shares of Bookham common stock in the merger and the amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of Bookham;

•	by Bookham if Avanex’s representations and warranties are inaccurate such that the closing conditions relating to the accuracies of Avanex’s representations and warranties would not be satisfied (see section “— Conditions to the Merger” on page 126); provided that if any inaccuracy is curable by Avanex before July 26, 2009 and Avanex is continuing to exercise its reasonable best efforts to cure such inaccuracy, Bookham may not terminate the merger agreement under this provision unless the inaccuracy remains uncured for a period of 30 days following notice thereof;

•	by Bookham if Avanex has breached any of its covenants and obligations in any material respect; provided that if any breach is curable by Avanex before July 26, 2009 and Avanex is continuing to exercise its reasonable best efforts to cure such inaccuracy, Bookham may not terminate the merger agreement under this provision unless the breach remains uncured for a period of 30 days following notice thereof;

•	by Avanex if Bookham’s representations and warranties are inaccurate such that the closing conditions relating to the accuracies of Bookham’s representations and warranties would not be satisfied (see section “— Conditions to the Merger” on page 126); provided that if any inaccuracy is curable by Bookham before July 26, 2009 and Bookham is continuing to exercise its reasonable best efforts to cure such inaccuracy, Avanex may not terminate the merger agreement under this provision unless the inaccuracy remains uncured for a period of 30 days following notice thereof; or

•	by Avanex if Bookham has breached any of its covenants and obligations in any material respect; provided that if any breach is curable by Bookham before July 26, 2009 and Bookham is continuing to exercise its reasonable best efforts to cure such inaccuracy, Avanex may not terminate the merger agreement under this provision unless the breach remains uncured for a period of 30 days following notice thereof.

Expenses and Termination Fees

The merger agreement provides that, subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses; provided, however, that Bookham and Avanex will share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (a) the filing, printing and mailing of the registration statement on Form S-4 and this joint proxy statement/prospectus; and (b) the filing by the parties of any notice or other document under any applicable antitrust or competition legal requirement.

The merger agreement provides that Avanex will pay Bookham a termination fee of $1.64 million if any of the following events occurs:

•	the merger agreement is terminated by Bookham under the provision of the merger agreement permitting such termination in the event of the occurrence of any of the Avanex triggering events described in “The Merger Agreement — Termination of the Merger Agreement;” or

•	(i) the merger agreement is terminated by Avanex or Bookham under the provision of the merger agreement permitting such termination in the event that the stockholders of Avanex have voted not to adopt the merger agreement, (ii) before such termination an acquisition proposal with respect to Avanex shall have been publicly disclosed or announced and is not withdrawn, and (iii) on or prior to the first anniversary of the termination of the merger agreement, either an acquisition proposal with respect to Avanex is consummated or Avanex (or any of its subsidiaries) enters into a definitive agreement providing for an acquisition transaction with respect to Avanex.

In addition, the merger agreement provides that Avanex will pay Bookham’s expenses in connection with the merger agreement in the amount of $1.0 million if the merger agreement is terminated by Bookham or Avanex under the provision of the merger agreement permitting such termination in the event the stockholders of Avanex have voted not to adopt the merger agreement. The payment of $1.0 million of expenses by Avanex will be credited against the $1.64 million termination fee described above.

The merger agreement provides that Bookham will pay Avanex a termination fee of $1.64 million if any of the following events occurs:

•	the merger agreement is terminated by Avanex under the provision of the merger agreement permitting such termination in the event of the occurrence of any of the Bookham triggering events described in “The Merger Agreement — Termination of the Merger Agreement;” or

•	(i) the merger agreement is terminated by Avanex or Bookham under the provision of the merger agreement permitting such termination in the event that the stockholders of Bookham have voted not to approve the issuance of the Bookham common stock in the merger or the amendment to Bookham’s certificate of incorporation affecting an increase in the number of authorized shares of Bookham, (ii) before such termination an acquisition proposal with respect to Bookham shall have been publicly disclosed or announced and is not withdrawn, and (iii) on or prior to the first anniversary of the termination of the merger agreement, either an acquisition proposal with respect to Bookham is consummated or Bookham (or any of its subsidiaries) enters into a definitive agreement providing for an acquisition transaction with respect to Bookham.

In addition, the merger agreement provides that Bookham will pay Avanex’s expenses in connection with the merger agreement in the amount of $1.0 million if the merger agreement is terminated by Bookham or Avanex under the provision of the merger agreement permitting such termination in the event the stockholders of Bookham have voted not to approve the issuance of Bookham common stock in the merger or the amendment to Bookham’s certificate of incorporation affecting an increase in the number of authorized shares of Bookham. The payment of $1.0 million of expenses paid by Bookham will be credited against the $1.64 million termination fee described above.

The Board of Directors of Bookham Following the Merger

The Bookham board of directors is currently comprised of eight directors and is divided into three classes, with each class serving a staggered three-year term.

The merger agreement provides that the parties will take all actions necessary to ensure that effective immediately following the effective time of the merger, the board of directors of Bookham will consist of the following members, each to hold office from and after the effective time of the merger until the earliest of appointment of his or her respective successor, resignation or proper removal in accordance with Bookham’s charter documents and applicable legal requirements:

•	Class I:

•	Two members to be chosen by Bookham (in its sole discretion), or to the extent any such person determines not to serve (or is unable to serve) as a member of the board, another person designated by Bookham; and

•	Giovanni Barbarossa, or, to the extent Dr. Barbarossa determines not to serve (or is unable to serve) as a member of the board, another person designated by Avanex.

•	Class II:

•	One member to be chosen by Bookham (in its sole discretion), or, to the extent any such person determines not to serve (or is unable to serve) as a member of the board, another person designated by Bookham; and

•	Greg Dougherty, or, to the extent Mr. Dougherty determines not to serve (or is unable to serve) as a member of the board, another person designated by Avanex.

•	Class III:

•	One member to be chosen by Bookham (in its sole discretion), or, to the extent any such person determines not to serve (or is unable to serve) as a member of the board, another person designated by Bookham; and

•	Joel A. Smith, III, or, to the extent Mr. Smith determines not to serve (or is unable to serve) as a member of the board, another person designated by Avanex.

Bookham currently expects that Alain Couder, Bernard Couillaud, Lori Holland and Edward Collins will be appointed on its behalf to the Bookham board of directors immediately following the effective time of the merger; however, a final determination as to who will be appointed on Bookham’s behalf to the Bookham board of directors has not been made and the persons who will be appointed on Bookham’s behalf to the Bookham board of directors immediately following the effective time of the merger may change. See

“Management and other Information of the Combined Company — Executive Officers and Directors of Bookham Following the Merger.”

The merger agreement provides that Bernard Couillaud (to the extent he becomes a director immediately following the effective time) will serve as the chairman of the board of directors of Bookham immediately following the effective time of the merger. The merger agreement further provides that the committees of Bookham’s board of directors from and after the effective time of the merger will consist of the following:

•	Audit Committee:

•	Lori Holland (Chair) (to the extent Ms. Holland becomes a director immediately following the effective time of the merger); and

•	Other members of the Audit Committee (one of which shall be either Greg Dougherty or Joel A. Smith, III) will be appointed by the board of directors of Bookham in accordance with the merger agreement.

•	Compensation Committee:

•	Greg Dougherty (Chair) (to the extent Mr. Dougherty becomes a director immediately following the effective time of the merger); and

•	Other members of the Compensation Committee will be appointed by the board of directors of Bookham in accordance with the merger agreement.

•	Nominating and Corporate Governance Committee:

•	Joel A. Smith, III (Chair) (to the extent Mr. Smith becomes a director immediately following the effective time of the merger); and

•	Other members of the Nominating and Corporate Governance Committee will be appointed by the board of directors of Bookham in accordance with the merger agreement.

VOTING AGREEMENTS

The following descriptions of the voting agreements describes the material terms of the voting agreements. The descriptions of the voting agreements are qualified in their entirety by reference to the forms of voting agreements which are attached as Annex B and Annex C to this joint proxy statement/prospectus and which are incorporated herein by reference. We encourage you to read the entire forms of voting agreements.

Voting Agreements Relating to Avanex Shares

Giovanni Barbarossa, Mark Weinswig, Bradley Kolb, Scott Parker, Paul Smith, Vinton Cerf, Joel A. Smith, III, Susan Wang, Greg Dougherty and Dennis Wolf, each of whom is either an executive officer and/or a director of Avanex, have each entered into a voting agreement with Bookham dated January 27, 2009. In the voting agreements, each such officer and/or director has agreed to vote all shares of Avanex common stock owned by them as of the record date in favor of the adopting of the merger agreement and against any alternative transaction with respect to Avanex. In addition, each such officer and/or director has each granted Bookham an irrevocable proxy to vote their shares of Avanex common stock in the same manner.

Each such officer and/or director has also agreed that, before the Avanex special meeting of stockholders, they will not transfer, assign, convey or dispose of any shares of Avanex common stock, any options to purchase shares of Avanex common stock or any other Avanex securities owned by them except in certain circumstances. Approximately 98,664 shares in the aggregate, or 0.63% of the Avanex common stock outstanding on the record date for the Avanex special meeting, are subject to such voting agreements and irrevocable proxies.

Such voting agreements will terminate upon the earlier of: (a) the termination of the merger agreement in accordance with its terms or the effectiveness of the merger; or (b) an amendment to the merger agreement decreasing the exchange ratio or otherwise materially and adversely effecting the applicable stockholder who signed the voting agreement.

Voting Agreements Relating to Bookham Shares

David Simpson, Jerry Turin, Lori Holland, Alain Couder, Kate Rundle, Edward Collins, James Haynes, Yves LeMaitre, Kenneth Ibbs, Kathleen Zwickert, Bernard Couillaud, Peter Bordui, Joseph Cook, Adrian Meldrum and W. Arthur Porter, each of whom is either an officer and/or a director of Bookham, have each entered into a voting agreement with Avanex dated January 27, 2009. In the voting agreements, each such officer and/or director agreed to vote all shares of Bookham common stock owned by them as of the record date in favor of the issuance of shares of Bookham common stock in the merger and against any alternative transaction with respect to Bookham.

In addition, each such officer and/or director has granted Avanex an irrevocable proxy to vote their shares of Bookham common stock in the same manner.

Each such officer and/or director has also agreed that, before the Bookham special meeting of stockholders, they will not transfer, assign, convey or dispose of any shares of Bookham common stock, any options to purchase shares of Bookham common stock or any other Bookham securities, owned by them except in certain circumstances. Approximately 792,788 shares in the aggregate, or approximately 0.79% of the Bookham common stock outstanding on the record date for the Bookham special meeting, are subject to such voting agreements and irrevocable proxies.

Such voting agreements will terminate upon the earlier of: (a) the termination of the merger agreement in accordance with its terms or the effectiveness of the merger; or (b) an amendment to the merger agreement increasing the exchange ratio or otherwise materially and adversely affecting the applicable stockholder who signed the voting agreement.

BOOKHAM PROPOSAL NO. 2 — AMENDMENT TO BOOKHAM’S RESTATED CERTIFICATE OF
INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF BOOKHAM COMMON STOCK

Overview

The Bookham board of directors has unanimously approved a proposal to amend its restated certificate of incorporation to increase the authorized shares of common stock of Bookham to 450,000,000 shares, subject to stockholder approval. Bookham’s board has declared this amendment to be advisable and recommended that this proposal be presented to Bookham stockholders for approval. The text of the form of proposed amendment to Bookham’s restated certificate of incorporation to increase the authorized shares of common stock of Bookham to 450,000,000 shares, is attached to this joint proxy statement/prospectus as Annex F.

If the Bookham stockholders approve this Proposal No. 2 and the Bookham Proposal No. 1 to approve the issuance of Bookham common stock in the merger, Bookham expects to file a certificate of amendment to the Bookham restated certificate of incorporation with the Secretary of State of the State of Delaware to increase the number of authorized shares of common stock immediately prior to the proposed merger. Upon filing the certificate of amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of common stock from 175,000,000 to 450,000,000, the first sentence of Article FOURTH of Bookham’s restated certificate of incorporation will be as follows (on a pre-reverse stock split basis):

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 455,000,000, consisting of (i) 450,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

On March 18, 2009, the record date for the Bookham special meeting, Bookham had an aggregate of 100,959,545 shares outstanding, approximately 19,355,179 shares of Bookham common stock were issuable pursuant to outstanding warrants, stock options and restricted stock units and 7,303,957 shares of Bookham common stock were reserved for future issuance pursuant to Bookham’s equity incentive plans.

The primary reason for this increase in the authorized shares is to effect the merger with Avanex. If Bookham’s stockholders do not approve Bookham Proposal No. 1 to approve the issuance of shares of Bookham common stock in the merger, then the Bookham board of directors will, notwithstanding stockholder approval of this proposed amendment, abandon this proposed amendment.

Reasons for the Increase in Authorized Shares

The primary reason for the increase in authorized shares is to effect the merger. At present, Bookham does not have sufficient authorized shares of its common stock in order to effect the merger and to issue the Bookham common stock in the merger pursuant to the merger agreement. Additionally, approval of an increase in authorized shares of Bookham common stock is a closing condition to the obligations of the parties to consummate the merger pursuant to the merger agreement. If Bookham Proposal No. 2 is not approved by the Bookham stockholders, and the closing condition to the merger agreement is not waived, Bookham will be unable to complete the merger.

Although at present, apart from the shares to be issued pursuant to the merger and pursuant to its equity incentive plans and outstanding warrants, Bookham has no commitments or agreements to issue additional shares of common stock, it desires to have additional shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. In this regard, in connection with Bookham’s evaluation of its strategic and financing alternatives, Bookham may determine to issue additional shares of its common stock at any time following the completion of the merger. In addition, the additional shares may be used for various purposes without further stockholder approval, except as may be required by applicable law, regulations promulgated by government agencies, the rules of the NASDAQ Global Market or other market or exchange on which Bookham common stock is then listed. These purposes may include, among others:

•	raising capital;

•	providing equity incentives to employees, officers or directors;

•	establishing strategic relationships with other companies; and

•	expanding the business or product lines of the combined company through the acquisition of other businesses or products.

The terms of additional shares of common stock will be identical to those of the currently outstanding shares of Bookham common stock. However, because holders of Bookham common stock have no preemptive rights to purchase or subscribe for any unissued stock of Bookham, the issuance of any additional shares of common stock authorized as a result of the increase in the number of authorized shares of common stock will substantially reduce the current stockholders’ percentage of ownership interest in the total outstanding shares of common stock.

Effects of the Increase in Authorized Shares

The proposed increase in the authorized number of shares of common stock could have a number of effects on the stockholders of Bookham depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of Bookham difficult. For example, additional shares could be issued by Bookham so as to dilute the stock ownership or voting rights of persons seeking to obtain control of Bookham. Similarly, the issuance of additional shares to certain persons allied with Bookham’s management could have the effect of making it more difficult to remove Bookham’s management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

The proposed amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of common stock from 175,000,000 shares to 450,000,000 shares will be effective upon the filing of the certificate of amendment with the Secretary of State of the State of Delaware. Notwithstanding stockholder approval of this proposed amendment, Bookham’s board of directors may abandon the proposed amendment without any further action by Bookham stockholders at any time prior to its effectiveness, and will abandon the proposed amendment if Bookham’s stockholders do not approve Proposal No. 1 to approve the issuance of shares pursuant to the merger. Bookham expects to file such proposed amendment immediately prior to the proposed merger if Bookham’s stockholders approve Bookham Proposal No. 1 and this Proposal No. 2. As previously noted, the proposed amendment to Bookham’s restated certificate of incorporation to increase the number of authorized shares of common stock is a condition to the consummation of the merger.

The share amounts referenced in this Bookham Proposal No. 2, including the proposed increase to 450,000,000 authorized shares, does not give effect to the proposed reverse stock split discussed in the section entitled “Bookham Proposal No. 3 — Amendments to Bookham’s Restated Certificate of Incorporation to Effect a Reverse Stock Split and to Reduce the Number of Authorized Shares of Bookham Common Stock and Preferred Stock.” For more information on the effect of the proposed reverse stock split on Bookham’s authorized shares, please see “Bookham Proposal No. 3 — Amendments to Bookham’s Restated Certificate of Incorporation to Effect a Reverse Stock Split and to Reduce the Number of Authorized Shares of Bookham Common Stock and Preferred Stock — Effects of the Reverse Stock Split.”

Vote Required; Recommendation of Bookham Board of Directors

The affirmative vote of the holders of a majority of the voting power of Bookham common stock outstanding on the record date for the Bookham special meeting is required to approve the proposal to amend Bookham’s restated certificate of incorporation to increase the authorized shares of common stock of Bookham to 450,000,000 shares.

A failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-vote” will have the same effect as a vote against Bookham Proposal No. 2.

BOOKHAM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BOOKHAM STOCKHOLDERS VOTE “FOR” BOOKHAM PROPOSAL NO. 2 TO APPROVE AN AMENDMENT TO BOOKHAM’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF BOOKHAM COMMON STOCK TO 450,000,000 SHARES.

BOOKHAM PROPOSAL NO. 3 — AMENDMENTS TO BOOKHAM’S RESTATED CERTIFICATE OF
INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND TO REDUCE THE NUMBER OF
AUTHORIZED SHARES OF BOOKHAM COMMON STOCK AND PREFERRED STOCK

Overview

The Bookham board of directors has unanimously approved a series of amendments to its restated certificate of incorporation to effect a reverse stock split of all issued and outstanding shares of its common stock at a reverse stock split ratio ranging from one-for-five to one-for-thirty and to effect a corresponding proportionate reduction in the total number of authorized shares of Bookham common stock and preferred stock in connection with the reverse stock split. The Bookham board of directors has declared such proposed amendments to be advisable and has recommended that these proposed amendments be presented to Bookham stockholders for approval.

The proposed amendments to Bookham’s restated certificate of incorporation would effect a reverse stock split whereby a whole number of outstanding shares of Bookham common stock between and including five and thirty would be combined and reclassified into one share of Bookham common stock, and pursuant to which the total number of authorized shares of Bookham common stock and preferred stock would be proportionately reduced. The actions taken in connection with the reverse stock split would reduce the number of outstanding shares of Bookham common stock and the total number of authorized shares of Bookham common stock and preferred stock.

Upon receiving stockholder approval, the Bookham board of directors will have the sole discretion, but not the obligation, at any time within one year of the date of the Bookham special meeting (and regardless of whether the proposed merger is consummated) and pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of Bookham and its stockholders, whether to effect a reverse stock split, and if so, the whole number of shares of Bookham common stock between and including five and thirty that will be combined and reclassified into one share of Bookham common stock with the resulting corresponding proportionate reduction of the total number of authorized shares of Bookham common stock and preferred stock. The Bookham board of directors believes that these amendments granting the Bookham board of directors the discretion to select a specific reverse stock split ratio among those approved by the Bookham stockholders provides the Bookham board of directors with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of Bookham and its stockholders.

By approving these amendments, Bookham’s stockholders: (a) approve a series of amendments to Bookham’s restated certificate of incorporation pursuant to which any whole number of outstanding shares between and including five and thirty would be combined and reclassified into one share of Bookham common stock and pursuant to which the total number of authorized shares of Bookham common stock and preferred stock would be proportionately reduced; and (b) authorize the Bookham board of directors to file only one such amendment, as determined by the Bookham board of directors in its sole discretion, and to abandon each amendment not selected by the Bookham board of directors. The Bookham board of directors may also elect not to undertake any reverse stock split and therefore abandon all amendments. The text of the proposed form of certificate of amendment to the restated certificate of incorporation is attached hereto as Annex G.

If approved by Bookham’s stockholders, and following such stockholder approval, the Bookham board of directors determines that effecting a reverse stock split is in the best interests of Bookham and its stockholders, the reverse stock split and the corresponding proportionate reduction in the total number of authorized shares of Bookham common stock and preferred stock will become effective upon the filing of one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Bookham board of directors within the limits set forth in this proposal to be combined and reclassified into one share of Bookham common stock, and the resulting corresponding proportionate reduction in the total number of authorized shares of Bookham common stock and preferred stock. The decision by the Bookham board of directors to effect the reverse stock split, and if implemented the reverse stock split ratio, will be based on a number of factors, including market conditions, existing and expected trading prices for Bookham common stock and the applicable listing requirements of the NASDAQ Global Market.

If, following stockholder approval, the Bookham board of directors elects to effect a reverse stock split, the number of issued and outstanding shares of Bookham common stock would be reduced in accordance with a reverse stock split ratio determined by the Bookham board of directors within the limits set forth in this proposal and the total number of shares of Bookham common stock and preferred stock that Bookham is authorized to issue would be proportionately reduced.

Except for adjustments that may result from the treatment of fractional shares as described below, each Bookham stockholder will hold the same percentage of the outstanding Bookham common stock immediately following the reverse stock split as such Bookham stockholder held immediately prior to the reverse stock split. The par value of the common stock would remain unchanged at $0.01 per share.

If this Bookham Proposal No. 3 is approved by the Bookham stockholders, the Bookham board of directors may elect to effect a reverse stock split whether or not any of the other Bookham Proposals are approved, including the approval of the issuance of Bookham common stock in the proposed merger, or whether or not the proposed merger is consummated.

Reasons for the Reverse Stock Split

The Bookham board of directors believes that a reverse stock split may be desirable for a number of reasons. First, the Bookham board of directors believes that a reverse stock split may allow Bookham to meet the listing requirements of, and thus remain listed on, the NASDAQ Global Market. Second, the Bookham board of directors believes that a reverse stock split could improve the marketability and liquidity of Bookham common stock.

Bookham’s common stock is currently, and will be following the completion of the merger, listed on the NASDAQ Global Market. According to applicable NASDAQ rules, in order for Bookham common stock to continue to be listed on the NASDAQ Global Market, Bookham must satisfy certain listing maintenance standards established by the NASDAQ Global Market. Among other things, if the closing bid price of Bookham common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 180 calendar days following notification by NASDAQ, NASDAQ may take action to delist Bookham’s common stock from trading on the NASDAQ Global Market. On October 16, 2008, NASDAQ announced that it had suspended the enforcement of its rules requiring a minimum bid price of $1.00 per share through January 16, 2009, which was subsequently extended by NASDAQ on December 18, 2008 and March 18, 2009, such that companies will not be cited for any new concerns related to minimum bid price or market value of publicly held shares deficiencies. According to NASDAQ, the bid price and market value of publicly held shares requirements will be reinstated on July 20, 2009. As a result of this suspension, Bookham does not expect to receive a staff determination letter with respect to the delisting of Bookham common stock resulting from a failure to meet the minimum bid requirement unless it has failed to demonstrate compliance with the minimum bid requirement on or after July 20, 2009. As of March 24, 2009, the closing bid price of Bookham common stock was $0.31, lower than the minimum bid requirement. Therefore, a reverse stock split is intended to allow Bookham to comply with NASDAQ’s minimum bid requirement and thereby permit Bookham common stock to continue to be listed on the NASDAQ Global Market following the reinstatement of the minimum bid requirement.

The Bookham board of directors expects that a reverse stock split of its common stock will increase the market price of its common stock so that Bookham is able to maintain compliance with the NASDAQ minimum bid requirement for the foreseeable future.

The Bookham board of directors also believes that the increased market price of Bookham common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of Bookham common stock and will encourage interest and trading in Bookham common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Bookham common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of Bookham common stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split. The Bookham board of directors is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects of the policies and practices of institutional investors and brokerage houses described above on the liquidity and marketability of the common stock.

Notwithstanding the foregoing, there can be no assurance that: (a) the market price per share following the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of Bookham common stock outstanding before the reverse stock split; (b) the market price per share following the reverse stock split would remain in excess of the $1.00 minimum bid price for a sustained period of time; (c) the Bookham common stock will not be delisted from NASDAQ due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of Bookham common stock remains in excess of the $1.00 minimum bid requirement; and (d) the reverse stock split would result in a per share price that would attract brokers and investors who do not trade in lower priced stock. The market price of Bookham common stock will also be based on Bookham’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Bookham common stock declines, the percentage decline as an absolute number and as a percentage of Bookham’s overall market capitalization may be greater than would occur in the absence of a reverse stock split.

Bookham Board of Director’s Discretion to Effect the Reverse Stock Split

If the amendments to Bookham’s restated certificate of incorporation to effect a reverse stock split and a corresponding proportionate reduction in the total number of authorized shares of Bookham common stock and preferred stock are approved by the Bookham stockholders, any one such amendment will be effected, if at all, only upon a determination by the Bookham board of directors that a reverse stock split (with a reverse stock split ratio determined by the Bookham board of directors as described above) and a proportionate corresponding reduction in the total number of authorized shares of Bookham common stock and preferred stock are in the best interests of Bookham and its stockholders. Such determination shall be based upon certain factors, including existing and expected marketability and liquidity of the Bookham common stock, meeting the listing requirements for the NASDAQ Global Market, prevailing market conditions and the likely effect on the market price of the Bookham common stock. Notwithstanding approval by the stockholders of the amendments to Bookham’s restated certificate of incorporation to effect a reverse stock split and a corresponding proportionate reduction in the total number of authorized shares of Bookham common stock and preferred stock, the Bookham board of directors may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split and corresponding proportionate reduction in the total number of authorized shares of Bookham common stock and preferred stock, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Bookham board of directors fails to effect the reverse stock split and the corresponding proportionate reduction in the total number of authorized shares of Bookham common stock and preferred stock within one year of the date of the Bookham special meeting, stockholder approval again would be required prior to implementing any reverse stock split. If approved by the Bookham stockholders, the Bookham board of directors may determine to effect the reverse stock split and the corresponding proportionate reduction in the total number of authorized shares of Bookham common stock and preferred stock even if the merger that is the subject of Bookham Proposal No. 1 is not consummated.

Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split and the corresponding proportionate reduction in the total number of authorized shares of Bookham common stock and preferred stock, each Bookham stockholder will own a reduced number of shares of Bookham common stock. However, any reverse stock split and corresponding proportionate reduction in the total number of authorized shares of Bookham common stock and preferred stock will affect all Bookham stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Bookham, except to the extent that the reverse stock split results in any of Bookham stockholders owning a fractional share as described below. Voting rights and other rights and preferences of the holders of Bookham common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of Bookham common stock immediately prior to the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of Bookham common stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

The principal effects of the reverse stock split will be that:

•	depending on the reverse stock split ratio selected by the Bookham board of directors, each five or thirty shares of Bookham common stock owned by a stockholder, or any whole number of shares of Bookham common stock between five and thirty as determined by the Bookham board of directors, will be combined and reclassified into one new share of Bookham common stock;

•	if Bookham Proposal No. 2 is approved and the certificate of amendment to Bookham’s restated certificate of incorporation to increase the authorized shares of Bookham common stock is filed with the Secretary of State of the State of Delaware as described in Bookham Proposal No. 2, then, dependent on the reverse stock split ratio selected by the Bookham board of directors:

•	the total number of authorized shares of Bookham common stock will be reduced from 450,000,000 to a range of 90,000,000 to 15,000,000,

•	the total number of authorized shares of Bookham preferred stock will be reduced from a range of 1,000,000 to 166,667, and

•	the total number of authorized shares of Bookham capital stock will be reduced from a range of 91,000,000 to 15,166,667;

•	if Bookham Proposal No. 2 is not approved, then, dependent on the reverse stock split ratio selected by the Bookham board of directors:

•	the total number of authorized shares of Bookham common stock will be reduced from 175,000,000 to a range of 35,000,000 to 5,833,333,

•	the total number of authorized shares of Bookham preferred stock will be reduced from a range of 1,000,000 to 166,667, and

•	the total number of authorized shares of Bookham capital stock will be reduced from a range of 36,000,000 to 6,000,000;

•	based upon the reverse stock split ratio selected by the Bookham board of directors, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all then outstanding Bookham stock options, restricted stock awards, restricted stock units or warrants (including any such securities that may be assumed in the merger), which will result in, with respect to stock options and warrants, a proportional decrease in the number of shares of Bookham common stock reserved for issuance upon exercise of, and a proportional increase in the exercise price of, all such stock options and warrants; and

•	the number of shares then reserved for issuance under Bookham’s equity incentive plans (including any such plans assumed in the merger) will be reduced proportionately based upon the reverse stock split ratio selected by the Bookham board of directors.

The following table illustrates the effect of the reverse stock split ratio selected by the Bookham board of directors on the proportionate reduction of the authorized shares of Bookham common stock and preferred stock assuming that Bookham Proposal No. 2 is approved and the certificate of amendment to Bookham’s restated certificate of incorporation to increase the authorized shares of Bookham common stock is filed with the Secretary of State of the State of Delaware as described in Bookham Proposal No. 2, and the reverse stock split is effected after the filing of such certificate of amendment:

	Total Authorized	Total Authorized	Total Authorized
	Shares of Bookham	Shares of Bookham	Shares of Bookham
	Common Stock	Preferred Stock	Capital Stock

Pre-Split	450,000,000	5,000,000	455,000,000
1-for-5	90,000,000	1,000,000	91,000,000
1-for-6	75,000,000	833,333	75,833,333
1-for-7	64,285,714	714,286	65,000,000
1-for-8	56,250,000	625,000	56,875,000
1-for-9	50,000,000	555,556	50,555,556
1-for-10	45,000,000	500,000	45,500,000
1-for-11	40,909,091	454,545	41,363,636
1-for-12	37,500,000	416,667	37,916,667
1-for-13	34,615,385	384,615	35,000,000
1-for-14	32,142,857	357,143	32,500,000
1-for-15	30,000,000	333,333	30,333,333
1-for-16	28,125,000	312,500	28,437,500
1-for-17	26,470,588	294,118	26,764,706
1-for-18	25,000,000	277,778	25,277,778
1-for-19	23,684,211	263,158	23,947,368
1-for-20	22,500,000	250,000	22,750,000
1-for-21	21,428,571	238,095	21,666,667
1-for-22	20,454,545	227,273	20,681,818
1-for-23	19,565,217	217,391	19,782,609
1-for-24	18,750,000	208,333	18,958,333
1-for-25	18,000,000	200,000	18,200,000
1-for-26	17,307,692	192,308	17,500,000
1-for-27	16,666,667	185,185	16,851,852
1-for-28	16,071,429	178,571	16,250,000
1-for-29	15,517,241	172,414	15,689,655
1-for-30	15,000,000	166,667	15,166,667

The following table illustrates the effect of the reverse stock split ratio selected by the Bookham board of directors on the proportionate reduction of the authorized shares of Bookham common stock and preferred stock assuming that Bookham Proposal No. 2 is not approved:

	Total Authorized	Total Authorized	Total Authorized
	Shares of Bookham	Shares of Bookham	Shares of Bookham
	Common Stock	Preferred Stock	Capital Stock

Pre-Split	175,000,000	5,000,000	180,000,000
1-for-5	35,000,000	1,000,000	36,000,000
1-for-6	29,166,667	833,333	30,000,000
1-for-7	25,000,000	714,286	25,714,286
1-for-8	21,875,000	625,000	22,500,000
1-for-9	19,444,444	555,556	20,000,000
1-for-10	17,500,000	500,000	18,000,000
1-for-11	15,909,091	454,545	16,363,636
1-for-12	14,583,333	416,667	15,000,000
1-for-13	13,461,538	384,615	13,846,154
1-for-14	12,500,000	357,143	12,857,143
1-for-15	11,666,667	333,333	12,000,000
1-for-16	10,937,500	312,500	11,250,000
1-for-17	10,294,118	294,118	10,588,235
1-for-18	9,722,222	277,778	10,000,000
1-for-19	9,210,526	263,158	9,473,684
1-for-20	8,750,000	250,000	9,000,000
1-for-21	8,333,333	238,095	8,571,429
1-for-22	7,954,545	227,273	8,181,818
1-for-23	7,608,696	217,391	7,826,087
1-for-24	7,291,667	208,333	7,500,000
1-for-25	7,000,000	200,000	7,200,000
1-for-26	6,730,769	192,308	6,923,077
1-for-27	6,481,481	185,185	6,666,667
1-for-28	6,250,000	178,571	6,428,571
1-for-29	6,034,483	172,414	6,206,897
1-for-30	5,833,333	166,667	6,000,000

In addition to the above effects, if a reverse stock split is implemented, it will increase the number of stockholders of Bookham who own “odd lots” of less than 100 shares of Bookham common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, a reverse stock split may not achieve the desired results of increasing marketability and liquidity of Bookham common stock that have been outlined above.

Bookham common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Bookham is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. Bookham common stock will continue to be reported on the NASDAQ Global Market under the symbol “BKHM” (although, if the proposed reverse stock split is implemented, NASDAQ would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred). Pursuant to the merger agreement, Bookham and Avanex will take all actions necessary to ensure that the name of the combined company following the merger will be the name mutually agreed to by Bookham and Avanex. The name change has not yet been determined between the parties; however, when (and if) a name change is effected, a change in Bookham’s trading symbol may be effected as well.

Effective Date

The proposed reverse stock split would become effective at 5:00 p.m., Eastern time, on the date of filing of a certificate of amendment to Bookham’s restated certificate of incorporation with the office of the Secretary of State of the State of Delaware. Bookham currently expects that, if this Bookham Proposal No. 3 is approved, the reverse stock split will become effective following the consummation of the merger (assuming the merger is consummated). However, this Bookham Proposal No. 3 is not conditioned upon the approval of any of the other Bookham Proposals and the Bookham board of directors may elect to effect a reverse stock split whether or not the merger is approved and consummated and such reverse stock split may be made effective at any time prior to one year after the date of the Bookham special meeting. Except as explained below with respect to fractional shares, on the effective date of the reverse stock split, shares of Bookham common stock issued and outstanding immediately prior to the effective date of the reverse stock split will be combined and reclassified, automatically and without any action on the part of the stockholders, into a lesser number of new shares of Bookham common stock in accordance with the reverse stock split ratio determined by the Bookham board of directors within the limits set forth in this proposal.

Payment for Fractional Shares

No fractional shares of Bookham common stock will be issued as a result of the proposed reverse stock split. Instead, a Bookham stockholder who would otherwise be entitled to receive fractional shares (after taking into account all fractional shares of Bookham common stock otherwise issuable to such holder), upon receipt by the exchange agent selected by Bookham of a properly completed and executed letter of transmittal, and where shares are held in certificated form, surrender to the exchange agent of the stockholder’s certificate(s) formerly representing pre-reverse stock split shares of Bookham common stock, will be entitled to receive a cash payment (without interest) equal to the fractional share of Bookham common stock to which such stockholder would otherwise be entitled multiplied by the closing sales price of a share of Bookham common stock on the date the amendment effecting the reverse stock split is filed with the Secretary of State of the State of Delaware (with such average closing sales price being adjusted to give effect to the reverse stock split).

After the reverse stock split, a stockholder will have no further interest in Bookham with respect to their cashed-out fractional shares. A stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

Exchange of Stock Certificates

As soon as practicable after the effective date of the reverse stock split, holders of Bookham common stock immediately prior to the effective date of reverse stock split will be notified that the reverse stock split has been effected. Bookham will also select an exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares of Bookham common stock will be asked to surrender to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in a letter of transmittal to be sent by Bookham or its exchange agent. No new certificates will be issued to a Bookham stockholder until such Bookham stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Bookham stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Accounting Consequences

The par value per share of Bookham common stock would remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on Bookham balance sheet attributable to the Bookham common stock will be reduced proportionally, based on the reverse stock split ratio, from its present amount, and the additional paid-in capital account shall be credited (or increased) with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of Bookham common stock outstanding. Such reverse stock split will be reflected retroactively in Bookham’s financial statements. Bookham does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion summarizes the material U.S. federal income tax considerations of the proposed reverse stock split that are expected to apply generally to U.S. Holders (as defined below) of Bookham common stock. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to Bookham or the Bookham stockholders as described in this summary. No ruling from the IRS has been or will be requested in connection with the reverse stock split. No attempt has been made to comment on all U.S. federal income tax consequences of the reverse stock split that may be relevant to particular U.S. Holders, including holders:

•	who are subject to special tax rules such as dealers, brokers and traders in securities, foreign persons, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities;

•	who are subject to the alternative minimum tax provisions of the Code;

•	who acquired their shares of Bookham common stock in connection with stock options, warrants, restricted stock units or stock purchase plans or in other compensatory transactions;

•	who hold their shares of Bookham common stock as a hedge or as part of a hedging, straddle or other risk reduction strategy;

•	who are partnerships or other pass-through entities or investors in such pass-through entities;

•	who do not hold their shares of Bookham common stock as capital assets;

•	whose shares of Bookham common stock constitute qualified small business stock with the meaning of Section 1202 of the Code;

•	who have a functional currency other than the U.S. dollar; or

•	holders who will receive shares of Bookham common stock in exchange for Avanex capital stock in the merger.

In addition, the following discussion does not address the tax consequences of the reverse stock split under state, local and foreign tax laws. Furthermore, the following discussion does not address any of the following:

•	the tax consequences of transactions effectuated before, after or at the same time as the reverse stock split, whether or not they are in connection with the reverse stock split; or

•	the tax consequences of the receipt of Bookham common stock other than in exchange for Bookham common stock in the reverse stock split, and in particular the acquisition of Bookham common stock in exchange for capital stock of Avanex in the merger.

For purposes of this discussion, a U.S. Holder means a beneficial owner of Bookham common stock who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (other than a grantor trust) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person.

HOLDERS OF BOOKHAM COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE REVERSE STOCK SPLIT UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

The reverse stock split is expected to qualify for one or more non-recognition provisions of the Code. Assuming the reverse stock split so qualifies, the following consequences will result:

•	no gain or loss will be recognized by Bookham as a result of the reverse stock split;

•	a Bookham stockholder who receives only Bookham common stock in the reverse stock split generally will not recognize any gain or loss on the reverse stock split, and the aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor;

•	a Bookham stockholder who receives both Bookham common stock and cash in lieu of fractional shares of Bookham common stock in the reverse stock split generally will recognize any gain inherent in the Bookham common stock surrendered up to the amount of cash received, but will not recognize any loss;

•	the aggregate tax basis of the post-reverse split shares received, including any fractional share not actually received, will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor, increased by the amount of any gain recognized as a result of the reverse stock split;

•	the holding period of Bookham common stock received in the reverse stock split will include the holding period of the pre-reverse stock split shares exchanged;

•	a Bookham stockholder who receives only cash in exchange for Bookham common stock in the reverse stock split generally will recognize gain or loss equal to the difference between such stockholder’s tax basis in the shares of Bookham common stock exchanged and the amount of cash received in exchange for those shares; and

•	any gain or loss recognized by a Bookham stockholder as a result of the reverse stock split will be a capital gain or loss and will be long term capital gain or loss if the stockholder’s holding period for the shares of Bookham common stock exchanged is more than one year.

Certain Bookham stockholders may be required to attach a statement to their tax returns for the year in which the reverse stock split is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b), if applicable. Bookham stockholders are urged to consult their own tax advisors with respect to the applicable reporting requirements.

For purposes of the above discussion of the bases and holding periods for shares of Bookham common stock, and except as provided therein, stockholders who acquired different blocks of Bookham common stock at different times for different prices must calculate their basis, gains and losses, and holding periods separately for each identifiable block of such stock exchanged, reclassified, canceled or received in the reverse stock split.

Any cash payments for fractional shares made to Bookham stockholders in connection with the reverse stock split may be subject to backup withholding on a holder’s receipt of cash, unless such holder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding or such stockholder is otherwise exempt from backup withholding. Any amount withheld under the backup withholding rules will generally be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

No Appraisal Rights

Under Delaware law, Bookham stockholders are not entitled to dissenter’s appraisal rights with respect to the proposed amendments to the Bookham restated certificate of incorporation to effect the reverse stock split and to reduce the number of authorized shares of Bookham common stock and preferred stock, and Bookham will not independently provide Bookham stockholders with any such right.

Vote Required; Recommendation of Bookham Board of Directors

The affirmative vote of the holders of a majority of the voting power of Bookham common stock outstanding on the record date for the Bookham special meeting is required to approve the amendments to Bookham’s restated certificate of incorporation to effect a reverse stock split and a corresponding proportionate reduction in the total number of authorized shares of Bookham common stock and preferred stock.

A failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-vote” will have the same effect as a vote against Bookham Proposal No. 3.

BOOKHAM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BOOKHAM STOCKHOLDERS VOTE “FOR” BOOKHAM PROPOSAL NO. 3 TO APPROVE AMENDMENTS TO BOOKHAM’S RESTATED CERTIFICATE OF INCORPORATION THAT WOULD EFFECT A REVERSE STOCK SPLIT, PURSUANT TO WHICH ANY WHOLE NUMBER OF ISSUED AND OUTSTANDING SHARES OF BOOKHAM COMMON STOCK BETWEEN AND INCLUDING FIVE AND THIRTY WOULD BE COMBINED AND RECLASSIFIED INTO ONE SHARE OF BOOKHAM COMMON STOCK, AND PURSUANT TO WHICH THE TOTAL NUMBER OF AUTHORIZED SHARES OF BOOKHAM COMMON STOCK AND PREFERRED STOCK WOULD BE PROPORTIONATELY REDUCED, AND TO AUTHORIZE THE BOOKHAM BOARD OF DIRECTORS TO SELECT AND FILE ONE SUCH AMENDMENT THAT WOULD EFFECT THE REVERSE STOCK SPLIT WITHIN SUCH RANGE AND THAT WOULD PROPORTIONATELY REDUCE THE TOTAL NUMBER OF AUTHORIZED SHARES OF BOOKHAM COMMON STOCK AND PREFERRED STOCK.

BOOKHAM PROPOSAL NO. 4 — POSSIBLE ADJOURNMENT OF THE
BOOKHAM SPECIAL MEETING

If Bookham fails to receive a sufficient number of votes to approve any of Bookham Proposal Nos. 1, 2 or 3, Bookham may propose to adjourn the special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve any of Bookham Proposal Nos. 1, 2 or 3. Bookham currently does not intend to propose adjournment at the Bookham special meeting if there are sufficient votes to approve each of Bookham Proposal Nos. 1, 2 and 3.

Vote Required; Recommendation of Bookham Board of Directors

The affirmative vote of the holders of a majority of the voting power of the shares of Bookham common stock voting in person or by proxy at the Bookham special meeting is required for approval of Bookham Proposal No. 4.

The failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-votes” will be counted towards a quorum but will have no effect on the outcome of Bookham Proposal No. 4.

BOOKHAM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL BOOKHAM STOCKHOLDERS VOTE “FOR” BOOKHAM PROPOSAL NO. 4 TO ADJOURN THE BOOKHAM SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF ANY OF BOOKHAM PROPOSAL NOS. 1, 2 OR 3.

AVANEX PROPOSAL NO. 2 — POSSIBLE ADJOURNMENT OF THE
AVANEX SPECIAL MEETING

If Avanex fails to receive a sufficient number of votes to approve Avanex Proposal No. 1, Avanex may propose to adjourn the special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Avanex Proposal No. 1. Avanex currently does not intend to propose adjournment at the Avanex special meeting if there are sufficient votes to approve Avanex Proposal No. 1.

Vote Required; Recommendation of Avanex Board of Directors

The affirmative vote of the holders of a majority of the voting power of the shares of Avanex common stock voting in person or by proxy at the Avanex special meeting is required for approval of Avanex Proposal No. 2.

The failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-votes” will be counted towards a quorum, but will have no effect on the outcome of Avanex Proposal No. 2.

THE AVANEX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AVANEX’S STOCKHOLDERS VOTE “FOR” AVANEX PROPOSAL NO. 2 TO ADJOURN THE AVANEX SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF AVANEX PROPOSAL NO. 1.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Unless specifically stated otherwise, the following information and all other information contained in this joint proxy statement/prospectus, including that regarding the exchange ratio pursuant to the merger agreement, does not give effect to the proposed reverse stock split discussed in the section entitled “Bookham Proposal No. 3 — Amendments to Bookham’s Restated Certificate of Incorporation to Effect a Reverse Stock Split and to Reduce the Number of Authorized Shares of Bookham Common Stock and Preferred Stock.”

Introduction

The following unaudited pro forma condensed combined financial statements give effect to the proposed merger of merger sub, a wholly-owned subsidiary of Bookham with Avanex. The merger is anticipated to be completed before June 27, 2009, and accordingly is expected to be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standard (SFAS) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the assets acquired and liabilities assumed of Avanex, based on their fair values as of the completion of the merger. Management’s estimates of the fair values are reflected in these unaudited pro forma condensed combined financial statements. A final determination of these fair values, which cannot be made prior to the completion of the merger, will be based on the actual net assets of Avanex that exist as of the closing of the merger.

The unaudited pro forma condensed combined balance sheet as of December 27, 2008 gives effect to the proposed merger as if it occurred on December 27, 2008 and, due to the different fiscal period ends, combines the historical balance sheet of Bookham at December 27, 2008 and the historical balance sheet of Avanex at December 31, 2008. The Bookham consolidated balance sheet information was derived from its unaudited December 27, 2008 condensed consolidated balance sheet included elsewhere in this joint proxy statement/prospectus and the Avanex consolidated balance sheet information was derived from its unaudited December 31, 2008 condensed consolidated balance sheet included elsewhere in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended December 27, 2008 is presented as if the transaction had been consummated on June 29, 2008 and, due to the different fiscal period ends, combines the historical results of Bookham for the six months ended December 27, 2008 and the historical results of Avanex for the six months ended December 31, 2008, which results were derived from Bookham’s and Avanex’s unaudited condensed consolidated statements of operations included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma condensed combined statement of operations for the fiscal year ended June 28, 2008 is presented as if the transaction had been consummated on July 1, 2007 and, due to the different fiscal period ends, combines the historical results of Bookham for the fiscal year ended June 28, 2008 and the historical results of Avanex for the fiscal year ended June 30, 2008, which results were derived from Bookham’s and Avanex’s audited consolidated statements of operations included elsewhere in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements have been prepared by Bookham management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Bookham and Avanex been a combined company during the specified periods. The pro forma adjustments are based on the information available at the time of the preparation of this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Bookham and Avanex included in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values of assets acquired and liabilities assumed of Avanex. Intercompany transactions and balances between Bookham and Avanex, which comprise the sale of certain products and the payment of technology royalties by Bookham to Avanex, have been eliminated in the unaudited pro forma condensed combined financial statements. Further, the unaudited pro forma condensed combined financial statements do not include any adjustments for the anticipated benefits from cost savings or synergies of Bookham and Avanex operating as a combined company or for liabilities resulting from integration planning, as managements of Bookham and Avanex are in the process of making these assessments and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance, relocation or retention costs in subsequent quarters related to employees of both companies, the costs of vacating certain leased facilities of either company or other costs associated with exiting or transferring activities between companies that would affect amounts in the unaudited pro forma condensed combined financial statements. A substantial portion of these expenditures is expected to be related to restructuring at closing and therefore will be recorded as assumed liabilities from Avanex and will decrease negative goodwill. Certain reclassifications have been made so that historical amounts included in Avanex’s financial statements conform to Bookham’s presentation.

The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. Changes in Bookham’s stock price, the impact of ongoing integration activities, and other changes in the net tangible assets of Avanex that occur prior to completion of the merger could cause material differences in the information presented.

BOOKHAM, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 27, 2008

	Historical				Pro Forma
	Bookham	Avanex			Combined
	December 27,	December 31,	Pro Forma		December 27,
	2008	2008	Adjustments		2008
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$35,296	$13,897	$(6,410	)(1)	$42,783
Short-term investments	8,894	19,550	—		28,444
Restricted cash	513	3,803	—		4,316
Accounts receivable, net	33,119	30,197	(217	)(2)	63,099
Inventories	58,448	19,528	—		77,976
Prepaid expenses and other current assets	4,842	7,144	(90	)(3)	11,896

Total current assets	141,112	94,119	(6,717)		228,514

Other intangible assets, net	6,191	—	—		6,191
Property and equipment, net	32,509	8,906	(8,906	)(4)	32,509
Other non-current assets	274	3,094	(1,873	)(4)	1,495

Total assets	$180,086	$106,119	$(17,496)		$268,709

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,402	$24,371	$(217	)(2)	$39,556
Accrued expenses and other liabilities	21,245	14,126	—		35,371

Total current liabilities	36,647	38,497	(217)		74,927

Other long-term liabilities	1,821	4,977	—		6,798
Deferred gain on sale-leaseback	14,019	—	—		14,019

Total liabilities	52,487	43,474	(217)		95,744

Total stockholders’ equity	127,599	62,645	(62,645	)(5)	172,965
			32,064	(6)
			13,302	(7)

Total liabilities and stockholders’ equity	$180,086	$106,119	$(17,496)		$268,709

See accompanying notes to Bookham, Inc. unaudited pro forma condensed combined financial statements.

BOOKHAM, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED DECEMBER 27, 2008

	Historical		Pro Forma		Pro Forma
	Bookham	Avanex(A)	Adjustments		Combined
	(In thousands, except per share data)

Revenues	$116,735	$83,275	$(1,595	)(8)	$198,295
			$(120	)(9)
Cost of revenues	91,401	69,660	(677	)(8)	159,630
			(120	)(9)
			(634	)(10)

Gross margin	25,334	13,615	(284)		38,665
Operating expenses:
Research and development	14,832	12,722	(417	)(10)	27,137
Selling, general and administrative	19,966	15,544	(922	)(10)	34,588
Amortization of intangible assets	907	107	(107	)(11)	907
Restructuring and severance charges	1,968	2,476	—		4,444
Certain legal actions, settlements and related costs	(184)	—	—		(184)
Impairment of goodwill and intangibles	7,881	9,615	(9,615	)(12)	7,881
Loss on sale of property and equipment	8	—	—		8

Total operating expenses	45,378	40,464	(11,061)		74,781

Operating loss	(20,044)	(26,849)	10,777		(36,116)
Other income (expense):
Other expense	(695)	370	—		(325)
Interest income	457	453	(16	)(13)	894
Interest expense	(324)	—	—		(324)
Gain (loss) on foreign exchange	16,362	(1,174)	—		15,188

Total other income (expense)	15,800	(351)	(16)		15,433

Loss before income taxes	(4,244)	(27,200)	10,761		(20,683)
Income tax provision (benefit)	24	(745)	—		(721)

Net loss	$(4,268)	$(26,455)	$10,761		$(19,962)

Net loss per share (basic and diluted)	$(0.04)	$(1.71)			$(0.11)
Shares used in computing net loss per share (basic and diluted)	100,209	15,460			185,828

(A)	As discussed above, the historical results of Avanex are for the six months ended December 31, 2008.

See accompanying notes to Bookham, Inc. unaudited pro forma condensed combined financial statements.

BOOKHAM, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 28, 2008

	Historical		Pro Forma		Pro Forma
	Bookham	Avanex(A)	Adjustments		Combined
	(In thousands, except per share data)

Revenues	$235,491	$208,094	$(2,781	)(8)	$439,405
			$(1,399	)(9)
Cost of revenues	182,518	144,509	(1,100	)(8)	323,444
			(1,399	)(9)
			(1,084	)(10)

Gross margin	52,973	63,585	(597)		115,961
Operating expenses:
Research and development	32,633	28,325	(795	)(10)	60,163
Selling, general and administrative	47,941	34,973	(1,597	)(10)	81,317
Amortization of intangible assets	4,639	771	(771	)(11)	4,639
Restructuring and severance charges	3,471	(164)	—		3,307
Certain legal actions, settlements and related costs	(2,882)	—	—		(2,882)
Gain on sale of property and equipment	(2,562)	(23)	—		(2,585)
Gain on sale of subsidiary	—	(1,996)	—		(1,996)

Total operating expenses	83,240	61,886	(3,163)		141,963

Operating income (loss)	(30,267)	1,699	2,566		(26,002)
Other income (expense):
Other expense	—	936	—		936
Interest income	1,465	1,634	(32	)(13)	3,067
Interest expense	(671)	(152)	—		(823)
Gain on foreign exchange	6,038	1,530	—		7,568

Total other income (expense)	6,832	3,948	(32)		10,748

Income (loss) before income taxes	(23,435)	5,647	2,534		(15,254)
Income tax provision	5	927	—		932

Net loss	$(23,440)	$4,720	$2,534		$(16,186)

Net loss per share:
Basic	$(0.25)	$0.31			$(0.09)
Diluted	$(0.25)	$0.31			$(0.09)
Shares used in computing net loss per share:
Basic	93,099	15,242			178,718
Diluted	93,099	15,370			178,718

(B)	As discussed above, the historical results of Avanex are for the fiscal year ended June 30, 2008.

See accompanying notes to Bookham, Inc. unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

On January 27, 2009, Bookham and Avanex entered into a definitive agreement pursuant to which the two companies will be combined through the merger of a wholly-owned subsidiary of Bookham with and into Avanex. The transaction is expected to close in Bookham’s fiscal quarter ending June 27, 2009, subject to approval by the stockholders of both companies and the satisfaction of other customary conditions.

Preliminary Estimated Purchase Price

The total purchase price is estimated to be $35.4 million and is comprised of (in thousands):

Fair value of Bookham shares to be issued	$31,945
Fair value of vested Avanex stock awards assumed	115
Fair value of vested Avanex warrants assumed	4
Acquisition-related transaction costs(1)	3,300

Total estimated purchase price	$35,364

(1)	Includes acquisition-related transaction costs of Bookham determined in accordance with SFAS No. 141. If the merger is completed after June 27, 2009, the merger would be accounted for under SFAS No. 141 (revised 2007), Business Combinations, or SFAS No. 141R. Under SFAS. No. 141R, acquisition-related transaction costs are expensed as incurred and would not be included in determining the purchase price.

Fair Value of Shares to be Issued

Under the terms of the merger agreement, Avanex stockholders will receive 5.426 shares of Bookham common stock for each share of Avanex common stock they own. Avanex options and warrants will represent a corresponding right to acquire a number of shares of Bookham common stock based on the exchange ratio. Based on the number of shares of Avanex common stock outstanding as of January 27, 2009, Bookham expects to issue approximately 84.6 million common shares in the proposed combination. In addition, approximately 193,000 restricted stock units of Avanex contain acceleration provisions, and those units will therefore be accelerated upon the close of the merger and exchanged for approximately 1,049,000 shares of Bookham common stock. For accounting purposes, the total estimated purchase price is based on a per share price of $0.3731, which is the weighted-average of the closing market prices of Bookham’s common stock for a period beginning two days before and ending two days after January 27, 2009.

Fair Value Estimate of Stock Awards Assumed

As of January 27, 2009, Avanex had outstanding stock options for the purchase of approximately 1.0 million shares of Avanex common stock and approximately 298,000 restricted stock units, net of the approximately 193,000 restricted stock units with acceleration provisions. In accordance with the merger agreement, 5.426 stock options and restricted stock units will be issued for each stock option and restricted stock unit assumed. The fair values of stock options assumed were determined using a Black-Scholes valuation model with the following assumptions: weighted-average expected life of 4.5 years; weighted-average risk-free interest rate of 2.3%; expected volatility of 83% and no dividend yield. The fair values of the restricted stock units assumed were determined using their intrinsic value, which is the fair value of the shares to be issued in the merger of $0.3731 per share. The fair values of the Avanex unvested stock options and restricted stock units assumed will be recorded as operating expenses on a straight-line basis over the remaining service periods, while the fair values of the vested stock options are included in the total purchase price.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS — (Continued)

Fair Value Estimate of Warrants Assumed

As of January 27, 2009, Avanex had outstanding warrants for the purchase of 673,232 shares of Avanex common stock. In accordance with the merger agreement, warrants for the purchase of 5.426 shares of Bookham common stock will be issued for each warrant assumed.

The fair values of warrants assumed were determined using a Black-Scholes valuation model with the following assumptions: weighted-average remaining warrant term of 1.1 years; weighted-average risk-free interest rate of 2.3%; expected volatility of 83% and no dividend yield. The fair values of the warrants assumed are included in the total purchase price.

Acquisition Related Transaction Costs

Acquisition related transaction costs include Bookham’s estimated legal, accounting and financial advisory fees and other external costs directly related to the acquisition.

Preliminary Estimated Purchase Price Allocation

Under the purchase method of accounting of SFAS No. 141, the total estimated purchase price shown in the table above is allocated to the assets acquired and liabilities assumed of Avanex based on their estimated fair values as of the date of the completion of the merger, which is expected to occur on or before June 27, 2009. If the merger is completed after June 27, 2009, it would be accounted for under SFAS No. 141R. Under SFAS. No. 141R, there are significant differences as compared to SFAS No. 141 in determining the purchase price of an acquired entity.

The costs of the merger will be allocated to the assets acquired and liabilities assumed according to their respective fair values, with the excess of fair value over purchase price being allocated to negative goodwill. Based on information currently available, and subject to potentially material changes after completion of the merger and other factors as described in the introduction to these unaudited pro forma condensed combined financial statements, the preliminary estimated purchase price is allocated as follows (in thousands):

Assets acquired and liabilities assumed:
Cash and short-term investments(1)	$34,050
Accounts receivable, net	30,197
Inventories	19,528
Prepaid expenses and other current assets	7,144
Other non-current assets	1,221
Accounts payable and accrued liabilities	(38,497)
Other liabilities	(4,977)

Net assets acquired	48,666
Negative goodwill	(13,302)

Total estimated purchase price	$35,364

(1)	Excludes $3.2 million expected to be paid at close for Avanex’s transaction costs as result of the merger.

Bookham has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS — (Continued)

Assets Acquired and Liabilities Assumed

Of the total estimated purchase price, a preliminary estimate of $48.7 million has been allocated to net assets based on information currently available. Assets and liabilities are being valued at net book value, which are estimated to approximate fair market value.

Negative Goodwill

Of the total estimated purchase price, a preliminary estimate of $13.3 million has been allocated to negative goodwill. Negative goodwill represents the excess of the fair value of the assets acquired and liabilities assumed of an acquired business over the purchase price. In accordance with SFAS No. 141, negative goodwill resulting from a business combination will be recognized as an extraordinary gain in the period in which the business combination is completed.

2.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated consideration paid, to adjust amounts related to the net assets of Avanex to a preliminary estimate of their fair values, to eliminate transactions between Bookham and Avanex and to reflect changes in depreciation and amortization expense and impairment charges resulting from the estimated fair value adjustments to assets acquired and liabilities assumed.

The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements:

Footnotes to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 27, 2008

(1) To record cash to be used for Bookham’s and Avanex’s estimated transaction costs as result of the merger, net of $90,000 previously paid and recorded as prepaid expenses.

(2) To eliminate accounts receivable and accounts payable balances related to product sales to Avanex by Bookham.

(3) To eliminate Bookham’s direct acquisition-related transaction costs recorded by Bookham as a prepaid expense.

(4) To allocate the excess of the fair value of the assets acquired and liabilities assumed over the purchase price to non-current non-financial assets.

(5) To reverse Avanex’s historical equity balances.

(6) To record Bookham’s equity consideration for the merger, which amount was determined based on the estimated 85,619,000 shares of common stock to be issued upon the closing of the merger multiplied by the fair value per share of common stock of $0.3731.

(7) To reflect the estimated fair value of negative goodwill. Because this credit is directly attributable to the merger and will not have a continuing impact, it is not reflected in the pro forma condensed combined statement of operations. However, this item will be recognized as an extraordinary gain in the period that the merger with Avanex is completed.

Footnotes to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended December 27, 2008 and for the Fiscal Year Ended June 28, 2008

(8) To eliminate revenues and cost of revenues related to product sales by Bookham to Avanex.

(9) To eliminate revenue and expenses for technology royalties payable by Bookham to Avanex.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS — (Continued)

(10) To reverse depreciation of property and equipment by Avanex based on the allocation of excess fair value to acquired property and equipment, net.

(11) To reverse amortization of intangible assets from acquisitions previously consummated by Avanex.

(12) To reverse impairment of goodwill from acquisitions previously consummated by Avanex.

(13) To record the reduction in investment income resulting from the reduced cash balance after payments to effect the merger.

3.	Pro Forma Loss Per Share

The pro forma basic and diluted loss per share amounts presented in Bookham’s unaudited pro forma condensed combined statements of operations are based upon the weighted-average number of shares of Bookham common stock outstanding and are adjusted for the estimated number of shares to be issued to Avanex’s stockholders, based on the number of shares of Avanex common stock outstanding as of January 27, 2009, and for Avanex restricted stock units which are subject to accelerated vesting upon the closing of the merger.

	Six Months
	Ended	Year Ended
	December 27,	June 28,
	2008	2008
	(In thousands)

Weighted-average shares used in computing net loss per share (basic and diluted)	100,209	93,099
Shares estimated to be issued by Bookham	84,570	84,570
Shares estimated to be issued by Bookham upon acceleration of Avanex restricted stock units at close	1,049	1,049

Pro forma weighted-average shares used in computing net loss per share (basic and diluted)	185,828	178,718

BOOKHAM BUSINESS

Overview

We design, manufacture and market optical components, modules and subsystems that generate, detect, amplify, combine and separate light signals principally for use in high-performance fiber optics communications networks. Due to its advantages of higher capacity and transmission speed, optical transmission has become the predominant technology for large-scale communications networks. Our primary operating segment, which we refer to as our telecom segment, addresses the optical communications market. We are one of the largest vertically-integrated vendors of optical components used for fiber optic telecommunications network applications. Our customers include leading equipment systems vendors, including ADVA AG Optical Networking, Alcatel-Lucent, Ciena Corporation, Cisco Systems, Inc., Huawei Technologies Co., Ltd., Tellabs, Inc., Tyco Electronics, Ltd. and Nortel Networks Corporation, which we refer to as Nortel Networks. Our remaining product lines, which comprise our non-telecom segment, leverage our optical component technologies and expertise in manufacturing optical subsystems to address opportunities in other markets, including industrial, research, semiconductor capital equipment, military and biotechnology.

Innovation at the component level has been a primary enabler of optical networking, facilitating increased transmission capacity, improving signal quality and lowering cost. Optical communications equipment vendors initially developed and manufactured their own optical components. For a variety of industry-related reasons, many of the larger optical equipment vendors have sold, eliminated or outsourced their internal component capabilities and now rely on third-party sources to meet their optical component needs. In the absence of significant internal component technology expertise or manufacturing capability, communications equipment vendors have become more demanding of their component suppliers, including Bookham, seeking companies with broad technology portfolios, component innovation expertise, advanced manufacturing capabilities, the ability to provide more integrated solutions and financial strength.

Although many of our competitors have in recent years outsourced their own manufacturing capabilities, in whole or in part, we have maintained a vertically integrated structure. By leveraging our own in-house research and manufacturing capabilities we are able to support and control all phases of the development and manufacturing process from chip creation to component design and all the way through module and subsystem production. In particular, our wafer fabrication facilities, we believe, position us to introduce product innovations delivering optical network cost and performance advantages to our customers. We also believe that our in-house control of this complete process provides us with the opportunity to respond more quickly to changing customer requirements, allowing our customers to improve the time it takes them to deliver products to market, and that our ability to deliver innovative technologies in a variety of form factors ranging from chip level to module level to subsystem level, allows us to address the needs of a broad base of potential customers regardless of their desired level of product integration or complexity.

We also believe our advanced chip and component design and manufacturing facilities would be very expensive to replicate. On-chip, or monolithic, integration of functionality is more difficult to achieve without control over the production process, and requires advanced process know-how and equipment. Although the market for optical integrated circuits is still in its early stages, it shares many characteristics with the semiconductor market, including the positive relationship between the number of features integrated on a chip, the wafer size and the cost and sophistication of the fabrication equipment. For this reason, we believe our 3-inch wafer indium phosphide, or InP, semiconductor fabrication facility in Caswell, U.K. provides us a competitive advantage by allowing us to increase the complexity of the optical circuits that we design and manufacture, and the integration of photonics components within smaller packages, without the relatively high cost, power and size issues associated with less integrated solutions. We believe that our pump laser gallium arsenide semiconductor fabrication facility in Zurich, Switzerland is one of the few facilities in the world offering the 980 nanometer pump laser diode capability required for most metro and long haul optical amplification solutions. We also believe that our Shenzhen, China assembly and test operation constitutes a leading manufacturing facility which has allowed us to reduce costs, improve processing efficiencies, respond to changes in customer requirements and reduce time to market for ourselves and our customers by reducing design turnaround time. We also believe that leveraging our investment in these advanced telecom facilities to manufacture and support products in our non-telecom segment represent a competitive opportunity within certain of the non-telecom markets we serve.

We intend to draw upon our internal development and manufacturing capability to continue to create innovative solutions for our customers. We are currently delivering a range of tunable products that include an InP tunable laser chip, 10 gigabyte per second, or Gb/s, iTLA tunable laser, a 10Gb/s iTTA transmitter module and a 10Gb/s SFF tunable transponder. Tunable products provide customers with the opportunity to reduce their inventory levels and their order lead time, and we believe this is one of the technologies enabling what is becoming known as the agile network. We believe we are gaining share in the 10Gb/s tunable product markets. We are also delivering chips and packages performing at 40Gb/s data rate operations for integration in our customers’ products, and are developing additional products targeted at the 40Gb/s data rate, including products with tunable characteristics. We have recently announced our demonstration of a 40Gb/s tunable transmitter assembly designed to meet price points we believe will enable cost-effective deployment of 40Gb/s transmission in metro networks. We plan to extend our offerings to operations requiring even higher data rates over time. We believe our 10Gb/s indium phosphide mach-zender transmitter, which demonstrates the advantages of our InP photonic integration, is the only transmitter of its kind on the market today, and we are currently the sole-source supplier to a number of customers.

In developing and growing our telecom segment, we acquired and integrated a number of optical components companies and businesses from 2002 through 2004, including those of Nortel Networks, Marconi Optical Components Limited, which we refer to as Marconi, and the assets and liabilities of Cierra Photonics. These acquisitions, in particular the optical components businesses of Nortel Networks and Marconi, significantly increased our telecom product portfolio and manufacturing expertise, and we believe we have since enhanced our existing relationships with leading optical systems vendors. We have completed the integration of these acquired businesses and companies, and in the process have in recent years taken significant steps to rationalize production capacity, adjust headcount and restructure resources to reduce manufacturing and operating overhead expenses.

Since the acquisition of Nortel Networks Optical Components, or NNOC, in 2002, we have diversified our revenue base by increasing our revenues from customers other than Nortel Networks, on both an absolute basis and as a percentage of total revenues. This has been one of our key strategic objectives. For example, in our fiscal years ended June 28, 2008, June 30, 2007 and July 1, 2006, our revenues from customers other than Nortel Networks were $200.3 million, $162.9 million and $121.2 million of our total revenues, respectively, which represented increases of 23% in 2008 compared to 2007 and 34% in 2007 compared to 2006. In addition, in the six months ended December 27, 2008 and December 29, 2007, our revenues from customers other than Nortel Networks were $99.2 million and $96.2 million of our total revenues, respectively, which represented an increase of 3% in the 2008 period compared to the 2007 period.

In 2004 we acquired New Focus, Inc., a photonics and microwave company, and in 2006 we acquired Avalon Photonics AG, a VCSEL company, and both are now important components of our non-telecom business segment.

Bookham, Inc., a Delaware corporation, was incorporated on June 29, 2004. On September 10, 2004, pursuant to a scheme of arrangement under the laws of the United Kingdom, Bookham, Inc. became the publicly traded parent company of the Bookham Technology plc group of companies, including Bookham Technology plc, a public limited company incorporated under the laws of England and Wales whose stock was previously traded on the London Stock Exchange and the NASDAQ National Market. Our common stock is traded on the NASDAQ Global Market under the symbol “BKHM.” Pursuant to the merger agreement, Bookham and Avanex will take all actions necessary to ensure that the name of the combined company following the merger will be the name mutually agreed to by Bookham and Avanex. The name change has not yet been determined between the parties; however, when (and if) a name change is effected, a change in Bookham’s trading symbol may be effected as well.

Industry Background

In the 1990s, telecommunications network vendors and data communications vendors increasingly incorporated optical systems into communications infrastructures, taking advantage of the ability of fiber optic systems to support dramatically greater bandwidths than traditional copper networks. Widespread adoption of fiber optic systems has significantly improved the ability of these networks to transmit and manage the high volume of voice, video and data traffic generated in recent years by the growth of the Internet and other innovative communications technologies. The continuing build-out of fiber optic networks requires optical components that generate, detect, amplify, combine and separate light signals as they are transmitted.

The business climate for telecommunications companies became less favorable in late 2000, as network service providers began to experience significant financial difficulties. Many equipment providers stopped buying components, which severely affected optical component manufacturers, who were left with significant inventories, excess production capacity and cost structures not aligned with industry demand levels. In response to these conditions, optical component suppliers reduced manufacturing and operating cost overheads dramatically in order to sustain their businesses during a period of reduced demand and to achieve cost efficiencies required to meet their customers’ pricing objectives, and certain optical systems vendors divested, or closed, their own optical components businesses. As a result, these optical systems vendors began seeking component suppliers with a depth of technology expertise, a breadth of product portfolio and access to manufacturing capabilities no longer existing within their own organizations. These conditions have all contributed to significant consolidation among optical component suppliers. We played an active role in this industry consolidation, acquiring the optical components businesses of Nortel Networks and Marconi, both in 2002, among others. We believe that the trend toward consolidation will continue, providing companies positioned as consolidators with the opportunity to capture increased market share and to improve profitability through increased capacity utilization and other operating efficiencies.

There are four particular drivers in the optical component market: (i) wireless and wire-line spending by telecommunications networking equipment companies, (ii) the introduction of new, more cost-effective product technologies, such as tunable products, (iii) the expansion of optical networking in the metro space, driven by the build out of broadband access networks such as fiber-to-the-home initiatives and (iv) the growing competition among cable network operators offering voice, video and data services and traditional telephony service providers which results in increased utilization of optical networking technologies, including the long-haul backbone where many of our product offerings are utilized. We believe drivers (i), (iii) and (iv) contribute to the overall demand for broadband capacity and therefore to the demand for the substantial portion of our telecom product offerings, while driver (ii) is of particular relevance to the demand for our tunable telecom products.

In addition, optical technologies originally developed for the communications industry, such as high-power lasers, are also being deployed in a variety of non-telecom applications. We believe that optical component suppliers have the opportunity to leverage their existing research and development expertise into non-telecom markets that are less subject to the cycles of the telecommunications industry.

Our Strategy

Our goal is to maintain and enhance our position as a leading provider of optical component, module and subsystem solutions for telecommunications providers while also broadening our leadership into new markets by:

•	Leveraging broad product portfolio and technology expertise. We believe that our broad product portfolio positions us to increase our penetration of existing customers and gives us a competitive advantage in winning new customers. In addition, we intend to continue to apply our optical component technologies to opportunities in other, non-telecommunications markets, including material processing, inspection and instrumentation, and research and development, where we believe the use of those technologies is expanding.

•	Providing more comprehensive and technologically advanced solutions. We intend to continue to invest in innovative component level technologies that we believe will allow us to be a market leader in terms of quality, price and performance. We also plan to leverage our component level technologies into a series of components, modules and subsystems, enabling us to meet our customers’ growing demand for complete solutions.

•	Continuing to improve cost structure. We intend to continue to focus on managing our variable costs through yield improvements, labor productivity gains, component substitutions and aggressive supply chain management, including the sourcing of certain internal manufacturing and other operations to our lower cost Shenzhen facility when appropriate.

•	Selectively pursuing acquisitions. As we have done in the past, we will continue to consider the use of acquisitions as a means to enhance our scale, obtain critical technologies and enter new markets.

Our Product Offerings

We design, manufacture and market optical components, modules and subsystems that generate, detect, amplify, combine and separate light signals with primary application in fiber optic telecommunications networks. We have significant expertise in technology such as III-V optoelectronic semiconductors utilizing InP and gallium arsenide substrates, thin film filters and micro-optic assembly and packaging technology. In addition to these technologies, we also have electronics design, firmware and software capabilities to produce transceivers, transponders, optical amplifiers and other value-added subsystems.

Telecom Products

Our telecom products provide functionality for the various elements within the optical networking system from transmitting to receiving light signals, and include products that generate, detect, amplify, combine and separate light signals. Our product offerings, which are principally aimed at the metro and long-haul telecommunications marketplace, include:

•	Transmitters. Our transmitter product lines include products with fixed and tunable wavelength designed for both long-haul and metro applications at 2.5 Gb/s and 10 Gb/s. This product line includes lasers that are either directly or externally modulated depending on the application.

•	Transceivers. Our small form factor pluggable transceiver portfolio includes SFP products operating at 2.5 Gb/s and XFP products operating at 10 Gb/s.

•	Transponder modules. Our transponder modules provide both transmitter and receiver functions. A transponder includes electrical circuitry to control the laser diode and modulation function of the transmitter as well as the receiver electronics.

•	Tunable lasers and transmitter modules. Our tunable laser products include discrete lasers and co-packaged laser modulators to optimize performance and reduce the size of the product. Our tunable products include an InP tunable laser chip, a 10Gb/s iTLA tunable laser, a 10Gb/s iTTA transmitter module, and a SFF tunable transponder. We also supply our tunable components into our customers 40Gb/s products, and are developing technology to deliver wide band electronic tunability into our own products at data rates of 40Gb/s and beyond.

•	Receivers. Our portfolio of discrete receivers for metro and long-haul applications at 2.5 Gb/s and 10 Gb/s includes avalanche photodiode, or APD, preamp receivers, as well as photodiode, or PIN, preamp receivers, and PIN and APD modules and products that feature integrated attenuators.

•	Amplifiers. Erbium doped fiber amplifiers, or EDFAs, are used to boost the brightness of optical signals and offer compact amplification for ultra long-haul, long-haul and metro networks. We offer a semi-custom product portfolio of multi-wavelength amplifiers from gain blocks to full card level or subsystem solutions designed for use in wide bandwidth wave division multiplexing, or WDM, optical transmission systems. We also offer lower cost narrow band mini-amplifiers.

•	Pump laser chips. Our 980 nanometer pump laser diodes are designed for use as high-power, reliable pump sources for EDFAs in terrestrial and undersea, or submarine, applications. Uncooled modules are designed for low-cost, reliable amplification for metro, cross-connect or other single/multi channel amplification applications, and submarine applications.

•	Thin Film Filters. Our thin film filter, or TFF, products are used for multiplexing and demultiplexing optical signals within dense WDM transmission systems. In addition to this, TFF products are used to attenuate and control light within our amplifier product range.

Non-Telecom Products

The optical technology originally developed for the telecommunications industry is increasingly being deployed in other markets, such as industrial, consumer display and life sciences, in addition to the test and measurement market where it has been deployed for some time. Advancements in laser technology have improved the cost, size and power of devices, making them more suitable for non-telecommunications applications. Our non-telecom product offerings include:

•	Photonics and Microwave Products. In the area of photonics and microwave solutions, we sell two primary product families to diversified markets such as research institutions and semiconductor capital equipment manufacturers as follows:

•	Advanced photonic tools principally used for generating, measuring, moving, manipulating, modulating and detecting optical signals.

•	Tunable lasers for test and measurement applications.

•	High Powered Laser Products. We currently market our advanced pump laser technology for material processing and printing applications.

•	Thin Film Filter Products. We deploy our optical TFF technology to markets outside of telecommunications, with applications available in the life sciences, biotechnology and consumer display industries.

•	VCSEL Products. We sell low power polarized products for mouse and datacom applications.

Customers, Sales and Marketing

We operate in two business segments: (i) telecom and (ii) non-telecom. Telecom relates to the design, development, manufacture, marketing and sale of optical component products to telecommunications systems vendors. Non-telecom relates to the design, manufacture, marketing and sale of optics and photonics solutions for certain other markets including material processing, inspection and instrumentation, and research and development.

The following table sets forth our revenues by segment for the periods indicated:

	Six Months Ended		Years Ended
	December 27,	December 29,	June 28,	June 30,	July 1,
	2008	2007	2008	2007	2006
	(In millions)

Revenues:
Telecom	$89.7	$85.5	$176.9	$153.8	$195.5
Non-telecom	27.0	27.7	58.6	49.0	36.1

Consolidated revenues	$116.7	$113.2	$235.5	$202.8	$231.6

For additional information on the telecom and non-telecom segments, see Note 12 — “Segments of an Enterprise and Related Information” to our consolidated financial statements as of June 28, 2008 and June 30, 2007 and for the fiscal years ended June 28, 2008 and June 30, 2007 and July 1, 2006, and Note 13 — “Segments of an Enterprise and Related Information” to our condensed consolidated financial statements as of

December 27, 2008 and June 28, 2008 and for the three and six month periods ended December 27, 2008 and December 29, 2007. appearing elsewhere in this joint proxy statement/prospectus.

We believe it is essential to maintain a comprehensive and capable direct sales and marketing organization. As of December 27, 2008, we had an established direct sales and marketing force of 78 people for all of our products sold in the U.K., China, France, Germany, Switzerland, Canada, Italy and the U.S.

In addition to our direct sales and marketing organization, we also sell and market our products through international sales representatives and resellers that extend our commercial reach to smaller geographic locations and customers that are not currently covered by our direct sales and marketing efforts.

Our non-telecom products targeted at research applications are also sold under the New Focus brand name through catalogs and on-line via our website at www.newfocus.com. Neither this website, nor any information that may be accessed through links on such website, are part of this joint proxy statement/prospectus and shall not be deemed to be incorporated by reference herein.

Our telecom products and many of our non-telecom products typically have a long sales cycle. The period of time between our initial contact with a customer to the receipt of an actual purchase order is frequently a year or more. In addition, many customers perform, and require us to perform, extensive process and product evaluation and testing of components before entering into purchase arrangements.

We offer support services in connection with the sale and purchase of certain products, primarily consisting of customer service and technical support. Customer service representatives assist customers with orders, warranty returns and other administrative functions. Technical support engineers provide customers with answers to technical and product-related questions. Technical support engineers also provide application support to customers who have incorporated our products into custom applications.

In 2002, when we acquired the optical components business of Nortel Networks, Nortel Networks entered into a supply agreement with us which specified a minimum amount of products to be purchased from us. This supply agreement was amended three times. Pursuant to the second addendum to our supply agreement, Nortel Networks issued non-cancelable purchase orders, based on revised pricing, totaling approximately $100 million, for certain products to be delivered through March 2006, which included $50 million of products we were discontinuing. Pursuant to the third addendum to the supply agreement, Nortel Networks was obligated to purchase $72 million of our products. These obligations expired in December 2006 and Nortel Networks is no longer subject to any minimum purchase obligations. Our revenues from Nortel Networks were $17.5 million, $35.2 million, $39.9 million and $110.5 million in the six months ended December 27, 2008 and in the fiscal years ended June 28, 2008, June 30, 2007 and July 1, 2006, respectively. These revenues from Nortel Networks represented 15%, 15%, 20% and 48% of our total revenues in the six months ended December 27, 2008 and in the fiscal years ended June 28, 2008, June 30, 2007 and July 1, 2006, respectively. On January 14, 2009, Nortel Networks filed for bankruptcy relief and there can be no assurance that Nortel Networks will continue to purchase our products at previously or currently anticipated levels, or at all, while it is in insolvency proceedings for reasons including, but not limited to, Nortel Network’s distractions from its core business execution and the reaction of its own customers.

In the six months ended December 27, 2008, we issued billings of $4.1 million for products that were shipped to Nortel Networks, but for which payment was not received prior to its bankruptcy filing on January 14, 2009, and $1.3 million for products that were shipped to a contract manufacturer for Nortel Networks for which payment may not be received as a result of the Nortel Networks bankruptcy filing. As a result, an aggregate of $5.4 million in revenue was not recognized as revenues or accounts receivable at the time of such billings, and such amounts were therefore deferred as we determined that such amounts were not reasonably assured of collectability in accordance with our revenue recognition policy. The corresponding costs associated with these billings for the six months ended December 27, 2008 were fully included in costs of revenues in the condensed consolidated financial statements for such period, which are included elsewhere in this joint proxy statement/prospectus, as title to the products passed to the customer upon shipment or delivery, depending on the terms of the individual sale. Accordingly, revenue deferrals for the six months ended December 27, 2008 to financially distressed customers reduced revenues and gross margin and increased net loss by $5.4 million, and decreased our gross margin rate by approximately 8 percentage points. To the extent that collectability becomes reasonably assured for these deferred billings in future periods, our future results will benefit from the recognition of these amounts.

One of our strategic objectives has been to increase our telecom revenues from customers other than Nortel Networks. Excluding revenues from Nortel Networks, our telecom segment revenues increased to $141.7 million in the fiscal year ended June 28, 2008, from $114.0 million in the fiscal year ended June 30, 2007, and to $114.0 million in the fiscal year ended June 30, 2007 from $85.0 million, in the fiscal year ended July 1, 2006. In addition, excluding revenues from Nortel Networks, our telecom segment revenues increased to $72.1 million in the six months ended December 27, 2008, from $68.5 million in the six months ended December 29, 2007.

Huawei Technologies Co., Ltd. accounted for 14% and 11% of our total revenue in the six months ended December 27, 2008 and the fiscal year ended June 28, 2008, respectively. Cisco Systems, Inc. accounted for 12% of our revenue in the fiscal year ended June 30, 2007.

We principally sell our telecom products to telecommunications systems and components vendors, as well as to customers in data communications, military and aerospace. Customers for our non-telecom products include semiconductor capital equipment manufacturers, life-sciences companies, industrial printing companies, and consumer electronics components companies, as well as academic, military and governmental research institutions that engage in advanced research and development activities.

The following table sets forth our revenues by geographic region for the periods identified, determined based on the country shipped to:

	Six Months Ended		Years Ended
	December 27,	December 29,	June 28,	June 30,	July 1,
	2008	2007	2008	2007	2006
	(In millions)

United States	$31.0	$28.3	$59.5	$46.0	$47.8
Canada	7.9	21.4	39.1	56.1	107.4
China	27.4	25.3	59.1	37.7	27.8
Europe	26.9	22.6	47.6	34.4	28.8
Asia other than China	13.3	11.5	22.4	25.2	15.6
Rest of the World	10.2	4.1	7.8	3.4	4.2

Total revenues	$116.7	$113.2	$235.5	$202.8	$231.6

We are subject to risks related to operating in foreign countries. These risks include, among others: currency fluctuations; difficulty in accounts receivable collection and longer collection periods; difficulty in enforcing or adequately protecting our intellectual property; foreign taxes; political, legal and economic instability in foreign markets; and foreign regulations. Any of these risks, or any other risks related to our foreign operations, could materially adversely affect our business, financial condition and results of operations and could result in increased operating expenses and reduced revenues.

Intellectual Property

We believe that our proprietary technology provides us with a competitive advantage, and we intend to continue to protect our technology, as appropriate, including design, process and assembly aspects. We believe that our intellectual property portfolio is a strategic asset that we can use to develop our own sophisticated solutions and applications, or in conjunction with the technologies of the companies with whom we collaborate, for use in optical networking and certain other functions. Our intellectual property portfolio includes technology that we obtained from our acquisitions of businesses and companies in addition to our own internally developed technology. Our expertise in applications and process engineering is supplemented by the know-how of personnel who joined us as a result of these acquisitions. We believe that the future success of our business will depend on our ability to translate our intellectual property portfolio and the technological expertise and innovation of our personnel into new and enhanced products.

As of December 27, 2008, we held 245 U.S. patents and 74 non-U.S. patents, and we had approximately 141 patent applications pending in various jurisdictions. The patents we currently hold expire at various times between 2009 and 2026. We maintain an active program designed to identify technology appropriate for patent protection. We require employees and consultants to execute non-disclosure and proprietary rights agreements upon commencement of employment or consulting arrangements. These agreements acknowledge our exclusive ownership of all intellectual property developed by the individuals during their work for us and require that all proprietary information disclosed remain confidential. While such agreements are intended to be binding, we may not be able to enforce these non-disclosure and proprietary rights agreements in all jurisdictions.

Although we continue to take steps to identify and protect our patentable technology and to obtain and protect proprietary rights to our technology, we cannot be certain the steps we have taken will prevent misappropriation of our technology. We may, as appropriate, take legal action to enforce our patents and trademarks and otherwise to protect our intellectual property rights, including our trade secrets, which may not be successful. In the future, situations may arise in which we may decide to grant licenses to third parties to certain of our proprietary technology in which case other parties will be able to exploit our technology in the marketplace.

For example, on March 4, 2008, we filed a declaratory judgment complaint captioned Bookham, Inc. v. JDS Uniphase Corp. and Agility Communications, Inc., Civil Action No. 5:08-CV-01275-RMW, in the United States District Court for the Northern District of California, San Jose Division. Our complaint seeks declaratory judgments that our tunable laser products do not infringe any valid, enforceable claim of U.S. Patent Nos. 6,658,035, 6,654,400, 6,687,278, and that all claims of the aforementioned patents are invalid and unenforceable. Our complaint also contains affirmative claims for relief against JDS Uniphase Corp. and Agility Communications, Inc. for statutory unfair competition, and for intentional interference with economic advantage.

On July 21, 2008, JDS Uniphase Corp. and Agility Communications, Inc. answered our complaint and asserted counterclaims against us for infringement of U.S. Patent Nos. 6,658,035, 6,654,400, 6,687,278, which JDS Uniphase Corp. acquired from Agility Communications, Inc. On October 6, 2008, JDS Uniphase Corp. indicated that its infringement claims are directed at our LamdaFlexTM TL500 VCJ; TL5000VLJ; TL3000; TL7000; TL8000 and TL9000 products. JDS Uniphase Corp. seeks unspecified compensatory damages, treble damages and attorneys’ fees from us, and an order enjoining us from future infringement of the patents-in-suit This litigation has been stayed due to JDS Uniphase Corp.’s commencement of a U.S. International Trade Commission Investigation, which is described below.

On November 7, 2008, JDS Uniphase Corp. petitioned the U.S. International Trade Commission to commence an investigation into alleged violations by us of Section 337 of the Tariff Act of 1930. On December 8, 2008, the U.S. International Trade Commission commenced investigation No. 337-TA-662 into our alleged importation into the United States, sale for importation, and sale within the United States after importation of tunable laser chips, assemblies, and products containing the same that infringe U.S. Patent Nos. 6,658,035 and 6,687,278. JDS Uniphase Corp. seeks a general exclusion order prohibiting the importation of any Bookham tunable laser chip, assembly, or product containing the same that infringes any claim of the aforementioned patents, as well as an order prohibiting sales after importation into the United States of any allegedly infringing products. The U.S. International Trade Commission has adopted a target completion date of March 19, 2010 for the investigation, and indicated that a final initial determination should be filed by November 19, 2009. Any adverse ruling by the U.S. International Trade Commission, including an exclusion order that could prohibit us from importing into the United States tunable laser chips, assemblies, or products containing the same, or prolonged litigation may have an adverse effect on our business, financial condition and results of operations and any resolution may not be in our favor.

Research and Development

We believe that continued focus on the development of our technology is critical to our future competitive success. Our goal is to expand and develop our line of telecom products, particularly in the area of wideband tunable products, expand and develop our line of non-telecom products and technologies for use in a variety of different applications, enhance our manufacturing processes to reduce production costs, provide increased device performance and reduce product time to market.

We have significant expertise in optical technologies such as optoelectronic semiconductors utilizing InP and gallium arsenide substrates, thin film filters and micro-optic assembly and packaging technology. In addition to these technologies, we also have electronics design, firmware and software capabilities to produce transceivers, transponders, optical amplifiers and other value-added subsystems. We at times will also consider supplementing our in-house technical capabilities with capabilities acquired by means of strategic alliances or technology development arrangements with third parties when we deem appropriate. We spent $14.8 million, $32.6 million, $43.0 million and $42.6 million on research and development during the six months ended December 27, 2008 and the years ended June 28, 2008, June 30, 2007, and July 1, 2006, respectively. As of December 27, 2008, our research and development organization comprised 148 people.

Our research and development facilities in Paignton and Caswell, U.K., Santa Rosa and San Jose, California, Zurich, Switzerland, Shenzhen, China and Ottawa, Canada include computer-aided design stations, modern laboratories and automated test equipment. Our research and development organization has optical and electronic integration expertise that facilitates meeting customer-specific requirements as they arise.

Manufacturing

Our manufacturing capabilities include fabrication processing operations for InP substrates, gallium arsenide substrates and thin film filters, including clean room facilities for each of these fabrication processes, along with assembly and test capability and reliability/quality testing. We utilize sophisticated semiconductor processing equipment in these operations, such as epitaxy reactors, metal deposition systems, and photolithography, etching, analytical measurement and control equipment. Our assembly and test facilities include specialized automated assembly equipment, temperature and humidity control and reliability and testing facilities.

We lease a facility which houses our advanced 3-inch wafer InP semiconductor fabrication operation, which we believe is one of our key competitive differentiators. This facility is located in Caswell U.K. and is leased pursuant to a 20 year lease, commencing in March 30, 2006, with an option to extend an additional 5 years after the initial 20 year period and for additional 2 year increments indefinitely after the initial 25 year period. We previously owned this facility, but in March 2006 we sold it to a subsidiary of Scarborough Development as a part of a sale-leaseback arrangement. For additional information about the sale-leaseback arrangement of the Caswell facility, (see Note 6 — “Commitments and Contingencies — Caswell Sale-Leaseback” to our consolidated financial statements appearing elsewhere in this joint proxy statement/prospectus). We also have assembly and test facilities in Shenzhen, China and San Jose, California. We have a wafer fabrication facility in Zurich, Switzerland, and a thin film filter manufacturing facility in Santa Rosa, California. In 2004, we implemented a restructuring plan which included the transfer of a majority of our assembly and test operations from Paignton to Shenzhen in order to take advantage of the comparatively low manufacturing costs in China. The transfer of assembly and test operations from our Paignton facility was completed in the quarter ended March 31, 2007. In calendar 2007, we consolidated certain activities within our Caswell, U.K. wafer facility in an effort to rationalize our capacity to match our near term fabrication requirements. In 2008, we transferred substantially all of the manufacturing operations and processes of certain of our non-telecom products from our San Jose, California facility to our Shenzhen facility, in order to take advantage of the comparatively low manufacturing costs in China.

Long-Lived Tangible Assets

The following table sets forth our long-lived tangible assets by geographic region as of the dates indicated:

	December 27,	June 28,	June 30,
	2008	2008	2007
	(In millions)

China	$22.8	$20.5	$18.5
United Kingdom	3.3	6.3	9.7
Europe other than United Kingdom	4.4	4.1	3.9
United States	1.8	1.8	1.3
Canada	0.2	0.3	0.3

Total long-lived assets	$32.5	$33.0	$33.7

Total Assets

The following table sets forth our total assets by geographic region as of the dates indicated:

	December 27,	June 28,	June 30,
	2008	2008	2007
	(In millions)

United States	$42.2	$65.2	$21.0
United Kingdom	45.7	61.3	58.8
China	65.9	56.3	69.6
Europe other United Kingdom	25.8	28.5	52.7
Canada	0.5	0.8	2.4

Total assets	$180.1	$212.1	$204.5

Competition

The markets for our telecom and non-telecom products are highly competitive. We believe we compete favorably with respect to the following factors:

•	product quality, performance and price;

•	on-going product evolution;

•	manufacturing capabilities; and

•	customer service and support.

With respect to our telecom products, we also believe we compete favorably on the basis of our historical customer relationships and the breadth of our product lines.

Although we believe that we compete favorably with respect to these factors, there can be no assurance that we will continue to do so. We encounter substantial competition in most of our markets, although no one competitor competes with us across all product lines or markets.

We believe that our principal competitors in telecom are the major suppliers of optical components and modules, including both vendors selling to third parties and components companies owned by large telecommunications equipment manufacturers. Specifically, we believe that our telecom segment competes against two main categories of competitors in the telecom market:

•	broad-based merchant suppliers of components, principally JDS Uniphase Corporation, Avanex, Opnext, Inc. and Finisar Corporation; and

•	vertically integrated equipment manufacturers, such as Fujitsu and Sumitomo.

Our non-telecom segment competes with a number of companies including JDS Uniphase Corporation, Newport, and Thorlabs.

Employees

As of December 27, 2008 we employed 2,324 persons, including 148 in research and development, 1,994 in manufacturing, 78 in sales and marketing, and 104 in finance and administration. None of our employees are subject to collective bargaining agreements. We believe that our relations with our employees are good.

Properties

We lease our corporate headquarters in San Jose, California, which has approximately 52,000 square feet, and includes manufacturing, research and development and office space, under a lease agreement that will expire on March 31, 2011. We lease our wafer fabricating facility in Zurich, Switzerland, which is approximately 124,000 square feet, under a lease that will expire in June 30, 2012. We lease a thin film manufacturing facility in Santa Rosa, California, which has approximately 33,000 square feet, under a lease that expires on December 31, 2011. We lease a 183,000 square foot facility in Caswell, U.K., which includes wafer fabricating, assembly and test capabilities, manufacturing support functions and research and development capabilities and office space, under a lease that expires in March 2026, with options to extend the lease term an additional 5 years immediately after 2026 and for two-year increments indefinitely after 2031. We lease an 18,000 square foot research and development facility in Paignton, U.K. under a lease that expires on December 31, 2017. We own our facility in Shenzhen, China, which is approximately 247,000 square feet comprising manufacturing space, including clean rooms, assembly and test capabilities, packaging, storage, research and development and office space. In addition, we lease approximately 145,000 square feet of facilities in Ventura County California, pursuant to a lease agreement which expires in April 2011, which we currently do not utilize.

Our telecom business segment utilizes the Paignton facility, substantial portions of the Shenzhen and Caswell facilities, and it shares the Santa Rosa and Zurich facilities with our non-telecom business segment. Our non-telecom business segment utilizes the majority of the San Jose facility, shares the Santa Rosa and Zurich facility with our telecom segment, and utilizes a comparatively small portion of our Caswell facility. Our non-telecom business segment recently transferred substantially all of its manufacturing operations from our San Jose facility to our Shenzhen facility.

Legal Proceedings

On June 26, 2001, a putative securities class action captioned Lanter v. New Focus, Inc. et al., Civil Action No. 01-CV-5822 was filed against New Focus, Inc., or New Focus, and several of its officers and directors, or the Individual Defendants, in the United States District Court for the Southern District of New York. Also named as defendants were Credit Suisse First Boston Corporation, Chase Securities, Inc., U.S. Bancorp Piper Jaffray, Inc. and CIBC World Markets Corp., or the Underwriter Defendants, the underwriters in New Focus’s initial public offering. Three subsequent lawsuits were filed containing substantially similar allegations. These complaints have been consolidated.

On November 7, 2001, a Class Action Complaint was filed against Bookham Technology plc and others in the United States District Court for the Southern District of New York. On April 19, 2002, plaintiffs filed an Amended Class Action Complaint, described below. The Amended Class Action Complaint names as defendants Bookham Technology plc, Goldman, Sachs & Co. and FleetBoston Robertson Stephens, Inc., two of the underwriters of Bookham Technology plc’s initial public offering in April 2000, and Andrew G. Rickman, Stephen J. Cockrell and David Simpson, each of whom was an officer and/or director at the time of Bookham Technology plc’s initial public offering.

Various plaintiffs have filed similar actions asserting virtually identical allegations against more than 300 other public companies, their underwriters, and their officers and directors arising out of each company’s initial public offering. These actions, including the action against New Focus and the action against Bookham

Technology plc, have been coordinated for pretrial purposes and captioned In re Initial Public Offering Securities Litigation, 21 MC 92.

On April 19, 2002, plaintiffs filed a Consolidated Amended Class Action Complaint in the New Focus action and an Amended Class Action Complaint in the Bookham Technology plc action (together, the “Amended Class Action Complaints”). The Amended Class Action Complaints assert claims under certain provisions of the securities laws of the United States. They allege, among other things, that the prospectuses for Bookham Technology plc’s and New Focus’s initial public offerings were materially false and misleading in describing the compensation to be earned by the underwriters in connection with the offerings, and in not disclosing certain alleged arrangements among the underwriters and initial purchasers of ordinary shares, in the case of Bookham Technology plc, or common stock, in the case of New Focus, from the underwriters. The Amended Class Action Complaints seek unspecified damages (or, in the alternative, rescission for those class members who no longer hold our or New Focus common stock), costs, attorneys’ fees, experts’ fees, interest and other expenses. In October 2002, the Individual Defendants were dismissed, without prejudice, from the action subject to their execution of tolling agreements. In July 2002, all defendants filed Motions to Dismiss the Amended Class Action Complaints. The motions were denied as to Bookham Technology plc and New Focus in February 2003. Special committees of the board of directors authorized the companies to negotiate a settlement of pending claims substantially consistent with a memorandum of understanding negotiated among class plaintiffs, all issuer defendants and their insurers.

The plaintiffs and most of the issuer defendants and their insurers entered into a stipulation of settlement for the claims against the issuer defendants, including Bookham Technology plc and New Focus. This stipulation of settlement was subject to, among other things, certification of the underlying class of plaintiffs. Under the stipulation of settlement, the plaintiffs would dismiss and release all claims against participating defendants in exchange for a payment guaranty by the insurance companies collectively responsible for insuring the issuers in the related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. On February 15, 2005, the District Court issued an Opinion and Order preliminarily approving the settlement provided that the defendants and plaintiffs agree to a modification narrowing the scope of the bar order set forth in the original settlement agreement. The parties agreed to the modification narrowing the scope of the bar order, and on August 31, 2005, the District Court issued an order preliminarily approving the settlement.

On December 5, 2006, following an appeal from the underwriter defendants the United States Court of Appeals for the Second Circuit overturned the District Court’s certification of the class of plaintiffs who are pursuing the claims that would be settled in the settlement against the underwriter defendants. Plaintiffs filed a Petition for Rehearing and Rehearing En Banc with the Second Circuit on January 5, 2007 in response to the Second Circuit’s decision and have informed the District Court that they would like to be heard as to whether the settlement may still be approved even if the decision of the Court of Appeals is not reversed. The District Court indicated that it would defer consideration of final approval of the settlement pending plaintiffs’ request for further appellate review.

On April 6, 2007, the Second Circuit denied plaintiffs’ petition for rehearing, but clarified that the plaintiffs may seek to certify a more limited class in the District Court. In light of the overturned class certification on June 25, 2007, the District Court signed an Order terminating the settlement. The actions against Bookham Technology plc and New Focus remain stayed while litigation proceeds in six test cases against other companies which involve claims virtually identical to those that have been asserted against Bookham Technology plc and New Focus. On November 13, 2007, the issuer defendants in certain designated “focus cases” filed a motion to dismiss the second consolidated amended class action complaints that were filed in those cases. On March 26, 2008, the District Court issued an Opinion and Order denying, in large part, the motions to dismiss the amended complaints in the “focus cases.”

It is uncertain if the litigations will settle. If settlement of the litigations does not occur and litigation against Bookham Technology plc and New Focus continues, we believe that both Bookham Technology plc and New Focus have meritorious defenses to the claims made in the Amended Class Action Complaints and therefore we believe that such claims will not have a material effect on its financial position, results of operations or cash flows.

On March 4, 2008, we filed a declaratory judgment complaint captioned Bookham, Inc. v. JDS Uniphase Corp. and Agility Communications, Inc., Civil Action No. 5:08-CV-01275-RMW, in the United States District Court for the Northern District of California, San Jose Division. Our complaint seeks declaratory judgments that its tunable laser products do not infringe any valid, enforceable claim of U.S. Patent Nos. 6,658,035, 6,654,400 and 6,687,278, and that all claims of the aforementioned patents are invalid and unenforceable. Our complaint also contains affirmative claims for relief against JDS Uniphase Corp. and Agility Communications, Inc. for statutory unfair competition, and for intentional interference with economic advantage.

On July 21, 2008, JDS Uniphase Corp.  and Agility Communications, Inc. answered our complaint and asserted counterclaims against us for infringement of U.S. Patent Nos. 6,658,035, 6,654,400 and 6,687,278, which JDS Uniphase Corp. acquired from Agility Communications Inc. On October 6, 2008, JDS Uniphase Corp. indicated that its infringement claims are directed at our LamdaFlexTM TL500 VCJ; TL5000VLJ; TL3000; TL7000; TL8000 and TL9000 products. JDS Uniphase Corp. seeks unspecified compensatory damages, treble damages and attorneys’ fees from us, and an order enjoining us from future infringement of the patents-in-suit. This litigation has been stayed due to JDS Uniphase Corp.’s commencement of a U.S. International Trade Commission Investigation, which is described below.

On November 7, 2008, JDS Uniphase Corp.  petitioned the U.S. International Trade Commission to commence an investigation into alleged violations by us of Section 337 of the Tariff Act of 1930. On December 8, 2008, the U.S. International Trade Commission commenced investigation No. 337-TA-662 into our alleged importation into the United States, sale for importation, and sale within the United States after importation of tunable laser chips, assemblies, and products containing the same that infringe U.S. Patent Nos. 6,658,035 and 6,687,278. JDS Uniphase Corp. seeks a general exclusion order prohibiting the importation of any Bookham tunable laser chip, assembly, or product containing the same that infringes any claim of the aforementioned patents, as well as an order prohibiting sales after importation into the United States of any allegedly infringing products. The U.S. International Trade Commission has adopted a target completion date of March 19, 2010 for the investigation, and indicated that a final initial determination should be filed by November 19, 2009. Any adverse ruling by the U.S. International Trade Commission, including an exclusion order that could prohibit us from importing into the United States tunable laser chips, assemblies, or products containing the same, or prolonged litigation may have an adverse effect on our business, financial condition and results of operations and any resolution may not be in our favor.

We and merger sub are also named as defendants in the litigation described under “Bookham Proposal No. 1 and Avanex Proposal No. 1 — The Merger — Legal Proceedings Related to the Merger” of this joint proxy statement/prospectus.

AVANEX BUSINESS

Overview

Avanex is a global provider of high-performance, intelligent, photonic products including optical components, modules and subsystems. Avanex’s products enable optical communication networks to regenerate, transmit and manage voice, video and data optical signals efficiently. Telecommunication system integrators and their network carrier customers use Avanex’s products to enhance system performance and increase network speed and capacity. Avanex believes it is one of the largest broad-based suppliers of telecom optical equipment.

In 2003, Avanex acquired all of the outstanding equity of Alcatel Optronics France, a subsidiary of Alcatel, certain assets of the optical components business of Corning Incorporated, and substantially all of the assets of Vitesse’s Optical Components Systems Division. As part of these acquisitions, Alcatel and Corning Incorporated licensed certain intellectual property rights to Avanex. Over the past five years, Avanex has integrated and restructured these assets and have shifted most of its manufacturing operations and portions of its development resources to lower-cost geographic regions. For instance, in March 2005, Avanex announced that it had opened an operations center in Bangkok, Thailand to centralize global manufacturing and operational overhead functions in a lower-cost region. In July 2005, Avanex announced the opening of a development and marketing office in Shanghai, China. In April 2007, Avanex sold ninety percent (90%) of its share capital and voting rights of its wholly-owned subsidiary in France, including Avanex’s Indium Phosphide (InP) and Gallium Arsenide (GaAs) semiconductor fabs, and its laser, terrestrial pump, submarine pump and Fiber Bragg Grating (FBG) product lines, to 3S Photonics.

In order to expand Avanex’s transmission product portfolio, in July 2007, it acquired the assets relating to the MSA 300-pin transponder and XFP transceiver businesses of the Commercial Communication Products Division of Essex Corporation, a subsidiary of Northrop Grumman Space and Mission Systems Corporation.

Avanex has one of the broadest optical product portfolio platforms available, with a scalable and efficient global operating model.

Avanex was incorporated in October 1997 as a California corporation, and in January 2000, it was reincorporated as a Delaware corporation. Avanex’s principal executive office is located at 40919 Encyclopedia Circle, Fremont, California, 94538. Avanex also maintains facilities in Horseheads, New York; Shanghai, China; Villebon Sur Yvette, France; San Donato, Italy; and Bangkok, Thailand. Avanex’s main telephone number is (510) 897-4188, and its web site address is www.avanex.com. Avanex’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports are available, free of charge, through its internet web site, as soon as reasonably practicable, after it electronically files such material with, or furnishes it to the Securities and Exchange Commission (SEC).

Avanex and the Avanex logo are registered trademarks of Avanex Corporation. This joint proxy statement/prospectus also includes other trade names, trademarks and service marks of Avanex’s and of other companies.

Industry

Optical technology transfers information in the form of light signals along optical fibers. The light signals are transmitted through fiber optic cable. Beyond lasers, many other optical components and subsystems are utilized within optical networks to generate, clean, amplify, isolate, route, or otherwise enhance light signals.

Over the last several years, the optical components, modules and subsystems industry has experienced a modest increase in business levels, as compared to previous years, because network carriers and cable companies have been deploying new communication networks or have been upgrading the backbone of existing communication networks. The increasing demand for optical solutions is in response to growing bandwidth demand driven by increased transmission of video, voice and data over optical communication networks, and by a need among network carriers to decrease the total cost of ownership of their networks. Certain large telecommunications network carriers have also disclosed that they plan to deploy, and have begun to deploy, new broadband access networks based on fiber optic technologies. These fiber-to-the-premise networks significantly increase the capacity and expand the type of services that can be utilized by residential users.

Products

Avanex’s product portfolio is comprised of the following product families (depicted visually above):

Amplification — Avanex’s Amplification product family includes products that optically amplify transmission signals, including Erbium doped fiber amplifiers.

Wavelength Management — Avanex’s Wavelength Management platform includes Switching and Routing solutions, Multiplexing and Signal Processing solutions and Micro-Optics and Integrated Modules, including products that optically add and drop transmission signals in both fixed and reconfigurable versions, products that optically multiplex or demultiplex signals based on thin film filters, planar and interleaver technologies, and products that optically attenuate signal power across a single or multiple wavelength bands.

Dispersion Compensation Management — Avanex’s Dispersion Compensation product family consists of products that optically compensate for chromatic dispersion and dispersion degradation of transmission signals, including fixed and tunable products based on dispersion compensating fiber and cascaded etalons.

Transmission — Avanex’s Transmission product family includes transceivers and transponders. These products transmit and receive optical signals on optical fibers. Avanex’s Transmission product family also includes Lithium Niobate Modulators, which are optical devices fabricated from Lithium Niobate and other optical devices that manipulate the phase of magnitude of an optical signal. Their primary function is to transfer information on an optical carrier by modulating the light.

Competition

The optical communications markets are rapidly evolving. Avanex expects these markets to continue to be highly competitive because of the available capacity and easily obtained funding. Avanex believes that its principal competitors in the optical subsystems, modules and components industry include Bookham, Inc., EMCORE Corporation, JDS Uniphase Corporation, Oplink Communications, Inc., Opnext, Inc. and Optium Corporation. Avanex believes it differentiates itself from its competitors by offering high levels of customer value through collaborative product design, technology innovation, optical/mechanical performance, intelligent features for configuration, control and monitoring, multi-function integration and overall customization. The principal competitive factors upon which Avanex competes include breadth of product line, availability, performance, product reliability, innovation and selling price. Avanex believes that it competes favorably with its competitors with respect to the foregoing factors.

Consolidation in the optical systems and components industry in the past has intensified, and future consolidation could further intensify, the competitive pressures that Avanex faces. For example, Finisar Corporation and Optium Corporation, and Opnext Inc. and StrataLight Communications, Inc. have recently consummated combinations. In addition, Oplink Communications and EMCORE Corporation have expanded their businesses through acquisitions. Significant consolidation has also taken place recently at the carrier level and at Avanex’s customer level. Recent mergers among Avanex’s customers include that of ADVA Optical Networking with Movaz Networks Inc., Alcatel with Lucent Technologies Inc., Ericsson AB with Marconi, and the merger of the optical businesses of Siemens AG and Nokia.

Avanex also faces competition from companies that may expand into its industry and introduce additional competitive products. Existing and potential customers are also Avanex’s potential competitors. These customers may develop or acquire additional competitive products or technologies, which may cause them to reduce or cease their purchases from us. Please see “Risks Relating to Avanex” in this joint proxy statement/prospectus, including in Section II: “Market and Competitive Risks.”

Research and Development

Avanex believes that research and development is critical to its strategic growth objectives. Avanex’s research and development activities are focused on new products that integrate multiple optical functions and that offer intelligent features for configuration, control and monitoring. To accomplish this, Avanex’s research and development team possesses expertise in the areas of optical components, micro-optic and integrated-optic design, as well as in electronics, firmware, and software. Most of Avanex’s efforts are directed toward the development of platforms with new revenue potential, but Avanex does continue to invest in current technological platforms to ensure its continued competitiveness in the future.

Avanex’s research and development expenses totaled $28.3 million for the fiscal year ended June 30, 2008, $25.2 million for the fiscal year ended June 30, 2007, and $23.5 million for the fiscal year ended June 30, 2006. During fiscal 2008, research and development expenditures increased due to higher prototype parts spending and additional staff in the U.S. and China. During fiscal 2007, research and development expenditures increased as Avanex added staff in China and increased patent-related expenses; however, by the end of fiscal 2007, expenses had decreased to comparable levels with the prior year with the sale of Avanex’s subsidiary in France. In addition, Avanex has moved significant engineering resources to its Shanghai location to increase the cost effectiveness of its overall research and development activities and to provide support to its third-party contract manufacturers. As of February 11, 2009, Avanex employed 143 people in its research and development groups in Fremont, California; Horseheads, New York; Villebon Sur Yvette, France; San Donato, Italy; and Shanghai, China.

During fiscal 2006, 2007 and 2008, Avanex saw an increase in the number of customers purchasing integrated subsystem products, as well as an increase in the complexity of such products with existing customers as the demand for more intelligent, efficient and flexible optical fiber networks increases. Avanex continues to invest in such products, as it believes applications for these types of products will become increasingly important in the future. For risks associated with Avanex’s research and development efforts, please see “Risks Relating to Avanex” in this joint proxy statement/prospectus, including in Section IV: “Operations and Research and Development Risks.”

Sales and Marketing

Avanex primarily markets its products to telecommunications system integrators. Avanex’s marketing efforts are centered on the demonstration of, and education about, its products’ performance at trade shows and customer visits. Avanex sells and markets its products through a combination of direct sales, distributors and representatives.

As of February 11, 2009, Avanex’s direct sales organization consisted of directly employed account managers in the United States, Europe and Asia, supported by application engineers and product line managers. Avanex focuses its direct sales efforts on service providers and telecommunications systems and optical module manufacturers. The direct sales account managers cover the market on an assigned-account, regional basis and work as a team with systems engineers and product line managers. As of February 11, 2009, Avanex’s sales and marketing organization consisted of 51 people. Avanex provides customer service directly to its customers.

In order to further Avanex’s international sales objectives, it has established relationships with distributors and manufacturer’s representatives geographically as needed to support its customers. These distributors and representatives have expertise in distributing complex telecommunications equipment in their markets and provide basic customer service to the end customers they serve.

While Avanex has diversified its customer base, it expects that a substantial proportion of its sales will continue to be concentrated with a limited number of customers. During fiscal 2008, Alcatel-Lucent accounted for 25% of Avanex’s net revenue and Tellabs accounted for 21% of Avanex’s net revenue. During fiscal 2007, Alcatel-Lucent accounted for 29% of Avanex’s net revenue and Tellabs accounted for 17% of Avanex’s net revenue. During fiscal 2006, Alcatel accounted for 27% of Avanex’s net revenue and Nortel accounted for 11% of Avanex’s net revenue.

A summary of certain financial information by geographic location is found in Note 15 in the Notes to Consolidated Financial Statements.

Backlog

Avanex does not believe that backlog as of any particular date is meaningful, as its sales are made primarily pursuant to standard purchase orders for delivery of products. Only a small portion of Avanex’s orders are non-cancelable, and the dollar amount associated with the non-cancelable portion is not significant.

Manufacturing

During fiscal 2007, Avanex completed the transition of most of its manufacturing operations to third party contract manufacturers located in Thailand and China, whose operations are coordinated through Avanex’s Asian Operations Center in Bangkok, Thailand; however, Avanex continues to manufacture Lithium Niobate chips that are used in its products in San Donato, Italy. As of February 11, 2009, Avanex’s manufacturing support organization consisted of 196 people.

Avanex currently purchases several key components used in its products and equipment from single or limited sources of supply, including Bookham Inc., Corning, Eudyna Devices Inc., JDS Uniphase Corporation and Photop, Inc. These key components include lasers, variable optical attenuators, thin film filters, gain flattening filters, and optical fiber. Avanex also purchases turnkey solutions from OEM manufacturers, such as Browave Corporation, Fabrinet, Optiworks, and Photop Inc. For risks associated with Avanex’s manufacturing strategy, please see “Risks Relating to Avanex” in this joint proxy statement/prospectus, including Section IV: “Operations and Research and Development Risks.”

Avanex’s United States, Europe and Asia sites are currently TL-9000 certified. Avanex will continue to refine its quality processes to ensure that it maintains its high standards of product quality and customer satisfaction.

Patents and Intellectual Property

As of February 11, 2009, Avanex held approximately 543 U.S. patents and approximately 313 foreign patents (issued and pending), covering a broad range of photonics and optical communications products and technologies. These technologies are incorporated into Avanex’s products and are covered by patents that expire through November 2028; however, Avanex also has patents that have not been incorporated into its products. In addition, Avanex’s intellectual property includes trade secrets, trademarks, and copyrights. Avanex does not expect to maintain or enhance its market position primarily through the exercise of its intellectual property rights because the rapid evolution of technology and the wide distribution of patents in its industry preclude such market positioning through intellectual property. Avanex will pursue opportunities to license its intellectual property if it believes that it can be adequately compensated or if there is the potential for a beneficial cross-license agreement.

Avanex’s engineering teams have significant expertise in photonic, micro-optic and systems-level design and manufacturing. While Avanex relies on patent, copyright, trade secret and trademark law to protect its technology, Avanex also believes that other factors, such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and reliable product maintenance are essential to establishing and maintaining a technology leadership position.

Avanex generally enters into confidentiality or license agreements with Avanex’s employees, consultants and corporate partners, and generally controls access to and distribution of its proprietary information.

In addition, Avanex has been granted licenses to use other intellectual property, including patents of Alcatel, Corning and various other third parties. For risks associated with Avanex’s patents and intellectual property, please see “Risks Relating to Avanex” in this joint proxy statement/prospectus, including Section V: “Intellectual Property and Litigation Risks.”

Employees

As of February 11, 2009, Avanex had 459 employees and consultants comprised of 196 employees in manufacturing support, 143 employees in research and development, 51 employees in sales and marketing, and 69 employees in general and administrative capacities. The work force is located in Canada, China, France, Germany, Italy, Japan, Thailand, the United Kingdom, and the United States.

As of February 11, 2009, some of Avanex’s employees located in Europe were represented by labor organizations.

Avanex considers its relations with its employees to be good. Avanex’s future success depends on its continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Please see “Risks Relating to Avanex” in this joint proxy statement/prospectus, including Section IV: “Operations and Research and Development Risks,” specifically the risk factor entitled “We depend on key personnel to manage our business effectively, and if we are unable to hire, retain or motivate qualified personnel, our ability to sell our products could be harmed.”

Properties

Avanex leases the following properties:

	Square
Location	Feet	Principal Operations	Date Lease Expires

Bangkok, Thailand	15,610	Administrative office	February 28, 2010
Bangkok, Thailand	3,300	Warehouse	May 31, 2009
Horseheads, New York	15,000	Administrative office and Research & Development	January 31, 2010
Fremont, California #1	54,000	Corporate headquarters and partial sublease	October 17, 2009
Fremont, California #2	91,000	Administrative office (subleased)	April 15, 2010
Newark, California #1	48,000	Administrative office (subleased)	November 30, 2010
Newark, California #2	62,000	Administrative office (subleased)	November 30, 2010
Melbourne, Florida	6,000	Administrative office and Research & Development (vacant)	May 15, 2009
Villebon, France	8,830	Administrative office and Research & Development	April 25, 2010
San Donato, Italy	65,700	Manufacturing and Administrative	June 30, 2011
Shanghai, China	12,200	Administrative office and Research & Development	December 31, 2009

Avanex believes that existing facilities are in excess of its needs. Avanex is currently evaluating the most appropriate use of its existing facilities and the possibility of subleasing more of its space to third parties. Avanex currently sublease some of the space at its facilities in Fremont and Newark, California to other companies.

Legal Proceedings

From time to time, Avanex is subject to various legal proceedings that arise from the normal course of business activities. In addition, from time to time, third parties assert patent or trademark infringement claims against us in the form of letters and other forms of communication. Avanex does not believe that any of these legal proceedings or claims is likely to have a material adverse effect on its consolidated results of operations, financial condition, or cash flows. However, it is possible that an unfavorable resolution of one or more such proceedings could in the future materially affect Avanex’s future results of operations, cash flows, or financial position in a particular period.

IPO Class Action Lawsuit

On August 6, 2001, Avanex, certain of its officers and directors, and various underwriters in its initial public offering (“IPO”) were named as defendants in a class action filed in the United States District Court for the Southern District of New York, captioned Beveridge v. Avanex Corporation et al., Civil Action No. 01-CV-7256. This action and other subsequently filed substantially similar class actions have been consolidated into In re Avanex Corp. Initial Public Offering Securities Litigation, Civil Action No. 01 Civ. 6890. The consolidated amended complaint in the action generally alleges that various investment bank underwriters engaged in improper and undisclosed activities related to the allocation of shares in Avanex’s IPO. Plaintiffs have brought claims for violation of several provisions of the federal securities laws against those underwriters, and also against Avanex and certain of its directors and officers, seeking unspecified damages on behalf of a purported class of purchasers of Avanex’s common stock between February 3, 2000 and December 6, 2000. Various plaintiffs have filed similar actions asserting virtually identical allegations against more than 40 investment banks and 250 other companies. All of these “IPO allocation” securities class actions currently pending in the Southern District of New York have been assigned to Judge Shira A. Scheindlin for coordinated pretrial proceedings as In re Initial Public Offering Securities Litigation, 21 MC 92. On October 9, 2002, the claims against Avanex’s directors and officers were dismissed without prejudice pursuant to a tolling agreement. The issuer defendants filed a coordinated motion to dismiss all common pleading issues, which the

Court granted in part and denied in part in an order dated February 19, 2003. The Court’s order did not dismiss the Section 10(b) or Section 11 claims against Avanex.

In June 2004, a stipulation of settlement and release of claims against the issuer defendants, including Avanex, was submitted to the Court for approval. In August 2005, the Court preliminarily approved the settlement. In December 2006, the appellate court overturned the certification of classes in the six test cases that were selected by the underwriter defendants and plaintiffs in the coordinated proceedings. The case involving Avanex is not one of the six test cases. Because class certification was a condition of the settlement, it was unlikely that the settlement would receive final Court approval. On June 25, 2007, the Court entered an order terminating the proposed settlement based upon a stipulation among the parties to the settlement. Plaintiffs filed amended master allegations and amended complaints in the six focus cases. On March 26, 2008, the Court largely denied the defendants’ motion to dismiss the amended complaints. The parties have reached a global settlement of the litigation and have so advised the Court. Under the settlement, which remains subject to Court approval, the insurers would pay the full amount of settlement share allocated to Avanex, and Avanex would bear no financial liability. Avanex, as well as the officer and director defendants who were previously dismissed from the action pursuant to tolling agreements, would receive complete dismissals from the case. It is uncertain whether the settlement will receive final Court approval. If the settlement does not receive final Court approval, and litigation against Avanex continues, Avanex believes it has meritorious defenses and intends to defend the action vigorously. Nevertheless, an unfavorable result in litigation may result in substantial costs and may divert management’s attention and resources, which could harm our business, financial condition, results of operations or cash flow in a particular period.

Section 16(b) Demand

On October 3, 2007, a purported Avanex stockholder filed a complaint for violation of Section 16(b) of the Securities Exchange Act of 1934, which prohibits short-swing trading, against Avanex’s IPO underwriters. The complaint, Vanessa Simmonds v. Morgan Stanley, et al., Case No. C07-01568, filed in District Court for the Western District of Washington, seeks the recovery of short-swing profits. Avanex is named as a nominal defendant. No recovery is sought from Avanex. On March 12, 2009, the district court entered its order and judgment dismissing with prejudice the claims against the underwriter defendants. An appeal may be filed within 30 days after the judgment was entered.

Merger Purported Class Action Lawsuit

On February 3, 2009, a purported class action complaint was filed against Avanex and its directors, Bookham, Inc., and Ultraviolet Acquisition Sub, Inc. in the Superior Court of California, Alameda County by two individuals who purport to be stockholders of Avanex. Plaintiffs purport to bring this action on behalf of all stockholders of Avanex. On March 3, 2009, these individuals filed an amended complaint. The amended complaint alleges that the defendants breached their fiduciary duties by failing to maximize stockholder value in connection with the contemplated merger of Avanex and Bookham, and that the joint proxy statement/prospectus fails to provide stockholders with material information or contains materially misleading information thereby rendering the stockholders unable to cast an informed vote on the proposed merger. The complaint also alleges that Avanex, Bookham, and Ultraviolet Acquisition Sub aided and abetted the individual defendants’ alleged breach of fiduciary duties. Plaintiffs seek to permanently enjoin the merger with Bookham, monetary damages in an unspecified amount attributable to the alleged breach of duties, and legal fees and expenses. Avanex and the individual defendants intend to defend against the complaint vigorously. If Avanex fails to prevail in these legal matters or if these matters are resolved against Avanex, the operating results of a particular reporting period could be materially adversely affected or the merger with Bookham could be halted.

Other Litigation

On February 13, 2009, a lawsuit was filed against Avanex, its chief executive and chief financial officers, and one of its secretaries in the Superior Court of California, Los Angeles County, by an individual claiming to be a former stockholder of Avanex. Plaintiff claims that defendants made false statements to him about the reasons for the departure of the prior chief executive officer of Avanex and about Avanex’s business and prospects, which allegedly caused him to purchase and hold Avanex stock. Plaintiff asserts claims for intentional misrepresentation, negligent misrepresentation, deceit (concealment), and breach of fiduciary duty. Plaintiff seeks compensatory damages of $5 million, punitive damages, interest, and costs of suit. Avanex and the individual defendants intend to defend themselves vigorously.

MANAGEMENT AND OTHER INFORMATION OF THE COMBINED COMPANY

Executive Officers and Directors of the Combined Company

Resignation of Avanex’s Current Officers and Directors

Pursuant to the merger agreement, it is contemplated that each corporate officer and director of Avanex and any of its subsidiaries will resign at or prior to the effective time of the merger agreement, provided that in the case of each director of Avanex such resignation will be effective 24 hours after the effective time of the merger.

Executive Officers and Directors of Bookham Following the Merger

The Bookham board of directors is currently comprised of eight directors and is divided into three classes, with each class serving a staggered three-year term.

Pursuant to the merger agreement, the Bookham board of directors immediately following the effective time of the merger will be comprised of three members of the Avanex board of directors (currently expected to be Giovanni Barbarossa, Greg Dougherty and Joel Smith) and four members to be designated by Bookham (currently expected to be Alain Couder, Bernard Couillaud, Lori Holland and Edward Collins). The merger agreement provides that the parties will take all actions necessary to ensure that effective immediately following the effective time of the merger agreement, the board of directors of Bookham will consist of the following members in the following director classes, each to hold an office from and after the effective time of the merger until the earliest of appointment of his or her respective successor, resignation or proper removal in accordance with Bookham’s charter documents and applicable legal requirements:

•	Class I:

•	Two members to be chosen by Bookham (in its sole discretion), or to the extent any such person determines not to serve (or is unable to serve) as a member of the board, another person designated by Bookham; and

•	Giovanni Barbarossa, or, to the extent Dr. Barbarossa determines not to serve (or is unable to serve) as a member of the board, another person designated by Avanex.

•	Class II:

•	One member to be chosen by Bookham (in its sole discretion), or, to the extent any such person determines not to serve (or is unable to serve) as a member of the board, another person designated by Bookham; and

•	Greg Dougherty, or, to the extent Mr. Dougherty determines not to serve (or is unable to serve) as a member of the board, another person designated by Avanex.

•	Class III:

•	One member to be chosen by Bookham (in its sole discretion), or, to the extent any such person determines not to serve (or is unable to serve) as a member of the board, another person designated by Bookham; and

•	Joel A. Smith, III, or, to the extent Mr. Smith determines not to serve (or is unable to serve) as a member of the board, another person designated by Avanex.

The merger agreement further provides that Bernard Couillaud (to the extent he becomes a director immediately following the effective time) will serve as the chairman of the board of directors of Bookham immediately following the effective time of the merger.

The following table lists the names and ages as of February 23, 2009, and positions of the individuals who are currently expected to serve as directors of Bookham immediately following the completion of the merger. However, as of the date of this joint proxy statement/prospectus, a final determination as to who will be appointed to the Bookham board of directors has not been made and the requisite corporate action to appoint the persons who will serve as directors of Bookham following the completion of the merger has not been effected; accordingly, the persons who will serve as directors Bookham following the completion of the merger may differ from the persons currently expected to serve in such capacity. For example, a person currently expected to serve as a Bookham director immediately following the completion of the merger may determine, prior to the completion of the merger, not to serve in such capacity (or may be unable to so serve), in which case, Bookham or Avanex, as applicable, may designate a substitute person to serve in such capacity.

Name	Age	Position

Alain Couder	62	President, Chief Executive Officer and Director
Bernard Couillaud	65	Chairman of the Board
Giovanni Barbarossa	47	Director
Edward Collins	66	Director
Greg Dougherty	49	Director
Lori Holland	50	Director
Joel A. Smith III	63	Director

Alain Couder, President, Chief Executive Officer and Director.  Mr. Couder has served as a director and the President and Chief Executive Officer of Bookham since August 2007. Prior to joining Bookham, Mr. Couder was the President and CEO of Solid Information Technology Inc., a supplier of database solutions, from March 2005 to August 2007. From May 2004 to February 2005, Mr. Couder was a Venture Advisor to Sofinnova Ventures, Inc., a venture capital company. From April 2003 to March 2004, Mr. Couder was the President and CEO of Confluent Software, Inc., a software company. From August 2002 to March 2003, Mr. Couder was President and CEO of IP Dynamics, Inc., a software company. Mr. Couder served as Chief Operating Officer of Agilent Technologies, Inc., a measurement and analysis company, from February 2000 to May 2002. Earlier in his career, Mr. Couder worked for Packard-Bell NEC, Groupe Bull, Hewlett Packard and IBM, each a computer hardware company. Mr. Couder is a director at Sanmina-SCI, an electronic manufacturing services firm, since February 2007. Mr. Couder holds a master’s degree in electrical engineering from the Ecole Superieure d’Electricite in Paris.

Bernard Couillaud, Chairman of the Board.  Mr. Couillaud has served as a director of Bookham since May 2008. The majority of Dr. Couillaud’s career was spent with the Santa Clara, California-based laser manufacturer, Coherent, Inc., where he served as President and Chief Executive Officer from July 1996 until 2002. Dr. Couillaud was the Chairman of Coherent’s Board of Directors from October 2002 until his retirement in June 2007. From 2000 to 2005, Dr. Couillaud was the Chairman of the Supervisory Board of Lambda Physik AG, a German public company. Dr. Couillaud was a full Professor at the University of Bordeaux and a CNRS Fellow and he is also a member of the French National Academy of Technology.

Giovanni Barbarossa, Director.  Dr. Barbarossa has served as the Chief Executive Officer of Avanex since July 2008 and as the Senior Vice President and Chief Technology Officer of Avanex since May 2002. Dr. Barbarossa led the Active Component Business Unit from August 2004 to June 2005 and served as Vice President of Product Development from May 2001 to August 2004. Prior to being promoted to Vice President of Product Development, Dr. Barbarossa was Director of Research and Development from February 2000 until May 2001. From 1999 to February 2000, Dr. Barbarossa served as Project Manager in the Optical Networking Division of Agilent Technologies. Dr. Barbarossa held various positions, including Team Leader in the Optical Application Specific Integrated Circuits Department and Member of Technical Staff of Bell Laboratories at Lucent Technologies, a developer and manufacturer of communications products, from 1995 through 1999. Dr. Barbarossa received his Ph.D. degree in Electronics Engineering from the University of Glasgow, U.K. and a B.S. degree in Electrical Engineering from the University of Bari, Italy.

Edward Collins, Director.  Mr. Collins has served as a director of Bookham since May 2008. From 1995 to present, Mr. Collins has served as the Managing Director and a Partner at ChinaVest Group, a private equity group investing in China. In addition, from 2007 to present, Mr. Collins has served as chairman of California Bank of Commerce and from 1999 to present he has served as chairman of the Taiwan Greater China Fund. From 1988 to 1994, Mr. Collins was a partner at the law firm of McCutchen, Doyle, Brown, & Enersen where he was responsible for the Greater China practice. He has served as counsel to various investment groups, banks, and manufacturing companies in Hong Kong and Taiwan, and has been a member of the State Bars of

California and Texas. Mr. Collins also serves as non-executive Chairman of Branded Spirits, Ltd., a privately held company.

Greg Dougherty, Director.  Mr. Dougherty has served as a director of Avanex since April 2005. Mr. Dougherty is a Senior Advisor and previously served as Chief Executive Officer of Picarro, Inc., a company focused on developing lasers and optical instruments. He has also served as a director of Picarro since October 2002. From February 2001 to September 2002, Mr. Dougherty held a number of positions at JDS Uniphase, an optical technology company, including Chief Operating Officer, Executive President and Chief Operating Officer of the Amplification and Transmission Business Group. Mr. Dougherty held a number of positions at SDL, Inc., an optical technology company, from March 1997 to February 2001, including Chief Operating Officer, Vice President of the Communications Business Unit and Corporate Marketing and Sales, Vice President of Communications and Information Products, Vice President of the Components Group and President of SDL Optics. Prior to joining SDL, from 1989 to 1997, Mr. Dougherty was the Director of Product Management and Marketing at Lucent Technologies Microelectronics in the Optoelectronics Strategic Business Unit. Mr. Dougherty received a B.Sc. degree in optics from Rochester University.

Lori Holland, Director.  Ms. Holland has served as a director of Bookham since September 2004. Ms. Holland served as a director of Bookham Technology plc from April 1999 until September 2004. Ms. Holland has served as a consultant to various technology startups since January 2001. From November 1999 until December 2000, Ms. Holland was the Chief Financial Officer of Zaffire, Inc., a telecommunication company in California. Ms. Holland served as a director and audit committee member of Credence Systems Corporation, a test equipment supplier to the semiconductor industry based in Silicon Valley, from September 2004 until August 2008 when Credence merged with LTX Corporation. Ms. Holland currently serves as a director and audit committee member of LTX-Credence Corporation. Ms. Holland received a BS in Economics from California Polytechnic State University.

Joel A. Smith III, Director.  Mr. Smith has served as a director of Avanex since December 1999. Mr. Smith was the Dean of the Darla Moore School of Business of the University of South Carolina from October 2000 to December 2007. Previously, Mr. Smith served as the President of Bank of America East, a financial institution, from October 1998 to September 2000. From July 1991 to October 1998, Mr. Smith served as President of Nations Bank Carolinas, a financial institution. Mr. Smith serves on the board of directors of First National Bank of the South. Mr. Smith received a B.A. from the University of the South in Sewanee, Tennessee.

It is currently expected that the executive officers of Bookham following the merger will be substantially similar to the current executive officers of Bookham. In addition, following the effective time of the merger Bookham contemplates that certain employees of Avanex will join Bookham as officers of Bookham and thus may become executive officers of Bookham. In the event that new personnel become executive officers of Bookham, certain persons who currently serve as executive officers of Bookham may no longer serve in such capacity. As of the date of this joint proxy statement/prospectus it is not known which Avanex employees, if any, will become executive officers of Bookham and no determinations by Bookham have been made in this regard. Similarly, it is not known which of Bookham’s current executive officers, if any, will cease to serve in such capacity. Any executive officers of Bookham following the completion of the merger will serve in such capacity at the discretion of the Bookham board of directors. The following table lists the names and ages as of February 23, 2009, and positions of the individuals who are currently serving as executive officers of Bookham.

Name	Age	Current Position with Bookham

Alain Couder	62	President, Chief Executive Officer and Director
Jerry Turin	46	Chief Financial Officer
James Haynes	47	Chief Operating Officer
Adrian Meldrum	38	Executive Vice President, Telecom Division
Kate Rundle	52	Executive Vice President, General Counsel and Corporate Secretary

Jerry Turin, Chief Financial Officer.  Mr. Turin has served as the Chief Financial Officer of Bookham since August 1, 2008. From July 2005 to July 2008, Mr. Turin served as Bookham’s Corporate Controller.

From April 2008 to July 2008, Mr. Turin served as Bookham’s Vice President of Finance. From 1999 to 2002, Mr. Turin served as Controller of Silicon Spice Inc. (which was acquired by Broadcom Corporation in October 2000), a developer of gateway and carrier access chipsets, software and development tools. Mr. Turin received his bachelor’s degree in Business Administration and Commerce from the University of Alberta in Alberta, Canada and is a member of the Canadian Institute of Chartered Accountants and the Institute of Chartered Accountants of Alberta.

James Haynes, Chief Operating Officer.  Mr. Haynes has served as the Chief Operating Officer of Bookham since March 2005 and as acting Chief Technology Officer since June 2005. From August 2004 to March 2005, Mr. Haynes was the Officer VP, U.K. Operations, of Bookham Technology plc. From June 2003 to August 2004, Mr. Haynes served as VP Operations and Site Leader, Caswell for Bookham, Inc. From December 2000 to June 2003, Mr. Haynes served as Chief Operating Officer of Agility Communications, Inc., a tunable laser company. From 1998 to December 2000, Mr. Haynes served as Director of Technology of Nortel Networks Corporation. Mr. Haynes received his BSc (Hons) in Materials Science and Technology from Swansea University, United Kingdom.

Adrian Meldrum, Executive Vice President, General Manager of Telecom Division.  Mr. Meldrum has served as the Executive Vice President, General Manager of Telecom Division of Bookham since October 2007. He was Vice President, Sales and Marketing from July 2005 to October 2007. From November 2004 to July 2005, Mr. Meldrum served as our Vice President, Communication Sales. Mr. Meldrum previously served as Vice President, Business Development and held various positions in business development and product management roles after joining Bookham in 2001. From 2000 to 2001, Mr. Meldrum served as Product Line Manager for JDS Uniphase Corp., in the United Kingdom and joined JDS Uniphase Corp. through its acquisition of SDL in 2000. Mr. Meldrum holds a BSc in Physics from Manchester Metropolitan University.

Kate Rundle, Executive Vice President, General Counsel and Corporate Secretary.  Ms. Rundle has served as the Executive Vice President, General Counsel and Corporate Secretary of Bookham since November 2007. Prior to joining Bookham, from February 2006 to May 2007, Ms. Rundle was Vice President, General Counsel and Corporate Secretary of MIPS, Inc., a publicly-traded semiconductor technology licensing company. Ms. Rundle worked at Sun Microsystems from 1997 to 2006, holding a number of positions including Senior Director responsible for the world wide legal support of the company’s marketing organization. Ms. Rundle completed her BA from the University of California, Berkeley and she received her J.D. from the University of California, Hastings College of the Law.

The executive officers are elected by, and serve at the discretion of, the board of directors. There are no family relationships among any of the currently expected directors and current executive officers of Bookham.

Director Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if the director does not have a relationship with the listed company that would impair his/her independence, and, in the determination of Bookham’s board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Bookham.

Of the eight current members of the Bookham board of directors, seven have been determined to be independent within the meaning of applicable NASDAQ rules. These seven current Bookham directors are Peter Bordui, Bernard Couillaud, Edward Collins, Joseph Cook, Lori Holland, W. Arthur Porter and David Simpson. Alain Couder, a current member of Bookham’s board and Bookham’s President and Chief Executive Officer, is not independent within the meaning of applicable NASDAQ rules. Prior to the appointment of Giovanni Barbarossa, Greg Dougherty and Joel A. Smith, III (or any substitute persons designated by Avanex) to the Bookham board of directors, the Bookham board of directors will determine whether these individuals are independent (as to Bookham) within the meaning of applicable NASDAQ rules, and whether those individuals expected to serve as members of Bookham’s audit committee immediately following the completion of the merger meet the additional independence requirements set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Board Committees

The board of directors of Bookham following the completion of the merger will have an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

The responsibilities of the audit committee of the Bookham board following the completion of the merger will include: appointing, approving the compensation of, and evaluating the independence of Bookham’s independent registered public accounting firm, overseeing the work of Bookham’s independent registered public accounting firm, including through the receipt and consideration of certain reports from the firm, reviewing and discussing with management and Bookham’s independent registered public accounting firm Bookham’s annual and quarterly financial statements and related disclosures, monitoring Bookham’s internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics, establishing procedures for the receipt and retention of accounting related complaints and concerns, and meeting independently with Bookham’s independent registered public accounting firm and management.

Immediately following completion of the merger, it is currently expected that Ms. Holland, as the chairperson, and two additional directors to be appointed by the Bookham board (one of which is currently expected to be either Mr. Dougherty or Mr. Smith) will serve on the audit committee. Bookham’s board has previously determined that Ms. Holland, who currently serves on Bookham’s audit committee, is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee

The responsibilities of the compensation committee of the Bookham board following the completion of the merger will include: reviewing and approving, or making recommendations to the Bookham board with respect to, the compensation of Bookham’s chief executive officer and other executive officers, making recommendations to the Bookham board with respect to incentive compensation and equity-based plans, and administering Bookham’s incentive compensation and equity-based plans.

Immediately following completion of the merger, it is currently expected that Mr. Dougherty, as the chairperson, and two additional directors to be appointed by the Bookham board will serve on the compensation committee.

Nominating and Corporate Governance Committee

The responsibilities of the nominating and corporate governance committee of the Bookham board following the completion of the merger will include: reviewing with the Bookham board, on an annual basis, the requisite skills and criteria for new Bookham board members and the composition of the Bookham board as a whole, recommending to the Bookham board the persons to be nominated for election as directors and to each of the Bookham board committees, reviewing and making recommendations to the Bookham board with respect to director compensation, developing and recommending to the Bookham board corporate governance guidelines, overseeing the self-evaluation of the Bookham board, and overseeing an annual review by the Bookham board of succession planning.

Immediately following completion of the merger, it is currently expected that Mr. Smith, as the chairperson, and two additional directors to be appointed by the Bookham board will serve on the nominating and corporate governance committee.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF BOOKHAM

The following discussion and analysis of Bookham’s financial condition and results of operations should be read in conjunction with “Selected Historical Consolidated Financial Data of Bookham” and Bookham’s consolidated financial statements and condensed consolidated financial statements and the notes related to those financial statements appearing elsewhere in this joint proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Bookham’s actual results may differ materially from those anticipated by the forward-looking statements due to, among other things, Bookham’s critical accounting estimates discussed below and other important factors set forth in this joint proxy statement/prospectus, including the factors described under “Risks Related to the Merger” and “Risks Related to Bookham” in this joint proxy statement/prospectus.

Overview

We design, manufacture and market optical components, modules and subsystems that generate, detect, amplify, combine and separate light signals principally for use in high-performance fiber optics communications networks. Due to its advantages of higher capacity and transmission speed, optical transmission has become the predominant technology for large-scale communications networks. Our primary operating segment, which we refer to as our telecom segment, addresses the optical communications market. There are four particular drivers which we believe are contributing to growth in this market: (i) wireless and wire-line spending by telecommunications networking equipment companies, (ii) the introduction of new, more cost-effective product technologies, such as tunable products, (iii) the expansion of optical networking in the metro space, driven by the build out of broadband access networks such as fiber-to-the-home initiatives and (iv) the growing competition among cable network operators offering voice, video and data services and traditional telephony service providers which results in increased utilization of optical networking technologies, including the long-haul backbone where many of our product offerings are utilized. We believe drivers (i), (iii) and (iv) contribute to the overall demand for broadband capacity and therefore to the demand for the substantial portion of our telecom product offerings, while driver (ii) is of particular relevance to the demand for our tunable telecom products.

We are one of the largest vertically-integrated vendors of optical components used for fiber optic telecommunications network applications. Our customers include leading equipment systems vendors, including ADVA AG Optical Networking, Alcatel-Lucent, Ciena Corporation, Cisco Systems, Inc., Huawei Technologies Co., Ltd., Tellabs, Inc., Tyco Electronics, Ltd. and Nortel Networks Corporation, which we refer to as Nortel Networks.

Our remaining product lines, which comprise our non-telecom segment, leverage our optical component technologies and expertise in manufacturing optical subsystems to address opportunities in other markets, including industrial, research, semiconductor capital equipment, military and biotechnology.

Our products typically have a long sales cycle. The period of time between our initial contact with a customer and the receipt of a purchase order is frequently a year or more. In addition, many customers perform, and require us to perform, extensive process and product evaluation and testing of components before entering into purchase arrangements.

Since the beginning of 2002, we have acquired a total of eight companies and businesses. In 2002, we acquired the optical components businesses of Nortel Networks and Marconi Optical Components Limited. In 2003, we purchased substantially all of the assets of Cierra Photonics and acquired all of the outstanding capital stock of Ignis Optics, Inc. During 2004, we acquired New Focus, Inc., and Onetta, Inc. In fiscal 2006, we acquired Avalon Photonics AG, or Avalon, and City Leasing (Creekside) Limited, or Creekside.

Prior to 2002, we reduced manufacturing overhead and our operating expenses in response to the initial decline in demand in the optical components industry. Since 2002, we have announced and implemented a series of restructuring plans in connection with the integration of acquisitions, the transfer of certain manufacturing operations to our China facility which is a lower cost manufacturing center, and in an effort to streamline and reduce our manufacturing and operating expenses. On January 31, 2007, we adopted our most recent initiative, which was an overhead cost reduction plan that included workforce reductions, facility and site consolidation of our Caswell, U.K. semiconductor operations within our existing U.K. facilities and the transfer of certain research and development activities to our Shenzhen facility. These actions were substantially completed in our quarter ended December 29, 2007. We continue to consider opportunities to reduce our cost base by moving activities to the comparatively lower cost base of our China facility, and we have recently transferred substantially all of the manufacturing operations and processes of certain of our non-telecom products from our San Jose, California facility to our Shenzhen, China facility.

Since the acquisition of Nortel Networks Optical Components, or NNOC, in 2002, we have diversified our revenue base by increasing our revenues from customers other than Nortel Networks, on both an absolute basis and as a percentage of total revenues. This has been one of our key strategic objectives. For example, in our fiscal years ended June 28, 2008, June 30, 2007 and July 1, 2006, our revenues from customers other than Nortel Networks were $200.3 million, $162.9 million and $121.2 million of our total revenues, respectively, which represented increases of 23% in fiscal 2008 compared to fiscal 2007 and 34% in fiscal 2007 compared to fiscal 2006. In addition, in the six months ended December 27, 2008 and December 29, 2007, our revenues from customers other than Nortel Networks were $99.2 million and $96.2 million of our total revenues, respectively, which represented an increase of 3% in the 2008 period compared to the 2007 period.

A substantial portion of our revenues are, and historically have been, denominated in U.S. dollars, while a substantial portion of our costs have been incurred in U.K. pounds sterling. Despite our change in domicile from the United Kingdom to the United States in 2004 and the transfer of our assembly and test operations from Paignton, U.K. to Shenzhen, China, a significant portion of our expenses are still denominated in U.K. pounds sterling and substantially all of our revenues are denominated in U.S. dollars. Fluctuations in the exchange rate between these two currencies and, to a lesser extent, other currencies, including the Chinese Yuan and the Swiss Franc, in which we collect revenues or pay expenses, will continue to have a material effect on our operating results.

Because of recent changes in the spending plans of certain telecom customers, leading them to draw down their existing inventories, we anticipate that our revenues in the near term will decline. Further, because of the worldwide financial uncertainty, it is possible that network providers will significantly reduce capital expenditures in the near term and that more of the equipment providers whom we supply will therefore draw down inventories, reduce production levels of existing products and defer introduction of new products. We cannot currently predict the duration or the overall impact of any such reduced demand in our markets over the next several quarters. We intend to respond to these trends through management efforts and actions that include carefully controlling our expenses, focusing on continuing to improve our direct product costs and monitoring our inventory levels and our capital spending. However, we do expect that the anticipated reductions in revenues in our third fiscal quarter, and any further reductions beyond such quarter, will have an impact on our gross margins, income (loss) from operations and net income (loss).

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standard Board, or the FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 157, Fair Value Measurements, or SFAS No. 157. SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. It also requires expanded information about the extent to which a company measures assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS No. 157 became effective for us on June 29, 2008. The adoption of SFAS No. 157 will not have a material impact on our financial position, results of operations or cash flows.

In February 2007, the FASB, issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment to FASB Statement No. 115, or SFAS No. 159. SFAS No. 159 gives companies the option of applying at specified election dates fair value accounting to certain financial instruments and other items that are not currently required to be measured at fair value. If a company chooses to record eligible items at fair value, the company must report unrealized gains and losses on those items in earnings at each subsequent reporting date. SFAS No. 159 also prescribes presentation and disclosure requirements for assets and liabilities that are measured at fair value pursuant to this standard and pursuant to the guidance in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 159 became effective for us on June 29, 2008. The adoption of SFAS No. 159 will not have a material impact on our financial position, results of operations or cash flows.

In June 2007, the FASB also ratified Emerging Issues Task Force 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities, or EITF 07-3. EITF 07-3 requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and capitalized and recognized as an expense as the goods are delivered or the related services are performed. EITF 07-3 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007. The adoption of EITF 07-3 will not have a material effect on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations. This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired in a business combination. This standard also establishes disclosure requirements intended to enable users to evaluate the nature and financial effects of a business combination. SFAS No. 141R is effective for us for acquisitions made after June 27, 2009. We do not anticipate that the adoption of this pronouncement will have a significant impact on our financial statements; however, the implementation of SFAS No. 141R may have a material impact on our accounting for businesses we acquire post-adoption.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, an amendment to ARB No. 51, or SFAS No. 160. SFAS No. 160 changes the accounting and reporting for minority interests, which are to be re-characterized as non-controlling interests and classified as a component of equity on the balance sheet and statement of stockholders’ equity. This consolidation method will significantly change the accounting for transactions with minority interest holders. We are required to adopt SFAS No. 160 at the beginning of the first quarter of fiscal 2010, which begins on June 27, 2009. We are currently evaluating the effect, if any, that the adoption of SFAS No. 160 will have on our financial position, results of operations or cash flows.

In February 2008, the FASB issued FASB Staff Position, or FSP, No. 157-2, Effective Date of FASB Statement No. 157. FSP No. 157-2 delays the effective date of SFAS No. 157, Fair Value Measurements for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2010. We are currently evaluating the impact that SFAS No. 157 will have on our consolidated financial statements when it is applied to non-financial assets and non-financial liabilities that are not measured at fair value on a recurring basis beginning in the first quarter of fiscal 2010. The major categories of non-financial assets and non-financial liabilities that are measured at fair value, for which we have not yet applied the provisions of SFAS No. 157, are goodwill and intangible assets.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment to FASB Statement No. 133. SFAS No. 161 requires enhanced disclosures for derivative instruments, including those used in hedging activities. It is effective for fiscal years and interim periods beginning after November 15, 2008, and will be applicable to us in the third quarter of fiscal 2009. We are currently evaluating the effect, if any, that the adoption of SFAS No. 161 may have on our consolidated results of operations and financial condition.

In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets. FSP No. 142-3 amends the factors that should be considered in developing assumptions about renewal or extension used in estimating the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. FSP No. 142-3 is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other generally accepted accounting principles. FSP

No. 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The measurement provisions of this standard will apply only to intangible assets we acquire after June 27, 2009.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 supersedes the existing hierarchy contained in the U.S. auditing standards. The existing hierarchy was carried over to SFAS No. 162 essentially unchanged. SFAS No. 162 becomes effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to the auditing literature. The new hierarchy is not expected to change our current accounting practice in any area.

In October 2008, the FASB issued FSP No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FSP No. 157-3 clarifies the application of SFAS No. 157 for financial assets in a market that is not active. FSP No. 157-3 was effective upon issuance. SFAS No. 157 was adopted by us, as it applies to our financial instruments, in the first quarter of fiscal 2009. The impact of our adoption of SFAS No. 157 is discussed in Note 3 to our condensed consolidated financial statements appearing elsewhere in this joint proxy statement/prospectus.

Application of Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements and our condensed consolidated financial statements contained elsewhere in this joint proxy statement/prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect our reported assets and liabilities, revenues and expenses and other financial information. Actual results may differ significantly from those based on our estimates and judgments or could be materially different if we used different assumptions, estimates or conditions. In addition, our financial condition and results of operations could vary due to a change in the application of a particular accounting standard.

We regard an accounting estimate or assumption underlying our financial statements as a “critical accounting estimate” where:

•	the nature of the estimate or assumption is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

•	the impact of such estimates and assumptions on our financial condition or operating performance is material.

Our significant accounting policies are described in our consolidated financial statements and in our condensed consolidated financial statements included elsewhere in this joint proxy statement/prospectus. Not all of these significant accounting policies, however, require that we make estimates and assumptions that we believe are “critical accounting estimates.” We have discussed our accounting policies with the audit committee of our board of directors, and we believe that the policies described below involve “critical accounting estimates.”

Revenue Recognition and Sales Returns

Revenue represents the amounts, excluding sales taxes, derived from the provision of goods and services to third-party customers during a given period. Our revenue recognition policy follows Securities and Exchange Commission Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition in Financial Statements. Specifically, we recognize product revenue when persuasive evidence of an arrangement exists, the product has been shipped, title has transferred, collectibility is reasonably assured, fees are fixed or determinable and there are no uncertainties with respect to customer acceptance. For certain sales, we are required to determine, in particular, whether the delivery has occurred, whether items will be returned and whether we will be paid under normal commercial terms. For certain products sold to customers, we specify delivery terms in the agreement under which the sale was made and assess each shipment against those terms, and only recognize revenue when we are certain that the delivery terms have been met. For shipments to new customers and evaluation units, including initial shipments of new products, where the customer has the right of return through the end of the evaluation period, we recognize revenue on these shipments at the end of an evaluation period, if not returned, and when collection is reasonably assured. We record a provision for estimated sales returns in the same period as the related revenues are recorded, which is netted against revenue. These estimates for sales returns are based on historical sales returns, other known factors and our return policy. Before accepting a new customer, we review publicly available information and credit rating databases to provide ourselves with reasonable assurance that the new customer will pay all outstanding amounts in accordance with our standard terms. For existing customers, we monitor historic payment patterns to assess whether we can expect payment in accordance with the terms set forth in the agreement under which the sale was made.

We recognize revenues from financially distressed customers when collectibility becomes reasonably assured, assuming all other criteria for revenue recognition have been met. In the three months ended December 27, 2008, we issued billings of (i) $4.1 million for products that were shipped to Nortel Networks, but for which payment was not received prior to its bankruptcy filing on January 14, 2009 and (ii) $1.3 million for products that were shipped to a contract manufacturer to Nortel Networks for which payment may not be received as a result of the Nortel Networks bankruptcy filing. As a result, an aggregate of $5.4 million in revenue was not recognized as revenues or accounts receivable in our condensed consolidated financial statements included elsewhere in this joint proxy statement/prospectus at the time of such billings, and such amounts were therefore deferred as we determined that such amounts were not reasonably assured of collectability in accordance with our revenue recognition policy. The corresponding costs associated with these billings for the second quarter of fiscal 2009 are fully included in costs of revenues in our condensed consolidated financial statements included elsewhere in this joint proxy statement/prospectus, as title to the products passed to the customer upon shipment or delivery, depending on the terms of the individual sale. Accordingly, revenue deferrals for the second quarter of fiscal 2009 to financially distressed customers reduced revenues and gross margin and increased net loss by $5.4 million, and decreased our gross margin rate by approximately eight percentage points. To the extent that collectability becomes reasonably assured for these deferred billings in future periods, our future results will benefit from the recognition of these amounts.

Inventory Valuation

In general, our inventories are valued at the lower of cost to acquire or manufacture our products or market value, less write-offs of inventory we believe could prove to be unsaleable. Manufacturing costs include the cost of the components purchased to produce our products and related labor and overhead. We review our inventory on a quarterly basis to determine if it is saleable. Products may be unsaleable because they are technically obsolete due to substitute products, specification changes or excess inventory relative to customer forecasts. We currently reserve for inventory using methods that take these factors into account. In addition, if we find that the cost of inventory is greater than the current market price, we will write the inventory down to the selling price, less the cost to complete and sell the product.

Accounting for Acquisitions and Goodwill

We have accounted for acquisitions using the purchase accounting method in accordance with SFAS No. 141. Under this method, the total consideration paid, excluding the contingent consideration that has not been earned, is allocated over the fair value of the net assets acquired, including in-process research and development, with any excess allocated to goodwill (defined as the excess of the purchase price over the fair value allocated to the net assets). Our judgments as to fair value of the assets will, therefore, affect the amount of goodwill that we record. These judgments include estimating the useful lives over which periods the fair values will be amortized to expense. For tangible assets acquired in any acquisition, such as plant and equipment, we estimate useful lives by considering comparable lives of similar assets, past history, the intended use of the assets and their condition. In estimating the useful life of acquired intangible assets with definite lives, we consider the industry environment and specific factors relating to each product relative to our business strategy and the likelihood of technological obsolescence. Acquired intangible assets primarily include core and current technology, patents, supply agreements, capitalized licenses and customer contracts.

We are currently amortizing our acquired intangible assets with definite lives over periods generally ranging from three to six years and, in the case of one specific customer contract, fifteen years.

Impairment of Goodwill and Other Intangible Assets

We review our goodwill and other intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable, and also review goodwill annually in accordance with SFAS No. 142, Goodwill and Other Intangibles. In addition, we review identifiable intangibles, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Circumstances which could trigger an impairment test include, but are not limited to, significant decreases in the market price of the asset, significant adverse changes to the business climate or legal factors, current period cash flow or operating losses or a forecast of continuing losses associated with the use of the asset and a current expectation that the asset will more likely than not be sold or disposed of significantly below carrying value before the end of its estimated useful life. The values assigned to goodwill and other intangible assets are based on estimates and judgments regarding expectations for the success and life cycle of products and technologies acquired.

Goodwill is tested for impairment using a two-step process. SFAS No. 142 requires that the first phase of testing goodwill for impairment be based on a reporting unit’s “fair value,” which is generally determined through market prices. In certain cases, due to the absence of market prices for a particular element of our business, and as permitted by SFAS No. 142, we have elected to base our testing on discounted future expected cash flows. Although the discount rates and other input variables may differ, the model we use in this process is the same model we use to evaluate the fair value of acquisition candidates and the fairness of offers to purchase businesses that we are considering for divestiture. The forecasted cash flows we use are derived from the annual long-range planning process that we perform and present to our board of directors. In this process, each business unit is required to develop reasonable sales, earnings and cash flow forecasts for the next three to seven years based on current and forecasted economic conditions. For purposes of testing for impairment, the cash flow forecasts are adjusted as needed to reflect information that becomes available concerning changes in business levels and general economic trends. The discount rates used for determining discounted future cash flows are generally based on our weighted average cost of capital and are then adjusted for “plan risk” (the risk that a business will fail to achieve its forecasted results) and “country risk” (the risk that economic or political instability in the countries in which we operate will cause a reporting unit’s projections to be inaccurate). Finally, a growth factor beyond the three to seven-year period for which cash flows are planned is selected based on expectations of future economic conditions. Virtually all of the assumptions used in our models are susceptible to change due to global and regional economic conditions as well as competitive factors in the industry in which we operate. Unanticipated changes in discount rates from one year to the next can also have a significant effect on the results of the calculations. While we believe the estimates and assumptions we use are reasonable, various economic factors could cause the results of our goodwill testing to vary significantly.

If the fair value of a reporting unit exceeds the carrying value of the net assets assigned to a reporting unit, goodwill is considered not impaired and no further testing is required. If the carrying value of the net assets assigned to a reporting unit exceeds the fair value of a reporting unit, a second step of the impairment test is performed in order to determine the implied fair value of a reporting unit’s goodwill.

During the three month period ended December 27, 2008, we observed indicators of potential impairment of our goodwill, including the impact of the current general economic downturn on our future prospects and the continued decline of our current market capitalization, which caused us to conduct a preliminary interim goodwill impairment analysis. Specifically, indicators emerged within the New Focus reporting unit for SFAS No. 142 purposes, which includes the technology acquired in the March 2004 acquisition of New Focus and is in our non-telecom segment, and one other reporting unit in our non-telecom segment that includes the technology acquired in the March 2006 acquisition of Avalon, which we refer to as the Avalon reporting unit, that led us to conclude that a SFAS No. 142 impairment test was required to be performed during the second quarter for goodwill in these reporting units.

Our management has determined, in our preliminary first step goodwill impairment analysis, that our goodwill in our New Focus and Avalon reporting units was in fact impaired. In the second step, the measurement of the impairment, we hypothetically apply purchase accounting to these reporting units using the fair values from the first step. Due to the timing and complexity of step two, we have yet to complete this step. However, based upon preliminary calculations, we have recorded a preliminary estimate of $7.9 million for the impairment loss in our statements of operations for the three and six months ended December 27, 2008 as we concluded that the loss was probable and that the amount of loss was reasonably determinable. This is a preliminary estimate only. We are continuing to evaluate the impairment of our goodwill, and the amount of the actual impairment charge may vary from this initial estimate. We expect that we will complete the full evaluation of the impairment analysis during the quarter ending March 28, 2009. The impairment will not result in any current or future cash expenditures.

We also tested the intangible assets of these two reporting units during the second quarter of 2009 in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Based on this testing, we have determined that no impairment charge was necessary. At December 27, 2008, intangible assets subject to the amortization provisions of SFAS No. 142, net of accumulated amortization and impairment charges, were $6.2 million.

Accounting for Share-Based Payments

SFAS No. 123R, Share-Based Payment, or SFAS No. 123R, requires companies to recognize in their statement of operations all share-based payments, including grants of employee stock options and restricted stock, based on their fair values on the grant dates. The application of SFAS No. 123R involves significant amounts of judgment in the determination of inputs into the Black-Scholes-Merton valuation model which we use to determine the fair value of share-based awards. These inputs are based upon highly subjective assumptions as to the volatility of the underlying stock, risk free interest rates and the expected life of the options. Judgment is also required in estimating the number of share-based awards that are expected to be forfeited during any given period. As required under the accounting rules, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value employee stock-based awards granted in future periods may change. If actual results or future changes in estimates differ significantly from our current estimates, stock-based compensation expense and our consolidated results of operations could be materially impacted. During the six months ended December 27, 2008 and the years ended June 28, 2008 and June 30, 2007, we recognized $2.2 million, $8.8 million and $6.7 million of stock-based compensation expense, respectively. See the notes to our consolidated financial statements and our condensed consolidated financial statement included elsewhere in this joint proxy statement/prospectus for further information.

Results of Operations

Comparison of the Three and Six Months Ended December 27, 2008 and December 29, 2007

The following table sets forth our condensed consolidated results of operations for the three month periods indicated, along with amounts expressed as a percentage of net revenues, and comparative information regarding the absolute and percentage changes in these amounts:

	Three Months Ended
	December 27,		December 29,			Increase
	2008		2007		Change	(Decrease)
	(Thousands)%		(Thousands)%		(Thousands)%

Revenues	$50,204	100.0	$58,956	100.0	$(8,752)	(14.8)
Cost of revenues	41,499	82.7	45,522	77.2	(4,023)	(8.8)

Gross margin	8,705	17.3	13,434	22.8	(4,729)	(35.2)

Operating expenses:
Research and development	6,897	13.7	8,168	13.9	(1,271)	(15.6)
Selling, general and administrative	9,282	18.5	12,162	20.6	(2,880)	(23.7)
Amortization of intangible assets	444	0.9	1,353	2.3	(909)	(67.2)
Restructuring and severance charges	482	0.9	562	0.9	(80)	(14.2)
Legal settlement	—	—	877	1.5	(877)	(100.0)
Impairment of goodwill	7,881	15.7	—	—	7,881	n/m (1)
(Gain) loss on sale of property
and equipment	(8)	—	(1,481)	(2.5)	1,473	(99.5)

Total operating expenses	24,978	49.7	21,641	36.7	3,337	15.4

Operating loss	(16,273)	(32.4)	(8,207)	(13.9)	(8,066)	98.3
Other income (expense):
Other expense	(95)	(0.2)	—	—	(95)	n/m (1)
Interest income	209	0.4	494	0.8	(285)	(57.7)
Interest expense	(132)	(0.3)	(253)	(0.4)	121	(47.8)
Gain on foreign exchange	9,866	19.7	2,732	4.6	7,134	261.1

Total other income (expense)	9,848	19.6	2,973	5.0	6,875	231.2

Loss before income taxes	(6,425)	(12.8)	(5,234)	(8.9)	(1,191)	22.8
Income tax provision (benefit)	36	0.1	(47)	(0.1)	83	n/m (1)

Net loss	$(6,461)	(12.9)	$(5,187)	(8.8)	$(1,274)	24.6

(1)	Not meaningful.

The following table sets forth our condensed consolidated results of operations for the six month periods indicated, along with amounts expressed as a percentage of net revenues, and comparative information regarding the absolute and percentage changes in these amounts:

	Six Months Ended
	December 27,		December 29,			Increase
	2008		2007		Change	(Decrease)
	(Thousands)%		(Thousands)%		(Thousands)%

Revenues	$116,735	100.0	$113,238	100.0	$3,497	3.1
Cost of revenues	91,401	78.3	87,467	77.2	3,934	4.5

Gross margin	25,334	21.7	25,771	22.8	(437)	(1.7)

Operating expenses:
Research and development	14,832	12.7	16,860	14.9	(2,028)	(12.0)
Selling, general and administrative	19,966	17.1	23,488	20.7	(3,522)	(15.0)
Amortization of intangible assets	907	0.8	3,350	3.0	(2,443)	(72.9)
Restructuring and severance charges	1,968	1.7	1,779	1.6	189	10.6
Legal settlement	(184)	(0.2)	877	0.8	(1,061)	n/m (1)
Impairment of goodwill	7,881	6.8	—	—	7,881	n/m (1)
(Gain) loss on sale of property
and equipment	8	—	(1,716)	(1.5)	1,724	n/m (1)

Total operating expenses	45,378	38.9	44,638	39.5	740	1.7

Operating loss	(20,044)	(17.2)	(18,867)	(16.7)	(1,177)	6.2
Other income (expense):
Other expense	(695)	(0.6)	—	—	(695)	n/m (1)
Interest income	457	0.4	746	0.7	(289)	(38.7)
Interest expense	(324)	(0.3)	(387)	(0.3)	63	(16.3)
Gain on foreign exchange	16,362	14.0	2,320	2.0	14,042	605.3

Total other income (expense)	15,800	13.5	2,679	2.4	13,121	489.8

Loss before income taxes	(4,244)	(3.7)	(16,188)	(14.3)	11,944	(73.8)
Income tax provision (benefit)	24	—	(47)	—	71	n/m (1)

Net loss	$(4,268)	(3.7)	$(16,141)	(14.3)	$11,873	(73.6)

(1)	Not meaningful.

Revenues

Revenues for the three months ended December 27, 2008 decreased by $8.8 million, or 14.8 percent, compared to the three months ended December 29, 2007. The decrease was largely due to a decrease in sales from our telecom segment of $7.4 million and a decrease in non-telecom segment sales of $1.4 million.

Our decrease in telecom sales for the three months ended December 27, 2008 was primarily attributable to a decrease in sales to Nortel Networks (including its contract manufacturers) of $3.4 million, due to the deferral of recognition of $5.4 million in billings during the period in accordance with our revenue recognition policy, and decreased sales to other telecom customers of $4.0 million which we believe was due to the uncertainty in the worldwide financial markets and resulting impact on the markets for our products, which was partially offset by increases in sales to Huawei Technologies of $2.3 million and smaller increases in sales from other customers. For the three months ended December 27, 2008, Nortel Networks accounted for $5.4 million, or 11 percent, of our total revenues, and Huawei Technologies accounted for $7.4 million, or 15 percent, of our total revenues. For the three months ended December 29, 2007, Nortel Networks accounted for $8.8 million, or 15 percent, of our revenues, and Cisco Systems accounted for $6.6 million, or 11 percent, of our total revenues.

Revenues for the six months ended December 27, 2008 increased by $3.5 million, or 3.1 percent, compared to the six months ended December 29, 2007. The increase was largely due to an increase in sales from our telecom segment of $4.1 million and a decrease in non-telecom segment sales of $0.6 million.

Our increase in telecom sales for the six months ended December 27, 2008 compared to the same period in the prior year was primarily attributable to increases in sales to Huawei Technologies of $7.5 million and Nortel Networks of $0.5 million. For the six months ended December 27, 2008, Nortel Networks accounted for $17.5 million, or 15 percent, of our total revenues, and Huawei Technologies accounted for $16.4 million, or 14 percent, of our total revenues. For the six months ended December 29, 2007, Nortel Networks accounted for $17.1 million, or 15 percent, of our revenues, and Cisco Systems accounted for $12.7 million, or 11 percent, of our total revenues.

As noted previously, we anticipate that our revenues, primarily our telecom revenues, will be negatively affected in our third quarter of fiscal 2009, and that our revenues in the next several quarters may be negatively impacted by the uncertainty in the worldwide financial markets and resulting impact on the markets for our products.

Cost of Revenues

Our cost of revenues consists of the costs associated with manufacturing our products and includes the costs to purchase raw materials and manufacturing-related labor costs and related overhead, including stock-based compensation expense. It also includes costs associated with under-utilized production facilities and resources. Charges for inventory obsolescence, the cost of product returns and warranty costs are also included in cost of revenues. Costs and expenses of the manufacturing resources which relate to the development of new products are included in research and development expense.

Our cost of revenues for the three months ended December 27, 2008 decreased $4.0 million, or 8.8 percent, from the three months ended December 29, 2007. This decrease was primarily due to lower costs associated with lower sales volumes, which was partially offset by $0.4 million in additional manufacturing overhead costs in connection with the transfer of manufacturing operations of our non-telecom segment from our San Jose, California facility to our facility in Shenzhen, China. Cost of revenues for the three months ended December 27, 2008 relative to the three months ended December 29, 2007, were also favorably impacted by a $0.5 million reduction in our U.K. manufacturing costs associated with the weakening of the U.K. pound sterling relative to the U.S. dollar. Cost of revenues for the three months ended December 27, 2008 included $0.3 million of stock-based compensation charges compared to $0.7 million for the three months ended December 29, 2007.

Our cost of revenues for the six months ended December 27, 2008 increased $3.9 million, or 4.5 percent, from the six months ended December 29, 2007. This increase was primarily due to higher costs associated with higher sales volumes and $0.9 million in additional manufacturing overhead costs in connection with the transfer of manufacturing operations of our non-telecom segment from our San Jose, California facility to our facility in Shenzhen, China. Our cost of revenues for the six months ended December 27, 2008 included $0.7 million of stock-based compensation charges compared to $1.3 million for the six months ended December 29, 2007.

The costs associated with the $5.4 million of products shipped to two customers in the second quarter of fiscal 2009, but for which revenue was deferred in accordance with our revenue recognition policy, as described above, are fully included in costs of revenues as title to the products passed to the customer upon shipment or delivery, depending on the terms of the individual sale.

Gross Margin

Gross margin is calculated as revenues less cost of revenues. The gross margin rate is gross margin reflected as a percentage of revenues.

Our gross margin decreased by $4.7 million, or 35.2 percent, for the three months ended December 27, 2008, compared to the three months ended December 29, 2007. Our gross margin rate decreased to 17.3 percent for the three months ended December 27, 2008, compared to 22.8 percent for the three months ended December 29, 2007. The decreases in gross margin and gross margin rate were primarily associated with (i) decreased sales volumes in both of our operating segments for the three months ended December 27, 2008 as compared to December 29, 2007 due to the fixed nature of certain overheads spread over lower volume, (ii) recognizing the costs associated with the $5.4 million of products shipped to two customers in the second quarter of fiscal 2009, but for which revenue was deferred in accordance with our revenue recognition policy; and (iii) increased expenses for the three months ended December 27, 2008 of $0.4 million of additional manufacturing overhead costs in connection with the transfer of manufacturing operations of our non-telecom segment from our San Jose, California facility to our facility in Shenzhen, China. Gross margin for the three months ended December 27, 2008 relative to the three months ended December 29, 2007, was also favorably impacted by a $0.5 million reduction in our U.K. manufacturing costs associated with the weakening of the U.K. pound sterling relative to the U.S. dollar.

Our gross margin decreased by $0.4 million, or 1.7 percent, for the six months ended December 27, 2008, compared to the six months ended December 29, 2007. Our gross margin rate decreased to 21.7 percent for the six months ended December 27, 2008, compared to 22.8 percent in the six months ended December 29, 2007. The decreases in gross margin and gross margin rate were primarily associated with recognizing the costs associated with the $5.4 million of products shipped to two customers in the second quarter of fiscal 2009, but for which revenue was deferred in accordance with our revenue recognition policy, and increased expenses for the six months ended December 27, 2008 of $0.9 million of additional manufacturing overhead costs in connection with the transfer of manufacturing operations of our non-telecom segment from our San Jose, California facility to our facility in Shenzhen, China.

The decrease in gross margin rate for the three and six months ended December 27, 2008, relative to the same periods of the previous year, included declines of 8.0 percentage points and 3.5 percentage points, respectively, due to recognizing the costs associated with the $5.4 million of products shipped to major customers in the second quarter of fiscal 2009, but for which revenue was deferred in accordance with our revenue recognition policy.

As previously noted, we anticipate our revenues to be lower in our third quarter of fiscal 2009, and accordingly we expect gross margins in the same quarter to be lower due to lower sales volumes associated with that revenue decrease, only partly offset by reductions in our manufacturing overhead expenses implemented in response to the expected revenue decrease.

Research and Development Expenses

Research and development expenses consist primarily of salaries and related costs of employees engaged in research and design activities, including stock-based compensation charges related to those employees, costs of design tools and computer hardware, costs related to prototyping and facilities costs for certain research and development focused sites.

Research and development expenses decreased to $6.9 million for the three months ended December 27, 2008 from $8.2 million for the three months ended December 29, 2007. The decrease was primarily due to decreases in personnel costs of $0.8 million and stock-based compensation of $0.4 million due to reductions in personnel and other miscellaneous decreases in spending of $0.9 million, as a result of our restructurings and cost reduction plans, which were partially offset by increased costs for materials used in research and development of $0.8 million. Approximately $1.0 million of the cost reductions was associated with lower expenses in our U.K. research and development activities as a result of the U.K. pound sterling weakening relative to the U.S. dollar.

Research and development expenses decreased to $14.8 million for the six months ended December 27, 2008 from $16.9 million for the six months ended December 29, 2007. The decrease was primarily due to decreases in personnel costs of $1.5 million and stock-based compensation of $0.6 million due to reductions in personnel and other miscellaneous decreases in spending of $1.3 million, as a result of our restructurings and cost reduction plans, which were partially offset by increased costs for materials used in research and development of $1.4 million. Approximately $1.0 million of the cost reductions was associated with lower expenses in our U.K. research and development activities as a result of the U.K. pound sterling weakening relative to the U.S. dollar.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of personnel-related expenses, including stock-based compensation charges related to employees engaged in sales, general and administrative functions, legal and professional fees, facilities expenses, insurance expenses and certain information technology costs.

Selling, general and administrative expenses decreased to $9.3 million for the three months ended December 27, 2008 from $12.2 million for the three months ended December 29, 2007. The decrease was primarily the result of decreases in personnel costs of $1.4 million and stock-based compensation of $0.8 million as a result of restructuring and cost reduction plans and a reduction of $0.7 million in other miscellaneous expenses. Approximately $0.8 million of the cost reductions was associated with lower expenses in our U.K. selling, general and administrative activities as a result of the U.K. pound sterling weakening relative to the U.S. dollar.

Selling, general and administrative expenses decreased to $20.0 million for the six months ended December 27, 2008 from $23.5 million for the six months ended December 29, 2007. The decrease was primarily the result of decreases in personnel costs of $1.8 million and stock-based compensation of $0.9 million as a result of restructuring and cost reduction plans and a reduction of $0.8 million in other miscellaneous expenses. Approximately $0.9 million of the cost reductions was associated with lower expenses in our U.K. selling, general and administrative activities as a result of the U.K. pound sterling weakening relative to the U.S. dollar.

Amortization of Intangible Assets

In previous years we acquired six optical components companies and businesses and one photonics and microwave company. Our last such acquisition was in March 2006. Each of these business combinations added to the balance of our purchased intangible assets, and the related amortization of these intangible assets was recorded as an expense in each of the three and six month periods ended December 27, 2008 and December 29, 2007. Subsequent to the three months ended December 29, 2007, the purchased intangible assets from certain of these business acquisitions became fully amortized, which reduced our expense for amortization of purchased intangible assets for the three and six months ended December 27, 2008 by $0.9 million and $2.4 million, respectively, as compared to the same three and six month periods in the prior year. We expect the amortization of intangible assets to continue to decrease in the year ending June 27, 2009 as more of the purchased intangible assets associated with these acquisitions become fully amortized during the fiscal year.

Restructuring and Severance Charges

In connection with earlier plans of restructuring, and the assumption of restructuring accruals upon the March 2004 acquisition of New Focus, we continue to make scheduled payments drawing down the related lease cancellations and commitments as well as making termination payments to employees and related costs. For the three months ended December 27, 2008 and December 29, 2007 we accrued $0.5 million and $0.6 million, respectively, in expenses for revised estimates related to these cancellations and commitments and termination payments to employees and related costs. For the six months ended December 27, 2008 and December 29, 2007 we accrued $2.0 million and $1.8 million, respectively, in expenses for the same items.

Impairment of Goodwill

During the three month period ended December 27, 2008, we saw indicators of potential impairment of our goodwill, including the impact of the current general economic downturn on our future prospects and the continued decline of our current market capitalization, which caused us to conduct a preliminary interim goodwill impairment analysis. Our management has determined, in our preliminary first step goodwill impairment analysis, that our goodwill in our New Focus and Avalon reporting units was in fact impaired. Based upon preliminary calculations, we have recorded a preliminary estimate of $7.9 million for the impairment loss in our statements of operations for the three and six months ended December 27, 2008 as we concluded that the loss was probable and that the amount of loss was reasonably determinable. This is a preliminary estimate only. We are continuing to evaluate the impairment of our goodwill, and the amount of the actual impairment charge may vary materially from this initial estimate. We expect that we will complete the full evaluation of the impairment analysis during the quarter ending March 28, 2009. The impairment will not result in any current or future cash expenditures.

Other Income (Expense)

The increase in other income (expense) for the three and six months ended December 27, 2008 when compared to the three and six months ended December 29, 2007 was primarily related to an increase of $7.1 million and $14.0 million, respectively, in income related to the re-measurement of short term balances between our international subsidiaries due to the strong appreciation of the dollar during the three and six months ended December 27, 2008 relative to our other local functional currencies during such periods and an expense for the three and six months ended December 27, 2008 of $0.1 million and $0.7 million, respectively, related to the fair value impairment of our short-term investment in a debt security of Lehman Brothers.

Income Tax Benefit

We recognize income taxes under the liability method. Deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

We have incurred substantial losses to date and expect to incur additional losses in the future, and accordingly our income tax provision is negligible in each period presented. Based upon the weight of available evidence, which includes our historical operating performance and the recorded cumulative net losses in prior periods, we have provided a full valuation allowance against our net deferred tax assets at December 27, 2008 and June 28, 2008.

Comparison of the Fiscal Years Ended June 28, 2008, June 30, 2007 and July 1, 2006

The following tables set forth our condensed consolidated results of operations for the fiscal years indicated, along with amounts expressed as a percentage of net revenues, and comparative information regarding the absolute and percentage changes in these amounts:

	Year Ended					Increase
	June 28, 2008		June 30, 2007		Change	(Decrease)
	(Thousands)%		(Thousands)%		(Thousands)%

Revenues	$235,491	100.0	$202,814	100.0	$32,677	16.1
Cost of revenues	182,518	77.5	173,493	85.5	9,025	5.2

Gross margin	52,973	22.5	29,321	14.5	23,652	80.7

Operating expenses:
Research and development	32,633	13.8	43,025	21.2	(10,392)	(24.2)
Selling, general and administrative	47,941	20.4	47,820	23.6	121	0.3
Amortization of intangible assets	4,639	2.0	8,884	4.4	(4,245)	(47.8)
Restructuring and severance charges	3,471	1.5	10,347	5.1	(6,876)	(66.5)
Certain legal actions, settlements and related costs	(2,882)	(1.2)	490	0.2	(3,372)	n/m (1)
Impairment of other long-lived assets	—	—	1,621	0.8	(1,621)	(100.0)
Gain on sale of property and equipment and other long-lived assets	(2,562)	(1.1)	(3,009)	(1.5)	447	(14.9)

Total operating expenses	83,240	35.4	109,178	53.8	(25,938)	(23.8)

Operating loss	(30,267)	(12.9)	(79,857)	(39.3)	49,590	(62.1)
Other income (expense):
Interest income	1,465	0.6	1,239	0.6	226	18.2
Interest expense	(671)	(0.3)	(573)	(0.3)	(98)	17.1
Gain (loss) on foreign exchange	6,038	2.6	(2,879)	(1.4)	8,917	n/m (1)

Total other income (expense)	6,832	2.9	(2,213)	(1.1)	9,045	n/m (1)

Loss before income taxes	(23,435)	(10.0)	(82,070)	(40.4)	58,635	(71.4)
Income tax provision	5	—	105	0.1	(100)	(95.2)

Net loss	$(23,440)	(10.0)	$(82,175)	(40.5)	$58,735	(71.5)

(1)	Not meaningful.

	Year Ended					Increase
	June 30, 2007		July 1, 2006		Change	(Decrease)
	(Thousands)%		(Thousands)%		(Thousands)%

Revenues	$202,814	100.0	$231,649	100.0	$(28,835)	(12.4)
Cost of revenues	173,493	85.5	190,085	82.1	(16,592)	(8.7)

Gross margin	29,321	14.5	41,564	17.9	(12,243)	(29.5)

Operating expenses:
Research and development	43,025	21.2	42,587	18.4	438	1.0
Selling, general and administrative	47,820	23.6	52,167	22.5	(4,347)	(8.3)
Amortization of intangible assets	8,884	4.4	10,004	4.3	(1,120)	(11.2)
Restructuring and severance charges	10,347	5.1	11,197	4.8	(850)	(7.6)
Certain legal actions, settlements and related costs	490	0.2	4,997	2.2	(4,507)	(90.2)
Acquired in-process research and development	—	—	118	0.1	(118)	(100.0)
Impairment of goodwill and other intangible assets	—	—	760	0.3	(760)	(100.0)
Impairment (recovery) of long-lived assets	1,621	0.8	(832)	(0.4)	2,453	n/m (1)
Gain on sale of property and equipment and other long-lived assets	(3,009)	(1.5)	(2,070)	(0.9)	(939)	45.4

Total operating expenses	109,178	53.8	118,928	51.3	(9,750)	(8.2)

Operating loss	(79,857)	(39.3)	(77,364)	(33.4)	(2,493)	3.2
Other income (expense):
Loss on conversion and early extinguishment of debt	—	—	(18,842)	(8.1)	18,842	(100.0)
Other income	—	—	298	0.1	(298)	(100.0)
Interest income	1,239	0.6	1,113	0.5	126	11.3
Interest expense	(573)	(0.3)	(5,128)	(2.2)	4,555	(88.8)
Gain (loss) on foreign exchange	(2,879)	(1.4)	677	0.3	(3,556)	n/m (1)

Total other income (expense)	(2,213)	(1.1)	(21,882)	(9.4)	19,669	(89.9)

Loss before income taxes	(82,070)	(40.4)	(99,246)	(42.8)	17,176	(17.3)
Income tax provision (benefit)	105	0.1	(11,749)	(5.0)	11,854	n/m (1)

Net loss	$(82,175)	(40.5)	$(87,497)	(37.8)	$5,322	(6.1)

(1)	Not meaningful.

Revenues

Revenues for the year ended June 28, 2008 increased by $32.7 million, or 16%, compared to the year ended June 30, 2007. Our telecom segment revenues for the year ended June 28, 2008 increased by $23.1 million, to $176.9 million, from $153.8 million in the year ended June 30, 2007, primarily related to a $22.3 million increase in sales of our tunable products. Our non-telecom segment revenues for the year ended June 28, 2008 increased by $9.6 million, to $58.6 million, from $49.0 million in the year ended June 30, 2007, primarily related to increased sales of photonics and measurement products, high power lasers, industrial filters and VSCEL products.

Revenues for the year ended June 30, 2007 decreased by $28.8 million, or 12%, compared to the year ended July 1, 2006. Revenues in our telecom segment decreased by $41.7 million, from $195.5 million in the year ended July 1, 2006, to $153.8 million in the year ended June 30, 2007, primarily related to a decrease in revenues from Nortel Networks of $70.6 million, to $39.9 million in the year ended June 30, 3007 from $110.5 million in the year ended July 1, 2006. The decrease in revenues from Nortel Networks was a result of the expiration of Nortel Networks’ purchase obligations under our Supply Agreement, and the addendums thereto, described below. The decrease was partially offset by revenues from customers other than Nortel Networks which increased by $41.8 million in the year ended June 30, 2007 compared to the year ended July 1, 2006, primarily due to increased sales volumes, a reflection we believe of our strategic efforts to diversify our revenue base to customers other than Nortel Networks. Pursuant to the second addendum to our Supply Agreement with Nortel Networks, entered into in May 2005, Nortel Networks issued non-cancelable purchase orders, based on revised pricing, totaling approximately $100 million, for certain products delivered through March 2006, which included $50 million of products we were discontinuing, which we refer to as Last-Time Buy products. Our revenues in the year ended June 30, 2007, included $3.0 million of revenues from Last-Time Buy products, as compared to $40.6 million in revenues attributable to Last-Time Buy products in the year ended July 1, 2006. In addition, Nortel Networks was obligated to, and did, purchase a minimum of $72 million of our products pursuant to the third addendum to the Supply Agreement, which was entered into in January 2006. These purchase obligations expired at the end of calendar 2006.

Revenues from our non-telecom segment increased by $12.9 million in the year ended June 30, 2007, to $49.0 million from $36.1 million in the year ended July 1, 2006, primarily as a result of increased sales of photonics and measurement products and high power lasers.

Cost of Revenues

Our cost of revenues for the year ended June 28, 2008 increased by 5% compared to the year ended June 30, 2007, primarily associated with increased sales volumes in both our telecom and non-telecom segments associated with our increased revenues during the period, partially offset by a lower manufacturing cost resulting from the restructuring and cost reduction plans substantially completed in the second half of the fiscal year ended June 30, 2007. During the years ended June 28, 2008 and June 30, 2007, $2.3 million and $1.9 million, respectively, of stock based compensation expense was recorded to cost of revenues under SFAS No. 123R.

Our cost of revenues for the year ended June 30, 2007 decreased by 9% compared to the year ended July 1, 2006, primarily due to lower costs corresponding to lower sales volumes and our restructuring efforts. Our restructuring efforts produced reductions in our manufacturing overhead costs primarily as a result of the transition of our assembly and test facilities, and related activities, which was completed during the year ended June 30, 2007, from Paignton, U.K. to our facility in Shenzhen, China, resulting in a lower cost base, as well as cost reductions in our Caswell U.K. wafer fabrication facility. During each of the years ended June 30, 2007 and July 1, 2006, $1.9 million of stock based compensation expense was recorded to cost of revenues under SFAS No. 123R.

Gross Margin

Our gross margin rate increased to 22% for the year ended June 28, 2008 compared to 14% for the year ended June 30, 2007. The increase in gross margin was primarily associated with increased sales volumes in both of our operating segments for the year ended June 28, 2008 as compared to June 30, 2007, spread against a manufacturing overhead cost base which had decreased for the year ended June 28, 2008 as compared to the year ended June 30, 2007 as a result of restructuring and cost reduction programs substantially completed in the second half of the fiscal year ended June 30, 2007.

Our gross margin rate decreased to 14% for the year ended June 30, 2007 compared to 18% for the year ended July 1, 2006. The decrease in gross margin rate was primarily due to decreased revenues from sales of products to Nortel Networks as a result of the expiration of Nortel Networks’ purchase obligations under the Supply Agreement, including its obligation to purchase Last-Time Buy products, all of which had favorable pricing terms. These decreased revenues were partially offset by lower costs of operating our assembly and test facility in Shenzhen, China compared to our previous assembly and test facility in Paignton, U.K.

In addition, in the year ended June 30, 2007, we had negligible revenues from the sale of inventory carried on our books at zero value, which we obtained in connection with our 2003 purchase of the optical components business of Nortel Networks, compared to revenues of $9.5 million, and related profits, on such inventory in the year ended July 1, 2006.

Research and Development Expenses

Research and development expenses decreased to $32.6 million in the year ended June 28, 2008 compared to $43.0 million in the year ended June 30, 2007, primarily as a result of decreases in personnel and related costs associated with restructuring and cost reduction plans substantially completed in the second half of the fiscal year ended June 30, 2007. In the year ended June 28, 2008 and the year ended June 30, 2007, our research and development expenses included $2.0 million and $1.5 million, respectively, of stock-based compensation expense recorded under SFAS 123R.

Research and development expenses were $43.0 million in the year ended June 30, 2007, relatively consistent with $42.6 million in the year ended July 1, 2006. Increases related to the costs of new product introduction efforts, as well as the classification of additional costs as research and development expenses in connection with a change in the profile of our Paignton, U.K. site from primarily an assembly and test site to primarily a research and development site, were offset by the results of our various cost reduction programs. In the year ended June 30, 2007 and the year ended July 1, 2006, our research and development expenses included $1.5 million and $1.9 million, respectively, of stock-based compensation expense recorded under SFAS 123R.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses were relatively consistent at $47.9 million in the year ended June 28, 2008, compared to $47.8 million in the year ended June 30, 2007. Decreases in professional fees including audit and accounting services and information systems costs savings were offset by an increase in stock-based compensation related to stock awards with performance-based vesting. In the years ended June 28, 2008 and June 30, 2007, our selling, general and administrative expenses included $4.5 million and $2.9 million, respectively, of stock-based compensation expense recorded under SFAS No. 123R.

Our selling, general and administrative expenses decreased to $47.8 million in the year ended June 30, 2007 compared to $52.2 million in the year ended July 1, 2006, primarily due to a reduction of $1.5 million in our stock-based compensation expense and decreases in insurance, office and equipment costs. In the years ended June 30, 2007 and July 1, 2006, our selling, general and administrative expenses included $2.9 million and $4.4 million, respectively, of stock-based compensation expense recorded under SFAS No. 123R.

Amortization of Intangible Assets

Decreases in our amortization of intangible assets to $4.6 million in the year ended June 28, 2008 from $8.9 million in the year ended June 30, 2007, and to $8.9 million in the year ended June 30, 2007 from $10.0 million in the year ended July 1, 2006, were due to the balances of certain of the purchased intangible assets associated with these acquisitions becoming fully amortized in the year ended June 30, 2007 and the year ended June 28, 2008.

Restructuring and Severance Charges

Decreases in our restructuring and severance charges to $3.5 million in the year ended June 28, 2008 from $10.3 million in the year ended June 30, 2007, and to $10.3 million in the year ended June 30, 2007 from $11.2 million in the year ended July 1, 2006, were due to progress in our restructuring and cost reduction programs, as described below.

On January 31, 2007, we adopted an overhead cost reduction plan which included workforce reductions, facility and site consolidation of our Caswell, U.K. semiconductor operations within existing U.K. facilities and the transfer of certain research and development activities to our Shenzhen, China facility. We began implementing this overhead cost reduction plan in the quarter ended March 31, 2007, and the related actions also included consolidation of certain head office functions in our San Jose, California facility. A substantial portion of the costs associated with this plan were personnel severance and retention related expenses. As of December 29, 2007 the plan was substantially complete. We have incurred related expenses of $7.7 million associated with this plan. As a result of the completion of this plan, we have saved approximately $8.0 million per fiscal quarter in expenses when compared to the quarter ended December 30, 2006.

In May, September and December 2004, we announced restructuring plans, including the transfer of our assembly and test operations from Paignton, U.K. to Shenzhen, China, along with reductions in research and development and selling, general and administrative expenses. These cost reduction efforts were expanded in November 2005 to include the transfer of our chip-on-carrier assembly from Paignton to Shenzhen. The transfer of these operations was completed in the quarter ended March 31, 2007. In May 2006, we announced further cost reduction plans, which included transitioning all remaining manufacturing support and supply chain management, along with pilot line production and production planning, from Paignton to Shenzhen, and these plans were also substantially complete in the quarter ended June 30, 2007. In total we spent $32.8 million on these restructuring programs. The substantial portion of our restructuring and severance charges for termination payments to employees and related costs were associated with these programs.

Our recent restructuring efforts have included the transfer of certain non-telecom manufacturing activities from our San Jose, California facility to our Shenzhen facility.

In connection with these restructuring plans, earlier restructuring plans, and the assumption of restructuring accruals upon the March 2004 acquisition of New Focus, we continue to make scheduled payments drawing down the related lease cancellations and commitments. In the years ended June 28, 2008, June 30, 2007 and July 1, 2006, we recorded $1.2 million, $0.9 million and $1.9 million, respectively, in expenses for revised estimates related to these lease cancellations and commitments. Restructuring and severance charges for the year ended June 30, 2007 also include $0.3 million related to a non-cash charge for acceleration of restricted stock and $0.8 million related to cash payments, each made in connection with a separation agreement we executed in May 2007 with our former chief executive officer.

Impairment of Goodwill and Other Intangible Assets

We recorded no impairment charges related to goodwill and other intangible assets in the year ended June 28, 2008 or in the year ended June 30, 2007. In the year ended July 1, 2006, in connection with our annual review for impairment, we recorded $760,000 of impairment charges related to purchased intangible assets associated with our acquisition of Ignis Optics.

Impairment/(Recovery) of Other Long-Lived Assets

We had no impairments or recoveries of other long-lived assets in the year ended June 28, 2008.

During the year ended June 30, 2007, we designated the assets underlying our Paignton, U.K. manufacturing site as held for sale and subsequently sold the site to a third party for proceeds of £4.8 million (approximately $9.4 million based on an exchange rate of $1.96 to £1.00 in effect on the date of sale), net of selling costs. In connection with this designation we recorded an impairment charge of $1.9 million. During the year ended June 30, 2007 we also recovered $0.3 million from an escrow account related to our 2004 acquisition of Onetta, Inc. and recorded this amount as a recovery of previously impaired goodwill of Onetta.

During the year ended July 1, 2006, we sold a parcel of land in Swindon, U.K., which had previously been accounted for as held for sale, and for which the recorded book value had previously been written down as impaired. The proceeds from the sale of this parcel of land were $15.5 million, resulting in a recovery of previous impairment of $1.3 million, net of transaction costs. In the fourth quarter of fiscal 2006, in connection with a review of our long-lived assets for impairment, we recorded $433,000 of impairment charges, which partially offset the recovery related to this land sale.

Gain on Sale of Property and Equipment and Other Long-lived Assets

Gain on sale of property and equipment and other long lived assets in the year ended June 28, 2008 was $2.6 million compared to $3.0 million in the year ended June 30, 2007 and $2.1 million in the year ended July 1, 2006. Gain on sale of property and equipment and other long lived assets in each of these years was primarily associated with the sale of fixed assets which became surplus as a result of our various restructurings and cost reduction programs, which included the shutting down of sites and transfers of certain manufacturing operations, primarily to Shenzhen, China. Because our restructuring programs are substantially complete, we expect gain on sale of property and equipment and other long lived assets to decrease in the next fiscal year compared to the year ended June 28, 2008.

Legal Settlement

In the year ended June 28, 2008 we recorded a gain from legal settlements of $2.9 million, net of costs, associated with the settlement of a legal action connected with our sale of land in Swindon, U.K. to a third party in 2005.

In the year ended June 30, 2007, we recorded a charge of $0.5 million for additional legal fees and other professional costs related to a settlement of the litigation with Howard Yue, the former sole stockholder of Globe Y. Technology, Inc. (a company acquired by New Focus, Inc. in February 2001). This settlement was reached in the fiscal year ended July 1, 2006, and net charges of $5.0 million were recorded in our consolidated statements of operations in that year.

Other Income/(Expense), Net Interest Income, Interest Expense, Other Income/(Expense) net, Gain/(Loss) on Foreign Exchange

On January 13, 2006, we entered into a series of transactions to (i) retire $45.9 million aggregate principal amount of outstanding notes payable to Nortel Networks UK Limited and (ii) convert $25.5 million in outstanding convertible debentures which were issued in December 2004. In connection with the satisfaction of these debt obligations and conversion of these convertible debentures we issued approximately 10.5 million shares of common stock and warrants to purchase approximately 1.1 million shares of common stock, paid approximately $22.2 million in cash, and recorded a charge of $18.8 million in the fiscal year ended July 1, 2006 for loss on conversion and early extinguishment of debt (see Note 16 to our consolidated financial statements appearing elsewhere in this joint proxy statement/prospectus for additional information regarding the conversion of the convertible debentures and early extinguishment of debt).

Interest income, primarily from cash, cash equivalents and short-term investment accounts, was relatively consistent in the years ended June 28, 2008, June 30, 2007 and July 1, 2006.

Interest expense was $0.7 million in the year ended June 28, 2008, relatively consistent with $0.6 million in the year ended June 30, 2007, and consistent with bank charges and costs primarily associated with our $25 million senior secured credit facility with Wells Fargo Foothill, Inc. Interest expense of $0.6 million in the year ended June 30, 2007 decreased from $5.1 million in the year ended July 1, 2006 primarily due to our conversion and extinguishment of outstanding convertible notes and payment of promissory notes issued to Nortel Networks, pursuant to a series of agreements entered into in January 2006 and described above.

Gain/(loss) on foreign exchange includes the net impact from the re-measurement of intercompany balances and monetary accounts not denominated in functional currencies, other than the U.S. dollar, and realized and unrealized gains or losses on foreign currency contracts not designated as hedges. The net results for the fiscal years ended June 28, 2008, June 30, 2007 and July 1, 2006 are largely a function of exchange rate changes between the U.S. dollar and the U.K. pound sterling and to a lesser degree a function of exchange rate changes between the U.S. dollar and the Swiss franc and the Chinese Yuan.

Income Tax Provision /(Benefit)

We have incurred substantial losses to date, and may incur additional losses in the future. Based upon the weight of available evidence, which includes our historical operating performance and the recorded cumulative net losses in all prior periods, we provided a full valuation allowance against our net deferred tax assets of $277.2 million at June 28, 2008, $391.8 million at June 30, 2007 and $320.0 million at July 1, 2006.

During fiscal 2006, in connection with our acquisition of Creekside in August 2005, which is described below under “Liquidity and Capital Resources — Cash Flows from Investing Activities — Acquisition of Creekside,” we recorded a one time tax gain of $11.8 million related to our anticipated use of tax attributes to offset deferred tax liabilities assumed.

Liquidity and Capital Resources

Cash Flows from Operating activities

	Six Months Ended		Year Ended
	December 27,	December 29,	June 28,	June 30,	July 1,
	2008	2007	2008	2007	2006
	(Thousands)

Net loss	$(4,268)	$(16,141)	$(23,440)	$(82,175)	$(87,497)
Non-cash adjustments:
Accretion on short-term investments	(102)	—	—	—	—
Acquired in-process research and development	—	—	—	—	118
Amortization of deferred gain on sale-leaseback	(486)	(714)	(1,384)	(1,435)	(278)
Amortization of interest expense for warrants and beneficial conversion feature	—	—	—	—	1,292
Depreciation and amortization	6,720	9,604	16,869	23,167	30,231
(Gain) loss on sale of property and equipment	8	(1,716)	(2,562)	(3,009)	(2,070)
Impairment (recovery) of goodwill, intangible assets and other long-lived assets	7,881	—	—	1,621	(72)
Impairment of short-term investments	706	—	—	—	—
Legal actions, settlements and related costs	—	—	—	—	4,997
Loss on conversion and early extinguishment of debt	—	—	—	—	18,842
One time tax gain	—	—	—	—	(11,785)
Stock-based compensation	2,241	4,409	8,812	6,666	8,863

Total non-cash adjustments	16,968	11,583	21,735	27,010	50,138
Increase in working capital	(3,010)	(4,383)	(14,300)	(15,608)	(18,828)

Net cash provided by (used in) operating activities	$9,690	$(8,941)	$(16,005)	$(70,773)	$(56,187)

Six Months Ended December 27, 2008

Net cash provided by operating activities for the six months ended December 27, 2008 was $9.7 million, resulting from non-cash adjustments of $17.0 million, primarily consisting of a $7.9 million charge for impairment of goodwill, $6.7 million of expense related to depreciation and amortization of certain assets and $2.2 million of expense related to stock-based compensation. These were partially offset by a net loss of $4.3 million, and a decrease in cash from a net change in our operating assets and liabilities of $3.0 million due to an increase in inventories and a decrease in accounts payable, partially offset by decreases in accounts receivable and prepaid expenses and other current assets, and an increase in accrued expenses and other liabilities. Included in net loss for the period are a gain of approximately $6.3 million related to the revaluation of U.S. dollar denominated operating intercompany receivables on the books of our U.K. subsidiary, and a gain of approximately $0.9 million related to the revaluation of foreign currency denominated operating intercompany receivables on the books of our Shenzhen subsidiary.

Six Months Ended December 29, 2007

Net cash used in operating activities for the six months ended December 29, 2007 was $8.9 million, primarily resulting from the net loss of $16.1 million, offset by non-cash adjustments of $11.6 million, primarily consisting of $9.6 million of expense related to depreciation and amortization of certain assets, $4.4 million of expense related to stock-based compensation and a $1.7 million gain on sale of property and equipment. A net change in our operating assets and liabilities of $4.4 million due to increases in accounts receivable and inventories, both associated with our increasing revenues, as well as increases in accrued expenses and other liabilities, partially offset by decreases in accounts payable, prepaid expenses and other current assets, also contributed to the use of cash. Included in net loss for the period are a gain of approximately $0.4 million related to the revaluation of U.S. dollar denominated operating intercompany receivables on the books of our U.K. subsidiary, and a gain of approximately $1.6 million related to the revaluation of foreign currency denominated operating intercompany receivables on the books of our Shenzhen subsidiary.

Year ended June 28, 2008

Net cash used in operating activities for the year ended June 28, 2008 was $16.0 million, primarily resulting from the net loss of $23.4 million, offset by non-cash accounting charges of $21.7 million, primarily consisting of $8.8 million of expense related to stock based compensation and $16.9 million of expense related to depreciation and amortization of certain assets. Increases in working capital of $14.3 million also contributed to the use of cash, primarily due to decreases in accounts payables and accrued expenses and other liabilities, and increases in prepaid expenses and other assets, partially offset by decreases in accounts receivable and inventories.

Year ended June 30, 2007

Net cash used in operating activities for the year ended June 30, 2007 was $70.8 million, primarily resulting from the net loss of $82.2 million, offset by non-cash accounting charges of $27.0 million, primarily consisting of $6.7 million of expense related to stock based compensation and $23.2 million of expense related to depreciation and amortization of certain assets. Increases in working capital of $15.6 million also contributed to the use of cash, primarily due to decreases in accounts payables and accrued expenses and other liabilities, partially offset by increases in accounts receivable, inventories, prepaid expenses and other assets.

Year ended July 1, 2006

Net cash used in operating activities for the year ended July 1, 2006 was $56.2 million, primarily resulting from the net loss of $87.5 million, offset by non-cash accounting charges of $50.1 million, primarily consisting of an $18.8 million loss on conversion and early retirement of debt, $10.3 million of expense related to stock based compensation, including non-cash restructuring and severance and expenses related to warrants, $5.0 million of common stock issued to settle a legal claim brought by Howard Yue, and $30.2 million related to depreciation and amortization of certain assets, net of an $11.8 million one-time tax gain. Increases in working capital of $18.8 million also contributed to the use of cash, primarily due to decreases in accounts payables and accrued expenses and other liabilities and an increase in accounts receivable offset by a decrease in prepaid expenses and other assets.

Cash Flows from Investing Activities

Net cash provided by investing activities for the six months ended December 27, 2008 was $2.1 million, primarily consisting of $15.4 million in sales and maturities of available-for-sale investments and $0.6 million from the release of restricted cash, which were partially offset by $6.9 million in purchases of available-for-sale investments and $6.9 million used in capital expenditures.

Net cash provided by investing activities for the six months ended December 29, 2007 was $0.6 million, primarily consisting of $4.5 million from the release of restricted cash which had been security on an unoccupied leased facility and $1.8 million in proceeds from the sale of fixed assets, which were partially offset by $5.7 million used in capital expenditures.

In the year ended June 28, 2008, we used $19.0 million of cash in investing activities, primarily related to our investment of $17.8 million of cash in available for sale securities and investments, as well as $9.1 million in capital spending, offset by $3.0 million in proceeds from the sale of property, equipment and long-lived assets and $5.0 million of cash relieved of restrictions.

We generated net cash of $7.9 million from investing activities in the year ended June 30, 2007, primarily from $9.4 million in proceeds, net of costs, from the sale of our Paignton, U.K. site (as described further below), and $5.4 million in proceeds from the sale of property and equipment. These sources of cash were partially offset by $6.4 million in capital expenditures.

During the quarter ended December 30, 2006, Bookham Technology plc, our wholly-owned subsidiary, sold our Paignton U.K. manufacturing site to a third party for proceeds of £4.8 million (approximately $9.4 million based on an exchange rate of $1.96 to £1.00 in effect on the date of the sale), net of selling costs. In connection with this transaction, we recorded a loss of $0.1 million which is included in loss on sale of property and equipment and other long-lived assets.

We generated net cash of $42.7 million from investing activities in the year ended July 1, 2006, primarily from $14.7 million in proceeds, net of costs, from the sale of a parcel of land in Swindon, U.K., $9.6 million of cash assumed in connection with the two acquisitions completed during the year, $23.4 million from the sale of land and building in Caswell pursuant to a sale-leaseback transaction, as described further below, and $2.4 million in proceeds from the sale of property and equipment. These sources of cash were partially offset by $10.1 million in capital expenditures. A substantial portion of the capital spending during this year was incurred in connection with the introduction of our Shenzhen assembly and test operations.

Caswell Sale-Leaseback

On March 10, 2006, Bookham Technology plc, our wholly-owned subsidiary, entered into multiple agreements with a subsidiary of Scarborough Development, which we refer to as Scarborough, for the sale and leaseback of the land and buildings located at our Caswell, U.K., manufacturing site. The sale transaction, which closed on March 30, 2006, resulted in proceeds to Bookham Technology plc of £13.75 million (approximately U.S. $24.0 million using an exchange rate of £1.00 to $1.7455). Under these agreements, Bookham Technology plc leases back the Caswell site for an initial term of 20 years, with options to renew the lease term for 5 years following the initial term and for rolling 2 year terms thereafter. Annual rent is £1.1 million during the first 5 years of the lease, approximately £1.2 million during the next 5 years of the lease, approximately £1.4 million during the next 5 years of the lease and approximately £1.6 million during the next 5 years of the lease. Rent during the renewal terms will be determined according to the then market rent for the site. We have guaranteed the obligations of Bookham Technology plc under these agreements. In addition, Scarborough, Bookham Technology plc and Bookham, Inc. entered into a pre-emption agreement under which Bookham Technology plc, within the next 20 years, has a right to purchase the Caswell site in whole or in part on terms acceptable to Scarborough if Scarborough agrees to terms with or receives an offer from a third party to purchase the Caswell facility.

Acquisition of Creekside

On August 10, 2005, Bookham Technology plc, our wholly owned subsidiary, entered into a share purchase agreement pursuant to which Bookham Technology plc purchased all of the issued share capital of City Leasing (Creekside) Limited, a subsidiary of Deutsche Bank, for consideration of £1.00, plus professional fees of approximately £455,000 (approximately $837,000, based on an exchange rate of £1 to $1.8403). We entered into this transaction primarily for the business purpose of raising money to fund our operations by realizing the economic value of certain of the deferred tax assets of Bookham Technology plc to the third parties described more fully below. In compliance with U.K. tax law, the transaction was structured to enable certain U.K. tax losses in Bookham Technology plc to be surrendered in order to reduce U.K. taxes otherwise due on sub-lease revenue payable to Creekside. While we continue to retain additional deferred tax assets of a similar characteristic, we have no current plans or opportunities to enter into similar transactions to raise additional financing, although we believe that we would consider such opportunities should any become available. The parties to the share purchase agreement are Bookham Technology plc, Deutsche Bank and London Industrial Leasing Limited, a subsidiary of Deutsche Bank, which we refer to as London Industrial. Creekside was utilized by Deutsche Bank in connection with the leasing of four aircraft to a third party. The leasing arrangement was structured as follows: Phoebus Leasing Limited, a subsidiary of Deutsche Bank, which we refer to as Phoebus, leased the four aircraft to Creekside under the primary leases and Creekside in turn sub-leases the aircraft to a third party. Under the sub-lease arrangement, the third party lessee who utilized the aircraft, whom we refer to as the Sub-Lessee, made sublease payments to Creekside, who in turn was required to make lease payments to Phoebus under the primary leases. To insulate Creekside from any risk that the Sub-Lessee failing to make payments under the sub-lease arrangement, prior to the execution of the share purchase agreement, Creekside assigned its interest in the Sub-Lessee payments to Deutsche Bank in return for predetermined deferred consideration amounts, which we refer to as Deferred Consideration, which were paid directly from Deutsche Bank. Additionally, on closing the transaction, Deutsche Bank loaned Creekside funds to (i) pay substantially all of the rentals under the primary lease with Phoebus, excluding an amount equal to £400,000 (approximately $736,000), and (ii) repay an existing loan made by another wholly owned subsidiary of Deutsche Bank to Creekside. The obligation of Creekside to repay the Deutsche Bank loans could be fully offset against the obligation of Deutsche Bank to pay the Deferred Consideration to Creekside.

As a result of these transactions, Bookham Technology plc had available through Creekside cash of approximately £6.63 million (approximately $12.2 million, based on an exchange rate of £1.00 to $1.8403). Under the terms of the agreement, Bookham Technology plc received £4.2 million (approximately $7.5 million) of available cash when the transaction closed on August 10, 2005. An additional £1 million (approximately $1.8 million) has since been received on October 14, 2005, £1 million (approximately $1.8 million) was received on July 14, 2006 and the balance of approximately £431,000 (approximately $793,000) was received on July 16, 2007.

At the closing of this transaction, Creekside had receivables (including services and interest charges) of £73.8 million (approximately $135.8 million) due from Deutsche Bank in connection with certain aircraft subleases of Creekside and cash of £4.7 million (approximately $8.6 million), of which £4.2 million was immediately available. The receivables resulted from the assignment by Creekside to Deutsche Bank prior to Closing of the benefit of receivables under four lease agreements pursuant to which Creekside subleases certain aircraft that are subject to head lease agreements with Phoebus Leasing Limited, a subsidiary of Deutsche Bank and Creekside as head lessee. The assignment was made in exchange for the receivables, which are to be paid by Deutsche Bank to Creekside in three installments, and the last payment was made on July 16, 2007.

Creekside and Deutsche Bank entered into two facility agreements relating to a loan in the principal amount of £18.3 million (approximately $33.7 million) and a loan in the principal amount of £42.5 million including interest (approximately $78.2 million), which together have accrued approximately £3.6 million (approximately $6.6 million) in interest during the term of these loans. At the closing, Creekside used the loans to repay amounts outstanding under a loan dated April 12, 2005 between Creekside, as borrower, and

City Leasing (Donside) Limited, a subsidiary of Deutsche Bank, as lender, and to pay part of Creekside’s rental obligations under the lease agreements.

At August 10, 2005, Creekside had long-term liabilities to Deutsche Bank under the loans, an agreement to pay Deutsche Bank £8.3 million (approximately $15.3 million), including principal and interest, to cover settlement of current Creekside tax liabilities and £0.4 million (approximately $0.7 million) of outstanding payments due to Deutsche Bank under the lease agreements; we refer to these collectively as the Obligations.

Creekside has used the Deferred Consideration to pay off the Obligations over a period of two years, or the Term, such that the Obligations have been offset in full by the receivables and resulted in Bookham Technology plc having excess cash of approximately £6.63 million (approximately $12.2 million) available to it during the Term. Bookham Technology plc expects to surrender certain of its tax losses against any U.K. taxable income that may arise as a result of the Deferred Consideration, to reduce any U.K. taxes that would otherwise be due from Creekside.

The loans issued by Deutsche Bank could be prepaid in whole at any time with 30 days’ prior written notice to Deutsche Bank. The loan for £18.3 million plus interest was repaid by Creekside on October 14, 2005, and the loan for £42.5 million was repaid by Creekside in installments: the first installment of £23.5 million (approximately $43.2 million) was paid on July 14, 2006; and the second installment of £22.5 million (approximately $41.4 million) was paid on July 16, 2007. Events of default under the loan include failure by Creekside to pay amounts under the loans when due, material breach by Creekside of the terms of the lease agreements and related documentation, a judgment or order made against Creekside that is not stayed or complied with within seven days or an attachment by creditors that is not discharged within seven days, insolvency of Creekside or failure by Creekside to make payments with respect to all or any class of its debts, presentation of a petition for the winding up of Creekside, and appointment of any administrative or other receiver with respect to Creekside or any material part of Creekside’s assets. Deutsche Bank could have accelerated repayment under the facility agreements upon an event of default, in which case the loan would have been fully offset against the receivables, as described above.

Pursuant to the terms of the agreements governing this transaction, we believe that we have not assumed any material credit risk in connection with these arrangements. The material cash flow obligations associated with Creekside are directly related to Deutsche Bank’s obligations to pay Creekside the Deferred Consideration, and Creekside’s obligation to repay the loans to Deutsche Bank. The obligations of Creekside to repay the Deutsche Bank loan can be fully offset against Deutsche Bank’s obligation to pay the Deferred Consideration. Any Sub-Lessee default has no impact on Deutsche Bank’s obligation to pay Creekside the Deferred Consideration. Regarding the primary leases between Phoebus and Creekside, all amounts have now been paid as has the loans to Deutsche Bank. For these reasons, we believe we do not bear a material risk and have no substantial continuing payments or obligations.

Under the share purchase agreement and related documents, London Industrial and Deutsche Bank have indemnified us, Bookham Technology plc and Creekside with respect to contractual obligations and liabilities entered into by Creekside prior to the closing of the transaction and certain tax liabilities of Creekside that may arise in taxable periods both prior to and after the closing.

Pursuant to an administration agreement between Creekside, City Leasing Limited, a subsidiary of Deutsche Bank, and Deutsche Bank, Creekside is to be administered during the Term by City Leasing Limited to ensure Creekside complies with its obligations under the lease agreements.

In accordance with the terms of the primary leases and the sub-leases, Phoebus is ultimately entitled to the four aircraft in the event of default by the Sub-Lessee. An event of default will not impact the payment obligations described above.

Cash Flows from Financing Activities

There were no significant cash flows from financing activities for the six months ended December 27, 2008.

Net cash provided by financing activities for each of the six months ended December 29, 2007 and year ended June 28, 2008 was $37.1 million, primarily consisting of $40.9 million in proceeds, net of expenses and commissions, from an underwritten public offering of 16 million shares of our common stock at a price to the public of $2.75 a share, offset by the repayment of $3.8 million, net, which had been previously drawn under our senior secured credit facility with Wells Fargo Foothill, Inc., described below.

In the year ended June 28, 2008, we generated $37.0 million in cash from financing activities, consisting primarily of $40.8 million in proceeds, net of expenses and commissions, from an underwritten public offering of 16 million shares of our common stock at a price to the public of $2.75 a share, partially offset by the repayment of $3.8 million drawn under our $25 million senior secured credit facility with Wells Fargo Foothill, Inc., described below.

In the year ended June 30, 2007, we generated $59.1 million of cash from financing activities, primarily consisting of $55.4 million of net proceeds from private placements of our common stock and warrants to purchase our common stock on March 22, 2007 and on September 1, 2006, as described below, and $3.8 million drawn on our senior secured credit facility with Wells Fargo Foothill, Inc.

On March 22, 2007, we entered into a definitive agreement for a private placement, pursuant to which we issued, on March 22, 2007, 13,640,224 shares of common stock and warrants to purchase up to 4,092,066 shares of common stock with certain institutional accredited investors for net proceeds of approximately $26.9 million. The warrants have a five-year term, expiring March 22, 2012, and are exercisable beginning on September 23, 2007 at an exercise price of $2.80 per share, subject to adjustment based on a weighted average anti-dilution formula if we effect certain equity issuances in the future for consideration per share that is less than the then current exercise price of such warrants.

On August 31, 2006, we entered into an agreement for a private placement of common stock and warrants pursuant to which we issued and sold 8,696,000 shares of common stock and warrants to purchase up to 2,174,000 shares of common stock on September 1, 2006, and issued and sold an additional 2,898,667 shares of common stock and warrants to purchase up to an additional 724,667 shares of common stock in a second closing on September 19, 2006. In both cases such shares of common stock and warrants were issued and sold to certain institutional accredited investors. Our net proceeds from this private placement, including the second closing, were $28.7 million. The warrants are exercisable during the period beginning on March 2, 2007 through September 1, 2011, at an exercise price of $4.00 a share.

In the year ended July 1, 2006, we generated $25.2 million of cash from financing activities, primarily consisting of $49.5 million of net proceeds from a public offering of our common stock in October 2005, offset by $24.3 million used in connection with the early retirement of two promissory notes originally issued to Nortel Networks in connection with our acquisition of their optical components business and the payment of certain amounts in connection with the conversion of our convertible debentures which were issued in December 2004.

On January 13, 2006, we entered into a series of transactions to (i) retire $45.9 million aggregate principal amount of outstanding notes payable to Nortel Networks UK Limited and (ii) convert $25.5 million in outstanding convertible debentures which were issued in December 2004. In connection with the satisfaction of these debt obligations and conversion of these convertible debentures we issued approximately 10.5 million shares of common stock, warrants to purchase approximately 1.1 million shares of common stock, paid approximately $22.2 million in cash, and recorded a charge of $18.8 million in the fiscal year ended June 28, 2008 for loss on conversion and early extinguishment of debt. (See Note 16 — Debt to our consolidated financial statements appearing elsewhere in this joint proxy statement/prospectus for additional disclosures regarding the conversion of the convertible debentures and early extinguishment of debt).

Effect of Exchange Rates on Cash and Cash Equivalents for the Six Months Ended December 27, 2008 and December 29, 2007

The effect of exchange rates on cash and cash equivalents for the six months ended December 27, 2008 was a decrease of $9.3 million, primarily consisting of approximately $2.2 million in net gain due to the revaluation of foreign currency cash balances to the functional currency of the respective subsidiaries, a gain of approximately $6.3 million related to the revaluation of U.S. dollar denominated operating intercompany receivables on the books of our U.K. subsidiary, and a gain of approximately $0.9 million related to the revaluation of foreign currency denominated operating intercompany receivables on the books of our Shenzhen subsidiary.

The effect of exchange rates on cash and cash equivalents for the six months ended December 29, 2007 was a decrease of $2.3 million, primarily consisting of approximately $0.3 million in net gain due to the revaluation of foreign currency cash balances to the functional currency of the respective subsidiaries, a gain of approximately $0.4 million related to the revaluation of U.S. dollar denominated operating intercompany receivables on the books of our U.K. subsidiary, and a gain of approximately $1.6 million related to the revaluation of foreign currency denominated operating intercompany receivables on the books of our Shenzhen subsidiary.

Return/(Loss) on Investments

Return/(loss) on investments represents net interest, which is the difference between interest received on our cash and interest paid on our debts. Return on investments was $0.1 million in the six months ended December 27, 2008. Return on investments was $0.8 million in the year ended June 28, 2008 and $0.6 million in the year ended June 30, 2007, and loss on investments was $4.0 million in the year ended July 1, 2006. The changes in return/(loss) on investment over these periods is due to the elimination of interest on balances outstanding from the $45.9 million of notes issued to Nortel Networks in November 2002 and the elimination of the amortization of interest, costs and warrants associated with our issuance of $25.5 million of convertible debt in December 2004, resulting from the payment and retirements of the notes issued to Nortel Networks and the conversion of $25.5 million of convertible debt into common stock pursuant to a series of agreements entered into on January 13, 2006.

Credit Facility

On August 2, 2006, we, with Bookham Technology plc, New Focus and Bookham (US) Inc., each a wholly-owned subsidiary, which we collectively refer to as the Borrowers, entered into a credit agreement, or Credit Agreement, with Wells Fargo Foothill, Inc. and other lenders regarding a three year $25.0 million senior secured revolving credit facility. Advances are available under the Credit Agreement based on 80 percent of “qualified accounts receivable”, as defined in the Credit Agreement, at the time the advance is requested.

The obligations of the Borrowers under the Credit Agreement are guaranteed by us, Ignis Optics, Inc., Bookham (Canada) Inc., Bookham Nominees Limited and Bookham International Ltd., each also a wholly-owned subsidiary (which we refer to collectively as the Guarantors and together with the Borrowers, as the Obligors), and are secured pursuant to a security agreement, or the Security Agreement, by the assets of the Obligors, including a pledge of the capital stock holdings of the Obligors in some of their direct subsidiaries. Any new direct subsidiary of the Obligors is required to execute a guaranty agreement in substantially the same form and join in the Security Agreement.

Pursuant to the terms of the Credit Agreement, borrowings made under the Credit Agreement bear interest at a rate based on either the London Interbank Offered Rate (LIBOR) plus 2.75 percentage points or the bank’s prime rate plus 1.25 percentage points. In the absence of an event of default, any amounts outstanding under the Credit Agreement may be repaid and re-borrowed at any time until maturity, which is August 2, 2009.

The obligations of the Borrowers under the Credit Agreement may be accelerated upon the occurrence of an event of default under the Credit Agreement, which includes customary events of default, including payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, a cross-default related to indebtedness in an aggregate amount of $1.0 million or more, bankruptcy and insolvency related defaults, defaults relating to such matters as ERISA and judgments and a change of control default. The Credit Agreement contains negative covenants applicable to the Borrowers and their subsidiaries, including financial covenants requiring the Borrowers to maintain a minimum level of earnings before interest, taxes, depreciation and amortization, or EBITDA, if the Borrowers have not maintained “minimum liquidity”, defined as $30 million of qualified cash and excess availability, each as also defined in the Credit Agreement, as well as restrictions on liens, capital expenditures, investments, indebtedness, fundamental changes to the Borrower’s business, dispositions of property, making certain restricted payments (including restrictions on dividends and stock repurchases), entering into new lines of business and transactions with affiliates. As of December 27, 2008 and June 28, 2008, there were no amounts outstanding under this line of credit. At December 27, 2008, we were in compliance with all covenants under the Credit Agreement and we had $0.3 million in an outstanding standby letter of credits with a vendor secured under the Credit Agreement which expires in February 2009. At June 28, 2008, we had $4.8 million in outstanding standby letters of credits with vendors secured under this credit agreement.

In connection with the Credit Agreement, we agreed to pay a monthly servicing fee of $3,000 and an unused line fee equal to 0.375 percentage points per annum, payable monthly on the unused amount of revolving credit commitments. To the extent there are letters of credit outstanding under the Credit Agreement, the Borrowers are obligated to pay the administrative agent a letter of credit fee at a rate equal to 2.75 percentage points per annum.

Future Cash Requirements

As of December 27, 2008, we held $35.3 million in cash and cash equivalents, $0.5 million in restricted cash and $8.9 million in short-term investments. We expect that our cash generated from operations, together with our current cash balances, short-term investments, and amounts expected to be available under our senior secured $25.0 million credit facility, which are based on a percentage of accounts receivable at the time the advance is requested, will provide us with sufficient financial resources in order to operate as a going concern through our next four fiscal quarters subsequent to the quarter ended December 27, 2008. To further strengthen our financial position, in the event of unforeseen circumstances, or in the event needed to fund growth in future financial periods, either as a standalone company or in connection with our proposed merger with Avanex, we may raise additional funds by any one or a combination of the following: issuing equity, debt or convertible debt or the sale of certain product lines and/or portions of our business. There can be no guarantee that we will be able to raise additional funds on terms acceptable to us, or at all.

From time to time, we have engaged in discussions with third parties concerning potential acquisitions of product lines, technologies and businesses. In addition to our proposed merger with Avanex, we continue to consider potential acquisition candidates. Any of these transactions could involve the issuance of a significant number of new equity securities, debt, and/or cash consideration. We may also be required to raise additional funds to complete any such acquisition, through either the issuance of equity securities or borrowings. If we raise additional funds or acquire businesses or technologies through the issuance of equity securities, our existing stockholders may experience significant dilution.

Contractual Obligations

Our contractual obligations at June 28, 2008, by nature of the obligation and amount due over identified periods of time, are set out in the table below:

	FY 2009	FY 2010	FY 2011	FY 2012	FY 2013	Thereafter	Total
	(In thousands)

Purchase obligations	$28,386	$—	$—	$—	$—	$—	$28,386
Operating lease obligations	6,489	6,347	5,872	3,742	2,974	38,512	63,936
Long-term obligations	54	54	54	54	13	—	229

Net commitments	$34,875	$6,401	$5,926	$3,796	$2,987	$38,512	$92,551

The purchase obligations consist of our total outstanding purchase order commitments as at June 28, 2008. Any capital purchases to which we are committed are included in these outstanding purchase orders under standard terms and conditions. Operating leases are future annual commitments under non-cancelable operating leases, including rents payable for land and buildings. The long-term obligations are associated with our Swiss subsidiary’s unsecured loan payable to a third party

Off-Balance Sheet Arrangements

In connection with the sale by New Focus of its passive component line to Finisar, Inc., New Focus agreed to indemnify Finisar for claims related to the intellectual property sold to Finisar. This indemnification obligation expires in May 2009 and has no limitation on maximum liability.

We indemnify our directors and certain employees as permitted by law, and have entered into indemnification agreements with our directors and executive officers. We have not recorded a liability associated with these indemnification arrangements as we historically have not incurred any costs associated with such indemnification arrangements and do not expect to in the future. Costs associated with such indemnification arrangements may be mitigated by insurance coverage that we maintain, however such insurance may not cover any, or may cover only a portion of, the amounts we may be required to pay. In addition, we may not be able to maintain such insurance coverage in the future.

We also have indemnification clauses in various contracts that we enter into in the normal course of business, such as those issued by our bankers in favor of several of our suppliers or indemnification clauses in favor of customers in respect of liabilities they may incur as a result of purchasing our products should such products infringe the intellectual property rights of a third party. We have not historically paid out any amounts related to these indemnification obligations and do not expect to in the future, therefore no accrual has been made for these indemnification obligations.

Other than as set forth above, we are not currently party to any material off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Interest rates

We finance our operations through a mixture of the issuance of equity securities, finance leases, working capital and by drawing on a three year $25.0 million senior secured revolving credit facility under a credit agreement we entered into on August 2, 2006. Our only exposure to interest rate fluctuations is on our cash deposits and for amounts borrowed under the credit agreement. As of December 27, 2008 and June 28, 2008, there were no amounts outstanding under this line of credit. As of December 27, 2008, we had $0.3 million in outstanding standby letters of credits with a vendor secured under this credit agreement. We monitor our interest rate risk on cash balances primarily through cash flow forecasting. Cash that is surplus to immediate requirements is invested in short-term deposits with banks accessible with one day’s notice and invested in overnight money market accounts. We believe our interest rate risk is immaterial.

Foreign currency

We are exposed to fluctuations in foreign currency exchange rates and interest rates. As our business has grown and become multinational in scope, we have become increasingly subject to fluctuations based upon changes in the exchange rates between the currencies in which we collect revenues and pay expenses. Despite our change in domicile from the United Kingdom to the United States in 2004, and our movement of certain functions, including assembly and test operations, from the United Kingdom to China, in the future we expect that a majority of our revenues will continue to be denominated in U.S. dollars, while a significant portion of our expenses will continue to be denominated in U.K. pounds sterling. Fluctuations in the exchange rate between the U.S. dollar and the U.K. pound sterling and, to a lesser extent, other currencies in which we collect revenues and pay expenses, could affect our operating results. This includes the Chinese yuan and the Swiss franc in which we pay expenses in connection with operating our facilities in Shenzhen, China, and Zurich, Switzerland. To the extent the exchange rate between the U.S. dollar and the Chinese yuan were to fluctuate more significantly than experienced to date, our exposure would increase.

As of December 27, 2008, our U.K. subsidiary had $9.5 million in U.S. dollar denominated operating intercompany receivables and $32.5 million in U.S. dollar denominated accounts receivable related to sales to external customers. It is estimated that a 10 percent fluctuation in the U.S. dollar relative to the U.K. pound sterling would lead to a profit of $4.2 million (U.S. dollar strengthening), or loss of $4.2 million (U.S. dollar weakening) on the translation of these receivables, which would be recorded in gain (loss) on foreign exchange in our statement of operations.

Hedging Program

We enter into foreign currency forward exchange contracts in an effort to mitigate a significant portion of our exposure to such fluctuations between the U.S. dollar and the U.K. pound sterling. We do not currently hedge our exposure to the Swiss franc or the Chinese yuan, but we may in the future if conditions warrant. We also do not currently hedge our exposure related to our U.S. dollar denominated intercompany payables and receivables. We may be required to convert currencies to meet our obligations. Under certain circumstances, foreign currency forward exchange contracts can have an adverse effect on our financial condition. As of December 27, 2008, we held nineteen foreign currency forward exchange contracts with a notional value of $22.0 million which include put and call options which expire, or expired, at various dates from January 2009 to December 2009 and we have recorded an unrealized loss of $3.3 million to accumulated other comprehensive income in connection with marking these contracts to fair value. It is estimated that a 10 percent fluctuation in the dollar between December 27, 2008 and the maturity dates of the put and call instruments underlying these contracts would lead to a profit of $1.3 million (U.S. dollar weakening), or loss of $1.0 million (U.S. dollar strengthening) on our outstanding foreign currency forward exchange contracts, should they be held to maturity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF AVANEX

Certain statements contained in the following discussion that are not purely historical are “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements regarding Avanex’s liquidity, anticipated cost of revenue, operating expenses, gross margins, anticipated savings from Avanex’s restructuring and cost reduction plans, and statements regarding Avanex’s expectations, beliefs, anticipations, commitments, intentions and strategies regarding the future. In some cases forward-looking statements can be identified by terms such as “may,” “could,” “would,” “might,” “will,” “should,” “expect,” “plan,” “intend,” ‘‘forecast,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. Actual results could differ from those projected in any forward-looking statements, which are made as of the date of this joint proxy statement/prospectus, including but not limited to those presented under “Risks Relating to Avanex” and elsewhere in this joint proxy statement/prospectus. Avanex assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

The following discussion and analysis should be read in conjunction with Avanex’s unaudited condensed consolidated financial statements for the three and six month periods ended December 31, 2008 and the notes thereto included herein and Avanex’s audited consolidated financial statements and notes for the year ended June 30, 2008, also included herein.

Overview

Avanex designs, manufactures and markets fiber optic-based products which increase the performance of optical networks. Avanex sells its products to telecommunications system integrators and their network carrier customers. Avanex was incorporated in October 1997 in California and reincorporated in Delaware in January 2000. Avanex began making volume shipments of its products during the quarter ended September 30, 1999.

In fiscal 2004, Avanex assumed restructuring liabilities with fair values of $64.1 million at the date of acquisition of the optical components businesses of Alcatel-Lucent and Corning, which were included in the purchase price. Subsequent to these acquisitions, Avanex has continued to restructure its organization, primarily through the downsizing of its workforce and the abandonment of excess facilities. As of December 31, 2008, Avanex’s accrued restructuring liability balance was $6.7 million, consisting primarily of excess facilities costs payable through fiscal 2011.

The restructurings have resulted in, among other things, a significant reduction in the size of Avanex’s workforce, consolidation of its facilities, and increased reliance on outsourced, third-party manufacturing. In March 2005, Avanex announced that it had opened an operations center in Bangkok, Thailand to centralize global manufacturing and operational overhead functions in a lower-cost region. In July 2005, Avanex announced the opening of a development and marketing office in Shanghai, China. In April 2007, Avanex sold ninety percent (90%) of the share capital and voting rights of its wholly owned subsidiary, Avanex France, which operated its semiconductor fabs and associated product lines located in Nozay, France. In September 2008, Avanex implemented a workforce reduction of 47 employees and announced the closure of its Melbourne, Florida facility and the transfer of the respective product lines, inventory, and fixed assets to another office.

Although Avanex has relocated most of its manufacturing operations to reduce its production costs, it expects to continuously take actions to further reduce costs and improve its gross margins. However, there can be no assurance that Avanex’s cost structure will not increase in the future or that it will be able to align its cost structure with its expectations.

Following the close of market on August 12, 2008, Avanex effected a fifteen-for-one reverse stock split of its common stock. Accordingly, each fifteen shares of issued and outstanding Avanex common stock and equivalents as of the close of market on August 12, 2008 was converted into one share of common stock, and the reverse stock split was reflected in the trading price of Avanex’s common stock at the opening of market on August 13, 2008. Unless indicated otherwise, all Avanex share amounts and per share prices appearing in this joint proxy statement/prospectus reflect the reverse stock split for all periods presented.

Net Revenue.  The market for optical equipment continues to evolve and the volume and timing of orders is difficult to predict, especially in the current recessionary macro economic environment. A customer’s decision to purchase Avanex’s products typically involves a commitment of its resources and a lengthy evaluation and product qualification process. This initial evaluation and product qualification process typically takes several months and includes technical evaluation, integration, testing, planning and implementation into the equipment design. Implementation cycles for Avanex’s products can be lengthy, and the practice of customers in the communications industry to sporadically place orders with short lead time may cause its net revenue, gross margin, operating results and the identity of its largest customers to vary significantly and unexpectedly from quarter to quarter.

To date, a substantial proportion of Avanex’s sales have been concentrated with a limited number of customers. Two customers accounted for 33% and 12% of Avanex’s net revenue, respectively, for the three months ended December 31, 2008. Two customers accounted for 23% and 22% of Avanex’s net revenue, respectively, for the three months ended December 31, 2007. During fiscal 2008, two customers accounted for 25% and 21% of Avanex’s net revenue, respectively. During fiscal 2007, two customers accounted for 29% and 17% of Avanex’s net revenue, respectively. During fiscal 2006, two customers accounted for 27% and 11% of Avanex’s net revenue, respectively. Avanex expects that a substantial portion of its sales will remain concentrated with a limited number of customers, as indicated by the increase in customer concentration.

Cost of Revenue.  Avanex’s cost of revenue consists of costs of components and raw materials, direct labor, warranty, manufacturing overhead, payments to its contract manufacturers and inventory write-offs for obsolete and excess inventory. Avanex rely on a single or limited number of suppliers to manufacture some key components and raw materials used in its products, and it relies on the outsourcing of some turnkey solutions.

Avanex writes off the cost of inventory that it specifically identifies and considers obsolete or in excess of future sales estimates. Avanex defines obsolete inventory as products that it no longer markets, for which there is no demand, or inventory that will no longer be used in the manufacturing process. Excess inventory is generally defined as inventory in excess of projected usage, and is determined using management’s best estimate of future demand at the time, based upon information then available to Avanex. The combined cost of write-offs of excess and obsolete inventory and losses from purchase commitments was $2.3 million and $1.8 million in the three months ended December 31, 2008 and 2007, respectively, and $3.9 million and $3.1 million in the six months ended December 31, 2008 and 2007, respectively. Avanex wrote off excess and obsolete inventory of $4.7 million in fiscal 2008, $12.9 million in fiscal 2007, and $12.8 million in fiscal 2006.

Gross Profit.  Gross profit represents revenue less cost of revenue. During the three months ended December 31, 2008, gross margin decreased to 15% of revenue, which was a decrease in gross margin of 16 percentage points over Avanex’s gross margin of 31% in the three months ended December 31, 2007. During the six months ended December 31, 2008, gross margin decreased to 16% of revenue, which was a decrease in gross margin of 13 percentage points over Avanex’s gross margin of 29% in the six months ended December 31, 2007. The decline in gross margin percentage was primarily due to a decrease in revenue, an increase in the write off of excess and obsolete inventory, and a mix shift to products with lower gross margins. During fiscal 2008, gross margin increased to 31% of revenue, which was an increase in gross margin of 13 percentage points over Avanex’s fiscal 2007 gross margin of 18%. The Global Distributor Agreement and legal settlement with 3S Photonics comprised 2 percentage points of this increase. The remainder of the increase was due to a more profitable mix of products sold to Avanex’s customers, decreased vendor costs, improved yields, the introduction of new products with lower production costs, and cost reductions resulting from having Avanex’s design and operations teams working with its contract manufacturers to lower production costs.

Research and Development Expenses.  Research and development expenses consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers, costs of allocated facilities, non-recurring engineering charges, and prototype costs related to the design, development, testing, pre-manufacturing of new products, and significant improvements to Avanex’s existing products. Avanex expenses its research and development costs as they are incurred. Avanex believes that research and development is critical to its strategic product development objectives. Avanex further believes that, in order to meet the changing requirements of its customers, it must continue to fund investments in several development projects in parallel.

Sales and Marketing Expenses.  Sales and marketing expenses consist primarily of salaries, commissions, and related personnel costs of employees in sales, marketing, customer service, and application engineering functions, costs of allocated facilities, and promotional and other marketing expenses.

General and Administrative Expenses.  General and administrative expenses consist primarily of salaries and related personnel costs for executive, finance, accounting, legal, and human resources personnel, costs of allocated facilities, recruiting expenses, professional fees, and other corporate expenses.

Amortization of Intangible Assets.  A portion of the purchase price in a business combination is allocated to goodwill and intangibles. Goodwill is not amortized, but rather is assessed for impairment at least annually. Intangible assets with definite lives continue to be amortized over their estimated useful lives.

Restructuring.  Restructuring expense generally includes employee severance costs and the costs of excess facilities associated with formal restructuring plans.

Impairment of Goodwill and Intangibles.  Impairment charges consist of the write off of goodwill and intangible assets. Goodwill is assessed for impairment at least annually, or if there are indications of impairment.

Gain on Disposal of Property and Equipment.  Gain on disposals includes gains incurred as a result of the disposal of property, plant, or equipment for an amount greater than the net book value.

Gain (loss) on Sale of Subsidiary.  Gain (loss) on sale of subsidiary consists of the net gain (loss) from the sale of Avanex’s subsidiary in France in April 2007.

Interest and Other Income (Expense), Net.  Interest and other income consist primarily of interest earned from the investment of Avanex’s cash and cash equivalents, short-term investments, and foreign currency exchange rate loss. Interest and other expense consist primarily of interest expense associated with borrowings under its capital lease obligations.

Income Taxes.  In accordance with Financial Accounting Standard Board (“FASB”) Statement No. 109, “Accounting for Income Taxes”, Avanex recognizes income taxes using an asset and liability approach. This approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in Avanex’s consolidated financial statements or tax returns. The measurement of current and deferred taxes is based on provisions of the enacted tax law, and the effects of future changes in tax laws or rates are not anticipated.

Critical Accounting Policies and Estimates

The preparation of Avanex’s consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, net revenues and expenses, and related disclosures. Avanex believes its estimates and assumptions are reasonable; however, actual results and the timing of the recognition of such amounts could differ from these estimates. Avanex believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Liquidity.  During the six months ended December 31, 2008, Avanex incurred a net loss of $26.5 million, and its balance of unrestricted cash, cash equivalents and short-term investments declined from $55.4 million at June 30, 2008 to $33.4 million at December 31, 2008. Avanex expects these balances of cash, cash equivalents, and investments to continue to decline in future periods. These factors cast substantial uncertainty on Avanex’s ability to continue as an ongoing enterprise for a reasonable period of time. Avanex’s ability to continue as an ongoing enterprise is dependent on its improving operational cash flow and securing additional funding or consummating the proposed merger with Bookham Inc announced on January 27, 2009. Avanex is pursuing opportunities to streamline development efforts, reduce inventory levels and simplify its operating structure, while maintaining customer satisfaction. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should Avanex be unable to continue as an ongoing enterprise.

Revenue Recognition.  Avanex’s revenue recognition policy complies with SEC Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” Avanex recognizes product revenue when persuasive evidence of an arrangement exists, the product has been shipped, risk of loss has been transferred, collectibility is reasonably assured, fees are fixed or determinable and there are no uncertainties with respect to customer acceptance. Deferred revenue consists of shipped products where risk of loss has not transferred. Avanex records a provision for estimated sales returns and price adjustments in the same period as when the related revenues are recorded. These estimates are based on historical sales returns and adjustments, other known factors, and Avanex’s return policy. If future sales returns or price adjustment levels differ from the historical data Avanex uses to calculate these estimates, changes to the provision may be required. Avanex generally does not accept product returns from customers; however, Avanex does sell its products under warranty. The specific terms and conditions of Avanex’s warranties vary by customer and region in which Avanex does business; the warranty period is generally one year.

Allowance for Doubtful Accounts.  In the last three years, Avanex’s uncollectible accounts experience has been almost zero. When Avanex becomes aware, subsequent to delivery, of a customer’s potential inability to meet its obligations, it records a specific allowance for doubtful accounts. If the financial condition of Avanex’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Such an allowance may be magnified due to the concentration of Avanex’s sales to a limited number of customers. At December 31, 2008, Avanex determined that an allowance of $0.2 million was required due to a customer filing for bankruptcy protection in January 2009.

Excess and Obsolete Inventory.  Avanex writes off the cost of inventory that it specifically identifies and considers obsolete or excessive to fulfill future sales estimates. Avanex defines obsolete inventory as products that it no longer markets or for which there is no demand, or inventory that will no longer be used in the manufacturing process. Excess inventory is generally defined as inventory in excess of projected usage, and is determined using management’s best estimate of future demand at the time, based upon information then available to Avanex.

In estimating excess inventory, Avanex uses a twelve-month demand forecast. Avanex assesses inventory on a quarterly basis and writes down those inventories which are obsolete or in excess of its forecasted usage to their estimated realizable value. Avanex’s estimates of realizable value are based upon its analysis including, but not limited to forecasted sales levels by product, expected product life cycle, product development plans, and future demand requirements. If actual market conditions are less favorable than its forecasts or actual demand from its customers is lower than its estimates, Avanex may be required to record additional inventory write downs. If actual market conditions are more favorable than anticipated, inventory previously written down may be sold, resulting in lower cost of sales and higher income from operations than expected in that period.

Stock-based Compensation Expense.  Avanex accounts for employee stock-based compensation costs in accordance with FASB Statement No. 123(R), “Share-Based Payment” (“SFAS 123(R)”) and SAB No. 107, “Share-Based Payment” (“SAB 107”). Avanex utilizes the Black-Scholes option pricing model to estimate the fair value of employee stock-based compensation at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected life. Historical volatility was used in estimating the fair value of Avanex’s stock-based awards, and the expected life was estimated to be 6.25 years using the simplified method permitted under SAB 107 through December 31, 2007. Beginning January 1, 2008, Avanex has estimated the time-to-exercise based on historical exercise patterns of employee and director populations. Further, as required under SFAS 123(R), Avanex now estimates forfeitures for options granted that are not expected to vest. Changes in these inputs and assumptions can materially affect the measure of estimated fair value of Avanex’s share-based compensation. The estimated fair value is charged to earnings on a straight-line basis over the vesting period of the underlying awards, which is generally four years. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options having no vesting restrictions and being fully transferable. Accordingly, Avanex’s estimate of fair value may not represent the value assigned by a third-party in an arms-length transaction. While Avanex’s estimate of fair value and the associated charge to earnings materially impacts its results of operations, it has no impact on Avanex’s cash position.

Goodwill.  SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) prescribes a two-step process for impairment testing of goodwill. The first step screens for impairment, while the second step, measures the impairment, if any. SFAS 142 requires impairment testing based on reporting units.

The first step is a comparison of each reporting unit’s fair value to its carrying value. Avanex estimates fair value using the best information available, including market information and discounted cash flow projections also referred to as the income approach. If the carrying value of the reporting unit is higher than its fair value, there is an indication that impairment may exist and the second step must be performed to measure the amount of impairment loss. The amount of impairment is determined by comparing the implied fair value of reporting unit goodwill to the carrying value of the goodwill in the same manner as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill is less than the recorded goodwill, Avanex would record an impairment charge for the difference.

As of December 31, 2008, Avanex continued to evaluate goodwill due to indications of impairment including the current economic environment, its operating results, a sustained decline in its market capitalization, changes in management, and a decline in the forecasted revenue for the remainder of fiscal 2009. Avanex operates in one reporting unit. The Step 2 analysis concluded that there had been an impairment of the recorded goodwill. This conclusion is supported by the fair value implied by the proposed merger with Bookham, Inc. announced on January 27, 2009. As such, Avanex has written off the book value of $9.4 million of goodwill as of December 31, 2008.

Impairment of Long-lived Assets.  Avanex evaluates the recoverability of long-lived assets in accordance with FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (SFAS 144)”. Recoverability of the asset is measured by comparison of its carrying amount to the undiscounted future net cash flows the asset is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair market value. As of December 31, 2008, Avanex performed a SFAS 144 analysis and concluded that the intangible assets are impaired. Avanex wrote off the remaining book value of $0.2 million as of December 31, 2008.

Warranties.  In general, Avanex provides a product warranty for one year from the date of shipment. Avanex accrues for the estimated cost to provide warranty services at the time revenue is recognized. The specific terms and conditions of Avanex’s warranties vary by customer and region in which it does business. Avanex’s estimate of costs to service its warranty obligations is based on historical experience and expectation of future conditions. To the extent Avanex experiences increased warranty claim activity or increased costs associated with servicing those claims, its warranty costs will increase resulting in decreases to gross profit. Conversely, to the extent Avanex experiences decreased warranty claim activity, or decreased costs associated with servicing those claims, its warranty costs will decrease resulting in increases to gross profit. Avanex periodically assesses the adequacy of its recorded warranty liabilities and adjust the amounts as necessary.

Restructuring.  During the past few years Avanex has recorded significant accruals in connection with restructuring programs. Given the significance and complexity of restructuring activities, and the timing of the execution of such activities, the restructuring accrual process involves periodic reassessments of estimates made at the time the original decisions were made, including evaluating real estate market conditions for expected vacancy periods and sub-lease rents. Although Avanex believes that these estimates accurately reflect the costs of the restructuring programs, actual results may differ, thereby requiring it to record additional provisions or reverse a portion of such provisions.

Purchase Accounting.  Avanex accounts for business combinations under the purchase method of accounting and accordingly, the assets acquired and liabilities assumed are recorded at their fair values. The recorded values of assets and liabilities are based on management estimates, or if market price information is not available, based on the best information available. The values are based on Avanex’s judgments and estimates, and accordingly, its financial position or results of operations may be affected by changes in these estimates and judgments. Specifically, Avanex’s valuation of intangible assets is based on a discounted cash flow valuation methodology that incorporates estimates of future revenue, revenue growth, expenses, estimated useful lives, balance sheet assumptions and weighted-average cost of capital.

Contingencies.  Avanex is or has been subject to proceedings, lawsuits and other claims related to its initial public offering and other matters. Avanex evaluates contingent liabilities including threatened or pending litigation in accordance with SFAS No. 5, “Accounting for Contingencies”. If the potential loss from any claim or legal proceedings is considered probable and the amount can be estimated, Avanex accrues a liability for the estimated loss. Because of uncertainties related to these matters, accruals are based upon management’s judgment and the best information available to management at the time. As additional information becomes available, Avanex reassesses the potential liability related to its pending claims and litigation and may revise its estimates.

In addition to product warranties, Avanex, from time to time, in the normal course of business, indemnifies certain customers with whom it enters into contractual relationships. Avanex has agreed to hold the other party harmless against third party claims that its products, when used for their intended purpose, infringe the intellectual property rights of such third party or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim. The estimated fair value of these indemnification provisions is minimal. To date, Avanex has not incurred any costs related to claims under these provisions, and no amounts have been accrued in its financial statements.

Income Taxes.  Avanex accounts for income taxes under the liability method, which recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax bases of assets and liabilities and their financial statement reported amounts, and for net operating loss and tax credit carry forwards. Avanex records a valuation allowance against deferred tax assets when it is more likely than not that such assets will not be realized.

While Avanex has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event Avanex was to determine that it would be able to realize its deferred tax assets in the future, an adjustment to the allowance for the deferred tax assets would increase income in the period such determination was made.

In July 2007, Avanex adopted FABS Interpretation (“FIN”) No. 48, which creates a single model to address accounting for uncertainty in tax positions by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 establishes a two-step approach for evaluating tax positions. The first step, recognition, occurs when a company concludes (based solely on the technical aspects of the tax matter) that a tax position is more likely than not to be sustained on examination by a taxing authority. The second step, measurement, is only considered after step one has been satisfied and measures any tax benefit at the largest amount that is deemed more likely than not to be realized upon ultimate settlement of the uncertainty. Tax positions that fail to qualify for initial recognition are recognized in the first subsequent interim period that they meet the more likely than not standard, when they are resolved through negotiation or litigation with the taxing authority or upon the expiration of the statute of limitations. The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, evolution of regulations and court rulings. Therefore, the actual liability for U.S. or foreign taxes may be materially different from Avanex’s estimates, which could result in the need to record additional tax liabilities or potentially to reverse previously recorded tax liabilities.

Change in Accounting Policy

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This pronouncement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability on its statement of financial position using prospective application. SFAS No. 158 also requires an employer to recognize changes in that funded status in the year in which the changes occur through comprehensive income. In addition, this statement requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. Avanex adopted this statement in fiscal 2007. Upon adoption, Avanex recorded an adjustment of $0.3 million to the ending balance of accumulated other comprehensive income for pension benefit plan.

Results of Operations for the Three Month and Six Month Periods Ended December 31, 2008

The following table sets forth, for the periods indicated, Avanex’s Condensed Consolidated Statements of Operations (unaudited), expressed as amounts in thousands and as percentages of net revenue.

	Three Months Ended December 31,				Six Months Ended December 31,
	2008	2007	2008	2007	2008	2007	2008	2007
	Amounts		% of Net Rev.		Amounts		% of Net Rev.

Net revenue	$38,001	$52,007	100%	100%	$83,275	$106,716	100%	100%
Cost of revenue	32,159	35,888	85%	69%	69,660	75,405	84%	71%
Gross profit	5,842	16,119	15%	31%	13,615	31,311	16%	29%
Operating expenses:
Research and development	6,037	7,604	16%	15%	12,722	14,378	15%	13%
Sales and marketing	2,827	4,202	8%	8%	6,879	8,117	8%	7%
General and administrative	3,777	4,980	10%	9%	8,665	9,455	10%	9%
Amortization of intangibles	53	101	0%	0%	107	660	0%	1%
Restructuring	157	2	0%	0%	2,476	(333)	3%	0%
Impairment of goodwill and intangibles	9,615	—	25%	0%	9,615	—	12%	0%

Total operating expenses	22,466	16,889	59%	32%	40,464	32,277	48%	30%

Loss from operations	(16,624)	(770)	(44)%	(1)%	(26,849)	(966)	(32)%	(1)%
Interest and other income (expense), net	(179)	1,083	0%	2%	(351)	1,598	(1)%	2%

Income (loss) before income taxes	(16,803)	313	(44)%	1%	(27,200)	632	(33)%	1%
Income tax benefit (provision)	(11)	(227)	0%	(1)%	745	(501)	1%	(1)%

Net income (loss)	$(16,814)	$86	(44)%	0%	$(26,455)	$131	(32)%	0%

Net Revenue

Net revenue for the three months ended December 31, 2008 was $38.0 million, which represents a decrease of $14.0 million, or 27%, from net revenue of $52.0 million for the three months ended December 31, 2007. Net revenue for the six months ended December 31, 2008 was $83.3 million, which represents a decrease of $23.4 million, or 22%, from net revenue of $106.7 million for the six months ended December 31, 2007. The decrease in net revenue for both the three and six month periods ended December 31, 2008 was primarily attributable to the current recessionary macro economic environment, as well as a decrease in revenue due to the termination of the Global Distributor Agreement with 3S Photonics, consisting of $3.2 million and $10.1 million for the three and six months ended December 31, 2007, respectively. In addition, revenue for the three and six months ended December 31, 2008 excludes $0.4 million for products shipped to a customer now in bankruptcy.

To date, a substantial portion of Avanex’s sales has been concentrated with a limited number of customers. For the three and six months ended December 31, 2008 and 2007, sales to customers that each comprised 10% or more of net revenue were as follows:

	Percentage of Net Revenue
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Company A	33%	23%	34%	24%
Company B	12%	*	*	*
Company C	*	22%	*	19%

	45%	45%	34%	43%

*	less than 10%

While Avanex has substantially diversified its customer base, Avanex expects that a substantial portion of its sales will remain concentrated with a limited number of customers. Sales to its major customers vary significantly from period to period, and Avanex does not have the ability to predict future sales to these customers.

Net revenue from customers outside the United States accounted for $27.9 million and $32.4 million of total net revenue, or 73% and 62%, for the three months ended December 31, 2008 and 2007, respectively, and accounted for $59.9 million and $69.6 million of total net revenue, or 72% or 65%, for the six months ended December 31, 2008 and 2007, respectively. The current recessionary macro economic environment impacted Avanex’s U.S. customers more than its international customers.

Cost of Revenue and Gross Margin

Cost of revenue for the three months ended December 31, 2008 was $32.2 million, compared to $35.9 million for the three months ended December 31, 2007, a decrease of $3.7 million. Cost of revenue for the six months ended December 31, 2008 was $69.7 million, compared to $75.4 million for the six months ended December 31, 2007, a decrease of $5.7 million. This decrease was primarily due to a decrease in revenue, partially offset by an increase in excess and obsolete inventory. In addition, cost of revenue for the three and six months ended December 31, 2008 includes $0.3 million for products shipped to a customer now in bankruptcy, but for which Avanex recognized no revenue.

The combined cost of write-offs of excess and obsolete inventory and losses from purchase commitments was $2.3 million and $1.8 million for the three months ended December 31, 2008 and 2007, respectively, and $3.9 million and $3.1 million for the six months ended December 31, 2008 and 2007, respectively. This write-off was primarily due to lower demand for certain products and lower expected usage of previously purchased inventory. For the three months ended December 31, 2008 and 2007, Avanex sold inventory previously written-off with original costs totaling $0.3 million and $0.9 million, respectively, and for the six months ended December 31, 2008 and 2007, it sold inventory previously written-off with original costs totaling $0.5 million and $1.2 million, respectively, due to unforeseen demand for such inventory. As a result, cost of revenue associated with the sale of this inventory was zero. There can be no assurance that there will not be additional excess and obsolete inventory write-offs in the future.

Cost of revenue as a percentage of net revenue increased from both the three and six months ended December 31, 2007 to the three and six months ended December 31, 2008 due to an increase in manufacturing overhead and direct manufacturing costs as a percentage of net revenue, combined with higher write-offs of excess and obsolete inventory. Consequently, Avanex’s gross margin percentage decreased from 31% for the three months ended December 31, 2007 to 15% for the three months ended December 31, 2008, and from 29% for the six months ended December 31, 2007 to 16% for the six months ended December 31, 2008. The decline in gross margin percentage was primarily due to a decrease in revenue, an increase in excess and obsolete inventory, and a mix shift to products with lower gross margins.

Avanex’s gross margins are and will be primarily affected by changes in mix of products sold, manufacturing volume, changes in sales prices, product demand, inventory write-downs, sales of previously written-off inventory, warranty costs, and product yields. Avanex expects cost of revenue, as a percentage of net revenue, to fluctuate from period to period. Avanex expects gross margin in fiscal 2009 to decline as compared to fiscal 2008 due to the expected decrease in revenue.

Research and Development

Research and development expenses decreased by $1.6 million to $6.0 million for the three months ended December 31, 2008 from $7.6 million for the three months ended December 31, 2007. As a percentage of net revenue, research and development expenses increased to 16% for the three months ended December 31, 2008 from 15% for the three months ended December 31, 2007 due to the decrease in revenue. In the three months ended December 31, 2008, the decrease in research and development expenses was primarily due to decreased personnel costs of $1.2 million due to lower headcount (largely due to the closure of Avanex’s Melbourne, Florida facility), as well as lower consulting expenses of $0.2 million. For the six months ended December 31, 2008, research and development expenses decreased by $1.7 million to $12.7 million from $14.4 million in the six months ended December 31, 2007. As a percentage of net revenue, research and development expenses increased to 15% from 13% for the same period last year. In the six months ended December 31, 2008, the decrease in research and development expenses was primarily due to decreased personnel costs of $1.1 million due to lower headcount, decreased prototype spending of $0.3 million, and decreased consulting expenses of $0.2 million. Avanex expects its research and development expenses to decrease in absolute dollars in fiscal 2009 as compared to fiscal 2008. Despite its continued efforts to reduce expenses, there can be no assurance that Avanex’s research and development expenses will not increase in the future.

Sales and Marketing

For the three months ended December 31, 2008, sales and marketing expenses decreased by $1.4 million to $2.8 million from $4.2 million for the three months ended December 31, 2007. As a percentage of net revenue, sales and marketing expenses remained level at 8% for the three months ended December 31, 2008 and 2007. For the six months ended December 31, 2008, sales and marketing expenses decreased by $1.2 million to $6.9 million from $8.1 million for the six months ended December 31, 2007. As a percentage of net revenue, sales and marketing expenses increased to 8% for the six months ended December 31, 2008 from 7% for the six months ended December 31, 2007 due to the decrease in revenue. In the three and six months ended December 31, 2008, the decrease in sales and marketing expenses was primarily due to decreased personnel costs due to lower headcount. Avanex expects its sales and marketing expenses to decrease in absolute dollars in fiscal 2009 as compared to fiscal 2008. Despite Avanex’s continued efforts to reduce expenses, there can be no assurance that its sales and marketing expenses will not increase in the future.

General and Administrative

General and administrative expenses were $3.8 million for the three months ended December 31, 2008, a decrease of $1.2 million from expenses of $5.0 million for the three months ended December 31, 2007. In the three months ended December 31, 2008, the decrease in general and administrative expenses was primarily driven by decreased personnel costs of $1.1 million due to lower headcount, and decreased outside services and consulting expenses of $0.3 million, offset by bad debt expense of $0.2 million. For the six months ended December 31, 2008, general and administrative expenses decreased by $0.8 million to $8.7 million from $9.5 million for the six months ended December 31, 2007. In the six months ended December 31, 2008, the decrease in general and administrative expenses was primarily due to decreased personnel costs due to lower headcount. As a percentage of net revenue, general and administrative expenses increased to 10% in both the three and six months ended December 31, 2008 from 9% in the same periods the prior year due to the decrease in revenue. Avanex expects its general and administrative expenses to decrease in absolute dollars in fiscal 2009 as compared to fiscal 2008. Despite Avanex’s continued efforts to reduce expenses, there can be no assurance that its general and administrative expenses will not increase in the future.

Amortization of Intangible Assets

Amortization of intangible assets remained level at $0.1 million for the three months ended December 31, 2008 and 2007, and was $0.1 million and $0.7 million, for the six months ended December 31, 2008 and 2007, respectively. While a significant portion of Avanex’s intangible assets became fully amortized in fiscal 2008, it wrote-off the remaining balance as of December 31, 2008.

Restructuring

Over the past several years, Avanex has implemented various restructuring programs to realign resources in response to the changes in its industry and customer demand, as well as integration of acquired businesses, and it continues to assess its current and future operating requirements accordingly.

For the three months ended December 31, 2008 and 2007, restructuring expenses were $0.2 million and $0, respectively, and for the six months ended December 31, 2008 and 2007, restructuring expenses were $2.5 million and ($0.3) million. The recovery in restructuring expense in the first quarter of fiscal 2008 was due to Avanex’s ability to sublease excess facilities at its Fremont site.

In the three months ended September 30, 2008, Avanex implemented a workforce reduction of 47 employees to reduce costs, streamline operations, and improve its cost structure. In the second quarter of fiscal 2009, Avanex closed its Melbourne, Florida facility and transferred the respective product lines, inventory, and fixed assets to either its France, China, or Thailand offices. The costs associated with this restructuring consist of one-time termination benefits of approximately $2.1 million and facilities-related costs of approximately $0.3 million. The $2.1 million of one-time termination benefits includes $0.7 million of stock compensation charges due to accelerated vesting of restricted stock units.

Impairment of Goodwill and Intangibles

As of December 31, 2008, Avanex continued to evaluate goodwill due to indications of impairment including the current economic environment, its operating results, a sustained decline in its market capitalization, changes in management, and a decline in its forecasted revenue for the remainder of fiscal 2009. Avanex operates in one reporting unit. The Step 2 analysis concluded that there had been an impairment of the recorded goodwill. This conclusion is supported by the fair value implied by the proposed merger with Bookham, Inc. announced on January 27, 2009. As such, Avanex wrote off the book value of $9.4 million of goodwill and $0.2 million of intangible assets as of December 31, 2008.

Interest and Other Income (Expense), Net

Interest and other income (expense), net, decreased by $1.3 million to ($0.2) million in the three months ended December 31, 2008 from $1.1 million in the three months ended December 31, 2007. For the six months ended December 31, 2008, interest and other income (expense), net decreased by $2.0 million to ($0.4) million from $1.6 million in the same period last year. These decreases were primarily due to higher foreign exchange losses.

Provision for Income Taxes

Avanex recorded an income tax provision of $11,000 for the three months ended December 31, 2008. Avanex had a tax benefit of $0.7 million for the six months ended December 31, 2008. The six month provision consists of $0.4 million related to state and foreign income taxes, and a benefit of $1.1 million related to federal and foreign research tax credits. Of the $0.4 million state and foreign income taxes, there was a one-time discrete provision of $0.2 million related to withholding taxes in the prior year. Of the $1.1 million federal and foreign tax benefits, there was a one-time discrete benefit of $0.8 million in foreign tax credits related to research conducted in the prior year. Avanex’s tax provision for the three and six months ended December 31, 2007 was approximately $0.2 million and $0.5 million, respectively, consisting primarily of foreign income taxes. Avanex maintained a full valuation allowance on its net deferred tax assets as of December 31, 2008. The valuation allowance was determined in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, or SFAS No. 109, which requires an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable; such assessment is required on a jurisdiction by jurisdiction basis. Avanex intends to maintain a full valuation allowance on the deferred tax assets until sufficient positive evidence exists to support reversal of the valuation allowance.

Results of Operations for the Fiscal Years Ended June 30, 2008 and June 30, 2007

The following table sets forth, for the periods indicated, the percentage of net revenue of certain items in Avanex’s Consolidated Statements of Operations:

	Years Ended June 30,
	2008	% of rev	2007	% of rev	2006	% of rev

Net revenue	$208,094	100%	$212,755	100%	$162,944	100%
Cost of revenue	144,509	69%	174,550	82%	154,484	95%

Gross profit	63,585	31%	38,205	18%	8,460	5%
Operating expenses:
Research and development	28,325	14%	25,231	12%	23,471	15%
Sales and marketing	16,735	8%	15,261	7%	13,236	8%
General and administrative	18,238	9%	23,278	11%	16,652	10%
Amortization of intangibles	771	0%	2,703	1%	5,448	3%
Restructuring	(164)	0%	1,511	1%	1,912	1%
Gain on disposal of property and equipment	(23)	0%	(527)	0%	(5,064)	(3)%
(Gain) loss on sale of subsidiary	(1,996)	(1)%	3,216	1%	—	0%

Total operating expenses	61,886	30%	70,673	33%	55,655	34%

Income (loss) from operations	1,699	1%	(32,468)	(15)%	(47,195)	(29)%
Interest and other income	4,100	2%	2,292	1%	2,787	1%
Interest and other expense	(152)	0%	35	0%	(10,284)	(6)%

Income (loss) before income taxes	5,647	3%	(30,141)	(14)%	(54,692)	(34)%
Provision for income taxes	(927)	(1)%	(464)	0%	—	0%

Net income (loss)	$4,720	2%	$(30,605	(14)%	$(54,692)	(34)%

Net Revenue

Net revenue for fiscal 2008 was $208.1 million, which represents a decrease of $4.7 million or 2% from net revenue of $212.8 million for fiscal 2007. The decrease in revenue was attributable to a slight decrease in demand for Avanex’s products from existing customers.

Net revenue for fiscal 2007 was $212.8 million, which represents an increase of $49.9 million or 31% from net revenue of $162.9 million for fiscal 2006. The increase in revenue was attributable to an overall increase in demand for Avanex’s products from existing customers and the introduction of new products.

During fiscal 2008, sales to Alcatel-Lucent and Tellabs accounted for 25% and 21% of Avanex’s net revenue, respectively. During fiscal 2007, sales to Alcatel-Lucent and Tellabs accounted for 29% and 17% of Avanex’s net revenue, respectively. During fiscal 2006, sales to Alcatel and Nortel accounted for 27% and 11% of Avanex’s net revenue, respectively.

Net revenue from customers outside the United States accounted for $137.2 million, $137.6 million and $113.8 million of total net revenue, or 66%, 65% and 70%, for the years ended June 30, 2008, 2007 and 2006, respectively.

Cost of Revenue and Gross Margin

Cost of revenue decreased to $144.5 million for fiscal 2008 from $174.6 million for fiscal 2007. The decrease was primarily due to the decrease in excess and obsolete inventory and manufacturing overhead. Cost of revenue increased to $174.6 million for fiscal 2007 from $154.5 million for fiscal 2006. The increase was primarily due to the increase in total net revenue.

Avanex wrote off excess and obsolete inventory of $4.7 million in fiscal 2008, $12.9 million in fiscal 2007 and $12.8 million in fiscal 2006. These write-offs were primarily due to lower demand for certain products and lower expected usage of previously purchased inventory. The reduction in the write-off of excess and obsolete inventory in fiscal 2008 was primarily due to improved accuracy in predicting the demand for Avanex’s products and the product mix ordered by its customers. Avanex sold inventory previously written-off with original cost totaling $2.9 million, $1.2 million and $0.2 million for fiscal 2008, 2007 and 2006, respectively, due to unforeseen demand for such inventory. As a result, cost of revenue associated with the sale of this inventory was zero. The selling price of the finished goods that included these components was similar to the selling price of products that did not include components that were written-off. These items were subsequently used or sold because customers ordered products that included these components in excess of Avanex’s estimates.

Gross margin as a percentage of net revenue improved to 31% in fiscal 2008 from 18% in fiscal 2007 due to a number of factors. Manufacturing overhead as a percentage of net revenue decreased as Avanex improved productivity of its centralized supply-chain operational center in a lower-cost region. Also, direct manufacturing costs as a percentage of net revenue decreased due to improvements in Avanex’s supply chain procurement. These favorable factors were assisted by a higher volume of sales of products with higher gross margin, as well as lower write-offs of excess and obsolete inventory. Additionally, Avanex reduced cost of goods sold by approximately $3.7 million in fiscal 2008 due to the Global Distributor and legal settlement with 3S Photonics, accounting for approximately 2% of the increase. Avanex’s gross margin percentage improved to 18% for fiscal 2007 from 5% for fiscal 2006, primarily due to cost reductions associated with shifting global manufacturing operations to contract manufacturers in lower-cost regions and increased focus on design for manufacturability to achieve lower costs. In addition, the improvement in gross margin percentage was driven by a shift to products with higher volume and higher gross margin.

Avanex’s gross margin is and will be primarily affected by changes in mix of products sold, manufacturing volume, changes in sales prices, product demand, inventory write-downs, sales of previously written-off inventory, warranty costs, and production yields.

Research and Development

Research and development expenses increased $3.1 million to $28.3 million for fiscal 2008 from $25.2 million for fiscal 2007. As a percentage of net revenue, research and development expenses increased to 14% for fiscal 2008 from 12% for fiscal 2007. The increase in research and development expenses was primarily due to increased personnel-related costs due to increased headcount in the U.S. and China, as well as increased prototype-parts spending.

Research and development expenses increased $1.7 million to $25.2 million for fiscal 2007 from $23.5 million for fiscal 2006. As a percentage of net revenue, research and development expenses decreased to 12% for fiscal 2007 from 15% for fiscal 2006. The increase in research and development expenses was primarily due to increased personnel-related costs (such as stock-based compensation expenses and increased headcount in China, offset by closure of Avanex’s R&D office in Thailand and sale of Avanex’s office in France) and patent-related legal expenses.

Sales and Marketing

Sales and marketing expenses increased $1.4 million to $16.7 million for fiscal 2008 from $15.3 million for fiscal 2007. As a percentage of net revenue, sales and marketing expenses increased to 8% in fiscal 2008 from 7% in fiscal 2007. The increase in sales and marketing expenses was primarily due to personnel-related costs (such as commissions) and increased travel expenses.

Sales and marketing expenses increased $2.1 million to $15.3 million for fiscal 2007 from $13.2 million for fiscal 2006. As a percentage of net revenue, sales and marketing expenses decreased to 7% in fiscal 2007 from 8% in fiscal 2006. The increase in sales and marketing expenses was primarily due to personnel-related costs (such as stock-based compensation expense and commissions), increased travel expenses and increased corporate marketing expenses.

General and Administrative

General and administrative expenses decreased $5.1 million to $18.2 million for fiscal 2008 from $23.3 million for fiscal 2007. As a percentage of net revenue, general and administrative expenses decreased to 9% in fiscal 2008 from 11% in fiscal 2007. The primary reasons for the decrease were decreased personnel-related expenses, audit and legal expenses, and consulting due diligence expenses than in the prior year. General and administrative expenses increased $6.6 million to $23.3 million for fiscal 2007 from $16.7 million for fiscal 2006. As a percentage of net revenue, general and administrative expenses increased to 11% in fiscal 2007 from 10% in fiscal 2006. The primary reasons for the increase were increased audit and legal expenses, consulting due diligence expenses related to a potential acquisition that Avanex decided not to pursue, and increased personnel-related expenses (such as stock-based compensation expense).

Amortization of Intangible Assets

Amortization of intangible assets decreased by $1.9 million to $0.8 million for fiscal 2008, from $2.7 million for fiscal 2007. The decrease was primarily attributable to the remaining intangible assets becoming fully amortized during fiscal 2008, which resulted in less expense during the remainder of fiscal 2008.

Amortization of intangible assets decreased by $2.7 million to $2.7 million for fiscal 2007, from $5.4 million for fiscal 2006. The decrease was primarily attributable to some of the intangible assets becoming fully amortized during fiscal 2007, which resulted in less expense during the remainder of fiscal 2007.

Restructuring

Over the past several years, Avanex has implemented various restructuring programs to realign resources in response to the changes in its industry and customer demand, and Avanex continues to assess its current and future operating requirements accordingly.

For fiscal 2008, Avanex had a recovery in restructuring expenses of $0.2 million due to changes in its estimate of sublease income from excess facilities at its Fremont site. For fiscal 2007, restructuring expenses of $1.5 million resulted from an additional provision for severance benefits totaling $0.3 million, combined with expenses for abandoned facilities in the amount of $1.2 million. Avanex’s accrued restructuring liability balance at June 30, 2008 was $8.0 million and will be payable through 2011.

(Gain) loss on Sale of Subsidiary

In April 2007, Avanex sold ninety percent (90%) of the share capital and voting rights of its wholly owned subsidiary, Avanex France, which operated its semiconductor fabs and associated product lines located in Nozay, France, to 3S Photonics. In fiscal 2007, the sale resulted in a loss to Avanex of approximately $3.2 million primarily as a result of the approximately $24.9 million cash paid, transaction expenses incurred of approximately $1.0 million, and transfer of approximately $4.3 million of assets, partially offset by approximately $15.9 million of liabilities written-off, the assumption of approximately $6.7 million of liabilities by 3S Photonics, the write-off of cumulative translation gain related to Nozay of approximately $3.3 million, and a reduction of the pension obligation of approximately $1.1 million related to the sale.

In July 2007, Avanex entered into a Settlement Agreement with 3S Photonics that finalized the cash payments between the two parties under the share purchase agreement entered into in February 2007. As part of the Settlement Agreement, Avanex placed in an escrow account the amount of €2 million to provide for payment of certain vendor liabilities claimed by 3S Photonics. In March 2008, the parties finalized the liabilities and the remaining escrow funds of €1,512,506 were returned to Avanex and recognized as a gain on the subsidiary sale.

Interest and Other Income

Interest and other income increased $1.8 million to $4.1 million in fiscal 2008 from $2.3 million in fiscal 2007. The primary reason for this increase was foreign currency transaction gains.

Interest and other income decreased $0.5 million to $2.3 million in fiscal 2007 from $2.8 million in fiscal 2006. The primary reason for this decrease was the release of a previously accrued property tax accrual in the prior year, partially offset by a slight increase in interest income.

Interest and Other Expense

Interest and other expense decreased slightly by $0.2 million in fiscal 2008 to $0.2 million from a credit of $35,000 in fiscal 2007. Interest and other expense decreased by $10.3 million in fiscal 2007 to a credit of $35,000 from $10.3 million in fiscal 2006. The primary reason for the decrease was the loss on extinguishment of debt recorded in fiscal 2006, a decrease in interest expense due to the conversion of the senior convertible notes, and a decrease in foreign currency transaction gains.

Provision for Income Taxes

The provisions for income taxes of $0.9 million and $0.5 million were recorded for estimated taxes due on income generated in certain foreign and state tax jurisdictions for fiscal 2008 and 2007, respectively. The income tax provision for fiscal 2008 and fiscal 2007 reflects an effective tax rate of 16% and (2)%, respectively, which differs from the statutory tax rate due to the tax impact of income from foreign operations and unbenefited losses on U.S. taxes due to the full valuation allowance on Avanex’s net deferred tax assets in accordance with FASB Statement No. 109.

As of June 30, 2008, Avanex’s net deferred tax assets are fully offset by a valuation allowance. FASB Statement No. 109 “Accounting for Income Taxes,” provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Based upon the weight of available evidence, which includes its historical operating performance and reported cumulative net losses since inception, Avanex provides a full valuation allowance against its net deferred tax assets. Avanex reassesses the need for its valuation allowance on a quarterly basis.

In June 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” This interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Avanex adopted FIN 48 on July 1, 2007 and the adoption did not have a material impact on Avanex’s consolidated balance sheet and statement of operations for fiscal 2008.

Liquidity and Capital Resources

Prior to its initial public offering, Avanex financed its operations primarily through private sales of convertible preferred stock. In February 2000, Avanex received net proceeds of approximately $238.0 million from the initial public offering of its common stock and a concurrent sale of stock to corporate investors. Subsequent to its initial public offering, Avanex has financed its operations through the sale of equity securities, issuance of convertible notes and warrants, bank borrowings, equipment lease financing and acquisitions.

On March 6, 2006, Avanex sold 1.6 million shares of common stock at a price per share of $30.00 for an aggregate purchase price of $48.1 million. The net proceeds from such sale of the shares of common stock were $44.7 million, after deducting the placement fee and offering expenses. The purchasers also received warrants to purchase up to an aggregate of 0.5 million shares of common stock at an exercise price of $40.95 per share, subject to adjustment for anti-dilution, exercisable on and after September 9, 2006 and on or before March 9, 2010.

In connection with Avanex’s March 1, 2007 financing, the holders of such warrants received an antidilution adjustment pursuant to the terms of such warrants resulting in up to 7,815 additional shares to be issued upon the exercise of such warrants and the reduction of the exercise price of the warrants from $40.95 per share to $40.30 per share. The sale of common stock and issuance of the warrants was made pursuant to an effective registration statement on Form S-3.

On March 1, 2007, Avanex sold 719,670 shares of its common stock at a price per share of $27.79 for an aggregate purchase price of $20 million. The purchaser also received a warrant to purchase up to an additional 179,918 shares of common stock. The warrant is exercisable at an exercise price of $32.18 per share and for a term starting March 31, 2007 and ending March 1, 2011. For more information, please see Note 12 in the Notes to Avanex’s Consolidated Financial Statements.

As of December 31, 2008, Avanex had cash and cash equivalents of $13.9 million and short-term investments of $19.5 million for an aggregate of $33.4 million, excluding restricted cash of $3.8 million.

Net cash used by operating activities of $19.0 million for the six months ended December 31, 2008 was due primarily to a net loss of $26.5 million, partially offset by $17.7 million of non-cash charges (consisting primarily of the impairment to goodwill and intangibles assets of $9.6 million). Changes in operating assets and liabilities during the six months ended December 31, 2008 used $10.2 million of cash.

Net cash provided by investing activities during the six months ended December 31, 2008 was $17.9 million, which was primarily due to net maturities of short-term investments of $21.2 million, partially offset by capital expenditures of $3.3 million due to the expansion of Avanex’s contract manufacturing capabilities in Thailand.

Net cash provided by financing activities was $0.1 million during the six months ended December 31, 2008, which was the result of proceeds generated through the sale of common stock through the Employee Stock Purchase Plan.

Contractual Obligations

Avanex’s contractual obligations and commercial commitments have not materially changed from June 30, 2008. Avanex’s contractual obligations at June 30, 2008 were as follows (in thousands):

	Contractual Obligations Due by Period
	Less than			After
	1 year	1-3 years	3-5 years	5 years	Total

Capital lease obligations	$15	$18	$3	$—	$36
Operating leases, net of subleases	4,767	6,969	183	—	11,919
Pension	—	—	—	306	306
Severance*	1,031	82	—	—	1,113
Unconditional purchase obligations	24,512	—	—	—	24,512

	$30,325	$7,069	$186	$306	$37,886

*	Includes executive terminations subsequent to year-end of approximately $1.0 million.

Avanex has unconditional purchase obligations to certain of its suppliers and contract manufacturers that support its ability to manufacture its products. As of June 30, 2008, Avanex had approximately $24.5 million of unconditional purchase obligations, none of which is included on its balance sheet in accounts payable.

Under operating leases and capital leases described in the table above, Avanex has included total future minimum rent expense under non-cancelable leases for both current and abandoned facilities and equipment leases. Avanex has included in the balance sheet $2.9 million and $5.0 million in current and long-term restructuring accruals, respectively, for the abandoned facilities as of June 30, 2008.

During the six months ended December 31, 2008, Avanex incurred a net loss of $26.5 million, and its balance of unrestricted cash, cash equivalents and short-term investments declined from $55.4 million at June 30, 2008 to $33.4 million at December 31, 2008. Avanex expects these balances of cash, cash equivalents, and investments to continue to decline in future periods. These factors cast substantial uncertainty on Avanex’s ability to continue as an ongoing enterprise for a reasonable period of time. Avanex’s ability to continue as an ongoing enterprise is dependent on its improving operational cash flow and securing additional funding or consummating the proposed merger with Bookham, Inc. announced on January 27, 2009. Avanex’s management is pursuing opportunities to streamline development efforts, reduce inventory levels and simplify its operating structure, while maintaining customer satisfaction. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should Avanex be unable to continue as an ongoing enterprise.

As of December 31, 2008, Avanex does not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. The objectives of our investment activities are preservation and safety of principal; maintenance of adequate liquidity to meet cash flow requirements; attainment of a competitive market rate of return on investments; minimization of risk on all investments; and avoidance of inappropriate concentrations of investments.

We place our investments with high quality credit issuers in short-term securities, and maturities can range from overnight to 36 months. The average maturity of the portfolio does not exceed 18 months. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity. We do not have any derivative financial instruments. We believe our interest rate risk is immaterial.

The following table summarizes average interest rate and fair market value of the short-term securities and restricted cash and investments held by Avanex (in thousands), which were classified as available-for-sale at December 31, 2008 and June 30, 2008:

	December 31,	June 30,
	2008	2008

Amortized cost	$27,706	$48,969
Fair market value	$27,957	$49,099
Average interest rate	2.52%	4.09%

Exchange Rate Risk

Our international business is subject to normal international business risks including, but not limited to, differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, our future results could be materially adversely affected by changes in these or other factors.

We have operations in the United States, China, Thailand, France, and Italy. Accordingly, we have sales and expenses that are denominated in currencies other than the U.S. dollar. As a result, currency fluctuations between the U.S. dollar and the currencies in which we do business could cause foreign currency translation gains or losses that we would recognize in the period incurred. A 10% fluctuation in the dollar at December 31, 2008 would have led to an additional profit of approximately $2.8 million (dollar weakening), or an additional loss of approximately $2.8 million (dollar strengthening) on our net cash position in outstanding assets and liabilities. We cannot predict the effect of exchange rate fluctuations on our future operating results because of the variability of currency exposure and the potential volatility of currency exchange rates. It has not been our practice to engage in the hedging of foreign currency transactions to mitigate for foreign currency risk, and currently, we do not hedge our exposure to translation gains and losses related to foreign currency net asset exposures.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value and expands fair value measurement disclosures. Statement 157 is effective for Avanex’s fiscal year beginning July 1, 2008. The adoption of Statement 157 did not have a material impact on Avanex’s consolidated balance sheet and statement of operations.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (“Statement 159”), which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities under an instrument-by-instrument election. Subsequent measurements for the financial assets and liabilities an entity elects to fair value will be recognized in earnings. Statement 159 also establishes additional disclosure requirements. Statement 159 is effective for Avanex’s fiscal year beginning July 1, 2008. The adoption of Statement 159 did not have a material impact on Avanex’s consolidated balance sheet and statement of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R establishes the principles and requirements for how an acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R makes significant changes to existing accounting practices for acquisitions, including the requirement to expense transaction costs and to reflect the fair value of contingent purchase price adjustments at the date of acquisition. SFAS 141R is to be applied prospectively to business combinations consummated on or after the beginning of the first annual reporting period on or after December 15, 2008. Avanex will implement the new standard effective in fiscal 2010.

In April 2008, the FASB issued Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The intent of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R and other applicable accounting literature. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. As of December 31, 2008, Avanex has written off the remaining book value of $9.6 million of goodwill and intangible assets in the three months ended December 31, 2008.

DESCRIPTION OF BOOKHAM CAPITAL STOCK

The following is only a summary of the material terms of Bookham’s capital stock. Because it is only a summary, it does not contain all the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of Bookham’s restated certificate of incorporation and bylaws, each of which has been filed with the SEC, as well as applicable Delaware law.

Authorized Capital Stock

Our authorized capital stock currently consists of 175,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of December 27, 2008, there were 100,867,920 shares of Bookham common stock outstanding held of record by 10,518 stockholders and no shares of preferred stock outstanding.

Common Stock

Under our restated certificate of incorporation, holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend or other rights of outstanding preferred stock. Upon our dissolution or liquidation, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the preferential or other rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Our common stock is quoted on the NASDAQ Global Market under the symbol “BKHM.” Pursuant to the merger agreement, Bookham and Avanex will take all actions necessary to ensure that the name of the combined company following the merger will be the name mutually agreed to by Bookham and Avanex. The name change has not yet been determined between the parties; however, when (and if) a name change is effected, a change in Bookham’s trading symbol may be effected as well.

The transfer agent and registrar of our common stock is The Bank of New York.

Preferred Stock

Under our restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the designations, rights, preferences, privileges, qualifications, limitations and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Equity Compensation Awards

As of December 27, 2008, there were 8,659,038 shares of our common stock issuable upon the exercise of outstanding stock options, having a weighted-average exercise price of $4.36 per share, and 550,529 shares of our common stock issuable upon the vesting of outstanding restricted stock awards and units. As of December 27, 2008, an aggregate of 7,925,115 shares of our common stock were reserved for future issuance under our equity compensation plans.

Warrants

As of December 27, 2008, warrants to purchase a total of 10,081,819 shares of our common stock at a weighted average exercise price of $4.24 per share were outstanding.

Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NASDAQ Global Market. We may utilize these additional shares for a variety of corporate purposes, including for future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Registration Rights

Pursuant to certain registration rights agreements, we have agreed to and filed registration statements covering an aggregate of 46,624,102 shares of Bookham common stock and shares of Bookham common stock underlying warrants to purchase Bookham common stock held by the holders of registration rights under these agreements, in each case, at the time of filing these registration statements. Pursuant to these registration rights agreements, we may in the future be required to file additional registration statements covering shares of Bookham common stock then held by holders of registration rights under these agreements upon the occurrence of certain events.

Delaware Law and Charter and Bylaw Provisions

Anti-Takeover Provisions

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Staggered Board of Directors

Our restated certificate of incorporation divides our board of directors into three classes serving staggered three-year terms. In addition, our restated certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of at least 75% of our shares of capital stock issued and outstanding entitled to vote. Any vacancy on our board of directors may only be filled by vote of a majority of our directors then in office, or by a sole remaining director. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire or discourage a third party from acquiring, control of our company.

Stockholder Action; Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals

Our restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written consent in lieu of a meeting. Our restated certificate of incorporation further provides that special meetings of the stockholders may only be called by our board of directors, chairman of the board or chief executive officer. Under our bylaws, in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with advance notice requirements. These provisions could have the effect of delaying, until the next stockholders’ meeting, stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders’ meeting, and not by written consent.

Super-Majority Voting

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation and bylaws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

Limitation of Liability and Indemnification of Officers and Directors

Our restated certificate of incorporation contains provisions permitted under the General Corporation Law of the State of Delaware relating to the liability of directors and officers. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty as a director, except in some circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our restated certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors and officers.

COMPARATIVE RIGHTS OF BOOKHAM STOCKHOLDERS AND AVANEX STOCKHOLDERS

Both Bookham and Avanex are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law, or the DGCL. Before the consummation of the merger, the rights of holders of Avanex common stock are also governed by the amended and restated certificate of incorporation of Avanex, the bylaws of Avanex, as amended, and the Rights Agreement between Avanex and Computershare Trust Company, N.A., as amended. After the consummation of the merger, Avanex stockholders will become stockholders of Bookham, and their rights will be governed by the DGCL, the restated certificate of incorporation of Bookham, and the amended and restated bylaws of Bookham, as amended.

The following is a summary of the material differences between the rights of Avanex stockholders and the rights of Bookham stockholders. While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Avanex and Bookham stockholders and is qualified in its entirety by reference to the DGCL and the various documents of Bookham and Avanex that we refer to in this summary. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Bookham and being a stockholder of Avanex. Bookham and Avanex have filed their respective documents referred to herein with the SEC and will send copies of these documents to you upon your request. See “Where You Can Find More Information.”

	Avanex	Bookham

Authorized Capital Stock	Avanex’s certificate of incorporation, as amended, authorizes the issuance of 32,000,000 shares, consisting of two classes: 30,000,00 shares of common stock, $0.001 par value per share, and 2,000,000 shares of preferred stock, $0.001 par value per share.	Bookham’s restated certificate of incorporation authorizes the issuance of 180,000,000 shares, consisting of two classes: 175,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.
Number of Directors	Avanex’s bylaws, as amended, provide that the number of directors shall be seven.	Bookham’s restated certificate of incorporation provides that the number of directors shall be established by the board of directors.
Cumulative Voting	Avanex’s certificate of incorporation, as amended, does not provide for cumulative voting in connection with the election of directors.	Bookham’s restated certificate of incorporation does not provide for cumulative voting, and as a result, holders of Bookham common stock have no cumulative voting rights in connection with the election of directors.
Classification of Board of Directors	Avanex has a classified board. Avanex’s certificate of incorporation, as amended, provides that the board is divided into three classes, with board members serving three-year terms, and that directors shall be assigned to each class in accordance with a resolution adopted by Avanex’s board of directors.	Bookham has a classified board. Bookham’s restated certificate of incorporation provides that the board is divided into three classes, with board members serving three-year terms. Bookham’s bylaws provide that the allocation of directors among classes shall be determined by resolution of the board.
Removal of Directors	Avanex’s certificate of incorporation, as amended,	Bookham’s restated certificate of incorporation provides that

	Avanex	Bookham

	provides that any director, or the entire board of directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the voting stock of Avanex entitled to vote in the election of directors, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then- outstanding shares of the voting stock of Avanex entitled to vote in the election of directors.	directors may be removed from office only for cause and only by the affirmative vote of the holders of at least 75% of the votes which all the stockholders would be entitled to cast at an election of directors.
Vacancies on the Board of Directors	Avanex’s bylaws, as amended, provide that any vacancy occurring in the board of directors as a result of any removal or resignation of a director, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, by a sole remaining director, or by a plurality of votes cast at a meeting of the stockholders.	Bookham’s restated certificate of incorporation provides that any vacancy or newly created directorship shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board, or a sole remaining director. A director elected to fill a vacancy shall hold office until the next election of the class for which for which such director shall have been elected.
Stockholder Action by Written Consent	Avanex’s certificate of incorporation, as amended, specifies that no action shall be taken by the stockholders except at an annual or special meeting of the stockholders and Avanex’s bylaws specify that no action shall be taken by the stockholders by written consent.	Bookham’s restated certificate of incorporation specifies that no action shall be taken by the stockholders by written consent.
Amendment to Certificate of Incorporation	Avanex’s certificate of incorporation, as amended, may be amended in any manner otherwise permitted by law, with the exception that in order to in order to alter, amend or repeal Article VII (relating to the composition of the board, alterations and amendments to Avanex’s bylaws, stockholder meetings and removal of directors) or Article IX (relating to amendments and alterations to Avanex’s certificate of incorporation) the affirmative vote of the holders of at least 66 2/3% of	Bookham’s restated certificate of incorporation may be amended in any manner otherwise permitted by law, with the exception that amendment to Article NINTH (relating to the composition of the board, stockholder nominations for the election of directors and proposals for other business), Article TENTH (relating to stockholder action by written consent), and Article ELEVENTH (relating to special meetings of the stockholders) require the affirmative vote of the holders of

	Avanex	Bookham

	the voting power of all of the then- outstanding shares of the voting stock, voting together as a single class, is required.	75% of the votes which all the stockholders would be entitled to cast in any annual election of directors. In addition, any amendment or repeal of Article SEVENTH (relating to personal liability of directors for monetary damages) shall not apply to or have any effect on the liability of any director for or with respect to acts or omissions of such director occurring prior to such amendment or repeal.
Amendment to Bylaws	The Avanex certificate of incorporation, as amended, provides that the board of directors may make, alter, amend or repeal the bylaws and has exclusive right to amend the authorized number of directors. The Avanex bylaws, as amended, provide that the Avanex bylaws, may be adopted, amended or repealed by the stockholders entitled to vote.	Bookham’s bylaws may be amended by the affirmative vote of the holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors. Bookham’s restated certificate of incorporation and bylaws also permit the board to adopt, amend or repeal the bylaws.
Special meetings of Stockholders	Avanex’s bylaws, as amended, provide that special meetings of the stockholders may be called, at any time by the (i) board of directors (ii) the chairman of the board, (iii) the president or (iv) the chief executive officer.	Bookham’s bylaws provide that special meetings of the stockholders may be called, for any purpose, by(i) the board of directors, (ii) the chairman of the board, or (iii) the chief executive officer or president.
Notice of Stockholder Meetings	Avanex’s bylaws, as amended, require that notice of a meeting shall be given to stockholders not less than 10 days or more than 60 days before the date of the meeting.	Bookham’s bylaws require that notice of a meeting shall be given to stockholders not less than 10 days or more than 60 days before the date of the meeting.
Bookham’s bylaws provide that in order for a stockholder to make a nomination or propose business at an annual meeting of the stockholders, the stockholder must give timely written notice to Bookham’s secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided however, that if the date of the annual meeting has been advanced by more than 20 days or delayed by more than 60 days from the first anniversary of the previous year’s annual meeting, notice by the stockholder to be

	Avanex	Bookham

timely must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of(a) the 90th day prior to such annual meeting and(b) the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made, whichever occurs first.
In the case of an election of directors at a special meeting of the stockholders, a stockholder’s notice must be received not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of(a) the 90th day prior to such special meeting and(b) the 10th day following the day on which notice of the date of such special meeting was mailed or public disclosure of thereof was made, whichever occurs first.
Delivery and Notice Requirements of Stockholder Nominations and Proposals	Avanex’s bylaws, as amended, provide that in order for a stockholder to make a nomination or propose business at an annual meeting of the stockholders, the stockholder must give timely written notice to Avanex’s secretary not less than 120 calendar days before the one year anniversary of the date on which the corporation first mailed its proxy statement to stockholders in connection with the previous year’s annual meeting of the stockholders. The Avanex stockholder’s written notice must set forth: (i) (A) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, (C) the class and number of shares of the corporation that are beneficially owned by the stockholder, (D) any material interest of the stockholder in such	The stockholder’s notice to the secretary shall set forth as to the stockholder giving notice and as to the beneficial owner, if any, on whose behalf the nomination or proposal is being made:(i) such stockholder’s name and address, as they appear on the corporation’s books; (ii) the class and number of shares of stock of the corporation which are owned, beneficially and of record, by such stockholder; (iii) a description of all arrangements or understandings between(a) such stockholder and each proposed nominee and any other person(s) (including their names) pursuant to which the nomination(s) are to be made by such stockholder, and(b) such stockholder and any other person(s) (including their names) in connection with the proposal of such business by such stockholder and any material interest of the stockholder in such business; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to either nominate the person(s)

Avanex	Bookham

business, and (E) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his capacity as a proponent to a stockholder proposal and (ii) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the corporation that are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.	named in its notice or bring such business before the meeting; and(v) a representation whether the stockholder intends or is part of a group which intends(a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to elect the nominee or adopt the proposal, and/or(b) otherwise solicit proxies from stockholders in support of such nomination or proposal. In the case of director nominations, the Bookham stockholder’s written notice must also set forth as to each proposed nominee:(i) such person’s name, age, business address and, if known, residence address, (ii) such person’s principal occupation or employment, (iii) the class and number of shares of stock of the corporation which are beneficially owned by such person, and (iv) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934. In addition, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected. In the case of a stockholder proposal, the Bookham stockholder’s written notice must also set forth:(i) a brief description of the business desired to be brought before the annual meeting, (ii) the text relating to the business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment) and (iii) reasons for conducting such business at the annual meeting. In addition, the proposed business must constitute a proper matter under Delaware law for stockholder action.

	Avanex	Bookham

Proxy	Avanex’s bylaws, as amended, provide that each person entitled to vote at a meeting of the stockholders may authorize another person or persons to act for such stockholder by written proxy signed by the stockholder and filed with the secretary of Avanex. No proxy shall be voted after three years from its date of creation unless the proxy expressly provides for a longer period.	Bookham’s bylaws provide that every stockholder entitled to vote at a meeting of stockholders may do so in person or may authorize another person(s) to act for such stockholder by delivering a proxy to the corporation’s secretary, executed in a manner permitted by Delaware law. No proxy shall be voted after three years from its date of its execution unless the proxy expressly provides for a longer period.
Preemptive Rights	Avanex’s certificate of incorporation, as amended, does not grant any preemptive rights. Avanex’s bylaws are silent as to preemptive rights.	Bookham’s restated certificate of incorporation does not grant any preemptive rights. Bookham’s bylaws are silent as to preemptive rights.
Dividends	Avanex’s bylaws, as amended, provide that the board of directors, subject to any restrictions contained in the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock pursuant to the General Corporation Law of Delaware. Dividends may be paid in cash, in property, or in shares capital stock. The directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purpose shall include but not be limited to equalizing dividends, repairing or maintaining any property of Avanex, and meeting contingencies.	Bookham’s restated certificate of incorporation provides that the board may declare and pay dividends on the corporation’s common stock from funds lawfully available therefor, subject to any preferential dividend or other rights of any then outstanding preferred stock.
Limitation of Personal Liability of Directors	Avanex’s certificate of incorporation, as amended, provides that: to the fullest extent permitted by the Delaware General Corporation Law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.	Bookham’s restated certificate of incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that Delaware law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.
Indemnification of Officers and Directors	Avanex’s bylaws, as amended, provide that the corporation shall indemnify any person who was or	Bookham’s restated certificate of incorporation provides that the corporation shall indemnify each

Avanex	Bookham

is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of Avanex, or is or was serving at the request of Avanex as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation	person who was or is a party or threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another business entity, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of such person in connection with that proceeding, provided such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in such manner or in good faith.

In any action or suit by or in the right of the corporation, the corporation shall indemnify such person against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of such person in connection with such proceeding, if such person acted in the manner described above, except that no indemnification shall be made in respect of any claim, issue or

	Avanex	Bookham

matter as to which such person shall have been adjudged to be liable to the corporation, unless, and only to the extent that, the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware shall deem proper.

Bookham will be entitled to participate in and/or assume the defense of a person who has notified the corporation of an action, suit, proceeding or investigation for which indemnity will or could be sought. If Bookham does not assume the defense, it shall pay any expenses (including attorneys’ fees) incurred by on behalf of such person in defending an action, suit, proceeding or investigation or any appeal therefrom in advance of the final disposition of such matter; provided however that such advance payment of expenses shall be made only upon receipt of an undertaking by or on behalf of such person to repay all amounts so advanced in the event that it shall ultimately be determined that such person is not entitled to be indemnified.
Stockholder Rights Plan	In January 2001, Avanex adopted a Rights Agreement with EquiServe Trust Company, N.A. (now known as Computershare Trust Company, N.A.) as rights agent, and has subsequently entered into five amendments to the rights agreement (on March 18, 2002, May 12, 2003, May 16, 2005, March 6, 2006 and January 27, 2009).	Bookham does not have any stockholder rights plan or “poison pill” in effect, including without limitation any agreement with a third party trust or fiduciary entity with respect thereto.
The following description of the rights agreement, as amended, is qualified in its entirety by reference to the full text of the rights agreement, as amended. You

Avanex	Bookham

should read the rights agreement, as amended, carefully. For information on how to get a copy of the rights agreement, as amended, see “Where You Can Find More Information” below.
The Avanex rights agreement was amended in connection with the execution of the merger agreement to exclude Bookham, Inc., Ultraviolet Acquisition Sub, Inc. or any their affiliates from the definition of “Acquiring Person.” Accordingly, none of the provisions of the rights agreement will be triggered by the proposed merger with Bookham described in this joint proxy statement/prospectus. Exercisability of Rights. The rights will become exercisable on the earlier of: (i) the close of business on the tenth day following a public announcement by Avanex or any person or group that any person or group has acquired, subject to certain exceptions, without the approval of the board, beneficial ownership of 15% or more of Avanex’s outstanding common stock (or such earlier date that the board becomes aware that any such person or group has acquired, without the approval of the board, beneficial ownership of 15% or more of Avanex’s outstanding common stock or (ii) the close of business on the tenth day after the date that a tender or exchange offer is first published or sent or given, the consummation of which will result in any person or group acquiring, subject to certain exceptions, beneficial ownership of 15% or more of Avanex’s outstanding common stock.
“Flip- In” Feature. In the event any person or group, subject to certain exceptions, becomes the beneficial owner of more than 15% of the outstanding common stock of Avanex, then each holder of a right (other than such person or group acquiring such beneficial ownership) will have the right to

Avanex	Bookham

receive upon exercise and payment of the exercise price that number of shares of Avanex common stock having a market value of two times the exercise price of the right. If Avanex does not have enough authorized but unissued shares of common stock to satisfy this obligation, then Avanex will deliver an amount in cash equivalent in value to the common stock issuable upon exercise of a right.

“Flip- Over” Feature. In the event that at any time after the distribution date Avanex is acquired in a merger or another business combination, then each holder of a right shall have the right to purchase the number of shares of validly issued, fully paid and nonassessable and freely tradable common stock of the acquiring company equal to the result obtained by dividing the exercise price of the right by 50% of the current market price of such common stock of the acquiring company.
“Exchange” Feature. At any time after a person or group, subject to certain exceptions, has become the beneficial owner of more than 15% of the outstanding common stock of Avanex but before that person has acquired a majority of the outstanding common stock, the board may exchange all or some of the rights at an exchange ratio of one common share per right.
Redemption of Rights. The corporation may, with the approval of the board of directors, at any time prior to the close of business on the earlier of (i) the fifth day following the first public announcement that a person or group, subject to certain exceptions, has acquired beneficial ownership of more than 15% of Avanex’s outstanding common stock or September 1, 2011, redeem all, but not less than all, of the then outstanding rights at a

	Avanex	Bookham

redemption price of $0.001 per right. Amendment to Rights.
At any time prior to the close of business on the tenth day following a public announcement that any person or group has acquired, subject to certain exceptions, without the approval of the board, beneficial ownership of 15% or more of Avanex’s outstanding common stock or the close of business on the tenth day after the date of a tender or exchange offer is first published, the terms of the rights may be amended by a resolution of the board without the consent of the holders of the rights to: (i) cure any ambiguity; (ii) correct or supplement any provision which may be defective or inconsistent; (iii) shorten or lengthen any time period, subject to certain exceptions contained in the rights agreement; or (iv) change or supplement the provisions of the rights agreement in any manner that the corporation deems desirable and that does not adversely affect the interests of the holders of rights.
Final Expiration Date. The rights will expire at the close of business on September 1, 2011 unless the expiration date is extended or the rights are earlier redeemed or exchanged by Avanex. Anti-takeover Effects. The Avanex rights agreement is designed to cause significant dilution to a person or group that attempts to acquire or merge with Avanex in a manner or on terms that are not approved by Avanex’s board.
Dissenters’ Rights	Appraisal rights are not available to Avanex stockholders with respect to the merger.	Appraisal rights are not available to Bookham stockholders with respect to the merger.
Certain Business Combination Restrictions	Section 203 of the Delaware General Corporation Law generally protects publicly traded Delaware corporations from hostile takeovers and from certain actions following such takeovers. The restrictions set forth in Section 203 of the Delaware	Under Delaware law a corporation can elect not to be governed by Section 203 of the Delaware General Corporation Law, which generally protects publicly traded Delaware corporations from hostile takeovers and from certain actions following such takeovers.

	Avanex	Bookham

	General Corporation Law, with respect to the merger with merger sub, do not apply because Avanex’s board has expressly approved the merger agreement, the Avanex voting agreements, and the Bookham, Inc. voting agreements.	Bookham has made this election and therefore is not governed by Section 203 of the Delaware General Corporation Law.
Vote on Business Combinations	Neither the Avanex certificate of incorporation nor its bylaws contain any provisions relating to business combinations.	Neither the Bookham restated certificate of incorporation nor its bylaws contain any provisions relating to business combinations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Bookham Shares

The following table and the notes thereto present information with respect to the beneficial ownership of shares of Bookham common stock, as of March 18, 2009 (except as noted in the footnotes), by: (1) each of Bookham’s current and former executive officers named in the Bookham Summary Compensation Table included in this joint proxy statement/prospectus, (2) each of Bookham’s current directors, (3) the current directors and executive officers of Bookham as a group and (4) by each person or group who is known to the management of Bookham to be the beneficial owner of more than five percent of the Bookham common stock outstanding as of March 18, 2009. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Where information regarding stockholders is based on Schedules 13D and 13G, the number of shares owned is as of the date for which information was provided in such Schedules. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable and the voting agreements entered into by a director and certain executive officers of Bookham with Avanex, Bookham believes that each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 100,959,545 shares outstanding on March 18, 2009, adjusted as required by rules promulgated by the SEC. Shares of Bookham common stock subject to options that are currently exercisable or are exercisable and restricted stock units that will vest within 60 days after March 18, 2009 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address for each person and entity named in the table is: c/o Bookham, Inc., 2584 Junction Avenue, San Jose, California 95134.

Beneficial Owner	Number of Shares	Percent of Totals

5% Stockholders
Gruber and McBaine Capital Management, LLC and affiliated persons(1)	8,551,334	8.47%
50 Osgood Place, Penthouse,
San Francisco, California 94133
JDS Capital Management, Inc.(2)	7,500,000	7.43%
100 Park Avenue, 17th Floor
New York, New York 10017
Sun Life Financial Inc.(3)	6,686,219	6.62%
150 King Street West
Toronto, Ontario, Canada M5H 1J9
Named Executive Officers and Directors
Stephen Abely(4)	178,616	*
Alain Couder(5)	482,276	*
Jim Haynes	292,324	*
Adrian Meldrum	187,560	*
Stephen Turley(6)	32,121	*
Kate Rundle	42,984	*
Peter Bordui	92,650	*
Joseph Cook	67,783	*
Lori Holland	83,031	*
W. Arthur Porter	75,420	*
David Simpson(7)	88,231	*
Edward Collins	10,000	*
Bernard Couillaud	10,000	*
All executive officers and directors as a group (13 persons)	1,642,996	1.63%

*	Less than 1%

(1)	The information is based on a Schedule 13G filed with the SEC on January 29, 2009, which may not be current as of March 18, 2009, by Gruber and McBaine Capital Management, LLC, Jon D. Gruber, J. Patterson McBaine, Eric Swergold and Lagunitas Partners. Gruber and McBaine Capital Management, LLC, Jon D. Gruber, J. Patterson McBaine, and Eric Swergold reported that they had shared voting power and shared dispositive power over 6,588,031 of such shares of common stock. Messrs. Gruber and McBaine reported that they had sole voting and dispositive power with respect to 1,963,303 of such shares and 174,993 of such shares, respectively. Messrs. Gruber and McBaine are the managers, controlling persons and portfolio managers of Gruber and McBaine Capital Management, LLC. Lagunitas Partners reported that it had shared voting power and shared dispositive power over 3,788,601 of such shares. Lagunitas Partners is an investment limited partnership of which Gruber and McBaine Capital Management, LLC is the general partner.

(2)	The information is based on a Schedule 13G filed with the SEC on October 2, 2008, which may not be current as of March 18, 2009, by JDS Capital Management, Inc.

(3)	The information is based on a Schedule 13G filed with the SEC on July 18, 2008, which may not be current as of March 18, 2009, by Sun Life Financial, Inc.

(4)	Mr. Abely served as our Chief Financial Officer until his resignation which was effective as of July 31, 2008.

(5)	Mr. Couder became our President and Chief Executive Officer and a director in August 2007.

(6)	Mr. Turley served as our Chief Commercial Officer until his resignation which was effective as of April 30, 2008.

(7)	Of these shares, 10,000 are jointly owned by Dr. Simpson’s spouse.

Beneficial Ownership of Avanex Shares

The following table sets forth certain information concerning the beneficial ownership of Avanex common stock, as of March 18, 2009 (except as noted in the footnotes), by: (1) each person or entity who is known by Avanex to own beneficially more than 5% of the outstanding shares of Avanex common stock; (2) each of Avanex’s non-employee directors; (3) each of Avanex’s executive officers named in the Summary Compensation Table that was part of Avanex’s Proxy Statement for its 2008 Annual Meeting of Stockholders, filed with the SEC on October 14, 2008; and (4) all current directors and executive officers of Avanex as a group. Unless otherwise indicated below, the address for each person and entity named in the table is: c/o Avanex Corporation, 40919 Encyclopedia Circle, Fremont, California, 94538.

	Common Stock	Percentage
	Beneficially	Beneficially
Name	Owned (1)	Owned (2)

Pirelli & C. SpA(3)	1,886,391	12.07%
Via Gaetano Negri, 10
Milan
Italy
Lawrence W. Lytton(4)	1,020,878	6.53%
467 CPW
New York, NY 10025
Barclays Global Investors, NA(5)	796,530	5.10%
400 Howard Street
San Francisco, CA 94105
Jo S. Major, Jr.(6)	5,483	*
Vinton Cerf(7)	15,029	*
Greg Dougherty(8)	12,413	*
Joel A. Smith, III(9)	16,708	*
Paul Smith(10)	35,344	*
Susan Wang(11)	14,578	*
Dennis Wolf(12)	1,640	*
Giovanni Barbarossa(13)	118,495	*
Patrick Edsell(14)	922	*
Brad Kolb(15)	35,560	*
Yves LeMaitre	—	—
Marla Sanchez(16)	9,882	*
All directors and Executive Officers (10 Persons)(17)	276,632	1.75%

*	Less then one percent of the outstanding common stock.

(1)	The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within 60 days of March 18, 2009, through the exercise of any stock option or other right, without taking into account the effect of the merger on such stock option or right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)	The total number of shares of common stock outstanding as of March 18, 2009 was 15,623,421.

(3)	As indicated in the Schedule 13G jointly filed by Pirelli & C. SpA (“Pirelli”) and by Pirelli Finance (Luxembourg) SA (“Pirelli Finance”) pursuant to the Exchange Act on November 8, 2007, which may not be current as of March 18, 2009. Each of Pirelli and Pirelli Finance may be deemed to beneficially own an aggregate of 1,886,391 shares. Pirelli Finance is a wholly-owned subsidiary of Pirelli with principal business offices at 35 boulevard du Prince, L-1724 Luxembourg, Luxembourg.

(4)	As indicated in the Schedule 13G filed by Lawrence W. Lytton pursuant to the Exchange Act on March 13, 2009, which may not be current as of March 18, 2009.

(5)	As indicated in the Schedule 13G filed by Barclays Global Investors, NA pursuant to the Exchange Act on February 5, 2009, which may not be current as of March 18, 2009. Barclays Global Investors, NA reported sole voting power over 364,271 shares listed and sole dispositive power over 478,979 shares listed. Barclays Global Fund Advisors reported sole voting power and sole dispositive power over 317,551 shares listed. Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG reported no sole voting or dispositive power over listed shares. The shares listed are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(6)	Represents 5,483 shares held by Dr. Major, based on the last information provided to Avanex, which may not be current as of March 18, 2009.

(7)	Represents 3,534 shares held by Mr. Cerf and 11,495 shares issuable pursuant to options exercisable within 60 days of March 18, 2009.

(8)	Represents 5,748 shares held by Mr. Dougherty and 6,665 shares issuable pursuant to options exercisable within 60 days of March 18, 2009.

(9)	Represents 7,799 shares held by Mr. Joel Smith individually, 80 shares held by his spouse and 8,829 shares issuable pursuant to options exercisable within 60 days of March 18, 2009.

(10)	Represents 34,010 shares held by Mr. Paul Smith and 1,334 shares issuable pursuant to options exercisable within 60 days of March 18, 2009.

(11)	Represents 5,914 shares held by Ms. Wang and 8,664 shares issuable pursuant to options exercisable within 60 days of March 18, 2009.

(12)	Represents 306 shares held by Mr. Wolf and 1,334 shares issuable pursuant to options exercisable within 60 days of March 18, 2009.

(13)	Represents 14,322 shares held by Dr. Barbarossa and 104,173 shares issuable pursuant to options exercisable and restricted stock units scheduled to vest within 60 days of March 18, 2009.

(14)	Represents 922 shares held by Mr. Edsell, based on the last information provided to Avanex, which may not be current as of March 18, 2009.

(15)	Represents 6,106 shares held by Mr. Kolb and 29,454 shares issuable pursuant to options exercisable and restricted stock units scheduled to vest within 60 days of March 18, 2009.

(16)	Represents 9,882 shares held by Ms. Sanchez, based on the last information provided to Avanex, which may not be current as of March 18, 2009.

(17)	Includes 177,968 shares issuable upon the exercise of options exercisable and restricted stock units scheduled to vest within 60 days of March 18, 2009.

Beneficial Ownership of Bookham Shares Following the Merger

The following table shows certain information regarding the beneficial ownership of Bookham common stock immediately following consummation of the merger held by:

•	each person or group who is known to Bookham and Avanex to become the beneficial owner of more than 5% of Bookham’s common stock upon consummation of the merger;

•	each expected director of Bookham following the consummation of the merger;

•	each expected executive officer immediately following the consummation of the merger (which is currently expected to be the current executive officers of Bookham); and

•	all directors and executive officers as a group of Bookham upon consummation of the merger.

The percentage of shares “beneficially owned” is computed on the basis of shares of Bookham common stock outstanding upon consummation of the merger and assumes that the exchange ratio to be used in the merger is 5.426 shares of common stock for each share Bookham common stock.

The number of shares beneficially owned by each 5% stockholder, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole or shared voting power or investment power, and includes any shares that the individual has the right to acquire within 60 days of March 18, 2009 through the exercise of any stock option or other right.

Shares of common stock that a person has the right to acquire within 60 days of March 18, 2009, including shares that may be acquired upon exercise of stock options or warrants or vesting of restricted stock units, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. To Bookham’s and Avanex’s knowledge, except as set forth in the footnotes to this table, the Voting Agreements and subject to applicable community property laws, each person or entity named in the table has sole voting and dispositive power with respect to the shares set forth opposite such person’s or entity’s name.

	Number of	Percent of
Beneficial Owner	Shares	Totals(1)

5% Stockholders
Pirelli & C. SpA(2)	10,235,557	5.48%
Via Gaetano Negri, 10
Milan, Italy
Executive Officers and Directors
Alain Couder(3)	482,276	*
Jim Haynes(4)	292,324	*
Adrian Meldrum(5)	187,560	*
Jerry Turin(6)	141,675	*
Kate Rundle(7)	42,984	*
Lori Holland(8)	83,031	*
Edward Collins(9)	10,000	*
Bernard Couillaud(10)	10,000	*
Giovanni Barbarossa(11)	642,953	*
Greg Dougherty(12)	67,352	*
Joel A. Smith, III(13)	90,657	*
All executive officers and directors as a group (11 persons)	2,050,812	1.10%

*	Less than 1%

(1)	Assumes that 85,783,567 shares of Bookham common stock are issued to holders of Avanex capital stock in connection with the merger and shares of Avanex common stock are held by holders of Avanex common stock prior to the merger.

(2)	As indicated in the Schedule 13G jointly filed by Pirelli & C. SpA (“Pirelli”) and by Pirelli Finance (Luxembourg) SA (“Pirelli Finance”) pursuant to the Exchange Act on November 8, 2007, which may not be current as of March 18, 2009. Each of Pirelli and Pirelli Finance may be deemed to beneficially own an aggregate of 10,235,557 shares, as converted according to the assumed Exchange Ratio. Pirelli Finance is a wholly-owned subsidiary of Pirelli with principal business offices at 35 boulevard du Prince, L-1724 Luxembourg, Luxembourg.

(3)	Represents 274,463 shares held by Mr. Couder and 207,813 shares issuable pursuant to options exercisable within 60 days of March 18, 2009.

(4)	Represents 98,749 shares held by Mr. Haynes and 193,575 shares issuable pursuant to options exercisable within 60 days of March 18, 2009.

(5)	Represents 61,944 shares held by Mr. Meldrum and 125,616 shares issuable pursuant to options exercisable within 60 days of March 18, 2009.

(6)	Represents 12,820 shares held by Mr. Turin and 128,855 shares issuable pursuant to options exercisable within 60 days of March 18, 2009.

(7)	Represents 28,817 shares held by Ms. Rundle and 14,167 shares issuable pursuant to options exercisable within 60 days of March 18, 2009.

(8)	Represents 30,000 shares held by Ms. Holland and 53,031 shares issuable pursuant to options exercisable within 60 days of March 18, 2009.

(9)	Represents 5,000 shares held by Mr. Collins and 5,000 shares issuable pursuant to options exercisable within 60 days of March 18, 2009.

(10)	Represents 5,000 shares held by Mr. Couillaud and 5,000 shares issuable pursuant to options exercisable within 60 days of March 18, 2009.

(11)	Represents 77,711 shares held by Dr. Barbarossa and 565,242 shares issuable pursuant to options exercisable and restricted stock units scheduled to vest within 60 days of March 18, 2009, as converted according to the assumed exchange ratio.

(12)	Represents 31,188 shares held by Mr. Dougherty and 36,164 shares issuable pursuant to options exercisable within 60 days of March 18, 2009, as converted according to the assumed exchange ratio.

(13)	Represents 42,317 shares held by Mr. Smith individually, 434 shares held by his spouse and 47,906 shares issuable pursuant to options exercisable within 60 days of March 18, 2009, as converted according to the assumed exchange ratio.

EXECUTIVE COMPENSATION AND RELATED MATTERS

The following compensation discussion and analysis sections provide information regarding the compensation, compensation philosophy, and objectives for Bookham as a standalone entity in relation to the individuals who served as Bookham’s principal executive officer (Alain Couder and Peter Bordui) and principal financial officer (Steve Abely) during fiscal 2008, Bookham’s three other most highly compensated executive officers (Jim Haynes, Adrian Meldrum and Kate Rundle) who received annual compensation in excess of $100,000 during fiscal 2008, and one additional individual (Steve Turley), who would have been among the three other most highly compensated executive officers, but for the fact that he was not serving as an executive officer at the end of Bookham’s last completed fiscal year. These individuals are referred to as the “named executive officers” in the compensation discussion and analysis sections below and in the tables that follow.

It is currently expected that the executive officers of Bookham following the effective time of the merger will be substantially similar to the current executive officers of Bookham (composed of Alain Couder, Jerry Turin, James Haynes, Adrian Meldrum and Kate Rundle). Following the effective time of the merger, however, Bookham contemplates that certain employees of Avanex may join Bookham as officers or executive officers of Bookham, in which case, the persons who are Bookham’s executive officers following the merger may differ from the persons currently serving as executive officers of Bookham. In this regard, in the event that current Avanex personnel join Bookham in executive officer capacities following the merger, certain persons who currently serve as executive officers of Bookham may no longer serve in such capacity following the appointment of such new executive officers. As of the date of this joint proxy statement/prospectus it is not known which Avanex employees, if any, will join Bookham in an executive officer capacity and no determinations by the Bookham board of directors have been made in this regard. Accordingly, the executive compensation discussion and analysis and related disclosures that follow cover only the current executive officers of Bookham, with the exception of Mr. Turin. Mr. Turin was appointed as Chief Financial Officer of Bookham after the end of Bookham’s last completed fiscal year so his compensation is not discussed below. The executive compensation discussion and analysis and related disclosures that follow also cover certain former executive officers of Bookham who were “named executive officers” under applicable SEC rules during Bookham’s last completed fiscal year.

Bookham Compensation Discussion and Analysis

The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee reviews and approves all compensation decisions relating to our named executive officers. Our board of directors also reviews compensation arrangements with respect to our Chief Executive Officer.

In accordance with the rules of the SEC, the following discussion provides certain compensation-related information with respect to our “named executive officers” for fiscal 2008.

Mr. Bordui, who had served as our interim Chief Executive Officer, resigned from such position on August 12, 2007 and, on such date, Mr. Couder was appointed Chief Executive Officer. Mr. Turley resigned as our Chief Commercial Officer effective as of April 30, 2008 and, as of such date, was no longer an employee of Bookham.

In addition, subsequent to June 28, 2008, Mr. Abely resigned as Chief Financial Officer effective as of July 30, 2008 and as of such date, was no longer an employee of Bookham. As noted above, Mr. Turin was appointed as Chief Financial Officer of Bookham after the end of Bookham’s last completed fiscal year.

Overview

Our executive compensation program is designed to recognize our executives’ contributions to our business and provide incentives for them to deliver performance that meets our objectives and increases stockholder value.

The following provides a brief overview of the more detailed disclosures set forth below in this Compensation Discussion and Analysis:

•	The objectives of our compensation programs are to: (i) attract and retain the best executive talent; (ii) align the financial interests of executives with those of our stockholders; and (iii) pay for performance.

•	Our executive compensation consists primarily of: (i) base salary; (ii) incentive based compensation, and (iii) long-term equity awards.

•	In making fiscal year 2008 compensation decisions, the compensation committee and the board of directors consulted with third party compensation consultants and benchmarked the compensation of our executives with a peer group of 15 other optical component companies with characteristics similar to Bookham.

•	We encourage a “pay-for-performance” environment by linking short-term incentive-based compensation to the achievement of overall company performance goals.

•	We use equity-based compensation as a means to align the interests of our executives with those of our stockholders and to retain key talent.

•	We have entered into severance and change of control agreements with our executives during fiscal year 2008 which are designed to encourage executive retention.

Objectives and Philosophy of Our Executive Compensation Program

The compensation committee establishes our executive compensation philosophy and oversees our executive compensation programs. Under the compensation committee’s supervision and with its approval, for fiscal year 2008, we implemented compensation policies, plans and programs intended to achieve the following objectives:

•	attract, retain and motivate the best executive talent;

•	align executives’ incentives with the creation of stockholder value; ensure executive compensation is aligned with our corporate strategies and business objectives; and

•	promote the achievement of key corporate strategic and financial performance goals by linking short- and long-term compensation incentives to the achievement of measurable corporate and individual performance goals.

We believe that the performance of our executives and our executive team should be the basis for determining the overall compensation of each of our executives and the compensation committee establishes compensation packages that it believes are competitive with those of other companies in our industry that compete with us for executive talent. Compensation decisions are based on, among other things:

•	our operating performance;

•	the effectiveness of our executive team in managing our company;

•	geographic location of the executive; and

•	incentivizing executives to maximize stockholder value.

Base salary is used to recognize experience, skill, knowledge and responsibility and is an important element in retaining our named executive officers.

Certain performance objectives, which play an important role in our cash bonus and equity compensation programs, are established by the compensation committee and relate to, among other things, our overall performance and the achievement of key company-wide operating objectives, such as sales growth, operating earnings, cash flow, and earnings per share factors that, if met, we believe will ultimately and positively affect stockholder value. As a result, these objectives formed the basis for rewarding executives through our cash incentive bonus plan and equity incentive program.

A portion of our executive compensation consists of stock options and restricted stock grants that vest either over time or upon the achievement of defined performance criteria. We award equity compensation in an effort to retain our executives and align their interests with those of our stockholders by allowing the executives the opportunity to participate in the long-term success of our company since the value of the award or the return generated, increases only if our share price increases and they remain employed with us at the time the equity award vests.

We compete with many other companies for executive personnel. Accordingly, the compensation committee generally targets overall compensation for executives near the median of compensation paid to executives at similarly situated companies in our peer group, as described below. Variations to this general target may occur as dictated by the experience level of the individual, geographic location and market factors, including risk of retention and ability of the executives to find equivalent positions outside of our industry.

Role of Executives and Compensation Consultants in Compensation Decisions:

The compensation committee solicits recommendations from our Chief Executive Officer and our Vice President of Human Resources for all of our executives and then reviews and approves the total compensation for all of our executives. In the case of the Chief Executive Officer, the board of directors also reviews his compensation arrangements.

In making compensation decisions, the compensation committee also surveys available information regarding the executive compensation paid by similarly sized publicly traded companies in the optical component and semiconductor industries, which we refer to as our peer group. The committee reviews publicly available compensation data of companies in our peer group as well as surveys from consultants in the executive compensation field. In fiscal 2008, the compensation committee reviewed two sources of this information. First, it reviewed the Compensation & Benefit Survey provided by Radford Surveys and Consulting, a division of AON Consulting, Inc., which provides compensation data for similarly-sized companies in the optical component industry. Second, the compensation committee, in August, 2007, engaged an independent third-party compensation consultant, F.W. Cook & Company, to provide a report with specific benchmarking, peer group analysis and recommendations regarding our executive compensation practices.

In generating this report, F.W. Cook & Company selected a peer group of companies in the optical component market with comparable revenues and organization size, based on the number of employees and location of operations which compete with us for executives and other employees. For fiscal 2008, this peer group consisted of Avanex Corporation, Exfo Electro Optical Inc., Finisar Corporation, Harmonic, IPG Photonics, MRV Communications, Coherent, Inc., Newport Corporation, JDS Uniphase Corporation, Optium Corporation, Oplink Communications, Optical Communications Products, Stratos International, Opnext, Inc., and Zygo for United States executive compensation and ARM Holdings plc, Spirent Communications plc, Filtronic plc, Renishaw plc, Telent plc, and Dialight plc for United Kingdom executive compensation.

F.W. Cook & Company provided our compensation committee with analysis of the competitiveness of our total compensation and rewards program for our executives, including base pay, bonus and long-term incentives against those in our peer group. Their report included information on equity practices, such as the rate at which options are awarded, the percentage of shares utilized in equity programs in relation to the total shares outstanding, and forms of equity and allocation of awards. The report also included information on industry trends, including allocation between short-term and long-term incentives in total executive compensation.

As an initial step in setting executive compensation, the compensation committee determines the median for short-term cash compensation (salary plus bonus) of the executives in the peer group of companies. The compensation committee, when making a final determination on short-term compensation, then either increases or decreases that amount for each executive position based on some or all of the following factors: geography, market, experience level, individual performance, prior employment compensation, current compensation, tenure, seniority, scope of responsibilities, availability of similar talent, strength of succession plans and the individual’s short-term to long-term compensation ratio.

Components of Our Executive Compensation Program

During fiscal 2008, the primary elements of our executive compensation program were:

•	base salary;

•	incentive-based cash compensation;

•	equity awards; and

•	severance and change in control benefits.

This mix of compensation components allows us to provide an overall executive compensation package which directly addresses our goals of retention, alignment of executive and stockholder interests and linking pay with performance.

Other components of executive compensation consisted of severance and change of control benefits as well as benefits and other compensation made available to all of our employees, including various geographically specific benefit plans made available to our employees in such locations, such as pension or retirement plans, private medical coverage, and group life insurance.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee, after reviewing information provided by F.W. Cook & Company and the Compensation & Benefit Survey provided by Radford Surveys and Consulting, determines independently what it believes to be the appropriate level and mix of the various compensation components in line with this market data.

Base Salary

Bookham pays each of its executives a base salary in cash on either a bi-weekly or monthly basis. Base salary is used to recognize the experience, skills, knowledge and responsibilities of our executives and is an important element in retaining these individuals.

In establishing base salary, the compensation committee reviews and considers information regarding the base salary paid by comparable companies in our peer group, as determined by F.W. Cook & Company and as described above, and based on data provided by Radford Surveys and Consulting. In addition to considering this market data, the compensation committee also takes into account other factors when determining base salary, such as the seniority and tenure of the individual, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual at his or her prior employment, if applicable, and the number of well qualified candidates to assume the individual’s role. In keeping with our compensation philosophy of attracting and retaining individuals of high quality on our management team, executive base salaries have been targeted at the median of the range of salaries for executives in similar positions at comparable companies in our peer group. For some or all of the reasons enumerated above, Messrs. Turley and Abely and Ms. Rundle were paid base salaries above the median.

Base salaries are reviewed annually by our compensation committee, and, in certain cases, the compensation committee adjusts an executive officer’s base salary to realign salaries with the peer group after taking into account individual responsibilities, performance, experience, and current compensation.

For example, in October 2007, the compensation committee reviewed all executive officers’ base salaries at the request of Mr. Couder at the time he was appointed as Chief Executive Officer. The committee recommended adjustments to the base salary of Mr. Haynes and Mr. Meldrum after reviewing peer group data from F.W. Cook & Company which showed that the base salary component for such named executive officers were below the median of the peer group in terms of competitive pay packages for the executive positions held by these individuals. Mr. Haynes’ base salary increased from $331,000 to $350,000 and Mr. Meldrum’s base salary increased from $257,000 to $280,000, both effective October 1, 2007.

Incentive-Based Compensation

Performance-Based Cash Bonuses

In October 2007 and January 2008, we established performance-based cash bonus programs for our executives. These incentive-bonus plans are an important component of the executive compensation program as they (1) reward performance and therefore instill a pay-for-performance philosophy and (2) support and reinforce the achievement of specific company strategic, operational and financial goals and objectives, and creation of stockholder value.

In establishing these cash bonus plans, the compensation committee reviewed market data for 2007 presented in the report from F.W. Cook & Company which showed that we were below our peer group in terms of total target cash compensation. The target bonus amounts (expressed as a percentage of base salary) set for each named executive officer for fiscal 2008 are targeted at the median of the peer group for the executive positions held by these individuals. The compensation committee during fiscal 2008 established two performance-based bonus plans. The first bonus plan was adopted in October 2007, and established and measured awards based on performance metrics for the first half of fiscal 2008 and the second bonus plan was adopted in January 2008, and established and measured awards based on performance metrics for the second half of fiscal 2008. Amounts payable under the performance-based bonus plans were calculated based on established eligible target bonus, or the eligible bonus levels, of between 35% and 45% of annual compensation for all participants in the bonus plan, other than Mr. Couder. With respect to Mr. Couder, the board of directors established an eligible target bonus level of 67% of his annual compensation for fiscal 2008.

The compensation committee worked with the Chief Executive Officer to develop a set of measurable corporate goals for the performance-based bonus plans in order to tie the executive officers’ performance to achievement of the internal operating plans approved by the board of directors. The target levels set forth in the performance-based bonus plans, as further described below, could be characterized as challenging, while the stretch goals, as also described below, which lead to increased compensation, required increasingly demanding levels of performance. At the time they were set, all of the targets and objectives were substantially uncertain to be achieved.

For the first half of fiscal 2008, the compensation committee established “trigger,” “target” and “stretch” goals weighted (i) two-thirds on the achievement of a specified level of non-GAAP EBITDA for the second quarter of fiscal 2008, ending December 28, 2007 and (ii) one-third on the achievement of a specified level of net cash for the first two quarters of fiscal 2008. The compensation committee selected these goals as they are important measures of progress toward the company’s operating goals, including achieving profitability.

For the second half of fiscal 2008, the compensation committee established “trigger,” “target” and “stretch” goals weighted (i) two-thirds on the achievement of a specified level of non-GAAP EBITDA for the fourth quarter of fiscal 2008, ending June 28, 2008, and (ii) one-third on the achievement specified operating cash flow goals for the last two quarters of fiscal 2008. The compensation committee selected these goals as they are important measures of progress toward the company’s operating goals, including achieving profitability.

If the designated “trigger” goals in the applicable periods were achieved, the executives were entitled to receive an amount equal to 25% of their eligible bonus level, and if designated “target” goals identified for the period were met, participants would receive an amount equal to 50% of their eligible annual bonus level. No bonus would be payable under the performance-based bonus plans if “trigger” goals for both financial metrics in the applicable performance-based bonus plan were not met; any bonus between the “trigger” and “target” goals was calculated linearly. If the “stretch” goals identified in the bonus plans were achieved, participants were entitled to receive an amount equal to 75% of their eligible annual bonus level. Any bonus between the target goals and stretch goals were calculated linearly. Payments under the performance-based bonus plans, if any, were made only after the compensation committee certified that the financial metrics set forth in the performance-based bonus plans were satisfied. The goals were set such that target performance should be attained approximately 70% of the time, with some payout (i.e. trigger or above) occurring about 90% of the time. In determining whether a performance metric was satisfied, the metric was calculated after accounting for the cost of the bonus.

The cash bonus payable upon achievement of the “target” goal under the performance-based bonus plan for the first half of fiscal 2008 was at or very near the median bonus level for our executives’ counterparts at companies in our peer group identified in F.W. Cook’s report. The cash bonus payable upon achievement of the “target” goal under the performance-based bonus plan for the second half of fiscal 2008 was at or very near the median bonus level for our executives’ counterparts at companies in our peer group identified in F.W. Cook’s report.

For the first half of fiscal 2008, the non-GAAP EBITDA “target” goal of negative $2.5 million and the available cash “target” goal of $22 million were surpassed and, therefore, the named executive officers received pro rata cash bonuses based on achievement of that goal. For the second half of fiscal 2008, neither the non-GAAP EBITDA “trigger” goal of $0.5 million nor the cash flow “trigger” goal of negative $7.0 million were achieved, and therefore no cash bonus was paid to the named executive officers for this period.

Equity Incentive Awards

Performance Based Awards

During fiscal 2008, we awarded each of our executive’s performance-based restricted stock awards. These restricted stock awards were granted pursuant to our Amended and Restated 2004 Stock Incentive Plan, which allows the compensation committee to issue performance-based equity awards. The equity incentive awards granted by the compensation committee during fiscal 2008 under the Amended and Restated 2004 Stock Incentive Plan were intended to reinforce the compensation goals and philosophy established by the compensation committee. In order to reward performance, the vesting criteria of the performance-based restricted stock awards are linked to overall company performance. Furthermore, by offering equity, to complement our cash incentives, we believe that we can better align our executive’s interests with those of our stockholders. When equity incentives are combined with base salaries and performance-based cash incentives, the total direct compensation for each named executive officer is at or near the median of our peer group.

The terms of the performance based restricted stock awards granted in fiscal year 2008 provided that the shares subject to the award would vest to the extent that certain fiscal year 2008 corporate-level financial targets were achieved. Upon attainment of the stated non-GAAP adjusted EBITDA “base” goal of $0, 50% of the restricted stock would vest and upon attainment of the stated non-GAAP adjusted EBITDA “stretch” goal of $2.5 million, 100% of the shares would vest. Any result between the base goal and the stretch goal would result in a prorated vesting of the restricted shares. In recognition of our financial improvements during the fiscal year, the board of directors provided for the acceleration of the shares of common stock granted to the named executive officers.

Long-term Equity Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that time based equity grants provide our executives with a strong link to our long-term performance as increases in stock price increase the value of the underlying option grants. As a result, the long-term, time based, equity awards help to create an ownership culture, and help to align the interests of our executives and our stockholders around a common goal of increasing stock price. In addition, the vesting feature of our equity grants provides an incentive to our executives to remain in our employ during the vesting period.

We routinely grant eligible employees equity awards at the time of hire and also provide equity grants to key contributing employees annually. All equity based grants are made by the compensation committee, or a sub-committee of the compensation committee. The time-based options and restricted stock vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and 1/48 of the shares subject to the option monthly thereafter over the remaining 36 months. The exercise price of all stock options is set at the closing price of our common stock on the NASDAQ Global Market on the date of grant.

Beginning in January 2008, in accordance with our Stock Option Grant Policy, all new-hire option awards are granted on the 10th day of the month following the first date of employment. Annual equity awards to on-going employees, if any, are granted on the 15th of August each year, subject to exceptions in certain limited instances.

In determining the size of equity grants to our executives in fiscal 2008, our compensation committee considered comparative share ownership of executives in our peer group identified above, Radford and F.W. Cook surveys, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the recommendations of management. The compensation committee reviews all components of the executive’s compensation when determining equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. For fiscal 2008, the compensation committee awarded equity to our executives that were at or near the median for equity awards granted to comparable executives in the peer group and those identified in the Radford survey.

All grants of options and restricted stock to our executives are made by the compensation committee in accordance with our Stock Option Grant Policy. In fiscal 2008, the compensation committee granted our executives a combination of time-based options and restricted stock. The committee chose to grant a combination of options and restricted stock to each named executive officer based on the recommendations of F.W. Cook & Company. The restricted shares provide both annual payouts and retention value under all stock price scenarios while minimizing the impact on stockholder dilution. The stock option component is designed to create upside potential if our stock price increases and retention value. The quantity, mix, and potential value of options and restricted stock granted to each named executive officer were consistent with our peer group median for those positions.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and medical insurance, life and disability insurance and a 401(k) plan or, for executives and employees residing outside the U.S., a similar retirement plan. All executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees depending on their geographic location. We provide car and/or commuting allowances to a number of our executives, including Messrs. Meldrum and Haynes and prior to their resignations, Messrs. Abely and Turley.

Severance and Change-of-Control Benefits

In May 2008, each of the named executive officer entered into an Executive Severance and Retention Agreement. These agreements superseded any prior severance or change of control provisions contained in each individual’s employment contract, if any. The Executive Severance and Retention Agreement provides, under certain circumstances, for payments upon termination of employment following a change of control of the company or termination without “cause” or for “good reason,” each as defined in the Executive Severance and Retention Agreement. Change of control payments of salary and accrued bonuses made under the agreement are subject to a “double trigger,” meaning that both a change of control and a termination are required. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated during a specified period after the change of control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Employment, Change of Control and Severance Arrangements” below. Acceleration of stock is subject to a single trigger, meaning only the change of control is required to trigger the acceleration of vesting of equity awards.

We believe providing these benefits helps us compete for executive talent. After reviewing the practices of companies represented in the peer group, we believe that our severance and change of control benefits are generally comparable with severance packages offered to executives by the companies in the peer group.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our other officers whose compensation is required to be disclosed to our stockholders under the Exchange Act by reason of being among our four most highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

SFAS 123R requires us to recognize in our statement of operations all share-based payments to employees, including grants of stock options and restricted stock to executives, based on their fair values. The application of SFAS 123R involves significant amounts of judgment in the determination of inputs into the Black-Scholes-Merton valuation model which we use to determine the fair value of share-based awards. These inputs are based upon highly subjective assumptions as to the volatility of the underlying stock, risk free interest rates and the expected life of the options. Judgment is also required in estimating the number of share-based awards that are expected to be forfeited. As required under accounting principles generally accepted in the U.S., we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock-based awards granted in future periods may vary from the valuation assumptions we have used previously. For performance based grants we also must apply judgment in determining the periods when, and if, the related performance targets become probable of being met.

Overall Analysis

We operate in a highly competitive industry. One of our principal goals is to achieve profitability by reducing expenses and increasing revenues. While we did not achieve all of our financial goals in fiscal year

2008, significant progress was made. We believe that our executives directly contributed to this progress. We believe it is vital to retain and motivate our executive officers if we are to achieve our business and financial goals. The total compensation packages paid to our named executive officers are intended to compensate them for services rendered and to retain them over the long-term. We use equity-based and performance-based compensation to align the interests of our executives with those of the stockholders and to provide a further retention incentive. Finally, our short-term incentives support our pay for performance philosophy by linking the vesting of restricted stock grants and payment of cash bonuses to the achievement of overall company performance goals. Thus we believe that our compensation program is designed to successfully achieve our objectives.

During fiscal 2009, we intend to continue monitoring the appropriate level of compensation of our executives through the use of third-party compensation consultants, review of the data provided by Radford Surveys and Consulting and comparison to the compensation practices of our peer group.

Bookham Summary Compensation

The following table sets forth certain information concerning the compensation for fiscal 2008 for each individual who served as our principal executive officer (Mr. Couder and Mr. Bordui) and our principal financial officer (Mr. Abely) during fiscal 2008, our three other most highly compensated executive officers (Messrs. Haynes and Meldrum and Ms. Rundle) who received annual compensation in excess of $100,000 during fiscal 2008 and one additional individual (Mr. Turley), who would have been among the three other most highly compensated executive officers, but for the fact that he was not serving as an executive officer at the end of the last completed fiscal year, collectively, the “named executive officers.”

Bookham Summary Compensation Table

								Non-Equity		Equity
				Stock		Option		Incentive Plan		Incentive Plan		All Other
	Year	Salary		Awards		Awards		Compensation		Compensation		Compensation		Total
Name and Principal Position	(1)	($)		($)(2)		($)(2)		($)		($)		($)		($)

Alain Couder	2008	$432,692		$660,688		$199,234		$127,004	(3)	$—		$1,050	(13)	$1,420,668
President and Chief Executive Officer(4)	2007	$—		$—		$—		$—		$—		$—		$—
Peter F. Bordui	2008	$143,347	(8)	$—		$47,447	(9)	$—		$14,350	(14)	$—		$205,144
Interim President and Chief Executive Officer(7)	2007	$284,523	(15)	$34,948	(16)	$20,871	(17)	$—		$—		$—		$340,342
Steve Abely	2008	$330,846		$572,813		$210,617		$59,500	(3)	$43,750	(14)	$21,840	(10)	$1,239,366
Chief Financial Officer	2007	$326,661		$153,760		$194,394		$—		$—		$21,840	(10)	$696,655
Jim Haynes	2008	$327,632	(5)	$363,406		$116,740		$78,587	(5)(3)	$43,750	(14)	$49,828	(5)(11)	$979,943
Chief Operating Officer	2007	$317,226	(18)	$77,006		$188,002		$—		$—		$48,428	(18)(19)	$630,662
Adrian Meldrum	2008	$259,625	(5)	$231,012		$69,719		$96,776	(5)(3)	$43,750	(14)	$43,287	(5)(12)	$744,169
Executive VP & GM of	2007	$245,889	(18)	$43,230		$108,937		$91,239	(18)(22)	$—		$42,009	(18)(20)	$531,304
Telecom Division
Steve Turley	2008	$262,722	(5)	$50,250		$—		$58,113	(5)(3)	$43,750	(14)	$460,438	(5)(6)	$875,273
Chief Commercial Officer	2007	$318,782	(18)	$102,517		$39,201		$—		$—		$62,432	(18)(21)	$522,932
Kate Rundle	2008	$173,077		$55,082		$8,764		$9,781	(3)	$—		$400	(13)	$247,104
Executive VP and General Counsel(23)	2007	$—		$—		$—		$—		$—		$—		$—

(1)	The fiscal years in this column refer to the fiscal years ended June 30, 2007 and June 28, 2008.

(2)	The amounts in this column reflect the dollar amount computed for financial statement reporting purposes for fiscal 2007 and 2008, as applicable, in accordance with SFAS 123R, of equity awards granted under our equity plans, including equity awards granted in and prior to fiscal 2008. There can be no assurance that the SFAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 1 to our audited financial statements for fiscal 2008, included in our annual report on Form 10-K for fiscal 2008. The options, vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and 1/48 of the shares subject to the option monthly thereafter over the remaining 36 months. Each option has a term of ten years, and generally expires shortly following the termination of the executive’s employment. The restricted stock and restricted stock units vest either (i) in full upon our achievement of targeted adjusted EBITDA at fiscal year end 2008 or (ii) one-half as to 25% on the one-year anniversary of the grant date and an additional 2.083% at the end of each month following the first anniversary of the grant date until the fourth anniversary of the grant date and one-half as to 50% if we generate non-GAAP earnings before interest, taxes, depreciation and amortization (excluding restructuring charges, one-time items and the non-cash compensation expense from stock compensation) that are cumulatively greater than zero for two successive quarters and 50% if we generate non-GAAP earnings before interest, taxes, depreciation and amortization (excluding restructuring charges, one-time items and the non-cash compensation expense from stock compensation) that are cumulatively greater than 8% of revenues for two successive quarters. The options granted to Dr. Bordui, in his capacity as a member of the board of directors, are immediately vested, have a term of ten years and expire after Dr. Bordui ceases to be a director.

(3)	Consists of payments in connection with our Performance-Based Bonus Plan on February 8, 2008.

(4)	Mr. Couder was appointed as our President and Chief Executive Officer effective as of August 13, 2007.

(5)	Converted from British Pounds Sterling to U.S. Dollars using the noon buying rate of exchange on August 1, 2008 of $1.981807 U.S. Dollars per British Pound Sterling.

(6)	Consists of $19,818 car allowance, $1,632 fuel allowance, $33,395 pension contribution, $2,085 private medical allowance, $2,903 of travel allowance, and $400,605 separation payment pursuant to an agreement entered into by Bookham Technology plc and Mr. Turley (as described below under the caption “Employment, Change of Control and Severance Arrangements”). Mr. Turley left Bookham effective as of April 30, 2008.

(7)	Dr. Bordui served as our interim President and Chief Executive Officer from February 13, 2007 through August 12, 2007.

(8)	This amount consists of Dr. Bordui’s employee compensation received for service as our interim President and Chief Executive Officer from July 1, 2007 to August 12, 2007.

(9)	Consists of the grant date fair value of $15,807, computed in accordance with SFAS 123R, of the restricted stock award granted on November 1, 2006 and the grant date fair value of $31,640, computed in accordance with SFAS 123R, of the restricted stock award granted on October 23, 2007. These grants were made to Dr. Bordui as part of his director compensation.

(10)	This amount represents Mr. Abely’s car allowance.

(11)	Consists of $17,836 car allowance, $29,487 pension contribution, $420 long service award and $2,085 private medical allowance.

(12)	Consists of $17,836 car allowance, $23,366 pension contribution and $2,085 private medical allowance.

(13)	This amount represents flexible benefit plan credits under Section 125 of the Internal Revenue Code.

(14)	These shares vested upon our achievement of EBITDA positive in fiscal 2008.

(15)	This amount consists of Dr. Bordui’s director compensation of $93,917 for service as a director and employee compensation of $190,606 received for service as our interim President and Chief Executive Officer from February 13, 2007 to June 30, 2007. Dr. Bordui did not receive any compensation in his capacity as a director during the time he served as our interim President and Chief Executive Officer.

(16)	Consists of the grant date fair value of $10,465, computed in accordance with SFAS 123R, of the restricted stock award granted on November 1, 2006 and the grant date fair value of $24,483, computed in accordance with SFAS 123R, of the restricted stock award granted on November 11, 2005. These shares vest as to 50% of the shares on the one-year anniversary of the grant date and as to 50% of the shares on the second-year anniversary. These grants were made to Dr. Bordui as part of his director compensation.

(17)	Consists of the grant date fair value of $20,871, computed in accordance with SFAS 123R, of the stock option award granted on November 1, 2006. These shares are vested 100% on the grant date. This grant was made to Dr. Bordui as part of his director compensation on November 1, 2006.

(18)	Converted from British Pounds Sterling to U.S. Dollars using the noon buying rate of exchange on September 7, 2007 of $2.0283 U.S. Dollars per British Pound Sterling.

(19)	Consists of $18,255 car allowance, $28,550 pension contribution and $1,623 private medical allowance.

(20)	Consists of $18,255 car allowance, $22,131 pension contribution and $1,623 private medical allowance.

(21)	Consists of $24,340 car allowance, $7,779 fuel allowance, $28,690 pension contribution and $1,623 private medical allowance.

(22)	Consists of payments in connection with a quarterly sales incentive plan.

(23)	Ms. Rundle was appointed our Executive Vice President, General Counsel and Corporate Secretary effective November 21, 2007.

Bookham Grants of Plan-Based Awards

The following table sets forth information regarding each grant of an award made to a named executive officer during fiscal 2008 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

									All Other	All Other			Grant
									Stock	Option		Exercise or	Date Fair
									Awards:	Awards:		Base Price of	Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under				Number	Number		Option	Stock and
	Grant	Non-equity Incentive Plan Awards			Equity Incentive Plan Awards				of Shares	of Shares		Awards	Options
Name	Date	Threshold	Target	Maximum	Threshold (#)	Target(#)		Maximum (#)	or Units	or Units		($/Sh)	Awards(1)

Alain Couder	8/13/2007	$—	$—	$—	—	187,500	(4)	—	—	475,000	(5)	$2.89	$859,922
	8/13/2007	$—	$—	$—	—	187,500	(6)	—	—	—		$—	$—
	10/23/2007	$144,231	$288,461	$432,692
Peter F. Bordui	10/23/2007	$—	$—	$—	—	—		—	10,000 (3)	10,000	(2)	$3.28	$47,447
Steve Abely	10/23/2007	$59,500	$119,000	$178,500
	11/14/2007	$—	$—	$—	—	25,000	(4)	—	—	—		$2.49	$62,250
	1/28/2008	$—	$—	$—	—	29,730	(6)	—	—	82,070	(5)	$1.75	$721,180
Jim Haynes	10/23/2007	$76,919	$153,838	$230,757	—
	11/14/2007	$—	$—	$—	—	33,333	(4)	—	—	—		$2.49	$82,999
	1/28/2008	$—	$—	$—	—	39,660	(6)	—	—	109,507	(5)	$1.75	$397,146
Adrian Meldrum	10/23/2007	$47,861	$95,721	$143,582
	11/14/2007	$—	$—	$—	—	20,833	(4)	—	—	—		$2.49	$51,874
	1/28/2008	$—	$—	$—	—	24,780	(2)	—	—	68,437	(5)	$1.75	$248,857
Steve Turley	—	$—	$—	$—	—	—		—	—	—		$—	$—
Kate Rundle	11/26/2007	$30,288	$60,577	$90,865	—	20,000	(4)	—	—	40,000	(5)	$2.40	$63,846
	—					20,000	(6)	—	—	—		$—	$—

(1)	The amounts reported in this column are computed in accordance with SFAS 123R.

(2)	These shares vest as to 50% of the shares on the one-year anniversary of the grant date and as to 50% of the shares on the second-year anniversary. This grant was made to Dr. Bordui as part of his director compensation on November 1, 2007.

(3)	These shares are vested 100% on the grant date. This grant was made to Dr. Bordui as part of his director compensation on November 1, 2007.

(4)	These shares vest upon our achievement of adjusted EBITDA target at June 28, 2008.

(5)	These options vest as to 25% of the shares on the first anniversary of the date of grant and 1/48 of the shares monthly thereafter over the remaining 36 months.

(6)	These shares vest as to 25% of the shares on the first anniversary of the date of grant and 1/48 of the shares monthly thereafter over the remaining 36 months.

Bookham Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning share options that have not been exercised, unvested restricted stock and equity incentive plan awards for each of the named executive officers as of June 28, 2008.

			Option Awards				Stock Awards
	Number of		Number of					Number of
	Securities		Securities					Shares or
	Underlying		Underlying					Units of		Market Value of
	Unexercised		Unexercised		Option		Option	Stock that		Shares or Units
	Options (#)		Options (#)		Exercise		Expiration	have not		that have not
Name	Exercisable		Unexercisable		Price ($)		Date	Vested		Vested(1)

Alain Couder	—		475,000	(3)	$2.89		8/13/2017	—		—
	—		—		$2.89		8/13/2017	187,500	(7)	$322,500
	—		—		$2.89		8/13/2017	187,500	(6)	$322,500
Peter F. Bordui	10,000	(2)	—		$3.28		10/23/2017	10,000	(8)	$17,200
	10,000	(2)	—		$3.17		11/1/2016	5,000	(8)	$8,600
	10,000	(2)	—		$4.91		11/11/2015	—		—
	6,150	(2)	—		$10.44		6/2/2014	—		—
Steve Abely	—		82,070	(3)	$1.75		1/28/2018	29,730	(6)	$51,136
	6,250	(3)	18,750		$2.01		6/12/2017	—		—
	—		—		$2.49		11/14/2017	25,000	(7)	$43,000
	161,458	(3)	88,542		$4.91		11/11/2015	171,875	(4)	$295,625
Jim Haynes	—		109,507	(3)	$1.75		1/28/2018	39,660	(6)	$68,215
	6,250	(3)	18,750		$2.01		6/12/2017	—		—
	—		—		$2.49		11/14/2017	33,333	(7)	$57,333
	80,729	(3)	44,271		$4.91		11/11/2015	85,938	(4)	$147,813
	3,500	(3)	3,500		$6.73		9/22/2014	—		—
	6,563	(3)	437		$6.73		9/22/2014	—		—
	15,000	(3)	—		$15.84	(5)	8/7/2013	—		—
	7,500	(3)	—		$26.77	(5)	9/25/2013	—		—
	5,000	(3)	—		$11.58	(5)	6/2/2014	—		—
Adrian Meldrum	—		68,437	(3)	$1.75		1/28/2018	24,780	(6)	$42,622
	6,250	(3)	18,750		$2.01		6/12/2017	—		—
	—		—		$2.49		11/14/2017	20,833	(7)	$35,833
	45,208	(3)	24,792		$4.91		11/11/2015	48,125	(4)	$82,775
	4,000	(3)	4,000		$6.73		9/22/2014	—		—
	7,500	(3)	500		$6.73		9/22/2014	—		—
	2,000	(3)	—		$22.37	(5)	11/2/2011	—		—
	500	(3)	—		$15.44	(5)	11/14/2012	—		—
	1,500	(3)	—		$15.44	(5)	11/14/2012	—		—
	5,000	(3)	—		$26.77	(5)	9/25/2013	—		—
	10,000	(3)	—		$11.58	(5)	6/2/2014	—		—
Kate Rundle	—		40,000	(3)	$2.40		11/26/2017	—		—
	—		—		$2.40		11/26/2017	20,000	(6)	$34,400
	—		—		$2.40		11/26/2017	20,000	(7)	$34,400

(1)	Calculated by multiplying the number of unvested shares by $1.72, the closing price per share of our common stock on the NASDAQ Global Market on June 27, 2008.

(2)	The total option award was fully vested on the date of grant. Consists of awards made to Dr. Bordui as part of his director compensation.

(3)	The total option award (which is the sum of exercisable, unexercisable and exercised) vests 25% on the first anniversary of the grant date, then 1/48th per month thereafter over the remaining 36 months.

(4)	The total shares subject to the restricted stock option award vests 50% upon Bookham achieving profitability and the remaining 50% vests upon our achieving cash break-even. On September 22, 2008, all of the unvested restricted stock expires.

(5)	Converted from British Pounds Sterling to U.S. Dollars using the noon buying rate of exchange on August 1, 2008 of $1.981807 U.S. Dollars per British Pound Sterling.

(6)	These shares of restricted stock vest as to 25% on the one-year anniversary of the grant date and an additional 2.083% at the end of each month following the first anniversary of the grant date until the fourth anniversary of the grant date.

(7)	These shares vest upon our achievement of adjusted EBITDA target at fiscal 2008 year-end.

(8)	The restricted stock vests as to 50% after one year and 100% after two years, provided that the director is serving as a director on the applicable vesting date.

Bookham Option Exercises and Stock Vested

The following table sets forth information regarding options exercised by the named executive officers and vesting of restricted stock held by the named executive officers during the fiscal year ended June 28, 2008.

	Option Awards		Stock Awards
			Number of
	Number of	Value	Shares
	Shares	Realized on	Acquired on
	Acquired on	Exercise	Vesting	Value Realized
Name	Exercise (#)	($)(2)	(#)(1)	on Vesting ($)

Alain Couder	—	—	—	$—
Peter F. Bordui	—	—	10,000	$27,450
Steve Abely	—	—	56,250	$113,307
Jim Haynes	—	—	40,625	$78,528
Adrian Meldrum	—	—	33,750	$63,226
Steve Turley	—	—	30,208	$55,672
Kate Rundle	—	—	—	$—

(1)	Reflects restricted stock that vested in fiscal year 2008.

(2)	Amounts shown represent the difference between the number of shares of restricted stock multiplied by the market value of the shares on the vesting date.

Bookham Employment, Change of Control and Severance Arrangements

Each of Messrs. Haynes and Meldrum has an employment agreement with Bookham Technology plc. These agreements describe the individual’s salary, bonus and other benefits including medical and life insurance coverage, car allowance, vacation and sick days, and pension plan participation. The agreements also contain a prohibition on the use or disclosure of our confidential information, such as trade secrets, patents and customer information, for non-business purposes. These agreements contain a prohibition on being employed by or otherwise involved with any of our competitors for a period of six months after either has stopped working for us. Their agreements also contain a non-competition clause prohibiting each from dealing with our customers or prospective customers, and a non-solicitation clause prohibiting each from dealing with certain of our suppliers, prospective suppliers, senior executives, salespersons and other key employees, for a period of twelve months after each has stopped working for us.

In July 2007, we entered into an employment agreement with Alain Couder with respect to his employment as our President and Chief Executive Officer. The employment agreement provides that Mr. Couder will be entitled to receive an initial base salary at an annualized rate of $500,000 and will be eligible for a yearly bonus of up to 100% of his base salary, subject to achievement of individual and company performance targets. Pursuant to the employment agreement Mr. Couder was to receive a grant of options and restricted stock. Mr. Couder’s employment may be terminated by us with or without cause at any time and by Mr. Couder with 60 days’ notice. If we terminate Mr. Couder’s employment without cause or if Mr. Couder terminates his employment for good reason, Mr. Couder will be entitled to 12 months’ salary and benefits.

Effective April 30, 2008, in connection with Dr. Turley ceasing to be our Vice President and Chief Commercial Officer, Bookham Technology plc, our wholly-owned subsidiary, entered into an agreement with Dr. Turley, approved by the compensation committee, pursuant to which Dr. Turley received, in lieu of any advance notice, termination or severance payments to which he may otherwise have been entitled, an aggregate payment of £214,061 ($423,769 based on exchange rate on the agreement date) consisting of (i) severance pay equal to 14 months of Dr. Turley’s base salary, (ii) accrued vacation through the effective date of his resignation, (iii) certain reimbursement costs and (iv) payments covering his benefits, pension and car allowance for an equivalent of four months.

Our executive officers are elected by our board of directors and serve at its discretion, subject to a three-month notice period in the case of Messrs. Meldrum and Haynes. The agreements provide that the notice period does not apply if the officer is being terminated for cause, which is defined to include gross misconduct; conduct which our board of directors determines brings the individuals or us into disrepute or a serious breach of the employment agreement.

On May 7, 2007, we entered into a letter agreement with Dr. Bordui with respect to his employment as our interim President and Chief Executive Officer. The agreement was terminated on August 12, 2007 upon the hiring of Mr. Couder as our President and Chief Executive Officer and 30 days’ written notice by Bookham. This agreement provided for an annualized salary of $500,000 for the one-year period commencing on February 13, 2007. This agreement also contains a prohibition on the use or disclosure of our confidential information, such as trade secrets, patents and customer information, for non-business purposes.

Each of our named executive officers entered into a formal Executive Severance and Retention Agreement in May, 2008. These agreements provide for the payment of base salary and accrued bonus in the event of a termination of employment without cause. In addition these agreements provide for the payment of base salary, accrued bonus, and stock acceleration as outlined in the table below, in the event of a change in control or termination of employment without cause or for good reason (as defined in the Executive Severance and Retention Agreement), provided that the individual is employed by us on the date of the closing of the change in control. Payments of salary and accrued bonuses made under the agreement following a change of control are subject to a “double trigger”, meaning that both a change of control and a termination are required. Acceleration of stock is subject to a single trigger, meaning the shares of restricted stock or restricted stock units and stock options will vest in full upon the consummation of a change of control.

A change in control means, in summary: (i) the acquisition by a party or group of 50% or more of the outstanding stock of the company; (ii) a change, without Board of Directors approval, of a majority of the Board of Directors; (iii) the acquisition of the company by means of a reorganization, merger, consolidation or asset sale; or (iv) the approval of a liquidation of the company.

We believe providing these benefits helps us compete for and retain the best possible executive talent. After reviewing the practices of companies represented in our peer group, we believe that our severance and change of control benefits are generally comparable with, if not below, the median of severance packages offered to executives by companies in our peer group. We also believe that a change of control agreement is necessary to diminish the inevitable distraction of executives by virtue of the personal uncertainties and risks created by a pending or threatened change of control. This along with the severance agreement are designed to encourage the executive’s full attention and dedication and to provide a compensation and benefits arrangement satisfactory to the executive officer.

Bookham Indemnification Agreements

In January 2008, Bookham’s board of directors approved a form of indemnification agreement, which we refer to as the Indemnification Agreement, which has been or will be entered into with each of our directors and executive officers. Pursuant to the terms of the Indemnification Agreement, and subject to certain conditions, we will indemnify our officers and directors who have entered into such Indemnification Agreement from liability under specified circumstances identified in the Indemnification Agreement, including, but not limited to, in connection with such director or officer being named as a party (or the threat of being made a party) to a suit or proceeding as a result of any action alleged to have been taken or omitted as a result of performing functions for Bookham as a director, officer, employee, agent or fiduciary of Bookham or in certain other designated positions. Bookham expects to enter into an Indemnification Agreement with each of the Bookham directors and executive officers who is not already party to an Indemnification Agreement with Bookham following completion of the merger.

Bookham Potential Payments Upon Termination or Change of Control

The table below shows the benefits potentially payable to each of our named executive officers if he or she was terminated or a change of control occurred. These amounts are calculated on the assumption that the employment termination or change of control took place on June 28, 2008. The closing price per share of our common stock on the NASDAQ Global Market on June 27, 2008 was $1.72.

	Base	Target	Accelerated	Accelerated
	Salary	Bonus	Vesting of	Vesting of	Benefits		Total
Name	($)	($)	Options(3)	Restricted Stock	($)(2)		($)

Alain Couder
— termination without cause	$536,530	$—	$—	$—	$25,543		$562,073
— change of control	$—	$—	$—	$645,000	$—		$645,000
Steve Abely
— termination without cause	$417,160	$—	$—	$—	$39,231		$456,390
— change of control	$—	$—	$—	$389,761	$—		$389,761
Jim Haynes
— termination without cause	$370,272 (1)	$—	$—	$—	$11,131	(1)	$381,403	(1)
— change of control	$—	$—	$—	$273,360	$—		$273,360
Adrian Meldrum
— termination without cause	$338,677 (1)	$—	$—	$—	$2,594	(1)	$341,271	(1)
— change of control	$—	$—	$—	$161,229	$—		$161,229
Kate Rundle
— termination without cause	$214,726	$—	$—	$—	$9,844		$224,570
— change of control	$—	$—	$—	$38,800	$—		$38,800

(1)	All figures converted from British Pounds Sterling to U.S. Dollars using the noon buying rate of exchange on August 1, 2008 of $1.981807 U.S. Dollars per British Pound Sterling.

(2)	Consists of payment for accrued vacation.

(3)	Exercise prices of options granted are higher than the closing market price of $1.72 on the NASDAQ at June 27, 2008, hence calculated value of acceleration is zero.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the persons who as of the date hereof are expected to serve on the compensation committee of Bookham following the completion of the merger (i) has ever been an officer or employee of either Bookham or Avanex nor any subsidiary of Bookham or Avanex, or (ii) except to the extent described under “The Merger — Interests of Bookham’s Directors in the Merger” and “The Merger — Interests of Avanex’s Executive Officers and Directors in the Merger,” engaged in any related person transactions within the meaning of Item 404(a) of Regulation S-K. However, Dr. Bordui, who currently serves on Bookham’s compensation committee, served as Bookham’s interim Chief Executive Officer from February 2007 to August 2007. None of the individuals that as of the date hereof are expected to serve as an executive officer of Bookham following the completion of the merger served during the year ended June 28, 2008 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Bookham’s or Avanex’s board of directors or compensation committee.

Bookham Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under Bookham’s equity compensation plans as of June 28, 2008:

(c) Number of
Securities Remaining
	(a) Number of		(b) Weighted	Available for Future
	Securities to be		Average Exercise	Issuance Under Equity
	Issued Upon Exercise		Price of	Compensation Plans
	of Outstanding		Outstanding	(Excluding Securities
	Options, Warrants		Options, Warrants	Reflected in Column
Plan Category	and Rights(1)		and Rights	(a)(2))

Equity compensation plans approved by security holders(3)	6,516,414	(4)	$4.67	13,105,257	(5)
Equity compensation plans not approved by security holders	—		—	—
Total	6,516,414	(4)	$4.67	13,105,257	(5)

(1)	This table excludes an aggregate of 305,770 shares of common stock issuable upon exercise of outstanding options we assumed in connection with the scheme of arrangement pursuant to which Bookham Technology plc became our wholly owned subsidiary. The weighted average exercise price of these options as of June 28, 2008 was $31.35. At the time of the scheme of arrangement, we provided that no further equity awards would be made under the Bookham Technology plc equity plans.

(2)	In addition to being available for future issuance upon exercise of options that may be granted after June 28, 2008, 12,105,257 shares under the Amended and Restated 2004 Stock Incentive Plan, may instead be issued in the form of restricted stock, restricted stock units, unrestricted stock, stock appreciation rights, performance shares, stock options or other equity based awards.

(3)	Consists of the following equity compensation plans: the Amended and Restated 2004 Stock Incentive Plan, the 2004 Employee Stock Purchase Plan and the 2004 Sharesave Scheme.

(4)	Consists of options granted under the Amended and Restated 2004 Stock Incentive Plan. The number of shares of common stock does not include 1,595,308 shares of restricted stock and restricted stock units granted under the Amended and Restated 2004 Stock Incentive Plan, 12,105,257 shares of common stock currently reserved for issuance under the Amended and Restated Stock Incentive Plan or 500,000 shares of common stock reserved for issuance under the 2004 Employee Stock Purchase Plan or 500,000 shares reserved for issuance under the 2004 Sharesave Scheme.

(5)	Includes 500,000 shares of common stock issuable under the 2004 employee stock purchase plan (inactive) and 500,000 shares of common stock issuable under the 2004 Sharesave Scheme (inactive).

Director Compensation

Bookham Compensation of Directors

Bookham currently reimburses directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and any meetings of its committees. Each non-employee director receives an annual retainer of $20,000, an additional $3,000 for each in-person meeting of the board of directors that the director attends and $500 for each teleconference of the board of directors or committee of the board of directors that the director attends. The chairman of the board of directors receives an annual retainer of $80,000. In addition, the chairman of the audit committee receives an annual fee of $36,000, the chairman of the compensation committee receives an annual fee of $16,000 and the chairman of the nominating and corporate governance committee receives an annual fee of $16,000. Each member of the compensation committee and each member of the nominating and corporate governance committee receives an annual fee of $4,000 for serving on such committee and each member of the audit committee receives an annual fee of $8,000 for serving on such committee.

Pursuant to a resolution adopted by Bookham’s board of directors, each year at its annual meeting of stockholders, each non-employee director is automatically granted a nonstatutory stock option to acquire

10,000 shares of Bookham common stock and an award of restricted stock or restricted stock units for 10,000 shares of our common stock under the Amended and Restated 2004 Stock Incentive Plan, provided that the director is serving as a director both immediately before and immediately after the annual meeting. Options granted to non-employee directors provide that the shares subject to such option vest immediately and, with respect to restricted stock granted prior to January 2008 to Bookham’s non-employee directors, such restricted stock vests as to 50% after one year and 100% after two years from the date of grant, provided that the director is serving as a director on the applicable vesting date. In connection with the adoption of the Amended and Restated 2004 Stock Incentive Plan in January 2008, restricted stock awards granted to non-employee directors under the Amended and Restated 2004 Stock Incentive Plan will provide that the shares subject to such award vest in accordance with the following schedule: (i) no more than one-third vests prior to the earlier of the first anniversary of the date of grant or the date of the first annual meeting held after the date of grant, (ii) no more than two-thirds vest prior to the earlier of the second anniversary of the date of grant or the date of the second annual meeting held after the date of grant, and (iii) the balance vests at a rate no more than ratably over the period from the second anniversary of the date of grant to the third anniversary of the date of grant (or, if the date of the third annual meeting held after the date of grant is earlier than the third anniversary of the date of grant, the period from the second anniversary of the date of grant to the third annual meeting held after the date of grant). The shares of restricted stock or restricted stock units vest in full upon a consummation of a change in control of Bookham, provided that the director serves as a director until such date. In its discretion, Bookham may grant additional equity awards to its non-employee directors under the Amended and Restated 2004 Stock Incentive Plan.

In connection with the merger and subject to its closing, all stock options and restricted stock awards held by directors of Bookham who will not be a director of Bookham following the completion of the merger will accelerate in full and be vested and free of restrictions. In addition, all stock options held by such directors may be exercised for a period of one year.

Avanex Compensation of Directors

Overview.  Avanex uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on its board of directors. The corporate governance and nominating committee of the board of directors is responsible to evaluate director compensation and, if appropriate, recommend any changes in the type or amount of compensation to the board of directors. Any change in director compensation is approved by the board of directors.

Cash Compensation.  Each non-employee director is entitled to receive a quarterly retainer of $5,000 in cash compensation for service on the Avanex board of directors. In addition, non-employee directors are entitled to receive the following cash compensation for service on committees of the board of directors: chair of the audit committee, $3,000 per quarter; chairs of the compensation committee and the corporate governance and nominating committee, $2,000 per quarter; member of the audit committee, $1,500 per quarter; member of the compensation committee and the corporate governance and nominating committee, $1,000 per quarter.

Per Meeting Fees.  In fiscal year 2008, each non-employee director was eligible to receive shares of restricted stock for attendance at meetings of the board of directors. For each in-person meeting of the board of directors that a non-employee director attended, such director was eligible to receive a number of shares of restricted stock with an aggregate fair market value of $1,500. For each telephonic meeting of the board of directors that a non-employee director attended, such director was eligible to receive a number of shares of restricted stock with an aggregate fair market value of $500. For each in-person meeting of a committee of the board of directors that a non-employee director attended, such director was eligible to receive a number of shares of restricted stock with an aggregate fair market value of $1,000. For each telephonic meeting of a committee of the board of directors that a non-employee director attended, such director was eligible to receive a number of shares of restricted stock with an aggregate fair market value of $500. The shares of restricted stock were granted once per fiscal quarter at the same time each quarter, and the fair market value and aggregate number of the restricted shares was determined on the day of such grant in accordance with Avanex’s 1998 Stock Plan. Non-employee directors who attended meetings of the board of directors during the previous fiscal quarter but who were no longer directors on the date that such restricted stock was granted were not be eligible to receive such grants.

Beginning in fiscal year 2009, each non-employee director is eligible to receive cash compensation for attendance at meetings of the board of directors. For each in-person meeting of the board of directors that a non-employee director attends, such director is eligible to receive cash compensation of $1,500. For each telephonic meeting of the board of directors that a non-employee director attends, such director is eligible to receive cash compensation of $500. For each in-person meeting of a committee of the board of directors that a non-employee director attends, such director is eligible to receive cash compensation of $1,000. For each telephonic meeting of a committee of the board of directors that a non-employee director attends, such director is eligible to receive cash compensation of $500.

Equity Compensation.  Directors are also eligible to receive options to purchase Avanex common stock pursuant to Avanex’s 1998 Stock Plan and 1999 Director Option Plan. The 1999 Director Option Plan provides for annual automatic grants of nonstatutory stock options to continuing non-employee directors who beneficially own less than one percent of the voting power represented by the outstanding securities of Avanex. Under the 1999 Director Option Plan, each such director is eligible to receive a nonstatutory stock option grant of 5,333 shares of Avanex common stock upon his or her initial election to the board of directors (an “Initial Grant”). On the date of each annual stockholders’ meeting, each individual who is at the time continuing to serve as a non-employee director meeting the criteria described above and has served on the board of directors for at least the prior six months is automatically granted an option to purchase 1,333 shares of Avanex common stock (a “Subsequent Grant”). All options automatically granted to directors under the 1999 Director Option Plan have an exercise price equal to 100% of the fair market value of Avanex common stock on the date of grant. Each Initial Grant vests and becomes exercisable in four equal annual installments, and each Subsequent Grant vests and becomes exercisable on the first anniversary of the grant date. In addition, the 1999 Director Option Plan provides that each non-employee director who meets the criteria described above and has served on the board of directors for at least the prior six months will receive an automatic annual grant of 667 restricted stock units, to be granted on the date of each annual stockholders meeting and to vest 100% upon the one-year anniversary of such grant.

Change of Control and Option Exercisability.  Pursuant to Avanex’s 1999 Director Option Plan, immediately upon a change of control, as defined in the plan, options to purchase Avanex common stock will become fully vested and exercisable. In addition, options to purchase shares of Avanex common stock granted to Dr. Cerf on December 10, 1999, October 18, 2001 and December 18, 2002 under Avanex’s 1998 Stock Plan contain similar provisions. Each of the stock option agreements of Messrs. Dougherty, J. Smith, P. Smith and Wolf, Dr. Cerf and Ms. Wang provide for an exercise period extending until two years after the termination of such person’s service with Avanex, but in no event beyond the options’ normal expiration dates.

Director Compensation Table: Combined Company Directors from Bookham

The following table shows for the fiscal year ended June 28, 2008 certain information with respect to the director compensation of all non-employee directors of Bookham that are currently expected to serve as non-employee directors of Bookham immediately following the merger:

	Fees Earned or	Stock Awards	Option		Total
Name	Paid in Cash ($)	($)(1)	Awards ($)(1)		($)

Lori Holland	$72,517	$26,995 (2)	$20,452	(3)	$119,963
Edward B. Collins	$6,083	$8,683	$5,205	(4)	$11,288
Bernard J. Couillaud	$6,083	$8,683	$5,205	(4)	$11,288

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2008, in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”, or SFAS 123R, of equity awards issued under our equity plan, including equity awards granted in and prior to fiscal 2008. There can be no assurance that the SFAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 1 to our audited financial statements for fiscal 2008, included in our annual report on Form 10-K for fiscal 2008 filed on September 5, 2008. The options vest as to 100% of the shares subject to the option on the date of grant. Each option has a term of 10 years, and generally expires after the recipient ceases to be a director. Except with respect to Messrs. Collins and Couillaud whose restricted stock vests over three years, the restricted stock vests as to 50% after one year and 100% after two years, provided that the director is serving as a director on the applicable vesting date.

(2)	Consists of the grant date fair value, computed in accordance with SFAS 123R, of $11,188 of the restricted stock award granted on October 23, 2007 and the grant date fair value, computed in accordance with SFAS 123R, of $15,807 of the restricted stock award granted on November 1, 2006.

(3)	Consists of the grant date fair value, computed in accordance with SFAS 123R, of $20,452 of the stock option award granted on October 23, 2007.

(4)	Consists of the grant date fair value, computed in accordance with SFAS 123R, of $5,205 of the stock option award granted on May 13, 2008.

The following table summarizes the number of outstanding options and stock awards held by all non-employee directors of Bookham that are expected to serve as non-employee directors of Bookham immediately following the merger, as of the end of fiscal 2008.

	Stock	Option
Name	Awards(1)	Awards(2)

Lori Holland	30,000	78,664
Edward B. Collins	5,000	5,000
Bernard J. Couillaud	5,000	5,000

(1)	Stock awards include both vested and unvested shares of common stock subject to such awards.

(2)	Option awards include both vested and unvested shares of common stock subject to such awards.

Director Compensation Table: Combined Company Directors from Avanex

The following table shows for the fiscal year ended June 30, 2008 certain information with respect to the director compensation of all non-employee directors of Avanex that are currently expected to serve as non-employee directors of Bookham immediately following the merger:

				Option
	Fees Earned		Stock	Awards
	or Paid in		Awards	($)
Name	Cash ($)		($)(1)(2)	(1)(3)	Total ($)

Giovanni Barbarossa(4)	$—		$—	$—	$—
Greg Dougherty	$46,500	(5)	$44,496	$26,843	$117,839
Joel A. Smith, III	$21,500	(6)	$5,994	$13,617	$41,111

(1)	Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2008, in accordance with SFAS 123(R), and thus may include amounts from awards granted in and prior to 2008. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in the Avanex Annual Report on Form 10-K for the year ended June 30, 2008, filed with the SEC on September 5, 2008. These amounts do not correspond to the actual value that will be recognized by the directors.

(2)	In fiscal year 2008, Avanex’s non-employee directors that are expected to serve as non-employee directors of the combined company following the merger received the following options to purchase shares of Avanex common stock pursuant to Avanex’s 1999 Director Option Plan, which vests and becomes exercisable on the first anniversary of the grant date:

Number of
	Shares	Exercise	Grant Date
	Underlying	Price per	Fair Value
Grant Date	Option (#)	Share ($)	($)

11/15/2007	1,333	$23.55	$31,392

In fiscal year 2008, Avanex’s non-employee directors that are expected to serve as non-employee directors of the combined company following the merger received the following restricted stock units pursuant to the Company’s 1999 Director Option Plan, which vest and become exercisable on the first anniversary of the grant date:

Number of
	Shares	Grant Date
	Underlying	Fair Value
Grant Date	RSU (#)	($)

11/15/2007	666	$15,684

In fiscal year 2008, Avanex’s non-employee directors that are expected to serve as non-employee directors of the combined company following the merger received the following shares of restricted common stock pursuant to Avanex’s 1998 Stock Plan for attendance at meetings of the Board of Directors and committees of the Board of Directors:

		Number of
		Shares Underlying
		Restricted	Grant Date Fair
		Stock Grants	Value
Name	Grant Date	(#)	($)

Greg Dougherty	10/22/2007	386	$9,496
	01/21/2008	486	$6,998
	04/21/2008	384	$4,493
	07/21/2008	804 *	$10,492
Joel A. Smith, III	10/22/2007	182	$4,477
	01/21/2008	243	$3,499
	04/21/2008	341	$3,990
	07/21/2008	574 *	$7,491

* Granted in fiscal 2009 for fees earned in the fourth quarter of fiscal 2008.

(3)	As of June 30, 2008, the aggregate number of shares underlying options and restricted stock units outstanding for each of Avanex’s non-employee directors that is expected to serve as non-employee directors of the combined company following the merger was:

		Aggregate
	Aggregate	Number of
	Number of Shares	Shares
	Underlying	Underlying
Name	Options	RSU’s

Greg Dougherty	6,665	666
Joel A. Smith, III	8,829	666

(4)	Dr. Barbarossa is expected to be a director of the combined company, is currently the chief executive officer of Avanex and since November 13, 2008, has served as a director of Avanex. Dr. Barbarossa did not serve as a director of Avanex in the fiscal year ended June 30, 2008, and, thus, did not receive any compensation as a director of Avanex.

(5)	Includes $10,500 of attendance fees earned in the fourth quarter of fiscal 2008, but paid in 804 restricted stock units on July 21, 2008, with immediate vesting.

(6)	Includes $7,500 of attendance fees earned in the fourth quarter of fiscal 2008, but paid in 574 restricted stock units on July 21, 2008, with immediate vesting.

Compensation of Directors of the Combined Company

Bookham has not yet determined whether the compensation for the directors of the combined company will remain the same as that for Bookham directors currently.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF COMBINED COMPANY

Following the merger, Bookham is currently expected to initially have a seven member board of directors, comprised of two individuals who are currently members of the Avanex board of directors, Greg Dougherty and Joel A. Smith, III, one individual who is currently an executive officer and director of Avanex, Giovanni Barbarossa, and four individuals who are currently members of the Bookham board of directors, Alain Couder, Bernard Couillaud, Lori Holland and Edward Collins. However, a final determination as to who will be appointed to the Bookham board of directors immediately following the merger has not been made and the persons who will serve as Bookham directors immediately following the merger may change. See “Management and other Information of the Combined Company — Executive Officers and Directors of Bookham Following the Merger.”

Policies and Procedures for Related Person Transactions of the Combined Company

Bookham’s board or directors has adopted a written policy that contains procedures for the reporting and review of any transaction, arrangement or relationship in which Bookham is a participant, the amount involved exceeds $120,000, and one of its executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom Bookham refers to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which Bookham refers to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. Bookham’s policy requires that the proposed related person transaction be reviewed and, if deemed consistent with the standards contained in our policy, approved by the audit committee of our board of directors. Whenever practicable, the reporting, review and approval must occur prior to the effectiveness or consummation of the transaction. If advance review and approval is not practicable, the audit committee must review, and, in its discretion, may ratify the related person transaction. The policy permits the chairman of the audit committee to review and, if deemed consistent with the standards contained in our policy, approve the proposed related person transaction if it arises between audit committee meetings, subject to ratification of the related person transaction by our audit committee at its next meeting. Any related person transaction that is ongoing in nature must be reviewed annually by our audit committee.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee must review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the related person transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if our audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Bookham’s best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

The policy excludes from the definition of “related person transaction” the transactions identified by the SEC as not requiring disclosure under the SEC’s related person transaction disclosure rule. Accordingly, such transactions are not subject to reporting, review, approval or ratification under our policy. In addition, our board of directors has determined that, under certain circumstances, a transaction does not create a material direct or indirect interest on behalf of a related person (and therefore is not a related person transaction under our policy) including if:

•	the transaction is specifically contemplated by the provisions of our restated certificate of incorporation or bylaws; or

•	the related person’s interests in the transaction arise solely from his or her position as an executive officer of another entity (whether or not he or she is also a director of such entity) that is a participant in the transaction, where (i) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (ii) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (iii) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the entity receiving payment under the transaction.

Transactions with Bookham Related Persons

Since the beginning of fiscal year 2008, there have not been any transactions, nor are there any currently proposed transactions, in which Bookham was or is to be a participant, the amount involved exceeded $120,000 or one percent of the average of Bookham’s total assets at year end for the last two completed fiscal years, and any related person had or will have a material direct or indirect interest.

Reference is made to the section entitled “The Merger — Interests of Bookham’s Directors in the Merger.”

Transactions with Avanex Related Persons

In July 2003, in connection with Avanex’s acquisition of the optical components business of Alcatel, Avanex issued 35,369,834 shares of the Avanex common stock to Alcatel, and Avanex entered into an intellectual property licensing agreement, supply agreement, frame purchase agreement and transition services agreement with Alcatel. The supply agreement and transition services agreements were each amended in October 2005. Products sold to Alcatel accounted for $13.3 million, or 24% of Avanex’s net revenue during the first quarter of fiscal 2008.

On October 29, 2007, the Pirelli Group acquired all the shares of Avanex’s common stock then held by Alcatel-Lucent. As of January 30, 2009, the Pirelli Group beneficially owned approximately 12.09% of Avanex’s outstanding common stock. Products sold to the Pirelli Group accounted for $0.1 million, or 0% of Avanex’s net revenue during the last 3 quarters of fiscal 2008. For the six months ended December 31, 2008, products sold to the Pirelli Group accounted for $0.1 million or 0% of Avanex’s net revenue for that period. In addition, Avanex purchased $1.0 million of raw materials and components from the Pirelli Group during the last 3 quarters of fiscal 2008. Avanex purchased $0.8 million of raw materials and components from the Pirelli Group for the six months ended December 31, 2008.

Reference is made to the section entitled “The Merger — Interests of Avanex’s Executive Officers and Directors in the Merger.”

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF BOOKHAM

On February 11, 2008, Bookham dismissed Ernst & Young LLP, or EY, as its independent registered public accounting firm. The decision to dismiss EY was approved by our audit committee.

The reports of EY on Bookham’s financial statements as of June 30, 2007 and July 1, 2006 and for each of the two fiscal years in the period ended June 30, 2007, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, other than to include explanatory paragraphs related to substantial doubt about the our ability to continue as a going concern and for the change of method of accounting for stock based compensation to Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” in the auditors’ report related to fiscal 2006.

During the fiscal years ended June 30, 2007, and July 1, 2006, and in the subsequent interim period through February 11, 2008, there have been no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference thereto in its reports on our financial statements for such years.

During the years ended June 30, 2007 and July 1, 2006 and in the subsequent interim period through February 11, 2008, other than as set forth in the following sentence there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). As previously reported in Bookham’s Annual Report on Form 10-K for the period ended June 30, 2006, Bookham’s management identified a material weakness in its internal control related to the translation of intercompany loan balances in periods prior to July 1, 2006. Management believes that changes made to its internal controls in the quarter ended September 29, 2006 remediated this past material weakness by the end of the quarter ended December 30, 2006.

In connection with the filing of the Current Report on Form 8-K, which was filed on February 14, 2008, Bookham furnished a copy of the above disclosures to EY and requested that EY furnish Bookham with a letter addressed to the Securities and Exchange Commission stating whether or not EY agrees with the above statements. A copy of such letter dated February 13, 2008 was attached as Exhibit 16.1 to such Current Report on Form 8-K.

On February 11, 2008, Bookham engaged Grant Thornton LLP, or Grant Thornton, as its new independent registered public accounting firm to audit its financial statements for the year ended June 28, 2008 and to review the financial statements to be included in the its quarterly report on Form 10-Q for the quarter ending March 29, 2008.

Prior to Bookham’s engagement of Grant Thornton, neither Bookham nor anyone on behalf of Bookham consulted with Grant Thornton during the two most recent fiscal years and through the subsequent interim periods in any manner regarding any matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

LEGAL MATTERS

Cooley Godward Kronish LLP, Palo Alto, California, will pass upon the validity of the Bookham common stock offered by this joint proxy statement/prospectus. The material U.S. federal income tax consequences of the merger will be passed upon for Bookham by Cooley Godward Kronish LLP and for Avanex by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

EXPERTS

The consolidated financial statements of Bookham as of and for the year ended June 28, 2008 included in this joint proxy statement/prospectus and registration statement have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein (which report includes an explanatory paragraph referring to Bookham’s adoption of Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes — an interpretation of FASB

Statement No. 109”). Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Bookham as of June 30, 2007 and for each of the two years in the period ended June 30, 2007 included in this Joint Proxy Statement and made part of this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Avanex as of June 30, 2008 and 2007 and for each of the three years in the period ended June 30, 2008 included in this joint proxy statement/prospectus and registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs referring to (i) Avanex’s change in method of accounting for uncertainties in income taxes upon adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective July 1, 2007, and in its method of accounting for defined benefit pension and other postretirement plans upon the adoption of FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) as of June 30, 2007 and (ii) Avanex’s ability to continue as a going concern). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

As permitted by the Securities Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This is known as householding.

Each of Bookham and Avanex will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Bookham, Inc., 2584 Junction Avenue, San Jose, California 95134, Attention: Investor Relations, (408) 383-1400 or to Avanex Corporation c/o Investor Relations, 40919 Encyclopedia Circle, Fremont California 94538, (510) 897-4188.

WHERE YOU CAN FIND MORE INFORMATION

Bookham and Avanex each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that the companies file at the SEC’s Public Reference Rooms at 100 F Street, NE Washington, DC 20549, on official business days during the hours of 10:00 am to 3:00 pm. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Bookham’s and Avanex’s public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

You may obtain a free copy of Bookham annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports on the day of filing with the SEC on the Internet at http://www.bookham.com or by contacting the Investor Relations Department at Bookham’s corporate office by calling 1-888-528-0788 or making a request in writing to Bookham, Inc., c/o Investor Relations, 2584 Junction Avenue, San Jose, California 95134.

You may obtain a free copy of Avanex annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports on the day of filing with the SEC on the Internet at http://www.avanex.com or by contacting the Investor Relations Department at Avanex’s corporate office by calling (510) 897-4188 or making a request in writing to Avanex Corporation, c/o Investor Relations, 40919 Encyclopedia Circle, Fremont California 94538.

Bookham has filed a Form S-4 registration statement to register with the SEC the offering and sale of the shares of Bookham common stock to be issued in the merger contemplated by the merger agreement. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus and proxy statement of Bookham and a proxy statement of Avanex for the special meeting.

Bookham and Avanex also incorporate by reference the following additional documents:

•	the Agreement and Plan of Merger and Reorganization attached to this joint proxy statement/prospectus as Annex A;

•	the Form of Voting Agreement between Bookham and certain Avanex stockholders attached to this joint proxy statement/prospectus as Annex B;

•	the Form of Voting Agreement between Avanex and certain Bookham stockholders attached to this joint proxy statement/prospectus as Annex C;

•	the Opinion of Citigroup Global Markets Inc. attached to this joint proxy statement/prospectus as Annex D; and

•	the Opinion of Banc of America Securities LLC attached to this joint proxy statement/prospectus as Annex E.

Bookham has supplied all information contained in this joint proxy statement/prospectus relating to Bookham or merger sub, and Avanex has supplied all information relating to Avanex.

You should rely only on the information contained in this joint proxy statement/prospectus to vote your shares at the special meeting. We have not authorized anyone to provide you with information that differs from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated March 25, 2009. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of shares of Bookham common stock in the merger shall create any implication to the contrary.

Bookham, the Bookham logos and all other Bookham product and service names are registered trademarks or trademarks of Bookham, Inc. in the United States and in other select countries. Avanex, the Avanex logos and all other Avanex product and service names are registered trademarks or trademarks of Avanex Corporation in the United States and in other select countries. ‘‘(R)” and “tm” indicate U.S. registration and U.S. trademark, respectively. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

BOOKHAM, INC.

AVANEX CORPORATION

Page

Report of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	F-67
Consolidated Balance Sheets as of June 30, 2008 and June 30, 2007	F-68
Consolidated Statements of Operations for the fiscal years ended June 30, 2008, June 30, 2007 and June 30, 2006	F-69
Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss) for the fiscal years ended June 30, 2008, June 30, 2007 and June 30, 2006	F-70
Consolidated Statements of Cash Flows for the fiscal years ended June 30, 2008, June 30, 2007 and June 30, 2006	F-71
Notes to Consolidated Financial Statements	F-72
Condensed Consolidated Balance Sheets (unaudited) as of December 31, 2008 and June 30, 2008	F-101
Condensed Consolidated Statements of Operations (unaudited) for the three and six months ended December 31, 2008 and 2007	F-102
Condensed Consolidated Statements of Cash Flows (unaudited) for the three and six months ended December 31, 2008 and 2007	F-103
Notes to Condensed Consolidated Financial Statements (unaudited)	F-104

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Bookham, Inc.

We have audited the accompanying consolidated balance sheet of Bookham, Inc. (a Delaware Corporation), and subsidiaries as of June 28, 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bookham, Inc. and subsidiaries as of June 28, 2008, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Bookham, Inc.’s internal control over financial reporting as of June 28, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated August 29, 2008, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

As discussed in Note 9 to the consolidated financial statements, effective July 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.”

/s/  GRANT THORNTON LLP

San Francisco, California
August 29, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Bookham, Inc.

We have audited the accompanying consolidated balance sheet of Bookham, Inc. as of June 30, 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended June 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bookham, Inc. at June 30, 2007, and the consolidated results of its operations and its cash flows for each of the two years in the period ended June 30, 2007, in conformity with U.S. generally accepted accounting principles.

/s/  ERNST & YOUNG LLP

San Jose, California
August 27, 2007 except for Note 12 as to which the date is August 29, 2008

BOOKHAM, INC.

CONSOLIDATED BALANCE SHEETS

	June 28,	June 30,
	2008	2007
	(In thousands, except share and par value amounts)

ASSETS
Current assets:
Cash and cash equivalents	$32,863	$36,631
Short term investments	17,845	—
Restricted cash	1,154	6,079
Accounts receivable, net of allowances for doubtful accounts and product returns of $283 and $314 in 2008 and $831 and $370 in 2007	45,665	33,685
Inventories	59,612	52,114
Prepaid expenses and other current assets	6,007	9,121

Total current assets	163,146	137,630

Goodwill	7,881	7,881
Other intangible assets, net	7,829	11,766
Property and equipment, net	32,962	33,707
Non-current deferred tax asset	—	13,248
Other non-current assets	272	294

Total assets	$212,090	$204,526

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,501	$21,101
Bank loan payable	—	3,812
Accrued expenses and other liabilities	20,789	22,704
Current deferred tax liability	—	13,248

Total current liabilities	42,290	60,865

Other long-term liabilities	1,336	1,908
Deferred gain on sale-leaseback	19,402	20,786

Total liabilities	63,028	83,559

Commitments and contingencies (Note 6) Stockholders’ equity:
Preferred stock: 5,000,000 authorized; none issued and outstanding	—	—
Common stock:
$.01 par value per share; 175,000,000 shares authorized; 100,739,778 and 83,275,394 shares issued and outstanding at June 28, 2008 and June 30, 2007, respectively	1,007	832
Additional paid-in capital	1,163,598	1,114,391
Accumulated other comprehensive income	44,036	42,444
Accumulated deficit	(1,059,579)	(1,036,700)

Total stockholders’ equity	149,062	120,967

Total liabilities and stockholders’ equity	$212,090	$204,526

The accompanying notes form an integral part of these consolidated financial statements.

BOOKHAM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	June 28,	June 30,	July 1,
	2008	2007	2006
	(In thousands, except per share amounts)

Revenues	$235,491	$162,941	121,138
Revenues from related party	—	39,873	110,511
Net revenues	235,491	202,814	231,649
Cost of revenues	182,518	173,493	190,085

Gross profit	52,973	29,321	41,564
Operating expenses:
Research and development	32,633	43,025	42,587
Selling, general and administrative	47,941	47,820	52,167
Amortization of intangible assets	4,639	8,884	10,004
Restructuring and severance charges	3,471	10,347	11,197
Certain legal actions, settlements and related costs	(2,882)	490	4,997
Acquired in-process research and development	—	—	118
Impairment of goodwill and other intangible assets	—	—	760
Impairment/(recovery) of other long-lived assets	—	1,621	(832)
(Gain)/loss on sale of property and equipment and other long-lived assets	(2,562)	(3,009)	(2,070)

Total operating expenses	83,240	109,178	118,928

Operating loss	(30,267)	(79,857)	(77,364)
Other income/(expense):
Loss on conversion and early extinguishment of debt	—	—	(18,842)
Other income/(expense), net	—	—	298
Interest income	1,465	1,239	1,113
Interest expense	(671)	(573)	(5,128)
Gain/(loss) on foreign exchange	6,038	(2,879)	677

Total other income/(expense)	6,832	(2,213)	(21,882)

Loss before income taxes	(23,435)	(82,070)	(99,246)
Income tax (benefit)/provision	5	105	(11,749)

Net loss	$(23,440)	$(82,175)	$(87,497)

Net loss per share:
Net loss per share (basic and diluted)	$(0.25)	$(1.17)	$(1.87)

Weighted average shares of common stock outstanding (basic and diluted)	93,099	70,336	46,679

The accompanying notes form an integral part of these consolidated financial statements.

BOOKHAM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	June 28,	June 30,	July 1,
	2008	2007	2006
	(In thousands)

Cash flows used in operating activities:
Net loss	$(23,440)	$(82,175)	$(87,497)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16,869	23,167	30,231
Stock-based compensation	8,812	6,666	8,863
Impairment of long-lived assets	—	1,621	(72)
Gain on sale of property, equipment and other long-lived assets	(2,562)	(3,009)	(2,070)
One time tax gain	—	—	(11,785)
Legal settlement	—	—	4,997
Acquired in-process research and development	—	—	118
Loss on conversion and early extinguishment of debt	—	—	18,842
Amortization of deferred gain on sale leaseback	(1,384)	(1,435)	(278)
Amortization of interest expense for warrants and beneficial conversion feature	—	—	1,292
Changes in current assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(11,930)	2,514	(5,834)
Inventories	(2,426)	4,298	383
Prepaid expenses and other current assets	4,078	3,079	8,973
Accounts payable	(1,211)	(6,275)	(6,487)
Accrued expenses and other liabilities	(2,811)	(19,224)	(15,863)

Net cash used in operating activities	(16,005)	(70,773)	(56,187)

Cash flows provided by investing activities:
Purchases of property and equipment	(9,135)	(6,433)	(10,113)
Proceeds from sale of property, equipment and other long-lived assets	2,972	5,387	2,396
Acquisitions, net of cash acquired	—	—	9,575
Proceeds from sale-leaseback of Caswell facility	—	—	23,444
Purchases of available for sale securities and investments	(17,844)	—	—
Proceeds from sale of land held for resale	—	9,402	14,734
Transfer (to)/from restricted cash	5,026	(427)	2,656

Cash flows provided/(used) by investing activities	(18,981)	7,929	42,692

Cash flows provided by financing activities:
Amount paid to repurchase shares from former officer	(2)	—	—
Cash paid in connection with early extinguishment of notes payable	—	—	(21,000)
Cash paid in connection with conversion of convertible debentures	—	—	(3,282)
Proceeds from issuance of common stock, net	40,785	55,444	49,548
Proceeds from/(repayment) of bank loan payable	(3,812)	3,812	—
Repayment of other loans	(44)	(108)	(49)

Net cash provided by financing activities	36,927	59,148	25,217

Effect of exchange rate on cash and cash equivalents	(5,709)	2,577	1,094

Net increase in cash and cash equivalents	(3,768)	(1,119)	12,816
Cash and cash equivalents at beginning of period	36,631	37,750	24,934

Cash and cash equivalents at end of period	$32,863	$36,631	$37,750

Supplemental disclosures of cash flow information:
Cash paid for interest	$244	$5,012	$7,481

Cash paid for income taxes	$52	$105	$22

Supplemental disclosures of non cash transactions:
Warrants issued in connection with debt and extinguishment of debt	$—	$12,417	$4,385

The accompanying notes form an integral part of these consolidated financial statements.

BOOKHAM, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

					Accumulated
			Additional		Other			Total
	Common Stock		Paid-In	Deferred	Comprehensive	Accumulated	Comprehensive	Stockholders
	Shares	Amount	Capital	Compensation	Income	Deficit	Income	Equity
	(In thousands, except share amounts)

Balance at July 2, 2005	33,805,437	$338	$925,677	$(808)	$32,889	$(867,028)	$—	$91,068
Issuance of shares upon the exercise of common stock options	58,627	—	303	—	—	—	—	303
Issuance of restricted stock	1,050,000	11	—	—	—	—	—	11
Issuance of shares
to CP Santa Rosa Enterprises Corp.	5,100	—	24	—	—	—	—	24
Common stock issued in connection with the settlement of
Yue lawsuit	537,635	5	4,995	—	—	—	—	5,000
Common stock issued in public offering	11,250,000	113	49,121	—	—	—	—	49,234
Common stock issued upon conversion of convertible debt	5,386,365	54	25,156	—	—	—	—	25,210
Common stock issued in connection with debt equity exchange	5,120,793	51	33,802	—	—	—	—	33,853
Stock-based compensation expense	—	—	8,056	808	—	—	—	8,864
Common stock issued in connection with Avalon acquisition	764,951	8	6,492	—	—	—	—	6,500
Comprehensive loss:
Unrealized gain on hedging transactions	—	—	—	—	573	—	573	573
Currency translation adjustment	—	—	—	—	1,998	—	1,998	1,998
Net loss for the period	—	—	—	—	—	(87,497)	(87,497)	(87,497)

Total comprehensive loss	—	—	—	—	—	—	$(84,926)

Balance at July 1, 2006	57,978,908	$580	$1,053,626	$—	$35,460	$(954,525)	$—	$135,141
Issuance of shares
upon the exercise of common stock options	3,678	—	—	—	—	—	—	—
Issuance of shares upon vesting of restricted stock units	7,917	—	—	—	—	—	—
Issuance of restricted stock to non-employee directors	50,000	—	—	—	—	—	—	—
Resolution of contingent consideration in connection with Avalon acquisition	—	—	(1,000)	—	—	—	—	(1,000)
Common stock issued in private placements	25,234,891	252	55,193	—	—	—	—	55,445
Stock-based compensation expense	—	—	6,277	—	—	—	—	6,277
Restricted stock vesting acceleration related to restructuring and severance charges	—	—	295	—	—	—	—	295
Comprehensive loss:
Unrealized loss on hedging transactions	—	—	—	—	(361)	—	(361)	(361)

BOOKHAM, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME — (Continued)

					Accumulated
			Additional		Other			Total
	Common Stock		Paid-In	Deferred	Comprehensive	Accumulated	Comprehensive	Stockholders
	Shares	Amount	Capital	Compensation	Income	Deficit	Income	Equity
	(In thousands, except share amounts)

Currency translation adjustment	—	—	—	—	7,345	—	7,345	7,345
Net loss for the period	—	—	—	—	—	(82,175)	(82,175)	(82,175)

Total comprehensive loss							$(75,191)

Balance at June 30, 2007	83,275,394	$832	$1,114,391	$—	$42,444	$(1,036,700)	$—	$120,967
Issuance of shares related to shares awards and restricted stock units	1,464,384	15	(15)	—	—	—	—	—
Buy-back of accelerated stock options issued to former officer of the company	—	—	(2)	—	—	—	—	(2)
Adjustment to prior years taxes payable to reflect effect of adoption of FIN 48	—	—	—	—	—	562	—	562
Common stock issued in public offering	16,000,000	160	40,626	—	—	—	—	40,785
Stock-based compensation expense	—	—	8,598	—	—	—	—	8,598
Comprehensive loss:
Unrealized loss on hedging transactions	—	—	—	—	(34)	—	(34)	(34)
Currency translation adjustment	—	—	—	—	1,615	—	1,615	1,615
Other comprehensive income	—	—	—	—	11	—	11	11
Net loss for the period					—	(23,440)	(23,440)	(23,440)

Total comprehensive loss							$(21,848)

Balance at June 28, 2008	100,739,778	$1,007	$1,163,598	$—	$44,036	$(1,059,579)		$149,062

The accompanying notes form an integral part of these consolidated financial statements.

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Description of Business

Bookham, Inc., a Delaware Corporation (the “Company”) designs, manufacture and market optical components, modules and subsystems that generate, detect, amplify, combine and separate light signals principally for use in high-performance fiber optics communications networks. Due to its advantages of higher capacity and transmission speed, optical transmission has become the predominant technology for large-scale communications networks. The Company’s primary operating segment is its telecom segment, which addresses this optical communications market. The Company’s remaining product lines, which address certain other optics and photonics markets, such as material processing, inspection and instrumentation, and research and development, and which leverage the resources, infrastructure and expertise of its telecom segment, comprise its non-telecom segment.

Basis of Presentation

The Company operates on a 52/53 week year ending on the Saturday closest to June 30. Fiscal 2008, 2007 and 2006 all were comprised of 52 weeks.

Foreign Currency Transactions and Translation Gains and Losses

The assets and liabilities of the Company’s foreign operations are translated from their respective functional currencies into U.S. dollars at the rates in effect at the consolidated balance sheet dates, and revenue and expense amounts are translated at the average rate during the applicable periods reflected on the consolidated statements of operations. Foreign currency translation adjustments are recorded as accumulated other comprehensive income, except for the translation adjustment of short-term intercompany loans which are recorded as other income or expense. Gains and losses from foreign currency transactions, realized and unrealized in the event of foreign currency transactions not designated as hedges, and those transactions denominated in currencies other than the Company’s functional currency, are recorded as gain/(loss) on foreign exchange in the consolidated statements of operations. See Note 1 — Derivative Financial Instruments.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates are used for, but are not limited to, the allowances for doubtful accounts; accruals for sales returns; inventory write-downs and write-offs; warranty accruals; the useful lives of fixed assets; impairment charges on long-lived assets, goodwill and other intangible assets; losses on facility leases and other charges; accrued liabilities and other reserves; and stock-based compensation. Actual results could differ from these estimates and such differences may be material to the amounts reported in the Company’s financial statements.

Cash and Cash Equivalents

Cash and cash equivalents are recorded at market value. The Company considers all liquid investment securities with an original maturity date of three months or less to be cash equivalents. Any realized gains and losses on liquid investment securities are included in other income/(expense), net in the consolidated statements of operations.

Short-Term Investments

The Company classifies short-term investments, which consist primarily of securities purchased with original maturities of more than three months, as “available for sale securities”. These short-term investments

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

are reported at market value, with the aggregate unrealized holding gains and losses reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity.

Restricted Cash

Restricted cash of $1.2 million as of June 28, 2008 consists of collateral for the performance of the Company’s obligations under certain facility lease agreements along with letters of credit and bank accounts otherwise restricted.

Inventories

Inventories are stated at the lower of cost (determined using the first in, first out method) or market value (determined using the estimated net realizable value). The Company plans production based on orders received and forecasted demand and maintains a stock of certain items. The Company must order components and build inventories in advance of product shipments. These production estimates are dependent on the Company’s assessment of current and expected orders from its customers, including consideration that orders are subject to cancellation with limited advance notice prior to shipment. We review our inventory on a quarterly basis to determine if it is saleable. Products may be unsaleable because they are technically obsolete due to substitute products, specification changes or excess inventory relative to customer forecasts. We currently reserve for inventory using methods that take those factors into account. In addition, if we find that the cost of inventory is greater than the current market price, we will write the inventory down to the selling price, less the cost to complete and sell the product.

Property and Equipment

The Company records its property and equipment at cost less accumulated depreciation. Depreciation is recorded when assets are placed into service and it is computed using the straight-line method over the estimated useful lives of the assets as follows:

Buildings	Twenty years
Plant and machinery	Three to five years
Fixtures, fittings and equipment	Three to five years
Computer equipment	Three years

Long-Lived Assets Including Goodwill and Other Acquired Intangible Assets

The Company reviews property and equipment and certain identifiable intangibles, excluding goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable on an annual basis. Recoverability of these assets is measured by comparing their carrying amounts to market prices or future undiscounted cash flows the assets are expected to generate. If property and equipment or certain identifiable intangibles are considered to be impaired, the impairment to be recognized would equal the amount by which the carrying value of the asset exceeds its fair market value based on market prices or future discounted cash flows.

The Company has adopted Statement of Financial Accounting Standard (“SFAS”) SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) which requires that goodwill and intangible assets with indefinite useful lives be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that they may be impaired.

SFAS 142 also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable in accordance with SFAS 144, “Accounting for Impairment or Disposal of Long-

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Lived Assets”. The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from 3 to 6 years and 15 years as to one specific customer contract.

In the year ended July 1, 2006, the Company’s annual review of goodwill and intangible assets led to the recording of an impairment charge of $760,000, all of which related to intangibles in the Company’s telecom segment. A concurrent review of other long-lived assets led to an additional impairment charge of $433,000.

Derivative Financial Instruments

SFAS No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities”, requires the Company to recognize all derivatives, such as foreign currency forward exchange contracts, on the consolidated balance sheet at fair value regardless of the purpose for holding the instrument. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through operating results or recognized in other comprehensive income/(loss), net until the hedged item is recognized in operating results on the consolidated statements of operations.

For derivative instruments that are designated and qualify as a cash flow hedge, the purpose of which is to hedge the exposure to variability in expected future cash flows that is attributable to a particular risk, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income/(loss), net on the statement of shareholders’ equity and reclassified into operating results in the same period or periods during which the hedged transaction affects operating results. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current operating results on the consolidated statements of operations during the period of change. For derivative instruments not designated as hedging instruments, the gain or loss is recognized as other income/(expense) during the period of change.

The Company is exposed to fluctuations in foreign currency exchange rates. As the business has become multinational in scope, the Company has become subject to fluctuations based upon changes in the exchange rates between the currencies in which the Company collects revenue and pays expenses. The Company engages in currency hedging transactions in an effort to minimize the effects of fluctuations in exchange rates and to convert currencies to meet its obligations. In the majority of these contracts the Company agrees under certain circumstances to sell U.S. dollars in exchange for U.K. pounds sterling.

At the end of each accounting period, the Company marks-to-market all foreign currency forward exchange contracts that have been designated as cash flow hedges and changes in fair value are recorded in comprehensive income until the underlying cash flow is settled and the contract is recognized in operating results. As of June 28, 2008, there were eighteen outstanding foreign currency forward exchange contracts to sell U.S. dollars and buy U.K. pound sterling. These contracts have an aggregate nominal value of approximately $15.5 million of put and call options expiring from July 2008 to June 2009. To date, the Company has not entered into any such contracts for longer than 12 months and accordingly, all amounts included in accumulated other comprehensive income as of June 28, 2008 will generally be reclassified into earnings within the next 12 months. As of June 28, 2008, the Company recorded an unrealized loss of $33,000 to other comprehensive income relating to recording the fair value of the eighteen foreign currency forward exchange contracts designated as hedges for accounting purposes.

Advertising Expenses

The cost of advertising is expensed as incurred. The Company’s advertising costs for the years ended June 28, 2008, June 30, 2007, and July 1, 2006 were $212,000, $226,000, and $302,000, respectively.

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

Revenue represents the amounts (excluding sales taxes) derived from the providing of goods and services to third-party customers during the period. The Company’s revenue recognition policy follows Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements”. Specifically, the Company recognizes product revenue when persuasive evidence of an arrangement exists, the product has been shipped, title has transferred, collectibility is reasonably assured, fees are fixed or determinable and there are no uncertainties with respect to customer acceptance. For shipments to new customers and evaluation units, including initial shipments of new products, where the customer has the right of return through the end of the evaluation period, the Company recognizes revenue on these shipments at the end of an evaluation period, if not returned, and when collection is reasonably assured. The Company records a provision for estimated sales returns in the same period as the related revenues are recorded, which is netted against revenue. These estimates are based on historical sales returns, other known factors and the Company’s return policy. Shipping and handling costs are included in cost of revenues.

The Company recognizes royalty revenue when it is earned and collectibility is reasonably assured.

The Company applies the same revenue recognition policy to both its telecom and non-telecom operating segments.

Research and Development

Company-sponsored research and development costs are expensed as incurred.

Income Taxes

The Company recognizes income taxes under the liability method under which deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date of the change in rates.

Stock-Based Compensation

At June 28, 2008, the Company had active stock-based employee compensation plans, as described in Note 10 — Stockholders’ Equity. Prior to July 3, 2005, the Company accounted for its plans under the recognition and measurement provisions of Accounting Principles Board Opinion (“APB”) No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, and related Interpretations, as permitted by Financial Accounting Standards Board Statement No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation”. Effective July 3, 2005, the Company adopted the fair value recognition provisions of FASB Statement No. 123R (“SFAS 123R”), “Share-Based Payment”, using the modified prospective transition method and accordingly, the Company has not restated the consolidated results of operations for fiscal years prior to its adoption of SFAS 123R. Under that transition method, stock-based compensation cost recognized during the years ended June 28, 2008, June 30, 2007 and July 1, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of July 3, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to July 3, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. Stock options have a term of 10 years and generally vest over a four to five year service period, and restricted stock awards generally vest over a one to four year period, and in certain cases each may vest earlier based upon the achievement of specific performance-based objectives as set by the Company’s Board of Directors.

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The weighted average fair value of stock options granted at fair market value during the years ended June 28, 2008, June 30, 2007 and July 1, 2006 were $2.13, $2.28 and $4.97, respectively. Total compensation cost related to non-vested awards not yet recognized as of June 28, 2008 was $8.5 million, of which $7.9 million relates to time based vesting awards expected to be recognized over 1.6 year weighted average basis and $0.6 million relates to performance based vesting awards for which the achievement of the related performance targets has not yet been deemed as probable. The fair value of stock options vested during the year was $5.8 million.

The weighted-average fair value for stock options granted was calculated using the Black-Scholes-Merton option-pricing model based on the following assumptions:

Year Ended
	June 28,	July 30,	July 1,
	2008	2007	2006

Volatility	68% to 79%	81% to 85%	81% to 87%
Weighted-average estimated life	4.5 years	4.5 years	4.0 years
Weighted-average risk free interest rate	2.3% to 4.9%	4.4% to 5.1%	4.2% to 4.5%
Dividend yield	—	—	—

Consistent with our valuation method for the disclosure-only provisions of SFAS 123, we are using the Black-Scholes-Merton option-pricing model to value the compensation expense associated with our stock-based awards under SFAS 123(R). In addition, we estimate forfeitures when recognizing compensation expense, and we will adjust our estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income are as follows:

	June 28,	June 30,
	2008	2007
	(In thousands)

Unrealized gain on currency instruments designated as hedges	$86	$212
Currency translation adjustments	43,939	42,232
Unrealized gain/loss on short-term investments	11	—

Accumulated other comprehensive income — end	$44,036	$42,444

Recent Accounting Developments

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities— Including an Amendment of FASB Statement No. 115”, or “SFAS 159”. SFAS 159 gives companies the option of applying at specified election dates fair value accounting to certain financial instruments and other items that are not currently required to be measured at fair value. If a company chooses to record eligible items at fair value, the company must report unrealized gains and losses on those items in earnings at each subsequent reporting date. SFAS 159 also prescribes presentation and disclosure requirements for assets and liabilities that are measured at fair value pursuant to this standard and pursuant to the guidance in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS 159 will be effective for the Company on June 29, 2008. The adoption of SFAS No. 159 will not have a material impact on the Company’s financial position, results of operations or cash flows.

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. It also requires requests for expanded information about the extent to which a company measures assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 will be effective for the Company on June 29, 2008. The adoption of SFAS No. 157 will not have a material impact on the Company’s financial position, results of operations or cash flows.

In June 2007, the FASB also ratified Emerging Issues Task Force 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities” (“EITF 07-3”). EITF 07-3 requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and capitalized and recognized as an expense as the goods are delivered or the related services are performed. EITF 07-3 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007. The Company does not expect the adoption of EITF 07-3 to have a material effect on its consolidated results of operations and financial condition.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non controlling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective for fiscal years beginning after December 15, 2008. The Company does not believe the adoption of SFAS 141R will have a material impact on its consolidated results of operations and financial condition.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”). SFAS 160 changes the accounting and reporting for minority interests, which are to be re-characterized as non-controlling interests and classified as a component of equity on the balance sheet and statement of shareholders’ equity. This consolidation method will significantly change the accounting for transactions with minority interest holders. The Company is required to adopt SFAS No. 160 at the beginning of the first quarter of fiscal 2010, which begins on June 28, 2009. The Company is currently evaluating the effect, if any, that the adoption of SFAS No. 160 will have on its consolidated results of operations and financial condition.

In February 2008, the FASB issued FASB Staff Position (FSP) No. 157-2, Effective Date of FASB Statement No. 157. FSP No. 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2009. The Company is currently evaluating the impact that SFAS No. 157 will have on its consolidated financial statements when it is applied to non-financial assets and non-financial liabilities that are not measured at fair value on a recurring basis beginning in the first quarter of 2009. The major categories of non-financial assets and non-financial liabilities that are measured at fair value, for which the company has not yet applied the provisions of SFAS No. 157 are goodwill and intangible assets.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS 161 requires enhanced disclosures for derivative instruments, including those used in hedging activities. It is effective for fiscal years and interim periods beginning after November 15, 2008, and will be applicable to the Company in the first quarter of fiscal 2010. The Company is currently evaluating the effect, if any, that the adoption of SFAS No. 161 may have on its consolidated results of operations and financial condition.

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets. FSP 142-3 amends the factors that should be considered in developing assumptions about renewal or extension used in estimating the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. This standard is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other Generally Accepted Accounting Principles (GAAP). FSP No. 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The measurement provisions of this standard will apply only to intangible assets of the Company acquired after July 1, 2009.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 supersedes the existing hierarchy contained in the U.S. auditing standards. The existing hierarchy was carried over to SFAS No. 162 essentially unchanged. The Statement becomes effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to the auditing literature. The new hierarchy is not expected to change current accounting practice in any area.

2.	Concentration of Revenues and Credit and Other Risks

The Company places its cash and cash equivalents and short term investments with and in the custody of financial institutions with high credit standing and, by policy, limits the amounts invested with any one institution, type of security and issuer.

Nortel Networks Corporation accounted for 15% of our revenue in the year ended June 28, 2008, 20% in the year ended June 30, 2007, and 48% in the year ended July 1, 2006. Huawei Technologies Co., Ltd. accounted for 11% of our revenue in the year ended June 28, 2008. Revenues from both customers were generated in the Company’s telecom segment. For the years ended June 28, 2008, June 30, 2007 and July 1, 2006, no other customer accounted for more than 10% of the Company’s total revenues, except Cisco Systems, Inc. which accounted for 12% in the year ended June 30, 2007.

At June 28, 2008 and June 30, 2007, Nortel Networks Corporation accounted for 15% and 12% of the Company’s gross accounts receivable balance, respectively. At June 28, 2008 and June 30, 2007, Huawei Technologies Co., Ltd. accounted for 12% and 11% of the Company’s gross accounts receivable balance, respectively.

Trade receivables are recorded at the invoiced value. Allowances for uncollectible trade receivables are based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with specific problem accounts. The Company performs ongoing credit evaluations of its customers and does not typically require collateral or guarantees.

3.	Inventories

Inventories consist of the following:

	June 28,	June 30,
	2008	2007
	(In thousands)

Raw materials	$21,140	$20,238
Work in process	24,786	18,489
Finished goods	13,686	13,387

Total	$59,612	$52,114

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories are valued at the lower of the cost to acquire or manufacture the product or market value. The manufacturing cost includes the cost of the components purchased to produce products, the related labor and overhead. On a quarterly basis, inventory is reviewed to determine if it is believed to be saleable. Products may be unsaleable because they are technically obsolete or excess, due to substitute products or specification changes or because the Company holds an excessive amount of inventory relative to customer forecasts. Inventory is currently valued using methods that take these factors into account. In addition, if it is determined that cost is greater than selling price then inventory is written down to market value defined as the selling price less costs to complete and sell the product.

During the year ended July 1, 2006, the Company had revenues of $9.5 million related to, and recognized profits on, inventory that had been carried on the Company’s books at zero value. The Company had no revenues from zero value inventories in the year ended June 28, 2008 or the year ended June 30, 2007. These inventories were originally acquired in connection with the purchase of the optical components business of Nortel Networks Corporation. While this inventory is carried on the Company’s books at zero value, and its sale generates higher margins than most of the new products, the Company incurs additional costs to complete the manufacturing of these products prior to sale. Revenues from this inventory are expected to be insignificant in the future.

4.  Property, Plant and Equipment

Property, plant and equipment consist of the following:

	June 28,	June 30,
	2008	2007
	(In thousands)

Buildings	$18,411	$18,303
Plant and machinery	77,606	66,575
Fixtures, fittings and equipment	1,098	420
Computer equipment	14,892	13,598

	112,007	98,896
Less accumulated depreciation	(79,045)	(65,189)

	$32,962	$33,707

Depreciation expense was $12,230,000, $14,012,000, and $20,227,000 for the years ended June 28, 2008, June 30, 2007 and July 1, 2006, respectively.

5.	Accrued Expenses and Other Liabilities

Accrued expenses and other current liabilities consist of the following:

	June 28,	June 30,
	2008	2007
	(In thousands)

Trade creditor accruals	$4,090	$4,324
Compensation and benefits related accruals	6,724	5,212
Warranty accrual	2,598	2,569
Other accruals	5,657	7,886
Current portion of restructuring accrual	1,720	2,713

Total	$20,789	$22,704

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other long-term liabilities consist of the following:

	June 28,	June 30,
	2008	2007
	(In thousands)

Long-term portion of restructuring accrual	$1,108	$1,678
Other long-term liabilities	228	230

Total	$1,336	$1,908

Warranty accrual

The Company accrues for the estimated costs to provide warranty services at the time revenue is recognized. The Company’s estimate of costs to service its warranty obligations is based on historical experience and expectation of future conditions. To the extent the Company experiences increased warranty claim activity or increased costs associated with servicing those claims, the Company’s warranty costs will increase resulting in increases to net loss.

Movements in the warranty accrual are as follows:

	June 28,	June 30,	July 1,
	2008	2007	2006
	(In thousands)

Warranty provision at beginning of year	$2,569	$3,429	$3,782
Warranties issued	2,290	2,037	2,447
Warranties utilized	(1,307)	(2,497)	(2,243)
Warranties expired, and other changes in liability	(992)	(713)	(610)
Foreign currency translation	38	313	53

Warranty provision at end of year	$2,598	$2,569	$3,429

Credit Agreement

On August 2, 2006, the Company, with Bookham Technology plc, New Focus, Inc. and Bookham (US) Inc., each a wholly-owned subsidiary of the Company (collectively, the “Borrowers”), entered into a credit agreement (the “Credit Agreement”) with Wells Fargo Foothill, Inc. and other lenders regarding a three-year $25,000,000 senior secured revolving credit facility. Advances are available under the Credit Agreement based on a percentage of accounts receivable at the time the advance is requested. As of June 28, 2008, the Company had no amount borrowed under this line of credit. The Company also had $4.8 million of standby letters of credits with vendors and landlords secured under this credit agreement, of which $4.5 million expires in September 22, 2008.

The obligations of the Borrowers under the Credit Agreement are guaranteed by the Company, Onetta, Inc., Focused Research, Inc., Globe Y. Technology, Inc., Ignis Optics, Inc., Bookham (Canada) Inc., Bookham Nominees Limited and Bookham International Ltd., each a wholly-owned subsidiary of the Company (together, the “Guarantors” and together with the Borrowers, the “Obligors”), and are secured pursuant to a security agreement (the “Security Agreement”) by the assets of the Obligors, including a pledge of the capital stock holdings of the Obligors in some of their direct subsidiaries. Any new direct subsidiary of the Obligors is required to execute a guaranty agreement in substantially the same form and join in the Security Agreement.

Pursuant to the terms of the Credit Agreement, borrowings made under the Credit Agreement bear interest at a rate based on either the London Interbank Offered Rate (LIBOR) plus 2.75 percentage points or the U.S. prime interest rate as quoted in the Wall Street Journal plus 1.25 percentage points. In the absence of an

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

event of default, any amounts outstanding under the Credit Agreement may be repaid and borrowed again anytime until maturity, which is August 2, 2009.

The obligations of the Borrowers under the Credit Agreement may be accelerated upon the occurrence of an event of default under the Credit Agreement, which includes customary events of default, including payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, a cross-default related to indebtedness in an aggregate amount of $1,000,000 or more, bankruptcy and insolvency related defaults, defaults relating to such matters as ERISA and judgments, and a change of control default. The Credit Agreement contains negative covenants applicable to the Company, the Borrowers and their subsidiaries, including financial covenants requiring the Borrowers to maintain a minimum level of EBITDA (if the Borrowers have not maintained minimum levels of liquidity defined as $30 million of qualified cash and qualified accounts receivables, as defined in the Credit Agreement), as well as restrictions on liens, capital expenditures, investments, indebtedness, fundamental changes, dispositions of property, making certain restricted payments (including restrictions on dividends and stock repurchases), entering into new lines of business, and transactions with affiliates.

6.	Commitments and Contingencies

Operating Leases

The Company leases certain of its facilities under non-cancelable operating lease agreements that expire at various dates from fiscal 2009 through 2026. Rent expense for these leases was $6,674,000, $4,434,000 and $2,372,000, during the years ended June 28, 2008, June 30, 2007 and July 1, 2006, respectively.

Caswell Sale-Leaseback

On March 10, 2006, the Company’s Bookham Technology plc subsidiary entered into multiple agreements with a subsidiary of Scarborough Development (“Scarborough”) for the sale and leaseback of the land and buildings located at its Caswell, United Kingdom, manufacturing site. The sale transaction, which closed on March 30, 2006, resulted in immediate proceeds to Bookham Technology plc of £13.75 million (approximately U.S. $24 million on the date of the transaction). Under these agreements, Bookham Technology plc leases back the Caswell site for an initial term of 20 years, with options to renew the lease term for 5 years following the initial term and for rolling 2-year terms thereafter. Annual rent is £1.1 million (approximately $2.2 million based on the exchange rate of $1.989 as of June 28, 2008) during the first 5 years of the lease, £1.2 million (approximately $2.4 million based on the exchange rate of $1.989 as of June 28, 2008) during the next 5 years of the lease, £1.4 million (approximately $2.8 million based on the exchange rate of $1.989 as of June 28, 2008) during the next 5 years of the lease and £1.6 million (approximately $3.2 million based on the exchange rate of $1.989 as of June 28, 2008) during the next 5 years of the lease. Rent during the renewal terms will be determined according to the then market rent for the site. The obligations of Bookham Technology plc under these agreements are guaranteed by the Company. In addition, Scarborough, Bookham Technology plc and the Company entered into a pre-emption agreement with the buyer under which Bookham Technology plc, within the next 20 years, has a right to purchase the Caswell site in whole or in part on terms acceptable to Scarborough if Scarborough agrees to terms with or receives an offer from a third party to purchase the Caswell facility. Under the provisions of SFAS 13, “Accounting for Leases”, the Company has deferred a related gain of $20.4 million, which will be amortized ratably against rent expense over the initial 20 year term of the lease. As of June 28, 2008, the unamortized balance of this deferred gain is $19.4 million. The Company is recognizing the rent expense related to payments over the term of the lease.

At the inception of the Caswell lease, the Company determined the total minimum lease payments which were to be paid over the lease term in accordance with the provisions of SFAS No. 13 “Accounting for Leases”, and it is recognizing the effects of scheduled rent increases, which are included in the total minimum

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

lease payments, on a straight-line basis over the lease term, as required by FASB Technical Bulletin No. 85-3 “Accounting for Operating Leases with Scheduled Rent Increases.”

The Company’s future minimum lease payments under non-cancelable operating leases, including the sale-leaseback of the Caswell facility and $3.7 million related to unoccupied facilities as a result of the Company’s restructuring activities, are as follows (in thousands):

For fiscal year ending on or about June 30, 2009	$6,489
2010	6,347
2011	5,872
2012	3,742
2013	2,974
Thereafter	38,512

Total	$63,936

Guarantees

The Company follows the provisions of FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34”. The Company has the following financial guarantees:

•	In connection with the sale by New Focus, Inc. of its passive component line to Finisar, Inc., New Focus agreed to indemnify Finisar for claims related to the intellectual property sold to Finisar. This obligation expires in May 2009 and has no limitation on maximum liability.

•	The Company indemnifies its directors and certain employees as permitted by law, and has entered into indemnification agreements with its directors and senior officers. The Company has not recorded a liability associated with these indemnification arrangements as the Company historically has not incurred any costs associated with such indemnifications and does not expect to in the future. Costs associated with such indemnifications may be mitigated by insurance coverage that the Company maintains.

•	The Company also has indemnification clauses in various contracts that it enters into in the normal course of business, such as those issued by its banks in favor of several of its suppliers or indemnification in favor of customers in respect of liabilities they may incur as a result of purchasing the Company’s products should such products infringe the intellectual property rights of a third party. The Company has not historically paid out any amounts related to these indemnifications and does not expect to in the future, therefore no accrual has been made for these indemnifications.

Settlement of Yue Litigation

On April 3, 2006, the Company entered into a definitive settlement agreement, or the Settlement Agreement, with Mr. Howard Yue, or the Plaintiff, relating to the lawsuit the Plaintiff filed against New Focus, Inc., a subsidiary of the Company, and several of its officers and directors in Santa Clara County Superior Court. The lawsuit, which was originally filed on February 13, 2002, is captioned Howard Yue v. New Focus, Inc. et al, Case No. CV808031, or the Yue Litigation, and relates to events that occurred prior to the Company’s acquisition of New Focus, Inc.

The terms of the Settlement Agreement provided that the Company would issue to the Plaintiff a $7.5 million promissory note, or the Note, payable on or before April 10, 2006, of which $5.0 million could be satisfied by the Company, at its option, through the issuance of shares of common stock. Pursuant to the

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Settlement Agreement, the Company issued the Note on April 3, 2006 and satisfied the terms of the Note in full by issuing to the Plaintiff 537,635 shares of common stock valued at $5.0 million on April 4, 2006 and paying $2.5 million in cash on April 5, 2006. The Plaintiff filed dismissal papers in the Yue litigation on April 6, 2006.

The defense fees for this litigation have been paid by the insurers under the applicable New Focus directors and officers insurance policy. The Company and New Focus, Inc. have demanded that the relevant insurers fully fund this settlement within policy limits. At this time certain of the insurers have not confirmed to the Company their definitive coverage position on this matter. As the terms of this settlement had been reached during the year ended July 1, 2006, the Company recorded $7.2 million ($7.5 million, net of insurance recoveries expected as of that time) as an other operating expense in the Company’s results of operations for the year ended July 1, 2006. The Company recorded an additional $0.5 million as an other operating expense for the year ended June 30, 2007, for additional defense fees related to this settlement. If and when additional insurers confirm their definitive coverage position, the Company will record the amounts of this coverage as recoveries against operating expenses in the corresponding future periods.

Other Litigation

On June 26, 2001, a putative securities class action captioned Lanter v. New Focus, Inc. et al., Civil Action No. 01-CV-5822, was filed against New Focus, Inc. (“New Focus”) and several of its officers and directors, or the Individual Defendants, in the United States District Court for the Southern District of New York. Also named as defendants were Credit Suisse First Boston Corporation, Chase Securities, Inc., U.S. Bancorp Piper Jaffray, Inc. and CIBC World Markets Corp., or the Underwriter Defendants, the underwriters in New Focus’s initial public offering. Three subsequent lawsuits were filed containing substantially similar allegations. These complaints have been consolidated.

On November 7, 2001, a Class Action Complaint was filed against Bookham Technology plc and others in the United States District Court for the Southern District of New York. On April 19, 2002, plaintiffs filed an Amended Class Action Complaint, described below. The Amended Class Action Complaint names as defendants Bookham Technology plc, Goldman, Sachs & Co. and FleetBoston Robertson Stephens, Inc., two of the underwriters of Bookham Technology plc’s initial public offering in April 2000, and Andrew G. Rickman, Stephen J. Cockrell and David Simpson, each of whom was an officer and/or director at the time of Bookham Technology plc’s initial public offering.

Various plaintiffs have filed similar actions asserting virtually identical allegations against more than 300 other public companies, their underwriters, and their officers and directors arising out of each company’s initial public offering. These actions, including the action against New Focus and the action against Bookham Technology plc, have been coordinated for pretrial purposes and captioned In re Initial Public Offering Securities Litigation, 21 MC 92.

On April 19, 2002, plaintiffs filed a Consolidated Amended Class Action Complaint in the New Focus action and an Amended Class Action Complaint in the Bookham Technology plc action (together, the “Amended Class Action Complaints”). The Amended Class Action Complaints assert claims under certain provisions of the securities laws of the United States. They allege, among other things, that the prospectuses for Bookham Technology plc’s and New Focus’s initial public offerings were materially false and misleading in describing the compensation to be earned by the underwriters in connection with the offerings, and in not disclosing certain alleged arrangements among the underwriters and initial purchasers of ordinary shares, in the case of Bookham Technology plc, or common stock, in the case of New Focus, from the underwriters. The Amended Class Action Complaints seek unspecified damages (or, in the alternative, rescission for those class members who no longer hold our or New Focus common stock), costs, attorneys’ fees, experts’ fees, interest and other expenses. In October 2002, the Individual Defendants were dismissed, without prejudice, from the action subject to their execution of tolling agreements. In July 2002, all defendants filed Motions to Dismiss

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Amended Class Action Complaints. The motions were denied as to Bookham Technology plc and New Focus in February 2003. Special committees of the board of directors authorized the companies to negotiate a settlement of pending claims substantially consistent with a memorandum of understanding negotiated among class plaintiffs, all issuer defendants and their insurers.

The plaintiffs and most of the issuer defendants and their insurers entered into a stipulation of settlement for the claims against the issuer defendants, including Bookham Technology plc and New Focus. This stipulation of settlement was subject to, among other things, certification of the underlying class of plaintiffs. Under the stipulation of settlement, the plaintiffs would dismiss and release all claims against participating defendants in exchange for a payment guaranty by the insurance companies collectively responsible for insuring the issuers in the related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. On February 15, 2005, the District Court issued an Opinion and Order preliminarily approving the settlement provided that the defendants and plaintiffs agree to a modification narrowing the scope of the bar order set forth in the original settlement agreement. The parties agreed to the modification narrowing the scope of the bar order, and on August 31, 2005, the District Court issued an order preliminarily approving the settlement.

On December 5, 2006, following an appeal from the underwriter defendants the United States Court of Appeals for the Second Circuit overturned the District Court’s certification of the class of plaintiffs who are pursuing the claims that would be settled in the settlement against the underwriter defendants. Plaintiffs filed a Petition for Rehearing and Rehearing En Banc with the Second Circuit on January 5, 2007 in response to the Second Circuit’s decision and have informed the District Court that they would like to be heard as to whether the settlement may still be approved even if the decision of the Court of Appeals is not reversed. The District Court indicated that it would defer consideration of final approval of the settlement pending plaintiffs’ request for further appellate review.

On April 6, 2007, the Second Circuit denied plaintiffs’ petition for rehearing, but clarified that the plaintiffs may seek to certify a more limited class in the District Court. In light of the overturned class certification on June 25, 2007, the District Court signed an Order terminating the settlement. The actions against Bookham Technology plc and New Focus remain stayed while litigation proceeds in six test cases against other companies which involve claims virtually identical to those that have been asserted against Bookham Technology plc and New Focus. On November 13, 2007, the issuer defendants in certain designated “focus cases” filed a motion to dismiss the second consolidated amended class action complaints there were filed in those cases. On March 26, 2008, the District Court issued an Opinion and Order denying, in large part, the motions to dismiss the amended complaints in the “focus cases.” It is uncertain if the litigations will settle. If settlement of the litigations does not occur and litigation against Bookham Technology plc and New Focus continues, the Company believes that both Bookham Technology plc and New Focus have meritorious defenses to the claims made in the amended class action complaints and therefore the Company believes that such claims will not have a material effect on its financial position, results of operations or cash flows.

On November 12, 2007, Xi’an Raysung Photonics Inc. filed a civil suit against Bookham, Inc., and its wholly-owned subsidiary, Bookham Technology (Shenzhen) Co., Ltd., in the Xi’an Intermediate People’s Court in Shanxi Province of the People’s Republic of China. The complaint filed by Xi’an Raysung Photonics Inc. alleges that Bookham, Inc. and Bookham Technology (Shenzhen) Co., Ltd. breached an agreement between the parties pursuant to which Xi’an Raysung Photonics Inc. had supplied certain sample components and was to supply certain components to Bookham, Inc. and Bookham Technology (Shenzhen) Co., Ltd. Xi’an Raysung Photonics Inc. has increased its request that the court award damages of 20,000,000 Chinese Yuan (approximately $2.9 million based on an exchange rate of $1.00 to 6.85495 Chinese Yuan as in effect on June 28, 2008) and require that Bookham, Inc. and Bookham Technology (Shenzhen) Co., Ltd. pay its legal fees in connection with the suit. Bookham, Inc. and Bookham Technology (Shenzhen) Co., Ltd. believes they

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

have meritorious defenses to the claims made by Xi’an Raysung Photonics Inc. and therefore believes that such claims will not have a material effect on its financial position, results of operations or cash flows.

On March 4, 2008, Bookham filed a declaratory judgment complaint captioned Bookham, Inc. v. JDS Uniphase Corp. and Agility Communications, Inc., Civil Action No. 5:08-CV-01275-RMW, in the United States District Court for the Northern District of California, San Jose Division. Bookham’s complaint seeks declaratory judgments that its tunable laser products do not infringe any valid, enforceable claim of U.S. Patent Nos. 6,658,035, 6,654,400, 6,687,278, and that all claims of the aforementioned patents are invalid and unenforceable. Bookham’s complaint also contains affirmative claims for relief against JDS Uniphase Corp. and Agility Communications, Inc. for statutory unfair competition, and for intentional interference with economic advantage.

On July 21, 2008, JDS Uniphase Corp. and Agility Communications, Inc. answered Bookham’s complaint and asserted counterclaims against Bookham for infringement of U.S. Patent Nos. 6,658,035, 6,654,400, 6,687,278, which JDS Uniphase Corp. acquired from Agility Communications, Inc. The counterclaims are focused on Bookham’s tunable laser product line, but no disclosure of particular alleged infringing products has yet been made. JDS Uniphase Corp. seeks unspecified compensatory damages, treble damages and attorney fees from Bookham, and an order enjoining Bookham from future infringement of the patents-in-suit. No litigation schedule or trial date has yet been set. Any adverse ruling by the court, including an injunction that could prohibit us from using the technology covered by the patents in our products, or prolonged litigation may have an adverse effect on our business and any resolution may not be in our favor.

On April 18, 2008 the Company settled a lawsuit in the United Kingdom under which it had been seeking claims against a land developer in connection with the Company’s sale of a certain parcel of land in 2005. In the year ended June 30, 2008 the Company has recorded a gain of $2.9 million, net of costs, associated with this settlement.

7.	Restructuring and Severance Charges

In May, September and December 2004, the Company announced restructuring plans, including the transfer of its assembly and test operations from Paignton, U.K. to Shenzhen, China, along with reductions in research and development and selling, general and administrative expenses. These cost reduction efforts were expanded in November 2005 to include the transfer of the Company’s chip-on-carrier assembly from Paignton to Shenzhen. The transfer of these operations was completed in the quarter ended March 31, 2007. In May 2006, the Company announced further cost reduction plans, which included transitioning all remaining manufacturing support and supply chain management, along with pilot line production and production planning, from Paignton to Shenzhen, which was substantially completed in the quarter ended June 30, 2007. As of June 28, 2008, the Company had spent $32.8 million on these restructuring programs.

On January 31, 2007, the Company adopted an overhead cost reduction plan which includes workforce reductions, facility and site consolidation of its Caswell, U.K. semiconductor operations within existing U.K. facilities and the transfer of certain research and development activities to its Shenzhen, China facility. The Company began implementing the overhead cost reduction plan in the quarter ended March 31, 2007, and the related actions also included consolidation of certain head office functions in our San Jose, California location. Of the total cost associated with this overhead cost reduction plan, the substantial portions of the costs were personnel severance and retention related expenses. As of December 29, 2007, these plans were substantially complete. The Company has incurred related expenses of $7.7 million. The Company continues to leverage the cost reduction actions first initiated under this plan and has begun transferring certain non-telecom manufacturing activities from its San Jose, California facility to its Shenzhen, China facility. Restructuring and severance charges related to this move, the substantial portion being personnel related, and are expected to total $0.8 million to $1.0 million over the next two fiscal quarters.

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with earlier plans of restructuring, and the assumption of restructuring accruals upon the acquisition of New Focus in March 2004, in the year ended June 28, 2008, the Company continued to make scheduled payments drawing down the related lease cancellations and commitments. The Company accrued $1.1 million, $0.9 million and $1.9 million in the fiscal years ended June 28, 2008, June 30, 2007 and July 1, 2006, respectively, in expenses for revised estimates related to these lease cancellations and commitments. Remaining net payments of lease cancellations and commitments in connection with the Company’s earlier restructuring and cost reduction efforts are included in the restructuring accrual as of June 28, 2008. The related operating lease commitments outstanding as of June 28, 2008 are reflected in the disclosures in Note 6 — Commitments and Contingencies.

For all periods presented, separation payments under the restructuring and cost reduction efforts were accrued and charged to restructuring in the period that both the benefit amounts were determined and the amounts had been communicated to the affected employees.

The following table summarizes the activity related to the restructuring liability for the year ended June 28, 2008:

	Accrued	Amounts				Accrued
	Restructuring	Charged to				Restructuring
	Costs at June 30,	Restructuring	Amounts	Amounts Paid		Costs at June 28,
	2007	Costs and Other	Reversed	or Written-Off	Adjustments	2008
	(In thousands)

Lease cancellations and commitments	$3,845	$1,141	$(20)	$(2,904)	$12	$2,074
Asset impairment	—	35	—	(35)	—	—
Termination payments to employees and related costs	546	2,350	(36)	(2,141)	35	754

Total accrued restructuring	4,391	$3,526	$(56)	$(5,080)	$47	2,828

Less non-current accrued restructuring charges	(1,678)					(1,108)

Accrued restructuring charges included within accrued expenses and other liabilities	$2,713					$1,720

The amounts charged to restructuring, net of reversals, in the statement of operations for the year ended June 28, 2008 is $3.5 million. Charges for termination payments are primarily related to the January 2007 overhead cost reduction discussed above and certain headquarters consolidation actions. Charges for lease cancellations and commitments are primarily related to changing assumptions as to sub-lease assumptions regarding previously exited buildings and are related to our non-telecom segment. The substantial portions of other charges are associated with our telecom segment.

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the activity related to the restructuring liability for the year ended June 30, 2007:

	Accrued	Amounts				Accrued
	Restructuring	Charged to				restructuring
	Costs at July 1,	Restructuring	Amounts	Amounts Paid		costs at June 30,
	2006	Costs and Other	Reversed	or Written-Off	Adjustments	2007
	(In thousands)

Lease cancellations and commitments	$11,438	$867	$—	$(8,408)	$(52)	$3,845
Termination payments to employees and related costs	4,691	9,480	(295)	(13,692)	362	546

Total accrued restructuring	16,129	$10,347	$(295)	$(22,100)	$310	4,391

Less non-current accrued restructuring charges	(3,196)					(1,678)

Accrued restructuring charges included within accrued expenses and other liabilities	$12,933					$2,713

The amount charged to restructuring in the statement of operations for the year ended June 30, 2007 is $10.3 million. Charges for termination payments are primarily in connection with the transfer of assembly and test and related operations from Paignton to Shenzhen, and related to the January 2007 cost reduction described above. Restructuring and severance charges for the year ended June 30, 2007 include $0.3 million related to a non-cash charge for acceleration of restricted stock and $0.8 million related to payments made in connection with a separation agreement the Company executed in May 2007 with its former Chief Executive Officer. Charges for lease cancellations and commitments are primarily related to changing sub-lease assumptions regarding previously exited buildings and are related to our non-telecom segment. The substantial portions of other charges are associated with our telecom segment.

8.	Employee Benefit Plans

In the United States, the Company sponsors a 401(k) plan that allows voluntary contributions by eligible employees, who may elect to contribute up to the maximum allowed under the U.S. Internal Revenue Service regulations. The Company generally makes 25% matching contributions (up to a maximum of $2,000 per eligible employee per year) and it recorded related expenses of $0.5 million in each of the years ended June 28, 2008, June 30, 2007, and July 1, 2006, respectively.

The Company also contributes to a United Kingdom based defined contribution pension scheme for directors and employees, and to an additional defined contribution plan for the benefit of one director. Contributions, and the related expenses, under these plans were $1.6 million, $2.4 million, and $2.7 million in the years ended June 28, 2008, June 30, 2007, and July 1, 2006, respectively.

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Income Taxes

For financial reporting purposes, the Company’s pre-tax loss from continuing operations includes the following:

	Year Ended
	June 28	June 30	July 1
	2008	2007	2006
	(In thousands)

Current
Domestic	$(7,265)	$(9,692)	$(43,817)
Foreign	(16,170)	(72,378)	(55,428)

	$(23,435)	$(82,070)	$(99,245)

The components of the provision for income taxes are as follows:

	Year Ended
	June 28	June 30	July 1
	2008	2007	2006
	(In thousands)

Current
Federal	$—	$(4)	$—
State	—	—	—
Foreign	5	109	23

	$5	$105	$23

Deferred
Federal	—	—	—
State	—	—	—
Foreign			(11,772)

	—	—	(11,772)

Total	$5	$105	$(11,749)

Reconciliations of the income tax provision at the statutory rate to the Company’s provision for income tax are as follows:

	Year Ended
	June 28	June 30	July 1
	2008	2007	2006
	(In thousands)

Tax benefit at federal statutory rate	$(7,968)	$(28,724)	$(34,736)
Unbenefited domestic losses and credits	2,470	3,392	12,131
Unbenefited foreign losses and credits	5,503	25,437	10,856

Provision for (benefit from) income taxes	$5	$105	$(11,749)

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	June 28	June 30
	2008	2007
	(In thousands)

Deferred tax assets:
Net operating loss carryforwards	$199,391	$314,760
Depreciation and capital losses	76,202	79,648
Inventory valuation	952	1,069
Accruals and reserves	1,777	4,161
Capitalized research and development	2,310	2,848
Tax credit carryforwards	2,846	10,147
Stock Compensation	1,585	1,592

Total deferred tax assets	285,063	414,225
Valuation allowance	(277,221)	(391,806)

Net deferred tax assets	7,842	22,419
Deferred tax liabilities:
Other asset impairments	(7,842)	(8,073)
Forthaven deferred tax liability	0	(14,346)

	(7,842)	(22,419)
Net Deferred Tax Assets	$—	$—

The Company’s valuation allowance decreased by $114,585,000 in the year ended June 28, 2008 compared to the year ended June 30, 2007, and decreased by $71,781,000 in the year ended July 1, 2007 compared to the year ended July 1, 2006.

Recognition of deferred tax assets is appropriate when realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company’s historical operating performance and the recorded cumulative net losses in all prior fiscal periods, the Company has provided a full valuation allowance against its net deferred tax assets.

As of June 28, 2008, the Company had foreign net operating loss carry forwards of approximately $602,266,000, $56,805,000, $19,776,000, and $3,397,000 in the United Kingdom, Switzerland, China, and Canada, respectively. The United Kingdom and Canada net operating losses do not expire, the Swiss net operating loss will expire at various times from 2008 through 2013 if unused, and the China net operating loss will expire at various times from 2008 through 2009 if unused. The Company also has U.S. federal, California and other state net operating losses of approximately $12,095,000, $29,090,000 and $24,000 respectively, which will expire in various years from 2017 through 2028 if unused.

As of June 28, 2008, the Company has U.S. federal, California, and foreign research and development credits of approximately $100,000, $289,000 and 5,846,000 respectively. The federal credit will expire at various times from 2027 through 2028 if unused. The California credit can be carried forward indefinitely. The foreign credit will expire at various times from 2015 through 2027 if unused.

Utilization of net operating loss carry forwards and credit carry forwards may be subject to annual limitations due to ownership changes as provided in the Internal Revenue Code of 1986, as amended, as well as similar state and foreign tax laws.

Effective July 1, 2007, the Company adopted Financial Accounting Standards Interpretation, or FIN, No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognition and measurement of uncertain tax positions taken, or expected to be taken, in a company’s income tax return; and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 utilizes a two-step approach for evaluating uncertain tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes”, or SFAS No. 109. Step one, Recognition, requires a company to determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any. Step two, Measurement, is based on the largest amount of benefit, which is more likely than not to be realized on ultimate settlement. The cumulative effect of adopting FIN No. 48 on July 1, 2007 is recognized as a change in accounting principle, recorded as an adjustment to the opening balance of retained earnings on the adoption date. As a result of the implementation of FIN No. 48, Bookham, Inc. recognized a decrease in the liability for unrecognized tax benefits related to tax positions taken in prior periods and therefore made a corresponding adjustment to its opening retained earnings as of July 2, 2007 of approximately $562,000.

The Company’s total amount of unrecognized tax benefits as of July 1, 2007, the adoption date, and June 28, 2008 was approximately $3.6 million and $92.3 million, respectively. An adjustment of $88.5 million based on analysis performed during the year was made to the opening July 1, 2007 balance to account for certain deferred tax assets recorded as unrecognized tax benefits. This adjustment was previously in the deferred tax asset which carried a full valuation allowance; therefore, there is no impact on the financial statements. Also, the Company had no unrecognized tax benefits that, if recognized, would affect its effective tax rate for July 1, 2007 or June 28, 2008 due to a full valuation allowance against its deferred tax assets. While it is often difficult to predict the final outcome of any particular uncertain tax position, management does not believe that it is reasonably possible that the estimates of unrecognized tax benefits will change significantly in the next twelve months.

A reconciliation of the beginning and ending amount of the consolidated liability for unrecognized income tax benefits during the tax year ended June 28, 2008 is as follows:

2008
(In thousands)

Balance at July 1, 2007	$3,612
Revisions to opening unrecognized tax benefits	88,518
Additions for tax positions related to 2008	150

Balance at June 28, 2008	$92,280

Upon adoption of FIN No. 48, the Company’s policy to include interest and penalties related to unrecognized tax benefits within the Company’s ’provision for (benefit from) income taxes,’ did not change. As of July 1, 2007, and June 28, 2008, the Company did not have any accrual for payment of interest and penalties related to unrecognized tax benefits.

The Company files U.S. federal, U.S. state, and foreign tax returns and has determined its major tax jurisdictions are the United States, the United Kingdom, and China. Certain jurisdictions remain open to examination by the appropriate governmental agencies; U.S. federal and China tax years 2004 to 2008, various U.S. states tax years 2003 to 2008, and the United Kingdom tax years 2002-2008.

10.	Stockholders’ Equity

On November 13, 2007, the Company completed a public offering of 16,000,000 shares of its common stock at a price to the public of $2.75 per share that generated $40.8 million of cash, net of underwriting commissions and offering expenses.

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On March 22, 2007, the Company entered into a definitive agreement for a private placement pursuant to which it issued and sold, on March 22, 2007, 13,640,224 shares of common stock and warrants to purchase up to 4,092,066 shares of common stock with certain institutional accredited investors for net proceeds to the Company of approximately $26.9 million. The warrants have a five year term and are exercisable beginning on September 23, 2007 at an exercise price of $2.80 per share, subject to adjustment based on a weighted average anti-dilution formula if the Company effects certain equity issuances in the future for consideration per share that is less than the then current exercise price per share of such warrants. The fair value of these warrants was determined to be $6.3 million as of March 22, 2007.

On August 31, 2006, the Company entered into an agreement for a private placement of common stock and warrants pursuant to which it issued and sold 8,696,000 shares of common stock and warrants to purchase up to 2,174,000 shares of common stock on September 1, 2006, and issued and sold an additional 2,898,667 shares of common stock and warrants to purchase up to an additional 724,667 shares of common stock in a second closing on September 19, 2006. In both cases, such shares of common stock and warrants were issued and sold to certain institutional accredited investors. Net proceeds to the Company from this private placement, including the second closing, were $28.7 million. The warrants are exercisable during the period beginning on March 2, 2007 through September 1, 2011, at an exercise price of $4.00 per share. The fair value of these warrants was determined to be $6.1 million as of August 31, 2006.

On April 3, 2006, the Company entered into the Settlement Agreement with Mr. Howard Yue relating to a lawsuit Mr. Yue filed against New Focus, Inc., a subsidiary of the Company, and several of its officers and directors in Santa Clara County Superior Court. The lawsuit, which was originally filed on February 13, 2002, relates to events that occurred prior to the Company’s acquisition of New Focus, Inc. The terms of the Settlement Agreement provided that the Company would issue to Mr. Yue a $7.5 million promissory note of which $5.0 million could be satisfied by the Company, at its option, through the issuance of its common stock. Pursuant to the Settlement Agreement, on April 4, 2006, the Company issued 537,635 shares of its common stock with a then current market value of $5.0 million to Mr. Yue and, on April 5, 2006, the Company paid the remaining $2.5 million due under the promissory note in cash.

On March 22, 2006, the Company acquired all of the outstanding share capital of Avalon Photonics AG for 764,951 shares of its common stock. Subject to the achievement of certain future integration and revenue milestones, the Avalon shareholders and their designees were potentially entitled to receive up to 347,705 additional shares of common stock, consisting of up to 139,082 shares for achieving the integration milestone and up to 208,623 shares for achieving revenue milestones. The integration milestone was not achieved resulting in adjustment of $1.0 million against additional paid-in-capital. It is unlikely the revenue milestones will be achieved. See Note 13 — Business Combinations, for additional disclosures regarding this acquisition.

On January 13, 2006, the Company entered into a series of transactions to (i) retire $45.9 million aggregate principal amount of outstanding notes payable to Nortel Networks UK Limited and (ii) convert $25.5 million in outstanding convertible debentures which were issued in December 2004. In connection with the satisfaction of these debt obligations and conversion of the convertible debentures the Company issued approximately 10.5 million shares of common stock, warrants to purchase approximately 1.1 million shares of common stock, paid approximately $22.2 million in cash, and recorded a charge of $18.8 million in the fiscal year ended July 1, 2006 for loss on conversion and early extinguishment of debt. See Note 16 — Debt.

On October 17, 2005, the Company completed a public offering of its common stock, issuing a total of 11,250,000 shares at a price per share of $4.75, raising $53.4 million and receiving $49.3 million net of commissions to the underwriters, offering costs and expenses.

In November 2007, the Company granted 268,749 shares of restricted stock units under existing stock incentive plans. The Company also issued 250,000 shares of restricted stock units to certain executives of the Company under existing stock incentive plans. The restricted stock grants vest when the Company achieves

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

earnings before interest, taxes, depreciation and amortization, excluding restructuring charges, one-time items and charges for stock-based compensation greater than zero. The Company recorded $1.3 million of expense in its fiscal quarter ended June 28, 2008 under SFAS 123R in connection with these performance based grants.

In June 2007, the Company granted options to purchase 886,500 shares of common stock and issued 886,500 shares of restricted stock (including 217,500 restricted stock units) under existing stock incentive plans. The options have an exercise price of $2.01, have a term of ten years and vest ratably over 48 months with the first 12 months of vesting deferred until the one year anniversary of the grant. The restricted stock grants vest when the Company achieves earnings before interest, taxes, depreciation and amortization, excluding restructuring charges, one-time items and charges for stock-based compensation greater than zero. The Company recorded $1.7 million of expense in its fiscal quarter ended December 29, 2007 under SFAS 123R in connection with these performance based grants.

In February 2007, the Company issued 96,300 restricted stock units under existing stock incentive plans. The restricted stock units vest upon the achievement of certain development targets. Effective February 2007, the Company also accelerated the vesting of 128,906 shares of restricted stock, granted in November 2005, in connection with a separation agreement executed in May 2007 with its former Chief Executive Officer.

In November 2005, the Company granted options to purchase 4,762,500 shares of common stock and issued 1,100,000 shares of restricted stock (including 50,000 restricted stock units) under existing stock incentive plans. The options have an exercise price of $4.91, have a term of ten years and vest ratably over 48 months with the first 12 months of vesting deferred until the one year anniversary of the grant. The restricted stock grants vest as to 50% ratably over 48 months, as to 25% when the Company achieves earnings before interest, taxes, depreciation and amortization, excluding restructuring charges, one-time items and charges for stock-based compensation cumulatively greater than zero for two successive quarters, and as to 25% when the Company achieves earnings before interest, taxes, depreciation and amortization, excluding restructuring charges, one-time items and charges for stock-based compensation cumulatively greater than 8% of revenues for two successive quarters. During the quarter ended June 28, 2008 the Company recorded expenses of $657,000 under SFAS 123R related to 133,750 shares of restricted stock (and restricted stock units) in association with certain of these performance based targets and the remaining 133,750 unvested shares of restricted stock (and restricted stock units) with performance based vesting will expire November 11, 2009 if such targets are not achieved by that date.

On September 22, 2004, options to purchase 1,730,950 shares of common stock of the Company were granted to employees at an exercise price of $6.73 per share. One half of the options vest on a time based schedule (twenty-five percent of such amount vests one year from the grant date, with the remaining seventy-five percent of such amount vesting monthly over the next three years) and the remaining half vest on a performance based schedule. The performance based schedule options vest as follows: (i) fifty percent of the performance based shares vest when the Company achieves cash flow break-even (which is defined as the point when the Company generates earnings before interest, taxes, depreciation and amortization (excluding one-time items) greater than zero in any fiscal quarter) and (ii) the remaining fifty percent of these performance based shares vest upon the Company achieving profitability (which is defined as the point at which the Company generates a profit before interest and taxes (excluding one-time items) that is greater than zero in any fiscal quarter). As of June 28, 2008, 424,345 shares underlying these options have vested. Any unvested performance based options will vest in full on September 22, 2009, regardless of the achievement of the underlying performance targets.

In December 2004, in connection with a 7% convertible note private placement as described in Note 16- Debt, the Company issued warrants to purchase 2,001,963 shares of its common stock. These warrants have an exercise price of $6.00 per share and expire on December 20, 2009.

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition to the stock option grants described above, the following summarizes all employee stock option activity for the periods provided below:

	Options	Weighted Average
	Outstanding	Exercise Price

Outstanding at July 2, 2005	3,247,252	$13.87
Granted	5,130,660	$4.97
Exercised	(58,627)	$5.15
Cancelled	(998,416)	$12.70

Outstanding at July 1, 2006	7,320,869	$7.79
Granted	1,260,550	$2.28
Exercised	(3,678)	$2.69
Cancelled	(2,148,293)	$7.23

Outstanding at June 30, 2007	6,429,448	$9.16
Granted	1,749,658	$2.13
Exercised	—	—
Cancelled	(1,356,922)	$6.64

Outstanding at June 28, 2008	6,822,184	$7.53

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following summarizes option information relating to options outstanding under the Company’s stock option plans as of June 28, 2008 as well as options the Company assumed from Bookham Technology plc in connection with the scheme of arrangement pursuant to which Bookham Technology plc became a wholly-owned subsidiary of the Company. Because the Company tracks the options issued under Bookham Technology plc’s plans and assumed by the Company in the scheme of arrangement separately from those issued under plans, the following information in presented in two separate sets of exercise price ranges (in U.S. dollars):

	Options Outstanding
				Weighted	Options Exercisable
			Number	Average		Number
			Outstanding	Remaining	Weighted	Exercisable	Weighted
			As of June 28,	Contractual	Average	As of June 28,	Average
Range of Exercise Prices			2008	Term	Exercise Price	2008	Exercise Price

U.S. Plans
$1.23	—	$1.54	155,000	9.68	$1.33	—	$0.00
$1.75	—	$1.75	832,906	9.59	$1.75	—	$0.00
$1.86	—	$2.00	23,000	9.92	$1.94	10,000	$1.86
$2.01	—	$2.01	761,500	9.04	$2.01	190,375	$2.01
$2.18	—	$2.89	718,243	9.03	$2.77	47,169	$2.60
$2.90	—	$4.70	273,141	8.49	$3.27	176,157	$3.27
$4.91	—	$4.91	2,740,714	7.43	$4.91	1,816,941	$4.91
$4.99	—	$7.45	658,898	6.54	$6.63	459,482	$6.64
$7.74	—	$206.49	352,982	4.33	$18.40	351,773	$18.41
$510.28	—	$510.28	30	2.34	$510.28	30	$510.28

$1.23	—	$510.28	6,516,414	7.92	$4.67	3,051,927	$6.41
Assumed from U.K. Plans
$9.80	—	$9.80	10,000	6.10	$9.80	9,583	$9.80
$11.58	—	$11.58	50,800	5.93	$11.58	50,800	$11.58
$13.86	—	$14.74	17,000	4.28	$14.06	17,000	$14.06
$15.44	—	$15.44	85,230	4.38	$15.44	85,230	$15.44
$15.84	—	$23.75	17,750	4.77	$16.84	17,750	$16.84
$23.85	—	$23.85	35,755	3.71	$23.85	35,755	$23.85
$26.77	—	$26.77	61,900	5.24	$26.77	61,900	$26.77
$26.82	—	$268.23	17,235	3.17	$69.61	17,235	$69.61
$322.47	—	$322.47	9,900	2.38	$322.47	9,900	$322.47
$713.64	—	$713.64	200	2.13	$713.64	200	$713.64

$9.80	—	$713.64	305,770	4.67	$31.35	305,353	$31.38

Total			6,822,184			3,357,280

The weighted average remaining contractual term of options exercisable was 6.91 years as of June 28, 2008.

Under the Company’s Amended and Restated 2004 Stock Incentive Plan, there are 12,105,257 shares available for grant as of June 28, 2008. The Company generally grants stock options that vest over a four to five year service period, and restricted stock awards that vest over a one to four year period, and in certain cases each may vest earlier based upon the achievement of specific performance-based objectives as set by the Company’s Board of Directors.

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Common Stock Reserved

Common stock is reserved for future issuance as follows:

June 28,
2008

Stock option plan:
Outstanding options	6,822,184
Warrants	10,083,578
Reserved for future grants	12,105,257

Total	29,011,019

11.	Earnings per Share

If the Company had reported net income, as opposed to a net loss, the calculation of diluted earnings per share would have included an additional 18,402,270, 18,111,000 and 11,509,657 common equivalent shares related to outstanding share options and warrants (determined using the treasury stock method) for the years ended June 28, 2008, June 30, 2007 and July 1, 2006, respectively.

12.	Segments of an Enterprise and Related Information

Pursuant to SFAS 131, Disclosures about Segments of an Enterprise and Related Information, (“SFAS 131”) the Company’s Chief Executive Officer, who joined the Company during the fiscal year ended June 28, 2008, acts in the capacity of its Chief Operating Decision Maker (“CODM”) in the context defined by SFAS 131. During the Company’s fiscal year ended June 28, 2008, the Company’s CODM implemented changes in the Company’s operating structure as follows:

•	Current Structure of Business Segments. As of June 28, 2008, and effective for the entire fiscal quarter then ended, the Company is organized and operates as two operating segments: (i) telecom and (ii) non-telecom. The telecom segment is responsible for the design, the development, the chip and filter level manufacturing, the marketing and the selling of optical solutions for telecommunications applications. The non-telecom segment is responsible for the design, development, marketing and selling of non-telecom products which include photonics and microwave solutions, high power lasers, thin film filters and VCSELs. The Company evaluates the performance of these segments and makes resource allocation decisions based on segment revenues and segment operating income/(loss), after allocating manufacturing costs between these operating segments and allocating the Company’s corporate general and administration costs to these operating segments. The Company does not allocate stock compensation, gains or losses on legal settlements, or gain on sale of property and equipment and other long-lived assets to these operating entities, each of which are components of the Company’s consolidated operating income/(loss). The Company also does not allocate other income/(expense), interest income, interest expense or gain/(loss) on foreign exchange to these operating segments.

•	Previous Structure of Business Segments. Prior to the fiscal quarter ended June 28, 2008, the Company was organized and operated as two operating segments: (i) optics and (ii) research and industrial. The optics segment was responsible for the design, development, manufacturing, marketing and selling of optical solutions for telecommunications and industrial applications. The research and industrial segment was comprised of the Company’s New Focus subsidiary, which operated relatively autonomously as a discrete business, and was responsible for the design, manufacturing, marketing and selling of photonic and microwave solutions. The Company evaluated the performance of these segments and allocated resources based on consolidated revenues and overall profitability as reflected by net income/(loss).

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Segment Information Based on Current Business Segments

For all periods presented, the Company is presenting business segment financial information on the current business segment basis as follows:

	Year Ended
	June 28,	June 30,	July 1,
	2008	2007	2006
	(In thousands)

Net revenues Telecom	$176,856	$153,823	$195,502
Non-telecom	58,635	48,991	36,147

Consolidated net revenues	$235,491	$202,814	$231,649

	Year Ended
	June 28,	June 30,	July 1,
	2008	2007	2006
	(In thousands)

Operating income/(loss)
Telecom	$(29,641)	$(76,353)	$(64,021)
Non-telecom	2,742	1,971	(1,505)

Total segment operating income/(loss)	(26,899)	(74,382)	(65,526)
Stock compensation	8,812	6,373	8,863
Legal Settlement	(2,882)	490	4,997
Acquired in-process research and development	—	—	118
Impairment/(recovery) of goodwill, other intangible and other long lived assets	—	1,621	(71)
Gain on sale of property and equipment and other long-lived assets	(2,562)	(3,009)	(2,069)

Consolidated operating income/(loss)	$(30,267)	$(79,857)	$(77,364)

Depreciation of tangible assets Telecom	$10,605	$11,347	$17,822
Non-telecom	1,625	2,665	2,405

Consolidated depreciation	$12,230	$14,012	$20,227

Total expenditures for long-lived assets Telecom	$7,319	$4,423	$8,681
Non-telecom	1,815	2,010	1,432

Consolidated total expenditures for long-lived assets	$9,135	$6,433	$10,113

Geographic revenue information for the periods presented below is based on location of the customer:

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Years Ended
	June 28,	June 30,	July 1,
	2008	2007	2006
	(In millions)

United States	$59.5	$46.0	$47.8
Canada	39.1	56.1	107.4
China	59.1	37.7	27.8
Europe	47.6	34.4	28.8
Asia other than China	22.4	25.2	15.6
Rest of the World	7.8	3.4	4.2

Total revenues	$235.5	$202.8	$231.6

The following table sets forth the Company’s long-lived tangible assets by geographic region as of the dates indicated:

	June 28,	June 30,
	2008	2007
	(In millions)

China	$20.5	$18.5
United Kingdom	6.3	9.7
Europe other than United Kingdom	4.1	3.9
United States	1.8	1.3
Canada	0.3	0.3

Total long-lived assets	$33.0	$33.7

13.	Business Combinations

Acquisition of Creekside

On August 10, 2005, the Company’s wholly-owned subsidiary, Bookham Technology plc, acquired all of the share capital of City Leasing (Creekside) Limited (“Creekside”) for consideration of approximately £1, plus transaction costs. The following is the purchase price allocation related to this business combination (in thousands):

Purchase
Price
Allocation

Purchase price:
Cash	$—
Transaction costs	685

$685

Allocation of purchase price:
Cash, including restricted cash	$8,378
Net monetary assets	4,092
Deferred tax liabilities	(11,785)

$685

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The net monetary assets acquired primarily represent lease receivables and loans payable to and from parties related to the entity from which Bookham Technology plc acquired Creekside. Bookham Technology plc has the right to offset these balances, and in accordance with FIN 39, “Offsetting of Amounts Related to Certain Contracts” is reflecting these amounts net on its balance sheet. The contracts underlying the receivables and loans are denominated in United Kingdom pounds sterling. These loans, in principal amounts at the date of acquisition of $32 million and $75 million based on the October 1, 2005 exchange rate of 1.76 U.S. dollars per UK pound sterling, accrue interest at annual rates of 5.54% and 5.68%, respectively. The first loan was paid in full on October 14, 2005 and the second loan was paid in full in equal installments on July 14, 2006, paid as scheduled on that date, and July 16, 2007, paid as scheduled on that date with the lease receivables received substantially concurrent with this schedule. The Company anticipates applying capital allowances of Bookham Technology plc to reduce tax liabilities assumed from Creekside. Accordingly, as a result of the acquisition of Creekside, in the year ended July 1, 2006 the Company has recognized a one time tax gain of $11.8 million related to the expected realization of these tax assets. No results of Creekside have been included in the Company’s results of operations for periods prior to August 10, 2005, after which point Creekside is included in the Company’s consolidated results of operations.

Acquisition of Avalon Photonics, AG

Avalon Photonics, AG (“Avalon”) is a producer of multimode and single mode short wavelength VCSEL or VCSEL-arrays. On March 22, 2006, the Company acquired all of the outstanding share capital of Avalon, a company organized under the laws of Switzerland, under an agreement pursuant to which it issued 764,951 shares of common stock to the Avalon shareholders and their designees, valued at $5,500,000 as of the date of acquisition. In addition, subject to the achievement of certain future integration and revenue milestones, the Avalon shareholders and their designees were entitled to receive up to 347,705 additional shares of common stock. As 139,082 shares related to integration milestones were fixed as to number and believed to be achievable, the value of these shares, $1,000,000 as of the date of acquisition, was included as part of the consideration in the allocation of the purchase price. In the year ended June 28, 2008 it was determined the integration milestone would not be achieved and the $1,000,000 related to these contingent shares was reversed as a reduction of goodwill and additional paid-in capital. The issuance of the remaining 208,623 shares is contingent upon Avalon achieving certain revenue criteria over a two-year period. As of June 28, 2008, the Company does not believe it is likely the revenue criteria will be achieved. Should any additional contingent consideration result from the achievement of the revenue criteria it will be accounted for as additional goodwill. $118,000 of the proceeds was allocated to in-process research and development (“IPR&D”) projects. The pro forma results of operations of Avalon prior to March 22, 2006 were immaterial to the Company.

To determine the value of the developed technology of Avalon, the expected future cash flow attributed to all existing technology was discounted, taking into account risks related to the characteristics and application of the technology, existing and future markets and assessments of the lifecycle stage of the technology.

The value of IPR&D of Avalon was determined based on the expected cash flow attributed to in-process projects, taking into account revenue that is attributable to previously developed technology, the level of effort to date in the IPR&D, the percentage of completion of the project and the level of risk associated with the in-process technology. The projects identified as in-process are those that were underway at Avalon at the time of the acquisition and that required additional efforts in order to establish technological feasibility. The value of IPR&D was included in the Company’s results of operations during the period of the Avalon acquisition.

The value of the acquired patent portfolio was determined based on the income approach, as it most accurately reflected the fair value associated with unique assets such as a patent. Specifically, the relief from royalty method was utilized to arrive at an estimate of fair value. This methodology estimates the amount of hypothetical royalty income that could be generated if the patents were licensed by an independent, third-party

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

owner to the business currently using the patents in an arm’s-length transaction. This is the royalty savings to the owners of the patent portfolio in that the owner is not required to pay a royalty for the use of the patents.

The value of supply contracts was determined based on discounted cash flows. The discounted cash flow method was considered to be the most appropriate methodology, as it reflects the present value of the operating cash flows generated by the contracts over their returns.

A summary of the purchase price allocation pertaining to the Avalon acquisition is as follows:

Avalon
(In thousands)

Purchase price	$6,500
Transaction and other direct acquisition costs	200

$6,700

Allocation of purchase price:
Net tangible assets acquired	$1,804
Intangible assets acquired:
Supply contracts and customer relationships	539
Core and current technology	1,695
In-process research and development	118
Goodwill	2,544

$6,700

Amortization period of intangibles acquired from Avalon are as follow:

Supply contracts and customer relationships	7 years
Core and current technology	4 - 6 years

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Goodwill and Other Intangible Assets

The following are summaries of information related to the Company’s goodwill and other intangible assets:

		Intangibles
			Accumulated
	Goodwill	Cost	Amortization	Net Book Value
	(In thousands)

Cost
July 2, 2005	$6,260	$57,548	$29,538	$28,010
Acquired	2,621	2,234	—	2,234
Charged	—	—	10,004	(10,004)
Disposals	—	(929)	(929)	—
Impairment	—	(760)	—	(760)
Exchange rate adjustment	—	739	552	187

July 1, 2006	8,881	58,832	39,165	19,667

Adjustment	(1,000)	—	—
Charged	—	—	9,155	(9,155)
Exchange rate adjustment	—	4,868	3,614	1,254

June 30, 2007	7,881	63,700	51,934	11,766

Adjustment	—	(108)	(108)	—
Acquired	—	385	—	385
Charged	—	—	4,639	(4,639)
Disposals	—	(43,665)	(43,665)	—
Exchange rate adjustment	—	(113)	(430)	317

June 28, 2008	$7,881	$20,199	$12,370	$7,829

Intangible assets consist of the following:

	Balance at			Translation	Balance at
	June 30, 2007	Disposals	Additions	and adjustments	June 28, 2008
	(In thousands)

Supply agreements	$4,213	$—	$—	$(187)	$4,026
Customer relationships	1,059	—	—	109	1,168
Customer databases	132	—	—	3	135
Core and current technology	35,155	(22,762)	385	(124)	12,654
Patent portfolio	19,446	(17,208)	—	(22)	2,216
Customer contracts	3,695	(3,695)	—	—	—
	63,700	(43,665)	385	(221)	20,199

Less accumulated amortization	(51,934)	43,665	(4,639)	538	(12,370)

Intangible assets, net	$11,766	$—	$(4,254)	$317	$7,829

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Balance at				Translation	Balance at
	July 1, 2006	Impairment	Disposals	Additions	Adjustment	June 30, 2007
	(In thousands)

Supply agreements	$4,213	$—	$—	$—	$—	$4,213
Customer relationships	1,051	—	—	—	8	1,059
Customer databases	132	—	—	—	—	132
Core and current technology	35,129	—	—	—	26	35,155
Patent portfolio	14,612	—	—	—	4,834	19,446
Customer contracts	3,695	—	—	—	—	3,695

	58,832	—	—	—	4,868	63,700
Less accumulated amortization	(39,165)	—	—	(9,155)	(3,614)	(51,934)

Intangible assets, net	$19,667	$—	$—	$(9,155)	$1,254	$11,766

	Balance at				Translation	Balance at
	July 2, 2005	Impairment	Disposals	Additions	Adjustment	July 1, 2006
	(In thousands)

Supply agreements	$4,157	$—	$—	$—	$56	$4,213
Customer relationships	487	—	—	539	25	1,051
Customer databases	132	—	—	—	—	132
Core and current technology	34,750	(760)	(929)	1,695	373	35,129
Patent portfolio	14,377	—	—	—	235	14,612
Customer contracts	3,645	—	—	—	50	3,695

	57,548	(760)	(929)	2,234	739	58,832
Less accumulated amortization	(29,538)	—	929	(10,004)	(552)	(39,165)

Intangible assets, net	$28,010	$(760)	$—	$(7,770)	$187	$19,667

Goodwill

On March 22, 2006, Bookham acquired all of the outstanding share capital of Avalon Photonics for total stock consideration valued at $6.7 million, including contingent consideration valued at $1,000,000 (Note 13 — Business Combinations). The goodwill arising from this combination was $2,544,000. This goodwill was adjusted down to $1,544,000 in the year ended June 30, 2007 to reverse the $1,000,000 contingent consideration as a result of certain integration milestones not being achieved.

No other acquisitions by the Company resulted in recognition of goodwill in the years ended June 28, 2008, June 30, 2007 and July 1, 2006.

Intangible Assets

Intangible assets have primarily been acquired through business combinations and are being amortized on a straight line basis over the estimated useful life of the related asset, generally three to six years, except for fifteen years as to a specific customer contract.

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The expected future annual amortization expense of other intangible assets is as follows (in thousands):

Fiscal Year Ending	Amounts
(In thousands)

2009	$1,904
2010	1,672
2011	1,344
2012	665
2013	665
Thereafter	1,579

Total expected future amortization	$7,829

As of June 28, 2008, the weighted average amortization period for intangible assets is 7 years, including 9 years for supply contracts, 3 years for the Company’s customer database, 7 years for patents and 10 for core and current technologies.

Impairment of Goodwill and Other Intangible Assets

The Company has adopted SFAS No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets”. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that they may be impaired. SFAS 142 generally requires these impairment tests to be based on a business unit’s “fair value,” which is generally determined through market prices, although in certain cases, in the event of an absence of market prices for particular elements of the relevant business, SFAS 142 also permits the use of discounted future expected cash flows as a basis for testing. The Company has applied both approaches, as appropriate.

The Company’s annual impairment review of goodwill and other intangibles led to the recording of no impairment charges for the year ended June 28, 2008 and June 30, 2007, and the recording of an impairment charge of $760,000, for the year ended July 1, 2006 due to the impairment of intangibles related to Ignis Optics, Inc. which had been acquired in October 2003.

15.	Related Party Transactions

As of July 1, 2006 Nortel Networks owned 6.9% of the Company’s outstanding shares of common stock, respectively. To the best of the Company’s knowledge, Nortel Networks owned no outstanding shares of its common stock as of or since June 30, 2007. Since the Company’s acquisition of Nortel Networks Optical Components in 2002, the Company has also been party to a series of supply agreements, and addendums thereto, with Nortel Networks, which expired as to all material terms and obligations during the year ended June 30, 2007, and Nortel Networks has also held notes payable from the Company, which were settled in January 2006.

In the ordinary course of business, the Company has entered into the following transactions with Nortel Networks for the years ended June 30, 2007, and July 1, 2006:

		Purchases
	Sales to	from
	Nortel	Nortel
	(In thousands)

June 30, 2007	$39,873	$5,020
July 1, 2006	110,511	—

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Historical Transactions with Nortel

Prior to January 13, 2006, Nortel Networks, and subsidiaries of Nortel Networks, held promissory notes with an aggregate principal amount of $45.9 million. In connection with a series of transactions entered into on January 13, 2006, the promissory notes were settled in full on January 13, 2006 (See Note 16 — Debt).

On January 13, 2006, the Company entered into a third addendum to the Optical Components Supply Agreement dated November 8, 2002 with Nortel Networks Limited (the “Supply Agreement”). This third addendum obligated Nortel Networks to purchase $72 million of the Company’s product during the 2006 calendar year. The addendum also eliminated provisions requiring the Company to grant a license for the assembly, test, post-processing and test intellectual property (excluding wafer technology) of certain critical products to Nortel Networks Limited and to any designated alternative supplier if the Company’s cash balance was less than $25 million, as well as the provisions giving Nortel Networks Limited the right to buy all Nortel Networks Limited inventory then held by the Company and requiring the Company to grant a license to Nortel Networks Limited or any alternative supplier for the manufacture of all products covered by the first addendum to the Supply Agreement if the Company’s cash balance was less than $10 million.

These January 13, 2006 transactions, as well as the transactions described in Note 16, were the culmination of a series of transactions since the Company’s acquisition of Nortel Networks Optical Components (“NNOC”) in 2002 under which obligations to Nortel Networks Limited were created and amended, and a supply agreement similarly was entered into and amended. The following describes this series of transactions:

•	At the time of the Company’s acquisition of NNOC in November 2002, a subsidiary of the Company issued a $30 million secured loan note due November 8, 2005 (the “$30m Note”) and a $20 million unsecured loan note due November 8, 2007 (the “Original $20m Note”) to affiliates of Nortel Networks. In connection with the issuance of these notes, the Company and Nortel Networks entered into security agreements with respect to certain assets of the Company. In September 2004, the Original $20m Note was exchanged for a $20 million note convertible into shares of the Company’s common stock (the “New $20m Note”);

•	On December 2, 2004, (i) the $30m Note was amended and restated to, among other things, extend the final maturity date by one year from November 8, 2005 to November 8, 2006 and (ii) the New $20m Note was amended and restated to, among other things, provide that it would not convert into the Company’s common stock (collectively, the “Amended and Restated Notes”). The Amended and Restated Notes were secured by the assets that secured the $30m Note, as well as certain additional property, plant and equipment of the Company. The Amended and Restated Notes also contained certain limitations, including restrictions on asset sales and a requirement that the Company maintain a cash balance of at least $25 million;

•	On February 7, 2005, the Company, Bookham Technology plc and certain of the Company’s other subsidiaries entered into a Notes Amendment and Waiver Agreement with Nortel Networks Corporation and Nortel Networks UK Limited, relating to the $25 million cash balance covenant set forth in the Amended and Restated Notes. Under the waiver, the obligation to maintain this cash balance was waived until August 7, 2006; and

•	On February 7, 2005, the Company also entered into an addendum (the “The First Addendum”) to the Supply Agreement. The First Addendum effected the following changes to the Supply Agreement:

•	The term of the Supply Agreement was extended by one year to November 2006, provided that Nortel Networks’ obligation to purchase a percentage of certain optical components from the Company was to expire in accordance with the terms of the Supply Agreement in November 2005;

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Nortel Networks provided the Company with a purchase commitment for last time buys, or certain of the Company’s discontinued products, which Nortel Networks was obligated to purchase as these products were manufactured and delivered. If the Company failed to meet milestones set out in an agreed upon delivery schedule for “last-time buy” products by more than 10% in aggregate revenue for three consecutive weeks, and did not rectify the failure within 30 days, those products would have been deemed critical products, subject to the relevant provisions of the Supply Agreement described below.

The following terms were put in place:

•	At Nortel Networks’ request, the Company agreed to increase its manufacturing of critical product wafer in-feeds against a Nortel Networks agreed upon manufacturing schedule. Upon manufacture and placement into inventory, Nortel Networks agreed to pay a holding and inventory fee pending Nortel Network’s outright purchase of such wafers. In addition, Nortel Networks could at its election supply any capital equipment required in connection with the requisite inventory buildup or extend the time period for meeting its demand if its demand required the Company to increase its capital equipment to meet the demand in the required time period;

•	If at any time the Company (a) had a cash balance of less than $25 million; (b) was unable to manufacture critical products in any material respect, and that inability continued uncured for a period of six weeks, or (c) was subject to an insolvency event, such as a petition or assignment in bankruptcy, appointment of a trustee, custodian or receiver, or entrance into an arrangement for the general benefit of creditors, then the Company would have to grant a license for the assembly, post-processing and test intellectual property (but excluding wafer technology) of certain critical products to Nortel Networks and to any designated alternative supplier;

•	If the Company’s cash balance were less than $10 million or there were an insolvency event, Nortel Networks Limited would have had the right to buy all Nortel Networks inventory held by the Company, and the Company would have had to grant a license to Nortel Networks Limited or any alternative supplier for the manufacture of all products covered by the First Addendum;

•	The Company’s licensing and related obligations would terminate on February 7, 2007, unless the license had been exercised, in which case they would terminate 24 months from the date the license was exercised, provided that at that time, among other things, the Company had a cash balance of $25 million and had been able to meet Nortel Network’s demand for the subject products; and

•	Pursuant to the First Addendum, the Company was obligated to make prepayments under the $30 million note and the $20 million note issued to Nortel Networks UK Limited on a pro rata basis in the following amounts upon the occasion of any one of the events described below:

•	$1.0 million if the Company failed to deposit intellectual property relating to all covered products in escrow and its cash balance was below $10 million;

•	$1.0 million in each case if (a) the Company failed to deliver 90% of scheduled last time buys through April 2005, subject to cure provisions (b) the Company failed to meet 90% of scheduled critical component wafer manufacturing through August 2005, subject to cure provisions, or (c) the Company failed to use commercially reasonable efforts to provide for an alternative supplier of two identified product lines when obligated to do so under the agreement; and

•	$2.0 million in each case if (a) the Company failed to deliver 75% of scheduled last time buys through August 2005, subject to cure provisions, or (b) the Company failed to meet 75% of scheduled critical product deliveries through November 2005, subject to cure provisions.

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	On March 28, 2005, the Company entered into a letter agreement (the “Letter Agreement”) with Nortel Networks pursuant to which the Company and Nortel Networks agreed to enter into definitive documentation further amending certain terms of the supply agreement, the Amended and Restated Notes and documentation related to the Amended and Restated Notes, including the security agreements entered into in connection with the Amended and Restated Notes;

•	On May 2, 2005, the Company and Nortel Networks entered into definitive agreements formally documenting the arrangements contemplated by the Letter Agreement. The terms of the definitive agreements were effective April 1, 2005 and include, among other agreements including a security agreement, a further Addendum (the “Second Addendum”) to the supply agreement and a Second Notes Amendment and Waiver Agreement between the Company and Nortel Networks relating to the Amended and Restated Notes (the “Notes Agreement”);

•	The Second Addendum, which amended the terms and provisions of the Supply Agreement as amended by the First Addendum, increased the prices and adjusted the payment terms of certain products shipped to Nortel Networks under the Supply Agreement. The increased prices and adjusted payment terms continued for one year beginning April 1, 2005. Such prices and payment terms were subject to termination if an event of default occurred and continued under the Amended and Restated Notes or if a change in control or bankruptcy event occurred;

•	Pursuant to the Second Addendum, Nortel Networks confirmed the arrangements in the Letter Agreement to issue non-cancelable purchase orders for “last-time buys” for certain products and other “non last-time buy” products. The products were to be delivered to Nortel Networks Limited over the next 12 months beginning on April 1, 2005. This resulted in the issuance of a non-cancelable purchase order for such products valued at approximately $100 million with approximately $50 million of “last-time buy” products and $50 million for other non “last-time buy” products. A specific delivery schedule was agreed for the “last-time buy” products, however, the delivery schedule and composition of the “non last-time buy” products was subject to change as agreed between the parties. The Second Addendum also formally confirmed increases in the prices and adjustments in the payment terms of certain products shipped to Nortel Networks under the Supply Agreement. Pursuant to the Notes Agreement, Nortel Networks UK Limited waived through May 2, 2006 the terms of the Amended and Restated Notes requiring prepayment in the event the Company raised additional capital. This waiver applied to net proceeds of up to $75 million in the aggregate, provided that the Company used such proceeds for working capital purposes in the ordinary course of business. The waiver would have terminated prior to May 2, 2006 if an event of default had occurred and were continuing under the Amended and Restated Notes or if a change in control or bankruptcy event occurred; and

•	The Notes Agreement further amended the Amended and Restated Notes to provide that an event of default under the Supply Agreement would constitute an event of default under the Amended and Restated Notes. An event of default would occur under the Supply Agreement (and therefore the Amended and Restated Notes) upon:

•	the Company’s intentional cessation of shipment of products to Nortel Networks against an agreed delivery schedule;

•	the Company’s failure to deliver products pursuant to the Supply Agreement to the extent that Nortel Networks would be entitled to cancel all or part of an order, provided that Nortel Networks provided written notice of such default;

•	the Company’s failure to meet a milestone for a last time buy product, provided that Nortel Networks provided written notice of such default;

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	the Company’s breach of or default under any one of its material obligations under the Supply Agreement which continued for more than 10 calendar days;

•	any other default by the Company which would entitle Nortel Networks to terminate the Supply Agreement; or

•	any event of default under the Amended and Restated Notes.

•	Pursuant to the Notes Agreement, the Company and certain of its subsidiaries entered into security agreements securing the obligations of the Company and its subsidiaries under the Amended and Restated Notes and the Supply Agreement. These obligations were secured by the assets already securing the obligations of the Company and its subsidiaries under the Amended and Restated Notes as of December 2, 2004, as well as by Nortel Networks’ specific inventory and accounts receivable under the Supply Agreement and the Company’s real property located in Swindon, United Kingdom. However, the Company was permitted to sell the Swindon property provided that no event of default had occurred and was continuing under the Amended and Restated Notes, and provided that the Company used the proceeds of such sale for working capital purposes in the ordinary course of business.

16.	Debt

On January 13, 2006, the Company entered into a series of transactions to (i) retire $45.9 million aggregate principal amount of outstanding notes payable to Nortel Networks UK Limited and (ii) convert $25.5 million in outstanding convertible debentures which were issued in December 2004. In connection with the satisfaction of these debt obligations and conversion of these convertible debentures, the Company issued approximately 10.5 million shares of common stock, issued warrants to purchase approximately 1.1 million shares of common stock, paid approximately $22.2 million in cash and recorded an expense of $18.8 million in the fiscal year ended July 1, 2006 for loss on conversion and early extinguishment of debt.

The transactions were accounted for under the provisions of APB 26, “Early Extinguishments of Debt”, except for the conversion of the convertible debentures, which have been accounted for in accordance with SFAS 84, “Induced Conversions of Convertible Debt — an amendment to APB Opinion No. 26”. In accordance with these transactions, the Company recorded in other expense a loss of $18.8 million in the year ended July 1, 2006.

•	On January 13, 2006, the Company paid Nortel Networks (UK) Limited (“NNUKL”) all $20 million outstanding principal of, plus all accrued interest on, the Amended and Restated Series A-2 Senior Secured Note Due 2007 issued by the Company to NNUKL (the “Series A Note”), and the Series A Note was retired and cancelled. The Company also paid NNUKL all of the accrued interest on the Amended and Restated

Series B-1 Senior Secured Note Due 2006 issued by Bookham Technology plc to NNUKL, the payment of which and performance of all obligations under which had been fully and unconditionally guaranteed by the Company.

•	On January 13, 2006, the Company, Bookham Technology plc and certain subsidiaries of Bookham Technology plc entered into a Release Agreement (the “Release Agreement”) with Nortel Networks, NNUKL, and certain of their affiliates (collectively, “Nortel”). Pursuant to the Release Agreement, Nortel released its security interests in the collateral securing the obligations of the Company and Bookham Technology plc under the Series A Note, the Series B Note and the Optical Components Supply Agreement dated November 8, 2002 (the “Supply Agreement”) between Bookham Technology plc and Nortel Networks Limited (“NNL”).

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	On January 13, 2006, certain accredited institutional investors entered into separate purchase agreements to purchase portions of the Series B Note (the “Note Purchasers”) from NNUKL. Pursuant to the terms of an Exchange Agreement, dated as of January 13, 2006 (the “Exchange Agreement”), by and among the Company, Bookham Technology plc and the Note Purchasers, the Company issued an aggregate of 5,120,793 shares of common stock and warrants to purchase an aggregate of up to 686,000 shares of common stock (the “Note Exchange Warrants”) to the Note Purchasers in exchange for the Series B Note, which was retired and cancelled. The Note Exchange Warrants are exercisable from July 13, 2006 to January 13, 2011 at an exercise price per share of $7.00.

•	Pursuant to the terms of a Securities Exchange Agreement, dated as of January 13, 2006 (the “Securities Exchange Agreement”), by and among the Company and the investors named therein (the “Debenture Holders”), each of the Debenture Holders exercised its rights to convert a portion of the Company’s 7.0% Senior Unsecured Convertible Debentures issued in December 2004 and held by such Debenture Holder (the “Debentures”) into shares of common stock, resulting in the issuance of an aggregate of 3,529,887 shares of common stock. Also pursuant to the Securities Exchange Agreement, the Company paid the Debenture Holders an aggregate of $1,717,663.16 in cash and issued to the Debenture Holders an aggregate of 571,011 additional shares of common stock and warrants (the “Initial Warrants”) to purchase up to 304,359 shares of common stock. The Initial Warrants are exercisable from July 13, 2006 to January 13, 2011 at an exercise price per share of $7.00. Subject to the approval of the Company’s stockholders pursuant to the rules of the NASDAQ Stock Market and the terms of the Securities Exchange Agreement, each of the Debenture Holders agreed to exercise its rights to convert the remaining portion of the Debentures, which would result in the issuance of an aggregate of 178,989 additional shares of common stock. Also pursuant to the Securities Exchange Agreement, at the time of such subsequent conversion, the Company agreed to pay the Debenture Holders an aggregate of $538,408.51 in cash and issue to the Debenture Holders an aggregate of 1,106,477 shares of common stock to the Debenture Holders and warrants to purchase an aggregate of up to 95,461 shares of common stock, which would be exercisable on the same terms as the Initial Warrants. The requisite stockholder approval was received on March 22, 2006 and the transactions described in the preceding two sentences were consummated on March 23, 2006.

•	In connection with these transactions, the Company paid $1.8 million in fees to a third party broker.

In determining the accounting loss from these transactions, the Company applied the fair value of the consideration paid, which in the case of the warrants to purchase shares of the Company’s common stock, was based on applying the Black-Scholes-Merton model assuming variables of 84% volatility, zero dividend yield, an expected life of 5 years, and a risk free interest rate of 4.34%.

The original terms of the Nortel Networks promissory notes are described in Note 15 — Related Party Transactions.

The terms and accounting for the Debentures, prior to the January 13, 2006 were as follows:

•	On December 20, 2004, the Company closed a private placement of $25.5 million of 7.0% senior unsecured convertible debentures and warrants to purchase common stock which resulted in net proceeds of $21.5 million. The Company forwarded $4.2 million of the proceeds to Nortel Networks, paying a portion of the Series B Note owed as part of the acquisition of NNOC. The Debentures were convertible into shares of common stock at the option of the holder prior to the maturity of the Debentures on December 20, 2007. The initial conversion price of the debentures was $5.50 per share, which represented a premium of approximately 16% over the closing price of the Company’s common stock on December 20, 2004. The holder also had a right of mandatory redemption of unpaid principle and accrued and unpaid interest in the event of a change in control or default, including penalties in the event of a change in control ranging from ten percent to twenty percent of the unpaid principle, as

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

determined based on the timing of the triggering event. The Company had a right to convert the Debentures into shares of common stock under certain circumstances. The warrants issued in connection with the sale of the debentures provided holders thereof the right to purchase up to an aggregate of 2,001,963 shares of common stock and were exercisable during the five years from the date of grant at an initial exercise price of $6.00 per share, which represents a premium of approximately 26% over the closing price of common stock on December 20, 2004.

•	The valuation of the financial instruments issued in connection with this private placement involved judgment affecting the carrying value of each instrument on the balance sheet and the periodic interest expense recorded. In order to determine the valuation of these instruments the Company applied the guidance in Emerging Issues Task Force, “EITF” Issue 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF Issue 00-27, “Application of Issue 98-5 to Certain Convertible Instruments” to value the Debentures, the accompanying warrants and the value of the convertibility element of the Debentures. The Company first determined the fair value of the warrant and its value relative to the Debenture. The Company chose to use the Black-Scholes-Merton model to determine the value of the warrant which requires the determination of the Company’s stock’s volatility and the life of the instrument, among other factors. The Company determined that its stock’s historic volatility of 97% was representative of its stock’s future volatility and used the contractual term of five years for the life of the instrument and a risk free interest rate of 2.89%. The valuation independently derived from the Black-Scholes-Merton model for the warrant was then compared to the face value of the Debenture and a relative value of $5.4 million was assigned to the warrants. The value of the conversion element of the Debenture was determined based on the difference between the relative value of the Debenture per share of $4.35 of the 4.6 million shares into which the Debenture could have converted, compared to the fair market value per share of $4.77 per share of the Company’s common stock on the date on which the Debentures were issued. The value of the conversion feature of the Debenture was thereby determined to be $2.0 million. The value of the warrants and the conversion feature were recorded as a discount to the debt liability on the balance sheet and were amortized to interest expense based on the life of the Debenture of three years. In addition, the Company capitalized $1.9 million related to issuance costs associated with the Debentures and warrants, which was being amortized as part of interest expense for the term of the Debentures, prior to the January 13, 2006 settlement of the Debentures, as described above.

The warrants issued to the holders of the Debentures on December 20, 2004 are still outstanding.

Other Debt

As of June 28, 2008, the Company’s Switzerland subsidiary has an unsecured loan payable to a third party for $229,000 which is repayable in equal monthly installments until December 2013. This loan bears interest at 5% per annum, which is payable monthly in arrears.

BOOKHAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Quarter Summaries (unaudited)

	Three Months Ended
	June 28,	March 29,	December 29,	September 29,	June 30,	March 31,	December 30,	September 30,
	2008	2008	2007	2007	2007	2007	2006	2006
	(In thousands, except per share data)

Revenues	$62,550	$59,703	$58,956	$54,282	$45,106	$44,989	$56,328	$56,391
Cost of revenues	48,731	46,320	45,522	41,945	37,733	40,707	48,103	46,950

Gross profit	13,819	13,383	13,434	12,337	7,373	4,282	8,225	9,441
Operating expenses:
Research and development	8,203	7,570	8,168	8,692	9,154	10,853	11,525	11,493
Selling, general and administrative	12,742	11,711	12,162	11,326	10,837	12,043	12,081	12,859
Amortization of intangible assets	622	667	1,353	1,997	1,956	2,170	2,484	2,274
Restructuring and severance charges	1,020	672	562	1,217	1,872	4,273	1,301	2,901
Certain legal actions/(recovery), settlements and related costs	(3,813)	54	877	—	—	—	—	490
Impairment/ (recovery) of goodwill, other intangible and other long-lived assets	—	—	—	—	(280)	—	—	1,901
(Gain)/loss on sale of fixed assets	(250)	(596)	(1,481)	(235)	(2,185)	6	270	(1,100)

Total operating expenses	18,524	20,078	21,641	22,997	21,354	29,345	27,661	30,818

Operating loss	(4,705)	(6,695)	(8,207)	(10,660)	(13,981)	(25,063)	(19,436)	(21,377)
Other income/(expense), net:
Interest and other income/(expense) , net	2,841	1,312	2,973	(294)	389	777	(1,862)	(1,517)

Loss before income tax	(1,864)	(5,383)	(5,234)	(10,954)	(13,592)	(24,286)	(21,298)	(22,894)
Income tax provision/(benefit)	35	17	(47)	—	22	37	50	(4)

Net loss	$(1,899)	$(5,400)	$(5,187)	$(10,954)	$(13,614)	$(24,323)	$(21,348)	$(22,890)

Basic and diluted net loss per share	$(0.02)	$(0.05)	$(0.06)	$(0.13)	$(0.17)	$(0.35)	$(0.31)	$(0.38)

Shares used to compute net loss per share	99,604	99,316	90,963	82,586	82,454	70,077	68,635	60,178

BOOKHAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 27,	June 28,
	2008	2008
	(unaudited, in thousands,
	except par value amount)

ASSETS
Current assets:
Cash and cash equivalents	$35,296	$32,863
Short-term investments	8,894	17,845
Restricted cash	513	1,154
Accounts receivable, net	33,119	45,665
Inventories	58,448	59,612
Prepaid expenses and other current assets	4,842	6,007

Total current assets	141,112	163,146

Goodwill	—	7,881
Other intangible assets, net	6,191	7,829
Property and equipment, net	32,509	32,962
Other non-current assets	274	272

Total assets	$180,086	$212,090

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,402	$21,501
Accrued expenses and other liabilities	21,245	20,789

Total current liabilities	36,647	42,290

Other long-term liabilities	1,821	1,336
Deferred gain on sale-leaseback	14,019	19,402

Total liabilities	52,487	63,028

Commitments and contingencies (Note 9) Stockholders’ equity:
Preferred stock: 5,000 shares authorized; none issued and outstanding	—	—
Common stock:
$0.01 par value per share; 175,000 shares authorized; 100,868 shares issued and outstanding at December 27, 2008 100,740 shares issued and outstanding at June 28, 2008	1,009	1,007
Additional paid-in capital	1,165,695	1,163,598
Accumulated other comprehensive income	24,742	44,036
Accumulated deficit	(1,063,847)	(1,059,579)

Total stockholders’ equity	127,599	149,062

Total liabilities and stockholders’ equity	$180,086	$212,090

The accompanying notes form an integral part of these condensed consolidated financial statements.

BOOKHAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007
	(unaudited, in thousands, except per share amounts)

Revenues	$50,204	$58,956	$116,735	$113,238
Cost of revenues	41,499	45,522	91,401	87,467

Gross margin	8,705	13,434	25,334	25,771
Operating expenses:
Research and development	6,897	8,168	14,832	16,860
Selling, general and administrative	9,282	12,162	19,966	23,488
Amortization of intangible assets	444	1,353	907	3,350
Restructuring and severance charges	482	562	1,968	1,779
Legal settlement	—	877	(184)	877
Impairment of goodwill	7,881	—	7,881	—
(Gain) loss on sale of property and equipment	(8)	(1,481)	8	(1,716)

Total operating expenses	24,978	21,641	45,378	44,638

Operating loss	(16,273)	(8,207)	(20,044)	(18,867)
Other income (expense):
Other expense	(95)	—	(695)	—
Interest income	209	494	457	746
Interest expense	(132)	(253)	(324)	(387)
Gain on foreign exchange	9,866	2,732	16,362	2,320

Total other income (expense)	9,848	2,973	15,800	2,679

Loss before income taxes	(6,425)	(5,234)	(4,244)	(16,188)
Income tax provision (benefit)	36	(47)	24	(47)

Net loss	$(6,461)	$(5,187)	$(4,268)	$(16,141)

Net loss per share:
Basic	$(0.06)	$(0.06)	$(0.04)	$(0.19)
Diluted	$(0.06)	$(0.06)	$(0.04)	$(0.19)
Shares used in computing net loss per share:
Basic	100,339	90,963	100,209	86,775
Diluted	100,339	90,963	100,209	86,775

The accompanying notes form an integral part of these condensed consolidated financial statements.

BOOKHAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	December 27,	December 29,
	2008	2007
	(unaudited, in thousands)

Cash flows from operating activities:
Net loss	$(4,268)	$(16,141)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,720	9,604
Stock-based compensation	2,241	4,409
Amortization of deferred gain on sale-leaseback	(486)	(714)
Impairment of short-term investments	706	—
Impairment of goodwill	7,881	—
Accretion on short-term investments	(102)	—
(Gain) loss on sale of property and equipment	8	(1,716)
Changes in assets and liabilities:
Accounts receivable, net	1,721	(6,614)
Inventories	(825)	(4,524)
Prepaid expenses and other current assets	684	4,925
Other assets	(88)	—
Accounts payable	(5,264)	3,714
Accrued expenses and other liabilities	762	(1,884)

Net cash provided by (used in) operating activities	9,690	(8,941)

Cash flows from investing activities:
Purchases of property and equipment	(6,934)	(5,688)
Proceeds from sale of property and equipment	14	1,775
Purchases of available-for-sale investments	(6,945)	—
Sales and maturities of available-for-sale investments	15,350	—
Transfer from restricted cash	575	4,480

Net cash provided by investing activities	2,060	567

Cash flows from financing activities:
Proceeds from issuance of common stock, net	—	40,902
Proceeds from bank loan payable	—	501
Repayment of bank loan payable	—	(4,313)
Repayment of other loans	(31)	(12)
Amount paid to repurchase shares from former officer	—	(2)

Net cash provided by (used in) financing activities	(31)	37,076

Effect of exchange rate on cash and cash equivalents	(9,286)	(2,331)
Net increase in cash and cash equivalents	2,433	26,371
Cash and cash equivalents at beginning of period	32,863	36,631

Cash and cash equivalents at end of period	$35,296	$63,002

The accompanying notes form an integral part of these condensed consolidated financial statements.

BOOKHAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1.	Nature of Business

Bookham, Inc., a Delaware corporation (“Bookham, Inc.”), designs, manufactures and markets optical components, modules and subsystems that generate, detect, amplify, combine and separate light signals principally for use in high-performance fiber optics communications networks. Due to its advantages of higher capacity and transmission speed, optical transmission has become the predominant technology for large-scale communications networks. The Company’s primary operating segment is its telecom segment, which addresses this optical communications market. The Company’s remaining product lines, which address certain other optics and photonics markets, such as material processing, inspection and instrumentation, and research and development, and which leverage the resources, infrastructure and expertise of its telecom segment, comprise its non-telecom segment. References herein to the “Company” mean Bookham, Inc. and its subsidiaries.

Note 2.	Basis of Preparation

The accompanying unaudited condensed consolidated financial statements as of December 27, 2008 and for the three and six months ended December 27, 2008 and December 29, 2007 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Article 10 of Regulation S-X, and include the accounts of Bookham, Inc. and all of its subsidiaries. Accordingly, they do not include all of the information and footnotes required by such accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the Company’s consolidated financial position and operations have been included. The consolidated results of operations for the three and six months ended December 27, 2008 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year ending June 27, 2009.

The condensed consolidated balance sheet as of June 28, 2008 has been derived from the audited consolidated financial statements as of such date. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2008 (the “2008 Form 10-K”).

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses reported in those financial statements. These judgments can be subjective and complex, and consequently actual results could differ materially from those estimates and assumptions. Descriptions of these estimates and assumptions are included in the 2008 Form 10-K.

Revenue Recognition for Financially Distressed Customers

The Company’s revenue recognition policy, which is more fully described in its 2008 Form 10-K, follows Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition in Financial Statements. Specifically, the Company recognizes product revenue when (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped and title has transferred, (iii) collectability is reasonably assured, (iv) fees are fixed or determinable and (v) there are no uncertainties with respect to customer acceptance.

In the second quarter of fiscal 2009 the Company issued billings of (i) $4.1 million for products that were shipped to Nortel Networks, but for which payment was not received prior to its bankruptcy filing on January 14, 2009, and (ii) $1.3 million for products that were shipped to a contract manufacturer for which payment may not be received due to the Nortel Networks bankruptcy filing. As a result, an aggregate of $5.4 million in revenue was deferred, and therefore was not recognized as revenues or accounts receivable in

BOOKHAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the accompanying consolidated financial statements at the time of such billings, as the Company determined that such amounts were not reasonably assured of collectability in accordance with its revenue recognition policy. The Company recognizes revenues from financially distressed customers when collectability becomes reasonably assured, assuming all other criteria for revenue recognition have been met.

Note 3.	Fair Value

In the Company’s first quarter of fiscal 2009, the Company adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements, for all financial assets and financial liabilities and for all non-financial assets and non-financial liabilities recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS No. 157 clarifies that fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS No. 157 establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions. This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, the Company measures certain financial assets, primarily marketable securities, and liabilities at fair value.

The Company’s cash equivalents and short-term investment instruments are classified within Level 1, Level 2 or Level 3 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. The types of instruments valued based on quoted market prices in active markets include most U.S. government and agency securities and money market securities. Such instruments are generally classified within Level 1 of the fair value hierarchy. The types of instruments valued based on other observable inputs include investment-grade corporate bonds, mortgage-backed and asset-backed securities and foreign currency forward exchange contracts. Such instruments are generally classified within Level 2 of the fair value hierarchy.

In September 2008, Lehman Brothers Holdings Inc. (“Lehman”) filed a petition under Chapter 11 of the U.S. Bankruptcy Code. At December 27, 2008, the Company held a Lehman security with par value of $0.8 million. As of January 30, 2009, the Company does not have an estimate of the recovery value of this security, but has reduced the carrying value of this security to $0.1 million based on Level 3 inputs. For the three and six months ended December 27, 2008, the Company has recorded impairment charges for the Lehman security of $0.1 million and $0.7 million, respectively, which are included in other expense in the condensed consolidated statement of operations.

BOOKHAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are shown in the table below by their corresponding balance sheet caption and consisted of the following types of instruments at December 27, 2008:

	Fair Value Measurement at Reporting Date Using
	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(Thousands)

Assets:
Cash and cash equivalents(1):
Money market funds	$14,092	$—	$—	$14,092
Short-term investments:
United States agency securities	6,177	—	—	6,177
United States corporate bonds	—	2,637	80	2,717

Total assets measured at fair value	$20,269	$2,637	$80	$22,986

Liabilities:
Accrued expenses and other liabilities
Unrealized loss on hedges	$—	$3,332	$—	$3,332

Total liabilities measured at fair value	$—	$3,332	$—	$3,332

(1)	Excludes $21.2 million in cash held in Company bank accounts.

Derivative Financial Instruments

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, requires the Company to recognize all derivatives, such as foreign currency forward exchange contracts, on the condensed consolidated balance sheet at fair value regardless of the purpose for holding the instrument. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through operating results or recognized in accumulated other comprehensive income until the hedged item is recognized in operating results in the condensed consolidated statements of operations.

At the end of each accounting period, the Company marks-to-market all foreign currency forward exchange contracts that have been designated as cash flow hedges and changes in fair value are recorded in accumulated other comprehensive income until the underlying cash flow is settled and the contract is recognized in operating results. As of December 27, 2008, the Company held nineteen outstanding foreign currency forward exchange contracts to sell U.S. dollars and buy U.K. pounds sterling. These contracts had an aggregate notional value of approximately $22.0 million of put and call options expiring at various times between January 2009 and December 2009. To date, the Company has not entered into any such contracts for longer than 12 months and accordingly, all amounts included in accumulated other comprehensive income as of December 27, 2008 will generally be reclassified into earnings within the next 12 months. As of December 27, 2008, the Company has recorded an unrealized loss of $3.3 million to accumulated other comprehensive income related to recording the fair value of the nineteen foreign currency forward exchange contracts designated as hedges for accounting purposes.

BOOKHAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4.	Balance Sheet Details

The following table provides details regarding the Company’s cash, cash equivalents and short-term investments at the dates indicated:

	December 27,	June 28,
	2008	2008
	(Thousands)

Cash and cash equivalents:
Cash-in-bank	$21,204	$16,361
Money market funds	14,092	10,022
Commercial paper	—	6,480

	$35,296	$32,863

Short-term investments:
United States agency securities	$6,177	$2,977
United States corporate bonds	2,717	14,868

	$8,894	$17,845

As of December 27, 2008 and June 28, 2008, all of the Company’s short-term investments had a maturity of less than one year.

The following table provides details regarding the Company’s inventories at the dates indicated:

	December 27,	June 28,
	2008	2008
	(Thousands)

Inventories:
Raw materials	$19,558	$21,140
Work-in-process	28,806	24,786
Finished goods	10,084	13,686

	$58,448	$59,612

The following table provides details regarding the Company’s property and equipment, net at the dates indicated:

	December 27,	June 28,
	2008	2008
	(Thousands)

Property and equipment, net:
Buildings	$15,842	$18,411
Plant and machinery	78,388	78,652
Fixtures, fittings and equipment	956	1,098
Computer equipment	11,475	13,846

	106,661	112,007
Less: accumulated depreciation	(74,152)	(79,045)

	$32,509	$32,962

BOOKHAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides details regarding the Company’s accrued expenses and other liabilities at the dates indicated:

	December 27,	June 28,
	2008	2008
	(thousands)

Accrued expenses and other liabilities:
Trade creditor accruals	$2,599	$4,090
Compensation and benefits related accruals	7,090	6,724
Warranty accrual	2,174	2,598
Unrealized loss on hedges	3,332	—
Other accruals	4,464	5,657
Current portion of restructuring accrual	1,586	1,720

	$21,245	$20,789

Note 5.  Goodwill and Other Intangible Assets

The Company reviews its goodwill and other intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable, and also reviews goodwill annually in accordance with SFAS No. 142, Goodwill and Other Intangibles. The values assigned to goodwill and other intangible assets are based on estimates and judgments regarding expectations for the success and life cycle of products and technologies acquired.

During the three month period ended December 27, 2008, the Company observed indicators of potential impairment of its goodwill, including the impact of the current general economic downturn on the Company’s future prospects and the continued decline of its current market capitalization, which caused the Company to conduct a preliminary interim goodwill impairment analysis. Specifically, indicators emerged within the New Focus reporting unit for SFAS No. 142 purposes, which includes the technology acquired in the March 2004 acquisition of New Focus, Inc. and is in the Company’s non-telecom segment, and one other reporting unit in the non-telecom segment that includes the technology acquired in the March 2006 acquisition of Avalon Photonics AG, (the “Avalon” reporting unit) that led the Company to conclude that a SFAS No. 142 impairment test was required to be performed during the second quarter for goodwill in these reporting units.

Goodwill is tested for impairment using a two-step process. In the first step, the fair value of a reporting unit is compared to its carrying value. If the fair value of a reporting unit exceeds the carrying value of the net assets assigned to a reporting unit, goodwill is considered not impaired and no further testing is required. If the carrying value of the net assets assigned to a reporting unit exceeds the fair value of a reporting unit, a second step of the impairment test is performed in order to determine the implied fair value of a reporting unit’s goodwill.

The Company determined, in its preliminary first step goodwill impairment analysis, that its goodwill in the New Focus and Avalon reporting units was in fact impaired. In the second step, the measurement of the impairment, the Company hypothetically applies purchase accounting to the reporting units using the fair values from the first step. Due to the timing and complexity of step two, the Company has yet to complete this step. However, based upon preliminary calculations, the Company recorded a preliminary estimate of $7.9 million for the impairment loss in its statements of operations for the three and six months ended December 27, 2008 as management concluded that the loss was probable and that the amount of loss was reasonably determinable. The $7.9 million estimate is only preliminary. The Company is continuing to evaluate the impairment of its goodwill, and the amount of the actual impairment charge may vary from this initial estimate. The Company expects that it will complete the full evaluation of the impairment analysis

BOOKHAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

during the quarter ending March 28, 2009. The impairment will not result in any current or future cash expenditures.

The Company also tested the intangible assets of these two reporting units during the second quarter in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Based on this testing, the Company has determined that no impairment charge was necessary. At December 27, 2008, intangible assets subject to the amortization provisions of SFAS No. 142, net of accumulated amortization and impairment charges, were $6.2 million.

Note 6.  Restructuring Liabilities

The following table summarizes the activity related to the Company’s restructuring liability for the six months ended December 27, 2008:

					Accrued
	Accrued	Amounts			Restructuring
	Restructuring	Charged to			Costs at
	Costs at June 28,	Restructuring	Amounts Paid	Adjustments	December 27,
	2008	Costs	or Written-off	and Reversals	2008
	(Thousands)

Lease cancellations and commitments	$2,074	$1,638	$(686)	$—	$3,026
Termination payments to employees and related costs	754	378	(887)	(53)	192

Total accrued restructuring	2,828	$2,016	$(1,573)	$(53)	3,218

Less non-current accrued restructuring charges	(1,108)				(1,632)

Accrued restructuring charges included within accrued expenses and other liabilities	$1,720				$1,586

In connection with earlier plans of restructuring and cost reduction efforts, the Company continued to make scheduled payments drawing down the related lease cancellations and commitments and made further payments to terminated employees and for related costs. In the first quarter of fiscal 2009, the Company accrued an additional $1.5 million in expense related to existing restructuring plans for revised estimates of the cash flows for lease cancellations and commitments. Remaining net payments of lease cancellations and other commitments in connection with the Company’s earlier restructuring and cost reduction efforts are included in the restructuring accrual as of December 27, 2008 and will be paid out through April 2011.

For the three and six months ended December 27, 2008, the Company made payments of $0.4 million and $0.7 million, respectively, related to lease commitments and made payments of $0.6 million and $0.9 million, respectively, in personnel related costs in connection with transferring certain non-telecom manufacturing activities from its San Jose, California facility to its Shenzhen, China facility. Separation payments under the restructuring and cost reduction efforts were accrued and charged to restructuring in the period that both the benefit amounts were determined and the amounts had been communicated to the affected employees.

Note 7.	Accounting for Uncertainty in Income Taxes

FASB Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, prescribes a recognition threshold and measurement attribute for the financial

BOOKHAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

statement recognition and measurement of uncertain tax positions taken, or expected to be taken, in a company’s income tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 utilizes a two-step approach for evaluating uncertain tax positions accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. Step one, referred to as recognition, requires a company to determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any. Step two, measurement, is based on the largest amount of benefit which is more likely than not to be realized on ultimate settlement.

The Company’s total amount of unrecognized tax benefits as of June 28, 2008 was approximately $92.3 million. For the six months ended December 27, 2008, there have been no material changes to the amount of unrecognized tax benefits. Also, the Company had no unrecognized tax benefits that, if recognized, would affect its effective tax rate for the six months ended December 27, 2008. Included in the balance of unrecognized tax benefits at December 27, 2008 is $1.3 million related to tax positions and estimated interest and penalties for which it is reasonably possible that the statute of limitations will expire in various jurisdictions within the next twelve months.

The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the Company’s provision for (benefit from) income taxes. As of December 27, 2008, the Company did not have any accrual for payment of interest and penalties related to unrecognized tax benefits.

The Company files U.S. federal, U.S. state and foreign tax returns and has determined its major tax jurisdictions are the United States, the United Kingdom and China. Tax returns in the following jurisdictions remain open to examination by the appropriate governmental agencies: U.S. federal and China for tax years 2004 to 2008, Switzerland and various U.S. states for tax years 2003 to 2008 and the United Kingdom for tax years 2002 to 2008. The Company is not currently under audit in any major tax jurisdiction.

Note 8.	Credit Agreement

On August 2, 2006, the Company and its wholly-owned subsidiaries Bookham Technology plc, New Focus, Inc. (“New Focus”) and Bookham (U.S.) Inc. (collectively the “Borrowers”) entered into a credit agreement with Wells Fargo Foothill, Inc. and other lenders for a three year $25.0 million senior secured revolving credit facility (the “Credit Agreement”). Advances are available under the Credit Agreement based on 80 percent of “qualified accounts receivable”, as defined in the Credit Agreement, at the time an advance is requested.

The obligations of the Borrowers under the Credit Agreement are guaranteed by the Company, Ignis Optics, Inc., Bookham (Canada) Inc., Bookham Nominees Limited and Bookham International Ltd., each a wholly-owned subsidiary of the Company (together, the “Guarantors” and together with the Borrowers, the “Obligors”), and are secured pursuant to a security agreement (the “Security Agreement”) by the assets of the Obligors, including a pledge of the capital stock holdings of the Obligors in certain of their direct subsidiaries. Any new direct subsidiary of the Obligors is required to execute a guaranty agreement and join in the Security Agreement. Pursuant to the terms of the Credit Agreement, borrowings made under the Credit Agreement bear interest at a rate based on either the London Interbank Offered Rate (LIBOR) plus 2.75 percentage points or the bank’s prime rate plus 1.25 percentage points. In the absence of an event of default, any amounts outstanding under the Credit Agreement may be repaid and re-borrowed at any time until maturity, which is August 2, 2009.

The obligations of the Borrowers under the Credit Agreement may be accelerated upon the occurrence of an event of default under the Credit Agreement, which includes customary events of default, including payment defaults, defaults in the performance of affirmative and negative covenants, the material inaccuracy of representations or warranties, a cross-default related to other indebtedness in an aggregate amount of

BOOKHAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$1.0 million or more, bankruptcy and insolvency related defaults, defaults relating to such matters as ERISA and judgments and a change of control default. The Credit Agreement contains negative covenants applicable to the Company, the Borrowers and their subsidiaries, including financial covenants requiring the Borrowers to maintain a minimum level of earnings before interest, taxes, depreciation and amortization (“EBITDA”) if the Borrowers have not maintained “minimum liquidity” (defined as $30 million of qualified cash and excess availability, each as also defined in the Credit Agreement), as well as restrictions on liens, capital expenditures, investments, indebtedness, fundamental changes to the borrower’s business, dispositions of property, making certain restricted payments (including restrictions on dividends and stock repurchases), entering into new lines of business, and transactions with affiliates. As of December 27, 2008 and June 28, 2008, there were no borrowings under the Credit Agreement. As of December 27, 2008, the Company was in compliance with all covenants under the Credit Agreement and there was $0.3 million in an outstanding letter of credit with a vendor secured by this credit facility which expires in February 2009. As of June 28, 2008, there were $4.8 million in outstanding letters of credit with vendors secured by this credit facility.

In connection with the Credit Agreement, the Company agreed to pay a monthly servicing fee of $3,000 and an unused line fee equal to 0.375 percentage points per annum, payable monthly on the unused amount of revolving credit commitments. To the extent there are letters of credit outstanding under the Credit Agreement, the Borrowers are obligated to pay the administrative agent a letter of credit fee at a rate equal to 2.75 percentage points per annum.

Note 9.	Commitments and Contingencies

Guarantees

The Company follows the provisions of FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. The Company has the following financial guarantees:

•	In connection with the sale by New Focus of its passive component line to Finisar, Inc., New Focus agreed to indemnify Finisar for claims related to the intellectual property sold to Finisar. This obligation expires in May 2009 and has no limitation on maximum liability. The Company has not historically paid out any amounts related to this indemnification obligation and does not expect to in the future, therefore no accrual has been made for this indemnification obligation.

•	The Company indemnifies its directors and certain employees as permitted by law, and has entered into indemnification agreements with its directors and senior officers. The Company has not recorded a liability associated with these indemnification arrangements as the Company historically has not incurred any costs associated with such indemnification arrangements and does not expect to in the future. Costs associated with such indemnification arrangements may be mitigated by insurance coverage that the Company maintains.

•	The Company also has indemnification clauses in various contracts that it enters into in the normal course of business, such as those issued by its banks in favor of several of its suppliers or indemnification in favor of customers in respect of liabilities they may incur as a result of purchasing the Company’s products should such products infringe the intellectual property rights of a third party. The Company has not historically paid out any amounts related to these indemnification obligations and does not expect to in the future, therefore no accrual has been made for these indemnification obligations.

BOOKHAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Provision for warranties

The Company accrues for the estimated costs to provide warranty services at the time revenue is recognized. The Company’s estimate of costs to service its warranty obligations is based on historical experience and expectation of future conditions. To the extent the Company experiences increased warranty claim activity or increased costs associated with servicing those claims, the Company’s warranty costs will increase, resulting in a decrease to gross profit and to net income (loss).

	Three Months Ended		Six Months Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007
	(Thousands)

Warranty provision — beginning of period	$2,594	$2,370	$2,598	$2,569
Warranties issued	694	681	1,622	1,303
Warranties utilized or expired	(727)	(693)	(1,488)	(1,550)
Currency translation adjustment	(387)	(27)	(558)	9

Warranty provision — end of period	$2,174	$2,331	$2,174	$2,331

Litigation

On June 26, 2001, a putative securities class action captioned Lanter v. New Focus, Inc. et al., Civil Action No. 01-CV-5822 was filed against New Focus and several of its officers and directors, or the Individual Defendants, in the United States District Court for the Southern District of New York. Also named as defendants were Credit Suisse First Boston Corporation, Chase Securities, Inc., U.S. Bancorp Piper Jaffray, Inc. and CIBC World Markets Corp., or the Underwriter Defendants, the underwriters in New Focus’s initial public offering. Three subsequent lawsuits were filed containing substantially similar allegations. These complaints have been consolidated.

On November 7, 2001, a Class Action Complaint was filed against Bookham Technology plc and others in the United States District Court for the Southern District of New York. On April 19, 2002, plaintiffs filed an Amended Class Action Complaint, described below. The Amended Class Action Complaint names as defendants Bookham Technology plc, Goldman, Sachs & Co. and FleetBoston Robertson Stephens, Inc., two of the underwriters of Bookham Technology plc’s initial public offering in April 2000, and Andrew G. Rickman, Stephen J. Cockrell and David Simpson, each of whom was an officer and/or director at the time of Bookham Technology plc’s initial public offering.

Various plaintiffs have filed similar actions asserting virtually identical allegations against more than 300 other public companies, their underwriters, and their officers and directors arising out of each company’s initial public offering. These actions, including the action against New Focus and the action against Bookham Technology plc, have been coordinated for pretrial purposes and captioned In re Initial Public Offering Securities Litigation, 21 MC 92.

On April 19, 2002, plaintiffs filed a Consolidated Amended Class Action Complaint in the New Focus action and an Amended Class Action Complaint in the Bookham Technology plc action (together, the “Amended Class Action Complaints”). The Amended Class Action Complaints assert claims under certain provisions of the securities laws of the United States. They allege, among other things, that the prospectuses for Bookham Technology plc’s and New Focus’s initial public offerings were materially false and misleading in describing the compensation to be earned by the underwriters in connection with the offerings, and in not disclosing certain alleged arrangements among the underwriters and initial purchasers of ordinary shares, in the case of Bookham Technology plc, or common stock, in the case of New Focus, from the underwriters. The Amended Class Action Complaints seek unspecified damages (or, in the alternative, rescission for those class members who no longer hold our or New Focus’ common stock), costs, attorneys’ fees, experts’ fees, interest

BOOKHAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and other expenses. In October 2002, the Individual Defendants were dismissed, without prejudice, from the action subject to their execution of tolling agreements. In July 2002, all defendants filed Motions to Dismiss the Amended Class Action Complaints. The motions were denied as to Bookham Technology plc and New Focus in February 2003. Special committees of the board of directors authorized the companies to negotiate a settlement of pending claims substantially consistent with a memorandum of understanding negotiated among class plaintiffs, all issuer defendants and their insurers.

The plaintiffs and most of the issuer defendants and their insurers entered into a stipulation of settlement for the claims against the issuer defendants, including Bookham Technology plc and New Focus. This stipulation of settlement was subject to, among other things, certification of the underlying class of plaintiffs. Under the stipulation of settlement, the plaintiffs would dismiss and release all claims against participating defendants in exchange for a payment guaranty by the insurance companies collectively responsible for insuring the issuers in the related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. On February 15, 2005, the District Court issued an Opinion and Order preliminarily approving the settlement provided that the defendants and plaintiffs agree to a modification narrowing the scope of the bar order set forth in the original settlement agreement. The parties agreed to the modification narrowing the scope of the bar order, and on August 31, 2005, the District Court issued an order preliminarily approving the settlement.

On December 5, 2006, following an appeal from the underwriter defendants the United States Court of Appeals for the Second Circuit overturned the District Court’s certification of the class of plaintiffs who are pursuing the claims that would be settled in the settlement against the underwriter defendants. Plaintiffs filed a Petition for Rehearing and Rehearing En Banc with the Second Circuit on January 5, 2007 in response to the Second Circuit’s decision and have informed the District Court that they would like to be heard as to whether the settlement may still be approved even if the decision of the Court of Appeals is not reversed. The District Court indicated that it would defer consideration of final approval of the settlement pending plaintiffs’ request for further appellate review.

On April 6, 2007, the Second Circuit denied plaintiffs’ petition for rehearing, but clarified that the plaintiffs may seek to certify a more limited class in the District Court. In light of the overturned class certification on June 25, 2007, the District Court signed an Order terminating the settlement. The actions against Bookham Technology plc and New Focus remain stayed while litigation proceeds in six test cases against other companies which involve claims virtually identical to those that have been asserted against Bookham Technology plc and New Focus. On November 13, 2007, the issuer defendants in certain designated “focus cases” filed a motion to dismiss the second consolidated amended class action complaints that were filed in those cases. On March 26, 2008, the District Court issued an Opinion and Order denying, in large part, the motions to dismiss the amended complaints in the “focus cases.”

It is uncertain if the litigations will settle. If settlement of the litigations does not occur and litigation against Bookham Technology plc and New Focus continues, the Company believes that both Bookham Technology plc and New Focus have meritorious defenses to the claims made in the Amended Class Action Complaints and therefore believes that such claims will not have a material effect on its financial position, results of operations or cash flows.

On March 4, 2008, Bookham filed a declaratory judgment complaint captioned Bookham, Inc. v. JDS Uniphase Corp. and Agility Communications, Inc., Civil Action No. 5:08-CV-01275-RMW, in the United States District Court for the Northern District of California, San Jose Division. Bookham’s complaint seeks declaratory judgments that its tunable laser products do not infringe any valid, enforceable claim of U.S. Patent Nos. 6,658,035, 6,654,400 and 6,687,278, and that all claims of the aforementioned patents are invalid and unenforceable. Bookham’s complaint also contains affirmative claims for relief against JDS Uniphase Corp. and Agility Communications, Inc. for statutory unfair competition, and for intentional interference with economic advantage.

BOOKHAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On July 21, 2008, JDS Uniphase Corp. and Agility Communications, Inc. answered Bookham’s complaint and asserted counterclaims against Bookham for infringement of U.S. Patent Nos. 6,658,035, 6,654,400 and 6,687,278, which JDS Uniphase Corp. acquired from Agility Communications, Inc. On October 6, 2008, JDS Uniphase Corp. indicated that its infringement claims are directed at Bookham’s LamdaFlexTM TL500 VCJ; TL5000VLJ; TL3000; TL7000; TL8000 and TL9000 products. JDS Uniphase Corp. seeks unspecified compensatory damages, treble damages and attorneys’ fees from Bookham, and an order enjoining Bookham from future infringement of the patents-in-suit. This litigation has been stayed due to JDS Uniphase Corp.’s commencement of a U.S. International Trade Commission Investigation, which is described below.

On November 7, 2008, JDS Uniphase Corp. petitioned the U.S. International Trade Commission to commence an investigation into alleged violations by Bookham of Section 337 of the Tariff Act of 1930. On December 8, 2008, the U.S. International Trade Commission commenced investigation No. 337-TA-662 into Bookham’s alleged importation into the United States, sale for importation, and sale within the United States after importation of tunable laser chips, assemblies, and products containing the same that infringe U.S. Patent Nos. 6,658,035 and 6,687,278. JDS Uniphase Corp. seeks a general exclusion order prohibiting the importation of any Bookham tunable laser chip, assembly, or product containing the same that infringes any claim of the aforementioned patents, as well as an order prohibiting sales after importation into the United States of any allegedly infringing products. The U.S. International Trade Commission has adopted a target completion date of March 19, 2010 for the investigation, and indicated that a final initial determination should be filed by November 19, 2009. Any adverse ruling by the U.S. International Trade Commission, including an exclusion order that could prohibit us from importing into the United States tunable laser chips, assemblies, or products containing the same, or prolonged litigation will have an adverse effect on the Company’s business and any resolution may not be in the Company’s favor.

On April 18, 2008, the Company settled a lawsuit in the United Kingdom under which it had been seeking claims against a land developer in connection with the Company’s sale of a certain parcel of land in 2005. In the fiscal year ended June 28, 2008, the Company has recorded a gain of $2.9 million, net of costs, associated with this settlement.

Note 10.  Stock-based Compensation Expense

The Company accounts for stock-based compensation under SFAS No. 123R, Share-Based Payment, which requires companies to recognize in their statement of operations all share-based payments, including grants of stock options, based on the grant date fair value of such share-based awards. The application of SFAS No. 123R requires the Company’s management to make judgments in the determination of inputs into the Black-Scholes stock option pricing model which the Company uses to determine the grant date fair value of stock options it grants. This model requires assumptions to be made related to expected stock price volatility, expected option life, risk-free interest rate and dividend yield. While the risk-free interest rate is a less subjective assumption, typically based on factual data derived from public sources, the expected stock price volatility and option life assumptions require a greater level of judgment, which makes them critical accounting estimates. The Company has not issued and does not anticipate issuing dividends to stockholders and accordingly uses a zero percent dividend yield assumption for all Black-Scholes stock option pricing calculations. The Company uses an expected stock-price volatility assumption that is based on historical realized volatility of the underlying common stock during a period of time. With regard to the weighted-average option life assumption, the Company evaluates the exercise behavior of past grants as a basis to predict future activity.

BOOKHAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The assumptions used to value stock option grants for the three and six months ended December 27, 2008 and December 29, 2007 are as follows:

	Three Months Ended		Six Months Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007

Expected life	4.5 years	4.5 years	4.5 years	4.5 years
Risk-free interest rate	2.3%	4.1%	3.1%	4.6%
Volatility	82.9%	77.0%	70.4%	81.7%
Dividend yield	—	—	—	—

The amounts included in cost of revenues and operating expenses for stock-based compensation expenses for the three and six months ended December 27, 2008 and December 29, 2007 were as follows:

	Three Months Ended		Six Months Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007
	(Thousands)

Stock-based compensation by category of expense:
Costs of revenues	$284	$708	$679	$1,323
Research and development	222	643	472	1,094
Selling, general and administrative	518	1,332	1,090	1,992

	$1,024	$2,683	$2,241	$4,409

Stock-based compensation by type of award Stock options	$842	$1,061	$1,669	$2,177
Restricted stock awards	150	1,835	430	2,179
Inventory adjustment to cost of revenues	32	(213)	142	53

	$1,024	$2,683	$2,241	$4,409

As of December 27, 2008 and June 28, 2008, the Company had capitalized $0.2 million and $0.3 million, respectively, of stock-based compensation as inventory.

The following table summarizes the combined activity under all of the Company’s equity incentive plans for the six months ended December 27, 2008:

	Awards	Stock	Weighted-	Restricted Stock	Weighted-
	Available	Options	Average	Awards / Units	Average Grant
	For Grant	Outstanding	Exercise Price	Outstanding	Date Fair Value
	(Thousands)	(Thousands)		(Thousands)

Balances at June 28, 2008	9,603	6,822	$5.87	1,503	$2.91
Granted	(2,707)	2,707	$1.74	—	$—
Exercised or released	—	—	$—	(741)	$3.06
Cancelled or forfeited	1,029	(870)	$5.20	(211)	$4.38

Balances at December 27, 2008	7,925	8,659	$4.36	551	$2.39

The Company generally grants stock options that vest over a four to five year service period and restricted stock awards that vest over a one to four year service period, and in certain cases each may vest earlier based upon the achievement of specific performance-based objectives or pursuant to action by the Company’s Board of Directors or a committee of the Board.

BOOKHAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental disclosure information about the Company’s stock options outstanding as of December 27, 2008 was as follows:

			Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining	Intrinsic
	Shares	Exercise Price	Contractual Life	Value
	(Thousands)		(Years)	(Thousands)

Options exercisable at December 27, 2008	3,515	$7.36	6.6	$—
Options expected to vest at December 27, 2008	8,298	$4.47	6.7	$—
Options outstanding at December 27, 2008	8,659	$4.36	8.0	$—

The aggregate intrinsic value in the table above represents the total pretax intrinsic value, based on the Company’s closing stock price of $0.45 as of December 27, 2008, which would have been received by the option holders had all option holders exercised their options as of that date. There were no shares of common stock subject to in-the-money options which were exercisable as of December 27, 2008. The Company settles employee stock option exercises with newly issued shares of common stock.

Note 11.	Earnings (Loss) Per Share

SFAS No. 128, Earnings Per Share, requires dual presentation of basic and diluted earnings per share on the face of the statement of operations. Basic earnings per share is computed using only the weighted-average number of shares of common stock outstanding for the applicable period, while diluted earnings per share is computed assuming conversion of all potentially dilutive securities, such as stock options, unvested restricted stock awards and units and warrants during such period.

For the three and six months ended December 27, 2008 and for the three and six months ended December 29, 2007, there were no stock options, warrants or restricted stock awards factored into the computation of diluted shares outstanding since the Company incurred a net loss in these periods and their inclusion would be anti-dilutive.

For the three and six months ended December 27, 2008, the effects of potentially dilutive securities (which include warrants, stock options and restricted stock awards) totaling 19.0 million and 18.5 million common shares, respectively, have been excluded from the calculation of diluted net loss per share because their inclusion would have been anti-dilutive. For the three and six months ended December 29, 2007, the effects of potentially dilutive securities totaling 16.9 million in each period have been excluded from the calculation of diluted net loss per share because their inclusion would have been anti-dilutive.

Note 12.	Comprehensive Loss

For the three and six months ended December 27, 2008 and December 29, 2007, the Company’s comprehensive loss was primarily comprised of its net loss, the change in the unrealized loss on currency instruments designated as hedges, and unrealized gain on short-term investments and foreign currency translation adjustments.

BOOKHAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of comprehensive loss were as follows:

	Three Months Ended		Six Months Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007
	(Thousands)

Net loss	$(6,461)	$(5,187)	$(4,268)	$(16,141)
Other comprehensive loss:
Unrealized loss on currency instruments designated as hedges	(2,982)	(384)	(4,023)	(222)
Unrealized gain on short-term investments	61	—	44	—
Currency translation adjustments	(8,903)	(1,175)	(15,315)	562

Comprehensive loss	$(18,285)	$(6,746)	$(23,562)	$(15,801)

Note 13.	Segments of an Enterprise and Related Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments, geographic areas and major customers in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Chief Executive Officer of the Company is the Company’s chief operating decision maker. As of December 27, 2008, the Company is organized and operates as two operating segments: (i) telecom and (ii) non-telecom. The telecom segment is responsible for the design, development, chip and filter level manufacturing, marketing and selling of optical solutions for telecommunications applications. The non-telecom segment is responsible for the design, development, marketing and selling of non-telecom products, which include photonics and microwave solutions, high power lasers, thin film filters and VCSELs (vertical cavity surface emitting lasers). The Company evaluates the performance of its segments and allocates resources based on consolidated revenues and overall performance.

Segment information for the three and six months ended December 27, 2008 and December 29, 2007 is as follows:

	Three Months Ended		Six Months Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007
	(Thousands)

Revenues Telecom	$37,418	$44,799	$89,673	$85,532
Non-telecom	12,786	14,157	27,062	27,706

Consolidated revenues	$50,204	$58,956	$116,735	$113,238

BOOKHAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended		Six Months Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007
	(Thousands)

Operating loss Telecom	$(6,922)	$(6,916)	$(8,262)	$(15,802)
Non-telecom	(454)	788	(1,836)	505

Total segment operating loss	(7,376)	(6,128)	(10,098)	(15,297)
Stock compensation	1,024	2,683	2,241	4,409
Legal settlement	—	877	(184)	877
(Gain) loss on sale of property and equipment	(8)	(1,481)	8	(1,716)
Impairment of goodwill	7,881	—	7,881	—

Consolidated operating loss	$(16,273)	$(8,207)	$(20,044)	$(18,867)

The following table shows revenues by geographic area based on the delivery locations of the Company’s products:

	Three Months Ended		Six Months Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007
	(Thousands)

United States	$11,780	$13,604	$30,981	$28,357
Canada	3,243	10,832	7,898	21,456
Europe:
United Kingdom	2,324	2,581	5,860	4,264
Other	10,313	9,656	21,091	18,350
Asia:
China	12,567	14,659	27,432	25,263
Other	6,851	5,702	13,263	11,483
Rest of world	3,126	1,922	10,210	4,065

	$50,204	$58,956	$116,735	$113,238

The following table sets forth the Company’s long-lived tangible assets by geographic region as of the dates indicated:

	December 27,	June 28,
	2008	2008
	(Thousands)

United States	$1,842	$1,824
China	22,802	20,443
United Kingdom	3,312	6,296
Other	4,553	4,399

	$32,509	$32,962

Significant Customers and Concentration of Credit Risk

For the three months ended December 27, 2008, Nortel Networks accounted for 11 percent and Huawei Technologies accounted for 15 percent of the Company’s revenues. For the three months ended December 29,

BOOKHAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2007, Nortel Networks accounted for 15 percent and Cisco Systems accounted for 11 percent of the Company’s revenues. For the six months ended December 27, 2008, Nortel Networks accounted for 15 percent and Huawei Technologies accounted for 14 percent of the Company’s revenues. For the six months ended December 29, 2007, Nortel Networks accounted for 15 percent and Cisco Systems accounted for 11 percent of the Company’s revenues.

As of December 27, 2008, Huawei Technologies accounted for 17 percent and Cisco Systems accounted for 14 percent of accounts receivable. As of June 28, 2008, Nortel Networks accounted for 15 percent and Huawei Technologies accounted for 12 percent of accounts receivable.

In the second quarter of fiscal 2009 the Company issued billings of (i) $4.1 million for products that were shipped to Nortel Networks, but for which payment was not received prior to its bankruptcy filing on January 14, 2009, and (ii) $1.3 million for products that were shipped to a contract manufacturer for which payment may not be received due to the Nortel Networks bankruptcy filing. As a result, an aggregate of $5.4 million in revenue was deferred, and therefore was not recognized as revenues or accounts receivable in the accompanying consolidated financial statements at the time of such billings, as the Company determined that such amounts were not reasonably assured of collectability in accordance with its revenue recognition policy. As of December 27, 2008, the Company had contractual receivables from these two customers totaling $5.4 million, which are not reflected in the accompanying condensed consolidated balance sheet as of such date.

Note 14.	Recent Accounting Pronouncements

With the exception of those discussed below, there have been no recent accounting pronouncements or changes in accounting pronouncements during the six months ended December 27, 2008, as compared to the recent accounting pronouncements described in the 2008 Form 10-K, that are of significance, or potential significance, to the Company.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations. This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired in a business combination. This standard also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of a business combination. SFAS No. 141R is effective for the Company for acquisitions made after June 27, 2009. The Company does not anticipate that the adoption of this pronouncement will have a significant impact on its financial statements; however, the implementation of SFAS No. 141R may have a material impact on the Company’s accounting for businesses acquired by the Company post-adoption.

In February 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-2, Effective Date of FASB Statement No. 157. FSP No. 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2010. The Company is currently evaluating the impact that SFAS No. 157 will have on its consolidated financial statements when it is applied to non-financial assets and non-financial liabilities that are not measured at fair value on a recurring basis beginning in the first quarter of fiscal 2010. The major categories of non-financial assets and non-financial liabilities that are measured at fair value, for which the Company has not yet applied the provisions of SFAS No. 157, are goodwill and intangible assets.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. SFAS No. 161 requires enhanced disclosures for derivative instruments, including those used in hedging activities. It is effective for fiscal years and interim periods beginning after November 15, 2008, and will be applicable to the Company in the third quarter of

BOOKHAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fiscal 2009. The Company is currently evaluating the effect, if any, that the adoption of SFAS No. 161 may have on its consolidated results of operations and financial condition.

In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets. FSP No. 142-3 amends the factors that should be considered in developing assumptions about renewal or extension used in estimating the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. FSP No. 142-3 is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other generally accepted accounting principles. FSP No. 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The measurement provisions of this standard will apply only to intangible assets of the Company acquired after June 27, 2009.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 supersedes the existing hierarchy contained in the U.S. auditing standards. The existing hierarchy was carried over to SFAS No. 162 essentially unchanged. SFAS No. 162 becomes effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to the auditing literature. The new hierarchy is not expected to change the Company’s current accounting practice in any area.

In October 2008, the FASB issued FSP No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FSP No. 157-3 clarifies the application of SFAS No. 157 for financial assets in a market that is not active. FSP No. 157-3 was effective upon issuance. SFAS No. 157 was adopted by the Company, as it applies to its financial instruments, in the first quarter of fiscal 2009. The impact of adoption of SFAS No. 157 is discussed in Note 3.

Note 15.	Subsequent Events

Merger of Bookham Inc. and Avanex Corporation

On January 27, 2009, Bookham announced that it had entered into a definitive agreement providing for the merger of Bookham and Avanex Corporation (“Avanex”). In connection with the merger, which is subject to customary closing conditions, including shareholder approval by both companies, Avanex shareholders will receive, at a fixed exchange ratio, 5.426 shares of Bookham common stock for every share of Avanex common stock. Bookham expects to issue approximately 88.6 million shares of Bookham common stock in the proposed transaction. Upon the close of the transaction, Bookham shareholders will own approximately 53.25 percent and Avanex shareholders will own approximately 46.75 percent of the combined company. Based on the closing price of Bookham common stock of $0.397 per share on January 27, 2009, the total consideration to be paid to Avanex shareholders would be equivalent to $35.2 million or $2.15 per share of Avanex common stock. The merger is expected to be completed within the next three to six months.

On February 3, 2009, a purported class action complaint was filed against Avanex and its directors, Bookham, Inc., and Ultraviolet Acquisition Sub, Inc. in the Superior Court of California, Alameda County by two individuals who purport to be shareholders of Avanex. Plaintiffs purport to bring this action on behalf of all shareholders of Avanex. On March 3, 2009, these individuals filed an amended complaint. The amended complaint alleges that the defendants breached their fiduciary duties by failing to maximize shareholder value in connection with the contemplated merger of Avanex and Bookham, and that the joint proxy statement/prospectus fails to provide stockholders with material information or contains materially misleading information thereby rendering the stockholders unable to cast an informed vote on the proposed merger. The complaint also alleges that Avanex, Bookham, and Ultraviolet Acquisition Sub aided and abetted the individual defendants’ alleged breach of fiduciary duties. Plaintiffs seek to permanently enjoin the merger with Bookham, monetary damages in an unspecified amount attributable to the alleged breach of duties, and legal fees and expenses. Avanex, Bookham and the individual defendants intend to defend against the complaint vigorously.

REPORT OF DELOITTE & TOUCHE LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Avanex Corporation

We have audited the accompanying consolidated balance sheets of Avanex Corporation and subsidiaries (the “Company”) as of June 30, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended June 30, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Avanex Corporation and subsidiaries as of June 30, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for uncertainties in income taxes upon adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 effective July 1, 2007, and its method of accounting for defined benefit pension and other postretirement plans upon the adoption of FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) as of June 30, 2007.

We have not audited any financial statements of the Company for any period subsequent to June 30, 2008. However, as discussed in Note 17 to the consolidated financial statements, during the six months ended December 31, 2008, the Company incurred operating losses and negative cash flows from operations, resulting in declines in total unrestricted cash, cash equivalents and short-term investments, and limited operating capital to fund future operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 17. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of June 30, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not included herein) dated September 4, 2008, expressed an adverse opinion on the Company’s internal control over financial reporting because of a material weakness.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
September 4, 2008 (February 23, 2009 as to Note 17)

AVANEX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,
	2008	2007
	(In thousands, except share and per share data)

ASSETS
Current assets:
Cash and cash equivalents	$14,839	$14,837
Restricted cash	3,776	3,620
Short-term investments	40,590	28,942
Accounts receivable	39,032	33,764
Inventories	15,979	15,188
Due from related party	85	14,381
Other current assets	6,486	5,716

Total current assets	120,787	116,448
Property and equipment, net	7,688	5,900
Intangibles, net	314	559
Goodwill	9,408	9,408
Deposits and other assets	2,870	2,685

Total assets	$141,067	$135,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,255	$32,549
Accrued compensation	6,272	6,091
Accrued warranty	626	873
Due to related party	110	2,144
Other accrued expenses and deferred revenue	5,893	8,796
Current portion of long-term obligations	13	9
Current portion of accrued restructuring	2,940	2,837

Total current liabilities	49,109	53,299
Long-term liabilities:
Accrued restructuring	5,043	8,269
Other long-term obligations	1,520	1,350

Total liabilities	55,672	62,918

Stockholders’ equity:
Common stock, $0.001 par value, 30,000,000 shares authorized; 15,318,982 and 15,078,955 shares outstanding, net of 10,555 treasury shares, at June 30, 2008 and June 30, 2007, respectively	15	15
Additional paid-in capital	784,492	776,112
Accumulated other comprehensive income	1,277	1,064
Accumulated deficit	(700,389)	(705,109)

Total stockholders’ equity	85,395	72,082

Total liabilities and stockholders’ equity	$141,067	$135,000

See accompanying notes.

AVANEX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2008	2007	2006
	(In thousands, except per share data)

Net revenue:
Third parties	$189,821	$151,380	$119,054
Related parties	18,273	61,375	43,890

Total net revenue	208,094	212,755	162,944
Cost of revenue:
Cost of revenue except for purchases from related parties	143,518	174,059	151,758
Purchases from related parties	991	491	2,726

Total cost of revenue	144,509	174,550	154,484

Gross profit	63,585	38,205	8,460
Operating expenses:
Research and development	28,325	25,231	23,471
Sales and marketing	16,735	15,261	13,236
General and administrative:
Third parties	18,238	22,663	15,701
Related parties	—	615	951
Amortization of intangibles	771	2,703	5,448
Restructuring	(164)	1,511	1,912
Gain on disposal of property and equipment	(23)	(527)	(5,064)
(Gain) loss on sale of subsidiary	(1,996)	3,216	—

Total operating expenses	61,886	70,673	55,655

Income (loss) from operations	1,699	(32,468)	(47,195)
Interest and other income	4,100	2,292	2,787
Interest and other expense	(152)	35	(10,284)

Income (loss) before income taxes	5,647	(30,141)	(54,692)
Income tax provision	(927)	(464)	—

Net income (loss)	$4,720	$(30,605)	$(54,692)

Basic net income (loss) per common share	$0.31	$(2.16)	$(5.03)

Diluted net income (loss) per common share	$0.31	$(2.16)	$(5.03)

Weighted-average number of shares used in computing:
Basic net income (loss) per common share	15,242	14,196	10,882

Diluted net income (loss) per common share	15,370	14,196	10,882

See accompanying notes.

AVANEX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME (LOSS)

					Accumulated
		Additional	Deferred		Other	Total
	Common	Paid-in	Stock	Accumulated	Comprehensive	Stockholders’
	Stock	Capital	Compensation	Deficit	Income (Loss)	Equity
	(In thousands, except share data)

Balance at June 30, 2005	$10	$668,058	$(353)	$(619,445)	$5,478	$53,748
Reclassification of deferred stock compensation to additional paid-in capital upon the adoption of SFAS 123(R)	—	(353)	353	—	—	—
Issuance of 103,408 shares of common stock upon exercise of stock options	—	2,107	—	—	—	2,107
Issuance of 77,105 shares of common stock in connection with restricted stock units	—	—	—	—	—	—
Issuance of 39,149 shares of common stock in connection with employee stock purchase plan	—	409	—	—	—	409
Modification of warrants, net of issuance costs of $258	—	686	—	—	—	686
Issuance of common stock, net of issuance costs of $3,509	2	44,663	—	—	—	44,665
Issuance of common stock in connection with conversion of senior secured debentures	1	23,120	—	—	—	23,121
Stock-based compensation		4,452	—	—	—	4,452
Common stock withheld on exercise of restricted stock units for tax withholding	—	—	—	(367)	—	(367)
Comprehensive loss:
Unrealized gain on investments	—	—	—	—	461	461
Cumulative translation adjustment	—	—	—	—	(1,252)	(1,252)
Net loss	—	—	—	(54,692)	—	(54,692)

Comprehensive loss						(55,483)

Balance at June 30, 2006	13	743,142	—	(674,504)	4,687	73,338
Issuance of 23,667 shares of common stock upon exercise of stock options	—	363	—	—	—	363
Issuance of 151,619 shares of common stock in connection with restricted stock units	1	2	—	—	—	3
Issuance of 82,645 shares of common stock upon exercise of warrants	—	1,400	—	—	—	1,400
Issuance of 28,456 shares of common stock in connection with employee stock purchase plan	—	367	—	—	—	367
Issuance of 410,767 shares of common stock in connection with conversion of 8% senior convertible notes	—	4,986	—	—	—	4,986
Issuance of 719,670 shares of common stock, net of issuance costs of $1,267	1	18,743	—	—	—	18,744
Stock-based compensation	—	7,109	—	—	—	7,109
Comprehensive loss:
Unrealized gain on investments	—	—	—	—	10	10
Cumulative translation adjustment	—	—	—	—	(3,968)	(3,968)
Net actuarial gain	—	—	—	—	335	335
Net loss	—	—	—	(30,605)	—	(30,605)

Comprehensive loss						(34,228)

Balance at June 30, 2007	15	776,112	—	(705,109)	1,064	72,082
Issuance of 25,321 shares of common stock upon exercise of stock options	—	398	—	—	—	398
Issuance of 193,562 shares of common stock in connection with restricted stock units	—	—	—	—	—	—
Issuance of 31,383 shares of common stock in connection with employee stock purchase plan	—	382	—	—	—	382
Issuance of 482 shares in connection with Officer and Director Purchase Plan	—	8	—	—	—	8
Issuance of restricted stock units in connection with accrued compensation distribution	—	1,553	—	—	—	1,553
Stock-based compensation	—	6,039	—	—	—	6,039
Comprehensive loss:
Unrealized loss on investments	—	—	—	—	(31)	(31)
Cumulative translation adjustment	—	—	—	—	207	207
Net actuarial gain	—	—	—	—	37	37
Net income	—	—	—	4,720	—	4,720

Comprehensive income						4,933

Balance at June 30, 2008	$15	$784,492	$—	$(700,389)	$1,277	$85,395

See accompanying notes.

AVANEX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended June 30,
	2008	2007	2006
	(In thousands)

Operating Activities:
Net income (loss)	$4,720	$(30,605)	$(54,692)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on disposal of property and equipment	(23)	(767)	(5,064)
Depreciation and amortization	3,476	2,360	5,565
Amortization of intangibles	769	2,698	5,448
Gain on investment in subsidiary	—	(223)	—
Stock-based compensation	6,039	7,109	4,452
(Reversal of) provision for doubtful accounts and sales returns	(1,199)	1,194	(2,538)
Net cash used in sale of subsidiary	—	(19,557)	—
Loss in connection with convertible notes modification	—	—	4,525
Non-cash interest expense	—	424	2,160
Write-down of excess and obsolete inventory	4,725	13,034	12,790
Changes in operating assets and liabilities:
Accounts receivable	7,115	(7,646)	(10,727)
Inventories	(4,806)	(11,739)	5,488
Other current assets	(327)	8,813	16,828
Other assets	(173)	331	(53)
Due to/from related parties	(2,662)	(10,595)	10,364
Accounts payable	4,604	(1,685)	8,127
Accrued compensation	908	3,312	(2,912)
Accrued restructuring	(3,123)	(3,462)	(26,787)
Accrued warranty	(247)	(1,006)	(3,521)
Other accrued expenses and deferred revenues	(3,287)	1,892	(12,053)

Net cash provided by (used in) operating activities	16,509	(46,118)	(42,600)

Investing Activities:
Purchases of investments	(174,108)	(418,704)	(123,005)
Maturities of investments	162,429	428,468	123,699
Decrease (increase) in restricted cash	(156)	3,085	1,489
Investment in third parties	—	(1,250)	—
Purchases of property and equipment	(3,542)	(2,403)	(2,508)
Proceeds from sale of property and equipment	28	106	4,824
Net cash used in asset purchase	(2,139)	—	—

Net cash provided by (used in) investing activities	(17,488)	9,302	4,499

Financing Activities:
Payments on capital lease obligations	(8)	—	(2,268)
Payments in connection with convertible notes modification	—	—	(4,075)
Proceeds from issuance of capital lease obligations with related party	—	637	—
Proceeds from issuance of common stock	787	20,869	47,181

Net cash provided by financing activities	779	21,506	40,838

Effect of exchange rate changes on cash	202	1,184	(585)

Net increase (decrease) in cash and cash equivalents	2	(14,126)	2,152
Cash and cash equivalents at beginning of period	14,837	28,963	26,811

Cash and cash equivalents at end of period	$14,839	$14,837	$28,963

Supplemental Information:
Cash paid during the period for:
Interest expense	$4	$36	$164
Income taxes	$348	$—	$—
Non-cash investing and financing activities:
Issuance and modifications of warrants	$—	$—	$686
Conversion of senior convertible notes into common stock	$—	$4,994	$23,121
Investment in equity securities in exchange for equipment	$—	$—	$658
Reduction in pension liability in connection with sale of subsidiary	$—	$2,122	$—
Fixed asset purchases included in accounts payable	$269	$28	$110
Pension liability recognized in accumulated other comprehensive income	$37	$335	$—
Net issuance of restricted stock awards (restricted stock and restricted stock units)	$4,311	$4,124	$2,812

See accompanying notes.

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Description of Business and Summary of Significant Accounting Policies

The Company

Avanex Corporation (“the Company”, “we”, “us” and “our”) designs, manufactures and markets fiber optic-based products, known as photonic processors, which are designed to increase the performance of optical networks. The Company sells products to telecommunications system integrators and their network carrier customers. The Company was incorporated in October 1997 in California and reincorporated in Delaware in January 2000.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All inter-company balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates. Significant estimates made by management include revenue recognition, sales returns provision, bad debt provision, inventory write-downs, warranty provision, impairment of goodwill and other acquired intangible assets, restructuring expenses, tax valuation allowance, and litigation and contingency assessments.

Cash and Cash Equivalents and Short-Term Investments

Cash and cash equivalents consist of cash deposited in checking and money market accounts. They are recorded at market value.

Restricted cash is security for certain leasing arrangements.

The Company considers all other highly liquid investment securities to be short-term investments. All of our short-term investments are classified as available-for-sale securities and are carried at fair value, with unrealized gains and losses, if any, included as a component of accumulated other comprehensive income in stockholders’ equity.

Interest, dividends, realized gains and losses and any other borrowing-related costs are included in interest and other income (expense). Realized gains and losses are recognized based on the specific identification method.

Fair Value of Financial Instruments

The Company evaluates the estimated fair value of financial instruments using available market information. The use of different market assumptions could have a negative effect on the estimated fair value amounts. The fair value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and debt approximates the carrying amount due to the relatively short maturity of these items.

Concentration of Credit and Other Risks

Financial instruments, which subject the Company to potential credit risk, consist of demand deposit accounts, money market accounts, short-term investments and accounts receivable. The Company maintains its demand deposit accounts, money market accounts and short-term investments primarily with three financial institutions. The Company invests its excess cash principally in debt securities.

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company sells its products primarily to large communications equipment vendors. The Company extends collection terms standard within the industry but does not require collateral from its customers. When the Company becomes aware, subsequent to delivery, of a customer’s potential inability to meet its payment obligations, the Company records a specific allowance for doubtful accounts. In the last four years, our uncollectible accounts experience has been insignificant. At June 30, 2008, we determined that an allowance was not required. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. This may be magnified due to the concentration of its sales to a limited number of customers. The Company has not experienced significant credit losses to date. Concentrations of credit risk exist to the extent of amounts presented in the financial statements.

Inventories

Inventories consist of raw materials, work-in-process and finished goods and are stated at the lower of cost or market. Cost is computed on a currently adjusted standard basis (which approximates actual costs on a first-in, first-out basis).

The Company writes off the cost of inventory that the Company specifically identifies and considers obsolete or excessive to fulfill future sales estimates. The Company defines obsolete inventory as products that we no longer market, for which there is no demand, or inventory that will no longer be used in the manufacturing process. Excess inventory is generally defined as inventory in excess of projected usage, and is determined using management’s best estimate of future demand at the time, based upon information then available to the Company.

In estimating excess inventory, the Company used a range of six-month to twelve-month demand forecasts in fiscal 2008 and 2007. In addition, we assess inventory on a quarterly basis and write-down those inventories which are obsolete or in excess of our forecasted usage to their estimated realizable value. Our estimates of realizable value are based upon our analysis including, but not limited to, forecasted sales by product, expected product life cycle, product development plans and future demand requirements. Our marketing department plays a key role in our excess review process by providing updated sales forecasts, managing product rollovers and working with sub-contract manufacturing to maximize recovery of excess inventory.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, or two to four years for computer hardware and software except for enterprise resource planning software, three to five years for production and engineering equipment, and five years for office equipment, furniture and fixtures, and enterprise resource planning software. The Company amortizes capital leases and leasehold improvements using the straight-line method over the lesser of the assets’ estimated useful lives or remaining lease terms (typically two to five years).

Goodwill and Intangibles, Net

Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (SFAS 142) prescribes a two-step process for impairment testing of goodwill. The first step screens for impairment, while the second step, measures the impairment, if any. SFAS 142 requires impairment testing based on reporting units. Management believes that we operate in one segment, which we consider our sole reporting unit. Therefore, goodwill is tested for impairment at the enterprise level. The fair value of the enterprise, which was determined based on our market capitalization at June 30, 2008 and 2007, exceeded its carrying value, and goodwill was determined not to be impaired at June 30, 2008 and 2007. Goodwill at June 30, 2008 and 2007 was $9.4 million.

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We periodically review our intangible assets for impairment and assess whether significant events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable. This could occur when the carrying amount of an asset exceeds the anticipated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded, if any, is calculated as the excess of the asset’s carrying value over its estimated fair value. Changes to estimated useful lives would impact the amount of amortization expense recorded in earnings.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” When events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, the Company recognizes such impairment in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. We also periodically reassess the estimated remaining useful lives of our long lived assets. As of June 30, 2008, we determined there was no impairment of long-lived assets.

Restructuring Costs

During the past few years, the Company has recorded significant accruals in connection with restructuring programs. Given the significance and complexity of restructuring activities, and the timing of the execution of such activities, the restructuring accrual process involves periodic reassessments of estimates made at the time the original decisions were made, including evaluating real estate market conditions for expected vacancy periods and sub-lease rents. Although these estimates accurately reflect the costs of the restructuring programs, actual results may differ, thereby requiring the Company to record additional provisions or reverse a portion of such provisions.

Pension Benefits

For defined benefit pension plans, liabilities and prepaid expenses are determined using the Projected Unit Credit Method (with projected final salary), and recognizing actuarial gains and losses in excess of more than 10% of the present value of the defined benefit obligation or 10% of the fair value of any plan assets over the expected average remaining working lives of the employees participating in the plan.

The Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of Financial Accounting Standard Board (“FASB”) Statements No. 87, 88, 106, and 132(R)” in fiscal 2007. Upon adoption, the Company recorded an adjustment of $0.3 million to the ending balance of accumulated other comprehensive income for pension benefit plan.

Contingency Accruals

The Company evaluates contingent liabilities including threatened or pending litigation in accordance with SFAS No. 5, “Accounting for Contingencies.” If the potential loss from any claim or legal proceedings is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Because of uncertainties related to these matters, accruals are based upon management’s judgment and the best information available to management at the time. As additional information becomes available, the Company reassesses the potential liability related to its pending claims and litigation and may revise its estimates.

In addition to product warranties, Avanex, from time to time, in the normal course of business, indemnifies certain customers with whom it enters into contractual relationships. Avanex has agreed to hold the other party harmless against third party claims that Avanex’s products, when used for their intended purpose, infringe the intellectual property rights of such third party or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

obligations due to the limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim. The estimated fair value of these indemnification provisions is minimal. To date, the Company has not incurred any costs related to claims under these provisions, and no amounts have been accrued in the accompanying financial statements.

Foreign Currency

The functional currencies of the Company’s foreign subsidiaries are their respective local currencies. Accordingly, all assets and liabilities of the foreign operations are translated to U.S. dollars at current period end exchange rates, and revenues and expenses are translated to U.S. dollars using weighted average exchange rates in effect during the period. The gains and losses from the translation of these subsidiaries’ financial statements into the U.S. dollar are recorded directly into a separate component of stockholders’ equity under the caption “Accumulated Other Comprehensive Income.” Currency transaction gains and losses are included in the Company’s results of operations.

Accumulated Other Comprehensive Income

SFAS No. 130 “Reporting Comprehensive Income” (“FAS 130”) requires that all items required to be recognized under accounting standards as components of comprehensive income, including unrealized gains and losses on available-for-sale securities and foreign currency translation adjustments be reported in the consolidated financial statements. As a result, the Company has reported comprehensive income (loss) within the accompanying Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss).

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the product has been shipped, risk of loss has been transferred, collectibility is reasonably assured, fees are fixed or determinable, and there are no uncertainties with respect to customer acceptance. In addition, when the Company approves sales returns or becomes aware of disputed sales invoices, the Company records an allowance for estimated sales returns and price adjustments. The Company generally does not accept product returns from customers; however, the Company does sell its products under warranty. Specific warranty terms and conditions vary by customer and region in which the Company does business; however, the warranty period is generally one year.

Stock-Based Compensation

The Company grants stock options and stock purchase rights for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. We adopted SFAS No. 123 (revised 2004), “Share-Based Payment (SFAS 123(R)), effective July 1, 2005. SFAS 123(R) requires the recognition of the fair value of stock compensation in net income. We recognize the stock compensation expense over the requisite service period of the individual grantees, which generally equals the vesting period. For more information, please see Note 12 to Consolidated Financial Statements.

Equity instruments granted to consultants are accounted for under the fair value method using the Black-Scholes option-pricing model and are subject to periodic revaluations over their vesting terms. The expense is recognized as the instruments vest.

Research and Development Costs

Research and development costs are expensed as incurred.

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided to reduce net deferred tax assets to an amount that is more likely than not to be realized.

In June 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” This interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. We adopted FIN 48 effective for our fiscal year beginning July 1, 2007 and the adoption did not have a material impact on our consolidated balance sheet and statement of operations for fiscal 2008.

Earnings per Share

Basic net income (loss) per share is calculated using the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed in the same manner and also gives effect to all dilutive common equivalent shares outstanding during the period using the treasury stock method. Common equivalent shares consist of stock options issued to employees under employee stock option plans and warrants.

Following the close of market on August 12, 2008, we effected a fifteen-for-one reverse stock split of our common stock. Accordingly, each fifteen shares of issued and outstanding Avanex common stock and equivalents as of the close of market on August 12, 2008 was converted into one share of common stock, and the reverse stock split was reflected in the trading price of Avanex’s common stock at the opening of market on August 13, 2008. Unless indicated otherwise, all share amounts and per share prices appearing in these consolidated financial statements for all periods presented reflect the reverse stock split.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value and expands fair value measurement disclosures. Statement 157 is effective for our fiscal year beginning July 1, 2008. We are currently evaluating the impact of the adoption of Statement 157 on our consolidated balance sheet and statement of operations.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (“Statement 159”), which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities under an instrument-by-instrument election. Subsequent measurements for the financial assets and liabilities an entity elects to fair value will be recognized in earnings. Statement 159 also establishes additional disclosure requirements. Statement 159 is effective for our fiscal year beginning July 1, 2008. The adoption of Statement 159 will not have a material impact on our consolidated balance sheet and statement of operations.

Note 2.	Disposition

On February 28, 2007, the Company entered into a share purchase agreement with Global Research Company, a société à responsibilité limitée incorporated under the laws of France (“GRC”), and Mr. Didier Sauvage, an individual and former employee of the Company (together with GRC, the “Purchasers”), pursuant

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to which the Company sold ninety percent (90%) of the share capital and voting rights of its wholly owned subsidiary, Avanex France, a société anonyme incorporated under the laws of France, which owned the Company’s semiconductor fabs and associated product lines located in Nozay, France, to the Purchasers for the nominal amount of €1.00. The sale closed on April 16, 2007. The Purchasers changed the name of Avanex France to “3S Photonics” following the closing.

The sale involved the divestiture of the Company’s laser, terrestrial and submarine pumps and Fiber Bragg Grating product lines. The Company has continued to operate its optical interfaces (OIF) business and optical fiber amplifiers and raman amplifiers business, which were transferred to a new wholly owned subsidiary of the Company in France prior to the closing.

The sale resulted in a loss to the Company of approximately $3.2 million primarily as a result of the approximately $24.9 million cash paid, transaction expenses incurred of approximately $1.0 million, and transfer of approximately $4.3 million of assets, partially offset by approximately $15.9 million of liabilities written-off, the assumption of approximately $6.7 million of liabilities by 3S Photonics, the write-off of cumulative translation gain related to Nozay of approximately $3.3 million, and a reduction of the pension obligation of approximately $1.1 million related to the sale.

In July 2007, the Company and 3S Photonics entered into a Cash Settlement Agreement that finalized the cash payments between the two parties under the share purchase agreement entered into in February 2007. As part of the Cash Settlement Agreement, the Company placed in an escrow account the amount of €2 million to provide for payment of certain vendor liabilities claimed by 3S Photonics. In March 2008, the parties finalized the liabilities and the remaining escrow funds of €1,512,506 were returned to the Company and recognized as a gain on the subsidiary sale.

In July 2007, the Company and 3S Photonics entered into an Amendment Agreement to the Global Distributor Agreement whereby the Company distributed products manufactured by 3S Photonics. The Amendment Agreement provided that the Global Distributor Agreement between the Company and 3S Photonics terminated in April 2008, except for one customer, Alcatel-Lucent, for which 3S Photonics had the right to extend the term of the Global Distributor Agreement for an additional year. This amendment was granted in exchange for a cash payment by 3S Photonics to Avanex. 3S Photonics agreed to provide Avanex with free product or cash under the Global Distributor Agreement in the amount of €415,806 per quarter for six quarters. As a result of the Global Distributor Agreement and legal settlement in June 2008, the Company reduced cost of goods sold by approximately $3.7 million in fiscal 2008.

On December 27, 2007, the Company filed an arbitration claim against 3S Photonics in New York regarding disputes primarily involving the early termination of the Global Distributor Agreement by 3S Photonics and other payment obligations the Company believed 3S Photonics owes to it. 3S Photonics filed a response and counter-claim to the arbitration in which it denied the Company’s claim and alleged among other matters that the Company had breached certain contractual agreements resulting in damages to 3S Photonics. In March 2008, 3S Photonics instituted legal proceedings against the Company in the Commercial Court of Evry in France. 3S Photonics alleged that the Company disparaged 3S Photonics by, among other things, issuing a press release announcing that the Company had initiated arbitration proceedings against 3S Photonics relating to the early termination of the Global Distributor Agreement. 3S Photonics alleged damages in excess of €21 million.

In June, 2008, the Company and 3S Photonics settled their dispute. While neither side admitted liability, the two parties agreed to a settlement that included payables, receivables and lost profits under the parties’ terminated Global Distributor Agreement, and a release by both parties of all claims asserted against each other. With this resolution, there is no remaining litigation between Avanex and 3S Photonics.

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3.	Restructuring

A summary of the Company’s accrued restructuring liability is as follows (in thousands):

	June 30,
	2008	2007

Accrued facility closure costs	$7,983	$11,106
Less current portion	(2,940)	(2,837)

Non-current portion	$5,043	$8,269

Accrued Restructuring Liability Related to Acquisitions

In fiscal 2004, the Company acquired the optical components businesses of Alcatel and Corning. As part of the acquisitions, the Company recorded restructuring liabilities at July 31, 2003 with a fair value of $64.1 million relating to future workforce reductions, which were included in the purchase price of the optical components businesses of Alcatel and Corning. During fiscal 2007, the Company made cash payments to participants and to third parties who assumed liabilities of the remaining $3.4 million relating to the 2003 workforce reduction.

Other Restructuring

Over the past several years, the Company has implemented various restructuring programs to realign resources in response to the changes in the industry and customer demand, and the Company continues to assess its current and future operating requirements accordingly. The Company’s restructuring programs include centralizing global manufacturing at its operations center in Thailand.

During fiscal 2006, the Company approved a work force reduction of 41 employees due to the re-alignment of our work force as a result of the transfer of most of our manufacturing operations to third-party contract manufacturers. The reduction in force was completed in October 2006. The costs associated with this restructuring consisted primarily of severance costs of $1.7 million.

The restructurings have resulted and will result in, among other things, a significant reduction in the size of the Company’s workforce, consolidation of its facilities and increased reliance on outsourced, third-party manufacturing.

The following table summarizes changes in accrued restructuring for fiscal 2008 and 2007, excluding accruals related to the acquisitions noted above (in thousands):

	Accrued	Additional	Cash		Accrued
	Liability at	Accruals	Payments	Recovery	Liability at
	June 30,	During	During	During	June 30,
	2007	Fiscal 2008	Fiscal 2008	Fiscal 2008	2008

Workforce reduction, fiscal 2004	$—	$—	$—	$—	$—
Workforce reduction, fiscal 2005	11	—	(11)	—	—
Workforce reduction, fiscal 2006	—	—	—	—	—
Abandonment of excess leased facilities	11,095	615	(2,948)	(779)	7,983

Total	$11,106	$615	$(2,959)	$(779)	$7,983

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Accrued	Additional	Cash		Accrued
	Liability at	Accruals	Payments	Recovery	Liability at
	June 30,	During	During	During	June 30,
	2006	Fiscal 2007	Fiscal 2007	Fiscal 2007	2007

Workforce reduction, fiscal 2004	$542	$—	$(542)	$—	$—
Workforce reduction, fiscal 2005	2,828	320	(3,135)	(2)	11
Workforce reduction, fiscal 2006	62	—	(60)	(2)	—
Abandonment of excess leased facilities	12,708	1,278	(2,803)	(88)	11,095

Total	$16,140	$1,598	$(6,540)	$(92)	$11,106

Note 4.	Net Income (Loss) per Share

The following table presents the calculation of basic and diluted net income (loss) per share (in thousands, except per share data):

	Year Ended June 30,
	2008	2007	2006

Net income (loss)	$4,720	$(30,605)	$(54,692)

Shares used to compute basic net income (loss) per share	15,242	14,196	10,882
Potentially dilutive shares used to compute net income per share on a diluted basis	128	—	—

Shares used to compute diluted net income (loss) per share	15,370	14,196	10,882

Net income (loss) per share:
Basic	$0.31	$(2.16)	$(5.03)

Diluted	$0.31	$(2.16)	$(5.03)

During the periods presented, the Company had securities outstanding that could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share, as their effect would have been anti-dilutive. The anti-dilutive securities are as follows:

	Balance at June 30
	2008	2007	2006

Employee stock options	811,080	887,175	842,804
8% convertible notes	—	—	410,767
Warrants attached to 8% convertible notes	—	529,201	578,512
Warrants granted to landlord	4,000	4,000	4,000
Warrants attached to March 2006 equity securities offering	489,315	489,315	481,500
Warrants attached to March 2007 equity securities offering	179,917	179,917	—

	1,484,312	2,089,608	2,317,583

Note 5.	Consolidated Balance Sheet Detail

Cash, Cash Equivalents, and Short-term Investments

The Company generally invests its excess cash in debt instruments of the U.S. Treasury, government agencies, and corporations with strong credit ratings. Such investments are made in accordance with the Company’s investment policy, which establishes guidelines relative to diversification and maturities designed

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to maintain safety and liquidity. To date, the Company has not experienced any significant losses on its debt investments.

The table below summarizes the amortized cost, fair value and gross unrealized gains and losses related to available-for-sale securities, aggregated by security type. All of our investments have maturity dates of one year or less from the date of purchase.

Cash, Cash equivalents, and short-term investments consist of the following (in thousands):

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

June 30, 2008
Cash	$10,106	$—	$—	$10,106
Cash Equivalents — Money Market Funds	4,733	—	—	4,733
Restricted cash — Certificates of Deposit and United States Government Agencies	3,776	—	—	3,776
Short-term Investments:
Commercial Paper	7,981	1	—	7,982
United States Government Agencies	32,653	2	(47)	32,608

Subtotal, short-term investments	40,634	3	(47)	40,590

Total cash, cash equivalents and short-term investments	$59,249	$3	$(47)	$59,205

June 30, 2007
Cash	$14,661	$—	$—	$14,661
Cash Equivalents — Money Market Funds	176	—	—	176
Restricted cash — Certificates of Deposit and United States Government Agencies	3,620	—	—	3,620
Short-term Investments:
Certificates of Deposit	11	—	—	11
Commercial Paper	17,060	—	(1)	17,059
United States Government Agencies	4,019	—	(5)	4,014
Corporate Notes	3,272	1	—	3,273
Corporate Bonds	2,580	—	(9)	2,571
Foreign Debt Securities	2,013	1	—	2,014

Subtotal, short-term investments	28,955	2	(15)	28,942

Total cash, cash equivalents and short-term investments	$47,412	$2	$(15)	$47,399

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventory

Inventories, net, consist of the following (in thousands):

	June 30,
	2008	2007

Raw materials	$7,981	$4,781
Work-in-process	360	591
Finished goods	7,638	9,816

	$15,979	$15,188

The Company recorded charges to cost of revenue of $4.7 million for excess and obsolete inventory in fiscal 2008, $12.9 million in fiscal 2007, and $12.8 million in fiscal 2006. The write-off was primarily due to lower demand for certain products and lower expected usage of previously purchased inventory. Management did not believe it could fully recover the purchase price of this inventory in the future.

The Company sold inventory previously written-off with original cost totaling $2.9 million in fiscal 2008, $1.2 million in fiscal 2007 and $0.2 million in fiscal 2006. The majority of this inventory sold in each year had been written-off in a prior year. As a result, cost of revenue associated with the sale of this inventory was zero.

Other Current Assets

Other current assets consist of the following (in thousands):

	June 30,
	2008	2007

VAT receivable and research tax credit receivable	$2,424	$1,213
Prepaid insurance	305	493
Prepaid rent	—	10
Billings to contract manufacturers	2,714	3,302
Prepaid expenses and other assets	1,043	698

	$6,486	$5,716

Property and Equipment

Property and equipment consist of the following (in thousands):

	June 30,
	2008	2007

Computer hardware and software	$9,893	$9,217
Production and engineering equipment	39,813	34,537
Office equipment, furniture and fixtures	1,360	971
Leasehold improvements	1,852	1,791

Total acquisition cost	52,918	46,516
Accumulated depreciation and amortization	(45,229)	(40,616)

Net book value	$7,688	$5,900

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Warranties

In general, the Company provides a product warranty for one year from the date of shipment. The Company accrues for the estimated costs of product warranties during the period in which revenue is recognized. The Company estimates the costs of its warranty obligations based on its historical experience and expectation of future conditions. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Changes in the Company’s product warranty accrual for fiscal 2008, fiscal 2007 and fiscal 2006 are as follows (in thousands):

	Years Ended June 30,
	2008	2007	2006

Balance at beginning of year	$873	$1,799	$5,268
Accrual for sales during the year	197	1,334	1,826
Cost of warranty repair	(444)	(906)	(877)
Change in estimate and expiration for prior provisions	—	(1,354)	(4,418)

Balance at end of year	$626	$873	$1,799

During fiscal 2007, the Company determined that the pattern for replacement as opposed to repair had shifted resulting in decreases to previous estimates for product warranty costs.

Other Accrued Expenses and Deferred Revenue

Other accrued expenses and deferred revenue consist of the following (in thousands):

	June 30,
	2008	2007

Accrued escrow agreement	$—	$2,700
Professional services	1,243	1,899
Other accruals	2,138	1,196
Taxes — foreign income, sales & use, and other taxes	1,511	843
Contract manufacturer contingent liability	320	981
Deferred revenue	442	508
Building deposits owed to third parties	97	439
Accrued severance	142	230

Total	$5,893	$8,796

Accumulated Other Comprehensive Income

Accumulated other comprehensive income is comprised of the following (in thousands):

	June 30,
	2008	2007

Unrealized loss on investments	$(44)	$(13)
Cumulative translation adjustment	949	742
Net actuarial gain	372	335

Total	$1,277	$1,064

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6.	Other Intangibles

The following table reflects the carrying amount of intangible assets at June 30, 2008 and June 30, 2007 (in thousands):

		Net		Net			Net
	Weighted-	Carrying		Carrying			Carrying
	Average	Amount,	Less Fiscal	Amount,		Less Fiscal	Amount,
	Life, in	June 30,	2007	June 30,		2008	June 30,
	Quarters	2006	Amortization	2007	Acquisition	Amortization	2008

Purchased technology	12	$3,034	$(2,475)	$559	$300	$(659)	$200
Supply agreement	—	136	(136)	—	—	—	—
Other	8	76	(76)	—	226	(112)	114

		$3,246	$(2,687)	$559	$526	$(771)	$314

The amortization of other intangible assets is expected to be $314,000 in fiscal 2009.

Note 7.	Related Party Transactions

On July 31, 2003, Alcatel (now known as Alcatel-Lucent) was issued 28% of the Company’s common stock and Corning was issued 17% of the Company’s common stock on a post-transaction basis. On October 29, 2007, the Pirelli Group acquired all the shares of the Company’s common stock then held by Alcatel-Lucent. As of June 30, 2008, Pirelli and Corning owned shares representing 12% and zero percent, respectively, of the outstanding shares of Avanex common stock. The Company sells products to and purchases raw materials and components from the Pirelli Group and Alcatel-Lucent in the regular course of business. Additionally, Alcatel-Lucent and Corning provided certain administrative and other transitional services to the Company.

Amounts sold to and purchased from related parties were as follows (in thousands):

	Year Ended June 30,
	2008*	2007**	2006***

Related party transactions
Sales to related parties	$18,273	$61,375	$43,890
Purchases from/services provided to related parties in cost of revenue	991	491	2,726
Administrative and transitional services purchased from/provided to related parties; fiscal 2007 and 2006 amounts include facilities rent credits	—	615	951
Royalty income	—	—	190

*	On October 29, 2007, the Pirelli Group acquired all the shares of the Company’s common stock held by Alcatel-Lucent. Thus, related party transactions for the year ended June 20, 2008 include Alcatel-Lucent through October 29, 2007, and the Pirelli Group from October 20, 2007 to June 30, 2008.

**	On November 30, 2006, the merger of Alcatel and Lucent was completed and the combined company was named “Alcatel-Lucent.” As a result, we have included both Alcatel and Lucent transactions in the related party disclosure beginning December 1, 2006.

***	On December 31, 2005, Corning no longer owned shares in Avanex. As a result, we have only included transactions with Corning in the related party disclosure for fiscal 2006.

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amounts due from and due to related parties (in thousands):

	June 30,
	2008*	2007**

Due from related parties	$85	$14,381
Due to related parties	$110	$2,144

*	On October 29, 2007, the Pirelli Group acquired all the shares of the Company’s common stock held by Alcatel-Lucent. Thus, as of June 30, 2008, the Pirelli Group is a related party, and as of June 30, 2007, Alcatel-Lucent is a related party.

**	On November 30, 2006, the merger of Alcatel and Lucent was completed and the combined company was named “Alcatel Lucent.” As a result, we have included both Alcatel and Lucent transactions in the related party disclosure beginning December 1, 2006.

Receivables due from related parties at June 30, 2008 are amounts owed by the Pirelli Group contractually payable to the Company.

Note 8.	Commitments and Contingencies

Operating Leases

In September 1999 and April 2000, the Company entered into operating leases for its corporate headquarters and manufacturing facility. Upon the expiration of each lease in October 2009 and April 2010, the Company has an option to extend the respective lease term for an additional five-year period. In July 2004, the Company assumed certain operating leases in Europe in connection with its acquisitions. The Company also has an operating lease for certain facilities in Newark, California which the Company no longer occupies. The remaining lease obligation is included in accrued restructuring costs.

Future minimum lease payments under non-cancelable operating leases having initial terms in excess of one year as of June 30, 2008 are as follows (in thousands):

		Amount Included in
	Total Cash	Accrued Restructuring	Sublease	Future
	Obligation	Liability	Payments	Expense

Years ending June 30,
2009	$5,779	$(2,940)	$(1,012)	$1,827
2010	4,631	(2,690)	(695)	1,246
2011	3,114	(2,353)	(80)	681
2012	182	—	—	182
2013	—	—	—	—
Remaining years	—	—	—	—

Total minimum lease payments	$13,706	$(7,983)	$(1,787)	$3,936

Amounts shown in the above table are net of sublease income. The Company’s rental expense under operating leases was $2.8 million, $2.5 million and $7.3 million for the years ended June 30, 2008, 2007 and 2006, respectively.

Contingencies

From time to time, in the normal course of business, Avanex indemnifies certain customers with whom it enters into contractual relationships. Avanex has agreed to hold the other party harmless against third party claims that Avanex’s products, when used for their intended purpose, infringe the intellectual property rights of

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

such third party or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim. The estimated fair value of these indemnification provisions is minimal. To date, the Company has not incurred any costs related to claims under these provisions, and no amounts have been accrued in the accompanying financial statements.

In addition, from time to time, Avanex is subject to various legal proceedings that arise from the normal course of business activities. In addition, from time to time, third parties assert patent or trademark infringement claims against Avanex in the form of letters and other forms of communication. Avanex does not believe that any of these legal proceedings or claims is likely to have a material adverse effect on its consolidated results of operations, financial condition, or cash flows. However, it is possible that an unfavorable resolution of one or more such proceedings could in the future materially affect Avanex’s future results of operations, cash flows, or financial position in a particular period.

IPO Class Action Lawsuit

On August 6, 2001, Avanex, certain of its officers and directors, and various underwriters in its initial public offering (“IPO”) were named as defendants in a class action filed in the United States District Court for the Southern District of New York, captioned Beveridge v. Avanex Corporation et al., Civil Action No. 01-CV-7256. This action and other subsequently filed substantially similar class actions have been consolidated into In re Avanex Corp. Initial Public Offering Securities Litigation, Civil Action No. 01 Civ. 6890. The consolidated amended complaint in the action generally alleges that various investment bank underwriters engaged in improper and undisclosed activities related to the allocation of shares in Avanex’s IPO. Plaintiffs have brought claims for violation of several provisions of the federal securities laws against those underwriters, and also against Avanex and certain of its directors and officers, seeking unspecified damages on behalf of a purported class of purchasers of Avanex’s common stock between February 3, 2000 and December 6, 2000. Various plaintiffs have filed similar actions asserting virtually identical allegations against more than 40 investment banks and 250 other companies. All of these “IPO allocation” securities class actions currently pending in the Southern District of New York have been assigned to Judge Shira A. Scheindlin for coordinated pretrial proceedings as In re Initial Public Offering Securities Litigation, 21 MC 92. On October 9, 2002, the claims against Avanex’s directors and officers were dismissed without prejudice pursuant to a tolling agreement. The issuer defendants filed a coordinated motion to dismiss all common pleading issues, which the Court granted in part and denied in part in an order dated February 19, 2003. The Court’s order did not dismiss the Section 10(b) or Section 11 claims against Avanex.

In June 2004, a stipulation of settlement and release of claims against the issuer defendants, including Avanex, was submitted to the Court for approval. In August 2005, the Court preliminarily approved the settlement. In December 2006, the appellate court overturned the certification of classes in the six test cases that were selected by the underwriter defendants and plaintiffs in the coordinated proceedings. The case involving Avanex is not one of the six test cases. Because class certification was a condition of the settlement, it was unlikely that the settlement would receive final Court approval. On June 25, 2007, the Court entered an order terminating the proposed settlement based upon a stipulation among the parties to the settlement. Plaintiffs have filed amended master allegations and amended complaints and moved for class certification in the six focus cases, which the defendants in those cases have opposed. On March 26, 2008, the Court largely denied the defendants’ motion to dismiss the amended complaints. It is uncertain whether there will be any revised or future settlement. If a settlement does not occur, and litigation against Avanex continues, Avanex believes it has meritorious defenses and intends to defend the action vigorously. Nevertheless, an unfavorable result in litigation may result in substantial costs and may divert management’s attention and resources, which could harm our business, financial condition, results of operations or cash flow in a particular period.

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Section 16(b) Demand

On October 3, 2007, a purported Avanex stockholder filed a complaint for violation of Section 16(b) of the Securities Exchange Act of 1934, which prohibits short-swing trading, against the Company’s IPO underwriters. The complaint, Vanessa Simmonds v. Morgan Stanley, et al., Case No. C07-01568, filed in District Court for the Western District of Washington, seeks the recovery of short-swing profits. The Company is named as a nominal defendant. No recovery is sought from the Company.

Note 9.	Pension and Post-Retirement Benefits Other Than Pension Plans

With the acquisition of the optical components business of Alcatel, Avanex assumed a defined benefit pension plan covering the employees in France. The benefit obligation recorded on acquisition (project benefit obligation) was actuarially determined. The Company has not funded any of the benefit obligation as of June 30, 2008 and 2007.

Adoption of SFAS No. 158

SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability on its statement of financial position using prospective application. SFAS No. 158 also requires an employer to recognize changes in that funded status in the year in which the changes occur through comprehensive income.

The Company adopted SFAS No. 158 in fiscal 2007. Upon adoption, the Company recorded an adjustment of $0.3 million to the ending balance of accumulated other comprehensive income for pension benefit plan.

The following table provides the incremental effect of applying SFAS No. 158 on the Consolidated Balance Sheets as of June 30, 2007 for the pension plan:

	Before	Adjustments	After
	Application	Due to	Application
	of SFAS	SFAS	of SFAS
	No. 158	No. 158	No. 158
	(In thousands)

Pension liability	$560	$(335)	$225
Total liabilities	$63,253	$(335)	$62,918
Accumulated other comprehensive income (loss)	$729	$335	$1,064
Total stockholders’ equity	$71,747	$335	$72,082

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pension Benefit Plan

The following table provides information about changes in the benefit obligation and amounts recognized on the Consolidated Balance Sheets and in accumulated other comprehensive income:

	Pension	Pension
	Benefits	Benefits
	2008	2007
	(In thousands)

Change in benefit obligation:
Beginning balance	$225	$1,062
Service cost	13	69
Interest cost	12	51
Actuarial loss (gain)	(68)	(9)
Curtailment/settlement	—	(998)
Exchange rate changes	41	50

Ending balance	$223	$225

Amounts recognized on the consolidated balance sheets consist of:
Other long term obligations	$223	$225
Accumulated other comprehensive income	427	335

Net amount recognized	$650	$560

The change in accumulated other comprehensive income includes the actuarial gain/loss, as well as foreign exchange gain/loss on accumulated other comprehensive income for $55,000 as of June 30, 2008.

Components of net periodic benefit (gain)/cost for pension benefits were as follows:

	Year Ended June 30,
	2008	2007
	(In thousands)

Pension benefit:
Service cost	$13	$69
Interest cost	12	51
Amortization of actuarial gain	(31)	—
Settlement associated with sale of subsidiary	—	(998)
Effect of settlement on actuarial gain	—	(1,371)

Net periodic benefit (gain) cost	$(6)	$(2,249)

Contributions and Estimated Future Benefit Payments

To date, the Company has made no contribution to its pension plan. The Company does not have significant statutory or contractual funding requirements for the qualified defined benefit plan.

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following estimated future benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Pension
Benefit
(In thousands)

Year
2009 — 2013	$—
2014 — 2018	209
2019	97

Total	$306

Weighted Average Assumptions Used

Weighted average assumptions used to determine benefit obligations at June 30, 2008 and June 30, 2007 were as follows:

	Pension Benefits
	2008	2007

Discount rate	5.20%	4.65%
Rate of compensation increase	3.5%	2.5%
Expected residual active life (in years)	11.0	9.3

Assumed discount rates are used in measurements of the projected, accumulated and vested benefit obligations and the service and interest cost components of net periodic pension cost. Management makes estimates of discount rates to reflect the rates at which the pension benefits could be effectively settled. In making those estimates, management evaluates rates of return on high-quality fixed-income investments currently available and expected to be available during the period to maturity of the pension benefits.

Note 10.	Financing Arrangements

Senior Convertible Notes and Capital Lease Obligations

Senior Convertible Notes

On May 19, 2005, the Company closed a private placement of $35 million of the Company’s 8.0% senior secured convertible notes and warrants to purchase common stock. On November 8, 2005, certain terms of the May 2005 convertible note financing were amended pursuant to Amendment Agreements entered into between Avanex and each holder of such notes, and the Company issued amended and restated notes and amended and restated warrants.

During fiscal 2006, the amortization of prepaid interest, accretion of notes discount and the increase in the valuation of the Company’s warrants prior to their registration totaled $3.8 million. Unaccreted discount was $1.0 million at June 30, 2006.

During fiscal 2006, holders of $29.5 million of the outstanding Amended and Restated Notes converted to common stock. At June 30, 2006, the notes balance was $5.5 million at face value, and $4.6 million net of unaccreted discount.

During fiscal 2007, holders of the remaining $5.5 million of the Amended and Restated Notes converted to common stock. Accordingly, as of June 30, 2008, the Company does not have any outstanding Notes.

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Capital Lease Obligations

Payments due under capital lease agreements for equipment as of June 30, 2008 are as follows (in thousands):

Total Cash
Obligation

Year ending June 30, 2009	$15
Less: Amounts representing interest	(2)

Present value of net minimum lease payments	$13

The Company leases certain equipment and other fixed assets under capital lease agreements. The assets and liabilities under the capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital leases are amortized over the shorter of the lease term or useful life of the assets. At June 30, 2007 and 2008, the Company had minimal capital lease obligations.

Note 11.	Stockholders’ Equity

Following the close of market on August 12, 2008, we effected a fifteen-for-one reverse stock split of our common stock. Accordingly, each fifteen shares of issued and outstanding Avanex common stock and equivalents as of the close of market on August 12, 2008 was converted into one share of common stock, and the reverse stock split was reflected in the trading price of Avanex’s common stock at the opening of market on August 13, 2008. Unless indicated otherwise, all share amounts and per share prices appearing in the consolidated financial statements reflect the reverse stock split.

Securities Purchase Agreements

On March 6, 2006, the Company entered into a Securities Purchase Agreement with certain buyers who were parties to the agreement for the sale of 1.6 million registered shares of common stock at a price per share of $30.00 for an aggregate purchase price of approximately $48.1 million. The investors also received warrants to purchase up to an aggregate of 0.5 million shares of common stock at an exercise price of $40.95 per share, subject to adjustment for antidilution, exercisable on or before March 9, 2010.

The number of shares deliverable upon exercise of the warrants and the exercise price of the warrants are each subject to adjustment whenever we issue or sell certain of our equity securities for a consideration per share less than a price equal to the applicable exercise price of the warrants. In connection with the Company’s March 1, 2007 financing, the holders of such warrants received an antidilution adjustment pursuant to the terms of such warrants resulting in up to 7,815 additional shares being issued upon the exercise of such warrants and the reduction of the exercise price of the warrants from $40.95 per share to $40.30 per share.

The net proceeds from the sale of the shares of common stock were $44.7 million, after deducting a placement fee and the Company’s offering expenses. In addition, if the warrants issued to the investors are exercised in full for cash, the Company will receive an additional $18.5 million in net proceeds.

On March 1, 2007, the Company sold 719,670 shares of common stock of Avanex at a price per share of $27.79 for an aggregate purchase price of $20 million. In connection with the sale, the investor received a warrant to purchase up to an additional 179,918 shares of common stock. The warrant is exercisable at an exercise price of $32.18 per share through March 1, 2011.

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Shares Reserved

Common stock reserved for future issuance is as follows:

June 30,
2008

Stock Option:
Options outstanding	909,126
Restricted stock units outstanding	235,260
Reserved for future grants	1,525,609
Employee stock purchase plan	176,456
Officer and director share purchase plan	132,851
Warrants	673,232

Total shares reserved for future issuance	3,652,534

Note 12.	Stock-based Compensation

Stock Option and Stock Rights Plans

The Company adopted the 1998 Stock Plan, which has been amended (the “Option Plan”), under which officers, employees, directors, and consultants may be granted options to purchase shares of the Company’s common stock. The Option Plan permits options to be granted at an exercise price of not less than the fair value on the date of grant as determined by the Board of Directors. Options are generally granted with ten-year terms and four-year vesting periods.

The authorized shares under the Option Plan automatically increase each July 1 by an amount equal to the lesser of (i) 400,000 shares, (ii) 4.9% of the Company’s outstanding shares, or (iii) a smaller amount determined by the Company’s Board of Directors. A total of 1,460,056 shares of the Company’s common stock have been reserved for future issuance under the Option Plan as of June 30, 2008.

The Option Plan also permits the Company to grant restricted stock units to employees. During fiscal 2008, the Company granted restricted stock units to employees that vest over periods of two to four years.

In January 2000, the Company adopted the 1999 Director Option Plan, which has been amended (the “Director Plan”). Non-employee directors are entitled to participate in the Director Plan. The Director Plan provides for an automatic initial grant of an option to purchase 5,333 shares of Avanex common stock to each non-employee director on the date when a person first becomes a non-employee director. Each initial option grant will vest as to 25% of the shares subject to the option on each anniversary of its date of grant. After each initial option grant, each non-employee director will automatically be granted an option to purchase 1,333 shares of Avanex common stock each year on the date of the Company’s annual stockholder’s meeting. These options will vest and become fully exercisable on the anniversary of the date of grant. Option grants generally have a term of 10 years. The exercise price of all options will be the fair market value per share of Avanex common stock on the date of grant. After the initial grant, each non-employee director will automatically be granted 667 Restricted Stock Units each year on the date of the Company’s annual stockholders’ meeting. The Restricted Stock Unit grants will fully vest and become 100% payable on the anniversary of the date of grant.

The Director Plan also provides for automatic annual increases each July 1, by an amount equal to the lesser of (i) 10,000 shares, (ii) 0.25% of the outstanding shares on that date, or (iii) a smaller amount determined by the Company’s Board of Directors. A total of 40,220 shares of the Company’s common stock have been reserved for future issuance under the Director Plan as of June 30, 2008.

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Determining Fair Value

Valuation and amortization method — The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Expected Term — Through December 31, 2007, the Company’s expected term was based on the SEC Staff Accounting Bulletin 107 simplified method. Beginning January 1, 2008, the Company has estimated the time-to-exercise based on historical exercise patterns of employee and director populations.

Expected Volatility — The Company’s volatility factor is estimated using the Company’s stock price history.

Expected Dividend — The Black-Scholes valuation model calls for a single expected dividend yield as an input. The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends in the future.

Risk-Free Interest Rate — The Company bases the risk-free interest rate used in the Black-Scholes valuation method on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term. Where the expected term of the Company’s stock-based awards does not correspond with the terms for which interest rates are quoted, the Company performs a straight-line interpolation to determine the rate from the available term maturities.

Fair Value — Fair value of the Company’s stock options granted to employees for the years ended June 30, 2008 and 2007 was estimated using the following weighted-average assumptions:

	Year Ended June 30,
	2008	2007	2006

Option Plan Shares:
Expected term (in years)	6.06	6.25	6.25
Volatility	76.2%	77.0%	80.0%
Expected dividend	0%	0%	0%
Risk-free interest rate	3.62%	4.70%	4.63%
Weighted-average fair value	$15.50	$18.66	$21.67
ESPP Shares:
Expected term (in years)	1.00	1.00	1.00
Volatility	64.8%	79.0%	79.5%
Expected dividend	0%	0%	0%
Risk-free interest rate	3.07%	4.93%	4.31%
Weighted-average fair value	$12.08	$12.86	$11.99

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Compensation Expense

The following table summarizes the Company’s stock-based compensation expense:

	Year Ended June 30,
	2008	2007	2006

Cost of sales	$1,051	$1,110	$422
Research and development	2,097	2,292	1,321
Sales and marketing	884	854	451
General and administrative	2,007	2,853	2,258

Total stock-based compensation expense	$6,039	$7,109	$4,452

At June 30, 2008, the total compensation cost related to unvested stock-based awards granted to employees under the Company’s stock option plans but not yet recognized was approximately $9.6 million, net of estimated forfeitures of $4.2 million. This cost will be amortized on a straight-line basis over a weighted-average period of approximately 2.7 years and will be adjusted for subsequent changes in estimated forfeitures.

Stock Option Activity

The Company issues new shares of common stock upon exercise of stock options. The following is a summary of option activity for Avanex’s stock option plans:

			Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining	Intrinsic
	Number of	Exercise	Contractual	Value, in
	Shares	Price	Term in Years	Thousands

Outstanding at July 1, 2005	1,309,332	$76.24	4.3	$2,010
Granted	177,286	$26.42
Exercised	(103,408)	$20.36
Forfeitures and cancellations	(540,406)	$75.82

Outstanding at June 30, 2006	842,804	$72.88	7.6	$1,986
Granted	228,170	$25.80
Exercised	(23,667)	$15.38
Forfeitures and cancellations	(160,132)	$68.32

Outstanding at June 30, 2007	887,175	$63.13	6.6	$1,889
Granted	216,436	$22.47
Exercised	(25,321)	$15.71
Canceled	(169,164)	$51.01

Outstanding at June 30, 2008	909,126	$57.02	5.1	$269

Vested and expected to vest at June 30, 2008	849,273	$59.39	5.0	$240

Exercisable at June 30, 2008	569,840	$76.62	4.1	$136

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Number			Number
	Outstanding	Average	Weighted	Exercisable,	Weighted
	As of	Remaining	Average	As of	Average
	June 30,	Contractual	Exercise	June 30,	Exercise
Range of Exercise Prices	2008	Term, in Years	Price	2008	Price

$5.85 — $16.50	98,046	6.72	$13.76	53,550	$13.96
$16.51 — $23.85	90,359	8.37	$20.62	23,995	$20.36
$24.15 — $24.15	2,366	9.22	$24.15	0	$0.00
$24.60 — $24.60	169,641	3.93	$24.60	33,609	$24.60
$25.20 — $29.70	95,793	7.99	$27.81	34,958	$27.93
$30.90 — $34.80	98,234	1.73	$34.15	86,023	$34.48
$34.95 — $43.20	91,869	6.20	$39.89	77,651	$39.55
$44.25 — $59.25	122,443	5.05	$54.48	119,679	$54.65
$60.00 — $87.75	91,746	3.63	$71.37	91,746	$71.37
$96.90 — $2,088.75	48,629	2.04	$442.09	48,629	$442.09

	909,126	5.13	$57.02	569,840	$76.62

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock. During the years ended June 30, 2008, 2007 and 2006, the aggregate intrinsic value of options exercised under the Company’s stock option plans was $274,000, $338,000 and $915,000, respectively. Intrinsic value was determined as of the date of option exercise.

Under the Option Plan, the Company may also grant share purchase rights either alone, in addition to, or in tandem with other awards granted under the Option Plan and/or cash awards granted outside the Option Plan. Exercise of these share purchase rights are made pursuant to restricted stock purchase agreements containing provisions established by the Board of Directors. These provisions may give the Company the right to repurchase the shares at the original sales price. This right expires at a rate determined by the Board of Directors, generally at a rate of 25% after one year and 1/48 per month thereafter. There were 1,800 share purchase rights issued in the year ended June 30, 2006, and there were no share purchase rights issued in the years ended June 30, 2008 and 2007. As of June 30, 2008, 2007 and 2006, no shares were subject to repurchase.

The weighted-average fair value of stock options granted during fiscal 2008, 2007 and 2006 were $15.50, $18.66 and $21.67 per share, respectively.

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted Stock Unit Activity

The Company issues new shares of common stock upon the vesting of restricted stock units. The following is a summary of activity for Avanex’s restricted stock unit awards granted under its option plans:

			Weighted-
		Weighted-	Average	Aggregate	Weighted
		Average	Remaining	Intrinsic	Average
	Number	Exercise	Contractual	Value, in	Grant Date
	of Shares	Price	Term in Years	Thousands	Fair Value

Outstanding at July 1, 2005	—
Awarded	395,217	$0.015
Released	(77,105)	$0.015
Forfeited	(46,886)	$0.015

Outstanding at June 30, 2006	271,226	$0.015	2.5	$7,154	$26.83
Awarded	213,560	$0.015
Released	(151,619	$0.015
Forfeited	(52,568)	$0.015

Outstanding at June 30, 2007	280,599	$0.015	1.3	$7,575	$24.60
Awarded	217,994	$0.015			$26.03
Released	(193,562	$0.015			$22.27
Forfeited	(69,771)	$0.015			$24.62

Outstanding at June 30, 2008	235,260	$0.015	1.5	$3,877	$25.37

Vested and expected to vest at June 30, 2008	200,032	$0.015	1.4	$3,296

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock. During the years ended June 30, 2008, 2007 and 2006, the aggregate intrinsic value of restricted stock units vested under the Company’s stock option plans was $4.3 million, $4.1 million and $2.8 million, respectively. Intrinsic value was determined as of the date of restricted stock unit release.

1999 Employee Stock Purchase Plan

In January 2000, the Company adopted the 1999 Employee Stock Purchase Plan (the “Stock Purchase Plan”) for its employees. The Stock Purchase Plan permits participants to purchase the Company’s common stock through payroll deductions of up to 10% of the participant’s compensation. The maximum number of shares a participant may purchase during each offering period is 200 shares. The price of common stock purchases will be 85% of the lower of the fair market value at the beginning of the offering period and the ending of the offering period.

The Stock Purchase Plan provides for automatic annual increases each July 1, to shares reserved for issuance by an amount equal to the lesser of (i) 50,000 shares, (ii) 1% of the outstanding shares on that date, or (iii) a smaller amount determined by the Company’s Board of Directors. A total of 176,456 shares of the Company’s common stock have been reserved for future issuance under the Stock Purchase Plan as of June 30, 2008.

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Employee Stock Purchase Plan (“ESPP”) Information

In connection with our ESPP, the following shares were issued during the years ended June 30, 2008, 2007 and 2006:

	Year Ended June 30,
	2008	2007	2006

Number of shares issued	31,383	28,456	39,149
Weighted-average purchase price	$12.08	$12.86	$11.99

During the years ended June 30, 2008, 2007 and 2006, the aggregate intrinsic value of shares purchased under the Company’s ESPP was $182,000, $326,000 and $143,000, respectively.

Officer and Director Share Purchase Plan

In April 2008, the Company adopted the Officer and Director Share Purchase Plan (“ODPP”) for its executive officers and directors. The ODPP permits participants to purchase shares of the Company’s common stock at fair market value in lieu of salary or, in the case of directors, retainer fees. Eligible individuals will voluntarily participate in the ODPP by authorizing payroll deductions or, in the case of directors, deductions from retainer fees for the purpose of purchasing Avanex shares. Elections to participate in the ODPP may only be made during open trading windows under the Company’s insider trading policy when the participant does not otherwise possess material non-public information concerning the Company. The Board of Directors has authorized 133,333 shares to be made available for purchase by officers and directors under this ODPP which commenced in May 2008.

A total of 132,851 shares of the Company’s common stock have been reserved for future issuance under the Officer and Director Share Purchase Plan as of June 30, 2008.

In connection with our ODPP, the following shares were issued during the year ended June 30, 2008:

Year Ended
June 30, 2008

Number of shares issued	482
Weighted-average purchase price	$16.56

Note 13.	Income Taxes

The Company provides for income taxes using an asset and liability approach, under which deferred income taxes are provided based upon enacted laws and rates applicable to periods in which the taxes become payable.

The domestic and foreign components of income (loss) before income taxes were as follows (in thousands):

	Year Ended June 30,
	2008	2007	2006

Domestic	$(5,138)	$(22,206)	$(46,680)
Foreign	10,785	(7,935)	(8,012)

Total	$5,647	$(30,141)	$(54,692)

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The reconciliation of income tax expense (benefit) at the statutory federal income tax rate of 34% to net income tax provision included in the statement of operations for the years ended June 30, 2008, 2007 and 2006 are as follows (in thousands):

	Year Ended June 30,
	2008	2007	2006

U.S. Fed taxes (benefit) at statutory rate	$1,919	$(10,272)	$(18,595)
State income taxes, net of federal benefit	20	—	—
Foreign loss not benefited	729	2,544	2,712
FAS 123 (R) adoption	—	—	12,450
Expiring NOLs	—	215	—
Change in valuation allowance	(1,472)	7,947	2,868
Credits	(591)	—	—
Other	322	30	565

Total	$927	$464	$—

Deferred tax assets and liabilities reflect the net tax effects of net operating loss and tax credit carryovers and the temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows (in thousands):

	June 30,
	2008	2007	2006

Deferred Tax Assets:
NOL’s	$121,503	$94,252	$153,194
Tax credit carryforwards	6,939	5,646	5,076
Inventory reserves	5,556	10,515	9,993
Restructuring charges	2,912	4,029	4,845
Other	10,561	9,490	5,965
Intangibles	1,056	2,332	822

Total deferred tax assets	148,527	126,264	179,895
Valuation allowance	(148,527)	(126,264)	(179,895)

Net Deferred Tax Assets	$—	$—	$—

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased (decreased) by $22.3 million and ($53.6) million during June 30, 2008 and June 30, 2007, respectively.

As of June 30, 2008, the Company had net operating loss carry forwards for federal income tax purposes of approximately $305 million which expire in the years 2012 through 2028 and federal research and development tax credits of approximately $5.9 million which expire in years 2013 through 2028. The Company also had state net operating loss carry forwards of approximately $111.3 million which expire in the years 2009 through 2028 and state research and development tax credits of approximately $7.4 million which have no expiration. The Company had net operating loss carry forwards for foreign income tax purposes of approximately $78.7 million.

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of June 30, 2007, insufficient evidence was available to recognize certain foreign net operating losses or loss carry forwards, therefore a portion of the foreign net operating losses was derecognized with a corresponding offset to the valuation allowance. During fiscal 2008, the Company obtained sufficient evidence to support the inclusion of the foreign net operating losses. Thus, as of June 30, 2008, the Company included a portion of the formerly derecognized NOL’s in its deferred tax asset schedule with a corresponding offset to the valuation allowance.

Utilization of the net operating losses may be subject to substantial annual limitation due to federal and state ownership limitations. The utilization of net operating losses is subject to Section 382 limitation resulting from changes in ownership of the Company.

Effective July 1, 2007, we adopted Financial Accounting Standards Interpretation, or FIN, No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 utilizes a two-step approach for evaluating uncertain tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes” or SFAS No. 109. The first step, “Recognition” requires a company to determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any. The second step, “Measurement” is based on the largest amount of benefit, which is more likely than not to be realized on ultimate settlement. As the Company had recorded a full valuation allowance against its deferred tax assets, there was no cumulative effect of adopting FIN No. 48. Upon adoption, the total amount of gross unrecognized tax benefits was $6.3 million.

At June 30, 2008, we had approximately $6.4 million in total unrecognized tax benefits. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance at July 1, 2007	$6,325
Additions based on tax positions related to the current year	28
Reductions based on tax positions related to prior years	—
Settlements	—

Balance at June 30, 2008	$6,353

At June 30, 2008, the total unrecognized tax benefits of $6.4 million consist of approximately $6.4 million of unrecognized tax benefits that have been netted against the related deferred tax assets. None of the unrecognized tax benefit will impact the rate in future years until the Company releases its valuation allowance.

We recognize interest and/or penalties related to uncertain tax positions in income tax expense. To the extent accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision in the period that such determination is made. There were no interest and penalties accrued upon the adoption of FIN No. 48 on July 1, 2007 nor at June 30, 2008.

We file income tax returns in the United States on a federal basis, in California and various foreign jurisdictions. The tax years 2001 to 2006 remain open to examination in the United States and California which are the major taxing jurisdictions in which we are subject to tax.

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 14.	Market Sales, Export Sales, Significant Customers, and Concentration of Supply

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers.

The Company’s chief operating decision maker is considered to be the Company’s Chief Executive Officer (“CEO”). The CEO reviews the Company’s financial information presented on a consolidated basis substantially similar to the accompanying consolidated financial statements. Therefore, the Company has concluded that it operates in one segment, to manufacture and market photonic processors, and accordingly has provided only the required enterprise wide disclosures. The Company has adopted a matrix management organizational structure, whereby management of worldwide activities is on a functional basis.

Customers who represented 10% or more of our net revenue or accounts receivable were as follows:

	Percentage of Net
	Revenue for the Year			Percent of Accounts
	Ended June 30,			Receivable at June 30,
	2008	2007	2006	2008	2007

Company A	25%	29%	27%	21%	24%
Company B	21%	17%	*	17%	10%
Company C	*	*	11%	*	*

	46%	46%	38%	38%	34%

*	less than 10%

Revenues by geographical area were as follows (in thousands):

	Year Ended June 30,
	2008	2007	2006

Americas	$93,304	$95,189	$75,889
Europe	68,946	84,126	67,151
Asia-Pac	45,844	33,440	19,904

Total	$208,094	$212,755	$162,944

Long-lived assets by geographical area were as follows (in thousands):

	Year Ended
	June 30,
	2008	2007

U.S.	$5,159	$3,949
Non-U.S.	2,529	1,951

	$7,688	$5,900

Note 15.	Acquisition

On July 2, 2007, the Company purchased certain assets from Essex Corporation (“Essex”), a subsidiary of Northrop Grumman Space and Mission Systems Corporation, for $2.1 million in cash, including $0.2 million of direct transaction costs incurred in connection with the acquisition. The Company acquired the assets

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

relating to the MSA 300-pin transponder and XFP transceiver businesses of the Commercial Communication Products Division of Essex.

The transaction was accounted for as a purchase of assets in accordance with FASB Statement No. 141, “Business Combination”; therefore, the tangible assets acquired were recorded at fair value on the acquisition date.

In allocating the purchase price based on estimated fair values, we recorded approximately $1.6 million and $0.5 million of tangible and intangible assets acquired, respectively. The tangible assets consist of $1.1 million of fixed assets, $0.3 million of inventory, and $0.2 million of prepaid rent, while the intangible assets consist of $0.3 million for technology and $0.2 million for a non-compete agreement. The allocation of the purchase price was based upon assessments by management of the fair value of the assets acquired.

Note 16.	Quarterly Financial Data (Unaudited)

	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2008*	2008	2007	2007	2007	2007	2006	2006
	(In thousands except per share data)
	(Unaudited)

Consolidated Statement of Operations Data:
Net revenue	$51,822	$49,556	$52,007	$54,709	$51,098	$55,143	$55,623	$50,891
Cost of revenue	35,643	33,461	35,888	39,517	38,999	44,845	45,127	45,579

Gross profit	16,179	16,095	16,119	15,192	12,099	10,298	10,496	5,312
Operating expenses:
Research and development	6,935	7,012	7,604	6,774	7,511	6,263	5,832	5,625
Sales and marketing	4,211	4,407	4,202	3,915	3,779	4,043	3,891	3,548
General and administrative	4,162	4,621	4,980	4,475	3,469	5,083	9,075	5,651
Amortization of intangibles	56	55	101	559	664	531	656	852
Restructuring costs (recovery)	137	32	2	(335)	(17)	1,155	436	(63)
(Gain) loss on disposal of property and equipment	(24)	1	—	—	(484)	5	(28)	(20)
(Gain) loss on sale of subsidiary	—	(1,996)	—	—	3,216	—	—	—

Total operating expenses	15,477	14,132	16,889	15,388	18,138	17,080	19,862	15,593

Income (loss) from operations	702	1,963	(770)	(196)	(6,039)	(6,782)	(9,366)	(10,281)
Interest and other income, net	979	1,371	1,083	515	818	129	813	567

Income (loss) before income taxes	1,681	3,334	313	319	(5,221)	(6,653)	(8,553)	(9,714)
Provision for income taxes	(428)	2	(227)	(274)	(464)	—	—	—

Net income (loss)	$1,253	$3,336	$86	$45	$(5,685)	$(6,653)	$(8,553)	$(9,714)

Basic net income (loss) per common share	$0.08	$0.22	$0.01	$0.00	$(0.38)	$(0.47)	$(0.62)	$(0.71)

Diluted net income (loss) per common share	$0.08	$0.22	$0.01	$0.00	$(0.38)	$(0.47)	$(0.62)	$(0.71)

Basic shares outstanding	15,321	15,294	15,235	15,116	15,044	14,268	13,791	13,692
Diluted shares outstanding	15,330	15,301	15,460	15,389	15,044	14,268	13,791	13,692

*	For the three months ended June 30, 2008 the Company posted certain adjustments after its earnings release on August 21, 2008, which resulted in net income decreasing by $39,000. Gross margin, however, decreased to 31%, as compared to 32% previously reported.

AVANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17.	Subsequent Events

During the six months ended December 31, 2008, the Company incurred operating losses and negative cash flows from operations, resulting in declines in total unrestricted cash, cash equivalents and short-term investments, and limited operating capital to fund future operations. The Company expects the balances of its cash, cash equivalents, and investments to continue to decline in future periods. These factors cast substantial uncertainty on the Company’s ability to continue as an ongoing enterprise for a reasonable period of time. The Company’s ability to continue as an ongoing enterprise is dependent on its improving operational cash flow and securing additional funding or consummating the proposed merger with Bookham, Inc. announced on January 27, 2009 (in which Avanex stockholders will receive shares of Bookham, Inc. common stock in exchange for their shares of Avanex common stock). The Company’s management is pursuing opportunities to streamline development efforts, reduce inventory levels and simplify its operating structure, while maintaining customer satisfaction. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as an ongoing enterprise.

*  *  *  *

AVANEX CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	June 30,
	2008	2008
	(In thousands, except share and par value data)

ASSETS
Current assets:
Cash and cash equivalents	$13,897	$14,839
Restricted cash	3,803	3,776
Short-term investments	19,550	40,590
Accounts receivable	30,197	39,032
Inventories	19,528	15,979
Due from related party	123	85
Other current assets	7,021	6,486

Total current assets	94,119	120,787
Property and equipment, net	8,906	7,688
Intangibles, net	—	314
Goodwill	—	9,408
Deposits and other assets	3,094	2,870

Total assets	$106,119	$141,067

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,371	$33,255
Accrued compensation	3,811	6,272
Accrued warranty	350	626
Due to related party	75	110
Other accrued expenses and deferred revenue	6,810	5,893
Current portion of long-term obligations	12	13
Current portion of accrued restructuring	3,068	2,940

Total current liabilities	38,497	49,109
Long-term liabilities:
Accrued restructuring	3,613	5,043
Other long-term obligations	1,364	1,520

Total liabilities	43,474	55,672

Contingencies (Note 11)
Stockholders’ equity:
Common stock, $0.001 par value, 30,000,000 shares authorized; 15,608,367 and 15,318,982 shares outstanding, net of 10,555 treasury shares, at December 31, 2008 and June 30, 2008, respectively	16	15
Additional paid-in capital	788,204	784,492
Accumulated other comprehensive income	1,269	1,277
Accumulated deficit	(726,844)	(700,389)

Total stockholders’ equity	62,645	85,395

Total liabilities and stockholders’ equity	$106,119	$141,067

See accompanying notes.

AVANEX CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In thousands, except per share data)

Net revenue:
Third parties	$37,924	$47,155	$83,137	$88,550
Related parties	77	4,852	138	18,166

Total net revenue	38,001	52,007	83,275	106,716
Cost of revenue:
Cost of revenue except for purchases from related parties	31,864	35,567	68,904	75,083
Purchases from related parties	295	321	756	322

Total cost of revenue	32,159	35,888	69,660	75,405

Gross profit	5,842	16,119	13,615	31,311
Operating expenses:
Research and development	6,037	7,604	12,722	14,378
Sales and marketing	2,827	4,202	6,879	8,117
General and administrative	3,777	4,980	8,665	9,455
Amortization of intangibles	53	101	107	660
Restructuring	157	2	2,476	(333)
Impairment of goodwill and intangibles	9,615	—	9,615	—

Total operating expenses	22,466	16,889	40,464	32,277

Loss from operations	(16,624)	(770)	(26,849)	(966)
Interest and other income (expense), net	(179)	1,083	(351)	1,598

Income (loss) before income taxes	(16,803)	313	(27,200)	632
Income tax benefit (provision)	(11)	(227)	745	(501)

Net income (loss)	$(16,814)	$86	$(26,455)	$131

Basic net income (loss) per common share	$(1.08)	$0.01	$(1.71)	$0.01

Diluted net income (loss) per common share	$(1.08)	$0.01	$(1.71)	$0.01

Weighted-average number of shares used in computing:
Basic net income (loss) per common share	15,564	15,235	15,460	15,176

Diluted net income (loss) per common share	15,564	15,460	15,460	15,424

See accompanying notes.

AVANEX CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	December 31,
	2008	2007
	(In thousands)

Operating Activities:
Net income (loss)	$(26,455)	$131
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss on disposal of property and equipment	10	—
Depreciation and amortization	1,973	1,484
Amortization of intangibles	107	659
Stock-based compensation	2,867	3,637
Provision for doubtful accounts and sales returns	651	377
Non-cash pension expense	43	—
Write-off of excess and obsolete inventory	2,444	3,770
Impairment of goodwill and intangibles	9,615	—
Changes in operating assets and liabilities:
Accounts receivable	8,131	8,512
Inventories	(7,748)	(4,971)
Other current assets	(905)	(394)
Other assets	(212)	(161)
Due to/from related party	(72)	(2,552)
Accounts payable	(8,689)	(258)
Accrued compensation	(1,544)	490
Accrued restructuring	(1,302)	(1,728)
Accrued warranty	(276)	(102)
Other accrued expenses and deferred revenue	2,407	(914)

Net cash provided by (used in) operating activities	(18,955)	7,980

Investing Activities:
Purchases of investments	(11,476)	(87,694)
Maturities of investments	32,643	79,802
Increase in restricted cash	(27)	(2,864)
Purchases of property and equipment	(3,269)	(1,426)
Net cash used in asset purchase	—	(2,139)

Net cash provided by (used in) investing activities	17,871	(14,321)

Financing Activities:
Payments on capital lease obligations	(6)	(4)
Proceeds from issuance of common stock	127	549

Net cash provided by financing activities	121	545

Effect of exchange rate changes on cash	21	243

Net decrease in cash and cash equivalents	(942)	(5,553)
Cash and cash equivalents at beginning of period	14,839	14,837

Cash and cash equivalents at end of period	$13,897	$9,284

Supplemental Information:
Non-cash investing and financing activities:
Fixed asset purchases included in accounts payable	$529	$—
Pension liability recognized in accumulated other comprehensive income	$—	$(16)
Net issuance of restricted stock awards (restricted stock and restricted stock units)	$1,089	$3,861

See accompanying notes.

AVANEX CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.	Basis of Presentation

Avanex Corporation and its wholly owned subsidiaries (“the Company”, “we”, “us” and “our”) design, manufacture and market fiber optic-based products which increase the performance of optical networks. The Company sells products to telecommunications system integrators and their network carrier customers. The Company was incorporated in October 1997 in California and reincorporated in Delaware in January 2000.

The accompanying unaudited condensed consolidated financial statements as of December 31, 2008, and for the three and six months ended December 31, 2008 and 2007 have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), and include the accounts of Avanex and its subsidiaries. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the consolidated financial position at December 31, 2008, the consolidated operating results for the three and six months ended December 31, 2008 and 2007, and the consolidated cash flows for the three and six months ended December 31, 2008 and 2007. The consolidated results of operations for the three and six months ended December 31, 2008 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year ending June 30, 2009.

The condensed consolidated balance sheet at June 30, 2008 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by GAAP for complete financial statements. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes for the year ended June 30, 2008, contained in its Annual Report on Form 10-K filed with the SEC on September 5, 2008.

During the six months ended December 31, 2008, the Company incurred a net loss of $26.5 million, and its balance of unrestricted cash, cash equivalents and short-term investments declined from $55.4 million at June 30, 2008 to $33.4 million at December 31, 2008. The Company expects these balances of cash, cash equivalents, and investments to continue to decline in future periods. These factors cast substantial uncertainty on the Company’s ability to continue as an ongoing enterprise for a reasonable period of time. The Company’s ability to continue as an ongoing enterprise is dependent on its improving operational cash flow and securing additional funding or consummating the proposed merger with Bookham, Inc. announced on January 27, 2009 (see Note 13). The Company’s management is pursuing opportunities to streamline development efforts, reduce inventory levels and simplify its operating structure, while maintaining customer satisfaction. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as an ongoing enterprise.

Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”
(SFAS 142) prescribes a two-step process for impairment testing of goodwill and indefinite life of intangible assets. The first step screens for impairment, while the second step, measures the impairment, if any. SFAS 142 requires impairment testing based on reporting units.

The first step is a comparison of each reporting unit’s fair value to its carrying value. The Company estimates fair value using the best information available, including market information and discounted cash flow projections also referred to as the income approach. If the carrying value of the reporting unit is higher than its fair value, there is an indication that impairment may exist and the second step must be performed to measure the amount of impairment loss. The amount of impairment is determined by comparing the implied fair value of reporting unit goodwill to the carrying value of the goodwill in the same manner as if the

AVANEX CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

reporting unit was being acquired in a business combination. If the implied fair value of goodwill is less than the recorded goodwill, the Company would record an impairment charge for the difference.

As of December 31, 2008, the Company continued to evaluate goodwill due to indications of impairment including the current economic environment, its operating results, a sustained decline in its market capitalization, changes in management, and a decline in its forecasted revenue for the remainder of fiscal 2009. The Company operates in one reporting unit. The Step 2 analysis concluded that there had been an impairment of the recorded goodwill. This conclusion is supported by the fair value implied by the proposed merger with Bookham, Inc. announced on January 27, 2009. As such, the Company has written off the book value of $9.4 million of goodwill as of December 31, 2008.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, “Fair Value Measurements” (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value and expands fair value measurement disclosures. Statement 157 was effective for the Company’s fiscal year beginning July 1, 2008. The adoption of Statement 157 did not have a material impact on the Company’s consolidated financial statements. Statement 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than quoted prices in active markets for similar assets or liabilities that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. At December 31, 2008, $4.6 million of the Company’s cash equivalents, $3.8 million of the restricted cash, and $19.6 million of the short-term investments are valued as Level 1 investments.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (“Statement 159”), which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities under an instrument-by-instrument election. Subsequent changes in measurements for the financial assets and liabilities an entity elects to fair value will be recognized in earnings. Statement 159 also establishes additional disclosure requirements. This Statement 159 was effective for the Company’s fiscal year beginning July 1, 2008. The adoption of Statement 159 did not have a material impact on the Company’s consolidated financial statements.

Following the close of market on August 12, 2008, the Company effected a fifteen-for-one reverse stock split of its common stock. Accordingly, each fifteen shares of issued and outstanding Avanex common stock and equivalents as of the close of market on August 12, 2008 was converted into one share of common stock, and the reverse stock split was reflected in the trading price of Avanex’s common stock at the opening of market on August 13, 2008. Unless indicated otherwise, all share amounts and per share prices reflect the reverse stock split for all periods presented.

2.	Stock-Based Compensation

The Company accounts for stock-based compensation under FASB Statement No. 123(R),“Share-Based Payment” (“SFAS 123(R)”), which requires companies to recognize in their statement of operations all share-based payments, including grants of stock options to employees, based on the grant date fair value of such share-based awards. The application of SFAS No. 123(R) requires the Company’s management to make judgments in the determination of inputs into the Black-Scholes option pricing model which the Company uses to determine the grant date fair value of stock options it grants. Inherent in this model are assumptions related to expected stock price volatility, expected term, risk-free interest rate and expected dividend yield. While the risk free interest rate and dividend yield are less subjective assumptions, typically based on factual data derived from public sources, the expected stock-price volatility and option life assumptions require a greater level of judgment which make them critical accounting estimates.

AVANEX CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Determining Fair Value

Valuation and amortization method — The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula and a single-option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Expected Term — Through December 31, 2007, the Company’s expected term was based on the SEC Staff Accounting Bulletin 107 simplified method. Beginning January 1, 2008, the Company has estimated the time-to-exercise based on historical exercise patterns of employee and director populations.

Expected Volatility — The Company’s volatility factor is estimated using the Company’s stock price history.

Expected Dividend — The Black-Scholes valuation model calls for a single expected dividend yield as an input. The use of an expected dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends in the future.

Risk-Free Interest Rate — The Company bases the risk-free interest rate used in the Black-Scholes valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term. Where the expected term of the Company’s stock-based awards does not correspond with the term for which interest rates are quoted, the Company performs a straight-line interpolation to determine the rate from the available term maturities.

Fair Value — Fair value of the Company’s stock options granted to employees and directors for the three and six months ended December 31, 2008 and 2007 was estimated using the following weighted-average assumptions:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Option Plan Shares:
Expected term (in years)	4.50	6.25	4.50	6.25
Volatility	85.0%	76.0%	84.5%	75.5%
Expected dividend	0%	0%	0%	0%
Risk-free interest rate	1.41%	3.60%	1.50%	3.96%
Weighted-average fair value	$0.61	$16.08	$0.96	$16.67
ESPP Shares:
Expected term (in years)	1.00	1.00	1.00	1.00
Volatility	66.2%	62.0%	66.2%	62.0%
Expected dividend	0%	0%	0%	0%
Risk-free interest rate	2.21%	4.15%	2.21%	4.15%
Weighted-average fair value	$9.77	$14.18	$9.77	$14.18

Fair value of the Company’s restricted stock units granted to employees for the three and six months ended December 31, 2008 and 2007 was determined based on the Company’s stock price at the date of the grant.

AVANEX CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Stock-Based Compensation Expense

Under SFAS 123 ®, the Company recorded $0.8 million and $1.8 million of stock compensation expense in its consolidated statements of operations for the three months ended December 31, 2008 and 2007, and $2.2 million and $3.6 million for the six months ended December 31, 2008 and 2007, respectively.

At December 31, 2008, the total stock-based compensation expense related to unvested stock grants to employees under the Company’s stock plans but not yet recognized was approximately $10.0 million, net of estimated forfeitures of $5.3 million. This expense will be amortized on a straight-line basis over a weighted-average period of approximately 2.6 years and will be adjusted for subsequent changes in estimated forfeitures.

Stock Option Activity

The Company issues new shares of common stock upon exercise of stock options. Stock option activity for the six months ended December 31, 2008 is summarized below:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
		Average	Contractual	Intrinsic
	Number of	Exercise	Term in	Value, in
	Shares	Price	Years	Thousands

Outstanding at July 1, 2008	909,126	$57.02	5.1	$269
Granted	450,937	$1.57
Exercised	—	$—
Forfeitures and cancellations	(378,596)	$50.17

Outstanding at December 31, 2008	981,467	$34.19	7.6	$68

Vested and expected to vest at December 31, 2008	780,804	$41.86	7.1	$42

Exercisable at December 31, 2008	420,533	$71.97	5.0	$—

Aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock. During both the three and six months ended December 31, 2008, there were no options exercised under the Company’s stock option plans. During the three and six months ended December 31, 2007, the aggregate intrinsic value of options exercised under the Company’s stock option plans was $0.1 and $0.3 million, respectively. Intrinsic value was determined as of the date of option exercise.

AVANEX CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Restricted Stock Unit Activity

The Company issues new shares of common stock upon the vesting of restricted stock units. Restricted stock unit activity for the six months ended December 31, 2008 is summarized below:

			Weighted-
			Average		Weighted
		Weighted-	Remaining	Aggregate	Average
		Average	Contractual	Intrinsic	Grant
	Number of	Exercise	Term in	Value, in	Date Fair
	Shares	Price	Years	Thousands	Value

Outstanding at July 1, 2008	235,260	$0.015	1.5	$3,877	$25.37
Awarded	603,782	$0.001			$10.49
Released	(253,154)	$0.001			$4.30
Forfeited	(94,956)	$0.015			$25.43

Outstanding at December 31, 2008	490,932	$0.001	1.2	$469	$15.18

Vested and expected to vest at December 31, 2008	428,874	$0.015	1.2	$409

Aggregate intrinsic value is calculated as the difference between the exercise price of the shares and the quoted price of the Company’s common stock. During the three months ended December 31, 2008 and 2007, the aggregate intrinsic value of restricted stock units vesting was $0.2 million and $1.6 million, respectively. During the six months ended December 31, 2008 and 2007, the aggregate intrinsic value of restricted stock units vesting was $1.1 million and $3.9 million, respectively. Intrinsic value was determined as of the date the restricted stock unit vested.

Employee Stock Purchase Plan (“ESPP”) Activity

During the three months ended December 31, 2008 and 2007, no shares were issued in connection with the Company’s ESPP, and accordingly the aggregate intrinsic value of options exercised under the Company’s ESPP was $0 for both periods. During the six months ended December 31, 2008 and 2007, 16,138 and 14,798 shares were issued at weighted-average purchase prices of $9.77 and $14.18 per share, respectively, in connection with the Company’s ESPP, and the aggregate intrinsic value of shares purchased under the Company’s ESPP was $28,000 and $152,000, respectively.

Officer and Director Share Purchase Plan (“ODPP”) Activity

The ODPP was adopted in April 2008.  During the three months ended December 31, 2008, 12,054 shares were issued at a weighted-average purchase price of $1.40. During the six months ended December 31, 2008, 13,648 shares were issued at a weighted-average purchase price of $2.11.

3.	Consolidated Balance Sheet Detail

Cash, Cash Equivalents, and Short-term Investments

The Company generally invests its excess cash in debt instruments of the U.S. Treasury, government agencies, and corporations with strong credit ratings. Such investments are made in accordance with the Company’s investment policy, which establishes guidelines relative to diversification and maturities designed to maintain safety and liquidity. To date, the Company has not experienced any significant losses on its debt investments.

AVANEX CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

The table below summarizes all of the Company’s investments with maturity dates of one year or less from the date of purchase, the amortized cost, fair value and gross unrealized gains and losses related to available-for-sale securities, aggregated by security type.

Cash, cash equivalents, and short-term investments consist of the following (in thousands):

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2008:
Cash	$9,293			$9,293
Cash Equivalents — Money Market Funds	4,604			4,604
Restricted cash — Certificates of Deposit and United States Government Agencies	3,803			3,803
Short-term Investments — Commercial Paper	—			—
United States Government Agencies	19,467	$83	$—	19,550

Subtotal, short-term investments	19,467	83	—	19,550

Total cash, cash equivalents and short-term investments	$37,167	$83	$—	$37,250

June 30, 2008:
Cash	$10,106			$10,106
Cash Equivalents — Money Market Funds	4,733			4,733
Restricted cash — Certificates of Deposit and United States Government Agencies	3,776			3,776
Short-term Investments — Commercial Paper	7,981	$1	$—	7,982
United States Government Agencies	32,653	2	(47)	32,608

Subtotal, short-term investments	40,634	3	(47)	40,590

Total cash, cash equivalents and short-term investments	$59,249	$3	$(47)	$59,205

Inventories

Inventories consist of raw materials, work-in-process and finished goods and are stated at the lower of cost or market. Cost is computed on a standard basis, which approximates actual costs on a first-in, first-out basis. Inventories consisted of the following (in thousands):

	December 31,	June 30,
	2008	2008

Raw materials	$8,192	$7,981
Work-in-process	105	360
Finished goods	11,231	7,638

	$19,528	$15,979

In the three months ended December 31, 2008 and 2007, the Company recorded charges to cost of revenue for the write-off of excess and obsolete inventory of $1.3 million and $2.4 million, respectively, and for the six months ended December 31, 2008 and 2007, the Company recorded charges to cost of revenue for the write-off of excess and obsolete inventory of $2.4 million and $3.8 million, respectively.

AVANEX CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Warranties

In general, the Company provides a product warranty for one year from the date of shipment. The Company accrues for the estimated costs of product warranties during the period in which revenue is recognized. The Company estimates the costs of its warranty obligations based on its historical experience and expectation of future conditions. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Changes in the Company’s accrued product warranty liability are as follows (in thousands):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Balance at beginning of period	$476	$842	$626	$873
Accrual for sales during the period	73	47	181	208
Cost of warranty repair	(71)	(118)	(113)	(310)
Adjustment to prior sales (including expirations and changes in estimates)	(128)	—	(344)	—

Balance at end of period	$350	$771	$350	$771

4.	Restructuring

During the three months ended September 30, 2008, the Company implemented a workforce reduction of 47 employees to reduce costs, streamline operations, and improve its cost structure. In the second quarter of fiscal 2009, the Company closed its Melbourne, Florida facility and transferred the respective product lines, inventory, and fixed assets to either its France, China, or Thailand offices. The costs associated with this restructuring consisted of one-time termination benefits of approximately $2.1 million and facilities-related costs of approximately $0.3 million. The $2.1 million of one-time termination benefits includes $0.7 million of stock compensation charges due to accelerated vesting of restricted stock units.

A summary of the Company’s accrued restructuring expense and accrued restructuring liability is as follows (in thousands):

Three months ended December 31, 2008:

	Expense for
	Three Months
	Ended	Balance				Balance
	December 31,	September 30,				December 31,
	2008	2008	Accrued	Paid	Recovered	2008

Workforce Reduction, fiscal 2009	$45	$1,613	$45	$(1,613)	$—	$45
Abandonment of excess facilities	112	7,456	114	(932)	(2)	6,636

Total Restructuring	$157	$9,069	$159	$(2,545)	$(2)	$6,681

AVANEX CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Six months ended December 31, 2008:

	Expense for
	Six Months
	Ended	Balance				Balance
	December 31,	June 30,				December 31,
	2008	2008	Accrued	Paid	Recovered	2008

Workforce Reduction, fiscal 2009	$2,148	$—	$2,148	$(2,103)	$—	$45
Abandonment of excess facilities	328	7,983	581	(1,675)	(253)	6,636

Total Restructuring	$2,476	$7,983	$2,729	$(3,778)	$(253)	$6,681

The liability related to abandoned facilities will be paid out through fiscal 2011, of which $3.0 million will be disbursed in the next 12 months.

5.	Acquisition of Essex

On July 2, 2007, the Company purchased certain assets from Essex Corporation (“Essex”), a subsidiary of Northrop Grumman Space and Mission Systems Corporation, for $2.1 million in cash, including $0.2 million of direct transaction costs incurred in connection with the acquisition. The Company acquired the assets relating to the MSA 300-pin transponder and XFP transceiver businesses of the Commercial Communication Products Division of Essex.

The transaction was accounted for as a purchase of assets in accordance with FASB Statement No. 141, “Business Combination”; therefore, the tangible assets acquired were recorded at fair value on the acquisition date. In allocating the purchase price based on estimated fair values, we recorded approximately $1.6 million and $0.5 million of tangible and intangible assets acquired, respectively. The tangible assets consist of $1.1 million of fixed assets, $0.3 million of inventory, and $0.2 million of prepaid rent, while the intangible assets consist of $0.3 million for technology and $0.2 million for a non-compete agreement. The allocation of the purchase price was based upon assessments by management of the fair value of the assets acquired. As part of the Company’s impairment assessment during the quarter ended December 31, 2008, the unamortized value of intangible assets of $0.2 million was written off.

6.	Income Taxes

As of December 31, 2008, the Company’s deferred tax assets are fully offset by a valuation allowance. FASB Statement No. 109, “Accounting for Income Taxes,” provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes Avanex’s historical operating performance and reported cumulative net losses since inception, the Company provided a full valuation allowance against its net deferred tax assets. The Company reassesses the need for its valuation allowance on a quarterly basis. If it is later determined that a portion of the valuation allowance should be reversed it will be a benefit to the income tax provision.

The Company has tax benefits receivable of $1.2 million. Of the $1.2 million tax benefits receivable, the current tax benefits receivable is $0.5 million and the non-current tax benefits receivable is $0.7 million.

The Company recorded an income tax provision of $11,000 for the three months ended December 31, 2008. The Company had a tax benefit of $0.7 million for the six months ended December 31, 2008 which consists of a benefit of $1.1 million related to federal and foreign research tax credits, offset by $0.4 million related to state and foreign income taxes. Of the $0.4 million state and foreign income taxes, there was a one-time discrete provision of $0.2 million related to withholding taxes in the prior year. Of the $1.1 million federal and foreign tax benefits, there was a one-time discrete benefit of $0.8 million in foreign tax credits related to research conducted in the prior year. The Company’s tax provision for the three and six months

AVANEX CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

ended December 31, 2007 was approximately $0.2 million and $0.5 million, respectively, consisting primarily of foreign income taxes.

7.	Net Income (Loss) per Share and Comprehensive Income (Loss)

The following table presents the calculation of basic and diluted net income (loss) per share, and comprehensive income (loss) (in thousands, except per share data):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net income (loss)	$(16,814)	$86	$(26,455)	$131

Shares used to compute basic net income (loss) per share	15,564	15,235	15,460	15,176
Potentially dilutive shares used to compute net income per share on a diluted basis	—	225	—	248

Shares used to compute diluted net income (loss) per share	15,564	15,460	15,460	15,424

Net income (loss) per share:
Basic	$(1.08)	$0.01	$(1.71)	$0.01

Diluted	$(1.08)	$0.01	$(1.71)	$0.01

Net income (loss)	$(16,814)	$86	$(26,455)	$131
Unrealized gain (loss) on investments	135	3	127	11
Amortization of net actuarial loss	(9)	(8)	(46)	(16)
Cumulative translation adjustment	69	66	(89)	155

Comprehensive income (loss)	$(16,619)	$147	$(26,463)	$281

At December 31, 2008, the Company had securities outstanding that could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share, as their effect would have been anti-dilutive. At December 31, 2007, the Company had securities outstanding that had exercise prices above the average fair market value of common stock for the three months ended December 31, 2007 that were excluded from the computation of diluted net income (loss) per share as this effect was anti-dilutive. The anti-dilutive securities are as follows:

	Balance at December 31,
	2008	2007

Employee stock options	981,467	769,765
Warrants attached to 8% convertible notes	—	345,663
Warrants granted to landlord	4,000	4,000
Warrants attached to March 2006 equity securities offering	489,315	489,315
Warrants attached to March 2007 equity securities offering	179,917	179,917

	1,654,699	1,788,660

8.	Related Party Transactions

On July 31, 2003, Alcatel (now known as Alcatel-Lucent) was issued 28% of the Company’s common stock in connection with the acquisitions of certain businesses of Alcatel. On October 29, 2007, the Pirelli Group acquired all the shares of the Company’s common stock then held by Alcatel-Lucent. As of

AVANEX CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

December 31, 2008, the Pirelli Group and Alcatel-Lucent owned 12% and zero percent, respectively, of the outstanding shares of Avanex common stock. The Company sells products to and purchases raw materials and components from the Pirelli Group and Alcatel-Lucent in the regular course of business.

Amounts sold to and purchased from related parties were as follows (in thousands):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008*	2007*	2008*	2007*

Related party transactions
Sales to related parties	$77	$4,852	$138	$18,166
Purchases from related parties in cost of revenue	295	321	756	322

*	On October 29, 2007, the Pirelli Group acquired all the shares of the Company’s common stock held by Alcatel-Lucent. Thus, related party transactions for the three and six months ended December 31, 2008 are for the Pirelli Group, while the three and six months ended December 31, 2007 include Alcatel-Lucent from October 1, 2007 to October 29, 2007, and the Pirelli Group from October 30, 2007 to December 31, 2007.

Amounts due from and due to related parties (in thousands):

	December 31,	June 30,
	2008	2008

Due from related parties	$123	$85
Due to related parties	75	110

9.	Disclosures about Segments of an Enterprise

FASB Statement No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. FASB Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers.

The Company’s chief operating decision maker is considered to be the Company’s Chief Executive Officer (“CEO”). The CEO reviews the Company’s financial information presented on a consolidated basis substantially similar to the accompanying consolidated financial statements. Therefore, the Company has concluded that it operates in one segment and accordingly has provided enterprise-wide disclosures.

Customers who represented 10% or more of the Company’s net revenue or accounts receivable were as follows:

	Percentage of Net Revenue				Percent of Accounts
	Three Months Ended		Six Months Ended		Receivable at
	December 31,		December 31,		Dec. 31,	June 30,
	2008	2007	2008	2007	2008	2008

Company A	33%	23%	34%	24%	26%	21%
Company B	12%	*	*	*	*	*
Company C	*	22%	*	19%	*	17%

	45%	45%	34%	43%	26%	38%

*	less than 10%

AVANEX CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Revenues by geographical area were as follows (in thousands):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

United States	$10,071	$19,620	$23,343	$37,138
Europe:
Italy	12,027	11,222	27,069	23,866
Other	3,287	5,140	7,014	9,283
Asia:
China	5,194	5,053	10,099	8,137
Other	4,574	6,971	9,322	16,378
Rest of world	2,848	4,001	6,428	11,914

Total	$38,001	$52,007	$83,275	$106,716

10.	Disposition

In April 2007, the Company sold ninety percent (90%) of the share capital and voting rights of its wholly owned subsidiary, Avanex France, which operated the Company’s semiconductor fabs and associated product lines located in Nozay, France to 3S Photonics. The sale resulted in a loss to the Company of approximately $3.2 million.

In July 2007, the Company and 3S Photonics entered into a Cash Settlement Agreement that finalized the cash payments between the two parties under the share purchase agreement entered into in February 2007. As part of the Cash Settlement Agreement, the Company placed in an escrow account the amount of €2 million to provide for payment of certain vendor liabilities claimed by 3S Photonics. In March 2008, the parties finalized the liabilities and the remaining escrow funds of €1,512,506 were returned to the Company and recognized as a gain on the subsidiary sale.

In July 2007, the Company and 3S Photonics entered into an Amendment Agreement to the Global Distributor Agreement whereby the Company distributed products manufactured by 3S Photonics. The Amendment Agreement provided that the Global Distributor Agreement between the Company and 3S Photonics terminated in April 2008. This Amendment was granted in exchange for a cash payment by 3S Photonics to Avanex. 3S Photonics agreed to provide Avanex with free product or cash under the Global Distributor Agreement in the amount of €415,806 per quarter for six quarters. As a result of the Global Distributor Agreement and legal settlement in June 2008, the Company reduced cost of goods sold for this product credit by approximately $3.7 million in fiscal 2008.

On December 27, 2007, the Company filed an arbitration claim against 3S Photonics in New York regarding disputes primarily involving the early termination of the Global Distributor Agreement by 3S Photonics and other payment obligations the Company believed 3S Photonics owes to it. 3S Photonics filed a response and counter-claim to the arbitration in which it denied the Company’s claim and alleged among other matters that the Company had breached certain contractual agreements resulting in damages to 3S Photonics. In March 2008, 3S Photonics instituted legal proceedings against the Company in the Commercial Court of Evry in France. 3S Photonics alleged that the Company disparaged 3S Photonics by, among other things, issuing a press release announcing that the Company had initiated arbitration proceedings against 3S Photonics relating to the early termination of the Global Distributor Agreement. 3S Photonics alleged damages in excess of €21 million.

In June, 2008, the Company and 3S Photonics settled their dispute. While neither side admitted liability, the two parties agreed to a settlement that included payables, receivables and lost profits under the parties’

AVANEX CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

terminated Global Distributor Agreement, and a release by both parties of all claims asserted against each other. With this resolution, there is no remaining litigation between Avanex and 3S Photonics.

11.	Contingencies

From time to time, the Company is subject to various legal proceedings that arise from the normal course of business activities. In addition, from time to time, third parties assert patent or trademark infringement claims against the Company in the form of letters and other forms of communication. The Company does not believe that any of these legal proceedings or claims is likely to have a material adverse effect on its consolidated results of operations, financial condition, or cash flows. However, it is possible that an unfavorable resolution of one or more such proceedings could in the future materially affect the Company’s future results of operations, cash flows, or financial position in a particular period.

IPO Class Action Lawsuit

On August 6, 2001, Avanex, certain of its officers and directors, and various underwriters in its initial public offering (“IPO”) were named as defendants in a class action filed in the United States District Court for the Southern District of New York, captioned Beveridge v. Avanex Corporation et al., Civil Action No. 01-CV-7256. This action and other subsequently filed substantially similar class actions have been consolidated into In re Avanex Corp. Initial Public Offering Securities Litigation, Civil Action No. 01 Civ. 6890. The consolidated amended complaint in the action generally alleges that various investment bank underwriters engaged in improper and undisclosed activities related to the allocation of shares in Avanex’s IPO. Plaintiffs have brought claims for violation of several provisions of the federal securities laws against those underwriters, and also against Avanex and certain of its directors and officers, seeking unspecified damages on behalf of a purported class of purchasers of Avanex’s common stock between February 3, 2000 and December 6, 2000. Various plaintiffs have filed similar actions asserting virtually identical allegations against more than 40 investment banks and 250 other companies. All of these “IPO allocation” securities class actions currently pending in the Southern District of New York have been assigned to Judge Shira A. Scheindlin for coordinated pretrial proceedings as In re Initial Public Offering Securities Litigation, 21 MC 92. On October 9, 2002, the claims against Avanex’s directors and officers were dismissed without prejudice pursuant to a tolling agreement. The issuer defendants filed a coordinated motion to dismiss all common pleading issues, which the Court granted in part and denied in part in an order dated February 19, 2003. The Court’s order did not dismiss the Section 10(b) or Section 11 claims against Avanex.

In June 2004, a stipulation of settlement and release of claims against the issuer defendants, including Avanex, was submitted to the Court for approval. In August 2005, the Court preliminarily approved the settlement. In December 2006, the appellate court overturned the certification of classes in the six test cases that were selected by the underwriter defendants and plaintiffs in the coordinated proceedings. The case involving Avanex is not one of the six test cases. Because class certification was a condition of the settlement, it was unlikely that the settlement would receive final Court approval. On June 25, 2007, the Court entered an order terminating the proposed settlement based upon a stipulation among the parties to the settlement. Plaintiffs filed amended master allegations and amended complaints in the six focus cases. On March 26, 2008, the Court largely denied the defendants’ motion to dismiss the amended complaints. The parties have reached a global settlement of the litigation and have so advised the Court. Under the settlement, which remains subject to Court approval, the insurers would pay the full amount of settlement share allocated to Avanex, and Avanex would bear no financial liability. Avanex, as well as the officer and director defendants who were previously dismissed from the action pursuant to tolling agreements, would receive complete dismissals from the case. It is uncertain whether the settlement will receive final Court approval. If the settlement does not receive final Court approval, and litigation against Avanex continues, Avanex believes it has meritorious defenses and intends to defend the action vigorously. Nevertheless, an unfavorable result in

AVANEX CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

litigation may result in substantial costs and may divert management’s attention and resources, which could harm the Company’s business, financial condition, results of operations or cash flow in a particular period.

Section 16(b) Demand

On October 3, 2007, a purported Avanex shareholder filed a complaint for violation of Section 16(b) of the Securities Exchange Act of 1934, which prohibits short-swing trading, against the Company’s IPO underwriters. The complaint, Vanessa Simmonds v. Morgan Stanley, et al., Case No. C07-01568, filed in District Court for the Western District of Washington, seeks the recovery of short-swing profits. The Company is named as a nominal defendant. No recovery is sought from the Company. On March 12, 2009, the district court entered its order and judgment dismissing with prejudice the claims against the underwriter defendants. An appeal may be filed within 30 days after the judgment was entered.

Merger Purported Class Action Lawsuit

On February 3, 2009, a purported class action complaint was filed against Avanex and its directors, Bookham, Inc., and Ultraviolet Acquisition Sub, Inc. in the Superior Court of California, Alameda County by two individuals who purport to be shareholders of Avanex. Plaintiffs purport to bring this action on behalf of all shareholders of Avanex. On March 3, 2009 these individuals filed an amended complaint. The amended complaint alleges that the defendants breached their fiduciary duties by failing to maximize shareholder value in connection with the contemplated merger of Avanex and Bookham, and that the joint proxy statement/prospectus fails to provide stockholders with material information or contains materially misleading information thereby rendering the stockholders unable to cast an informed vote on the proposed merger. The complaint also alleges that Avanex, Bookham, and Ultraviolet Acquisition Sub aided and abetted the individual defendants’ alleged breach of fiduciary duties. Plaintiffs seek to permanently enjoin the merger with Bookham, monetary damages in an unspecified amount attributable to the alleged breach of duties, and legal fees and expenses. Avanex and the individual defendants intend to defend against the complaint vigorously. If the Company failed to prevail in these legal matters or if these matters were resolved against the Company, the operating results of a particular reporting period could be materially adversely affected or the merger with Bookham could be halted.

Other Litigation

On February 13, 2009, after the date that Avanex filed its quarterly report on Form 10-Q for the three months ended December 31, 2008, a lawsuit was filed against Avanex, its chief executive and chief financial officers, and one of its secretaries in the Superior Court of California, Los Angeles County, by an individual claiming to be a former stockholder of Avanex. Plaintiff claims that defendants made false statements to him about the reasons for the departure of the prior chief executive officer of Avanex and about Avanex’s business and prospects, which allegedly caused him to purchase and hold Avanex stock. Plaintiff asserts claims for intentional misrepresentation, negligent misrepresentation, deceit (concealment), and breach of fiduciary duty. Plaintiff seeks compensatory damages of $5 million, punitive damages, interest, and costs of suit. Avanex and the individual defendants intend to defend themselves vigorously. If the Company failed to prevail in this legal matter or if this matter was resolved against the Company, the operating results of a particular reporting period could be materially adversely affected.

12.	Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R establishes the principles and requirements for how an acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

AVANEX CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

SFAS 141R makes significant changes to existing accounting practices for acquisitions, including the requirement to expense transaction costs and to reflect the fair value of contingent purchase price adjustments at the date of acquisition. SFAS 141R is to be applied prospectively to business combinations consummated on or after the beginning of the first annual reporting period on or after December 15, 2008. The Company will implement the new standard effective in fiscal 2010.

In April 2008, the FASB issued Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The intent of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R and other applicable accounting literature. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. As of December 31, 2008, the Company has written off the remaining book value of $9.6 million of goodwill and intangible assets in the three months ended December 31, 2008.

13.	Subsequent Event

On January 27, 2009, the Company announced that it had reached a definitive agreement to merge with Bookham, Inc. in an all-stock transaction, in which Avanex stockholders will receive 5.426 shares of Bookham common stock for every share of Avanex common stock and will own approximately 46.75% of the combined company following the closing of the merger. At the closing, each outstanding option to purchase Avanex common stock will be converted into an option to purchase 5.426 shares of Bookham common stock, each outstanding Restricted Stock Unit (RSU) payable for Avanex common stock will be converted into an RSU payable for 5.426 shares of Bookham common stock, and certain outstanding warrants to purchase Avanex common stock will be converted into warrants to purchase 5.426 Bookham common stock.

The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

The merger is subject to customary closing conditions including shareholder approval by both companies. Both companies will continue to operate their businesses independently until the close of the merger. The merger is expected to be completed within three to six months.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
among:
Bookham, Inc.,
a Delaware corporation;
Ultraviolet Acquisition Sub, Inc.,
a Delaware corporation; and
Avanex Corporation,
a Delaware corporation

Dated as of January 27, 2009

Annex A-i

Annex A-ii

Annex A-iii

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (“Agreement”) is made and entered into as of January 27, 2009, by and among: Bookham, Inc., a Delaware corporation (“Parent”); Ultraviolet Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and Avanex, Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

D. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing voting agreements in favor of Parent concurrently with the execution of this Agreement (the “Company Stockholder Voting Agreements”).

E. In order to induce the Company to enter into this Agreement and consummate the Merger, certain stockholders of Parent are executing voting agreements in favor of the Company concurrently with the execution of this Agreement (the “Parent Stockholder Voting Agreements”).

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.  Description of Transaction

1.1  Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3  Closing; Effective Time.  The consummation of the Merger (the “Closing”) shall take place at the offices of Cooley Godward Kronish llp, 3175 Hanover Street, Palo Alto, California, on a date to be designated jointly by Parent and the Company, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Parent and the Company and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

Annex A-1

1.4  Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to read as set forth in Exhibit B.

(b) The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to read as set forth in Exhibit C.

(c) The directors and officer of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5  Conversion of Shares.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by any Subsidiary of the Company immediately prior to the Effective Time (or held in the Company’s treasury) (together with any associated Rights, as defined in Section 2.3) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time (together with any associated Rights) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.5(b), 1.5(c) and 1.5(d), each share of Company Common Stock outstanding immediately prior to the Effective Time (together with any associated Rights) shall be converted into the right to receive 5.426 of a share of Parent Common Stock (such number as may be adjusted in accordance with Section 1.5(b), the “Exchange Ratio”); and

(iv) each share of the Common Stock, $.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Exchange Ratio shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights, then (except to the extent provided in any binding agreement between the Company and the holder thereof): (i) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Prior to the Effective Time, the Company shall use commercially reasonable efforts to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

(d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating

Annex A-2

all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6) or non-certificated shares of Company Common Stock represented by book entry (“Book Entry Shares”), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average closing price of a share of Parent Common Stock on the NASDAQ Global Market for the 10 most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the date the Merger becomes effective.

1.6  Closing of the Company’s Transfer Books.  At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Book Entry Shares or of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive shares of Parent Common Stock as contemplated by Section 1.5, cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(e) and any dividends or other distributions pursuant to Section 1.7(c); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or a Book Entry Share is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate or Book Entry Share shall be canceled and shall be exchanged as provided in Section 1.7.

1.7  Exchange of Certificates.

(a) Prior to the Closing Date, Parent shall select The Bank of New York, Parent’s transfer agent or another bank or trust company reasonably satisfactory to the Company to act as exchange agent in the Merger (the “Exchange Agent”). Promptly after the Effective Time, Parent shall cause to be deposited with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock Certificates or Book Entry Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates or Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Book Entry Shares shall pass, only upon delivery of such Company Stock Certificates or Book Entry Shares to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares in exchange for certificates representing Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.5(e) and any dividends or other distributions pursuant to Section 1.7(c). Upon surrender of a Company Stock Certificate or Book Entry Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or Book Entry Shares shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(e) and any dividends or other distributions pursuant to Section 1.7(c)); and (B) the Company Stock Certificate or Book Entry Shares so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate or Book Entry Shares shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(e) and any dividends or other distributions pursuant to Section 1.7(c)) as contemplated by Section 1.5. If any Company

Annex A-3

Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate or Book Entry Shares with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or Book Entry Shares in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Book Entry Shares as of the date that is one (1) year after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.7 shall thereafter look only to Parent for, and be entitled to receive from Parent, satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Body, (i) such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and (ii) Parent, the Exchange Agent or the Surviving Corporation, as the case may be, shall promptly deliver the amounts so deducted or withheld to the applicable taxing or other authority.

(f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement.

1.8  Tax Consequences.  For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.9  Further Action.  If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2.  Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; and (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is

Annex A-4

reasonably apparent from the wording of such exception or disclosure that such exception or disclosure applies to such representation and warranty):

2.1  Subsidiaries; Due Organization; Etc.

(a) Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. No Subsidiary of the Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Avanex Corporations is a corporation duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in the case of clauses (i) through (iii) of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(c) Each of the Avanex Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.2  Certificate of Incorporation and Bylaws.  The Company has Made Available to Parent accurate and complete copies of: (a) the certificate of incorporation and bylaws of the Company, including all amendments thereto; and (b) the memorandum of association and articles of association or equivalent governing documents of each Significant Subsidiary of any of the Avanex Corporations. The Company has delivered or Made Available to Parent accurate and complete copies of: (i) the charters of all committees of the Company Board; and (ii) any code of conduct, investment policy, whistleblower policy, disclosure committee policy or similar policy adopted by any of the Avanex Corporations or by the board of directors, or any committee of the board of directors, of any of the Avanex Corporations.

2.3  Capitalization, Etc.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of: (i) 30,000,000 shares of Company Common Stock, of which 15,589,951 shares have been issued and are outstanding; and (ii) 2,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding. The Company holds 10,555 shares of its capital stock in its treasury as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Avanex Corporations (other than the Company) holds any shares of Company Common Stock or any rights to acquire shares of Company Common Stock.

(b) Except as set forth in Part 2.3(b) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. None of the Avanex Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, except for the Company’s right to repurchase or reacquire restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee’s employment.

Annex A-5

(c) As of the date of this Agreement, 300,000 shares of Company Preferred Stock, designated as Series A Participating Preferred Stock, are reserved for future issuance upon exercise of the rights (the “Rights”) issued pursuant to the Preferred Stock Rights Agreement, dated as of July 26, 2001, between the Company and EquiServe Trust Company, N.A., as Rights Agent, as amended on March 18, 2002, May 12, 2003, May 16, 2005, March 6, 2006 and January 27, 2009 (the “Company Rights Agreement”).

(d) As of the date of this Agreement: (i) 988,567 shares of Company Common Stock are subject to issuance pursuant to Company Options; (ii) 116,889 shares of Company Common Stock are reserved for future issuance pursuant to the Officer and Director Share Purchase Plan (the “Company Officer and Director SPP”); (iii) 160,318 shares of Company Common Stock are reserved for future issuance pursuant to the 1999 Employee Stock Purchase Plan (the “Company ESPP”); (iv) 494,667 shares of Company Common Stock are reserved for future issuance pursuant to Company RSUs; and (v) 838,390 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Option Plans.

(e) The Company has made available to Parent a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the number of shares of Company Common Stock subject to such Company Equity Award; (iv) the per share exercise price (if any) of such Company Equity Award; (v) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable, if applicable; (vi) the date on which such Company Equity Award was granted; (vii) the date on which such Company Equity Award expires; (viii) if such Company Equity Award is a Company Option, whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (ix) if such Company Equity Award is in the form of Company RSU, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule. The Company has Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Equity Awards were granted by the Company, and the forms of all Company Equity Award agreements evidencing such Company Equity Awards. The exercise price of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option pursuant to the equity plan pursuant to which such Company Option was granted. All grants of Company Equity Awards were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents (as defined in Section 2.4(a)) in accordance with GAAP and, to the Knowledge of the Company, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Avanex Corporations.

(f) Part 2.3(f) of the Company Disclosure Schedule accurately sets forth, with respect to each Company Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Warrant; (ii) the total number of shares of Company Common Stock that are subject to such Company Warrant; (iii) the date on which such Company Warrant was issued and the term of such Company Warrant; (iv) the vesting schedule for such Company Warrant; and (v) the exercise price per share of Company Common Stock purchasable under such Company Warrant. The Company has Made Available to Parent accurate and complete copies of each Contract pursuant to which any Company Warrant is outstanding.

(g) Except as set forth in Sections 2.3(a), 2.3(c), 2.3(d) and 2.3(f) or in Part 2.3(f) of the Company Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Avanex Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Avanex Corporations; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Avanex Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

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(h) All outstanding shares of Company Common Stock, and all options and other securities of the Avanex Corporations, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(i) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company, (except with respect to those Company Subsidiaries organized under the laws of foreign jurisdictions where shares of capital stock are required under applicable Legal Requirements to be held by one or more directors, employees or agents of such Subsidiary, in each case as disclosed in Part 2.3(i) of the Company Disclosure Schedule), free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

2.4  SEC Filings; Financial Statements.

(a) The Company has delivered or Made Available (or made available on the SEC website) to Parent accurate and complete copies of all registration statements, proxy statements, Company Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since July 1, 2006, including all amendments thereto (collectively, the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Company SEC Document. The certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Company Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in Sections 2.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Avanex Corporations required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company has delivered or Made Available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As of the date of this Agreement, the Company is in compliance in all material respects with the applicable listing requirements of the NASDAQ Global Market, and has not since January 1, 2007 received any written (or, to the Knowledge of the Company, written or verbal) notice asserting any non-compliance with the listing requirements of the NASDAQ Global Market.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent

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basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Avanex Corporations are required by GAAP to be included in the consolidated financial statements of the Company contained or incorporated by reference in the Company SEC Documents.

(d) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been, to the Knowledge of the Company: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. To the Knowledge of the Company, all non-audit services performed by the Company’s auditors for the Avanex Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Avanex Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Avanex Corporations that could have a material effect on the financial statements. The Company has delivered or Made Available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 30, 2008, and, except as set forth in Part 2.4(e) of the Company Disclosure Schedule, such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of June 30, 2008. To the Knowledge of the Company, except as set forth in Part 2.4(e) of the Company Disclosure Schedule, since June 30, 2008, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Avanex Corporations; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(f) Part 2.4(f) of the Company Disclosure Schedule lists, and the Company has delivered or Made Available to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Avanex Corporations since July 1, 2006. None of the Avanex Corporations has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

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2.5  Absence of Changes.  Except as set forth in Part 2.5 of the Company Disclosure Schedule, between September 30, 2008 and the date of this Agreement:

(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Avanex Corporations (whether or not covered by insurance);

(c) none of the Avanex Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than repurchase of restricted Company Common Stock in connection with termination of employment of the previous holder of such Company Common Stock that were made in the ordinary course of business and consistent with past practices);

(d) none of the Avanex Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options, upon the vesting of outstanding Company RSUs and pursuant to the Company Officer and Director SPP and the Company ESPP); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options and Company RSUs identified in Part 2.3(e) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of the Company Option Plans; (ii) any provision of any Contract evidencing any outstanding Company Option; (iii) any restricted stock unit agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) there has been no amendment to the certificate of incorporation or bylaws of the Company, and none of the Avanex Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the Avanex Corporations have not made any capital expenditures that in the aggregate exceed $2,000,000;

(h) none of the Avanex Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(i) none of the Avanex Corporations has: (i) lent any money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness, short-term advances made to non-executive officer employees which have subsequently been repaid and routine travel and business expense advances made to employees, in each case in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money, other than to trade creditors in the ordinary course of business;

(j) none of the Avanex Corporations has: (i) adopted, established or entered into any Company Employee Plan or Company Employee Agreement; (ii) caused or permitted any Company Employee Plan to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees;

(k) none of the Avanex Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP or SEC rules and regulations;

(l) none of the Avanex Corporations has made any material Tax election;

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(m) none of the Avanex Corporations has commenced or settled any material Legal Proceeding;

(n) none of the Avanex Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(o) none of the Avanex Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above.

2.6  Title to Assets.  The Avanex Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Company Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Unaudited Balance Sheet); and (b) all other assets reflected in the books and records of the Avanex Corporations as being owned by the Avanex Corporations. All of said assets are owned by the Avanex Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor liens that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Avanex Corporations; (iii) liens described in Part 2.6 of the Company Disclosure Schedule. The Avanex Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Company Unaudited Balance Sheet; and (B) all other assets reflected in the books and records of the Avanex Corporations as being leased to the Avanex Corporations, and the Avanex Corporations enjoy undisturbed possession of such leased assets.

2.7  Loans; Customers.

(a) Part 2.7(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Avanex Corporations to any Company Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

(b) Part 2.7(b) of the Company Disclosure Schedule accurately identifies Avanex Corporations’ top 16 customers in each of the fiscal years ended in June 30, 2007 and June 30, 2008 based on the revenues received by Avanex Corporations in these years, and provides an accurate and complete breakdown of the revenues received from each such customer in each of such fiscal years. The Company has not received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise with or to a Person at the level of Vice President or above, other than ordinary course negotiations) indicating that any customer or other Person identified or required to be identified in Part 2.7(b) of the Company Disclosure Schedule may cease dealing with or materially reduce its orders from any of the Avanex Corporations.

2.8  Equipment; Real Property; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to and necessary for the operation of the Avanex Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Avanex Corporations in the manner in which such businesses are currently being conducted.

(b) No Avanex Corporation owns any real property.

(c) Part 2.8(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Avanex Corporations leases real property from any other Person for annual rent payments in excess of $200,000. (All real property leased to the Avanex Corporations pursuant to the real property leases identified or required to be identified in Part 2.8(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Avanex Corporations, is referred to as the “Avanex Leased Real Property.”) To the Knowledge of the Company, there is no existing plan or study by any Governmental Authority or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Avanex Leased Real Property. Part 2.8(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Avanex Corporation) a right of use or

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occupancy of any of the Avanex Leased Real Property. Except as set forth in the leases or subleases identified in Part 2.8(c) of the Company Disclosure Schedule, there is no Person in possession of any Avanex Leased Real Property other than an Avanex Corporation. Since January 1, 2007, none of the Avanex Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Avanex Leased Real Property which has not been fully remedied and withdrawn.

2.9  Intellectual Property.

(a) Part 2.9(a) of the Company Disclosure Schedule accurately identifies:

(i) in Part 2.9(a)(i) of the Company Disclosure Schedule: (A) each material item of Registered IP in which any of the Avanex Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) and that is either: (1) bundled, included, used in, licensed or distributed with any Company Product or Company Product Software or part of any Company Product or Company Product Software; or (2) used to manufacture, develop, support, maintain or test any Company Product or Company Product Software (the “Avanex Material Registered IP”); (B) the jurisdiction in which such Avanex Material Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Avanex Material Registered IP and the nature of such ownership interest; and

(ii) in Part 2.9(a)(ii) of the Company Disclosure Schedule: (A) each Contract pursuant to which any material Intellectual Property Rights or material Intellectual Property is licensed to any Avanex Corporation (other than software license agreements for any third-party non-customized software that is generally available to the public at a cost of less than $100,000 per year); and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b) The Company has delivered or Made Available to Parent an accurate and complete copy of each standard form of the following documents and Contracts used by any Avanex Corporation at any time since January 1, 2005: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Company Product or Company Product Software; (ii) employee agreement containing any assignment or license to any Avanex Corporation of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Avanex Corporation of Intellectual Property or Intellectual Property Rights or any confidentiality provision. Part 2.9(b) of the Company Disclosure Schedule accurately identifies each Company Contract that uses the standard form referred to above as the basis of such Company Contract and that is material to any Avanex Corporation and deviates in any material respect from the corresponding standard form described above.

(c) The Avanex Corporations exclusively own all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.9(a)(ii) of the Company Disclosure Schedule or pursuant to license agreements for non-customized third-party software that is generally available to the public) free and clear of any Encumbrances (other than non-exclusive licenses granted by any Avanex Corporation in connection with the sale or license of Company Products in the ordinary course of business). Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Avanex Corporations in the material Registered IP have been executed, delivered and filed in a timely manner with the appropriate Governmental Body, other than registrations, filings and applications with respect to Registered IP that the Company has allowed to lapse in its reasonable business judgment;

(ii) no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

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(iii) no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being used to develop or create, in whole or in part, any Company IP that is owned or purported to be owned by the Company;

(iv) each Avanex Corporation has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Avanex Corporations, or purported to be held by any of the Avanex Corporations, as a trade secret;

(v) none of the Avanex Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Avanex Corporations to grant or offer to any other Person any license or right to any Company IP that is owned or purported to be owned by any of the Avanex Corporations; and

(vi) to the Knowledge of the Company, the Avanex Corporations own or otherwise have, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Avanex Corporations as currently conducted.

(d) All Avanex Material Registered IP is, to the Knowledge of the Company, valid, subsisting and enforceable.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f) Part 2.9(f) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has provided to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Avanex Corporations or any Representative of any of the Avanex Corporations between January 1, 2004 and the date of this Agreement regarding any actual, alleged or suspected infringement or misappropriation of any Company IP; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g) Except as set forth in Part 2.9(g) of the Company Disclosure Schedule, none of the Avanex Corporations and none of the Company IP, Company Products or Company Product Software has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.

(h) No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2004, has been pending or, to the Knowledge of the Company, threatened against any Avanex Corporation or against any other Person who is, or has asserted or could reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Avanex Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i) Except as set forth in Part 2.9(i) of the Company Disclosure Schedule, since January 1, 2004, none of the Avanex Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Avanex Corporations, the Company Products or the Company Product Software.

(j) To the Knowledge of the Company, none of the Company Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Product Software or any Company Product containing or used in conjunction with such Company Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Avanex Corporation relating to the use, functionality

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or performance of such software or any Company Product containing or used in conjunction with such Company Product Software.

(k) To the Knowledge of the Company, except for trial or demonstration versions, none of the Company Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(l) To the Knowledge of the Company, none of the Company Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require, or conditions or could reasonably be expected to condition, the use or distribution of such Company Product Software on, the disclosure, licensing or distribution of any Company Source Code for any portion of such Company Product Software; or (ii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Product Software.

2.10  Contracts.

(a) Part 2.10(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Company Material Contract. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Company Material Contract”:

(i) any Contract: (A) constituting a Company Employment Agreement; (B) pursuant to which any of the Avanex Corporations is or may become obligated to make any severance, termination or similar payment to any Company Associate or any spouse, heir or Representative of any Company Associate except for severance, termination or similar payments required by applicable Legal Requirements or in an amount less than $50,000; (C) pursuant to which any of the Avanex Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $50,000 to any Company Associate; or (D) pursuant to which any of the Avanex Corporations is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Avanex Corporations;

(ii) any Contract identified or required to be identified in Part 2.9 of the Company Disclosure Schedule;

(iii) any Contract with any distributor and any contract with any other reseller or sales representative, in each case that provides exclusivity rights to such distributor, reseller or sales representative;

(iv) any Contract with sole-source or single-source suppliers to any Avanex Corporation of products or services that are material to any Avanex Corporation;

(v) any Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate;

(vi) any Contract imposing any restriction on the right or ability of any Avanex Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the Avanex Corporations as currently conducted or as currently proposed by the Avanex Corporations to be conducted; or (y) the

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design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works by any Avanex Corporation with respect to and/or use of the Company Product;

(vii) any Contract relating to any currency hedging;

(viii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business or that do not deviate in any material respect from the standard forms of end-user licenses previously delivered or Made Available by the Company to Parent;

(ix) any Contract requiring that any of the Avanex Corporations give any written notice or provide any information to any Person prior to responding to or prior to accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction;

(x) any Contract relating to the lease or sublease of Avanex Leased Real Property;

(xi) any Contract that: (A) involved the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 in the fiscal year ended June 30, 2008; (B) requires by its terms the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 in the fiscal year ending June 30, 2009; (C) involved the performance of services having a value in excess of $250,000 in the fiscal year ended June 30, 2008; or (D) requires by its terms the performance of services having a value in excess of $250,000 in the fiscal year ending June 30, 2009;

(xii) Any Contract requiring that any Avanex Corporation: (A) give more than 180 days notice prior to discontinuing any Company Product; (B) continue to deliver any Company Product and/or spare parts for any Company Product more than 180 days following any notice of discontinuance of such Company Product or spare part; (C) continue to deliver any Company Product and/or spare parts for any Company Product more than five years following the termination or expiration of the Contract; and (D) continue to deliver warranty service or out-of-warranty service more than three years following the termination or expiration of the Contract; and

(xiii) any Contract, the termination of which would reasonably be expected to have a Company Material Adverse Effect.

The Company has delivered or Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Company Material Contract.

(b) Each Company Contract that constitutes a Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) none of the Avanex Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Company Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Company Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (B) give any Person the right to declare a default in any material respect under any Company Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract that constitutes a Company Material Contract; (E) result in the disclosure, release or delivery of any Company Source Code; or (F) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Company Material Contract; and (iv) since January 1, 2007, none of the Avanex Corporations has

Annex A-14

received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) regarding any actual or possible violation or breach of, or default under, any Company Material Contract.

2.11  Liabilities.  None of the Avanex Corporations has any material accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such, or specifically reserved against, in the Company Unaudited Balance Sheet; (b) liabilities that have been incurred by the Avanex Corporations since the date of the Company Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Avanex Corporations pursuant to the express terms of Company Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities described in Part 2.11 of the Company Disclosure Schedule.

2.12  Compliance with Legal Requirements.  Each of the Avanex Corporations is, and has at all times since January 1, 2007 been, in compliance in all material respects with all applicable Legal Requirements, including Environmental Laws (as defined in Section 2.17(e)) and Legal Requirements relating to employment, privacy law matters, exportation of goods and services, securities law matters and Taxes. Since January 1, 2007, none of the Avanex Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

2.13  Certain Business Practices.  None of the Avanex Corporations, and (to the Knowledge of the Company) no Representative of any of the Avanex Corporations with respect to any matter relating to any of the Avanex Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

2.14  Governmental Authorizations.

(a) The Avanex Corporations hold all material Governmental Authorizations necessary to enable the Avanex Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws. All such Governmental Authorizations are valid and in full force and effect. Each Avanex Corporation is, and at all times since January 1, 2007 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2007, none of the Avanex Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b) Part 2.14(b) of the Company Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Avanex Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body or otherwise. Each of the Avanex Corporations is in compliance in all material respects with all material terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule. Neither the execution or delivery of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule.

Annex A-15

2.15  Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the respective Avanex Corporations with any Governmental Body (the “Avanex Corporation Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Avanex Corporation Returns to be due have been timely paid.

(b) The Company Unaudited Balance Sheet accrues all liabilities for Taxes with respect to all periods through the date of the Company Unaudited Balance Sheet in accordance with GAAP, and none of the Avanex Corporations has incurred any liabilities for Taxes since the date of the Company Unaudited Balance Sheet other than in the operation of the business of the Avanex Corporations in the ordinary course.

(c) No Avanex Corporation and no Avanex Corporation Return is currently under (or since January 1, 2007 has been under) audit by any Governmental Body. No extension or waiver of the limitation period applicable to any material Avanex Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Avanex Corporation.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Avanex Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Avanex Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Avanex Corporations and with respect to which reserves for payment have been established on the Company Unaudited Balance Sheet in accordance with GAAP). There are no liens for material Taxes upon any of the assets of any of the Avanex Corporations except liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP. None of the Avanex Corporations has been, and none of the Avanex Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where an Avanex Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(f) There are no Contracts relating to allocating or sharing of Taxes to which any Avanex Corporation is a party. None of the Avanex Corporations is liable for Taxes of any other Person (other than another Avanex Corporation), or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes (except for customary agreements not primarily related to Taxes) or is a party to any Contract providing for payments by an Avanex Corporation with respect to any amount of Taxes of any other Person.

(g) No Avanex Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. No Avanex Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) No Avanex Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Avanex Corporation may be subject, other than the affiliated group of which the Company is the common parent.

(i) The Company has delivered or Made Available to Parent accurate and complete copies of all federal and California income Tax Returns of the Avanex Corporations for all Tax years that remain open or are otherwise subject to audit (other than years that remain open solely because of the carry forward of net operating losses or other Tax attributes), and all other material Tax Returns of the Avanex Corporations filed since December 31, 2004.

Annex A-16

(j) The Company has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k) No Avanex Corporation has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Legal Requirement.

2.16  Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 2.16(a) of the Company Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Avanex Corporations’ employees is terminable by the applicable Avanex Corporation at will.

(b) Except as set forth in Part 2.16(b) of the Company Disclosure Schedule, none of the Avanex Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Avanex Corporations. Since January 1, 2007, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Avanex Corporations or any of their employees. There is not now pending, and no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. There is no claim or grievance pending or, to the Knowledge of the Company, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c) The Company has delivered or Made Available to Parent an accurate and complete list, by country and as of the date hereof, of each Company Employee Plan and each Company Employee Agreement. None of the Avanex Corporations intends, and none of the Avanex Corporations has committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(d) The Company has delivered or Made Available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (vii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(e) Each of the Avanex Corporations and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms. Any Company

Annex A-17

Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. All Company Pension Plans required to have been approved by any foreign Governmental Body have been so approved, no such approval has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and no event has occurred to the Knowledge of the Company since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Company Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Avanex Corporations or any Company Affiliate (other than any liability for ordinary administration expenses). There are no audits or inquiries pending or, to the Knowledge of the Company, threatened by the IRS, the DOL or any other Governmental Body with respect to any Company Employee Plan. None of the Avanex Corporations, and no Company Affiliate, has ever incurred: (i) any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements. Each of the Avanex Corporations and Company Affiliates has made all contributions and other payments required by and due under the terms of each Company Employee Plan. Neither the terms nor the performance of any Company Employee Agreement or Company Employee Plan could reasonably be expected to result in gross income inclusion after the Effective Time pursuant to Section 409A(a)(1)(A) of the Code.

(f) None of the Avanex Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Avanex Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Avanex Corporations or any Company Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Company Foreign Plan, the liability of each insurer for any Company Foreign Plan funded through insurance, or the book reserve established for any Company Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Company Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Company Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. There are no liabilities of the Avanex Corporations with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

(g) None of the Avanex Corporations, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured. No Company Employee Plan provides (except at no cost to the Avanex Corporations or any Company Affiliate), or reflects or represents any liability of any of the Avanex Corporations or any Company Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Avanex Corporations or any Company Affiliate, none of the Avanex Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would

Annex A-18

be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(h) Except as set forth in Part 2.16(h) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(i) Except as set forth in Part 2.16(i) of the Company Disclosure Schedule, each of the Avanex Corporations and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(j) There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Avanex Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(k) Since July 1, 2007, none of the Avanex Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Avanex Corporations.

2.17  Environmental Matters.

(a) Since January 1, 2007, none of the Avanex Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Avanex Corporations is not or might not be in compliance in any material respect with any Environmental Law (as defined in Section 2.17(e)), which non-compliance has not been cured or for which there is any remaining material liability.

(b) To the Knowledge of the Company: (i) all Avanex Leased Real Property and any other property that is or was leased to or controlled or used by any of the Avanex Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.17(e)) or material environmental contamination except as would not reasonably be expected to require any corrective action or other remedial obligations under Environmental Laws; (ii) none of the Avanex Leased Real Property or any other property that is or was leased to or controlled or used by any of the Avanex Corporations contains any underground storage tanks, asbestos, equipment using

Annex A-19

PCBs or underground injection wells; and (iii) none of the Avanex Leased Real Property or any other property that is or was leased to or controlled or used by any of the Avanex Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.17(e)).

(c) To the Knowledge of the Company, no Avanex Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d) None of the Avanex Corporations has entered into any Company Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Avanex Corporations or any other Person relating to Materials of Environmental Concern.

(e) For purposes of this Agreement: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution, worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements such as European Directive 2002/96/EC on waste electrical and electronic equipment or European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment and other similar Legal Requirements; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.18  Insurance.  Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Avanex Corporations is in full force and effect. Since January 1, 2007, none of the Avanex Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any material insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy. There is no pending workers’ compensation or other claim under or based upon any material insurance policy of any of the Avanex Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

2.19  Transactions with Affiliates.  Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, during the period commencing on the date of the Company’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.20  Legal Proceedings; Orders.

(a) Except as set forth in Part 2.20(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Avanex Corporations, or any business of any of the Avanex Corporations, any of the assets owned, leased or used by any of the Avanex Corporations; or (ii) that

Annex A-20

challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b) There is no Order to which any of the Avanex Corporations, or any of the assets owned or used by any of the Avanex Corporations, is subject. To the Knowledge of the Company, no officer or other key employee of any of the Avanex Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Avanex Corporations.

2.21  Authority; Binding Nature of Agreement.  The Company has the corporate right, power and authority to enter into and, subject to obtaining the Required Company Stockholder Vote (as defined in Section 2.23), to perform its obligations under this Agreement. The Company Board (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2); and (d) unanimously authorized and approved the execution and delivery of the Rights Agreement Amendment (as defined in Section 2.27). Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.22  Inapplicability of Section 203 of the DGCL and other Anti-takeover Statutes.  The Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement, the Company Stockholder Voting Agreements or the Rights Agreement Amendment or to the consummation of the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, except for Section 203 of the DGCL, no state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, the Rights Agreement Amendment, this Agreement or any of the Contemplated Transactions.

2.23  Vote Required.  The affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

2.24  Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the DGCL, the HSR Act, if applicable, any foreign antitrust Legal Requirements and the listing requirements of the NASDAQ Global Market, except as set forth in Part 2.24 of the Company Disclosure Schedule, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Avanex Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Avanex Corporations;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Avanex Corporations, or any of the assets owned or used by any of the Avanex Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any

Annex A-21

Governmental Authorization that is held by any of the Avanex Corporations or that otherwise relates to the business of any of the Avanex Corporations or to any of the assets owned or used by any of the Avanex Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Material Contract; (iii) accelerate the maturity or performance of any such Company Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Avanex Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Avanex Corporations); or

(f) result in the disclosure or delivery to any escrowholder or other Person of any Company IP (including Company Source Code), or the transfer of any material asset of any of the Avanex Corporations to any Person.

Except as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign antitrust Legal Requirement and the listing requirements of the NASDAQ Global Market (as they relate to the Joint Proxy Statement/Prospectus), none of the Avanex Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.25  Opinion of Financial Advisor.  The Company Board has received the opinion of Banc of America Securities LLC (“Banc of America Securities”), financial advisor to the Company, dated January 27, 2009, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock. The Company will furnish, for informational purposes only, an accurate and complete copy of said opinion to Parent after receipt thereof by the Company.

2.26  Financial Advisor.  Except for Banc of America Securities, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Avanex Corporations. The Company has furnished to Parent accurate and complete copies of all agreements related to the engagement of Banc of America Securities under which any Avanex Corporation has or may have any right or obligation.

2.27  Company Rights Agreement.  The Company has amended the Company Rights Agreement to provide that (a) neither Parent nor Merger Sub, nor any affiliate or associate of Parent or Merger Sub, shall be deemed to be an Acquiring Person (as defined in the Company Rights Agreement), (b) neither a Share Acquisition Date (as defined in the Company Rights Agreement) nor a Distribution Date (as defined in the Company Rights Agreement) shall be deemed to occur and that the Rights will not separate from the Company Common Stock as a result of (i) the execution, delivery or performance of this Agreement or the Company Stockholder Voting Agreements or (ii) the consummation of the Merger or any of the other Contemplated Transactions pursuant to this Agreement, and (c) that none of the Company, Parent, Merger Sub or the Surviving Corporation, nor any of their respective affiliates, shall have any obligations under the Company Rights Agreement to any holder (or former holder) of Rights as of or following the Effective Time (such amendment to the Company Rights Agreement being referred to as the “Rights Agreement Amendment”).

2.28  Disclosure.  None of the information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are

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made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof) or the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by any party other than any Avanex Corporation for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

Section 3.  Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows (it being understood that each statement contained in this Section 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; and (b) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception that such exception or disclosure applies to such representation and warranty):

3.1  Subsidiaries; Due Organization; Etc.

(a) Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of the Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. No Subsidiary of Parent has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Bookham Corporations is a corporation duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in the case of clauses (i) through (iii) of this sentence, as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(c) Each of the Bookham Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Parent Material Adverse Effect.

3.2  Certificate of Incorporation and Bylaws.  Parent has Made Available to the Company accurate and complete copies of: (a) the certificate of incorporation and bylaws of Parent, including all amendments thereto; and (b) the memorandum of association and articles of association or equivalent governing documents of each Significant Subsidiary of any of the Bookham Corporations. Parent has delivered or Made Available to the Company accurate and complete copies of: (i) the charters of all committees of the Parent Board; and (ii) any code of conduct, investment policy, whistleblower policy, disclosure committee policy or similar policy adopted by any of the Bookham Corporations or by the board of directors, or any committee of the board of directors, of any of the Bookham Corporations.

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3.3  Capitalization, Etc.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of: (i) 175,000,000 shares of Parent Common Stock, of which 100,867,920 shares have been issued and are outstanding; and (ii) 5,000,000 shares of Parent Preferred Stock, of which no shares have been issued or are outstanding. Parent does not hold any shares of its capital stock in its treasury as of the date of this Agreement. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Bookham Corporations (other than Parent) holds any shares of Parent Common Stock or any rights to acquire shares of Parent Common Stock.

(b) Except as set forth in Part 3.3(b) of the Parent Disclosure Schedule and except for 508,237 restricted shares of Parent Common Stock (that are subject to vesting and right of repurchase in favor of Parent under certain circumstances): (i) none of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent; and (iii) there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock. None of the Bookham Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities, except for Parent’s right to repurchase or reacquire restricted shares of Parent Common Stock held by an employee of Parent upon termination of such employee’s employment.

(c) As of the date of this Agreement: (i) 8,673,676 shares of Parent Common Stock are subject to issuance pursuant to Parent Options; (ii) 500,000 shares of Parent Common Stock are reserved for future issuance pursuant to the 2004 Stock Purchase Plan (the “Parent ESPP”); (iii) 35,000 shares of Parent Common Stock are reserved for future issuance pursuant to Parent RSUs; and (iv) 7,910,477 shares of Parent Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Parent Option Plans.

(d) Parent has made available to the Company a complete and accurate list that sets forth with respect to each Parent Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Parent Equity Award was granted; (ii) the name of the holder of such Parent Equity Award; (iii) the number of shares of Parent Common Stock subject to such Parent Equity Award; (iv) the per share exercise price (if any) of such Parent Equity Award; (v) the applicable vesting schedule, and the extent to which such Parent Equity Award is vested and exercisable, if applicable; (vi) the date on which such Parent Equity Award was granted; (vii) the date on which such Parent Equity Award expires; (viii) if such Parent Equity Award is a Parent Option, whether such Parent Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (ix) if such Parent Equity Award is in the form of Parent RSU, the dates on which shares of Parent Common Stock are scheduled to be delivered, if different from the applicable vesting schedule. Parent has Made Available to the Company accurate and complete copies of all equity plans pursuant to which any outstanding Parent Equity Awards were granted by Parent, and the forms of all Parent Equity Award agreements evidencing such Parent Equity Awards. The exercise price of each Parent Option is not less than the fair market value of a share of Parent Common Stock as determined on the date of grant of such Parent Option pursuant to the equity plan pursuant to which such Parent Option was granted. All grants of Parent Equity Awards were recorded on Parent’s financial statements (including, any related notes thereto) contained in the Parent SEC Documents (as defined in Section 3.4(a)) in accordance with GAAP and, to the Knowledge of Parent, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Bookham Corporations.

(e) Part 3.3(e) of the Parent Disclosure Schedule accurately sets forth, with respect to each Parent Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Parent Warrant; (ii) the total number of shares of Parent Common Stock that are subject to such Parent Warrant;

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(iii) the date on which such Parent Warrant was issued and the term of such Parent Warrant; (iv) the vesting schedule for such Parent Warrant; and (v) the exercise price per share of Parent Common Stock purchasable under such Parent Warrant. The Parent has Made Available to Parent accurate and complete copies of each Contract pursuant to which any Parent Warrant is outstanding.

(f) Except as set forth in Sections 3.3(a), 3.3(c), 3.3(e) and 3.3(g) or in Part 3.3(f) of the Parent Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Bookham Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Bookham Corporations; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Bookham Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(g) All outstanding shares of Parent Common Stock, and all options and other securities of the Bookham Corporations, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(h) All of the outstanding shares of capital stock of each of the Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Parent, (except with respect to those Parent Subsidiaries organized under the laws of foreign jurisdictions where shares of capital stock are required under applicable Legal Requirements to be held by one or more directors, employees or agents of such Subsidiary, in each case as disclosed in Part 3.3(h) of the Parent Disclosure Schedule), free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

3.4  SEC Filings; Financial Statements.

(a) Parent has delivered or Made Available (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since July 1, 2006, including all amendments thereto (collectively, the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. None of Parent’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Parent SEC Document. The certifications and statements relating to the Parent SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents (collectively, the “Parent Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in Sections 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information

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concerning the Bookham Corporations required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Parent has delivered or Made Available to the Company accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As of the date of this Agreement, Parent is in compliance in all material respects with the applicable listing requirements of the NASDAQ Global Market, and has not since January 1, 2007 received any written (or, to the Knowledge of Parent, written or verbal) notice asserting any non-compliance with the listing requirements of the NASDAQ Global Market.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Bookham Corporations are required by GAAP to be included in the consolidated financial statements of Parent contained or incorporated by reference in Parent SEC Documents.

(d) Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been, to the Knowledge of Parent: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. To the Knowledge of Parent, all non-audit services performed by Parent’s auditors for the Bookham Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e) Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Bookham Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Bookham Corporations that could have a material effect on the financial statements. Parent has delivered or Made Available to the Company accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 28, 2008, and, except as set forth in Part 3.4(e) of Parent Disclosure Schedule, such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Parent maintained effective internal control over financial reporting as of June 28, 2008. To the Knowledge of Parent, except as set forth in Part 3.4(e) of Parent Disclosure Schedule, since June 28, 2008, neither Parent nor any of its Subsidiaries nor Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Bookham Corporations; (B) any illegal act or fraud, whether or not material, that involves Parent’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

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(f) Part 3.4(f) of the Parent Disclosure Schedule lists, and Parent has delivered or Made Available to the Company accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Bookham Corporations since July 1, 2006. None of the Bookham Corporations has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

3.5  Absence of Changes.  Except as set forth in Part 3.5 of the Parent Disclosure Schedule, between September 30, 2008 and the date of this Agreement:

(a) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Bookham Corporations (whether or not covered by insurance);

(c) none of the Bookham Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than repurchase of restricted Parent Common Stock in connection with termination of employment of the previous holder of such Parent Common Stock that were made in the ordinary course of business and consistent with past practices);

(d) none of the Bookham Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options, upon the vesting of outstanding Parent RSUs and pursuant to the Parent ESPP and Parent restricted stock awards in the ordinary course of business); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Parent Options and Parent RSUs identified in Part 3.3(e) of the Parent Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) Parent has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of Parent Option Plans; (ii) any provision of any Contract evidencing any outstanding Parent Option; (iii) any restricted stock unit agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) there has been no amendment to the certificate of incorporation or bylaws of Parent, and none of the Bookham Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the Bookham Corporations have not made any capital expenditures that in the aggregate exceed $6,000,000;

(h) none of the Bookham Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(i) none of the Bookham Corporations has: (i) lent any money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness, short-term advances made to non-executive officer employees which have subsequently been repaid and routine travel and business expense advances made to employees, in each case in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money, other than to trade creditors in the ordinary course of business;

(j) none of the Bookham Corporations has: (i) adopted, established or entered into any Parent Employee Plan or Parent Employee Agreement; (ii) caused or permitted any Parent Employee Plan to be amended in any material respect; or (iii) materially increased the amount of the wages, salary,

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commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees;

(k) none of the Bookham Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP or SEC rules and regulations;

(l) none of the Bookham Corporations has made any material Tax election;

(m) none of the Bookham Corporations has commenced or settled any material Legal Proceeding;

(n) none of the Bookham Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(o) none of the Bookham Corporations has agreed or committed to take any of the actions referred to in clauses 3.5(c) through “(n)” above.

3.6  Title to Assets.  The Bookham Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Parent Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Unaudited Balance Sheet); and (b) all other assets reflected in the books and records of the Bookham Corporations as being owned by the Bookham Corporations. All of said assets are owned by the Bookham Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor liens that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Bookham Corporations; (iii) liens described in Part 3.6 of the Parent Disclosure Schedule. The Bookham Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Parent Unaudited Balance Sheet; and (B) all other assets reflected in the books and records of the Bookham Corporations as being leased to the Bookham Corporations, and the Bookham Corporations enjoy undisturbed possession of such leased assets.

3.7  Loans; Customers.

(a) Part 3.7(a) of the Parent Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Bookham Corporations to any Parent Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

(b) Part 3.7(b) of the Parent Disclosure Schedule accurately identifies Bookham Corporations’ top 16 customers in each of the fiscal years ended in June 30, 2007 and June 28, 2008 based on the revenues received by Bookham Corporations in these years, and provides an accurate and complete breakdown of the revenues received from each such customer in each of such fiscal years. Parent has not received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise with or to a Person at the level of Vice President or above, other than ordinary course negotiations) indicating that any customer or other Person identified or required to be identified in Part 3.7(b) of the Parent Disclosure Schedule may cease dealing with or materially reduce its orders from any of the Bookham Corporations.

3.8  Equipment; Real Property; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to and necessary for the operation of the Bookham Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Bookham Corporations in the manner in which such businesses are currently being conducted.

(b) No Bookham Corporation owns any real property.

(c) Part 3.8(c) of the Parent Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Bookham Corporations leases real property from any other Person for annual rent

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payments in excess of $200,000. (All real property leased to the Bookham Corporations pursuant to the real property leases identified or required to be identified in Part 3.8(c) of the Parent Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Bookham Corporations, is referred to as the “Bookham Leased Real Property.”) To the Knowledge of Parent, there is no existing plan or study by any Governmental Authority or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Bookham Leased Real Property. Part 3.8(c) of the Parent Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Parent Contracts granting to any Person (other than any Bookham Corporation) a right of use or occupancy of any of the Bookham Leased Real Property. Except as set forth in the leases or subleases identified in Part 3.8(c) of the Parent Disclosure Schedule, there is no Person in possession of any Bookham Leased Real Property other than an Bookham Corporation. Since January 1, 2007, none of the Bookham Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Bookham Leased Real Property which has not been fully remedied and withdrawn.

3.9  Intellectual Property.

(a) Part 3.9(a) of the Parent Disclosure Schedule accurately identifies:

(i) in Part 3.9(a)(i) of the Parent Disclosure Schedule: (A) each material item of Registered IP in which any of the Bookham Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) and that is either: (1) bundled, included, used in, licensed or distributed with any Parent Product or Parent Product Software or part of any Parent Product or Parent Product Software; or (2) used to manufacture, develop, support, maintain or test any Parent Product or Parent Product Software (the “Bookham Material Registered IP”); (B) the jurisdiction in which such Bookham Material Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Bookham Material Registered IP and the nature of such ownership interest; and

(ii) in Part 3.9(a)(ii) of the Parent Disclosure Schedule: (A) each Contract pursuant to which any material Intellectual Property Rights or material Intellectual Property is licensed to any Bookham Corporation (other than software license agreements for any third-party non-customized software that is generally available to the public at a cost of less than $100,000 per year); and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b) Parent has delivered or Made Available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used by any Bookham Corporation at any time since January 1, 2005: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Parent Product or Parent Product Software; (ii) employee agreement containing any assignment or license to any Bookham Corporation of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Bookham Corporation of Intellectual Property or Intellectual Property Rights or any confidentiality provision. Part 3.9(b) of the Parent Disclosure Schedule accurately identifies each Parent Contract that uses the standard form referred to above as the basis of such Parent Contract and that is material to any Bookham Corporation and deviates in any material respect from the corresponding standard form described above.

(c) The Bookham Corporations exclusively own all right, title and interest to and in the Parent IP (other than Intellectual Property Rights or Intellectual Property licensed to the Parent, as identified in Part 3.9(a)(ii) of the Parent Disclosure Schedule or pursuant to license agreements for non-customized third-party software that is generally available to the public) free and clear of any Encumbrances (other than non-exclusive licenses

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granted by any Bookham Corporation in connection with the sale or license of Parent Products in the ordinary course of business). Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Bookham Corporations in the material Registered IP have been executed, delivered and filed in a timely manner with the appropriate Governmental Body, other than registrations, filings and applications with respect to Registered IP that the Parent has allowed to lapse in its reasonable business judgment;

(ii) no Parent Associate has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP;

(iii) no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being used to develop or create, in whole or in part, any Parent IP that is owned or purported to be owned by the Parent;

(iv) each Bookham Corporation has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Bookham Corporations, or purported to be held by any of the Bookham Corporations, as a trade secret;

(v) none of the Bookham Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Bookham Corporations to grant or offer to any other Person any license or right to any Parent IP that is owned or purported to be owned by any of the Bookham Corporations; and

(vi) to the Knowledge of the Parent, the Bookham Corporations own or otherwise have, and after the Closing will continue to have, all Intellectual Property Rights needed to conduct the business of the Bookham Corporations as currently conducted.

(d) All Bookham Material Registered IP is, to the Knowledge of the Parent, valid, subsisting and enforceable.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Parent IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent IP.

(f) Part 3.9(f) of the Parent Disclosure Schedule: (i) accurately identifies (and the Parent has provided to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Bookham Corporations or any Representative of any of the Bookham Corporations between January 1, 2004 and the date of this Agreement regarding any actual, alleged or suspected infringement or misappropriation of any Parent IP; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g) Except as set forth in Part 3.9(g) of the Parent Disclosure Schedule, none of the Bookham Corporations and none of the Parent IP, Parent Products or Parent Product Software has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.

(h) No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2004, has been pending or, to the Knowledge of the Parent, threatened against any Bookham Corporation or against any other Person who is, or has asserted or could reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Bookham Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

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(i) Except as set forth in Part 3.9(i) of the Parent Disclosure Schedule, since January 1, 2004, none of the Bookham Corporations has received any written notice (or, to the Knowledge of the Parent, any other communication, whether written or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Bookham Corporations, the Parent Products or the Parent Product Software.

(j) To the Knowledge of Parent, none of the Parent Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Parent Product Software or any Parent Product containing or used in conjunction with such Parent Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Bookham Corporation relating to the use, functionality or performance of such software or any Parent Product containing or used in conjunction with such Parent Product Software.

(k) To the Knowledge of Parent, except for trial or demonstration versions, none of the Parent Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(l) To the Knowledge of Parent, none of the Parent Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require, or conditions or could reasonably be expected to condition, the use or distribution of such Parent Product Software on, the disclosure, licensing or distribution of any Parent Source Code for any portion of such Parent Product Software; or (ii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of the Parent to use or distribute any Parent Product Software.

3.10  Contracts.

(a) Part 3.10(a) of the Parent Disclosure Schedule identifies each Parent Contract that constitutes a Parent Material Contract. For purposes of this Agreement, each of the following Parent Contracts shall be deemed to constitute a “Parent Material Contract”:

(i) any Contract: (A) constituting a Parent Employment Agreement; (B) pursuant to which any of the Bookham Corporations is or may become obligated to make any severance, termination or similar payment to any Parent Associate or any spouse, heir or Representative of any Parent Associate except for severance, termination or similar payments required by applicable Legal Requirements or in an amount less than $50,000; (C) pursuant to which any of the Bookham Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $50,000 to any Parent Associate; or (D) pursuant to which any of the Bookham Corporations is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Bookham Corporations;

(ii) any Contract identified or required to be identified in Part 3.9 of the Parent Disclosure Schedule;

(iii) any Contract with any distributor and any contract with any other reseller or sales representative, in each case that provides exclusivity rights to such distributor, reseller or sales representative;

(iv) any Contract with sole-source or single-source suppliers to any Bookham Corporation of products or services that are material to any Bookham Corporation;

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(v) any Contract that provides for: (A) reimbursement of any Parent Associate for, or advancement to any Parent Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Parent Associate;

(vi) any Contract imposing any restriction on the right or ability of any Bookham Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the Bookham Corporations as currently conducted or as currently proposed by the Bookham Corporations to be conducted; or (y) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works by any Bookham Corporation with respect to and/or use of the Parent Product;

(vii) any Contract relating to any currency hedging;

(viii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business or that do not deviate in any material respect from the standard forms of end-user licenses previously delivered or Made Available by the Parent to Parent;

(ix) any Contract requiring that any of the Bookham Corporations give any written notice or provide any information to any Person prior to responding to or prior to accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction;

(x) any Contract relating to the lease or sublease of Bookham Leased Real Property;

(xi) any Contract that: (A) involved the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,000,000 in the fiscal year ended June 28, 2008; (B) requires by its terms the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,000,000 in the fiscal year ending June 30, 2009; (C) involved the performance of services having a value in excess of $500,000 in the fiscal year ended June 28, 2008; or (D) requires by its terms the performance of services having a value in excess of $500,000 in the fiscal year ending June 30, 2009;

(xii) Any Contract requiring that any Bookham Corporation: (A) give more than 180 days notice prior to discontinuing any Parent Product; (B) continue to deliver any Parent Product and/or spare parts for any Parent Product more than 180 days following any notice of discontinuance of such Parent Product or spare part; (C) continue to deliver any Parent Product and/or spare parts for any Parent Product more than five years following the termination or expiration of the Contract; and (D) continue to deliver warranty service or out-of-warranty service more than three years following the termination or expiration of the Contract; and

(xiii) any Contract, the termination of which would reasonably be expected to have a Parent Material Adverse Effect.

The Parent has delivered or Made Available to the Company an accurate and complete copy of each Parent Contract that constitutes a Parent Material Contract.

(b) Each Parent Contract that constitutes a Parent Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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(c) Except as set forth in Part 3.10(c) of the Parent Disclosure Schedule: (i) none of the Bookham Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Parent Contract; (ii) to the Knowledge of the Parent, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Parent Contract; (iii) to the Knowledge of the Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Parent Contract; (B) give any Person the right to declare a default in any material respect under any Parent Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Parent Contract; (D) give any Person the right to accelerate the maturity or performance of any Parent Contract that constitutes a Parent Material Contract; (E) result in the disclosure, release or delivery of any Parent Source Code; or (F) give any Person the right to cancel, terminate or modify any Parent Contract that constitutes a Parent Material Contract; and (iv) since January 1, 2007, none of the Bookham Corporations has received any written notice (or, to the Knowledge of the Parent, any other communication, whether written or otherwise) regarding any actual or possible violation or breach of, or default under, any Parent Material Contract.

3.11  Liabilities.  None of the Bookham Corporations has any material accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such, or specifically reserved against, in the Parent Unaudited Balance Sheet; (b) liabilities that have been incurred by the Bookham Corporations since the date of the Parent Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Bookham Corporations pursuant to the express terms of Parent Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities described in Part 3.11 of the Parent Disclosure Schedule.

3.12  Compliance with Legal Requirements.  Each of the Bookham Corporations is, and has at all times since January 1, 2007 been, in compliance in all material respects with all applicable Legal Requirements, including Environmental Laws and Legal Requirements relating to employment, privacy law matters, exportation of goods and services, securities law matters and Taxes. Since January 1, 2007, none of the Bookham Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

3.13  Certain Business Practices.  None of the Bookham Corporations, and (to the Knowledge of Parent) no Representative of any of the Bookham Corporations with respect to any matter relating to any of the Bookham Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

3.14  Governmental Authorizations.

(a) The Bookham Corporations hold all material Governmental Authorizations necessary to enable the Bookham Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws. All such Governmental Authorizations are valid and in full force and effect. Each Bookham Corporation is, and at all times since January 1, 2007 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2007, none of the Bookham Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b) Part 3.14(b) of the Parent Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Bookham Corporations by any U.S. federal, state

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or local Governmental Body or any foreign Governmental Body or otherwise. Each of the Bookham Corporations is in compliance in all material respects with all material terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 3.14(b) of the Parent Disclosure Schedule. Neither the execution or delivery of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 3.14(b) of the Parent Disclosure Schedule.

3.15  Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the respective Bookham Corporations with any Governmental Body (the “Bookham Corporation Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Bookham Corporation Returns to be due have been timely paid.

(b) The Parent Unaudited Balance Sheet accrues all liabilities for Taxes with respect to all periods through the date of the Parent Unaudited Balance Sheet in accordance with GAAP, and none of the Bookham Corporations has incurred any liabilities for Taxes since the date of the Parent Unaudited Balance Sheet other than in the operation of the business of the Bookham Corporations in the ordinary course.

(c) No Bookham Corporation and no Bookham Corporation Return is currently under (or since January 1, 2007 has been under) an audit by any Governmental Body. No extension or waiver of the limitation period applicable to any material Bookham Corporation Returns has been granted (by the Parent or any other Person), and no such extension or waiver has been requested from any Bookham Corporation.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened against or with respect to any Bookham Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Bookham Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Bookham Corporations and with respect to which reserves for payment have been established on the Parent Unaudited Balance Sheet in accordance with GAAP). There are no liens for material Taxes upon any of the assets of any of the Bookham Corporations except liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP. None of the Bookham Corporations has been, and none of the Bookham Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where an Bookham Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(f) There are no Contracts relating to allocating or sharing of Taxes to which any Bookham Corporation is a party. None of the Bookham Corporations is liable for Taxes of any other Person (other than another Bookham Corporation), or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes (except for customary agreements not primarily related to Taxes) or is a party to any Contract providing for payments by an Bookham Corporation with respect to any amount of Taxes of any other Person.

(g) No Bookham Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. No Bookham Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) No Bookham Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an

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Bookham Corporation may be subject, other than the affiliated group of which the Parent is the common parent.

(i) The Parent has delivered or Made Available to Parent accurate and complete copies of all federal and California income Tax Returns of the Bookham Corporations for all Tax years that remain open or are otherwise subject to audit (other than years that remain open solely because of the carry forward of net operating losses or other Tax attributes), and all other material Tax Returns of the Bookham Corporations filed since December 31, 2004.

(j) The Parent has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k) No Bookham Corporation has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Legal Requirement.

3.16  Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 3.16(a) of the Parent Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Bookham Corporations’ employees is terminable by the applicable Bookham Corporation at will.

(b) Except as set forth in Part 3.16(b) of the Parent Disclosure Schedule, none of the Bookham Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Parent, seeking to represent any employees of any of the Bookham Corporations. Since January 1, 2007, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Bookham Corporations or any of their employees. There is not now pending, and no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. There is no claim or grievance pending or, to the Knowledge of Parent, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Parent Associate, including charges of unfair labor practices or harassment complaints.

(c) The Parent has delivered or Made Available to the Company an accurate and complete list, by country and as of the date hereof, of each Parent Employee Plan and each Parent Employee Agreement. None of the Bookham Corporations intends, and none of the Bookham Corporations has committed, to establish or enter into any new Parent Employee Plan or Parent Employee Agreement, or to modify any Parent Employee Plan or Parent Employee Agreement (except to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to the Company in writing or as required by this Agreement).

(d) Parent has delivered or Made Available to the Company accurate and complete copies of: (i) all documents setting forth the terms of each Parent Employee Plan and each Parent Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Parent Employee Plan; (iii) if the Parent Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Parent Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Parent Employee Plan; (v) all material written Contracts relating to each Parent Employee Plan, including administrative service agreements and group insurance contracts; (vi) all

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discrimination tests required under the Code for each Parent Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (vii) the most recent IRS determination or opinion letter issued with respect to each Parent Employee Plan intended to be qualified under Section 401(a) of the Code.

(e) Each of the Bookham Corporations and Parent Affiliates has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. All Parent Pension Plans required to have been approved by any foreign Governmental Body have been so approved, no such approval has been revoked (or, to the Knowledge of Parent, has revocation been threatened) and no event has occurred to the Knowledge of Parent since the date of the most recent approval or application therefor relating to any such Parent Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Parent Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Parent Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan. Each Parent Employee Plan (other than any Parent Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Bookham Corporations or any Parent Affiliate (other than any liability for ordinary administration expenses). There are no audits or inquiries pending or, to the Knowledge of Parent, threatened by the IRS, the DOL or any other Governmental Body with respect to any Parent Employee Plan. None of the Bookham Corporations, and no Parent Affiliate, has ever incurred: (i) any material penalty or tax with respect to any Parent Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements. Each of the Bookham Corporations and Parent Affiliates has made all contributions and other payments required by and due under the terms of each Parent Employee Plan. Neither the terms nor the performance of any Parent Employee Agreement or Parent Employee Plan could reasonably be expected to result in gross income inclusion after the Effective Time pursuant to Section 409A(a)(1)(A) of the Code.

(f) None of the Bookham Corporations, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Parent Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Parent Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Bookham Corporations, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Parent Pension Plan in which stock of any of the Bookham Corporations or any Parent Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Parent Foreign Plan, the liability of each insurer for any Parent Foreign Plan funded through insurance, or the book reserve established for any Parent Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Parent Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Parent Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. There are no liabilities of the Bookham Corporations with respect to any Parent Employee Plan that are not properly accrued and reflected in the financial statements of the Parent in accordance with GAAP.

(g) None of the Bookham Corporations, and no Parent Affiliate, maintains, sponsors or contributes to any Parent Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured. No Parent Employee Plan provides (except at no cost to the Bookham Corporations or any Parent Affiliate), or reflects or represents any liability of any

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of the Bookham Corporations or any Parent Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Bookham Corporations or any Parent Affiliate, none of the Bookham Corporations nor any Parent Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Parent Associate (either individually or to Parent Associates as a group) or any other Person that such Parent Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(h) Except as set forth in Part 3.16(h) of the Parent Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Associate.

(i) Except as set forth in Part 3.16(i) of the Parent Disclosure Schedule, each of the Bookham Corporations and Parent Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Parent Associates; (iii) is not liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Parent Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(j) There is no agreement, plan, arrangement or other Contract covering any Parent Associate, and no payments have been made or will be made to any Parent Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Bookham Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(k) Since July 1, 2007, none of the Bookham Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the WARN Act or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Bookham Corporations.

3.17  Environmental Matters.

(a) Since January 1, 2007, none of the Bookham Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group, Parent Associate or otherwise, that alleges that any of the Bookham Corporations is not or might not be in compliance in any material respect with any Environmental Law, which non-compliance has not been cured or for which there is any remaining material liability.

(b) To the Knowledge of Parent: (i) all Bookham Leased Real Property and any other property that is or was leased to or controlled or used by any of the Bookham Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or

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material environmental contamination except as would not reasonably be expected to require any corrective action or other remedial obligations under Environmental Laws; (ii) none of the Bookham Leased Real Property or any other property that is or was leased to or controlled or used by any of the Bookham Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Bookham Leased Real Property or any other property that is or was leased to or controlled or used by any of the Bookham Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.

(c) To the Knowledge of Parent, no Bookham Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d) None of the Bookham Corporations has entered into any Parent Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Bookham Corporations or any other Person relating to Materials of Environmental Concern.

3.18  Insurance.  Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Bookham Corporations is in full force and effect. Since January 1, 2007, none of the Bookham Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any material insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy. There is no pending workers’ compensation or other claim under or based upon any material insurance policy of any of the Bookham Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

3.19  Transactions with Affiliates.  Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, during the period commencing on the date of the Parent’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.20  Legal Proceedings; Orders.

(a) Except as set forth in Part 3.20(a) of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Bookham Corporations, or any business of any of the Bookham Corporations, any of the assets owned, leased or used by any of the Bookham Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b) There is no Order to which any of the Bookham Corporations, or any of the assets owned or used by any of the Bookham Corporations, is subject. To the Knowledge of Parent, no officer or other key employee of any of the Bookham Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Bookham Corporations.

3.21  Authority; Binding Nature of Agreement.  Parent and Merger Sub have the corporate right, power and authority to enter into and, subject to obtaining the Required Parent Stockholder Vote (as defined in Section 3.22), the Required Amendment Vote (as defined in Section 3.22) and the Required Merger Sub Stockholder Vote (as defined in Section 3.22), to perform their respective obligations under this Agreement. The Parent Board (at a meeting duly called and held) has: (a) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Parent; (b) unanimously authorized and

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approved Parent’s Certificate of Amendment (as defined in Section 3.22); and (c) unanimously recommended the approval of the issuance of the Parent Common Stock pursuant to this Agreement and the approval of Parent’s Certificate of Amendment by the holders of Parent Common Stock and directed that the issuance of such shares and Parent’s Certificate of Amendment be submitted for consideration by the Parent’s stockholders at the Parent Stockholders’ Meeting (as defined in Section 5.3). Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.22  Vote Required.  The only vote of Parent’s stockholders required to approve the issuance of Parent Common Stock in the Merger is the vote prescribed by Marketplace Rule 4350 of the National Association of Securities Dealers (the “Required Parent Stockholder Vote”). The affirmative vote of the holders of a majority of the voting power of the shares of the Parent Common Stock (the “Required Amendment Vote”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to adopt an amendment to the Parent’s certificate of incorporation to effect an increase in the number of authorized shares of Parent (the “Parent’s Certificate of Amendment”). The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub (the “Required Merger Sub Stockholder Vote”) is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to adopt this Agreement.

3.23  Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the DGCL, the HSR Act, if applicable, any foreign antitrust Legal Requirements and the listing requirements of the NASDAQ Global Market, except as set forth in Part 3.24 of the Parent Disclosure Schedule, neither (1) the execution and delivery of this Agreement by Parent and Merger Sub, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Bookham Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Bookham Corporations;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Bookham Corporations, or any of the assets owned or used by any of the Bookham Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Bookham Corporations or that otherwise relates to the business of any of the Bookham Corporations or to any of the assets owned or used by any of the Bookham Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Parent Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract; (iii) accelerate the maturity or performance of any such Parent Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Bookham Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Bookham Corporations); or

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(f) result in the disclosure or delivery to any escrowholder or other Person of any Parent IP (including Parent Source Code), or the transfer of any material asset of any of the Bookham Corporations to any Person.

Except as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign antitrust Legal Requirement and the listing requirements of the NASDAQ Global Market (as they relate to the Joint Proxy Statement/Prospectus), none of the Bookham Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.24  Opinion of Financial Advisor.  The Parent Board has received the opinion of Citigroup Global Markets Inc. (“Parent’s Financial Advisor”), financial advisor to Parent, to the effect that as of January 27, 2009 the Exchange Ratio is fair, from a financial point of view, to Parent.

3.25  Financial Advisor.  Except for Parent’s Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent.

3.26  Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

3.27  Valid Issuance.  The Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options and upon vesting of assumed and converted Company RSUs, has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

3.28  Disclosure.  None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof) or the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by any party other than any Bookham Corporation for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

Section 4.  Certain Covenants of the Parties

4.1  Access and Investigation.  During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement (the “Pre-Closing Period”), subject to applicable Legal Requirements and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable notice the Company and Parent shall each, and shall cause each of their respective Subsidiaries to: (a) provide the Representatives of the other party with reasonable access during normal business hours to its personnel, tax and accounting advisers and assets and to

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all existing books, records, Tax Returns, work papers and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent or the Company, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent or the Company, as the case may be. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Avanex Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Avanex Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, subject to applicable Legal Requirements, the Company and Parent shall each promptly provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Avanex Corporations or Parent or Merger Sub in connection with the Merger or any of the other Contemplated Transactions.

4.2  Operation of the Business of the Avanex Corporations.

(a) During the Pre-Closing Period, except as set forth in Part 4.2(a) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that Parent shall otherwise consent in writing: (i) the Company shall ensure that each of the Avanex Corporations conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; (ii) the Company shall use commercially reasonable efforts to attempt to ensure that each of the Avanex Corporations preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies; and (iii) the Company shall promptly notify Parent following its becoming aware of any Legal Proceeding commenced, or, to the Company’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause “(A)” or “(B)” of this sentence, against, relating to, involving or otherwise affecting any of the Avanex Corporations that relates to any of the Contemplated Transactions.

(b) Except as set forth in Part 4.2(b) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement or as required by Legal Requirements, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed), and the Company shall ensure that each of the other Avanex Corporations does not (without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Avanex Corporations to the extent consistent with past practices; or (B) pursuant to the Company’s right to repurchase restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee’s employment;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock: (aa) upon the valid exercise of Company Options or Company Warrants, or upon the vesting of Company RSUs, in each case outstanding as of the date of this Agreement; and (bb) pursuant to the Company Officer and Director SPP or the Company ESPP; and (2) the Company may, in the ordinary course of business and consistent with past practices grant Company Options to any newly hired employee of an Avanex Corporation under the Company Option Plans commensurate with his or her position with such Avanex Corporation; provided, however, that (aa) in each calendar month the Company shall not grant Company Options to purchase more than

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25,000 shares of Company Common Stock; (bb) such Company Options shall have an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options; (cc) such Company Options shall not contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions and shall not otherwise be subject to acceleration (in whole or in part) as a result of the Merger, any of the other Contemplated Transactions or any other similar transaction (whether alone or in combination with any termination of employment or other event); (dd) shall be granted pursuant to the Company’s standard agreement and shall contain the Company’s standard vesting schedule; and (ee) shall not be “non-plan” options;

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock unit purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock unit, warrant or other security or any related Contract;

(iv) amend, terminate or grant any waiver under the Company Rights Agreement;

(v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vi) (A) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vii) make any capital expenditure (except that the Avanex Corporations may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget delivered or Made Available to Parent prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Avanex Corporations since the date of this Agreement but not provided for in the Company’s capital expense budget delivered or Made Available to Parent prior to the date of this Agreement, does not exceed $500,000 in the aggregate);

(viii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract or any other Contract that is material to the Avanex Corporations (taken as a whole); or (B) amend, terminate, or waive any material right or remedy under, any Company Material Contract or any other Contract that is material to the Avanex Corporations (taken as a whole);

(ix) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Avanex Corporations);

(x) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Avanex Corporations;

(xi) lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees, in each case in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xii) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other

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employees (except that the Company: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; (B) may amend the Company Employee Plans to the extent required by applicable Legal Requirements; and (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xiii) hire any employee at the level of Vice President or above or with an annual base salary in excess of $200,000, or promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date of this Agreement);

(xiv) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xv) make any material Tax election;

(xvi) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvii) settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Avanex Corporations of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Company Unaudited Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Avanex Corporations of not more than $1,000,000 in the aggregate;

(xviii) enter into any Contract covering any Company Employee, or make any payment to any Company Employee, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws);

(xix) except for actions taken pursuant to Section 5.7, take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any commercially reasonable action necessary to cause the Merger to so qualify; or

(xx) agree or commit to take any of the actions described in clauses “(i)” through ‘‘(xix)” of this Section 4.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Avanex Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

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4.3  Operation of the Business of the Bookham Corporations.

(a) During the Pre-Closing Period, except as set forth in Part 4.3(a) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that the Company shall otherwise consent in writing: (i) Parent shall ensure that each of the Bookham Corporations conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; (ii) Parent shall use commercially reasonable efforts to attempt to ensure that each of the Bookham Corporations preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies; and (iii) Parent shall promptly notify Company following its becoming aware of any Legal Proceeding commenced, or, to Parent’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause “(A)” or “(B)” of this sentence, against, relating to, involving or otherwise affecting any of the Bookham Corporations that relates to any of the Contemplated Transactions.

(b) Except as set forth in Part 4.3(b) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement or as required by Legal Requirements, during the Pre-Closing Period, Parent shall not (without the prior written consent of Company, which consent shall not be unreasonably withheld or delayed), and Parent shall ensure that each of the other Bookham Corporations does not (without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Bookham Corporations to the extent consistent with past practices; or (B) pursuant to Parent’s right to repurchase restricted shares of Parent Common Stock held by an employee of Parent upon termination of such employee’s employment;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) Parent may issue shares of Parent Common Stock: (aa) upon the valid exercise of Parent Options or upon the vesting of any Parent RSUs, in each case outstanding as of the date of this Agreement; and (bb) pursuant to the Parent ESPP; and (2) Parent may, in the ordinary course of business and consistent with past practices grant Parent Options to any newly hired employee of a Bookham Corporation under the Parent Option Plans commensurate with his or her position with such Bookham Corporation; provided, however, that (aa) in each calendar month Parent shall not grant Parent Options to purchase more than 25,000 shares of Parent Common Stock; (bb) such Parent Options shall have an exercise price equal to the fair market value of the Parent Common Stock covered by such options determined as of the time of the grant of such options; (cc) such Parent Options shall not contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions and shall not otherwise be subject to acceleration (in whole or in part) as a result of the Merger, any of the other Contemplated Transactions or any other similar transaction (whether alone or in combination with any termination of employment or other event); (dd) shall be granted pursuant to the Parent’s standard agreement and shall contain the Parent’s standard vesting schedule; and (ee) shall not be “non-plan” options;

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Parent Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock unit purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock unit, warrant or other security or any related Contract;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

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(v) (A) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) make any capital expenditure (except that the Bookham Corporations may make any capital expenditure that: (A) is provided for in Parent’s capital expense budget delivered or Made Available to the Company prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Bookham Corporations since the date of this Agreement but not provided for in Parent’s capital expense budget delivered or Made Available to the Company prior to the date of this Agreement, does not exceed $2,500,000 in the aggregate);

(vii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Parent Material Contract or any other Contract that is material to the Bookham Corporations (taken as a whole); or (B) amend, terminate, or waive any material right or remedy under, any Parent Material Contract or any other Contract that is material to the Bookham Corporations (taken as a whole);

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by Parent in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Bookham Corporations);

(ix) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Bookham Corporations;

(x) lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xi) establish, adopt, enter into or amend any Parent Employee Plan or Parent Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that Parent: (A) may provide routine, reasonable salary increases to employees in the ordinary course of business and in accordance with past practices in connection with Parent’s customary employee review process; (B) may amend the Parent Employee Plans to the extent required by applicable Legal Requirements; and (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xii) hire any employee at the level of Vice President or above or with an annual base salary in excess of $200,000, or promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date of this Agreement);

(xiii) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiv) make any material Tax election;

(xv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where Parent reasonably determines in good faith that the failure to commence suit would result in a material impairment of a

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valuable aspect of its business (provided that Parent consults with the Company and considers the views and comments of the Company with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvi) settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Bookham Corporations of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Parent Unaudited Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Bookham Corporations of not more than $1,000,000 in the aggregate;

(xvii) enter into any Contract covering any Parent Employee, or make any payment to any Parent Employee, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws);

(xviii) except for actions taken pursuant to Section 5.7, take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any commercially reasonable action necessary to cause the Merger to so qualify; or

(xix) agree or commit to take any of the actions described in clauses ‘(i)” through “(xviii)” of this Section 4.3(b).

(c) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely or that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Bookham Corporations. No notification given to the Company pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.4  No Solicitation.

(a) The Company shall not, directly or indirectly, shall cause its Subsidiaries and the respective officers, directors, financial advisers, attorneys and accountants of the Avanex Corporations to not, directly or indirectly and shall use its reasonable best efforts to ensure that the other Representatives of the Avanex Corporations do not, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to an Avanex Corporation or Acquisition Inquiry with respect to an Avanex Corporation;

(ii) furnish any information regarding any of the Avanex Corporations to any Person in connection with or in response to an Acquisition Proposal with respect to an Avanex Corporation or Acquisition Inquiry with respect to an Avanex Corporation;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to an Avanex Corporation or Acquisition Inquiry with respect to an Avanex Corporation;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to an Avanex Corporation or Acquisition Inquiry with respect to an Avanex Corporation or any Person or group becoming an “interested stockholder” under Section 203 of the DGCL; or

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(v) enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to an Avanex Corporation;

provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, neither this Section 4.4(a) nor any other provision of this Agreement shall prohibit the Company from furnishing nonpublic information regarding the Avanex Corporations to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal that is reasonably expected to result in a Company Superior Offer that is submitted to the Company by such Person after the date hereof (and not withdrawn) if: (A) such Acquisition Proposal did not result from any breach of, or any action inconsistent with, any of the provisions set forth in this Section 4.4(a); (B) the Company Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would be a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable law; (C) at least four business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions and non-solicitation) at least as favorable to the Company as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (D) at least two business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).

(b) Parent shall not, directly or indirectly, shall cause its Subsidiaries and the respective officers, directors, financial advisers, attorneys and accountants of the Bookham Corporations to not, directly or indirectly and shall use its reasonable best efforts to ensure that the other Representatives of the Bookham Corporations do not, directly or indirectly

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to a Bookham Corporation or Acquisition Inquiry with respect to a Bookham Corporation;

(ii) furnish any information regarding any of the Bookham Corporations to any Person in connection with or in response to an Acquisition Proposal with respect to a Bookham Corporation or Acquisition Inquiry with respect to a Bookham Corporation;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to a Bookham Corporation or Acquisition Inquiry with respect to a Bookham Corporation;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to a Bookham Corporation or Acquisition Inquiry with respect to a Bookham Corporation or any Person or group becoming an “interested stockholder” under Section 203 of the DGCL; or

(v) enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to a Bookham Corporation;

provided, however, that prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote, neither this Section 4.4(b) nor any other provision of this Agreement shall prohibit Parent from furnishing nonpublic information regarding the Bookham Corporations to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal that is reasonably expected to result in a Parent Superior Offer that is submitted to Parent by such Person after the date hereof (and not withdrawn) if: (A) such Acquisition Proposal did not result from any breach of, or any action inconsistent with, any of the provisions set forth in this Section 4.4(b); (B) the Parent Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would be a breach of the fiduciary duties of the Parent Board to Parent’s stockholders under applicable law; (C) at least

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four business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions or non-solicitation provisions) at least as favorable to Parent as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (D) at least two business days prior to furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such nonpublic information has not been previously furnished by Parent to the Company).

(c) Each of Parent and the Company shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal with respect to a Bookham Corporation or an Avanex Corporation, as the case may be, or Acquisition Inquiry with respect to a Bookham Corporation or an Avanex Corporation, as the case may be) advise the other party to this Agreement orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and copies of all correspondence and other written material sent or provided to such party in connection therewith) that is made or submitted by any Person during the Pre-Closing Period. Each party receiving an Acquisition Proposal or Acquisition Inquiry shall keep the other party reasonably informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any material modification or proposed material modification thereto.

(d) Each of Parent and the Company shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(e) Each of Parent and the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its reasonable best efforts to cause each such agreement to be enforced in accordance with its terms at the request of the other party to this Agreement.

Section 5.  Additional Covenants of the Parties

5.1  Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use reasonable best efforts: (i) to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC; (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger. Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders, and the Company shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall promptly furnish the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then such party: (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being

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filed with the SEC; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company or Parent.

(b) Prior to the Effective Time, Parent shall use reasonable best efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every state of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders’ Meeting; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

5.2  Company Stockholders’ Meeting.

(a) The Company: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”); and (ii) shall submit such proposal to such holders at the Company Stockholders’ Meeting and shall not submit any other proposal to such holders in connection with the Company’s Stockholders’ Meeting without the prior written consent of Parent. The Company in consultation with Parent shall set a record date for persons entitled to notice of, and to vote at, the Company’s Stockholders’ Meeting and shall not change such record date without the prior written consent of Parent. The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, the Company after consultation with Parent may, or if requested by Parent shall, adjourn or postpone the Company’s Stockholders’ Meeting: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable law is timely provided to the Company’s stockholders; (B) if as of the time for which the Company Stockholders’ Meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company’s Stockholders’ Meeting; or (C) if additional time is reasonably required to solicit proxies in favor of the adoption of this Agreement.

(b) Subject to Section 5.2(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Company Board recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the recommendation of the Company Board that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent; (iii) neither the Company Board nor any committee thereof shall: (A) fail to reaffirm the Company Board Recommendation, or fail to publicly state that the Merger and this Agreement are in the best interest of the Company’s stockholders, within ten business days after Parent requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; (C) fail to issue, within ten business days after an Acquisition Proposal with respect to an Avanex Corporation is publicly announced, a press release announcing its opposition to such Acquisition Proposal; or (D) resolve to take any action described in clauses “(ii)” or ‘(iii)” of this sentence (each of the foregoing actions described in clauses ‘(ii)” and “(iii)” being referred to as a “Company Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.2(b) or elsewhere in this Agreement, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company

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Board may effect, or cause the Company to effect, as the case may be, a Company Change in Recommendation:

(i) if: (A) the Company has not breached its obligations under Section 4.4(a) in connection with the offer referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, written offer to purchase all of the outstanding shares of Company Common Stock (whether through a tender offer, merger or otherwise) is made to the Company and is not withdrawn; (C) the Company Board determines in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, that such offer constitutes a Company Superior Offer; (D) the Company Board does not effect, or cause the Company to effect, a Company Change in Recommendation at any time within five business days after Parent receives written notice from the Company confirming that the Company Board has determined that such offer is a Company Superior Offer; (E) during such five business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that the offer that was determined to constitute a Company Superior Offer no longer constitutes a Company Superior Offer; (F) at the end of such five business day period, such offer has not been withdrawn and continues to constitute a Company Superior Offer (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Company Superior Offer, the failure to make a Company Change in Recommendation would be a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable law; or

(ii) if: (A) other than the development or circumstances contemplated by clause “(i)” of this Section 5.2(c), a material development or change in circumstances occurs or arises after the date of this Agreement that was neither known to any Avanex Corporation or any Representative of any Avanex Corporation nor reasonably foreseeable to any Avanex Corporation as of the date of this Agreement (such material development or change in circumstances being referred to as an “Intervening Event”); (B) at least five business days prior to any meeting of the Company Board at which the Company Board will consider whether such Intervening Event requires the Company Board to effect, or cause the Company to effect, a Company Change in Recommendation, the Company provides Parent with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such five business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for the Company Board to effect, or cause the Company to effect, a Company Change in Recommendation as a result of such Intervening Event; and (D) the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Intervening Event, the failure to make a Company Change in Recommendation would be a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable law.

(d) Notwithstanding any Company Change in Recommendation, unless earlier terminated in accordance with Section 8.1, this Agreement shall be submitted to the holders of Company’s Common Stock at the Company Stockholders’ Meeting for the purpose of voting on the adoption of this Agreement and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

5.3  Parent Stockholders’ Meeting.

(a) Parent: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on a proposal to approve the issuance of shares of Parent Common Stock in the Merger (the “Parent Stockholders’ Meeting”); and (ii) shall submit such proposal to such holders at the Parent Stockholders’ Meeting and, except as otherwise contemplated by this Agreement (and except for Parent Proposals), shall not submit any other proposal to such holders in connection with the Parent Stockholders’ Meeting without the prior written consent of the Company. Parent in consultation with the Company shall set a record date for persons entitled to notice of, and to vote at, the Parent Stockholders’ Meeting and shall not change such record date without the prior written consent of the Company. The Parent Stockholders’ Meeting shall be held on the date that (or, to the extent that Parent and

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the Company agree, as promptly as practicable after) this Agreement shall have been adopted by the Company’s stockholders at the Company Stockholders’ Meeting. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, Parent after consultation with the Company may, or if requested by the Company shall, adjourn or postpone the Parent Stockholders’ Meeting: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable law is timely provided to Parent’s stockholders; (B) if as of the time for which the Parent Stockholders’ Meeting is originally scheduled there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholders’ Meeting; or (C) if additional time is reasonably required to solicit proxies in favor of the approval of the issuance of shares of Parent Common Stock in the Merger.

(b) Subject to Section 5.3(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve: (A) the issuance of shares of Parent Common Stock in the Merger; and (B) Parent’s Certificate of Amendment at the Parent Stockholders’ Meeting (the recommendation of the Parent Board that Parent’s stockholders vote to approve: (A) the issuance of Parent Common Stock in the Merger; and (B) Parent’s Certificate of Amendment being collectively referred to as the “Parent Board Recommendation”); (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company; (iii) neither the Parent Board nor any committee thereof shall: (A) fail to reaffirm the Parent Board Recommendation, or fail to publicly state that the Merger and this Agreement and Parent’s Certificate of Amendment are in the best interest of Parent’s stockholders, within ten business days after the Company requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of Parent shall have been commenced, a statement disclosing that the Parent Board recommends rejection of such tender or exchange offer; (C) fail to issue, within ten business days after an Acquisition Proposal with respect to a Bookham Corporation is publicly announced, a press release announcing its opposition to such Acquisition Proposal; or (D) resolve to take any action described in clauses “(ii)” or ‘‘(iii)” of this sentence (each of the foregoing actions described in clauses ‘(ii)” and “(iii)” being referred to as a “Parent Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.3(b) or elsewhere in this Agreement, at any time prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote, the Parent Board may effect, or cause Parent to effect, as the case may be, a Parent Change in Recommendation:

(i) if: (A) Parent has not breached its obligations under Section 4.4(b) in connection with the offer referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, written offer to purchase all of the outstanding shares of Parent Common Stock (whether through a tender offer, merger or otherwise) is made to Parent and is not withdrawn; (C) the Parent Board determines in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, that such offer constitutes a Parent Superior Offer; (D) the Parent Board does not effect, or cause Parent to effect, a Parent Change in Recommendation at any time within five business days after the Company receives written notice from Parent confirming that the Parent Board has determined that such offer is a Parent Superior Offer; (E) during such five business day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that the offer that was determined to constitute a Parent Superior Offer no longer constitutes a Parent Superior Offer; (F) at the end of such five business day period, such offer has not been withdrawn and continues to constitute a Parent Superior Offer (taking into account any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Parent Superior Offer, the failure to make a Parent Change in Recommendation would be a breach of the fiduciary duties of the Parent Board to Parent’s stockholders under applicable law; or

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(ii) if: (A) other than the development or circumstances contemplated by clause “(i)” of this Section 5.3(c), a material development or change in circumstances occurs or arises after the date of this Agreement that was neither known to any Bookham Corporation or any Representative of any Bookham Corporation nor reasonably foreseeable to any Bookham Corporation as of the date of this Agreement (such material development or change in circumstances being referred to as an “Intervening Event”); (B) at least five business days prior to any meeting of the Parent Board at which the Parent Board will consider whether such Intervening Event requires the Parent Board to effect, or cause Parent to effect, a Parent Change in Recommendation, Parent provides the Company with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such five business day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that obviates the need for the Parent Board to effect, or cause Parent to effect, a Parent Change in Recommendation as a result of such Intervening Event; and (D) the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Intervening Event, the failure to make a Parent Change in Recommendation would be a breach of the fiduciary duties of the Parent Board to Parent’s stockholders under applicable law.

(d) Notwithstanding any Parent Change in Recommendation, unless earlier terminated in accordance with Section 8.1, this Agreement shall be submitted to the holders of Parent Common Stock at the Parent Stockholders’ Meeting for the purpose of voting on the approval of the issuance of shares of Parent Common Stock in the Merger and nothing contained in this Agreement shall be deemed to relieve Parent of such obligation.

5.4  Stock Options; Company RSUs; Company ESPP; Company Officer and Director SPP and Company Warrants.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Option Plan and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption of such Company Option; provided, however, that Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent.

(b) Effective as of the Effective Time, each Company RSU with respect to which shares of Company Common Stock remain unvested or unissued as of the Effective Time shall be converted automatically into a restricted stock unit reflecting Parent Common Stock and shall remain subject to the vesting conditions in effect on the date hereof, except that the number of shares of Parent Common Stock subject to each such converted Company RSU shall be determined by multiplying the number of shares of Company Common Stock subject to such Company RSU by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock.

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(c) Parent shall file with the SEC, no later than 15 days after the date on which the Merger becomes effective, a registration statement on Form S-8, if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with Section 5.4(a) and the Company RSUs converted in accordance with Section 5.4(b).

(d) At the Effective Time, Parent may (if Parent determines that it desires to do so) assume any or all of the Company Option Plans. If Parent elects to assume any Company Option Plan, then, under such Company Option Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Option Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Company Options that are assumed by Parent pursuant to Section 5.4(a)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Option Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of such Company Option Plan.

(e) Prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Option Plans and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Options and Company RSUs have only those rights with respect thereto specifically provided in this Section 5.4.

(f) Prior to the Effective Time, the Company shall take all action that may be necessary to: (i) cause any outstanding offering period (or similar period during which Company Common Stock may be purchased) under the Company ESPP and the Company Officer and Director SPP to be terminated as of the last business day prior to the date on which the Merger becomes effective (the last business day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the date on which the Merger becomes effective being referred to as the “Designated Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the Company ESPP and the Company Officer and Director SPP; (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Company ESPP and Company Officer and Director SPP; and (iv) provide that no further offering period (or similar period) or purchase period shall commence under the Company ESPP or the Company Officer and Director SPP after the Designated Date; provided, however, that the actions described in clauses “(i)” through “(iv)” of this sentence shall be conditioned upon the consummation of the Merger. On the Designated Date, the Company shall apply the funds credited as of such date under the Company ESPP and the Company Officer and Director SPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP and the Company Officer and Director SPP. Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the Company ESPP and the Company Officer and Director SPP.

(g) At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become a warrant to purchase Parent Common Stock, and Parent shall replace such Company Warrant by issuing a reasonably equivalent replacement stock warrant in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the terms of the warrant agreement by which such Company Warrant is evidenced. All rights with respect to Company Common Stock under any Company Warrant replaced by Parent shall thereupon be converted into warrants with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed or replaced by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Warrant assumed or replaced by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Warrant immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of

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Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Warrant replaced by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Warrant replaced by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Warrant shall otherwise remain unchanged as a result of the replacement of such Company Warrant.

5.5  Employee Benefits.

(a) Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements: (i) all employees of the Avanex Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent; and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans (but not for purposes of benefit accrual), such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Avanex Corporations prior to the Effective Time. Parent currently intends to allow the Continuing Employees to continue to participate in Avanex’s health and 401(k) plans until the end of the 2009 calendar year.

(b) With respect to each “employee benefit plan” as defined in Section 3(3) of ERISA and each vacation and severance plan (that is not an “employee benefit plan as defined in Section 3(3) of ERISA) maintained by Parent or any Subsidiary of Parent (collectively, the “Parent Benefit Plans”) in which any Continuing Employee will participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Continuing Employees with the Company or a Subsidiary, as the case may be, for purposes of eligibility, vesting and participation, but not for purposes of benefit accrual, in any such Parent Benefit Plan. In addition, Parent shall or shall cause the Surviving Corporation to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements (provided that such preexisting condition limitations, exclusions or waiting periods can legally be waived by Parent or the Surviving Corporation without the consent of any insurance carrier) applicable to the Continuing Employees under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Benefit Plan that is a welfare plans in which such Continuing Employees may be eligible to participate after the Effective Time, (provided that such credits can legally be provided by Parent or the Surviving Corporation without the consent of any insurance carrier).

(c) Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Parties (as defined in Section 5.6) to the extent of their respective rights pursuant to Section 5.6, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement. No provision of this Section 5.5 shall modify or amend any other agreement, plan, program or document unless this Agreement expressly states that the provision “amends” that other agreement, plan, program or document.

(d) If requested by Parent at least five days prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the

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termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the reasonable review of Parent).

(e) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to any of the Contemplated Transactions, the Company shall cooperate with Parent to ensure that such requirements are complied with prior to the Effective Time. Prior to the Effective Time, the Company shall not, and shall ensure that its Subsidiaries and the respective Representatives of the Avanex Corporations do not, communicate with any employees of the Avanex Corporations regarding post-Closing employment matters, including post-Closing employee benefits and compensation, without the prior written approval of Parent, which approval shall not be unreasonably withheld.

5.6  Indemnification of Officers and Directors.

(a) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify their respective current or former directors and officers and any person who becomes a director or officer of any of the Avanex Corporations prior to the Effective Time (the “Indemnified Parties”) to the fullest extent that applicable Legal Requirements permit a company to indemnify its own directors and officers.

(b) For a period of six years following the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the existing policy of Company’s directors’ and officers’ liability insurance (or a comparable replacement policy) (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time to the extent that such claims are of the type covered by the D&O Policy (including for acts or omissions occurring in connection with this Agreement and the consummation of the Contemplated Transactions to the extent that such acts or omissions are covered by the D&O Policy) and covering each Indemnified Party who is covered as of the Effective Time by the D&O Policy, in any case on terms with respect to coverage and amounts that are no less favorable in the aggregate than those terms in effect on the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the current annual premium paid by the Company (which annual premium is set forth on Part 5.6(b) of the Company Disclosure Schedule) for such insurance (such 150% amount, the “Maximum Annual Premium”); and provided further, however, that if the annual premiums of such insurance coverage exceed the Maximum Annual Premium, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest comparable coverage available for a cost not exceeding the Maximum Annual Premium. Notwithstanding anything to the contrary in this Agreement, in lieu of its obligations under the first sentence of this Section 5.6(b), Parent may purchase a six-year “tail” prepaid policy on the D&O Policy on terms with respect to coverage and amounts no less favorable in the aggregate than the D&O Policy, and in the event that Parent shall purchase such a “tail” policy, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 5.6(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) The obligations under this Section 5.6 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 5.6(b)) (and any of such person’s heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 5.6(b) (and, after the death of any of the foregoing persons, such person’s heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 5.6(b) (and, after the death of any of the foregoing persons, such person’s heirs and representatives) are intended to be third party beneficiaries of this Section 5.6, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 5.6(b) (and their heirs and representatives)) under this Section 5.6 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of

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or entered into by Company or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity).

(d) In the event that Parent, the Surviving Corporation or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then in each case, to the extent necessary to protect the rights of the Indemnified Parties, proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 5.6.

5.7  Regulatory Approvals and Related Matters.

(a) Each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under any Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Merger. The Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Body in connection with antitrust or related matters.

(b) Subject to Section 5.7(c), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.7(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger.

(c) Notwithstanding anything to the contrary contained in this Section 5.7, none of Parent, Merger Sub or the Company shall have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Subsidiaries to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries to take or agree to take) any other action or agree (or cause any of its Subsidiaries to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; (ii) to license or otherwise make available (or cause any of its Subsidiaries to license or otherwise make available) to any Person, any technology, software or other Intellectual Property or Intellectual Property Right; or (iii) to contest any lawsuit by any Governmental Body relating to the Merger or any of the other Contemplated Transactions.

5.8  Disclosure.  Parent and the Company: (a) have agreed to the text of the joint press release announcing the signing of this Agreement; and (b) shall consult with each other before issuing any further press release or otherwise making any public statement, and shall not issue any such press release or make any such public statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned. The Company shall consult with Parent and consider the views and comments of Parent before any of the Avanex Corporations or any of their Representatives sends any emails or other documents to the Company Associates generally or otherwise communicate with the Company Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing:: (i) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (ii) a party may, without the prior consent of the other party hereto, issue any such press release or

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make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the Nasdaq if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement; (iii) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any Avanex Corporation or any Company Change in Recommendation; and (iv) Parent need not consult with the Company in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any Bookham Corporation or any Parent Change in Recommendation.

5.9  Tax Matters.  Prior to the filing of the Form S-4 Registration Statement, the Company, Parent and Merger Sub shall execute and deliver to Cooley Godward Kronish llp and to Wilson Sonsini Goodrich & Rosati, P.C. tax representation letters in customary form. To the extent requested by Parent or the Company, each of Parent, Merger Sub and the Company shall confirm to Cooley Godward Kronish llp and to Wilson Sonsini Goodrich & Rosati, P.C. the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Following the delivery of the tax representation letters pursuant to the first sentence of this Section 5.9: (a) Parent shall use commercially reasonable efforts to cause Cooley Godward Kronish llp to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (b) the Company shall use commercially reasonable efforts to cause Wilson Sonsini Goodrich & Rosati, P.C. to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.9.

5.10  Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.11  Listing.  Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options and upon vesting of assumed and converted Company RSUs, to be approved for listing (subject to notice of issuance) on the NASDAQ Global Market at or prior to the Effective Time.

5.12  Resignation of Officers and Directors.  The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each corporate officer and director of each of the Avanex Corporations, effective, in the case of a director of the Company, 24 hours after the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as a corporate officer or director of an Avanex Corporation). Parent shall use commercially reasonable efforts to obtain and deliver to the Company at or prior to the Effective Time the resignation of each director of Parent other than those directors continuing in office in accordance with Section 5.13 (it being understood that such resignation shall not constitute a voluntary termination of employment under any Parent Employee Agreement or Parent Employee Plan applicable to such individual’s status as a director of Parent).

5.13  Board of Directors of the Combined Company.  The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, the Parent Board and its committees shall consist of the members listed on Schedule 5.13 (unless otherwise agreed between the parties in writing prior to the Effective Time), each to be in the class identified on Schedule 5.13 and to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or proper removal.

5.14  Section 16 Matters.  Subject to the following sentence, prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange

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Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least 30 days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; (b) the number of Company Options and Company RSUs held by such individual and expected to be converted into options and/or restricted stock units to purchase or rights to be issued shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.15  Internal Controls.  If, during the Pre-Closing Period, the Company or the Company’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of the Company’s internal control over financial reporting, then the Company shall promptly notify Parent thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be. If, during the Pre-Closing Period, Parent or Parent’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Parent’s internal control over financial reporting, then Parent shall promptly notify the Company thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be.

5.16  Name of the Combined Corporation.  The parties shall take all actions necessary to ensure that effective as promptly as practicable following the Effective Time the name of Parent shall be the name mutually agreed to by Parent and the Company.

Section 6.  Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1  Accuracy of Representations.

(a) Each of the Company Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Each of the representations and warranties of the Company (other than the Company Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

6.2  Performance of Covenants.  The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

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6.3  Effectiveness of Registration Statement.  The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC.

6.4  Stockholder Approval.

(a) This Agreement shall have been duly adopted by the Required Company Stockholder Vote;

(b) The issuance of shares of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote; and

(c) Parent’s Certificate of Amendment shall have been duly adopted by the Required Amendment Vote.

6.5  Documents.  Parent and Merger Sub shall have received the following documents, each of which shall be in full force and effect:

(a) a legal opinion of Cooley Godward Kronish llp, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that: (i) in rendering such opinion, Cooley Godward llp may rely upon the tax representation letters referred to in Section 5.9; and (ii) if Cooley Godward Kronish llp does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Wilson Sonsini Goodrich & Rosati, P.C. renders such opinion to Parent); and

(b) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in 6.1, 6.2, 6.4(a), 6.6, 6.10 and 6.11 have been duly satisfied.

6.6  No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances then in existence, would reasonably be expected to have or result in a Company Material Adverse Effect.

6.7  Governmental Approvals.

(a) Any waiting period applicable to the consummation of the Merger under any applicable Antitrust Law (including the HSR Act) shall have expired or been terminated.

(b) Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under any applicable Antitrust Law or other Legal Requirement shall have been obtained and shall remain in full force and effect (other than any such Governmental Authorization or Consent under other Legal Requirements, the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect), and no such Governmental Authorization or other Consent so obtained shall require, contain or contemplate any term, limitation, condition or restriction that has or would reasonably be expected to have or result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

6.8  Listing.  The shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options and upon vesting of assumed and converted Company RSUs, shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Market.

6.9  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.10  No Governmental Litigation.  There shall not be pending any suit, action or judicial proceeding brought by, or overtly threatened by, a Governmental Body: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking

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to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) relating to the Merger or the other Contemplated Transactions and that would reasonably be expected to materially and adversely affect the right or ability of Parent or any of the Avanex Corporations to own any of the material assets or materially limit the operation of the business of any of the Avanex Corporations; (d) seeking to compel any of the Avanex Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or business as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Avanex Corporations,

6.11  Current SEC Reports.  The Company shall have filed all statements, reports, schedules, forms and other documents required to be filed with the SEC since the date of this Agreement.

Section 7.  Conditions Precedent to Obligation of the Company

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1  Accuracy of Representations.

(a) Each of the Parent Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Each of the representations and warranties of Parent and Merger Sub (other than the Parent Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

7.2  Performance of Covenants.  The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3  Effectiveness of Registration Statement.  The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC.

7.4  Stockholder Approval.

(a) This Agreement shall have been duly adopted by the Required Company Stockholder Vote;

(b) The issuance of shares of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote; and

(c) Parent’s Certificate of Amendment shall have been duly adopted by the Required Amendment Vote.

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7.5  Documents.  The Company shall have received the following documents:

(a) a legal opinion of Wilson Sonsini Goodrich & Rosati, P.C., dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that: (i) in rendering such opinion, Wilson Sonsini Goodrich & Rosati, P.C. may rely upon the tax representation letters referred to in Section 5.9; and (ii) if Wilson Sonsini Goodrich & Rosati, P.C. does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward Kronish LLP renders such opinion to the Company); and

(b) a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2, 7.4(b), 7.6, 7.10 and 7.11 have been duly satisfied.

7.6  No Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, then in existence would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.7  Governmental Approvals.

(a) Any waiting period applicable to the consummation of the Merger under any applicable Antitrust Law (including the HSR Act) shall have expired or been terminated.

(b) Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under any applicable Antitrust Law or other Legal Requirement shall have been obtained and shall remain in full force and effect (other than any such Governmental Authorization or Consent under other Legal Requirements, the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect), and no such Governmental Authorization or other Consent so obtained shall require, contain or contemplate any term, limitation, condition or restriction that has or would reasonably be expected to have or result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

7.8  Listing.  The shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options and upon vesting of assumed and converted Company RSUs, shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Market.

7.9  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.10  No Governmental Litigation.  There shall not be pending any suit, action or judicial proceeding brought by, or overtly threatened by, a Governmental Body: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) relating to the Merger or the other Contemplated Transactions and that would reasonably be expected to materially and adversely affect the right or ability of Parent or any of the Avanex Corporations to own any of the material assets or materially limit the operation of the business of any of the Avanex Corporations; (d) seeking to compel any of the Avanex Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or business as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Avanex Corporations.

7.11  Current SEC Reports.  Parent shall have filed all statements, reports, schedules, forms and other documents required to be filed with the SEC since the date of this Agreement.

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Section 8.  Termination

8.1  Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of shares of Parent Common Stock in the Merger by Parent’s stockholders):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by July 26, 2009 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote;

(e) by either Parent or the Company if: (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the Merger and on Parent’s Certificate of Amendment; and (ii) either the issuance of shares of Parent Common Stock in the Merger or Parent’s Certificate of Amendment shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote or the Required Amendment Vote, as the case may be;

(f) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(g) by the Company (at any time prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote and the approval of Parent’s Certificate of Amendment by the Required Amendment Vote) if a Parent Triggering Event shall have occurred;

(h) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date all materiality qualifications limiting the scope of such representations and warranties shall be disregarded); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; or

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(i) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date all materiality qualifications limiting the scope of such representations and warranties shall be disregarded); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach.

8.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any intentional breach of this Agreement or fraud.

8.3  Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (i) the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto; and (ii) the filing by the parties hereto of any notice or other document under any applicable antitrust or competition Legal Requirement.

(b) If this Agreement is terminated: (i) by Parent pursuant to Section 8.1(f); or (ii) by Parent or the Company pursuant to Section 8.1(d), and in the case of clause “(ii)” of this sentence: (A) at or prior to the time of the termination of this Agreement an Acquisition Proposal with respect to an Avanex Corporation shall have been disclosed, announced, commenced, submitted or made and shall not have been withdrawn; and (B) on or prior to the first anniversary of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to an Avanex Corporation is consummated; or (2) a definitive agreement relating to an Acquisition Transaction with respect to an Avanex Corporation is entered into by an Avanex Corporation, then the Company shall pay to Parent, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $1,640,000 (the “Company Termination Fee”). The Company Termination Fee shall be paid as follows: (x) in the case of clause “(i)” of the preceding sentence, within two business days after termination of this Agreement; and (y) in the case of clause “(ii)” of the preceding sentence, within two business days after the first to occur of the consummation of the Acquisition Transaction or the entering into by an Avanex Corporation of the definitive agreement.

If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), then the Company shall pay to Parent in cash within two business days after the termination of this Agreement the amount of $1,000,000 in respect of Parent’s expenses in connection with this Agreement, which shall be credited against the fees payable pursuant to this Section 8.3(b), if any.

(c) If this Agreement is terminated: (i) by the Company pursuant to Section 8.1(g); or (ii) by Parent or the Company pursuant to Section 8.1(e), and in the case of clause “(ii)” of this sentence: (A) at or prior to the

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time of the termination of this Agreement an Acquisition Proposal with respect to a Bookham Corporation shall have been publicly disclosed or announced, and shall not have been withdrawn; and (B) on or prior to the first anniversary of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to a Bookham Corporation is consummated; or (2) a definitive agreement relating to an Acquisition Transaction with respect to a Bookham Corporation is entered into by a Bookham Corporation, then Parent shall pay to the Company, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $1,640,000 (the “Parent Termination Fee”). The Parent Termination Fee shall be paid as follows: (x) in the case of clause “(i)” of the preceding sentence, within two business days after termination of this Agreement; and (y) in the case of clause “(ii)” of the preceding sentence, within two business days after the first to occur of the consummation of the Acquisition Transaction or the entering into by a Bookham Corporation of the definitive agreement.

If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e), then Parent shall pay to the Company in cash within two business days after the termination of this Agreement the amount of $1,000,000 in respect of the Company’s expenses in connection with this Agreement, which shall be credited against the fees payable pursuant to this Section 8.3(c), if any.

(d) If a party fails to pay when due any amount payable by such party under this Section 8.3, then: (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (i) 350 basis points over the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Legal Requirements.

Section 9.  Miscellaneous Provisions

9.1  Amendment.  This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent’s stockholders); provided, however, that: (a) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirement requires further approval of the stockholders of the Company without the further approval of such stockholders; and (b) after any such approval of the issuance of shares of Parent Common Stock in the Merger by Parent’s stockholders, no amendment shall be made which by law or regulation of the NASDAQ Global Market requires further approval of Parent’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2  Waiver.

(a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

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(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3  No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4  Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that, except as superseded by this Agreement, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in this Agreement or in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5  Applicable Law; Jurisdiction; Specific Performance; Remedies.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.6  Disclosure Schedules.  The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. For purposes of this Agreement: (a) each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2; and (b) each statement or other item of information set forth in the Parent Disclosure Schedule shall be deemed to be a representation and warranty made by Parent in Section 3. The Company Disclosure Schedule and Parent Disclosure Schedule shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made. Any purported update or modification to the Company Disclosure Schedule or Parent Disclosure Schedule after the date hereof shall be disregarded.

9.7  Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8  Assignability; No Third Party Rights.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is

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intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) as specifically provided in Section 5.6 and (ii) after the Effective Time, with respect to the payment of consideration to holders of Company Common Stock pursuant to Section 1 hereof.

9.9  Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission before 5:00 p.m. Pacific Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. Pacific Time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Bookham, Inc.
2584 Junction Ave
San Jose, CA 95134
Tel: (408) 383-1400
Attention: Chief Executive Officer and General Counsel
Facsimile: (408) 904-4913

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish llp
5 Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Keith Flaum, Esq.
Facsimile: (650) 849-7400

if to the Company:

Avanex Corporation
40919 Encyclopedia Circle
Fremont, California 94538
Attention: Chief Executive Officer
Facsimile: (510) 897-4345

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: David J. Segre
Telephone No.: (650) 493-9300
Telecopy No.: (650) 493-6811

and

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market, Spear Tower
Suite 3300
San Francisco, CA 94105
Attention: Robert T. Ishii
Telephone No.: (415) 947-2000

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Telecopy No.: (415) 947-2099

9.10  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the fullest extent possible.

9.11  Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

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In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Bookham, Inc.

By:	/s/ Alain Couder
Name:     Alain Couder

Title:	President and Chief Executive Officer

Ultraviolet Acquisition Sub, Inc.

By:	/s/ Alain Couder
Name:     Alain Couder

Title:	President

Avanex Corporation

By:	/s/ Giovanni Barbarossa
Name:     Giovanni Barbarossa

Title:	CEO

Merger Agreement Signature Page

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Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

Acquisition Inquiry.  “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent or the Company) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal.  “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent or the Company) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction.  “Acquisition Transaction” with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Significant Subsidiaries is a constituent corporation and which would result in a third party beneficially owning 15% or more of any class of equity or voting securities of such Entity or any of its Significant Subsidiaries; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries; or (iii) in which such Entity or any of its Significant Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity or any of its Significant Subsidiaries (it being understood that in no event shall the sale, lease, exchange, transfer or disposition of the assets identified in Part A of the Parent Disclosure Schedule constitute an “Acquisition Transaction”); or

(c) any liquidation or dissolution of such Entity or any of its Significant Subsidiaries.

Agreement.  “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

Avanex Corporations.  “Avanex Corporations” shall mean: (a) the Company; and (b) each of the Company’s Subsidiaries.

Bookham Corporations.  “Bookham Corporations” shall mean: (a) Parent; and (b) each of Parent’s Subsidiaries.

COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code.  “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Affiliate.  “Company Affiliate” shall mean any Person under common control with any of the Avanex Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate.  “Company Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to any of the Avanex Corporations or any Company Affiliate.

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Company Board.  “Company Board” shall mean the Company’s board of directors.

Company Common Stock.  “Company Common Stock” shall mean the Common Stock, $.001 par value per share, of the Company.

Company Contract.  “Company Contract” shall mean any Contract: (a) to which any of the Avanex Corporations is a party; (b) by which any of the Avanex Corporations is bound or under which any of the Avanex Corporations has any obligation; or (c) under which any of the Avanex Corporations has any right or interest.

Company Designated Representations.  “Company Designated Representations” shall mean the representations and warranties set forth in Sections 2.3(a) (the first sentence only), 2.3(d)(i), 2.3(d)(iv), 2.3(g), 2.21, 2.22, 2.23, 2.25, 2.26 and 2.27.

Company Disclosure Schedule.  “Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee.  “Company Employee” shall mean any director or any officer or other employee of any of the Avanex Corporations.

Company Employee Agreement.  “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Avanex Corporations or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Avanex Corporation or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

Company Employee Plan.  “Company Employee Plan” shall mean each plan, program, policy, practice or Contract (including any Company Foreign Plan) providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Avanex Corporations or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Avanex Corporations or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

Company Equity Award.  “Company Equity Award” shall mean any Company Option or Company RSU.

Company Foreign Plan.  “Company Foreign Plan” shall mean any: (a) plan, program, policy, practice, Contract or other arrangement of any Avanex Corporation mandated by a Governmental Body outside the United States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside the United States.

Company IP.  “Company IP” shall mean: (a) all Intellectual Property Rights in or to the Company Products and all Intellectual Property Rights in or to Company Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Avanex Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company Material Adverse Effect.  “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of the Avanex Corporations taken as a whole; provided, however, that, in no event shall any Effects

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resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Avanex Corporations, taken as a whole; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Avanex Corporations, taken as a whole; (iii) changes in the trading price or trading volume of Company Common Stock, or the suspension of trading in or delisting of the Company’s securities on the Nasdaq Global Market (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v),” “(vi)” “(vii),” “(viii)” or “(ix)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume, or suspension or delisting, of Company Common Stock may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Company or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv),” “(vi),” “(vii)” “(viii)” or “(ix)”of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) any lawsuit commenced by a stockholder of the Company (in his, her or its capacity as a stockholder) directly resulting from the execution of this Agreement or the performance of the Contemplated Transactions; (vii) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; (viii) the taking of any action expressly required to be taken pursuant to this Agreement; or (ix) the items identified in Part A of the Company Disclosure Schedule; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement.

Company Option Plans.  “Company Option Plans” shall mean: (a) the Company’s 1998 Stock Plan; and (b) the Company’s 1999 Director Option Plan.

Company Options.  “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).

Company Pension Plan.  “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Preferred Stock.  “Company Preferred Stock” shall mean the Preferred Stock, $.001 par value per share, of the Company.

Company Product.  “Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Avanex Corporation; or (b) currently under development by or for any Avanex Corporation (whether or not in collaboration with another Person).

Company Product Software.  “Company Product Software” shall mean any software (regardless of whether such software is owned by an Avanex Corporation or licensed to an Avanex Corporation by a third party) contained or included in or provided with any Company Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.

Company RSU.  “Company RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to a Company Option Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

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Company Source Code.  “Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Avanex Corporations or otherwise used by any of the Avanex Corporations, including the Company Product Software.

Company Superior Offer.  “Company Superior Offer” shall mean an unsolicited bona fide written offer by a third party to purchase all of the outstanding shares of Company Common Stock (whether through a tender offer, merger or otherwise), that is determined by the Company Board, in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company’s stockholders than the Contemplated Transactions determined on a basis of long-term value, without consideration of short-term changes in stock price or trading volume in and of itself.

Company Triggering Event.  A “Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board shall have failed to recommend that the Company’s stockholders vote to adopt the Agreement, or shall have withdrawn or shall have modified in a manner adverse to Parent the Company Board Recommendation; (b) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the Company Board Recommendation or a statement to the effect that the Company Board has determined and believes that the Merger is advisable to, and in the best interests of, the Company’s stockholders; (c) the Company Board fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Merger is in the best interests of the Company’s stockholders, within 10 business days after Parent requests in writing that such recommendation or determination be reaffirmed; (d) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal; (e) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (g) an Acquisition Proposal with respect to an Avanex Corporation is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within 10 business days after such Acquisition Proposal is announced; or (h) the Company shall have breached in any material respect any material provision of Section 4.4(a) or Section 5.2 of the Agreement.

Company Unaudited Balance Sheet.  “Company Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2008 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

Company Warrant.  “Company Warrant” shall mean each warrant to purchase shares of Company Common Stock (or exercisable for cash).

Confidentiality Agreement.  “Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement dated as of October 7, 2008, between the Company and Parent.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions.  “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement, the Company Stockholder Voting Agreements, the Parent Stockholder Voting Agreements and the Rights Agreement Amendment.

Contract.  “Contract” shall mean any written agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking, written or oral.

DGCL.  “DGCL” shall mean the Delaware General Corporation Law.

DOL.  “DOL” shall mean the United States Department of Labor.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license,

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security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Form S-4 Registration Statement.  “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

GAAP.  “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization.  “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Global Market).

HSR Act.  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property.  “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights.  “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses ‘‘(a)” through “(e)” above.

IRS.  “IRS” shall mean the United States Internal Revenue Service.

Joint Proxy Statement/Prospectus.  “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting and to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

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Knowledge.  “Knowledge” of a party shall mean the actual knowledge of an executive officer (as such term is defined under the rules promulgated by the SEC) of such party and: (a) with respect to the Company shall also include the following (to the extent not covered by the preceding sentence): Giovanni Barbarossa, Mark Weinswig, Myo Ohn, “Lynn “Scott” Parker, Richard Smart, David Parker, Ken Johnson, Sam Pakdel (but only with respect to Sections 2.8, 2.17 and 2.18), Leo Higashi (but only with respect to Section 2.10), Christopher Lin (but only with respect to Section 2.9) and Mark Gordon (but only with respect to Sections 2.4 and 2.15); and (b) with respect to Parent shall include the following (to the extent not covered by the preceding sentence): Alain Couder; Jim Haynes, Adrian Meldrum, Jerry Turin, Yves LeMaitre, Kathy Zwickert, Kate Rundle, Andy Thompson, Keith Borders, Andy Carter, Chris Clarke, Adam Price, Topher Croddy.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Global Market).

Made Available.  Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” shall mean that: (a) with respect to information, document or other material Made Available by the Company: (i) (A) such information, document or material was made available by the Company for review by Parent or Parent’s Representatives for a reasonable period of time prior to the execution of the Agreement in the virtual data room maintained by the Company with IntraLinks in connection with the Contemplated Transactions contemplated (it being understood that a document that was only made available for review in the virtual data room in the two days prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable period of time if the Company shall have promptly notified Parent or its outside legal counsel that such document was uploaded into the virtual data room); and (B) Parent and Parent’s Representatives had access to such information, document or material throughout the entire period of time such information, document or other material was in such virtual data room; or (ii) such information, document or material was made available by the Company for review by selected Representatives of Parent for a reasonable period of time prior to the execution of the Agreement in a physical data room maintained by the Company at the offices of Wilson Sonsini Goodrich & Rosati in 650 Page Mill Road in Palo Alto, California in connection with the Contemplated Transactions (it being understood that a document that was only made available for review in the physical data room in the two days prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable period of time if the Company shall have promptly notified Parent or its outside legal counsel that such document was added to the physical data room); and (b) with respect to information, document or other material Made Available by Parent: (i) (A) such information, document or material was made available by Parent for review by the Company or the Company’s Representatives for a reasonable period of time prior to the execution of the Agreement in the virtual data room maintained by Parent with Merrill DataSite in connection with the Contemplated Transactions (it being understood that a document that was only made available for review in the virtual data room in the two days prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable period of time if Parent shall have promptly notified the Company or its outside legal counsel that such document was uploaded into the virtual data room); and (B) the Company and the Company’s Representatives had access to such information, document or material throughout the entire period of time such information, document or other material was in such virtual data room; or (ii) such information, document or material was made available by Parent for review by selected Representatives of the Company for a reasonable period of time prior to the execution of the Agreement in a physical data room maintained by Parent at the Parent’s offices in 2584 Junction Ave., San Jose, California in connection with the Contemplated Transactions (it being understood that a document that was only made available for review in

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the physical data room in the two days prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable period of time if Parent shall have promptly notified the Company or its outside legal counsel that such document was added to the physical data room).

Order.  “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Affiliate.  “Parent Affiliate” shall mean any Person under common control with any of the Bookham Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Parent Associate.  “Parent Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to any of the Bookham Corporations or any Parent Affiliate.

Parent Board.  “Parent Board” shall mean Parent’s board of directors.

Parent Common Stock.  “Parent Common Stock” shall mean the Common Stock, $.01 par value per share, of Parent.

Parent Contract.  “Parent Contract” shall mean any Contract: (a) to which any of the Bookham Corporations is a party; (b) by which any of the Bookham Corporations or any asset of any of the Bookham Corporations is bound or under which any of the Bookham Corporations has any obligation; or (c) under which any of the Bookham Corporations has any right or interest.

Parent Designated Representations.  “Parent Designated Representations” shall mean the representations and warranties set forth in Sections 3.3(a) (the first sentence only), 3.3(c)(i), 3.3(c)(iii), 3.3(f), 3.21, 3.22, 3.24 and 3.25.

Parent Disclosure Schedule.  “Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

Parent Employee.  “Parent Employee” shall mean any director or any officer or any other employee of any of the Bookham Corporations.

Parent Employee Agreement.  “Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Bookham Corporations; and (b) any Parent Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Bookham Corporation to make any severance, termination, change in control or similar payment or to provide any benefit.

Parent Employee Plan.  “Parent Employee Plan” shall mean any plan, program, policy, practice or Contract (including any Parent Foreign Plan) providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Bookham Corporations for the benefit of any Parent Employee; or (b) with respect to which any of the Bookham Corporations has or may incur or become subject to any liability or obligation; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan.

Parent Equity Award.  “Parent Equity Award” shall mean any Parent Option or Parent RSU.

Parent ESPP.  “Parent ESPP” shall mean Parent’s 2004 Employee Stock Purchase Plan.

Parent Foreign Plan.  “Parent Foreign Plan” shall mean any: (a) plan, program, policy, practice, Contract or other arrangement of any Bookham Corporation mandated by a Governmental Body outside the United States; (b) Parent Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside

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the United States; or (c) Parent Employee Plan that covers or has covered any Parent Associate whose services are or have been performed primarily outside the United States.

Parent IP.  “Parent IP” shall mean: (a) all Intellectual Property Rights in or to the Parent Products and all Intellectual Property Rights in or to Parent Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Bookham Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Parent Material Adverse Effect.  “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) conditions generally affecting the industries in which Parent participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Bookham Corporations, taken as a whole; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Bookham Corporations, taken as a whole; (iii) changes in the trading price or trading volume of Parent Common Stock, or the suspension of trading in or delisting of the Parent’s securities on the Nasdaq Global Market (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v),” “(vi),” “(vii),” “(viii)” or “(ix)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume, or suspension or delisting, of Parent Common Stock may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Parent or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv),” “(vi),” “(vii),” “(viii)” or “(ix)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (vi) any lawsuit commenced by a stockholder of Parent (in his, her or its capacity as a stockholder) directly resulting from the execution of this Agreement or the performance of the Contemplated Transactions; (vii) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; (viii) the taking of any action expressly required to be taken pursuant to this Agreement; or (ix) the items identified in Part B of the Parent Disclosure Schedule; or (b) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement.

Parent Option Plans.  “Parent Option Plans” shall mean: (a) Parent’s 2004 Amended and Restated Stock Incentive Plan; (b) Bookham Technology plc’s 1998 Employee Share Option Scheme; and (c) New Focus Inc.’s 1999 Stock Plan; and (d) New Focus Inc.’s 2000 Stock Plan.

Parent Options.  “Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Option Plans, assumed by Parent or otherwise).

Parent Pension Plan.  “Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Parent Preferred Stock.  “Parent Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of Parent.

Parent Product.  “Parent Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Bookham

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Corporation; or (b) currently under development by or for any Bookham Corporation (whether or not in collaboration with another Person).

Parent Proposal.  “Parent Proposal” shall mean each of the following proposals: (a) a possible reverse stock split to the extent that the Parent Board desires to consider effecting a reverse stock split, including any amendment to the Parent’s Certificate of Incorporation to affect such split; (b) an increase in the authorized number of shares of Parent Common Stock, including any amendment to the Parent’s Certificate of Incorporation to affect such increase; and (c) a change of Parent’s name following the Merger pursuant to Section 5.17 of the Agreement, including any change to the Parent’s Certificate of Incorporation to affect such change.

Parent Product Software.  “Parent Product Software” shall mean any software (regardless of whether such software is owned by an Bookham Corporation or licensed to an Bookham Corporation by a third party) contained or included in or provided with any Parent Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Parent Product.

Parent RSU.  “Parent RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to a Parent Option Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Parent Source Code.  “Parent Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Bookham Corporations or otherwise used by any of the Bookham Corporations, including the Parent Product Software.

Parent Superior Offer.  “Parent Superior Offer” shall mean an unsolicited bona fide written offer by a third party to purchase all of the outstanding shares of Parent Common Stock (whether through a tender offer, merger or otherwise), that is determined by the Parent Board, in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to Parent’s stockholders than the Contemplated Transactions determined on a basis of long-term value, without consideration of short-term changes in stock price or trading volume in and of itself.

Parent Triggering Event.  A “Parent Triggering Event” shall be deemed to have occurred if: (a) the Parent Board shall have failed to recommend that Parent’s stockholders vote to approve the issuance of shares of Parent Common Stock in the Merger and Parent’s Certificate of Amendment, or shall have withdrawn or shall have modified in a manner adverse to the Company the Parent Board Recommendation; (b) Parent shall have failed to include in the Joint Proxy Statement/Prospectus the Parent Board Recommendation or a statement to the effect that the Parent Board has determined and believes that the Merger and Parent’s Certificate of Amendment are advisable to, and in the best interests of, the Parent’s stockholders; (c) the Parent Board fails to reaffirm the Parent Board Recommendation, or fails to reaffirm its determination that the Merger and Parent’s Certificate of Amendment are in the best interests of Parent’s stockholders, within 10 business days after the Company requests in writing that such recommendation or determination be reaffirmed; (d) the Parent Board shall have approved, endorsed or recommended any Acquisition Proposal; (e) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (f) a tender or exchange offer relating to securities of Parent shall have been commenced and Parent shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that Parent recommends rejection of such tender or exchange offer; (g) an Acquisition Proposal with respect to a Bookham Corporation is publicly announced, and Parent fails to issue a press release announcing its opposition to such Acquisition Proposal within 10 business days after such Acquisition Proposal is announced; or (h) Parent shall have breached in any material respect any material provision of Section 4.4(b) or Section 5.3 of the Agreement.

Parent Unaudited Balance Sheet.  “Parent Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of September 27, 2008 included in Parent’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2008.

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Parent Warrant.  “Parent Warrant” shall mean each warrant to purchase shares of Parent Common Stock (or exercisable for cash).

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Registered IP.  “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives.  “Representatives” shall mean directors, officers, employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

Sarbanes-Oxley Act.  “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Significant Subsidiary.  “Significant Subsidiary” with respect to an Entity shall mean any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Tax.  “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

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Exhibits

Exhibit A	—	Certain Definitions
Exhibit B	—	Form of Certificate of Incorporation of Surviving Corporation
Exhibit C	—	Form of Bylaws of Surviving Corporation

Schedules

Schedule 5.13	—	Structure of Parent Board Immediately Following the Effective Time

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Schedule 5.13

Immediately following the Closing the Parent Board shall consist of the following members, in each case such member of the board will hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or proper removal in accordance with the Parent’s certificate of incorporation and bylaws and/or applicable Legal Requirements:

Class I (which is up for election in 2011, subject to the recital of this Schedule 5.13)—

Two members to be chosen by Parent (in its sole discretion), or, to the extent any such person determines not to serve (or is unable to serve) as a member of the board, another person designated by Parent

Giovanni Barbarossa, or, to the extent such person determines not to serve (or is unable to serve) as a member of the board, another person designated by the Company

Class II (which is up for election in 2009, subject to the recital of this Schedule 5.13)—

Greg Dougherty, or, to the extent such person determines not to serve (or is unable to serve) as a member of the board, another person designated by the Company

One member to be chosen by Parent (in its sole discretion), or, to the extent any such person determines not to serve (or is unable to serve) as a member of the board, another person designated by Parent

Class III (which is up for election in 2010, subject to the recital of this Schedule 5.13)—

Joel Smith, or, to the extent such person determines not to serve (or is unable to serve) as a member of the board, another person designated by the Company

One member to be chosen by Parent (in its sole discretion), or, to the extent any such person determines not to serve (or is unable to serve) as a member of the board, another person designated by Parent

Chairman of Parent Board — Bernard Couillaud (to the extent he becomes a director immediately following the Effective Time)

Audit Committee of Parent Board shall consist of:

Lori Holland (Chair) (to the extent she becomes a director immediately following the Effective Time)

Other members of the Audit Committee (one of which shall be either Greg Dougherty or Joel Smith) will be appointed by the Parent Board following the Effective Time

Compensation Committee of Parent Board shall consists of:

Greg Dougherty (Chair) (to the extent he becomes a director immediately following the Effective Time)

Other members of the Compensation Committee will be appointed by the Parent Board following the Effective Time

Nominating and Corporate Governance Committee of Parent Board shall consists of:

Joel Smith (Chair) (to the extent he becomes a director immediately following the Effective Time)

Other members of the Nominating and Corporate Governance Committee will be appointed by the Parent Board following the Effective Time

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Annex B

VOTING AGREEMENT

This Voting Agreement (“Voting Agreement”) is entered into as of January 27, 2009, by and between Bookham, Inc., a Delaware corporation (“Parent”), and            (“Stockholder”).

Recitals

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of Avanex Corporation, a Delaware corporation (the “Company”).

B. Parent, Ultraviolet Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”). Capitalized terms used but not otherwise defined in this Voting Agreement have the meanings assigned to such terms in the Merger Agreement.

C. In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive 5.426 shares of Parent Common Stock.

D. Stockholder is entering into this Voting Agreement in order to induce Parent to enter into the Merger Agreement and cause the Merger to be consummated.

Agreement

The parties to this Voting Agreement, intending to be legally bound, agree as follows:

Section 1.  Certain Definitions

For purposes of this Voting Agreement:

(a) “Expiration Date” shall mean the earlier of: (i) the date on which the Merger Agreement is validly terminated pursuant to Section 8 thereof; (ii) the date upon which the Merger becomes effective; or (iii) such date and time as any amendment or change to the Merger Agreement is effected without the Stockholder’s consent that (A) decreases the Exchange Ratio or (B) materially and adversely affects the Stockholder.

(b) Stockholder shall be deemed to “Own” or to have acquired ‘‘Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(c) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Voting Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Voting Period.

(d) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

Annex B-1

(e) “Voting Period” shall mean the period commencing on the date of this Voting Agreement and ending on the earlier of: (i) the date on which the Merger Agreement is validly terminated; and (ii) the date on which a final vote is taken by the stockholders of the Company on a proposal to adopt the Merger Agreement.

Section 2.  Transfer of Subject Securities and Voting Rights

2.1  Restriction on Transfer of Subject Securities.  Subject to Section 2.3, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected; provided, however, that nothing contained in this Voting Agreement will be deemed to restrict the ability of Stockholder to exercise any Company Options held by Stockholder prior to the Expiration Date.

2.2  Restriction on Transfer of Voting Rights.  During the Voting Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted inconsistent with this Voting Agreement, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3  Permitted Transfers.  Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual: (i) to any member of Stockholder’s immediate family; or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; or (ii) upon the death of Stockholder; (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Voting Agreement; or (c) pursuant to any Rule 10b5-1 plan in effect as of the date of this Voting Agreement.

Section 3.  Voting of Shares

3.1  Voting Covenant.  Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause any issued and outstanding shares of Company Common Stock Owned by Stockholder as of the record date with respect to such meeting or consent:

(a)	in favor of the adoption of the Merger Agreement; and

(b) against any Acquisition Proposal with respect to an Avanex Corporation.

Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)” or clause “(b)” of the preceding sentence.

3.2  Proxy.

(a) Contemporaneously with the execution of this Voting Agreement, Stockholder shall deliver to Parent a proxy in the form attached to this Voting Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times during the Voting Period) with respect to the shares referred to therein (the “Proxy”).

(b) Stockholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Subject Securities that is inconsistent with this Voting Agreement or otherwise take any other action with respect to the Subject Securities that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

Section 4.  Representations and Warranties of Stockholder

Stockholder hereby represents and warrants to Parent as follows:

4.1  Authorization, etc.  Stockholder has the power, authority and capacity to execute and deliver this Voting Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This

Annex B-2

Voting Agreement and the Proxy have been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Voting Agreement by Parent, constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2  No Conflicts or Consents.

(a) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not, require any Consent of any Person.

4.3  Title to Securities.  As of the date of this Voting Agreement: (a) Stockholder holds of record (free and clear of any Encumbrances) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any Encumbrances) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

4.4  Accuracy of Representations.  The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement, and will be accurate in all respects at all times prior to the Expiration Date as if made as of any such time or date.

Section 5.  Miscellaneous

5.1  Stockholder Information.  Stockholder hereby agrees to permit Parent, the Company and Merger Sub to publish and disclose in the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Voting Agreement.

5.2  Further Assurances.  From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Voting Agreement.

5.3  Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

5.4  Notices.  Any notice or other communication under this Voting Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and

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receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Voting Agreement:

if to Stockholder:

at the address set forth on the signature page hereof; and
if to Parent:
Bookham, Inc.
2584 Junction Ave
San Jose, CA 95134
Tel:  (408) 383-1400
Attention:  Chief Executive Officer and General Counsel
Facsimile:  (408) 904-4913

5.5  Severability.  Any term or provision of this Voting Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Voting Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.6  Entire Agreement.  This Voting Agreement, the Proxy, the Merger Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

5.7  Amendments.  This Voting Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

5.8  Assignment; Binding Effect; No Third Party Rights.  Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Voting Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

5.9  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.10  Attorneys’ Fees.  If any Legal Proceeding relating to this Voting Agreement or the enforcement of any provision of this Voting Agreement is brought against Stockholder, the prevailing party shall be entitled to

Annex B-4

recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.11  Non-Exclusivity.  The rights and remedies of Parent under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5.12  Governing Law; Jurisdiction; Waiver of Jury Trial.  This Voting Agreement and the Proxy shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Voting Agreement, the Proxy or any of the transactions contemplated by this Voting Agreement or the Proxy, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; (b) irrevocably waives the right to trial by jury; and (c) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which Stockholder or Parent, as the case may be, is to receive notice in accordance with Section 5.4.

5.13  Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Voting Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Voting Agreement (in counterparts or otherwise) by facsimile or electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Voting Agreement.

5.14  Captions.  The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

5.15  Waiver.  Subject to the remainder of this Section 5.15, at any time prior to the Expiration Date, any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Voting Agreement; (b) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Voting Agreement or in any document delivered pursuant to this Voting Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Voting Agreement. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Voting Agreement, or any power, right, privilege or remedy of Parent under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.16  Independence of Obligations.  The covenants and obligations of Stockholder set forth in this Voting Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Voting Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Voting Agreement.

5.17  Other Capacities.  Notwithstanding any provision of this Voting Agreement to the contrary, nothing in this Voting Agreement shall limit or restrict Stockholder from acting in good faith in

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Stockholder’s capacity as a director or officer of the Company (it being understood that this Voting Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company).

5.18  Construction.

(a) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

(c) As used in this Voting Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Voting Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

[Remainder of page intentionally left blank.]

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In Witness Whereof, Parent and Stockholder have caused this Voting Agreement to be executed as of the date first written above.
Bookham, Inc.

By

Title

Stockholder

Signature

Printed Name

Address:

Facsimile:

Additional Securities
Shares Held of Record	Options and Other Rights	Beneficially Owned

Signature Page to Voting Agreement

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Exhibit A

Form of Irrevocable Proxy

Annex B-8

Irrevocable Proxy

The undersigned stockholder (the “Stockholder”) of Avanex Corporation, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Kate Rundle, Jerry Turin and Bookham, Inc., a Delaware corporation (“Parent”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy. (The shares of the capital stock of the Company referred to in the immediately preceding sentence are referred to as the “Shares.”) Upon the execution of this proxy, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies inconsistent with this Proxy will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, Ultraviolet Acquisition Sub, Inc., a wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”). This proxy will terminate on the Expiration Date (as defined in the Voting Agreement).

Prior to the Expiration Date, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote any Shares owned by the undersigned, at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(a) in favor of the adoption of the Merger Agreement; and

(b) against any Acquisition Proposal with respect to an Avanex Corporation (as such terms are defined in the Merger Agreement).

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this proxy or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this proxy so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

[Signature page follows]

Proxy

Annex B-9

Dated: , 2009	Stockholder

Signature
Printed Name
Number of shares of common stock of the Company owned of record as of the date of this proxy:

Proxy

Annex B-10

Annex C

VOTING AGREEMENT

This Voting Agreement (“Voting Agreement”) is entered into as of January 27, 2009, by and between Avanex Corporation, a Delaware corporation (the “Company”), and            (“Stockholder”).

Recitals

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of Bookham, Inc., a Delaware corporation (the “Parent”).

B. Parent, Ultraviolet Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”). Capitalized terms used but not otherwise defined in this Voting Agreement have the meanings assigned to such terms in the Merger Agreement.

C. In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive 5.426 shares of Parent Common Stock.

D. Stockholder is entering into this Voting Agreement in order to induce the Company to enter into the Merger Agreement and cause the Merger to be consummated.

Agreement

The parties to this Voting Agreement, intending to be legally bound, agree as follows:

Section 1.  Certain Definitions

For purposes of this Voting Agreement:

(a) “Expiration Date” shall mean the earlier of: (i) the date on which the Merger Agreement is validly terminated pursuant to Section 8 thereof; (ii) the date upon which the Merger becomes effective; or (iii) such date and time as any amendment or change to the Merger Agreement is effected without the Stockholder’s consent that (A) increases the Exchange Ratio or (B) materially and adversely affects the Stockholder.

(b) Stockholder shall be deemed to “Own” or to have acquired ‘‘Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(c) “Subject Securities” shall mean: (i) all securities of Parent (including all shares of Parent Common Stock and all options, warrants and other rights to acquire shares of Parent Common Stock) Owned by Stockholder as of the date of this Voting Agreement; and (ii) all additional securities of Parent (including all additional shares of Parent Common Stock and all additional options, warrants and other rights to acquire shares of Parent Common Stock) of which Stockholder acquires Ownership during the Voting Period.

(d) A Person shall be deemed to have affected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than the Company; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than the Company; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(e) “Voting Period” shall mean the period commencing on the date of this Voting Agreement and ending on the earlier of: (i) the date on which the Merger Agreement is validly terminated; and (ii) the date on which

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a final vote is taken by the stockholders of Parent on a proposal to issue the Parent Common Stock pursuant to the Merger Agreement.

Section 2.  Transfer of Subject Securities and Voting Rights

2.1  Restriction on Transfer of Subject Securities.  Subject to Section 2.3, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected; provided, however, that nothing contained in this Voting Agreement will be deemed to restrict the ability of Stockholder to exercise any Parent Options held by Stockholder prior to the Expiration Date.

2.2  Restriction on Transfer of Voting Rights.  During the Voting Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted inconsistent with this Voting Agreement, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3  Permitted Transfers.  Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual: (i) to any member of Stockholder’s immediate family; or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; or (ii) upon the death of Stockholder; (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Voting Agreement; or (c) pursuant to any Rule 10b5-1 plan in effect as of the date of this Voting Agreement.

Section 3.  Voting of Shares

3.1  Voting Covenant.  Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of Parent, however called, and in any written action by consent of stockholders of Parent, unless otherwise directed in writing by the Company, Stockholder shall cause any issued and outstanding shares of Parent Common Stock Owned by Stockholder as of the record date with respect to such meeting or consent:

(a) in favor of the issuance of shares of Parent Common Stock pursuant to the Merger Agreement; and

(b) against any Acquisition Proposal with respect to a Bookham Corporation.

Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)” or clause “(b)” of the preceding sentence.

3.2  Proxy.

(a) Contemporaneously with the execution of this Voting Agreement, Stockholder shall deliver to the Company a proxy in the form attached to this Voting Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times during the Voting Period) with respect to the shares referred to therein (the “Proxy”).

(b) Stockholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Subject Securities that is inconsistent with this Voting Agreement or otherwise take any other action with respect to the Subject Securities that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

Section 4.  Representations and Warranties of Stockholder

Stockholder hereby represents and warrants to the Company as follows:

4.1  Authorization, etc.  Stockholder has the power, authority and capacity to execute and deliver this Voting Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Voting Agreement and the Proxy have been duly executed and delivered by Stockholder and, assuming the due

Annex C-2

authorization, execution and delivery of this Voting Agreement by the Company, constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2  No Conflicts or Consents.

(a) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not, require any Consent of any Person.

4.3  Title to Securities.  As of the date of this Voting Agreement: (a) Stockholder holds of record (free and clear of any Encumbrances) the number of outstanding shares of Parent Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any Encumbrances) the options, warrants and other rights to acquire shares of Parent Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of Parent set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of Parent, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of Parent, other than the shares and options, warrants and other rights set forth on the signature page hereof.

4.4  Accuracy of Representations.  The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement, and will be accurate in all respects at all times prior to the Expiration Date as if made as of any such time or date.

Section 5.  Miscellaneous

5.1  Stockholder Information.  Stockholder hereby agrees to permit Parent, the Company and Merger Sub to publish and disclose in the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus Stockholder’s identity and ownership of shares of Parent Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Voting Agreement.

5.2  Further Assurances.  From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Voting Agreement.

5.3  Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

5.4  Notices.  Any notice or other communication under this Voting Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address

Annex C-3

set forth below, or to such other address as any party shall provide by like notice to the other parties to this Voting Agreement:

if to Stockholder:

at the address set forth on the signature page hereof; and

if to the Company:

Avanex Corporation
40919 Encyclopedia Circle
Fremont, California 94538
Attention: Chief Executive Officer
Facsimile: (510) 897-4345

5.5  Severability.  Any term or provision of this Voting Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Voting Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.6  Entire Agreement.  This Voting Agreement, the Proxy, the Merger Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

5.7  Amendments.  This Voting Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company and Stockholder.

5.8  Assignment; Binding Effect; No Third Party Rights.  Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of the Company and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Voting Agreement is intended to confer on any Person (other than the Company and its successors and assigns) any rights or remedies of any nature.

5.9  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement or in the Proxy, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither the Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.10  Attorneys’ Fees.  If any Legal Proceeding relating to this Voting Agreement or the enforcement of any provision of this Voting Agreement is brought against Stockholder, the prevailing party shall be entitled to

Annex C-4

recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.11  Non-Exclusivity.  The rights and remedies of the Company under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5.12  Governing Law; Jurisdiction; Waiver of Jury Trial.  This Voting Agreement and the Proxy shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Voting Agreement, the Proxy or any of the transactions contemplated by this Voting Agreement or the Proxy, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; (b) irrevocably waives the right to trial by jury; and (c) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which Stockholder or the Company, as the case may be, is to receive notice in accordance with Section 5.4.

5.13  Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Voting Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Voting Agreement (in counterparts or otherwise) by facsimile or electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Voting Agreement.

5.14  Captions.  The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

5.15  Waiver.  Subject to the remainder of this Section 5.15, at any time prior to the Expiration Date, any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Voting Agreement; (b) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Voting Agreement or in any document delivered pursuant to this Voting Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Voting Agreement. No failure on the part of the Company to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim available to the Company arising out of this Voting Agreement, or any power, right, privilege or remedy of the Company under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.16  Independence of Obligations.  The covenants and obligations of Stockholder set forth in this Voting Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and Parent or the Company, on the other. The existence of any claim or cause of action by Stockholder against Parent or the Company shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Voting Agreement shall limit any of the rights or remedies of the Company under the Merger Agreement, or any of the rights or remedies of the Company or any of the obligations of Stockholder under any agreement between Stockholder and the Company or any certificate or instrument executed by Stockholder in favor of the Company; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of the Company or any of the obligations of Stockholder under this Voting Agreement.

5.17  Other Capacities.  Notwithstanding any provision of this Voting Agreement to the contrary, nothing in this Voting Agreement shall limit or restrict Stockholder from acting in good faith in Stockholder’s

Annex C-5

capacity as a director or officer of Parent (it being understood that this Voting Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Parent).

5.18  Construction.

(a) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

(c) As used in this Voting Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Voting Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

[Remainder of page intentionally left blank.]

Annex C-6

In Witness Whereof, the Company and Stockholder have caused this Voting Agreement to be executed as of the date first written above.
Avanex Corporation

By

Title

Stockholder

Signature

Printed Name

Address:

Facsimile:

Additional Securities
Shares Held of Record	Options and Other Rights	Beneficially Owned

Signature Page to Voting Agreement

Annex C-7

Exhibit A

Form of Irrevocable Proxy

Proxy

Annex C-8

Irrevocable Proxy

The undersigned stockholder (the “Stockholder”) of Bookham, Inc., a Delaware corporation (“Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Giovanni Barbarossa, Mark Weinswig and Avanex Corporation, a Delaware corporation (“the Company”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to the outstanding shares of capital stock of Parent owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy. (The shares of the capital stock of Parent referred to in the immediately preceding sentence are referred to as the “Shares.”) Upon the execution of this proxy, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies inconsistent with this Proxy will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, between the Company and the Stockholder (the “Voting Agreement”), and is granted in consideration of the Company entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, Ultraviolet Acquisition Sub, Inc., a wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”). This proxy will terminate on the Expiration Date (as defined in the Voting Agreement).

Prior to the Expiration Date, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote any Shares owned by the undersigned, at any meeting of the stockholders of Parent, however called, and in connection with any written action by consent of stockholders of Parent:

(a) in favor of the issuance of shares of Parent Common Stock (as defined in the Merger Agreement) pursuant to the Merger Agreement; and

(b) against any Acquisition Proposal with respect to a Bookham Corporation (as such terms are defined in the Merger Agreement).

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this proxy or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this proxy so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Proxy

Dated:          , 2009                                                             Stockholder

Signature

Printed Name

Number of shares of common stock of Parent owned of record as of the date of this proxy:

Annex C-9

Annex D

Board of Directors
Bookham, Inc.
2584 Junction Avenue
San Jose, California 95134

Members of the Board:	January 27, 2009

You have requested our opinion as to the fairness, from a financial point of view, to Bookham, Inc. (“Bookham”) of the Exchange Ratio (defined below) set forth in the Agreement and Plan of Merger and Reorganization, dated as of January 27, 2009 (the “Merger Agreement”), among Bookham, Avanex Corporation (“Avanex”) and Ultraviolet Acquisition Sub, Inc., a wholly owned subsidiary of Bookham (“Acquisition Sub”). As more fully described in the Merger Agreement, (i) Acquisition Sub will be merged with and into Avanex (the “Merger”), (ii) Avanex will become a wholly owned subsidiary of Bookham, and (iii) each outstanding share of the common stock, par value $0.001 per share, of Avanex (“Avanex Common Stock”) will be converted into the right to receive 5.426 shares (the “Exchange Ratio”) of the common stock, par value $0.0001 per share, of Bookham (“Bookham Common Stock”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Bookham and certain senior officers and other representatives and advisors of Avanex concerning the businesses, operations and prospects of Bookham and Avanex. We examined certain publicly available business and financial information relating to Bookham and Avanex as well as certain financial forecasts and other information and data relating to Bookham and Avanex which were provided to or discussed with us by the respective managements of Bookham and Avanex, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Bookham and Avanex to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Bookham Common Stock and Avanex Common Stock; the historical and projected earnings and other operating data of Bookham and Avanex; and the capitalization and financial condition of Bookham and Avanex. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Bookham and Avanex. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Bookham and Avanex that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Bookham and Avanex provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of Bookham and Avanex that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Bookham and Avanex as to the future financial performance of Bookham and Avanex, the potential strategic implications and operational benefits anticipated to result from the Merger and the other matters covered thereby, and we have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. We were informed by the respective managements of Bookham and Avanex that financial projections did not exist for any period after March 31, 2010 and therefore, with the consent of the management of Bookham, we did not perform discounted cash flow analyses with respect to Bookham or Avanex.

Annex D-1

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Bookham, Avanex or the contemplated benefits of the Merger. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of Bookham and Avanex. We are not expressing any opinion as to what the value of the Bookham Common Stock actually will be when issued pursuant to the Merger or the price at which the Bookham Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Bookham or Avanex nor have we made any physical inspection of the properties or assets of Bookham or Avanex. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Bookham, nor were we requested to consider, and our opinion does not address, the underlying business decision of Bookham to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Bookham or the effect of any other transaction in which Bookham might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Bookham in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided services to Bookham unrelated to the proposed Merger, for which services we and such affiliates have received compensation, including, without limitation, acting as sole bookrunner of Bookham’s offering of Bookham Common Stock in November 2007. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Bookham and Avanex for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Bookham, Avanex and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Bookham in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Bookham.

Very truly yours,

/s/  Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

Annex D-2

Annex E

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

January 27, 2009

The Board of Directors
Avanex Corporation
40919 Encyclopedia Circle
Fremont, California 94538

Members of the Board of Directors:

We understand that Avanex Corporation (“Avanex”) proposes to enter into the Agreement and Plan of Merger and Reorganization, dated as of January 27, 2009 (the “Agreement”), among Bookham, Inc. (“Bookham”), Ultraviolet Acquisition Sub, Inc., a wholly owned subsidiary of Bookham (“Merger Sub”), and Avanex, pursuant to which, among other things, Merger Sub will merge with and into Avanex (the “Merger”) and each outstanding share of the common stock, par value $0.001 per share, of Avanex (“Avanex Common Stock”) will be converted into the right to receive 5.426 (the “Exchange Ratio”) shares of the common stock, par value $0.01 per share, of Bookham (“Bookham Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Avanex Common Stock of the Exchange Ratio provided for in the Merger.

In connection with this opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to Avanex and Bookham;

(ii) reviewed certain internal financial and operating information with respect to the business, operations and prospects of Avanex furnished to or discussed with us by the management of Avanex, including certain financial forecasts relating to Avanex prepared by the management of Avanex through the period ending March 31, 2010 (such forecasts, the “Avanex Forecasts”) and an alternative version thereof prepared by the management of Avanex reflecting lower growth assumptions (such adjusted forecasts, the “Adjusted Avanex Forecasts”), and discussed with the management of Avanex its assessments as to the relative likelihood of achieving the future financial results reflected in the Avanex Forecasts and the Adjusted Avanex Forecasts;

(iii) reviewed certain internal financial and operating information with respect to the business, operations and prospects of Bookham furnished to or discussed with us by the management of Bookham, including certain financial forecasts relating to Bookham prepared by the management of Bookham through the period ending March 31, 2010 (such forecasts, the “Bookham Forecasts”) and an alternative version thereof prepared by the management of Bookham reflecting lower growth assumptions (such adjusted forecasts, the “Adjusted Bookham Forecasts”), and discussed with the management of Bookham its assessments as to the relative likelihood of achieving the future financial results reflected in the Bookham Forecasts and the Adjusted Bookham Forecasts;

(iv) discussed with members of senior managements of, and representatives of legal, bankruptcy and accounting advisors to, Avanex and Bookham certain matters pertaining to the bankruptcy filing of Nortel Networks Corporation (“Nortel” and, such filing, the “Nortel Bankruptcy”), including, without limitation, their assessments as to the potential impact of the Nortel Bankruptcy on Avanex, Bookham and the combined company;

(v) reviewed certain sensitivities to the Avanex Forecasts prepared by the management of Avanex and certain sensitivities to the Bookham Forecasts prepared by the managements of Bookham and Avanex, in each case excluding, in light of the Nortel Bankruptcy, revenues, accounts receivables and certain other items attributable to Nortel (collectively, the “Nortel Sensitivities”);

Annex E-1

The Board of Directors
Avanex Corporation

(vi) reviewed certain estimates as to the amount and timing of cost savings (“Cost Savings”) anticipated by the managements of Avanex and Bookham to result from the Merger;

(vii) discussed the past and current business, operations, financial condition and prospects of Avanex and Bookham with members of senior managements of Avanex and Bookham;

(viii) discussed with members of senior managements of Avanex and Bookham their assessments as to (a) existing and future relationships, agreements and arrangements with, and the combined company’s ability to retain, key employees, suppliers and customers of Avanex and Bookham (including, without limitation, Nortel) and (b) the products and technology of Avanex and Bookham (including, without limitation, the validity of, risks associated with, and integration by the combined company of, such products and technology);

(ix) reviewed the trading histories for Avanex Common Stock and Bookham Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(x) compared certain financial and stock market information of Avanex and Bookham with similar information of other companies we deemed relevant;

(xi) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(xii) reviewed the relative financial contributions of Avanex and Bookham to the future financial performance of the combined company on a pro forma basis;

(xiii) reviewed certain financial data of Avanex on a standalone basis relative to that of the combined company after giving effect to potential Cost Savings based on the pro forma equity ownership of Avanex’s stockholders upon consummation of the Merger;

(xiv) reviewed various public filings and announcements of Bookham with respect to, and discussed with senior management of Bookham its assessments regarding, outstanding patent infringement litigation pertaining to certain of Bookham’s products, including the status and possible consequences thereof;

(xv) considered the results of our efforts to solicit, at the direction of Avanex, indications of interest from third parties with respect to a possible transaction with Avanex;

(xvi) reviewed the Agreement; and

(xvii) performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Avanex and Bookham that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. As you are aware, although we have requested financial forecasts with respect to Avanex and Bookham, we have been advised by the managements of Avanex and Bookham that such managements have not prepared, and are unable to prepare, current and reliable financial forecasts beyond March 31, 2010 and that there are no publicly available financial forecasts with respect to Avanex or Bookham beyond June 30, 2010. Accordingly, upon the advice of Avanex and Bookham, we have not performed a financial analysis of the future cash flows of either Avanex or Bookham in connection with this opinion. With respect to the Avanex Forecasts and the Adjusted Avanex Forecasts, we have been advised by Avanex, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Avanex as to

Annex E-2

The Board of Directors
Avanex Corporation

the future financial performance of Avanex under the alternative growth scenarios reflected therein and, based on the assessments of the management of Avanex as to the relative likelihood of achieving the future financial results reflected in the Avanex Forecasts and the Adjusted Avanex Forecasts, we have relied, at the direction of Avanex, on the Avanex Forecasts for purposes of our opinion. With respect to the Bookham Forecasts and the Adjusted Bookham Forecasts, we have been advised by Bookham and have assumed, with the consent of Avanex, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Bookham as to the future financial performance of Bookham under the alternative growth scenarios reflected therein and, based on the assessments of the management of Bookham as to the relative likelihood of achieving the future financial results reflected in the Bookham Forecasts and the Adjusted Bookham Forecasts, we have relied, at the direction of Bookham and with the consent of Avanex, on the Bookham Forecasts for purposes of our opinion. With respect to the Nortel Sensitivities and Cost Savings, we have been advised by Avanex and Bookham, and have assumed, with the consent of Avanex, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Avanex and Bookham as to such Nortel Sensitivities and Cost Savings and that the Cost Savings will be realized in the amounts and at the times projected.

We have relied, at the direction of Avanex, upon the assessments of senior managements of Avanex and Bookham as to existing and future relationships, agreements and arrangements with, and the combined company’s ability to retain, key employees, suppliers and customers of Avanex and Bookham (including, without limitation, Nortel) and have assumed, at the direction of Avanex, that such relationships, agreements or arrangements with such employees, suppliers and customers will not be adversely impacted by the Merger. We also have relied, at the direction of Avanex, upon the assessments of senior managements of Avanex and Bookham as to the products and technology of Avanex and Bookham, including, without limitation, the validity of, risks associated with, and integration by the combined company of, such products and technology. We further have relied, at the direction of Avanex, upon the assessments of senior managements of, and legal, bankruptcy and accounting advisors to, Avanex and Bookham as to the potential impact of the Nortel Bankruptcy on Avanex, Bookham and the combined company and have assumed, at the direction of Avanex, that the Nortel Bankruptcy will not adversely impact our opinion. With respect to outstanding patent infringement litigation pertaining to certain of Bookham’s products, we have assumed, with the consent of Avanex and without independent verification, that such litigation will not adversely affect Bookham or the combined company. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Avanex or Bookham, nor have we made any physical inspection of the properties or assets of Avanex or Bookham. We have not evaluated the solvency of Avanex or Bookham under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at Avanex’s direction, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Avanex, Bookham or the contemplated benefits of the Merger. We also have assumed, at the direction of Avanex, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Avanex Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the by the holders of any other class of securities, creditors or other constituencies of Avanex. In addition, no opinion or view is expressed with respect to the fairness of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger,

Annex E-3

The Board of Directors
Avanex Corporation

or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Avanex or in which Avanex might engage or as to the underlying business decision of Avanex to proceed with or effect the Merger. We are not expressing any opinion as to what the value of Bookham Common Stock actually will be when issued or the prices at which Bookham Common Stock or Avanex Common Stock will trade at any time. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger.

We have acted as financial advisor to Avanex in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Avanex has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities trading and brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of corporations and individuals. In the ordinary course of our businesses, we and our affiliates may actively trade the debt, equity or other securities or financial instruments (including bank loans or other obligations) of Avanex, Bookham and certain of their respective affiliates for our own account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or financial instruments.

We and our affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Avanex and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain credit facilities of Avanex, (ii) having acted as agent and book runner in connection with certain equity offerings of Avanex, (iii) having provided or providing certain foreign exchange derivative trading services to Avanex and (iv) having provided or providing certain treasury management services to Avanex.

It is understood that this letter is for the benefit and use of the Board of Directors of Avanex in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Avanex Common Stock.

Very truly yours,

/s/  Banc of America Securities LLC
BANC OF AMERICA SECURITIES LLC

Annex E-4

Annex F

FORM OF CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF BOOKHAM, INC.

A Delaware Corporation

Bookham, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

First:  The name of the Corporation is Bookham, Inc.

Second:  The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was June 29, 2004, as restated on September 9, 2004.

Third:  The Board of Directors of the Corporation, acting in accordance with provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

The first paragraph of Article FOURTH is hereby deleted in its entirety and replaced as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 455,000,000, consisting of (i) 450,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

Fourth:  The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In Witness Whereof, Bookham, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer and attested by its Secretary this   day of          , 2009.

Bookham, Inc.

By:
Alain Couder
President and Chief Executive Officer

ATTEST:

 , Secretary

Annex F-1

Annex G

FORM OF CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION
OF BOOKHAM, INC.

A Delaware Corporation

Bookham, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

First:  The name of the Corporation is Bookham, Inc.

Second:  The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was June 29, 2004, as restated on September 9, 2004.

Third:  The Board of Directors of the Corporation, acting in accordance with provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

The first paragraph of Article FOURTH is hereby deleted in its entirety and replaced as follows:1

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is [     ]2 shares, consisting of (i) [     ]2 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) [     ]2 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each [five (5), six (6), seven (7), eight (8), nine (9), ten (10), eleven (11), twelve (12), thirteen (13), fourteen (14), fifteen (15), sixteen (16), seventeen (17), eighteen (18), nineteen (19), twenty (20), twenty-one (21), twenty-two (22), twenty-three (23), twenty-four (24), twenty-five (25), twenty-six (26), twenty-seven (27), twenty-eight (28), twenty-nine (29), thirty (30)]1 shares of the

1 These amendments approve the combination and reclassification of any whole number of shares of Bookham common stock between and including five (5) and thirty (30) into one (1) share of Bookham common stock, and approve a proportionate reduction in the total number of shares of Bookham common stock and preferred stock that Bookham is authorized to issue (with respect to such proportionate reduction, see note 2 below). By these amendments, the stockholders would approve each of the twenty-six (26) amendments proposed by the Bookham board of directors. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that amendment determined by the Bookham board of directors to be in the best interests of Bookham and its stockholders. The other twenty-five (25) amendments will be abandoned pursuant to Section 242(c) of the Delaware General Corporation Law. The Bookham board of directors may also elect not to effect any reverse stock split and proportionate reduction in the total number of shares of Bookham common stock and preferred stock that Bookham is authorized to issue, in which case all twenty-six (26) proposed amendments will be abandoned.
2 The number shares of each of (i) Bookham’s total authorized capital stock, (ii) Bookham’s total authorized common stock and (iii) Bookham’s total authorized preferred stock would each be reduced on a proportionate basis assuming that the Bookham board of directors elects to effect a reverse stock split, which proportionate reduction will be based on the whole number of shares of Bookham common stock between and including five (5) and thirty (30) that will be combined and reclassified into one (1) share of Bookham common stock in the reverse stock split, as illustrated in the tables under the caption “Effects of the Reverse Stock Split” in the section of the accompanying joint proxy statement/prospectus entitled “Bookham Proposal No. 3 — Amendments to Bookham’s Restated Certificate of Incorporation to Effect a Reverse Stock Split and to Reduce the Number of Authorized Shares of Bookham Common Stock and Preferred Stock.”

Annex G-1

Corporation’s Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall, automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one (1) share of Common Stock, par value $0.01 per share, of the Corporation (“New Common Stock”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued and, in lieu thereof, upon receipt after the Effective Time by the exchange agent selected by the Corporation of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of Old Common Stock, any stockholder who would otherwise be entitled to a fractional share of New Common Stock as a result of the foregoing combination and reclassification of the Old Common Stock (such combination and reclassification, the “Reverse Stock Split”), following the Effective Time (after taking into account all fractional shares of New Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of New Common Stock to which such stockholder would otherwise be entitled multiplied by the closing sales price (as adjusted to give effect to the Reverse Stock Split) of a share of the Corporation’s Common Stock on the NASDAQ Global Market (or, if the Corporation’s Common Stock is not then listed on the NASDAQ Global Market, any other national securities exchange, market or trading or quotation facility on which the Corporation’s Common Stock is then listed or quoted) on the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the respective holders thereof, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined and reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined and reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.”

Fourth:  The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In Witness Whereof, Bookham, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer and attested by its Secretary this   day of          , 2009.

Bookham, Inc.

By:
Alain Couder
President and Chief Executive Officer

ATTEST:

 , Secretary

Annex G-2